As filed with the U.S. Securities and Exchange Commission on June 9, 2021

Registration No. 333-254743

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________________________

Amendment No. 3 to

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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FREYR Battery
(Exact Name of Registrant as Specified in Its Charter)

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Luxembourg	3670	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

412F, route d’Esch, L-2086 Luxembourg
Grand Duchy of Luxembourg
00 352 46 61 11 3721
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

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Maurice Dijols
FREYR Battery
412F, route d’Esch, L-2086 Luxembourg
Grand Duchy of Luxembourg
00 352 46 61 11 3721
(Name, address, including zip code, and telephone number, including area code, of agent for service)

____________________________________

Donald J. Puglisi
Puglisi & Associates
850 Library Avenue #204
Newark, Delaware 19711
(Name, address, including zip code, and telephone number, including area code, of agent for service)

____________________________________

Copies to:

Douglas Ellenoff, Esq. Stuart Neuhauser, Esq. Benjamin S. Reichel, Esq. Jeffrey W. Rubin, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, New York 10105 (212) 370-1300	Danny Tricot, Esq. Denis Klimentchenko, Esq. Skadden, Arps, Slate, Meagher & Flom (UK) LLP 40 Bank Street Canary Wharf London, E14 5DS 44.20.7519.7000

Mark C. Solakian, Esq.
Mark B. Baudler, Esq.
Steven V. Bernard, Esq.
Jennifer Fang, Esq.
Kenisha D. Nicholson, Esq.
Wilson Sonsini Goodrich & Rosati P.C.
28 State Street, 37th floor
Boston, MA 02109
(617) 598-7800

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Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the Business Combination contemplated by the Business Combination Agreement described in the included proxy statement/prospectus have been satisfied or waived.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐	Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Security to be registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price		Amount of Registration Fee(2)
Ordinary shares(3)(9)	35,937,500	$10.33(4)	$371,126,562.50		$40,489.91
Warrants(5)(9)	24,625,000	$2.41(6)	$59,346,250.00		$6,474.68
Ordinary shares issuable on exercise of Warrants(7)(9)	24,625,000	$0(8)	$0	(8)	$0
Total			$430,472,812.50		$46,964.59	(10)

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(1)      All securities being registered will be issued by FREYR Battery, a corporation in the form of a public limited liability company (société anonyme) incorporated under the laws of Luxembourg, with registered office at 412F, route d’Esch, L-2086 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés) under number B 251199 (“Pubco”). In connection with the business combination described herein (the “Business Combination”), (a) Alussa Energy Acquisition Corp., a publicly traded exempted company incorporated under the laws of the Cayman Islands (“Alussa”), will merge with and into Adama Charlie Sub, a newly incorporated exempted company incorporated under the laws of the Cayman Islands, with Alussa continuing as the surviving entity and wholly owned subsidiary of Pubco (“Cayman Merger”), (b) FREYR AS, a company organized under the laws of Norway (“FREYR”), will, following the demerger of the FREYR Wind Business into Sjonfjellet Vindpark Holding AS, a Norwegian company to be established by way of the demerger, merge with and into Norway Sub 2 AS (“Norway Merger Sub 2”), a private limited liability company under the laws of Norway, with Norway Merger Sub 2 continuing as the surviving entity and (c) Norway Sub 1 AS, a private limited liability company under the laws of Norway (“Norway Merger Sub 1”), will merge with and into Pubco, with Pubco continuing as the surviving entity (“Cross-Border Merger”). Following completion of the mergers described above, Alussa and Norway Merger Sub 2 shall be wholly-owned subsidiaries of Pubco, and each issued and outstanding security of Alussa and FREYR will be exchanged for the right of the holder to receive securities of Pubco (or, in the case of those holders of Alussa shares who have properly and validly exercised (and not waived, withdrawn, lost or failed to perfect) their statutory dissenter rights with respect to the Cayman Merger under the Companies Act (2021 Revision), as amended of the Cayman Islands (“Cayman Companies Act”), if any, the right to receive the fair value of such holder’s Alussa shares and such other rights as are granted by the Cayman Companies Act).

(2)      Calculated pursuant to Rule 457 of the Securities Act of 1933, as amended (the “Securities Act”) by calculating the product of (i) the proposed maximum aggregate offering price and (ii) 0.0001091.

(3)      Consists of Pubco Ordinary Shares issuable in exchange for outstanding (i) Class A ordinary shares, par value $0.0001 per share, of Alussa (“Public Shares”), including Class A ordinary shares included in outstanding units of Alussa (“Alussa Units”), each Alussa Unit consisting of one Class A ordinary share of Alussa and one-half of one warrant of Alussa (each whole warrant to purchase one Class A ordinary share of Alussa at an exercise price of $11.50 per share other than the Private Placement Warrants, the “Alussa Public Warrants”), and (ii) Class B ordinary shares, par value $0.0001 per share, of Alussa purchased by the founders of Alussa. Upon the consummation of the Business Combination, all Alussa Units will be separated into their component securities.

(4)      Pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum offering price for the Pubco Ordinary Shares is an amount equal to $10.33, the average of the high and low trading prices of Alussa Class A ordinary shares on the New York Stock Exchange on March 19, 2021 (within five business days prior to the filing date of this Registration Statement).

(5)      All warrants being registered will be issued by Pubco (“Pubco Warrants”). Pursuant to the Business Combination, each outstanding warrant of Alussa, including warrants included in outstanding Alussa Units, will be exchanged for one Pubco Warrant. The Pubco Warrants will be exercisable upon 30 days after the completion of the Business Combination.

(6)      Pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum offering price for the Pubco Warrants is an amount equal to $2.41, the average of the high and low trading prices of Alussa Public Warrants on the New York Stock Exchange on March 19, 2021 (within five business days prior to the filing date of this Registration Statement).

(7)      Consists of Pubco Ordinary Shares issuable upon exercise of Pubco Warrants. Each Pubco Warrant will entitle the warrant holder to purchase one Pubco Ordinary Share at a price of $11.50 per share (subject to adjustment).

(8)      Pursuant to Rules 457(g) promulgated under the Securities Act, no separate registration fee is required.

(9)      Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from shares splits, shares dividends or similar transactions.

(10)    The filing fee has been previously paid.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROXY STATEMENT
SUBJECT TO COMPLETION, DATED JUNE 9, 2021

To the Shareholders of Alussa Energy Acquisition Corp.:

We are pleased to enclose the proxy statement/prospectus relating to the proposed merger of Alussa Energy Acquisition Corp. (“Alussa”) with and into a newly incorporated wholly-owned subsidiary of FREYR Battery, a company incorporated under the laws of Luxembourg (“Pubco”), pursuant to a Business Combination Agreement (as may be amended or supplemented from time to time, the “Business Combination Agreement”), dated January 29, 2021, by and among Alussa, Alussa Energy Sponsor LLC (“Sponsor”), Pubco, FREYR AS (“FREYR”), ATS AS (“Shareholder Representative”), Norway Sub 1 AS (“Norway Merger Sub 1”), Norway Sub 2 AS (“Norway Merger Sub 2”), Adama Charlie Sub (“Cayman Merger Sub”) and the shareholders of FREYR named therein (the “Major Shareholders”) (the transactions contemplated by the Business Combination Agreement collectively, the “Business Combination”). If (i) the Business Combination Agreement is adopted and the Business Combination is approved by Alussa’s shareholders, (ii) the Business Combination Agreement is adopted and the Business Combination is approved by FREYR’s shareholders and (iii) the Business Combination is consummated, then (a) prior to the First Closing, FREYR’s wind farm business (the “FREYR Wind Business”) will be transferred to Sjonfjellet Vindpark Holding AS (“SVPH”), a private limited liability company to be incorporated by way of a Norwegian demerger (the “Norway Demerger”), resulting in such business becoming held by FREYR’s shareholders through SVPH, (b) at the First Closing, Alussa will merge with and into Cayman Merger Sub, with Alussa continuing as the surviving entity and a wholly owned subsidiary of Pubco (the “Cayman Merger”), (c) following the First Closing and prior to the Second Closing, Alussa will distribute all of its interests in Norway Merger Sub 1 to Pubco, (d) at the Second Closing, FREYR will merge with and into Norway Merger Sub 2, with Norway Merger Sub 2 continuing as the surviving entity (the “Norway Merger”), (e) at the Second Closing, Pubco will acquire all preferred shares of Norway Merger Sub 1 (which will be issued in exchange for the FREYR convertible preferred shares as a part of the Norway Merger) from the Company Preferred Share Transferors in exchange for a number of newly issued shares of Pubco and (f) at the Second Closing, Norway Merger Sub 1 will merge with and into Pubco, with Pubco continuing as the surviving entity (the “Cross-Border Merger”).

In accordance with the terms and conditions of the Business Combination Agreement and in accordance with the provisions of applicable law, as a result of the Business Combination:

(i)     Each issued and outstanding unit of Alussa (an “Alussa Unit”) immediately prior to the effective time of the Cayman Merger (the “Cayman Effective Time”) will be separated into its component parts (one Alussa Class A ordinary share and one-half of one Alussa Public Warrant);

(ii)    Each issued and outstanding Class A ordinary share and Class B ordinary share of Alussa (each an “Alussa Ordinary Share”) immediately prior to the Cayman Effective Time will be exchanged for the right of the holder thereof to receive one Pubco ordinary share (a “Pubco Ordinary Share”) or, in the case of dissenting shareholders who have properly and validly exercised (and not waived, withdrawn, lost or failed to perfect) their statutory dissenter rights (“Dissent Rights”) with respect to the Cayman Merger under the Companies Act (2021 Revision), as amended of the Cayman Islands (“Cayman Companies Act”), if any, the right to receive the fair value of such holder’s Alussa Ordinary Shares and such other rights as are granted by the Cayman Companies Act;

(iii)   Each issued and outstanding warrant of Alussa (an “Alussa Warrant”) immediately prior to the Cayman Effective Time will be exchanged for one warrant of Pubco (a “Pubco Warrant”);

(iv)   Each issued and outstanding share of FREYR, each with a nominal value of, after giving effect to the Norway Demerger, NOK 0.00993, (a “FREYR Ordinary Share”) immediately prior to the effective time of the Norway Merger will be exchanged for the right of the holder thereof to receive corresponding shares of Norway Merger Sub 1;

(v)    Each issued and outstanding share of Norway Merger Sub 1 (other than shares of Norway Merger Sub 1 held by Pubco) immediately prior to the effective time of the Cross-Border Merger will be exchanged for the right of the holder to receive a number of Pubco Ordinary Shares determined based on a formula described in the accompanying proxy statement/prospectus (the “Exchange Ratio”), which is expected to be 0.179038 Pubco Ordinary Shares; and

(vi)   Each issued and outstanding option or warrant of FREYR (each a “FREYR Option” and “FREYR Warrant,” respectively), after giving effect to the Norway Demerger, immediately prior to the effective time of the Norway Merger, will be exchanged for the holder thereof to receive Pubco Options and Pubco Warrants, respectively, determined based on the Exchange Ratio, with the exercise price of each such Pubco Warrant and Pubco Option being equal to the exercise price of the corresponding option or warrant of FREYR in effect immediately prior to the effective time of the Norway Merger, divided by the Exchange Ratio.

As a result of the Business Combination, Pubco will become a new public company, Alussa will become a wholly-owned subsidiary of Pubco, and the legacy business of FREYR other than the FREYR Wind Business will be operated by a wholly-owned subsidiary of Pubco. The former security holders of Alussa and FREYR will become security holders of Pubco.

The total number of Pubco Ordinary Shares expected to be issued in connection with the Business Combination is 138,482,000 (based on the assumptions that FREYR Warrants and FREYR Options were all cash settled but the Alussa Warrants were still outstanding and created no dilution and no Dissent Rights provided by the Cayman Companies Act are exercised by Alussa shareholders). Holders of Alussa Ordinary Shares outstanding immediately prior to the Cayman Effective Time will hold in aggregate approximately 26% of the issued and outstanding Pubco Ordinary Shares immediately following the Business Combination (assuming no redemption of Alussa Ordinary Shares in connection with the Business Combination as permitted by the Alussa Articles, no Dissent Rights provided by the Cayman Companies Act are exercised and excluding any equity awards that may be issued under the proposed 2021 Plan following the Business Combination).

Alussa’s Units, Alussa Class A ordinary shares and Alussa Public Warrants are publicly traded on the New York Stock Exchange (the “NYSE”). Pubco will apply to list the Pubco Ordinary Shares and Pubco Warrants on the NYSE under the symbols “FREY” and “FREY WS”, respectively, upon the effective time of the Cayman Merger. All Alussa securities will cease to be listed on the NYSE upon consummation of the Business Combination.

Alussa will hold an extraordinary general meeting of Alussa shareholders (the “Alussa Special Meeting”) to consider matters relating to the proposed Business Combination. Alussa cannot complete the Business Combination unless the requisite number of Alussa shareholders and FREYR shareholders vote to adopt the Business Combination Agreement and approve the transactions contemplated thereby. Alussa is sending you this proxy statement/prospectus to ask you to vote in favor of these and the other matters described in this document.

The Alussa Special Meeting will be a completely virtual meeting of shareholders, which will be conducted via live webcast. You will be able to attend the Alussa Special Meeting online, vote and submit your questions during the Alussa Special Meeting by visiting https://www.cstproxy.com/alussaenergy/2021, and the webcast facility will allow shareholders and all other persons participating in the meeting to communicate with each other during the meeting. We are pleased to utilize the virtual shareholder meeting technology in order to (i) provide ready access and cost savings for our shareholders and Alussa, and (ii) promote social distancing pursuant to guidance provided by the Centers for Disease Control and Prevention and the U.S. Securities and Exchange Commission due to the novel Coronavirus. The virtual meeting format allows you to attend the Alussa Special Meeting from any location in the world. The virtual Alussa Special Meeting will be held on June 25, 2021 at 10:00 a.m. Eastern Time.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF ALUSSA ORDINARY SHARES YOU OWN.

If you are a holder of record of Alussa Ordinary Shares on the Record Date, to ensure your representation at the Alussa Special Meeting, please complete and return the enclosed proxy card by following the instructions contained in this proxy statement/prospectus.

Please submit your proxy promptly whether or not you expect to participate in the Alussa Special Meeting and, in any event so as to be received by Alussa, care of Morrow Sodali LLC, at 470 West Avenue, 3rd Floor, Stamford, Connecticut 06902 no later than 10:00 a.m. Eastern Time, on June 23, 2021 being 48 hours prior to the time appointed for the holding of the Alussa Special Meeting (or, in the case of an adjournment, no later than 48 hours before the time appointed for the holding of the adjourned Alussa Special Meeting). Submitting a proxy now will NOT prevent you from being able to vote online during the virtual meeting.

If you hold your Alussa Ordinary Shares in “street name” or in a margin or similar account, which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must instruct your broker, bank or other nominee how to vote the shares you beneficially own in accordance with the voting instruction form you receive from your broker, bank or other nominee. If you wish to virtually attend the Alussa Special Meeting and vote, you must contact your broker, bank or other nominee to obtain a legal proxy and instructions on the procedures to be followed. Beneficial investors who own their investments through a bank or broker will need to contact Continental Stock Transfer & Trust Company to receive a control number at least 72 hours before the Alussa Special Meeting.

The Alussa board of directors has unanimously approved the Business Combination Agreement and the transactions contemplated thereby and recommends that its shareholders vote “FOR” adoption of the Business Combination Agreement, and “FOR” the other matters to be considered at the Alussa Special Meeting.

More information about Alussa, FREYR, Pubco, the Business Combination Agreement, the Business Combination and the other transactions contemplated thereby is contained in this proxy statement/prospectus. Alussa and FREYR urge you to read the accompanying proxy statement/prospectus, including the financial statements and annexes and other documents referred to herein, carefully and in their entirety. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER THE SECTION TITLED “RISK FACTORS” BEGINNING ON PAGE 63 OF THIS PROXY STATEMENT/PROSPECTUS.

If you have any questions or need assistance voting your Alussa Ordinary Shares, please contact Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing ALUS.info@investor.morrowsodali.com.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Business Combination or the other transactions described in this proxy statement/prospectus or any of the securities to be issued in the Business Combination, passed upon the merits or fairness of the Business Combination or related transactions or passed upon the adequacy or accuracy of the disclosure in this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated June 9, 2021, and is first being mailed to shareholders of Alussa on or about June 14, 2021.

Very truly yours,

Daniel Barcelo, Chief Executive Officer of Alussa

ALUSSA ENERGY ACQUISITION CORP.
PO Box 500, 71 Fort Street
Grand Cayman KY1-1106
Cayman Islands

NOTICE OF EXTRAORDINARY GENERAL MEETING
TO BE HELD ON JUNE 25, 2021

TO THE SHAREHOLDERS OF ALUSSA ENERGY ACQUISITION CORP.:

NOTICE IS HEREBY GIVEN that an Extraordinary General Meeting of Alussa Energy Acquisition Corp., a Cayman Islands exempted company (“Alussa”), will be held at 10:00 a.m. Eastern Time, on June 25, 2021. The meeting will be a completely virtual meeting of shareholders, which will be conducted via live webcast at the following link https://www.cstproxy.com/alussaenergy/2021. You are cordially invited to attend the virtual meeting, which will be held for the following purposes:

1)      The Business Combination Proposal — To consider and vote upon a proposal to approve (a) the Business Combination Agreement, dated as of January 29, 2021 (as may be amended from time to time, the “Business Combination Agreement”), by and among Alussa, Alussa Energy Sponsor LLC (“Sponsor”), FREYR Battery, a corporation in the form of a public limited liability company (société anonyme) incorporated under the laws of Luxembourg, with registered office at 412F, route d’Esch, L-2086 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés) under number B 251199 (“Pubco”), FREYR AS, a company organized under the laws of Norway (“FREYR”), ATS AS (“Shareholder Representative”), Norway Sub 1 AS (“Norway Merger Sub 1”), Norway Sub 2 AS (“Norway Merger Sub 2”), Adama Charlie Sub (“Cayman Merger Sub”) and the shareholders of FREYR named therein (the “Major Shareholders”), which, among other things, provides for (i) prior to the First Closing, the transfer of FREYR’s wind farm business to Sjonfjellet Vindpark Holding AS (“SVPH”), a private limited liability company to be incorporated by way of the Norway Demerger resulting in such business becoming held by FREYR’s shareholders through SVPH, (ii) the merger of Alussa with and into Cayman Merger Sub, with Alussa continuing as the surviving entity and a wholly owned subsidiary of Pubco (the “Cayman Merger”), (iii) Alussa distributing all of its interests in Norway Merger Sub 1 to Pubco, (iv) FREYR merging with and into Norway Merger Sub 2, with Norway Merger Sub 2 continuing as the surviving entity, (v) Pubco acquiring all preferred shares of Norway Merger Sub 1 (which will be issued in exchange for the FREYR convertible preferred shares as a part of the Norway Merger) from the Company Preferred Share Transferors in exchange for a number of newly issued shares of Pubco, and (vi) Norway Merger Sub 1 merging with and into Pubco, with Pubco continuing as the surviving entity, and (b) the transactions contemplated by such agreement (the transactions contemplated by the Business Combination Agreement collectively, the “Business Combination”) — we refer to this proposal as the “Business Combination Proposal” and a copy of the Business Combination Agreement is attached to the accompanying proxy statement/prospectus as Annex A;

2)      The Merger Proposal — To consider and vote upon a proposal to approve the plan of merger to be filed with the Registrar of Companies of the Cayman Islands in respect of the Cayman Merger (the “Plan of Merger”), thereby approving the Cayman Merger — we refer to this proposal as the “Merger Proposal” and a copy of the form of the Plan of Merger is attached to the accompanying proxy statement/prospectus as Annex C;

3)      The Share Issuance Proposal — To consider and vote upon a proposal to approve, for purpose of complying with the NYSE Listed Company Manual: (i) the issuance of more than 20% of the issued and outstanding Pubco Ordinary Shares (as defined herein) and the resulting change of control in connection with the Business Combination; and (ii) the issuance of up to 60,000,000 Pubco Ordinary Shares in connection with the PIPE Investment (as defined herein), upon the completion of the Business Combination;

4)      The Incentive Plan Proposal — To consider and vote upon a proposal to approve the adoption by Pubco of the 2021 Equity Incentive Plan of Pubco — we refer to this proposal as the “Incentive Plan Proposal” and a copy of the form of the 2021 Equity Incentive Plan is attached to the accompanying proxy statement/prospectus as Annex D; and

5)      The Adjournment Proposal — To consider and vote upon a proposal to adjourn the Extraordinary General Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Extraordinary General Meeting, there are not sufficient votes to approve one or more proposals presented to shareholders for a vote or if holders of the Public Shares have elected to redeem an amount of Public Shares such that the minimum available cash condition to the Closing would not be satisfied.

In connection therewith, at the Extraordinary General Meeting shareholders will be asked to consider and, if thought fit, approve the following resolutions 1, 3 and 4 as ordinary resolutions and resolution 2 as a special resolution, and only if, based upon the tabulated vote at the time of the Extraordinary General Meeting, there are not sufficient votes to approve one or more of resolutions 1, 2, 3 or 4, shareholders may be asked to consider and, if thought fit, approve resolution 5 as an ordinary resolution (together, the “Resolutions”):

Resolution 1: The Business Combination Resolution

RESOLVED THAT, subject to and conditional upon the passing of resolutions 2 and 3 and as an ordinary resolution, that the entry into the Business Combination Agreement, dated as of January 29, 2021, attached to the accompanying proxy statement/prospectus as Annex A (the “Business Combination Agreement”), by and among Alussa Energy Acquisition Corp. (“Company”), Alussa Energy Sponsor LLC (“Sponsor”), FREYR Battery, a corporation in the form of a public limited liability company (société anonyme) incorporated under the laws of Luxembourg, with registered office at 412F, route d’Esch, L-2086 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés) under number B 251199 (“Pubco”), FREYR AS, a company organized under the laws of Norway (“FREYR”), ATS AS (“Shareholder Representative”), Norway Sub 1 AS (“Norway Merger Sub 1”), Norway Sub 2 AS (“Norway Merger Sub 2”), Adama Charlie Sub (“Cayman Merger Sub”) and the shareholders of FREYR named therein (the “Major Shareholders”) and the transactions contemplated thereby (the transactions contemplated by the Business Combination Agreement collectively, the “Business Combination”) be and are approved and adopted in all respects on behalf of the Company and that the directors and officers of the Company, or persons authorized by the directors of the Company, be and are authorized and directed to execute all documents and take all necessary or desirable actions in order to effect such Business Combination.

Resolution 2: The Merger Resolution

RESOLVED THAT, subject to and conditional upon the passing of resolutions 1 and 3 and as a special resolution, the plan of merger (substantially in the form attached to the accompanying proxy statement/prospectus, as Annex C) be and is authorized, approved and adopted in all respects on behalf of the Company.

Resolution 3: The Share Issuance Resolution

RESOLVED THAT, subject to and conditional upon the passing of resolutions 1 and 2 and as an ordinary resolution, for the purposes of complying with applicable NYSE Listed Company Manual rules, the issuance of more than 20% of Pubco’s issued and outstanding ordinary shares, and 20% or more of the voting power of Pubco’s ordinary shares, in financing transactions in connection with the proposed Business Combination be and is approved in all respects.

RESOLUTION 4: THE INCENTIVE PLAN RESOLUTION

RESOLVED THAT, as an ordinary resolution and conditioned upon the passing of resolutions 1, 2 and 3, the adoption by Pubco of its 2021 equity incentive plan (substantially in the form attached to the accompanying proxy statement/prospectus, as Annex D) be and is authorized, approved and adopted in all respects.

Resolution 5: The Adjournment Resolution

RESOLVED THAT, as an ordinary resolution, this meeting stands adjourned sine die to a later date or dates to be determined by the chairman of the meeting for consideration of the business left unfinished at this meeting.

Notes to the Notice of Extraordinary General Meeting

The items of business for the Extraordinary General Meeting are described in the attached proxy statement/prospectus, which we encourage you to read in its entirety before voting.

Entitlement to attend and vote

Only holders of record of Class A ordinary shares and Class B ordinary shares of Alussa at the close of business on April 30, 2021 (the “Record Date”) are entitled to notice of the Extraordinary General Meeting and to vote and have their votes counted at the Extraordinary General Meeting and any adjournments or postponements of the Extraordinary General Meeting.

A complete list of Alussa shareholders of record entitled to vote at the Extraordinary General Meeting will be available for ten (10) days before the meeting at Transfer Agent’s offices for inspection by shareholders during ordinary business hours for any purpose germane to the meeting.

Board recommendation

After careful consideration, Alussa’s board of directors has determined that the Business Combination Proposal, the Merger Proposal, the Share Issuance Proposal, the Incentive Plan Proposal and the Adjournment Proposal are fair to and in the best interests of Alussa and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, “FOR” the Share Issuance Proposal, “FOR” the Incentive Plan Proposal and “FOR” the Adjournment Proposal, if presented.

Under the Business Combination Agreement, approval of each of the Business Combination Proposal, the Merger Proposal, and the Share Issuance Proposal by Alussa’s shareholders are conditions to the consummation of the Business Combination. The Business Combination Proposal, the Merger Proposal and the Share Issuance Proposal are conditioned on the approval of each other. As such, in the event that any of the Business Combination Proposal, the Merger Proposal or the Share Issuance Proposal do not receive the requisite vote for approval, then Alussa will not consummate the Business Combination. The Incentive Plan Proposal will not be submitted for shareholder vote at the Alussa Special Meeting if the Business Combination Proposal, the Merger Proposal and the Share Issuance Proposal are not approved. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

Appointment of proxies

All Alussa shareholders as at the Record Date are cordially invited to attend the Extraordinary General Meeting virtually. If you are a holder of record of Alussa Ordinary Shares on the Record Date, to ensure your representation at the Extraordinary General Meeting you are still urged to complete, sign, date and return the enclosed proxy card as soon as possible in the envelope provided and, in any event so as to be received by Alussa, care of Morrow Sodali LLC, at 470 West Avenue, 3rd Floor, Stamford, Connecticut 06902 no later than 10:00 a.m. Eastern Time, on June 23, 2021 being 48 hours before the time appointed for the holding of the Extraordinary General Meeting (or, in the case of an adjournment, no later than 48 hours before the time appointed for the holding of the adjourned meeting). In the case of joint shareholders, where more than one of the joint shareholders purports to appoint a proxy, only the appointment submitted by the most senior holder (being the first named holder in respect of the shares in Alussa’s register of members) will be accepted. If you are a holder of record of Alussa Ordinary Shares as at the Record Date, you may also attend and cast your vote virtually at the Extraordinary General Meeting. Submitting a proxy now will NOT prevent you from being able to attend and vote online during the virtual meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker, bank or other nominee on how to vote your shares or, if you wish to attend the Extraordinary General Meeting and vote virtually, obtain a legal proxy from your broker, bank or other nominee. Beneficial investors who own their investments through a bank or broker will need to contact Continental Stock Transfer & Trust Company to receive a control number at least 72 hours before the Alussa Special Meeting.

In the case of a shareholder that is a natural person, the proxy card must be executed under the hand of the shareholder or his or her attorney. In the case of a shareholder that is a corporation or other non-natural person, the proxy card must be executed on its behalf by a duly authorized representative or attorney for the corporation. Any power of attorney or any other authority under which the proxy card is signed (or a duly certified copy of such power of attorney or authority) must be included with the proxy card.

A vote withheld is not a vote in law, which means that the vote will not be counted in the calculation of votes for or against the Resolutions. If you return your proxy card without an indication of how you wish to vote, your shares will be voted in favor of each of the Resolutions presented at the Extraordinary General Meeting.

Changing proxy instructions

To change your proxy instructions simply complete, sign, date and return a new proxy card following the procedure set out in the notes above. Note that the cut off time for receipt of proxy appointments specified in those notes also applies in relation to amended proxy instructions. Any amended proxy appointment received after the specified cut off time will be disregarded.

Termination of proxy appointment

In order to revoke a proxy instruction you will need to send a notice clearly stating your intention to revoke your proxy appointment to Alussa, care of Morrow Sodali LLC, at 470 West Avenue, 3rd Floor, Stamford, Connecticut 06902. In the case of a shareholder that is a natural person, the revocation notice must be executed under the hand of the shareholder or his or her attorney. In the case of a shareholder that is a corporation or other non-natural person, the revocation notice must be executed on its behalf by a duly authorized representative or attorney for the corporation. Any power of attorney or any other authority under which the revocation notice is signed (or a duly certified copy of such power of attorney or authority) must be included with the revocation notice.

The revocation notice must be received by Alussa no later than 10:00 a.m. Eastern Time, on June 23, 2021 being 48 hours before the time appointed for the holding of the Extraordinary General Meeting (or, in the case of an adjournment, no later than 48 hours before the time appointed for the holding of the adjourned meeting).

If you attempt to revoke your proxy instruction but the revocation notice is received after the time specified then your proxy will remain valid. Notwithstanding the foregoing, submitting a proxy will NOT prevent you from being able to attend and vote online during the virtual meeting. If you have submitted a proxy and attend the Extraordinary General Meeting, your proxy appointment will automatically be terminated.

Corporate representatives

A corporation or other non-natural person which is a shareholder can appoint one or more corporate representatives who may exercise, on its behalf, all its powers as a shareholder provided that no more than one corporate representative exercise powers over the same share.

Shares held in “street name”

If you hold your Alussa Ordinary Shares in “street name” or in a margin or similar account, which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must instruct your broker, bank or other nominee how to vote the shares you beneficially own in accordance with the voting instruction form you receive from your broker, bank or other nominee. If you wish to virtually attend the Alussa Special Meeting and vote, you must contact your broker, bank or other nominee to obtain a legal proxy and instructions on the procedures to be followed. Beneficial investors who own their investments through a bank or broker will need to contact Continental Stock Transfer & Trust Company to receive a control number at least 72 hours before the Alussa Special Meeting.

Voting

Voting on all resolutions at the Extraordinary General Meeting will be conducted by way of a poll rather than on a show of hands. On a poll votes are counted according to the number of shares registered in each shareholder’s name, with each ordinary share carrying one vote.

Results of the voting

As soon as practicable following the Extraordinary General Meeting, the results of the voting will be announced via a regulatory information service and also placed on Alussa’s website.

Your vote is important regardless of the number of ALUSSA ORDINARY shares you own. Whether you plan to attend the Extraordinary General Meeting or not, if you are a holder of record of Alussa Ordinary Shares on the Record Date, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided and, in any event so as to be received by Alussa, care of Morrow Sodali LLC, at 470 West Avenue, 3rd Floor, Stamford, Connecticut 06902 no later than 10:00 a.m. Eastern Time, on June 23, 2021 being 48 hours before the time appointed for the holding of the Extraordinary General Meeting (or, in the case of an adjournment, no later than 48 hours before the time appointed for the holding of the adjourned meeting). If your Alussa Ordinary Shares are held in “street name” or are in a margin or similar account, which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors

________________________________
Daniel Barcelo
Chief Executive Officer and President

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS. TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND THAT ALUSSA REDEEM YOUR SHARES FOR CASH NO LATER THAN 5:00 P.M. EASTERN TIME ON JUNE 23, 2021 (TWO (2) BUSINESS DAYS PRIOR TO THE MEETING) BY (A) DELIVERING A CONVERSION NOTICE TO ALUSSA’S TRANSFER AGENT AND (B) TENDERING YOUR SHARES TO ALUSSA’S TRANSFER AGENT. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATES TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF YOU VOTE ON THE BUSINESS COMBINATION PROPOSAL, YOU MAY VOTE EITHER FOR OR AGAINST SUCH PROPOSAL WITHOUT AFFECTING YOUR ELIGIBILITY FOR EXERCISING REDEMPTION RIGHTS. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “EXTRAORDINARY GENERAL MEETING OF ALUSSA SHAREHOLDERS — REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

This proxy statement/prospectus is dated June 9, 2021 and is first being mailed to Alussa Energy Acquisition Corp. shareholders on or about June 14, 2021.

The information in this proxy statement/prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission, of which this proxy statement/prospectus is a part, is declared effective. This proxy statement/prospectus does not constitute an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 9, 2021

PRELIMINARY PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF

ALUSSA ENERGY ACQUISITION CORP.

PROSPECTUS FOR UP TO 35,937,500 ORDINARY SHARES
AND 24,625,000 WARRANTS OF

FREYR BATTERY

The board of directors of Alussa Energy Acquisition Corp., a Cayman Islands exempted company (“Alussa”) has unanimously approved the Business Combination Agreement, dated as of January 29, 2021 (as may be amended from time to time, the “Business Combination Agreement”), by and among Alussa, Alussa Energy Sponsor LLC (“Sponsor”), FREYR Battery, a corporation in the form of a public limited liability company (société anonyme) incorporated under the laws of Luxembourg, with registered office at 412F, route d’Esch, L-2086 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés) under number B 251199, FREYR AS, a private limited liability company organized under the laws of Norway (“FREYR”), ATS AS (“Shareholder Representative”), Norway Sub 1 AS, a private limited liability company organized under the laws of Norway (“Norway Merger Sub 1”), Norway Sub 2 AS, a private limited liability company organized under the laws of Norway (“Norway Merger Sub 2”), Adama Charlie Sub, a Cayman Islands exempted company (“Cayman Merger Sub”) and the shareholders of FREYR named therein (the “Major Shareholders”), which, among other things, provides for (i) prior to the First Closing, the transfer of FREYR’s wind farm business (the “FREYR Wind Business”) to Sjonfjellet Vindpark Holding AS (“SVPH”), a private limited liability company under the laws of Norway to be incorporated by way of a Norwegian demerger resulting in such business becoming held by FREYR’s shareholders through SVPH (the “Norway Demerger”), (ii) the merger of Alussa with and into Cayman Merger Sub, with Alussa continuing as the surviving entity and a wholly owned subsidiary of Pubco (the “Cayman Merger”), (iii) Alussa distributing all of its interests in Norway Merger Sub 1 to Pubco, (iv) FREYR merging with and into Norway Merger Sub 2, with Norway Merger Sub 2 continuing as the surviving entity (the “Norway Merger”), (v) Pubco acquiring all preferred shares of Norway Merger Sub 1 (which will be issued in exchange for the FREYR convertible preferred shares as a part of the Norway Merger) from the Company Preferred Share Transferors in exchange for a number of newly issued shares of Pubco and (vi) Norway Merger Sub 1 merging with and into Pubco, with Pubco continuing as the surviving entity (the “Cross-Border Merger”) (collectively with the other transactions described in the Business Combination Agreement, the “Business Combination”).

Pursuant to the Business Combination Agreement, upon the consummation of the Business Combination, (i) each issued and outstanding Class A ordinary share and Class B ordinary share of Alussa (each an “Alussa Ordinary Share”) immediately prior to the effective time of the Cayman Merger (the “Cayman Effective Time”) will be exchanged for the right of the holder thereof to receive one Pubco ordinary share (a “Pubco Ordinary Share”) or, in the case of dissenting shareholders who have properly and validly exercised (and not waived, withdrawn, lost or failed to perfect) their statutory dissenter rights with respect to the Cayman Merger under the Cayman Companies Act, if any, the right to receive the fair value of such holder’s Alussa Ordinary Shares and such other rights as are granted by the Cayman Companies Act (“Dissent Rights”); (ii) each issued and outstanding Private Placement Warrant and each issued and outstanding Alussa Public Warrant immediately prior to the Cayman Effective Time will be exchanged for one private warrant of Pubco (a “Pubco Private Warrant”) and one Pubco Public Warrant, respectively; (iii) each issued and outstanding unit of Alussa (an “Alussa Unit”) immediately prior to the Cayman Effective Time will be separated into its component parts (one Alussa Class A ordinary share and one-half of one Alussa Public Warrant), with each Alussa Class A ordinary share to be exchanged for one Pubco Ordinary Share as described in (i) above and each whole Alussa Public Warrant to be exchanged for one Pubco Public Warrant, as described in (ii) above; (iv) each issued and outstanding share of FREYR, after giving effect to the Norway Demerger (a “FREYR Ordinary Share”), immediately prior to the effective time of the Norway Merger will be exchanged for the right of the holder thereof to receive corresponding securities of Norway Merger Sub 1; (v) each issued and outstanding share of Norway Merger Sub 1 (other than shares of Norway Merger Sub 1 held by Pubco) immediately prior to the effective time of the Cross-Border Merger will be exchanged for the right of the holder to receive a number of Pubco Ordinary Shares determined based on a formula described in the accompanying proxy statement/prospectus (the “Exchange Ratio”), which is expected to be 0.179038 Pubco Ordinary Shares and (vi) each issued and outstanding warrant or option of FREYR (other than the Preferred Share Linked Warrants, which will be exchanged for warrants of Norway Merger Sub 1, which will in turn be cancelled), after giving effect to the Norway Demerger, immediately prior to the effective time of the Norway Merger, will be exchanged for the holder thereof to receive, respectively, Pubco Warrants and Pubco Options determined based on the Exchange Ratio, with the exercise price of each such Pubco Warrant and Pubco Option being equal to the exercise price of the corresponding option or warrant of FREYR in effect immediately prior to the effective time of the Norway Merger, divided by the Exchange Ratio. This proxy statement/prospectus covers the issuance by Pubco of the securities described in items (i) to (iii) above, consisting of an aggregate of 35,937,500 Pubco Ordinary Shares to the existing Alussa shareholders, 24,625,000 Pubco Warrants to the existing Alussa warrant holders and 24,625,000 Pubco Ordinary Shares issuable upon exercise of such Pubco Warrants. The Pubco Warrants will be exercisable upon 30 days after the completion of the Business Combination.

As a result of the Business Combination, Pubco will become a new public company, Alussa will become a wholly-owned subsidiary of Pubco, and the legacy business of FREYR other than the FREYR Wind Business will be operated by a wholly-owned subsidiary of Pubco. The former security holders of Alussa and FREYR will become security holders of Pubco. As a result of the Business Combination, assuming that no shareholders of Alussa elect to redeem their Public Shares for cash in connection therewith as permitted by the Alussa Articles or exercise their Dissent Rights in accordance with the Cayman Companies Act, the former shareholders of Alussa and FREYR will own approximately 26% and 28%, respectively, of the Pubco Ordinary Shares to be outstanding immediately after the Business Combination. If 94% of Alussa’s Class A ordinary shares are redeemed, such percentages will be approximately 9% and 35%, respectively.

Proposals to approve the Business Combination Agreement and the other matters discussed in this proxy statement/prospectus will be presented at the Extraordinary General Meeting of Alussa scheduled to be held at 10:00 a.m. Eastern Time on June 25, 2021 (the “Alussa Special Meeting”).

Alussa Units, Alussa Ordinary Shares and Alussa Warrants are currently listed on the NYSE under the symbols “ALUS.U”, “ALUS”, and “ALUS.WS”, respectively. Pubco will apply for listing, to be effective at the time of the First Closing, of the Pubco Ordinary Shares and the Pubco Warrants on the NYSE under the proposed symbols FREY and FREY WS, respectively. There is no assurance that Pubco will be able to satisfy NYSE listing criteria necessary for listing or will be able to continue to satisfy such criteria following the consummation of the Business Combination. Pubco will not have units traded following the consummation of the Business Combination.

Each of Alussa and Pubco is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and a “smaller reporting company” as defined in Item 10(f)(1) or Regulation S-K and has elected to comply with certain reduced public company reporting requirements.

This proxy statement/prospectus does not serve as a prospectus for the Pubco securities that FREYR shareholders will receive in the Business Combination, as such shares will be offered to such holders in an offering exempt from the registration requirements of the Securities Act of 1933.

This proxy statement/prospectus provides you with detailed information about the Business Combination and other matters to be considered at the Alussa Special Meeting. We encourage you to carefully read this entire document. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 63 of this proxy statement/prospectus for a discussion of information that should be considered before voting on the proposed Business Combination and each of the other matters to be presented at the Alussa Special Meeting.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Business Combination or the other transactions described in this proxy statement/prospectus or any of the securities to be issued in the Business Combination, passed upon the merits or fairness of the Business Combination or related transactions or passed upon the adequacy or accuracy of the disclosure in this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated June 9, 2021, and is first being mailed to Alussa security holders on or about June 14, 2021.

i

ii

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission, or SEC, by Pubco (File No. 333-254743), constitutes a prospectus of Pubco under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the Pubco Ordinary Shares to be issued to Alussa shareholders, the Pubco Warrants to be issued to Alussa Warrant holders and the Pubco Ordinary Shares underlying such Pubco Warrants, if the Business Combination described herein is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the Alussa Special Meeting at which Alussa shareholders will be asked to consider and vote upon a proposal to approve the Business Combination by the approval and adoption of the Business Combination Agreement, among other matters.

No person is authorized to give any information or to make any representation with respect to the matters that this proxy statement/prospectus describes other than those contained in this proxy statement/prospectus, and, if given or made, the information or representation must not be relied upon as having been authorized by Pubco, Alussa or FREYR. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities or a solicitation of a proxy in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or a solicitation. Neither the delivery of this proxy statement/prospectus nor any distribution of securities made under this proxy statement/prospectus will, under any circumstances, create an implication that there has been no change in the affairs of Pubco, Alussa or FREYR since the date of this proxy statement/prospectus or that any information contained herein is correct as of any time subsequent to such date.

INDUSTRY AND MARKET DATA

In this proxy statement/prospectus, FREYR relies on and refers to industry data, information and statistics regarding the markets in which it competes from research as well as from publicly available information, industry and general publications and research and studies conducted by third parties. FREYR has supplemented this information where necessary with its own internal estimates, considering publicly available information about other industry participants and FREYR management’s best view as to information that is not publicly available. This information appears in “FREYR’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Industry Overview,” “Information about FREYR” and other sections of this proxy statement/prospectus. FREYR has taken such care as we consider reasonable in the extraction and reproduction of information from such data from third party sources.

Industry publications, research, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this proxy statement/prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the forecasts or estimates from independent third parties and us.

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms the “Company” and “FREYR” refer to FREYR AS, a company organized under the laws of Norway, and their consolidated subsidiaries, and the term “Alussa” refers to Alussa Energy Acquisition Corp., a Cayman Islands exempted company. “Pubco” refers to FREYR Battery, a newly incorporated Luxembourg company.

In this document:

“2021 Plan” means the 2021 Equity Incentive Plan of Pubco.

“24M” means 24M Technologies, Inc., a Delaware corporation.

“24M License” means the license and services agreement with 24M, dated December 15, 2020, as amended.

“Adjournment Proposal” means a proposal to adjourn the Alussa Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Alussa Special Meeting, there are not sufficient votes to approve one or more proposals presented to shareholders for a vote or if holders of the Public Shares have elected to redeem an amount of Public Shares such that the Minimum Cash Condition would not be satisfied.

“Alussa” means Alussa Energy Acquisition Corp., a Cayman Islands exempted company.

“Alussa Articles” means the Amended and Restated Memorandum and Articles of Association of Alussa adopted on November 25, 2019.

“Alussa Initial Shareholders” means holders of Founder Shares prior to the IPO, including the Sponsor and certain directors of Alussa.

“Alussa Ordinary Shares” means Alussa’s Class A ordinary shares and Class B ordinary shares.

“Alussa Public Warrant” means each whole warrant (other than the Private Placement Warrants), entitling the holder thereof to purchase one Alussa Class A ordinary share at a price of $11.50 per share as issued by Alussa as part of its initial public offering on November 25, 2019.

“Alussa Special Meeting” means the Extraordinary General Meeting of Alussa, to be held virtually on June 25, 2021 at 10 a.m. Eastern Time.

“Alussa Units” means the Alussa units issued in the IPO, each consisting of one Class A ordinary share and one-half of one Alussa Public Warrant.

“Alussa Warrants” means Private Placement Warrants and Alussa Public Warrants, collectively.

“Ancillary Agreements” means certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, including the 2021 Plan, the Subscription Agreements, the Registration Rights Agreement, Purchaser Shareholder Irrevocable Undertakings, the FREYR Shareholder Irrevocable Undertakings, the Company Preferred Share Acquisition Agreement and the Lock-Up Agreements.

“Base Consideration” means $410,550,000.

“Broker Non-Vote” means the failure of a person, who holds its shares in “street name” through a broker, bank or other nominee, to give voting instructions to such broker, bank or other nominee.

“Business Combination” or “Transactions” means the Mergers and the other transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the Business Combination Agreement, dated as of January 29, 2021, as it may be amended from time to time, by and among Alussa, the Purchaser Representative, FREYR, the Shareholder Representative, Pubco, the Merger Subs and the Major Shareholders.

“Business Combination Proposal” means a proposal to approve the Business Combination Agreement and the Business Combination.

“Cayman Companies Act” means the Companies Act (2021 Revision), as amended, of the Cayman Islands.

“Cayman Effective Time” means the effective time of the Cayman Merger.

“Cayman Merger” means the merger pursuant to the terms of the Business Combination Agreement and the Plan of Merger whereby Alussa will merge with and into Cayman Merger Sub, with Alussa continuing as the surviving entity.

“Cayman Merger Sub” means Adama Charlie Sub, an exempted company incorporated under the laws of the Cayman Islands.

“Class A ordinary shares” means the class A ordinary shares of Alussa, par value $0.0001 per share.

“Class B ordinary shares” means the class B ordinary shares of Alussa, par value $0.0001 per share.

“Closing” means the closing of the Business Combination.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Preferred Share Transferors” means Encompass Capital Master Fund LP, BEMAP Master Fund Ltd. and Encompass Capital E L Master Fund L.P.

“Cross-Border Effective Time” means the effective time of the Cross-Border Merger.

“Cross-Border Merger” means the merger pursuant to the terms of the Business Combination Agreement whereby Norway Merger Sub 1 will merge with and into Pubco, with Pubco continuing as the surviving entity.

“Dissent Rights” means the right of each holder of record of Alussa Ordinary Shares to dissent in respect of the Cayman Merger pursuant to Section 238 of the Cayman Companies Act.

“Dissenting Alussa Ordinary Shares” means Alussa Ordinary Shares that are (i) issued and outstanding immediately prior to the Cayman Effective Time and (ii) held by holders who have validly exercised their rights to dissent from the Cayman Merger in accordance with Section 238 of the Cayman Companies Act (and not waived, withdrawn, lost or failed to perfect such rights).

“Dissenting Alussa Shareholders” means holders of Dissenting Alussa Ordinary Shares.

“EDGE Global” means EDGE Global LLC.

“Encompass” means Encompass Capital Advisors LLC.

“Equity Consideration” means the Base Consideration plus or minus the Legal Cost Adjustment (as applicable).

“Escrow Agent” means Continental Stock Transfer & Trust Company, designated escrow agent for the Escrow Shares.

“Escrow Agreement” means the Escrow Agreement for the Escrow Shares among Pubco, the Purchaser Representative, the Shareholder Representative and the Escrow Agent, in form and substance consistent with the Business Combination Agreement and otherwise reasonably acceptable to the parties.

“Escrow Shares” means the Pubco Ordinary Shares (valued at the lower of (i) the Redemption Price and the (ii) PIPE Price) otherwise issuable to the Major Shareholders at the Second Closing equal to 5% of the Base Consideration to be set aside in escrow and delivered to the Escrow Agent at the Closing, with such Escrow Shares, and any dividends, distributions or other earnings thereon, to be used as partial security for indemnification claims under the Business Combination Agreement and Leakage adjustments.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“First Closing” means the consummation of the Cayman Merger in accordance with the terms and subject to the conditions of the Business Combination Agreement.

“First Closing Date” means the date on which the First Closing actually occurs.

“Founder Shares” means Class B ordinary shares of Alussa initially purchased by the Sponsor in a private placement prior to the IPO, of which 7,187,500 are currently outstanding.

“FREYR Ordinary Shares” means 209,196,827 ordinary shares of FREYR, each with a par value of, after giving effect of the Norway Demerger, NOK 0.00993 per share.

“FREYR Preferred Shares” means the convertible preferred shares of FREYR, each with a par value of NOK 0.01 prior to the First Closing.

“holder of record” means in relation to an Alussa Ordinary Share a person whose name is entered in Alussa’s register of members as the holder of such Alussa Ordinary Share.

“Incentive Plan Proposal” refers to the proposal to approve the adoption of the 2021 Plan by Pubco.

“Interim Period” means the period between the signing of the Business Combination Agreement and the earlier of the Second Closing or the termination of the Business Combination Agreement in accordance with its terms.

“IPO” means the initial public offering of Alussa Units consummated on November 29, 2019.

“IRS” means the Internal Revenue Service of the United States.

“Legal Cost Adjustment” means (i) to the extent the legal costs incurred in connection with the Transactions by FREYR up to the Second Closing Date (“FREYR Legal Costs”) exceed $5,500,000, an amount equal to the FREYR Legal Costs minus $5,500,000 (which amount shall be deducted from the consideration above) and (ii) to the extent the FREYR Legal Costs are less than $2,500,000, an amount equal to $2,500,000 minus the FREYR Legal Costs.

“Lock-Up Agreements” mean the lock-up agreements, between (i) on the one hand, Pubco and (ii) on the other hand, Alussa or certain of the Major Shareholders, dated January 29, 2021.

“Major Shareholders” means those certain shareholders of FREYR as set forth in the Business Combination Agreement, which include (i) ATS AS (in its capacity as a Major Shareholder), (ii) EDGE Global and (iii) entities affiliated with Teknovekst NUF.

“Major Shareholder Pro Rata Percentage” means, with respect to each Major Shareholder, a percentage equal to (i) the number of shares held by such Major Shareholder immediately prior to the Second Closing, divided, by (ii) the aggregate number of shares held by all such Major Shareholders prior to the Second Closing.

“Mergers” means the Cayman Merger, the Norway Merger and the Cross-Border Merger.

“Merger Proposal” refers to the proposal to approve the merger of Alussa with Cayman Merger Sub.

“Merger Subs” means the Norway Merger Subs and Cayman Merger Sub.

“Minimum Cash Condition” means the minimum of $400,000,000 in cash and cash equivalents, including funds in the Trust Account and from any equity financing, that Alussa and Pubco must have after giving effect to the Redemption, but prior to the payment of any expenses or other liabilities, as a condition to Closing.

“Non-Competition Agreement” means the Non-Competition and Non-Solicitation Agreement, dated January 29, 2021, among various FREYR representatives, Alussa and, pursuant to a joinder thereto, Pubco.

“Norway Demerger” means the transfer of the FREYR Wind Business to SVPH prior to the First Closing, resulting in such business becoming held by FREYR’s shareholders through SVPH.

“Norway Effective Time” means the effective time of the Norway Merger.

“Norway Merger” means the merger pursuant to the terms of the Business Combination Agreement whereby FREYR will merge with and into Norway Merger Sub 2, with Norway Merger Sub 2 continuing as the surviving entity.

“Norway Merger Sub 1” means Norway Sub 1 AS, a private limited liability company organized under the laws of Norway.

“Norway Merger Sub 2” means Norway Sub 2 AS, a private limited liability company organized under the laws of Norway.

“Norway Merger Subs” means Norway Merger Sub 1 and Norway Merger Sub 2.

“NYSE” means The New York Stock Exchange.

“NYSE Listed Company Manual” means the New York Stock Exchange Listed Company Manual as in effect on the date hereof.

“Plan of Merger” means the plan of merger to be filed with the Registrar of Companies of the Cayman Islands in respect of the Cayman Merger in the form attached hereto as Annex C and any amendment or variation thereto made in accordance with the provisions of the Cayman Companies Act.

“PIPE Investment” means the sale and issuance to the PIPE Investors $600 million of Pubco Ordinary Shares, at the PIPE Price, simultaneously with or immediately prior to the Second Closings, pursuant to the Subscription Agreements.

“PIPE Investor” means those certain investors who entered into Subscription Agreements with Alussa and Pubco.

“PIPE Price” means $10.00 per Pubco Ordinary Share.

“Preferred Share Linked Warrants” means the 92,500,000 warrants to purchase FREYR Ordinary Shares issued to the Company Preferred Share Transferors pursuant to the Funding Commitment Letter and which, pursuant to the Company Preferred Share Acquisition Agreement, will be exchanged for warrants to subscribe for common shares of Norway Merger Sub 1 and subsequently cancelled in connection with the Business Combination.

“Private Placement Warrants” means the 8,750,000 Alussa Warrants purchased by the Sponsor in a private placement at the time of the IPO for a purchase price of $1.00 per warrant, each of which is exercisable for one Class A ordinary share.

“Prospectus” means the prospectus included in the Registration Statement on Form S-4 (Registration File No. 333-254743) filed with the SEC.

“Pubco” means FREYR Battery, a corporation in the form of a public limited liability company (société anonyme) incorporated under the laws of Luxembourg, with registered office at 412F, route d’Esch, L-2086 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés) under number B 251199.

“Pubco Articles” or “Pubco Articles of Association” means the articles of Pubco as of the date of the Closing unless otherwise provided herein.

“Pubco EDGE Warrants” means the warrants to purchase Pubco Ordinary Shares issued to EDGE Global.

“Pubco Options” means options to purchase Pubco Ordinary Shares.

“Pubco Ordinary Shares” means the ordinary shares of Pubco, without nominal value.

“Pubco Private Warrant” means each one whole warrant entitling the holder thereof to purchase one (1) Pubco Ordinary Share at a purchase price of $11.50 per share on the same terms and conditions as the Private Placement Warrants.

“Pubco Public Warrant” means each one whole warrant (other than the Pubco Private Warrants) entitling the holder thereof to purchase one (1) Pubco Ordinary Share at a purchase price of $11.50 per share.

“Pubco Warrants” means Pubco Private Warrants, Pubco Public Warrants and any warrants to be issued to the holders of FREYR warrants pursuant to the Business Combination Agreement, collectively.

“Public Shares” means Class A ordinary shares of Alussa issued as part of the Alussa Units sold in the IPO.

“Public Shareholders” means the holders of Public Shares, including the Alussa Initial Shareholders and members of the Alussa management team, provided that each Alussa Initial Shareholder’s and member of Alussa’s management team’s status as a “Public Shareholder” shall only exist with respect to such Public Shares.

“Purchaser Representative” means the Sponsor in its capacity as the purchaser representative in accordance with the terms and conditions of the Business Combination Agreement.

“Record Date” refers to the record date for determining the holders of Alussa Ordinary Shares entitled to receive notice of and to attend and vote at the Alussa Special Meeting, which has been set as April 30, 2021.

“Redemption” means the right of the holders of Public Shares to have their shares redeemed in accordance with the procedures set forth in this proxy statement/prospectus.

“Redemption Price” means an amount equal to a pro rata portion of the aggregate amount then on deposit in the Trust Account calculated in accordance with the Alussa Articles (as equitably adjusted for shares splits, shares dividends, combinations, recapitalizations and the like after the Closing). The redemption price will be calculated two days prior to the completion of the Business Combination in accordance with the Alussa Articles.

“Registration Rights Agreement” means the registration rights agreement in substantially the form attached as an exhibit to the Business Combination Agreement.

“RESA” means Recueil Électronique des Sociétés et Associations of the Grand Duchy of Luxembourg.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Closing” means the consummation of the transactions contemplated under the Business Combination Agreement (other than the Cayman Merger, which shall occur on the First Closing Date).

“Second Closing Date” means the date on which the Second Closing actually occurs.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Shareholder Pro Rata Percentage” means, with respect to each FREYR shareholder (other than the Company Preferred Share Transferors), a percentage equal to (i) the number of Exchange Shares (as defined in the Business Combination Agreement) to which such FREYR shareholder is entitled pursuant to the Business Combination Agreement, divided by (ii) the number of Exchange Shares to which all FREYR shareholders are entitled pursuant to the Business Combination Agreement, disregarding the escrow mechanics.

“Shareholder Representative” means ATS AS, in the capacity as the representative for the Major Shareholders in accordance with the terms and conditions of the Business Combination Agreement.

“Sponsor” means Alussa Energy Sponsor LLC, a Delaware limited liability company.

“SVPH” means Sjonfjellet Vindpark Holding AS, a private limited liability company to be incorporated as a result of the Norway Demerger.

“Transfer Agent” means Continental Stock Transfer & Trust Company.

“Trust Account” means the trust account that holds a portion of the proceeds of the IPO and the concurrent sale of warrants to the Sponsor in a private placement.

“Underwriting Agreement” means the Underwriting Agreement, dated as of November 25, 2019, between Alussa, BTIG, LLC and the other underwriters named therein.

“U.S. GAAP” means United States generally accepted accounting principles.

“$” means the currency in dollars of the United States of America.

SUMMARY OF THE MATERIAL TERMS OF THE BUSINESS COMBINATION

The parties to the Business Combination Agreement are Alussa, the Purchaser Representative, Pubco, FREYR, the Shareholder Representative, the Merger Subs and the Major Shareholders. Pursuant to the Business Combination Agreement, among other things, (i) prior to First Closing, the FREYR Wind Business will be transferred to SVPH, a private limited liability company to be incorporated under the laws of Norway by way of the Norway Demerger, resulting in such business becoming held by FREYR’s shareholders through SVPH, (ii) at the First Closing, Alussa will merge with and into Cayman Merger Sub, with Alussa continuing as the surviving entity and a wholly owned subsidiary of Pubco, (iii) following the First Closing and prior to the Second Closing, Alussa will distribute all of its interests in Norway Merger Sub 1 to Pubco, (iv) at the Second Closing, FREYR will merge with and into Norway Merger Sub 2, with Norway Merger Sub 2 continuing as the surviving entity, (v) at the Second Closing, Pubco will acquire all preferred shares of Norway Merger Sub 1 (which will be issued in exchange for the FREYR Preferred Shares as a part of the Norway Merger) from the Company Preferred Share Transferors in exchange for a number of newly issued shares of Pubco and (vi) at the Second Closing, Norway Merger Sub 1 will merge with and into Pubco, with Pubco continuing as the surviving entity. Following completion of the Norway Demerger and mergers described above and the consummation of the Business Combination, Alussa and Norway Merger Sub 2 shall be wholly-owned subsidiaries of Pubco, and the former security holders of Alussa and FREYR will become security holders of Pubco. See the sections in this summary titled “The Business Combination Proposal” for more information.

Under the Business Combination Agreement and the Plan of Merger, upon the consummation of the Cayman Merger: (a) each Alussa Unit outstanding immediately prior to the Cayman Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one Public Share and one half of one Alussa Public Warrant in accordance with the terms of the Alussa Unit, (b) each outstanding Alussa Warrant will be exchanged for a Pubco Warrant that will entitle the holder to purchase one Pubco Ordinary Share in lieu of one Alussa Ordinary Share and otherwise on substantially the same terms and conditions as the Alussa Warrants, (c) each Alussa Ordinary Share issued and outstanding immediately prior to the Cayman Effective Time (other than those Alussa Ordinary Shares described in (d) and (e)) will, by virtue of the Cayman Merger and without any action on the part of the holders thereof, be converted into the right to receive one Pubco Ordinary Share and such Alussa Ordinary Share shall be automatically cancelled and extinguished, (d) each Dissenting Alussa Ordinary Share issued and outstanding immediately prior to the Cayman Effective Time held by a Dissenting Alussa Shareholder, if any, will, by virtue of the Cayman Merger and without any action on the part of the holders thereof, be cancelled and extinguished and each Dissenting Alussa Shareholder shall cease to have any rights with respect thereto except the right to be paid the fair value of such Dissenting Alussa Ordinary Share and such other rights as are granted by the Cayman Companies Act, (e) each Alussa Ordinary Share owned by Alussa as treasury shares immediately prior to the Cayman Effective Time, if any, will, by virtue of the Cayman Merger and without any action on the part of the holder thereof, be cancelled and extinguished without any conversion thereof or payment therefor and (f) each ordinary share of Cayman Merger Sub (a “Cayman Merger Sub Ordinary Share”) issued and outstanding immediately prior to the Cayman Effective Time will, by virtue of the Cayman Merger and without any action on the part of the holders thereof, be converted into the right to receive one Class A ordinary share of Alussa and such Cayman Merger Sub Ordinary Share shall be automatically cancelled and extinguished, following which all issued and outstanding shares in Alussa will be held by Pubco.

Under the Business Combination Agreement, upon consummation of the Norway Merger and Cross-Border Mergers, each outstanding FREYR Ordinary Share will be exchanged for a number of Pubco Ordinary Shares determined based on a formula described in the accompanying proxy statement/prospectus (the “Exchange Ratio”), which is expected to be 0.179038 Pubco Ordinary Shares. Further, as a result of and upon the Second Closing, each issued and outstanding option or warrant of FREYR (other than the Preferred Share Linked Warrants, which will be exchanged for warrants of Norway Merger Sub 1, which will in turn be cancelled), after giving effect to the Norway Demerger, immediately prior to the effective time of the Norway Merger, will be exchanged for the holder thereof to receive respectively Pubco Options and Pubco Warrants determined based on the Exchange Ratio, with the exercise price of each such Pubco Warrant and Pubco Option being equal to the exercise price of the corresponding option or warrant of FREYR in effect immediately prior to the effective time of the Norway Merger, divided by the Exchange Ratio. For a detailed discussion on calculation of the number of Pubco securities to be received by holders of FREYR securities in connection with the Business Combination, please see the section titled “The Business Combination Proposal — The Business Combination Agreement and Ancillary Agreements.”

In addition to voting on the Business Combination, the shareholders of Alussa will consider and vote upon (a) a proposal to approve the merger of Alussa with Cayman Merger Sub, (b) a proposal to approve, for purpose of complying with the NYSE Listed Company Manual: (i) the issuance of more than 20% of the issued and outstanding Pubco Ordinary Shares and the resulting change of control in connection with the Business Combination; and (ii) the issuance of up to 60,000,000 Pubco Ordinary Shares in connection with the PIPE Investment, upon the completion of the Business Combination, (c) a proposal to approve the adoption of the 2021 Equity Incentive Plan of Pubco and (d) if tabled, a proposal to adjourn the meeting to a later date or dates to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the meeting, there are not sufficient votes to approve one or more proposals presented to Alussa shareholders for a vote.

As a result of the Business Combination, the pro forma share ownership structure of Pubco as of the date of this proxy statement/prospectus is projected to be as follows:

Assuming No Redemption

Issued shares combined entity	Undiluted		After exercise of all FREYR Options and Warrants
	Number of Pubco Ordinary Shares	% ownership(1)	Number of Pubco Ordinary Shares	% ownership(2)
Pubco Ordinary Shares issued to Alussa Public Shareholders	28,750,000	21.32%	28,750,000	20.76%
Pubco Ordinary Shares issued to Alussa Initial Shareholders	7,187,500	5.33%	7,187,500	5.19%
Pubco Ordinary Shares issued to PIPE Investors	60,000,000	44.48%	60,000,000	43.33%
Pubco Ordinary Shares issued to Company Preferred Share Transferors	1,489,500	1.10%	1,489,500	1.07%
Pubco Ordinary Shares issued to FREYR Shareholders	37,454,086	27.77%	37,454,086	27.05%
Pubco Warrants issued in exchange for FREYR Warrants	—	—%	2,750,523	1.99%
Pubco Options issued in exchange for FREYR Options	—	—%	850,391	0.61%
Pubco Warrants issued in exchange for Alussa Warrants	—	—%	—	—%
Total	134,881,086	100.00%	138,482,000	100.00%

Assuming Maximum Redemption

Issued shares combined entity	Undiluted		After exercise of all FREYR Options and Warrants
	Number of Pubco Ordinary Shares	% ownership	Number of Pubco Ordinary Shares	% ownership
Pubco Ordinary Shares issued to Alussa Public Shareholders	2,124,066	1.96%	2,124,066	1.90%
Pubco Ordinary Shares issued to Alussa Initial Shareholders	7,187,500	6.64%	7,187,500	6.43%
Pubco Ordinary Shares issued to PIPE Investors	60,000,000	55.42%	60,000,000	53.64%
Pubco Ordinary Shares issued to Company Preferred Share Transferors	1,489,500	1.38%	1,489,500	1.33%
Pubco Ordinary Shares issued to FREYR Shareholders	37,454,086	34.60%	37,454,086	33.48%
Pubco Warrants issued in exchange for FREYR Warrants	—	—%	2,750,523	2.46%
Pubco Options issued in exchange for FREYR Options	—	—%	850,391	0.76%
Pubco Warrants issued in exchange for Alussa Warrants	—	—%	—	—%
Total	108,255,152	100.00%	111,856,066	100.00%

____________

(1)      Undiluted share ownership, assuming no Redemptions and no exercise of Dissent Rights.

(2)      Diluted ownership, assuming no Redemptions, no exercise of Dissent Rights, full cash exercise of Pubco Options issued in exchange for FREYR Options and Pubco Warrants issued in exchange for FREYR Warrants and a share price under $11.50 (which results in no dilution from the Pubco Warrants issued in exchange for Alussa Warrants).

The Business Combination Agreement may be terminated under certain customary and limited circumstances at any time prior to the First Closing, including, among other reasons: (i) by mutual written consent of Alussa and FREYR; (ii) by either Alussa or FREYR if the First Closing does not occur by July 31, 2021 (the “Outside Date”); (iii) by either Alussa or FREYR if a governmental authority of competent jurisdiction shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Business Combination Agreement, and such order or other action has become final and non-appealable; (iv) by Alussa for FREYR’s or the Major Shareholders’ uncured breach of the Business Combination Agreement, such that the related Closing condition would not be met; (v) by FREYR for the uncured breach of the Business Combination Agreement by Alussa, Pubco or the Merger Subs, such that the related Closing condition would not be met; (vi) by Alussa or FREYR if the Alussa Special Meeting is held and has concluded, and the Required Purchaser Shareholder Approval (as defined in the Business Combination Agreement) is not obtained; and (vii) by Alussa if the Company Special Meeting is held and has concluded, and the Required Company Shareholder Approval is not obtained. See the section titled “The Business Combination Proposal — The Business Combination Agreement — Termination; Effectiveness.”

After the Business Combination, the directors of Pubco will be Daniel Barcelo, German Curá, Monica Tiúba, Torstein Dale Sjøtveit, Peter Matrai and Olaug Svarva, of which three have been designated by Alussa and three have been designated by FREYR. An additional two directors, Jeremy Bezdek and Mimi Berdal, have been jointly designated by Alussa and FREYR. The two persons mutually agreed between Alussa and FREYR shall be considered independent directors under the rules of NYSE. Alussa and FREYR agreed to work with Koch Strategic Platforms, a PIPE Investor, to consider and nominate one such candidate to the board of directors. See the section titled “Management of Pubco Following the Business Combination.”

Upon completion of the Business Combination, the current officers of FREYR will become officers of Pubco, holding the equivalent positions as those held with FREYR. The executive officers of Pubco will be Tom Einar Jensen, Ryuta Kawaguchi, Steffen Føreid, Tove Nilsen Ljungquist, Jan Arve Haugan, Are Brautset, Einar Kilde, Gery Bonduelle, Kunwoo Lee and Hege Marie Norheim. Each of these persons is currently an officer of FREYR. See the section titled “Management of Pubco Following the Business Combination.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Pubco, FREYR and Alussa believe that some of the information in this proxy statement/prospectus constitutes forward-looking statements for the purposes of federal securities laws. You can identify these statements by forward-looking words such as “may,” “might,” “could,” “will,” “would,” “should,” “expect,” “possible,” “potential,” “anticipate,” “contemplate,” “believe,” “estimate,” “plan,” “predict,” “project,” “intends,” and “continue” or similar words. You should read statements that contain these words carefully because they:

•        discuss future expectations;

•        contain projections of future results of operations or financial condition; or

•        state other “forward-looking” information.

Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:

•        the parties’ ability to consummate the Business Combination;

•        the expected benefits of the Business Combination;

•        Pubco’s financial and business performance following the Business Combination, including financial projections and business metrics;

•        changes in Pubco’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

•        the implementation, market acceptance and success of FREYR’s business models;

•        Pubco’s ability to scale its manufacturing capability in a cost-effective manner;

•        developments and projections relating to FREYR’s competitors and industry;

•        the impact of health epidemics, including the COVID-19 pandemic, on FREYR’s business and the actions FREYR may take in response thereto;

•        FREYR’s expectations regarding its ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

•        expectations regarding the time during which Pubco will be an emerging growth company under the JOBS Act;

•        FREYR’s future capital requirements and sources and uses of cash;

•        FREYR’s ability to obtain funding for its operations;

•        FREYR’s business, expansion plans and opportunities;

•        the outcome of any known and unknown litigation and regulatory proceedings; and

•        FREYR’s relationship with 24M, including the licensing and services agreement with 24M to use 24M’s process technology and accelerate FREYR’s time to market.

Pubco, FREYR and Alussa believe it is important to communicate their expectations to their security holders. However, there may be events in the future that they are not able to predict accurately or over which they have no control. The risk factors and cautionary language discussed in this proxy statement/prospectus, including in the section titled “Risk Factors,” provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by Pubco, FREYR or Alussa in such forward-looking statements, including among other things:

•        the number and percentage of Alussa’s Public Shareholders voting against the Business Combination Proposal and/or seeking Redemption;

•        the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement;

•        Pubco’s ability to satisfy the listing criteria of the NYSE and to maintain the listing of its securities on the NYSE following the Business Combination;

•        changes adversely affecting the battery industry and the development of existing or new technologies;

•        the effect of the COVID-19 pandemic on FREYR’s business;

•        the outcome of any legal proceedings that may be instituted against Alussa, FREYR or Pubco following the announcement of the proposed Business Combination and transactions contemplated thereby;

•        the risk that the proposed Business Combination disrupts current plans and operations of FREYR as a result of the announcement and consummation of the transactions describe herein;

•        Alussa’s ability to recognize the benefits of the Business Combination, which may be affected by, among other things, competition and the ability of Pubco to grow and manage growth profitably following the Business Combination;

•        costs related to the Business Combination;

•        the failure of 24M technology or FREYR’s batteries to perform as expected;

•        24M or other future counterparties will provide similar licenses to other manufacturers which will increase FREYR’s competition;

•        FREYR’s ability to manufacture battery cells and to develop and increase its production capacity in a cost-effective manner;

•        the electrification of energy sources does not develop as expected, or develops more slowly than expected;

•        technological developments in existing technologies or new developments in competitive technologies that could adversely affect the demand for FREYR’s battery cells;

•        general economic conditions;

•        increases in the cost of electricity or raw materials and components;

•        FREYR’s ability to protect its intellectual property;

•        changes in applicable laws or regulations, including environmental and export control laws;

•        FREYR’s ability to retain key employees;

•        FREYR’s business strategy and plans;

•        FREYR’s ability to target and retain customers and suppliers;

•        the failure to build Pubco’s finance infrastructure and improve its accounting systems and controls;

•        the inability of FREYR to assert, enforce and otherwise protect against unauthorized use of intellectual property rights licensed from 24M, which could result in its competitors using the intellectual property to offer products;

•        the outcome of any legal proceedings relating to FREYR’s products and services, including intellectual property or product liability claims;

•        whether and when FREYR might pay dividends;

•        the ability of FREYR to source its materials from an ethically- and sustainably-sourced supply chain; and

•        the result of future financing efforts.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus.

All forward-looking statements included herein attributable to any of Pubco, Alussa, FREYR or any person acting on such party’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, Pubco, Alussa and FREYR undertake no obligations to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

SUMMARY OF RISK FACTORS

The consummation of the Business Combination and the business and financial condition of Pubco subsequent to the Closings are subject to numerous risks and uncertainties, including those highlighted in the section title “Risk Factors.” The occurrence of one or more of the events or circumstances described below, alone or in combination with other events or circumstances, may adversely affect Alussa’s ability to effect the Business Combination, and may have an adverse effect on the business, cash flows, financial condition and results of operations of Alussa prior to the Business Combination and that of Pubco subsequent to the Business Combination. Such risks include, but are not limited to:

•        Alussa did not obtain an opinion from an independent investment banking or accounting firm, and consequently, you have no assurance from an independent source that the price Alussa is paying for the business is fair to Alussa from a financial point of view.

•        Subsequent to the completion of the Business Combination, Pubco may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and stock price post-Business Combination, which could cause you to lose some or all of your investment.

•        Alussa’s current directors and executive officers beneficially own ordinary shares and warrants of Alussa that will be worthless, and have incurred reimbursable expenses that may not be reimbursed or repaid, if the Business Combination is not approved. Such interests may have influenced their decision to approve the Business Combination with FREYR.

•        Alussa has a limited ability to assess the management of FREYR’s business and, as a result, cannot assure that FREYR’s management has all the skills, experience, qualifications or abilities to manage a public company in the United States.

•        Sales of a substantial number of Pubco securities in the public market following the Business Combination could adversely affect the market price of its ordinary shares.

•        FREYR’s success will depend on FREYR’s ability to manufacture battery cells, and to do so economically, at scale, of sufficient quality, on schedule and to customers’ specifications.

•        FREYR’s licensing strategy is subject to various risks which could adversely affect FREYR’s business and future prospects. There are no assurances that 24M or other future counterparties will not provide similar licenses to other manufacturers which will increase the competition faced by FREYR.

•        FREYR may license technology that has not been commercialized or commercialized only to a limited extent, and the success of FREYR’s business depends on technology licensed performing as expected.

•        FREYR’s execution of its joint venture strategy is in very early stage and is also subject to various risks which could adversely affect FREYR’s business and future prospects.

•        FREYR may not be able to engage target customers successfully and to convert such contacts into meaningful orders in the future.

•        FREYR may not be able to establish supply relationships for necessary components and materials which could prevent or delay the introduction of FREYR’s batteries and negatively impact its business.

•        Substantial increases in the prices for FREYR’s raw materials and components, some of which are obtained in volatile markets where demand may exceed supply, could materially and adversely affect FREYR’s business and negatively impact FREYR’s prospects.

•        FREYR’s future success depends in part on the ability to develop and increase its production capacity and to be able to do so on time, with expected capital expenditures, and in a cost-effective manner.

•        FREYR is sensitive to increases in the cost of supply of electricity, which is obtained in a highly regulated marketplace, susceptible to changes in the regulatory regime.

•        FREYR will rely on complex machinery for its operations and production involves a significant degree of risk and uncertainty in terms of operational performance and costs.

•        If FREYR’s battery cells fail to perform as expected, FREYR’s ability to develop, market, and sell its battery cells could be harmed.

•        Doing business internationally creates operational, financial and tax risks for FREYR’s business.

•        If FREYR is unable to retain key employees and qualified personnel, and hire technical, engineering, sales, marketing, manufacturing plant operations and support personnel, its ability to compete and successfully grow the business could be harmed.

•        FREYR’s limited operating history makes evaluating FREYR’s business and future prospects difficult and may increase the risk of your investment.

•        FREYR’s management has limited experience in operating a public company and the requirements of being a public company may strain FREYR’s resources, divert management’s attention and affect the ability to attract and retain qualified board members and officers.

•        FREYR is unable to assert, enforce and otherwise protect the intellectual property rights licensed by 24M and rights to indemnification under the license and services agreement with 24M may be insufficient or unavailable, which could lead to increased costs and negatively affect the business.

•        FREYR’s future growth and success are dependent upon increasing electrification of current energy sources driven by consumers’ willingness to adopt electrified forms of transportation, the prices of such transportation, and continued government and social support of increased development of renewable sources of energy.

•        The battery industry and its technology are rapidly evolving and may be subject to unforeseen changes, such as technological developments in existing technologies or new developments in competitive technologies that could adversely affect the demand for FREYR’s battery cells.

•        FREYR’s business model of manufacturing battery cells is capital-intensive, and FREYR may not be able to raise additional capital on attractive terms, if at all, which could be dilutive to shareholders. If FREYR cannot raise additional capital when needed, its operations and prospects could be materially and adversely affected.

•        FREYR may become subject to product liability claims, which could harm its financial condition and liquidity if it is not able to successfully defend or insure against such claims.

•        FREYR is subject to substantial regulation and unfavorable changes to, or failure by FREYR to comply with, these regulations could substantially harm its business and operating results.

•        Concentration of ownership among FREYR’s existing executive officers, directors and their affiliates may prevent new investors from influencing significant corporate decisions.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

Q. Why am I receiving this proxy statement/ prospectus?

A.     Alussa and FREYR have agreed to a business combination under the terms of the Business Combination Agreement that is described in this proxy statement/prospectus. The Business Combination Agreement provides for, among other things, (i) prior to the First Closing, FREYR Wind Business will be transferred to SVPH, a company to be incorporated by way of the Norway Demerger, (ii) the merger of Alussa with and into Cayman Merger Sub, with Alussa continuing as the surviving entity and a wholly owned subsidiary of Pubco (the “Cayman Merger”), (iii) Alussa distributing all of its interests in Norway Merger Sub 1 to Pubco, (iv) FREYR merging with and into Norway Merger Sub 2, with Norway Merger Sub 2 continuing as the surviving entity (the “Norway Merger”), and (v) Norway Merger Sub 1 merging with and into Pubco, with Pubco continuing as the surviving entity (the “Cross-Border Merger”) (collectively with the other transactions described in the Business Combination Agreement, the “Business Combination”).

Pursuant to the Business Combination Agreement, upon the consummation of the Business Combination, (i) each issued and outstanding Alussa Unit immediately prior to the Cayman Effective Time will be separated into its component parts (one Alussa Class A ordinary share and one-half of one Alussa Public Warrant); (ii) each issued and outstanding Alussa Class A ordinary share and Alussa Class B ordinary share immediately prior to the Cayman Effective Time will be cancelled and exchanged for the right of the holder thereof to receive one Pubco Ordinary Share or, in the case of dissenting shareholders who have properly and validly exercised (and not waived, withdrawn, lost or failed to perfect) their statutory dissenter rights with respect to the Cayman Merger under the Cayman Companies Act, if any, the right to receive the fair value of such holder’s Alussa Ordinary Share and such other rights as are granted by the Cayman Companies Act (see the section below titled “Do I have appraisal rights if I object to the proposed Business Combination?”); (iii) each issued and outstanding Alussa Warrant immediately prior to the Cayman Effective Time will be exchanged for one Pubco Warrant; (iv) each issued and outstanding FREYR Ordinary Share immediately prior to the effective time of the Norway Merger will be exchanged for the right of the holder thereof to receive securities of Norway Merger Sub 1; (v) each issued and outstanding share of Norway Merger Sub 1 (other than shares of Norway Merger Sub 1 held by Pubco) immediately prior to the effective time of the Cross-Border Merger will be exchanged for the right of the holder to receive a number of Pubco Ordinary Shares determined based on the Exchange Ratio, which is expected to be 0.179038 Pubco Ordinary Shares; and (vi) each issued and outstanding option or warrant of FREYR (other than the Preferred Share Linked Warrants, which will be exchanged for warrants of Norway Merger Sub 1, which will in turn be cancelled), after giving effect to the Norway Demerger, immediately prior to the effective time of the Norway Merger, will be exchanged for the holder thereof to receive respectively Pubco Options and Pubco Warrants determined based on the Exchange Ratio, with the exercise price of each such Pubco Warrant and Pubco Option being equal to the exercise price of the corresponding option or warrant of FREYR in effect immediately prior to the effective time of the Norway Merger, divided by the Exchange Ratio. The Pubco Warrants will be exercisable upon 30 days after the completion of the Business Combination.

Alussa will hold a shareholder Extraordinary General Meeting (the “Alussa Special Meeting”) to consider matters relating to the proposed Business Combination. Alussa cannot complete the Business Combination unless the requisite number of Alussa shareholders and FREYR shareholders vote to adopt the Business Combination Agreement and approve the transactions contemplated thereby. Alussa is sending you this proxy statement/prospectus to ask you to vote in favor of these and the other matters described in this document at the Alussa Special Meeting.

This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the Alussa Special Meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety.

Q. What is being voted on at the Alussa Special Meeting?

A.     Alussa’s shareholders are being asked to vote to approve the Business Combination Agreement and the Business Combination. See the section titled “The Business Combination Proposal”.

Alussa’s shareholders are also being asked to consider and vote upon a proposal to approve the Plan of Merger, thereby approving the Cayman Merger. See the section titled “The Merger Proposal.”

In addition to the foregoing proposals, Alussa’s shareholders are also asked to consider and vote upon a proposal to approve for purposes of complying with the NYSE Listed Company Manual: (i) the issuance of more than 20% of the issued and outstanding Pubco Ordinary Shares and the resulting change of control in connection with the Business Combination; and (ii) the issuance of up to 60,000,000 Pubco Ordinary Shares in connection with the PIPE Investment, upon the completion of the Business Combination. See the section titled “The Share Issuance Proposal.”

Alussa’s shareholders are also being asked to consider and vote upon a proposal to approve the adoption by Pubco of its 2021 Equity Incentive Plan (the “2021 Plan”). See the section titled “The Incentive Plan Proposal.”

Alussa’s shareholders may also be asked to consider and vote upon a proposal to adjourn the Alussa Special Meeting to a later date or dates to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Alussa Special Meeting, there are not sufficient votes to approve one or more proposals presented to shareholders for a vote or if holders of the Public Shares have elected to redeem an amount of Public Shares such that the minimum available cash condition to the Closing would not be satisfied. See the section titled “The Adjournment Proposal.”

Alussa will hold the Alussa Special Meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the proposed Business Combination and the other matters to be acted upon at the Alussa Special Meeting. Shareholders should read it carefully.

The vote of shareholders is important. Shareholders are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

Q. Why is Alussa proposing the Business Combination?

A.     Alussa was organized to effect a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities.

Alussa completed its IPO of 25,000,000 Alussa Units on November 29, 2019, with each unit consisting of one Class A ordinary share and one-half of one Alussa Public Warrant, with each whole Alussa Public Warrant entitling the holder to purchase one Class A ordinary share at a price of $11.50, with such warrants becoming exercisable on the later of 30 days after the completion of its initial business combination or 12 months from the closing its IPO. Alussa sold an additional 3,750,000 Alussa Units on December 5, 2019, when the underwriters exercised their over-allotment option. The IPO (including the overallotment option exercise) raised total gross proceeds of $287,500,000. Since the IPO, Alussa’s activity has been limited to an evaluation of potential business combination candidates.

FREYR is a company organized under the laws of Norway. FREYR was founded on February 1, 2018 and registered with the Norway Register of Business Enterprises on February 21, 2018. Alussa believes that a business combination with FREYR will provide Alussa shareholders with an opportunity to participate in a company with significant growth potential. See the section titled “The Business Combination Proposal — Recommendation of Alussa’s Board of Directors.”

Q. Why is Alussa providing shareholders with the opportunity to vote on the Business Combination?

A.     Under the Alussa Articles, Alussa must provide all holders of its Public Shares with the opportunity to have their Public Shares redeemed upon the consummation of its initial business combination either in conjunction with a tender offer or in conjunction with a shareholder vote. For business and other reasons, Alussa has elected to provide its shareholders with the opportunity to have their Public Shares redeemed in connection with a shareholder vote rather than a tender offer. Therefore, Alussa is seeking to obtain the approval of its shareholders of the Business Combination Proposal and Public Shareholders will be entitled to effectuate Redemptions in connection with the closing of the Business Combination (the “Closing”).

Q. Are the proposals conditioned on one another?

A.     Unless the Business Combination Proposal is approved, the Merger Proposal, the Share Issuance Proposal and the Incentive Plan Proposal will not be presented to the shareholders of Alussa at the Alussa Special Meeting. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus. It is important for you to note that the Business Combination Proposal, the Merger Proposal and the Share Issuance Proposal are each conditioned on the approval of the other proposals. As such, in the event that any of the Business Combination Proposal, the Merger Proposal or the Share Issuance Proposal does not receive the requisite vote for approval, then Alussa will not consummate the Business Combination. If Alussa does not consummate the Business Combination and fails to complete an initial business combination by November 29, 2021 (or such later date as Alussa’s shareholders may approve), Alussa will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to its Public Shareholders.

Q. What will happen in the Business Combination?

A.     The Business Combination will be effected through several sequential transactions. Prior to the First Closing, FREYR will transfer the FREYR Wind Business to SVPH by carrying out the Norway Demerger. At the First Closing, Alussa will merge with and into Cayman Merger Sub, with Alussa surviving such merger (the Cayman Merger). At the Second Closing, FREYR will merge with and into Norway Merger Sub 2, with Norway Merger Sub 2 continuing as the surviving entity (the Norway Merger), and Norway Merger Sub 1 will merge with and into Pubco, with Pubco continuing as the surviving entity (the Cross-Border Merger). Upon consummation of the Cayman Merger at the First Closing, security holders of Alussa will become security holders of Pubco and Alussa will become a wholly owned subsidiary of Pubco. Upon consummation of the Norway Merger and the Cross-Border Merger at the Second Closing, the Business Combination will be complete and the legacy business of FREYR (other than the FREYR Wind Business) will be operated by a wholly-owned subsidiary of Pubco. After the Second Closing, the cash held in the Trust Account and the proceeds from the financing transactions in connection with the Business Combination will be used by Pubco for working capital and general corporate purposes following the consummation of the Business Combination after payments of fees and expenses incurred in connection with the Business Combination. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A. For a description of Pubco’s organizational structure upon consummation of the Business Combination, please see “The Business Combination Proposal — Transaction and Organizational Structures Prior to and Following the Consummation of the Business Combination.”

Q. What conditions must be satisfied to complete the Business Combination?

A.     There are a number of closing conditions to the Business Combination, including, but not limited to, the following:

•   the approval of the Business Combination Agreement and the transactions contemplated thereby and related matters by the requisite vote of Alussa’s shareholders;

•   the approval of the Business Combination Agreement and the transactions contemplated thereby and related matters by the requisite vote of FREYR’s shareholders (which approval was received on February 16, 2021);

•   no law or order preventing or prohibiting the transactions contemplated by the Business Combination Agreement;

•   no pending litigation to enjoin or restrict the consummation of the Business Combination;

•   Alussa having at least $5,000,001 in net tangible assets upon the First Closing, after giving effect to the Public Shareholders’ exercise of their redemption rights;

•   Alussa and Pubco having at least $400 million in the aggregate of cash and cash equivalents, including funds in the Trust Account and any proceeds from any of the Funding Commitment Letter (as defined below) or other PIPE Investment, as of the First Closing Date, after giving effect to the Public Shareholders’ exercise of their redemption rights but before giving effect to Alussa’s expenses of the transaction;

•   the election or appointment of the members of Pubco’s board of directors as described herein;

•   the effectiveness of the registration statement of which this prospectus forms a part;

•   the completion of the Norway Demerger; and

•   the approval of listing of Pubco Ordinary Shares and Pubco Public Warrants by the NYSE.

For a summary of all of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the section titled “Business Combination Proposal — Business Combination Agreement and Ancillary Agreements.”

Q. Did the Alussa board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A.     Alussa’s board of directors did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. The officers and directors of Alussa have substantial experience in evaluating the operating and financial merits of companies within the energy industry and concluded that their experience and backgrounds enabled them to make the necessary analyses and determinations regarding the Business Combination. In addition, Alussa’s officers and directors and its advisors have substantial experience with mergers and acquisitions. Accordingly, investors will be relying solely on the judgment of Alussa’s board of directors in valuing FREYR’s business and assuming the risk that the Alussa board of directors may not have properly valued such business. Investors are advised that Alussa’s ability to assess FREYR’s business’ management may have been limited due to a lack of time, resources or information and even though Alussa deems such assessment to be appropriate, there is a risk that it may have been incomplete. For additional description of these risks, please see the section titled “Risk Factors.”

Q. How many votes do I have at the Alussa Special Meeting?

A.     Alussa shareholders are entitled to one vote at the Alussa Special Meeting for each Alussa Ordinary Share held of record as of April 30, 2021, the record date for the Alussa Special Meeting (the “Record Date”). As of the close of business on the Record Date, there were 28,750,000 Class A ordinary shares and 7,187,500 Class B ordinary shares outstanding.

Q. What vote is required to approve the proposals presented at the Alussa Special Meeting?

A.     The approval of each of the Business Combination Proposal, the Share Issuance Proposal, the Incentive Plan Proposal and the Adjournment Proposal requires an “Ordinary Resolution” under Cayman Islands Law and the Alussa Articles, requiring the affirmative vote of the holders of a majority of the Alussa Ordinary Shares that are voted at the Alussa Special Meeting at which a quorum is present. The approval of the Merger Proposal requires a “Special Resolution” under Cayman Islands law and the Alussa Articles, requiring the affirmative vote of the holders of a two-thirds majority of the Alussa Ordinary Shares that are voted at the Alussa Special Meeting at which a quorum is present. Assuming a quorum is established, a shareholder’s failure to vote by proxy or to vote virtually at the Alussa Special Meeting will have no effect on any of the proposals. Encompass Capital E L Master Fund L.P., Encompass Capital Master Fund LP, the Sponsor, directors and officers of Alussa have each separately agreed with FREYR and Alussa to vote their shares in favor of the Business Combination Proposal and the Merger Proposal. Encompass Capital E L Master Fund L.P., Encompass Capital Master Fund LP, the Sponsor, officers and directors of Alussa have each also separately agreed to vote their shares in favor of all other proposals being presented at the Alussa Special Meeting. As of the date of this proxy statement/prospectus, Encompass Capital E L Master Fund L.P., Encompass Capital Master Fund LP, the Sponsor, directors and officers of Alussa beneficially owned an aggregate of approximately 8,948,324 Alussa Ordinary Shares.

Q. What constitutes a quorum at the Alussa Special Meeting?

A.     Holders of a majority of the Alussa Ordinary Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy will be a quorum. If a quorum is not present within half an hour from the time appointed for the Alussa Special Meeting to commence, or if during the Alussa Special Meeting a quorum ceases to be present, the Alussa Special Meeting will stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as Alussa’s board of directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Alussa shareholders present will be quorum. As of the Record Date, 17,968,751 Alussa Ordinary Shares would be required to achieve a quorum.

Q. How do the insiders of Alussa and Encompass intend to vote on the proposals?

A.     The Sponsor, officers and directors of Alussa, Encompass Capital E L Master Fund L.P. and Encompass Capital Master Fund LP beneficially own and are entitled to vote an aggregate of approximately 25% of the outstanding Alussa Ordinary Shares. These parties have each separately agreed with FREYR and Alussa to vote their securities in favor of the Business Combination Proposal and all other proposals being presented at the Alussa Special Meeting.

Q. What are the U.S. federal income tax consequences of the Business Combination to U.S. Holders of Alussa Ordinary Shares and warrants?

A.     As discussed more fully under the section titled “United States Federal Income Tax Considerations,” it is intended that the Cayman Reorg (as defined in the section titled “United States Federal Income Tax Considerations”) will constitute a reorganization within the meaning of Section 368(a)(l)(F) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). Assuming that the Cayman Merger so qualifies, U.S. Holders (as defined in the section titled “United States Federal Income Tax Considerations”) of Alussa Ordinary Shares or warrants will not recognize gain or loss on the exchange of Alussa Ordinary Shares or warrants for Pubco Ordinary shares or warrants in the Cayman Merger.

Although the obligations of FREYR and Alussa to complete the Cayman Merger are not conditioned on the receipt of opinions from Wilson Sonsini Goodrich & Rosati, P.C. or Skadden, Arps, Slate, Meagher & Flom LLP to the effect that the Cayman Reorg will qualify as a “ reorganization” within the meaning of Section 368(a)(1)(F) of the Code for U.S. federal income tax purposes (an ”F Reorganization”), we have received an opinion from Skadden, Arps, Slate, Meagher & Flom LLP that the Cayman Reorg will qualify as an F Reorganization. Such opinion is filed by amendment as Exhibit 8.1 to the registration statement of which this proxy statement/prospectus forms a part and is based on customary assumptions, representations and covenants. If any of the assumptions, representations or covenants on which the opinion is based is or becomes incorrect, incomplete, inaccurate or is otherwise not complied with, the validity of the opinion described above may be adversely affected and the tax consequences of the Cayman Merger could differ from those described herein. An opinion of counsel is not binding on the IRS or any court, and there can be no certainty that the IRS will not challenge the conclusions reflected in the opinion or that a court would not sustain such a challenge.

For a more complete discussion of the U.S. federal income tax considerations of the Cayman Merger, see the section titled “United States Federal Income Tax Considerations.”

Q. Do I have redemption rights?

A.     Pursuant to the Alussa Articles, holders of Public Shares may elect to have their Public Shares redeemed for cash at the applicable Redemption Price per share calculated in accordance with the Alussa Articles. As of the Record Date, based on funds in the Trust Account of approximately $289,841,623.89, this would have amounted to approximately $10.08 per Public Share. If a holder exercises its redemption rights, then such holder will be exchanging its shares for cash and will no longer own those shares. Such a holder will be entitled to receive cash for its shares only if it properly demands Redemption and delivers its Class A ordinary shares (either physically or electronically) to the Transfer Agent prior to the Alussa Special Meeting and the Business Combination is consummated. See the section titled “Extraordinary General Meeting of Alussa Shareholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Notwithstanding the foregoing, pursuant to the Alussa Articles, a holder of Public Shares together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares (the “Excess Shares”). However, such holders will not be restricted from voting all of their shares (including Excess Shares) for or against the Business Combination at the Alussa Special Meeting.

Any Alussa shareholder who elects to exercise statutory dissenter rights under the Cayman Companies Act (which dissenter rights are discussed in the section titled “Do I have appraisal rights if I object to the proposed Business Combination?”) will lose their right to have their Public Shares redeemed in accordance with the Alussa Articles. The certainty provided by the redemption process may be preferable for Alussa shareholders wishing to exchange their Public Shares for cash. This is because the statutory dissenter rights under the Cayman Companies Act may be lost or extinguished, including where Alussa determines to delay the consummation of the Business Combination in order to invoke the limitation on dissenter rights under Section 239 of the Cayman Companies Act, in which case any Alussa shareholder who has sought to exercise dissenter rights would only be entitled to receive the merger consideration comprising one Pubco Ordinary Share for each of their Alussa Ordinary Shares.

Q. As long as I vote on the Business Combination, will how I vote affect my ability to exercise redemption rights?

A.     No. You may exercise your redemption rights whether you vote your Alussa Ordinary Shares “FOR” or “AGAINST” the Business Combination Proposal or any other proposal described by this proxy statement/prospectus. As a result, the Business Combination Agreement can be approved by shareholders who will redeem their shares and no longer remain shareholders, leaving shareholders who choose not to redeem their shares holding shares in a company with a potentially less liquid trading market, fewer shareholders, potentially less cash and the potential inability to meet the listing standards of the NYSE.

Q. How do I exercise my redemption rights?

A.     If you are a holder of Public Shares and wish to exercise your redemption rights, you must demand that your shares are redeemed for cash no later than 5:00 p.m. Eastern Time on June 23, 2021 (two (2) business days prior to the vote on the Business Combination Proposal) by (A) submitting your request in writing to Mark Zimkind of Continental Stock Transfer & Trust Company, at the address listed at the end of this section, and (B) delivering your shares to the Transfer Agent physically or electronically using The Depository Trust Company’s DWAC (Deposit Withdrawal at Custodian) System. If you hold your Public Shares in “street name” or in a margin or similar account, which means your shares are held of record by a broker, bank or nominee, you will have to coordinate with your broker, bank or other nominee to have the shares you beneficially own certificated or delivered electronically. If you vote on the Business Combination Proposal, you may affirmatively vote either for or against the Business Combination Proposal without affecting your eligibility for exercising your redemption rights. Your vote on any proposal other than the Business Combination Proposal will not have any impact on your eligibility for exercising redemption rights. Any holder of Public Shares satisfying the requirements for exercising redemption rights set forth herein will be entitled to demand that its shares be redeemed for an amount equal to a pro rata portion of the aggregate amount then on deposit in the Trust Account calculated in accordance with the Alussa Articles (which was $289,841,623.89, or $10.08 per share, as of the Record Date). Such amount will be paid promptly upon consummation of the Business Combination. There are currently no owed but unpaid income taxes on the funds in the Trust Account. However, under Cayman Islands law, the proceeds held in the Trust Account could be subject to claims which could take priority over those of Alussa’s Public Shareholders exercising redemption rights, regardless of whether such holders vote for or against the Business Combination Proposal. Therefore, the per-share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims.

Any request for Redemption, once made by a holder of Public Shares, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the Alussa Special Meeting. If you deliver your shares for Redemption to the Transfer Agent and later decide prior to the Alussa Special Meeting not to elect redemption, you may request that the Transfer Agent return the shares (physically or electronically). You may make such request by contacting the Transfer Agent at the phone number or address listed at the end of this section.

No demand for Redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to the Transfer Agent no later than 5:00 p.m. Eastern Time on June 23, 2021 (two (2) business days prior to the vote on the Business Combination Proposal).

It is a requirement and condition for any Redemption that such redeeming holder of Public Shares does not elect to exercise statutory dissenter rights under the Cayman Companies Act.

If a holder of Public Shares properly makes a demand for Redemption as described above, then, if the Business Combination is consummated, such holder’s shares will be redeemed for an amount equal to a pro rata portion of the aggregate amount then on deposit in the Trust Account calculated in accordance with the Alussa Articles. If you exercise your redemption rights, then you will be exchanging your shares for cash and will no longer own those shares.

If the Business Combination is not approved or completed for any reason, Public Shareholders who elected to exercise their redemption rights will not be entitled to redeem their shares for an amount equal to the applicable pro rata share of the Trust Account. In such case, the Transfer Agent will promptly return any Public Shares delivered by Public Shareholders and such holders may only share in the assets of the Trust Account upon the liquidation of Alussa. This may result in holders receiving less than they would have received if the Business Combination was completed and they exercised redemption rights in connection therewith due to potential claims of creditors.

If you are a holder of Public Shares and you exercise your redemption rights, it will not result in the loss of any Alussa Warrants that you may hold. Your warrants will become exercisable to purchase one Pubco Ordinary Share in lieu of one Class A ordinary share for a purchase price of $11.50 per share upon consummation of the Business Combination.

Q. Can I exercise redemption rights and statutory dissenter rights under the Cayman Companies Act?

A.     No. Any Alussa shareholder who elects to exercise statutory dissenter rights under the Cayman Companies Act will lose their right to have their shares redeemed in accordance with the Alussa Articles.

Q. If I am a warrant holder, can I exercise redemption rights with respect to my warrants?	A. No. The holders of Alussa Warrants have no redemption rights with respect to such securities.

Q. If I am a holder of an Alussa Unit, can I exercise redemption rights with respect to my units?

A.     No. Holders of outstanding Alussa Units must separate the underlying Class A ordinary shares and Alussa Warrants prior to exercising redemption rights with respect to the Public Shares.

If you hold Alussa Units registered in your own name, you must deliver the certificate for such Alussa Units to Continental Stock Transfer & Trust Company, the Transfer Agent, with written instructions to separate such Alussa Units into Public Shares and Alussa Public Warrants. This must be completed far enough in advance to permit the mailing of the Public Share certificates back to you so that you may then exercise your redemption rights upon the separation of the Public Shares from the Alussa Units. See the question “How do I exercise my redemption rights?” above. The address of Continental Stock Transfer & Trust Company is listed under the question “Who can help answer my questions?” below.

If a broker, dealer, commercial bank, trust company or other nominee holds your Alussa Units, you must instruct such nominee to separate your Alussa Units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company, the Transfer Agent. Such written instructions must include the number of Alussa Units to be split and the nominee holding such Alussa Units. Your nominee must also initiate electronically, using Depository Trust Company’s deposit withdrawal at custodian (DWAC) system, a withdrawal of the relevant Alussa Units and a deposit of an equal number of Public Shares and Alussa Public Warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the Public Shares from the Alussa Units. While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your Public Shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Q. What are the U.S. federal income tax consequences of exercising my redemption rights?

A.     It is expected that a U.S. Holder (as defined in the section titled “United States Federal Income Tax Considerations”) that exercises its redemption rights to receive cash from the Trust Account in exchange for its ordinary shares will generally be treated as selling such ordinary shares resulting in the recognition of capital gain or capital loss. There may be certain circumstances, however, in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of ordinary shares that such U.S. Holder owns or is deemed to own (including through the ownership of warrants). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see the section titled “United States Federal Income Tax Considerations.”

All holders considering exercising redemption rights are urged to consult their tax advisor on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws.

Q. Do I have appraisal rights if I object to the proposed Business Combination?

A.     Holders of Alussa Units and Alussa Warrants do not have appraisal rights in respect to their Alussa Units and Alussa Warrants in connection with the Business Combination under the Cayman Companies Act.

However, under Cayman Islands law, holders of record of Alussa Ordinary Shares who comply with the applicable requirements of Section 238 of the Cayman Companies Act may have the right, under certain circumstances, to object to the Cayman Merger and exercise appraisal (“dissenter”) rights, including rights to seek payment of the fair value of their Alussa Ordinary Shares. These statutory appraisal rights are separate to and mutually exclusive of the right of holders of Public Shares to elect to have their shares redeemed for cash at the applicable Redemption Price in accordance with the Alussa Articles, which are discussed above in the section titled “Do I have redemption rights?”. Any Alussa shareholder who elects to exercise statutory dissenter rights under the Cayman Companies Act must do so in respect of all of the Alussa Ordinary Shares that person holds and will lose their right to have their Public Shares redeemed in accordance with the Alussa Articles. Shareholders are recommended to seek their own advice as soon as possible on the application and procedure to be followed in respect of the appraisal rights contained in Section 238 of the Cayman Companies Act.

It is possible that, if shareholders exercise their statutory dissenter rights, the fair value of the Alussa Ordinary Shares determined under Section 238 of the Cayman Companies Act could be more than, the same as, or less than shareholders would obtain if they exercise their redemption rights in accordance with the Alussa Articles as described herein. Shareholders need not vote against any of the proposals at the Alussa Special Meeting in order to exercise their statutory dissenter rights under the Cayman Companies Act.

Shareholders who do wish to exercise their statutory dissenter rights, if applicable, will be required to deliver notice to Alussa prior to the Alussa Special Meeting and follow the process prescribed in Section 238 of the Cayman Companies Act. This is a separate process with different deadline requirements to the process which shareholders must follow if they wish to exercise their redemption rights in accordance with the Alussa Articles, which is discussed above in the section titled “How do I exercise my redemption rights?”.

At the Cayman Effective Time, those shares belonging to dissenting shareholders (“Dissenting Shares”) shall no longer be outstanding and shall automatically be cancelled and extinguished, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 238 of the Cayman Companies Act. Notwithstanding the foregoing, if any such holder shall have failed to perfect or prosecute or shall have otherwise waived, effectively withdrawn or lost his, her or its rights under Section 238 of the Cayman Companies Act (including in the circumstances described in the immediately following paragraph) or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 238 of the Cayman Companies Act, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares under Section 238 of the Cayman Companies Act shall cease and such Alussa Ordinary Shares shall no longer be considered Dissenting Shares for purposes hereof and such holder’s Alussa Ordinary Shares shall thereupon be deemed to have been converted as of the Cayman Effective Time into the right to receive the merger consideration comprising one Pubco Ordinary Share for each Alussa Ordinary Share. As a result, such shareholder will not receive any cash for their Alussa Ordinary Shares and will become a shareholder of Pubco.

In the event that any holder of Alussa Ordinary Shares delivers notice of their intention to exercise Dissent Rights, Alussa and the other parties to the Business Combination Agreement may in their sole discretion delay the consummation of the Business Combination in order to invoke the limitation on dissenter rights under Section 239 of the Cayman Companies Act. In such circumstances where the exception under Section 239 of the Cayman Companies Act is invoked, no Dissent Rights shall be available to Alussa shareholders, including those Alussa shareholders who have delivered a written objection to the Cayman Merger prior to the Alussa Special Meeting and followed the process prescribed in Section 238 of the Cayman Companies Act, and each such holder’s Alussa Ordinary Shares shall thereupon be deemed to have been converted as of the Cayman Effective Time into the right to receive the merger consideration comprising one Pubco Ordinary Share for each Alussa Ordinary Share. Accordingly, Alussa shareholders are not expected to ultimately have any appraisal or dissent rights in respect of their Alussa Ordinary Shares in connection with the Cayman Merger or Business Combination.

Q. I am an Alussa Warrant holder. Why am I receiving this proxy statement/prospectus?

A.     As a holder of Alussa Warrants, upon consummation of the Business Combination, you will be entitled to purchase one Pubco Ordinary Share in lieu of one Alussa Class A ordinary share at a purchase price of $11.50 per share. This proxy statement/prospectus includes important information about Pubco and the business of Pubco and its subsidiaries following the consummation of the Business Combination. Since holders of Alussa Warrants will become holders of Pubco Warrants and may become holders of Pubco Ordinary Shares upon consummation of the Business Combination, we urge you to read the information contained in this proxy statement/prospectus carefully. The Pubco Warrants will be exercisable upon 30 days after the completion of the Business Combination.

Q. What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A.     A total of $287.5 million was placed in the Trust Account immediately following the Alussa initial public offering and simultaneous private placement (including upon the exercise of the underwriters’ over-allotment option). After consummation of the Business Combination, the funds in the Trust Account will be released and used by Pubco to pay holders of the Public Shares who exercise redemption rights, to pay fees and expenses incurred in connection with the Business Combination (including fees of approximately $10,062,500 to certain underwriters in connection with the Business Combination), for expenses related to prior proposed business combinations that were not consummated and for working capital and general corporate purposes of Pubco.

Q. What happens if a substantial number of Public Shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A.     Unlike some other blank check companies which require holders of their public shares to vote against a business combination in order to exercise their redemption rights, Alussa’s Public Shareholders may vote in favor of the Business Combination but still exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Shareholders is substantially reduced as a result of Redemptions by Public Shareholders. However, the Business Combination will not be consummated if, either immediately prior to or upon the consummation of the Business Combination, Alussa would have less than at least $5,000,001 of net tangible assets after giving effect to the payment of amounts that will be required to be paid to redeeming shareholders upon consummation of the Business Combination or if Alussa and Pubco fail to meet the minimum cash condition set forth in the Business Combination Agreement (the “Minimum Cash Condition”). The Minimum Cash Condition is set at $400 million, which is less than the size of the committed PIPE Investment. Thus assuming, that the PIPE Investment is fully funded, Redemptions will have no impact on the satisfaction of the Minimum Cash Condition. Additionally, in the event of a substantial number of Redemptions resulting in fewer Pubco Ordinary Shares, the trading market for Pubco Ordinary Shares may be less liquid than the market for Class A ordinary shares was prior to the Business Combination and Pubco may not be able to meet the listing standards of the NYSE or another national securities exchange, which is a condition to Closing. In addition, with fewer funds available from the Trust Account, the working capital infusion from the Trust Account into FREYR’s business will be reduced.

Q. Will Alussa enter into any equity financing arrangements in connection with the Business Combination?

Yes. On January 29, 2021, Alussa and Pubco entered into the Subscription Agreements with certain investors for the PIPE Investment, pursuant to which Pubco agreed to issue and sell to the PIPE Investors $600 million of Pubco Ordinary Shares, at a price of $10.00 per share, simultaneously with or immediately prior to the Second Closing. The PIPE Investment is conditioned on the Second Closing being scheduled to occur concurrently with or immediately following the closing of the PIPE Investment and other customary closing conditions. The proceeds from the PIPE Investment will be used for Pubco’s working capital and general corporate purposes.

Q. What is the background to Encompass’ ownership of FREYR preferred shares and what impact will the Business Combination have on such ownership?

A.     In October 2020, FREYR expressed the need for additional funding commitments in connection with its operations prior to the contemplated Business Combination. As a result, Encompass and FREYR reached a commercial agreement whereby certain funds and/or separate accounts managed by Encompass committed to invest an initial amount of $7.5 million and make available an additional amount of up to $7.5 million (for an aggregate of up to $15 million) in the form of FREYR Preferred Shares and additional FREYR warrants, subject to the terms and conditions of a funding commitment letter, dated October 23, 2020, as amended by a side letter dated November 19, 2020 and a second side letter dated January 29, 2021 (as amended from time to time, the “Funding Commitment Letter”).

Pursuant to the Funding Commitment Letter, such investors acquired 7,500,000 FREYR preferred shares (the “First Tranche FREYR Preferred Shares”) and 92,500,000 warrants to subscribe for FREYR Ordinary Shares (“Preferred Share Linked Warrants”) for $7.5 million. On February 16, 2021, FREYR exercised its right under the Funding Commitment Letter to request additional funding in the aggregate amount of $7.5 million. Accordingly, certain funds and/or separate accounts managed by Encompass subscribed for 7,500,000 additional FREYR preferred shares (the “Second Tranche FREYR Preferred Shares”, and, together with the First Tranche FREYR Preferred Shares the “FREYR Preferred Shares”) for an additional $7.5 million, and cancelled the previously issued Preferred Share Linked Warrants in exchange for new 92,500,000 Preferred Share Linked Warrants.

The Company Preferred Share Transferors informed us that they have entered into an agreement with other FREYR shareholders whereby the Company Preferred Share Transferors will exchange their shares in SVPH for shares in Norway Merger Sub 1, to be completed prior to the Cross-Border Merger.

After the implementation of the Norway Demerger and the Norway Merger and prior to the implementation of the Cross-Border Merger, Pubco will acquire all preferred shares of Norway Merger Sub 1 (which will be issued in exchange for the FREYR Preferred Shares as a part of the Norway Merger) from the Company Preferred Share Transferors in exchange for a number of newly issued shares of Pubco equal to (A) $14,895,000 divided by (B) the PIPE Price. As part of such transaction, the 92,500,000 Norway Merger Sub 1 warrants (which will be issued in exchange for the 92,500,000 Preferred Share Linked Warrants as a part of the Norway Merger) held by the Company Preferred Share Transferors will be cancelled for no consideration.

The First Tranche FREYR Preferred Shares held by certain funds and/or separate accounts managed by Encompass constituted approximately 3.46% of voting rights in FREYR at the extraordinary general meeting that was held on February 16, 2021 to approve the Business Combination. Following the issuance of the Second Tranche FREYR Preferred Shares, Encompass and its affiliates hold in the aggregate 6.69% of voting rights in FREYR.

Q. Will FREYR management or representatives receive Founder Shares?

A.     As part of the Business Combination, the parties agreed that 500,000 Private Placement Warrants will be transferred from the Sponsor to certain of FREYR’s management and representatives pursuant to their compensation arrangements.

Q. What happens if the Business Combination is not consummated?

A.     If Alussa does not complete the Business Combination with FREYR or another business combination by November 29, 2021 (or such other date as may be approved by Alussa’s shareholders), Alussa must redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then held in the Trust Account (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable) divided by the number of then outstanding Public Shares (estimated to be approximately $10.08 per share as of the Record Date) and, following such redemption, Alussa will liquidate and dissolve.

Q. When do you expect the Business Combination to be completed?

A.     It is currently anticipated that the Business Combination will be consummated promptly following the Alussa Special Meeting which is set for June 25, 2021; however, such meeting could be adjourned, as described above or the consummation of the Business Combination could be postponed as described in “Extraordinary General Meeting of Alussa Shareholders — Statutory Appraisal Rights under the Companies Act of the Cayman Islands.” For a description of the conditions for the completion of the Business Combination, see the section titled “The Business Combination Proposal — The Business Combination Agreement — Closing Conditions.”

Q. What do I need to do now?

A.     Alussa urges you to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a shareholder and/or warrant holder of Alussa. Shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q. How do I vote?

A.     If you are a holder of record of Alussa Ordinary Shares on the Record Date, you may vote virtually at the Alussa Special Meeting or by submitting a proxy for the Alussa Special Meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” or in a margin or similar account, which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote the shares you beneficially own or, if you wish to virtually attend the meeting and vote, obtain a legal proxy from your broker, bank or nominee. Beneficial investors who own their investments through a bank or broker will need to contact Continental Stock Transfer & Trust Company to receive a control number at least 72 hours before the Alussa Special Meeting.

Q. If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A.     No. As disclosed in this proxy statement/prospectus, your broker, bank or nominee cannot vote your shares on the Business Combination Proposal, the Merger Proposal, the Incentive Plan Proposal or the Share Issuance Proposal unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee.

Q. May I change my vote after I have mailed my signed proxy card?

A.     Yes. Shareholders may send a later-dated, signed proxy card to Alussa, care of Morrow Sodali LLC, at 470 West Avenue, 3rd Floor, Stamford, Connecticut 06902 so that it is received by Alussa no later than 10:00 a.m. Eastern Time, on June 23, 2021 being 48 hours before the time appointed for the holding of the Alussa Special Meeting (or, in the case of an adjournment, no later than 48 hours before the time appointed for the holding of the adjourned meeting) or attend the Alussa Special Meeting virtually and vote. Any amended proxy card received after the specified cut off time will be disregarded.

Shareholders also may revoke their proxy by sending a notice of revocation to Alussa, care of Morrow Sodali LLC, at 470 West Avenue, 3rd Floor, Stamford, Connecticut 06902, which must be received no later than 10:00 a.m. Eastern Time, on June 23, 2021 being 48 hours before the time appointed for the holding of the Alussa Special Meeting (or, in the case of an adjournment, no later than 48 hours before the time appointed for the holding of the adjourned meeting).

Q. What happens if I fail to take any action with respect to the Alussa Special Meeting?

A.     If you fail to take any action with respect to the Alussa Special Meeting and the Business Combination is approved by shareholders and consummated, you will become a shareholder and/or warrant holder of Pubco. If you fail to take any action with respect to the Alussa Special Meeting and the Business Combination is not approved, you will continue to be a shareholder and/or warrant holder of Alussa.

Q. What should I do with my share and/or warrants certificates?

A.     Alussa Warrant holders should not submit their warrant certificates now and those Alussa shareholders who do not wish to exercise their redemption rights should not submit their share certificates now. After the consummation of the Business Combination, Pubco’s transfer agent will send instructions to Alussa security holders regarding the exchange of their Alussa securities for Pubco securities. Alussa shareholders who exercise their redemption rights must deliver their share certificates to the Transfer Agent (either physically or electronically) at least two (2) business days prior to the vote at the Alussa Special Meeting. See the question “How do I exercise my redemption rights?” above.

Q. What should I do if I receive more than one set of voting materials?

A.     Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your Alussa Ordinary Shares.

Q. Who can help answer my questions?

A.     If you are a shareholder and have questions about the Business Combination you may contact Daniel Barcelo of Alussa at daniel@alussaenergy.com. You may also obtain additional information about Alussa from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.”

If you are a shareholder and need additional copies of the proxy statement/prospectus or the enclosed proxy card or have any questions about how to vote or direct a vote in respect of your Alussa Ordinary Shares you should contact:

Morrow Sodali LLC

470 West Avenue, 3rd Floor

Stamford, Connecticut 06902

Individuals call toll-free: (800) 662-5200

Banks and Brokerage Firms, please call: (203) 658-9400

Email: ALUS.info@investor.morrowsodali.com

If you are a holder of Public Shares and you intend to seek Redemption of your shares, you will need to deliver your shares (either physically or electronically) to the Transfer Agent at the address below at least two (2) business days prior to the vote at the Alussa Special Meeting. If you have questions regarding the certification of your position or delivery of your shares, please contact:

Mr. Mark Zimkind

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004

E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the Alussa Special Meeting, including the Business Combination, you should read this entire document carefully, including the Business Combination Agreement attached as Annex A to this proxy statement/prospectus, and is incorporated by reference into this proxy statement/prospectus, and the Plan of Merger attached as Annex C to this proxy statement/prospectus. The Business Combination Agreement and the Plan of Merger are the legal documents that govern the Cayman Merger. The Business Combination Agreement is the legal document that governs the Norway Demerger, the Norway Merger, the Cross-Border Merger and the other transactions that will be undertaken in connection with the Business Combination. The Business Combination Agreement is also described in detail in this proxy statement/prospectus in the section titled “The Business Combination Agreement.” For a discussion summarizing the U.S. federal income tax considerations of the Business Combination, see the section titled “United States Federal Income Tax Considerations.”

The Parties

Alussa

Alussa is a blank check company incorporated as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Alussa was incorporated under the laws of the Cayman Islands on June 13, 2019.

On November 29, 2019, Alussa closed its IPO of 25,000,000 Alussa Units, with each Alussa Unit consisting of one Public Share and one half of one Alussa Public Warrant to purchase one Class A ordinary share at a purchase price of $11.50. On December 5, 2019, Alussa consummated the sale of an additional 3,750,000 Alussa Units which were subject to an over-allotment option granted to the underwriters of its IPO. The Alussa Units from the IPO (including the over-allotment option) were sold at an offering price of $10.00 per unit, generating total gross proceeds of $287,500,000. Simultaneously with the consummation of the IPO and the exercise of the underwriters’ over-allotment option, Alussa consummated the private sale of 8,750,000 warrants to the Alussa Initial Shareholders, in each case at $1.00 per warrant for an aggregate purchase price of $8,750,000. A total of $287,500,000 was deposited into the Trust Account and the remaining proceeds became available to be used as working capital to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. The IPO was conducted pursuant to a registration statement on Form S-1 (Reg. No. 333-234440) that became effective on November 25, 2019. As of the Record Date, there was approximately $289,841,623.89 held in the Trust Account.

After consummation of the Business Combination, the funds in the Trust Account will be used by Pubco to pay Public Shareholders who exercise redemption rights, to pay fees and expenses incurred in connection with the Business Combination with FREYR (including fees of an aggregate of approximately $10,062,500 deferred fees from the Initial Public Offering to certain underwriters and finders to be paid in connection with the closing of the Business Combination), and to repay the outstanding loan owed by Alussa to Sponsor. Any remaining funds will be used for working capital and general corporate purposes of Pubco and/or FREYR.

Alussa Units, Public Shares and Public Warrants are listed on NYSE under the symbols “ALUS.U,” “ALUS” and “ALUS.WS,” respectively.

Alussa’s registered office is PO Box 500, 71 Fort Street, Grand Cayman KY1-1106, Cayman Islands. After the consummation of the Business Combination, Alussa will become a wholly-owned subsidiary of Pubco.

Pubco

Pubco was incorporated on January 20, 2021 solely for the purpose of effectuating the Business Combination described herein. Pubco was incorporated under the laws of Luxembourg as a public limited liability company (société anonyme). Pubco owns no material assets and does not operate any business.

Prior to the consummation of the Business Combination, the sole shareholder of Pubco is Alussa Energy Sponsor LLC and the sole director of Pubco is Maurice Dijols.

The mailing address of Pubco’s registered and principal executive office is 412F, route d’Esch, L-2086 Luxembourg, Grand Duchy of Luxembourg.

FREYR

FREYR’s mission and vision is to accelerate the decarbonization of the transportation sector and energy systems by delivering some of the world’s cleanest and most cost-effective batteries. The global response to climate change is driving two notable trends: first, a shift from an energy system based on fossil fuels to an energy system based on renewable, intermittent sources of energy such as solar and wind power, and second, an increased electrification of existing transportation, energy and infrastructure systems. FREYR believes that these two trends will drive substantially increased demand for electricity storage in general and the need for lithium-ion batteries in particular. FREYR’s initial focus is on production of the battery cell, which represents approximately 32% of battery value chain revenues and is one of the more energy intensive parts of the value chain. FREYR’s manufacturing platform will have the capabilities to host many types of battery specifications, as determined by customer demand, and will pursue (1) licensing-based partnerships to develop and enhance next-generation technology and (2) partnerships with conventional battery cell technology providers.

FREYR is a development stage company with no revenue to date and that has incurred a net loss of approximately $9.6 million for the year ended December 31, 2020 and an accumulated deficit of approximately $10.9 million from its inception to the year ended December 31, 2020. FREYR believes that it will continue to incur operating and net losses each quarter until at least the time it begins significant production of its battery cells, which is not expected to occur until 2024, and may occur later.

FREYR was founded on February 1, 2018 and is incorporated and domiciled in Norway. FREYR registered with the Norway Register of Business Enterprises on February 21, 2018.

The mailing address of FREYR’s principal executive offices are Mo i Rana, Nytorget 1, 8622 Mo i Rana, Norway, and its phone number is. (+47) 4539 7184. FREYR’s corporate website address is https://www.freyrbattery.com/. FREYR’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

The Business Combination Proposal

Pursuant to the terms of the Business Combination Agreement, (a) prior to the First Closing, the FREYR Wind Business will be transferred to SVPH as a result of the Norway Demerger, (b) at the First Closing, Alussa will merge with and into Cayman Merger Sub, with Alussa continuing as the surviving entity, (c) following the First Closing and prior to the Second Closing, Alussa will distribute all of its interests in Norway Merger Sub 1 to Pubco and a wholly owned subsidiary of Pubco, (d) at the Second Closing, FREYR will merge with and into Norway Merger Sub 2, with Norway Merger Sub 2 continuing as the surviving entity, (e) at the Second Closing, Pubco will acquire all preferred shares of Norway Merger Sub 1 (which will be issued in exchange for the FREYR Preferred Shares as a part of the Norway Merger) from the Company Preferred Share Transferors in exchange for a number of newly issued shares of Pubco and (f) at the Second Closing, Norway Merger Sub 1 will merge with and into Pubco, with Pubco continuing as the surviving entity. Following completion of the Mergers, Alussa and Norway Merger Subs shall be wholly-owned subsidiaries of Pubco and the former security holders of Alussa and FREYR will become security holders of Pubco. See the section titled “The Business Combination Proposal.”

The Merger Proposal

As part of the Business Combination, the shareholders of Alussa will vote on the merger of Alussa with Cayman Merger Sub, with Alussa being the surviving company and all the undertakings, properties and liabilities of the Cayman Merger Sub and Alussa will vest in Alussa by virtue of such merger pursuant to the Cayman Companies Act and the Plan of Merger attached hereto as Annex C. See the section titled “The Merger Proposal.”

The Share Issuance Proposal

NYSE listing rules require that its listed companies obtain shareholder approval for issuances of securities in excess of 20% of its issued and outstanding voting stock prior to the issuance. In connection with the approval of the Business Combination Proposal, Alussa’s shareholders will be asked to consider and vote upon a proposal to approve, for purposes of complying with applicable NYSE listing rules, the issuance of securities in excess of 20% of the issued and outstanding Pubco Ordinary Shares. Please see the section titled “The Share Issuance Proposal.”

The Incentive Plan Proposal

In connection with the Business Combination, the Pubco and Alussa boards approved the adoption by Pubco of its 2021 Equity Incentive Plan or “2021 Plan,” subject to Alussa shareholder approval, in order to facilitate the grant of equity awards to attract, retain and incentive employees (including the named executive officers), independent contractors and directors of Pubco and its affiliates, which is essential to Pubco’s long-term success. Please see the section titled “The Incentive Plan Proposal.”

The Adjournment Proposal

If, based on the tabulated vote at the time of the Alussa Special Meeting, there are not sufficient votes to authorize Alussa to consummate the Business Combination and each other matter to be considered at the Alussa Special Meeting, or if holders of the Public Shares have elected to redeem an amount of Public Shares such that the Minimum Cash Condition would not be satisfied, the chairman of the Alussa Special Meeting may submit a proposal to adjourn the Alussa Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies. Please see the section titled “The Adjournment Proposal.”

Alussa Initial Shareholders

As of the Record Date, the Alussa Initial Shareholders beneficially owned and are entitled to vote an aggregate of 7,187,500 Founder Shares that were issued prior to the IPO. The Founder Shares currently constitute 20% of the outstanding Alussa Ordinary Shares.

Each of the Sponsor and officers and directors of Alussa agreed to vote the Founder Shares, as well as any Public Shares acquired in the aftermarket, in favor of the Business Combination Proposal, and all other proposals being presented at the Alussa Special Meeting. The Founder Shares have no redemption rights in the event a business combination is not effected in the required time period and will be worthless if no business combination is effected by Alussa.

Encompass Capital Advisors LLC

As of the Record Date, Encompass (through certain funds and/or separate accounts managed by Encompass) beneficially owned and is entitled to vote an aggregate of 2,584,066 Class A Ordinary shares of Alussa. Such shares constitute approximately 7.19% of the outstanding Alussa Ordinary Shares.

Each of Encompass Capital Master Fund LP and Encompass Capital E L Master Fund L.P. agreed to vote its Class A ordinary shares in favor of the Business Combination Proposal and all other proposals being presented at the Alussa Special Meeting.

Date, Time and Place of Alussa Special Meeting

The Alussa Special Meeting will be held at 10:00 a.m., Eastern Time, on June 25, 2021, via live webcast to consider and vote upon the Business Combination Proposal, the Merger Proposal, the Share Issuance Proposal, the Incentive Plan Proposal and, if necessary, the Adjournment Proposal to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Alussa Special Meeting, there are not sufficient votes to authorize Alussa to consummate the Business Combination and each other matter to be considered at the Alussa Special Meeting or if holders of the Public Shares have elected to redeem an amount of Public Shares such that the Minimum Cash Condition would not be satisfied.

Voting Power; Record Date

Alussa shareholders will be entitled to vote or direct votes to be cast at the Alussa Special Meeting if they owned Alussa Ordinary Shares at the close of business on April 30, 2021, which is the Record Date for the Alussa Special Meeting. Voting on all resolutions at the Alussa Special Meeting will be conducted by way of a poll vote. Shareholders will have one vote for each Alussa Ordinary Share owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must instruct your broker, bank or other nominee how to vote the shares you beneficially own in accordance with the voting instruction form you receive from your broker, bank or other nominee. If you wish to virtually attend the Alussa Special Meeting and vote, you must contact your broker, bank or other nominee to obtain a legal proxy from and instructions on the procedures to be followed. Alussa Warrants do not have voting rights. On the Record Date, there were 35,937,500 Alussa Ordinary Shares outstanding, of which 28,750,000 were Public Shares with the rest being held by the Alussa Initial Shareholders. Beneficial investors who own their investments through a bank or broker will need to contact Continental Stock Transfer & Trust Company to receive a control number at least 72 hours before the Alussa Special Meeting.

Quorum and Vote of Alussa Shareholders

A quorum of Alussa shareholders is necessary to hold a valid meeting. A quorum will be present at the Alussa Special Meeting if a majority of the outstanding shares entitled to vote at the meeting are represented virtually or by proxy. Abstentions and Broker Non-Votes will be counted towards determining the presence of a quorum for the transaction of business at the Alussa Special Meeting but will not be treated as votes cast and will, therefore, not affect the outcome of the vote on the Business Combination Proposal, the Merger Proposal, the Share Issuance Proposal, the Incentive Plan Proposal and the Adjournment Proposal (if presented). As at the Record Date, the Alussa Initial Shareholders held 20% of the outstanding Alussa Ordinary Shares, and Encompass managed funds and/or managed accounts beneficially own approximately 7.19% of the outstanding Alussa Ordinary Shares. Such shares, as well as any Public Shares acquired in the aftermarket by the Alussa Initial Shareholders and Encompass, will be voted in favor of the proposals presented at the Alussa Special Meeting. The proposals presented at the Alussa Special Meeting will require the following votes:

•        The approval of the Business Combination Proposal will require an “Ordinary Resolution” as a matter of Cayman Islands law and pursuant to the Alussa Articles.

•        The approval of the Merger Proposal will require a “Special Resolution” as a matter of Cayman Islands law and pursuant to the Alussa Articles.

•        The approval of the Share Issuance Proposal will require an “Ordinary Resolution” as a matter of Cayman Islands law and pursuant to the Alussa Articles.

•        The approval of the Incentive Plan Proposal will require an “Ordinary Resolution” as a matter of Cayman Islands law and pursuant to the Alussa Articles.

•        The approval of the Adjournment Proposal will require an “Ordinary Resolution” as a matter of Cayman Islands law and pursuant to the Alussa Articles.

The approval of each of the Business Combination Proposal, the Share Issuance Proposal, the Incentive Plan Proposal and the Adjournment Proposal requires an “Ordinary Resolution”, requiring the affirmative vote of the holders of a majority of the Alussa Ordinary Shares that are voted at the Alussa Special Meeting at which a quorum is present. The approval of the Merger Proposal requires a Special Resolution, requiring the affirmative vote of the holders of a two-thirds majority of the Alussa Ordinary Shares that are voted at the Alussa Special Meeting at which a quorum is present. Assuming a quorum is established, a shareholder’s failure to vote by proxy or to vote virtually at the Alussa Special Meeting will have no effect on any of the proposals.

Under the Business Combination Agreement, the approval of each of the Business Combination Proposal, the Merger Proposal and the Share Issuance Proposal is a condition to the consummation of the Business Combination. The Business Combination Proposal, the Merger Proposal and the Share Issuance Proposal are each conditioned on the approval of the other approvals. As such, in the event that any of the Business Combination Proposal, the Merger Proposal or the Share Issuance Proposal do not receive the requisite vote for approval, then Alussa will not consummate the Business

Combination. The Incentive Plan Proposal will not be submitted for shareholder vote at the Alussa Special Meeting if the Business Combination Proposal, the Merger Proposal and the Share Issuance Proposal are not approved. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

Redemption Rights

Pursuant to the Alussa Articles, a Public Shareholder may demand that its shares are redeemed for cash if the Business Combination is consummated. Holders of Public Shares will be entitled to receive cash for their shares only if they affirmatively demand that their shares are redeemed no later than 5:00 p.m. Eastern Time on June 23, 2021 (two (2) business days prior to the vote at the Alussa Special Meeting) by (A) submitting a request in writing to Mark Zimkind of Continental Stock Transfer & Trust Company and (B) delivering their shares to the Transfer Agent physically or electronically using The Depository Trust Company’s DWAC (Deposit Withdrawal at Custodian) System. It is a requirement and condition for any Redemption that such redeeming holder of Public Shares does not elect to exercise statutory dissenter rights under the Cayman Companies Act.

If a holder of Public Shares properly makes a demand for Redemption as described above, then, if the Business Combination is consummated, such holder’s shares will be redeemed for an amount equal to a pro rata portion of the aggregate amount then on deposit in the Trust Account calculated in accordance with the Alussa Articles. As of the Record Date, this would amount to approximately $10.08 per share. If a holder of Public Shares exercises its redemption rights, then it will be exchanging its shares for cash and will no longer own the shares. See the section titled “Extraordinary General Meeting of Alussa Shareholders — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your shares for cash.

If the Business Combination is not approved or completed for any reason, then Public Shareholders who elected to exercise their redemption rights will not be entitled to redeem their shares for an amount equal to the applicable pro rata share of the Trust Account. In such case, provided the Cayman Merger has not been completed, the Transfer Agent will promptly return any Public Shares delivered by Public Shareholders and such holders may only share in the assets of the Trust Account upon the liquidation of Alussa. This may result in holders receiving less than they would have received if the Business Combination was completed and they had exercised their redemption rights in connection therewith due to potential claims of creditors.

The Business Combination will not be consummated (i) if Alussa would have less than $5,000,001 of net tangible assets after giving effect to the payment of amounts that will be required to be paid to redeeming shareholders upon consummation of the Business Combination or (ii) if the Minimum Cash Condition is not satisfied.

Holders of Alussa Warrants will not have redemption rights with respect to such securities.

Statutory Appraisal Rights under the Companies Act of the Cayman Islands

Holders of Alussa Units and Alussa Warrants do not have appraisal rights in respect to their Alussa Units and Alussa Warrants in connection with the Business Combination under the Cayman Companies Act.

Holders of record of Alussa Ordinary Shares who comply with the applicable requirements of Section 238 of the Cayman Companies Act may have the right, under certain circumstances, to object to the Cayman Merger and exercise statutory appraisal (“dissenter”) rights, including rights to seek payment of the fair value of their Alussa Ordinary Shares. These statutory appraisal rights are separate to and mutually exclusive of the right of holders of Public Shares to elect to have their shares redeemed for cash at the applicable Redemption Price in accordance with the Alussa Articles. Shareholders are recommended to seek their own advice as soon as possible on the application and procedure to be followed in respect of the appraisal rights contained in Section 238 of the Cayman Companies Act.

It is possible that, if Alussa shareholders exercise their statutory dissenter rights, the fair value of the Alussa Ordinary Shares determined under Section 238 of the Cayman Companies Act could be more than, the same as, or less than shareholders would obtain if they exercise their redemption rights as described herein. Shareholders need not vote against any of the proposals at the Alussa Special Meeting in order to exercise their statutory dissenter rights under the Cayman Companies Act.

Shareholders who do wish to exercise dissenter rights, if applicable, will be required to deliver notice to Alussa prior to the Alussa Special Meeting and follow the process prescribed in Section 238 of the Cayman Companies Act. This is a separate process with different deadline requirements to the process which shareholders must follow if they wish to exercise their redemption rights in accordance with the Alussa Articles. Any Alussa shareholder who elects to exercise statutory dissenter rights under the Cayman Companies Act must do so in respect of all of the Alussa Ordinary Shares that person holds and will lose their right to have their Public Shares redeemed for cash in accordance with the Alussa Articles.

At the Cayman Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and extinguished, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 238 of the Cayman Companies Act. Notwithstanding the foregoing, if any such holder shall have failed to perfect or prosecute or shall have otherwise waived, effectively withdrawn or lost his, her or its rights under Section 238 of the Cayman Companies Act (including in the circumstances described in the immediately following paragraph) or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 238 of the Cayman Companies Act, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares under Section 238 of the Cayman Companies Act shall cease and such Alussa Ordinary Shares shall no longer be considered Dissenting Shares for purposes hereof and such holder’s Alussa Ordinary Shares shall thereupon be deemed to have been converted as of the Cayman Effective Time into the right to receive the merger consideration comprising one Pubco Ordinary Share for each Alussa Ordinary Share. As a result, such shareholder will not receive any cash for their Alussa Ordinary Shares and will become a shareholder of Pubco.

In the event that any holder of Alussa Ordinary Shares delivers notice of their intention to exercise Dissent Rights, Alussa and the other parties to the Business Combination Agreement may in their sole discretion delay the consummation of the Business Combination in order to invoke the limitation on dissenter rights under Section 239 of the Cayman Companies Act. In such circumstances where the exception under Section 239 of the Cayman Companies Act is invoked, no Dissent Rights shall be available to Alussa shareholders, including those Alussa shareholders who have delivered a written objection to the Cayman Merger prior to the Alussa Special Meeting and followed the process prescribed in Section 238 of the Cayman Companies Act, and each such holder’s Alussa Ordinary Shares shall thereupon be deemed to have been converted as of the Cayman Effective Time into the right to receive the merger consideration comprising one Pubco Ordinary Share for each Alussa Ordinary Share. Accordingly, Alussa shareholders are not expected to ultimately have any appraisal or dissent rights in respect of their Alussa Ordinary Shares in connection with the Cayman Merger or Business Combination.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. Alussa has engaged Morrow Sodali LLC (“Morrow”) to assist in the solicitation of proxies.

Appointment of a proxy does not preclude a shareholder from attending and voting its shares virtually at the Alussa Special Meeting. A shareholder may also change its vote by submitting a later-dated proxy as described in the section titled “Extraordinary General Meeting of Alussa Shareholders — Revoking Your Proxy.”

Interests of Alussa Directors and Officers in the Business Combination

When you consider the recommendation of the Alussa board of directors in favor of approval of the Business Combination Proposal and other matters to be considered at the Alussa Special Meeting, you should keep in mind that the Alussa Initial Shareholders, including Alussa’s directors and executive officers and Encompass, have interests in such proposal that are different from, or in addition to, your interests as a holder of Public Shares or Alussa Public Warrants. These interests include, among other things:

•        If the Business Combination with FREYR or another business combination is not consummated by November 29, 2021 (or such later date as may be agreed by the Alussa shareholders), Alussa will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating. The Alussa Initial Shareholders currently hold 7,187,500 Founder Shares. In the event of dissolution or liquidation, all 7,187,500 Founder Shares which were acquired for an aggregate purchase price of $25,000 prior to the IPO, would be worthless because the Alussa Initial Shareholders are not entitled to participate in any redemption or liquidation of the Trust Account with respect to Founder Shares. The aggregate market value of Alussa Ordinary Shares held by the Alussa Initial Shareholders was $71,946,875.00 based upon the closing price of $10.01 per share on the NYSE on the Record Date.

•        The Alussa Initial Shareholders purchased an aggregate of 8,750,000 private warrants from Alussa for an aggregate purchase price of $8,750,000 (or $1.00 per warrant). These purchases took place on a private placement basis simultaneously with the consummation of the IPO. Such warrants had an estimated aggregate market value of $28,175,000.00 based upon the estimated valuation price of $3.22 per warrant on March 31, 2021. These Alussa Warrants will become worthless if Alussa does not consummate a business combination by November 29, 2021 (or such later date as may be agreed by the Alussa shareholders) (as will the Alussa Warrants held by Public Shareholders).

•        The total market value of the current ownership of Alussa’s officers and directors in Alussa Ordinary Shares and warrants, based on the closing price of $10.01 per ordinary share and an estimated valuation of $3.22 per warrant as of March 31, 2021 is approximately $104,951,875.00.

•        The PIPE investors have subscribed for $600 million of the PIPE Investment at the PIPE price of $10.00 per share, for which they will receive up to 60,000,000 Pubco Ordinary Shares. The 60,000,000 Pubco Ordinary Shares which the PIPE investors have subscribed for in the PIPE Investment, if unrestricted and freely tradeable, would have an aggregate market value of $600,600,000.00 based upon the closing price of $10.01 per share on the Record Date, the most recent practicable date prior to the date of this proxy statement/prospectus.

•        Certain funds and/or separate accounts managed by Encompass are the holders of 15,000,000 FREYR Preferred Shares and 92,500,000 FREYR Preferred Share Linked Warrants. After the completion of the Norway Demerger and the Norway Merger, Pubco shall purchase all preferred shares of Norway Merger Sub 1 (which will be issued in exchange for the FREYR Preferred Shares as a part of the Norway Merger) from the Company Preferred Share Transferors in exchange for a number of newly issued shares of Pubco equal to (A) $14,895,000, divided by (B) the PIPE Price. In addition, the Company Preferred Share Transferors stated that they have entered into an agreement with other FREYR shareholders whereby the Company Preferred Share Transferors will exchange their shares in SVPH for ordinary shares in Norway Merger Sub 1, to be completed prior to the Cross-Border Merger.

•        The Business Combination Agreement provides that two current directors of Alussa will be directors of Pubco after the closing of the Business Combination. As such, in the future each will receive cash fees, share options or share awards that the Pubco board of directors determines to pay to its non-executive directors.

•        If Alussa is unable to complete a business combination within the required time period, Alussa’s Sponsor will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Alussa for services rendered or contracted for or products sold to Alussa, but only if such a vendor or target business has not executed a waiver of access to such funds.

•        The Alussa Initial Shareholders, including Alussa’s officers and directors, and their affiliates, are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on behalf of Alussa, such as identifying and investigating possible business targets and business combinations. However, if Alussa fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, Alussa may not be able to reimburse these expenses if the Business Combination with FREYR or another business combination is not completed by November 29, 2021 (or such later date as may be agreed by the Alussa shareholders). As of the date of this proxy statement/prospectus, there are no unpaid reimbursable expenses.

•        The Sponsor may make working capital loans to Alussa (including pursuant to the loan note dated February 9, 2021 (the “Loan Note”)), up to $1,500,000 of which loans may be converted into warrants, at the price of $1.00 per warrant at the option of the Sponsor. Alussa may use a portion of working capital held outside the Trust Account to repay such loaned amounts to the Sponsor or its affiliates in relation to the Business Combination. On April 6, 2021, Alussa borrowed $1,500,000 under the Loan Note, and on April 30, 2021 the Sponsor exercised its option to convert this loan to 1,500,000 warrants (the “Loan Note Conversion”).

At any time prior to the Alussa Special Meeting, during a period when they are not then aware of any material nonpublic information regarding Alussa or its securities, the Alussa Initial Shareholders, Encompass or FREYR’s shareholders and/or their respective affiliates, may purchase Alussa Ordinary Shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal or the Merger Proposal, or execute agreements to purchase such Alussa Ordinary Shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire Alussa Ordinary Shares or vote their Alussa Ordinary Shares in favor of the Business Combination Proposal and the Merger Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfying the requirement that the holders of the requisite majority of all of the outstanding Alussa Ordinary Shares entitled to vote at the Alussa Special Meeting to approve the Business Combination Proposal and the Merger Proposal vote in its favor and that Alussa have in excess of the required amount to consummate the Business Combination under the Business Combination Agreement, where it appears that such requirements would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or warrants owned by the Alussa Initial Shareholders or Encompass for nominal value.

Entering into any such arrangements may have a depressive effect on Class A ordinary shares. For example, as a result of these arrangements, an investor or holder may have to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Alussa Special Meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Business Combination Proposal and other proposals to be presented at the Alussa Special Meeting and would likely increase the chances that such proposals would be approved. Moreover, any such purchases may make it more likely that Alussa will have in excess of the required amount of cash available to consummate the Business Combination as described above.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. Alussa will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or the Merger Proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Recommendation to Shareholders

Alussa’s board of directors believes that the Business Combination Proposal and the other proposals to be presented at the Alussa Special Meeting are fair to and in the best interest of Alussa’s shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, “FOR” the Share Issuance Proposal, “FOR” the Incentive Plan Proposal and “FOR” the Adjournment Proposal, if presented.

Conditions to the Closing of the Business Combination

The obligations of each party to consummate the Transactions are subject to the satisfaction or written waiver (where permissible) by FREYR, Alussa and Purchaser Representative of the following conditions as of the First Closing Date:

•        the relevant shareholder approval matters shall have been approved by the requisite vote of Alussa’s shareholders entitled to vote thereon;

•        the relevant shareholder approval matters shall have been approved by the requisite vote of FREYR’s shareholders entitled to vote thereon (which approval was received on February 16, 2021);

•        no governmental authority shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) or order that is then in effect and which has the effect of making the transactions or agreements contemplated by the Business Combination Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by the Business Combination Agreement;

•        there shall not be any pending action brought by a governmental authority seeking to enjoin the consummation of the Transactions;

•        upon the First Closing, after giving effect to the Redemption, Alussa shall have net tangible assets of at least $5,000,001;

•        the members of the Post-Closing Pubco Board shall have been elected or appointed to take effect as of the Second Closing consistent with the requirements stipulated under the Business Combination Agreement;

•        this Registration Statement shall have been declared effective by the SEC and shall remain effective as of the First Closing;

•        the Pubco Ordinary Shares and Pubco Public Warrants shall be approved for listing on the NYSE, subject only to notice of issuance;

•        the Norway Demerger shall have been effected in accordance with the Norway Demerger Plan (as defined below); and

•        the issuance of Pubco securities to the holders of FREYR Options, FREYR Warrants and EDGE Warrants, respectively, shall be either exempt from registration, or registered in compliance with applicable securities laws of any state of the United States or the securities laws of any governmental authority.

In addition, the obligations of FREYR and the Major Shareholders to consummate the Transactions are subject to the satisfaction or written waiver (where permissible) by FREYR and Pubco of the following conditions as of the First Closing Date:

•        All of the representations and warranties of Alussa and Pubco set forth in the Business Combination Agreement and in any certificate delivered by or on behalf of Alussa, Pubco and the Merger Subs pursuant thereto shall be true and correct in all material respects on and as of the date of the Business Combination Agreement and on and as of the First Closing Date as if made on the First Closing Date, except for (i) those that address matters only as of a particular date (which shall have been true and correct in all material respects as of such particular date) and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality), individually or in the aggregate, would not have a material adverse effect on Alussa, Pubco or the Merger Subs;

•        Alussa, Pubco and the Merger Subs shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under the Business Combination Agreement to be performed or complied with by it on or prior to the First Closing Date;

•        As of the First Closing Date, after giving effect to the completion of the Redemption, the commitments in respect of the PIPE Investment and the Funding Commitment Letter, but without giving effect to Alussa’s transaction expenses and the repayment of certain deferred liabilities of Alussa assuming that (A) all funds are drawn under the Funding Commitment Letter, (B) the funds drawn under the Funding Commitment Letter are held by Alussa and (C) none of the funds drawn under the Funding Commitment Letter have been used as of the First Closing, Alussa and Pubco shall collectively have at least $400 million in the aggregate in cash and cash equivalents, including funds in the Trust Account and any proceeds from any of the Funding Commitment Letter or other PIPE Investment (including any funds in respect of the PIPE Investment which are deposited into an escrow account on or prior to the First Closing which are to be released to Pubco on the Second Closing in accordance with the applicable Subscription Agreement);

•        The execution and delivery of certain closing deliverables, including (i) officers’ certificates and (ii) copies of (a) the executed Registration Rights Agreement (signed by the Purchaser Representative); (y) the executed Escrow Agreement (signed by the Purchaser Representative); and (z) the amended and restated articles of association of Pubco (the “First Amended Pubco Articles”); and

•        Alussa shall have made appropriate arrangements to have the funds in the Trust Account paid in accordance with the terms of the Business Combination Agreement.

The obligations of Alussa to consummate the Transactions are subject to the satisfaction or written waiver (where permissible) by Alussa and Purchaser Representative of the following conditions as of the First Closing Date:

•        All of the representations and warranties of FREYR and the Major Shareholders set forth in the Business Combination Agreement and in any certificate delivered by or on behalf of FREYR and the Major Shareholders pursuant thereto shall be true and correct in all material respects on and as of the date of the Business Combination Agreement and on and as of the First Closing Date as if made on the First Closing Date, except for (i) those that address matters only as of a particular date (which shall have been true and correct in all material respects as of such particular date) and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality), individually or in the aggregate, would not have a Material Adverse Effect on FREYR (provided that such limitation shall not apply with respect to representations and warranties provided by FREYR regarding its capitalization and subsidiaries);

•        FREYR and the Major Shareholders shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under the Business Combination Agreement to be performed or complied with by it on or prior to the First Closing Date;

•        Since the date of the Business Combination Agreement, no Material Adverse Effect shall have occurred with respect to FREYR and its subsidiaries, taken as a whole, and be continuing; and

•        The delivery or receipt of certain closing deliverables to Alussa (including (i) an officer’s certificate from FREYR, (ii) a certificate from the Shareholder Representative, and (iii) copies of (A) the executed Registration Rights Agreement; (B) the executed Escrow Agreement; and (C) at or prior to the First Closing, the termination of the shareholders’ agreement between certain Major Shareholders and the Company).

Anticipated Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, Alussa will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the following factors: (i) FREYR’s existing operations will comprise the ongoing operations of the combined company, (ii) FREYR’s senior management will comprise the senior management of the combined company and (iii) no shareholder will have control of the board of directors or a majority voting interest in the combined company after the Business Combination. In accordance with guidance applicable to these circumstances, the Business Combination will be treated as the equivalent of Pubco issuing shares for the net assets of Alussa, accompanied by a recapitalization. The net assets of Alussa will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of FREYR.

Regulatory Matters

The Business Combination Agreement and the transactions contemplated by the Business Combination Agreement are not subject to any additional federal or state regulatory requirement or approval, except for filings with the Registrar of Companies of the Cayman Islands, the Norwegian Registry of Business Enterprises and RESA necessary to effectuate the transactions contemplated by the Business Combination Agreement.

Risk Factors

In evaluating the proposals to be presented at the Alussa Special Meeting, a shareholder should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section titled “Risk Factors.”

SELECTED HISTORICAL FINANCIAL INFORMATION

Alussa

Alussa’s selected historical statements of operations and cash flows information for the year ended December 31, 2020 and for the period from June 13, 2019 (inception) through December 31, 2019, and its selected historical balance sheet information as of December 31, 2020 and 2019 are derived from Alussa’s audited financial statements included elsewhere in this proxy statement/prospectus. Alussa’s selected historical statements of operations and cash flows information for the three months ended March 31, 2021 and 2020 and its selected historical balance sheet information as of March 31, 2021 are derived from Alussa’s unaudited interim financial statements included elsewhere in this proxy statement/prospectus. The financial statements of Alussa are stated in U.S. dollars ($).

The selected historical information in this section should be read in conjunction with each of Alussa’s financial statements and related notes and “Alussa’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere herein. The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of the future performance of Alussa following the Business Combination.

(in thousands, except per share information)	For the three months ended March 31,		For the year ended December 31, 2020	For the period from June 13, 2019 (inception) through December 31, 2019
	2021	2020
Statement of Operations Information:
Operating costs	$5,329	$500	$5,191	$1,173
Net income (loss)	(30,918)	8,943	(7,581)	(4,780)
Basic and diluted net income per redeemable ordinary share	$—	$0.03	$0.07	$0.06
Basic and diluted net income (loss) per non-redeemable ordinary share	$(2.48)	$0.71	$(0.84)	$(0.72)
Statement of Cash Flows Information:
Net cash used in operating activities	$(587)	$(402)	$(1,911)	$(229)
Net cash used in investing activities	—	—	—	(287,500)
Net cash provided by financing activities	550	—	—	290,011
	As of March 31, 2021	As of December 31,
(in thousands)		2020	2019
Balance Sheet Information:
Total assets	$290,393	$290,440	$290,226
Total liabilities	79,696	48,824	41,030
Ordinary shares subject to possible redemption	205,697	236,616	244,196
Total shareholders’ equity	5,000	5,000	5,000

FREYR

FREYR’s selected historical consolidated statements of operations and cash flows information for the years ended December 31, 2020 and 2019, and its selected historical consolidated balance sheet information as of December 31, 2020 and 2019 are derived from FREYR’s audited financial statements included elsewhere in this proxy statement/prospectus. FREYR’s selected historical statements of operations and cash flows information for the three months ended March 31, 2021 and 2020 and its selected historical balance sheet information as of March 31, 2021 are derived from FREYR’s unaudited interim financial statements included elsewhere in this proxy statement/prospectus. The financial statements of FREYR are stated in U.S. dollars ($).

The selected historical consolidated information in this section should be read in conjunction with each of FREYR’s financial statements and related notes and “FREYR’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere herein. The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of the future performance of FREYR following the Business Combination.

	For the three months ended March 31,		For the years ended December 31,
(in thousands, except per share information)	2021	2020	2020	2019
Statement of Operations Information:
Total operating expenses	$11,919	$880	$8,923	$2,473
Net loss	(11,887)	(895)	(9,605)	(1,201)
Net loss per share attributable to ordinary shareholders, basic	$(0.06)	$(0.01)	$(0.06)	$(0.01)
Net loss per share attributable to ordinary shareholders, diluted	$(0.06)	$(0.01)	$(0.06)	$(0.02)
Statement of Cash Flows Information:
Net cash used in operating activities	$(6,392)	$(482)	$(7,336)	$(1,201)
Net cash used in investing activities	(54)	(25)	(71)	(20)
Net cash provided by financing activities	7,500	1,083	20,458	1,229
	As of March 31, 2021	As of December 31,
(in thousands)		2020	2019
Balance Sheet Information:
Total assets	$18,375	$15,931	$474
Total liabilities	20,632	10,975	1,423
Total shareholders’ equity (deficit)	(2,257)	4,956	(949)

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following selected unaudited pro forma condensed combined financial information (the “selected pro forma information”) gives effect to the Business Combination described in the section titled “Unaudited Pro Forma Condensed Combined Financial Information.” The Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, Alussa will be treated as the acquired company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Pubco issuing ordinary shares for the net assets of Alussa, accompanied by a recapitalization. The net assets of Alussa will be stated at historical cost, with no goodwill or other intangible assets recorded. The selected pro forma balance sheet as of March 31, 2021 gives effect to the Business Combination as if it had occurred on March 31, 2021. The selected pro forma statements of operations for the three months ended March 31, 2021 and for the year ended December 31, 2020 gives effect to the Business Combination as if it had occurred on January 1, 2020.

The selected pro forma information has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information of the post-combination business included elsewhere in this proxy statement/prospectus and the accompanying notes to the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the audited financial statements and related notes of Alussa and FREYR for the applicable periods included elsewhere in this proxy statement/prospectus. The selected pro forma information has been presented for informational purposes only and is not necessarily indicative of what the post-combination business’ actual financial position or results of operations would have been had the Business Combination been completed as of the dates indicated. In addition, the selected pro forma information does not purport to project the future financial position or operating results of the post-combination business.

The selected pro forma information has been prepared assuming two redemption scenarios as follows:

•        Assuming No Redemptions — This presentation assumes that no Alussa Public Shareholder exercises redemption rights with respect to its Public Shares for a pro rata portion of the funds in Alussa’s Trust Account.

•        Assuming Maximum Redemptions — This presentation assumes that Alussa Public Shareholders (who are not Alussa Initial Shareholders or an officer or director of Alussa) holding 26,625,934 of Alussa’s Public Shares exercise their redemption rights and that such Public Shares are redeemed for their pro rata share ($10.08 per share, plus any pro rata interest earned on the Trust Account not previously released to Alussa (net of taxes payable), as of two business days prior to the consummation of the Business Combination) of the funds in Alussa’s Trust Account for aggregate redemption proceeds of $268,426 thousand. Under the Business Combination Agreement, the consummation of the Business Combination is conditioned upon, among other things, the net tangible assets of Alussa being at least $5,000 thousand upon the First Closing and Alussa and Pubco having at least $400,000 thousand in the aggregate of cash and cash equivalents, including funds in the Trust Account and any proceeds from any of the Funding Commitment Letter or other PIPE Investment, as of the First Closing Date, after giving effect to the Public Shareholders’ exercise of their redemption rights but before giving effect to Alussa’s expenses of the transaction and to certain deferred liabilities of Alussa. This scenario gives effect to the maximum number of redemptions that meet all of the conditions to permit consummation of the Business Combination.

(in thousands, except share and per share data)	Assuming No Redemptions	Assuming Maximum Redemptions
Selected Unaudited Pro Forma Condensed Combined Statement of Operations Information for the Three Months Ended March 31, 2021
Operating expenses	$17,222	$17,222
Net loss	(27,095)	(27,095)

Net loss per share attributable to ordinary shareholders, basic and diluted	$(0.20)	$(0.25)
Weighted average ordinary shares outstanding, basic and diluted	134,881,086	108,255,152

Selected Unaudited Pro Forma Condensed Combined Statement of Operations Information for the Year Ended December 31, 2020
Operating expenses	$28,496	$28,496
Net loss	(34,471)	(34,471)

Net loss per share attributable to ordinary shareholders, basic and diluted	$(0.26)	$(0.32)
Weighted average ordinary shares outstanding, basic and diluted	134,881,086	108,255,152

Selected Unaudited Pro Forma Condensed Combined Balance Sheet Information as of March 31, 2021
Total assets	$850,609	$582,183
Total liabilities	40,508	40,508
Total shareholders’ equity	810,101	541,675

Comparative Share Information

The following table sets forth selected historical comparative share information for Alussa and FREYR and unaudited pro forma combined per share information of the post-combination business after giving effect to the Business Combination, assuming two redemption scenarios as follows:

•        Assuming No Redemptions — This presentation assumes that no Alussa Public Shareholder exercises redemption rights with respect to its Public Shares for a pro rata portion of the funds in Alussa’s Trust Account.

•        Assuming Maximum Redemptions — This presentation assumes that Alussa Public Shareholders (who are not Alussa Initial Shareholders or an officer or director of Alussa) holding 26,625,934 of Alussa’s Public Shares exercise their redemption rights and that such Public Shares are redeemed for their pro rata share ($10.08 per share, plus any pro rata interest earned on the Trust Account not previously released to Alussa (net of taxes payable), as of two business days prior to the consummation of the Business Combination) of the funds in Alussa’s Trust Account for aggregate redemption proceeds of $268,426 thousand. Under the Business Combination Agreement, the consummation of the Business Combination is conditioned upon, among other things, the net tangible assets of Alussa being at least $5,000 thousand upon the First Closing and Alussa and Pubco having at least $400,000 thousand in the aggregate of cash and cash equivalents, including funds in the Trust Account and any proceeds from any of the Funding Commitment Letter or other PIPE Investment, as of the First Closing Date, after giving effect to the Public Shareholders’ exercise of their redemption rights but before giving effect to Alussa’s expenses of the transaction and to certain deferred liabilities of Alussa. This scenario gives effect to the maximum number of redemptions that meet all of the conditions to permit consummation of the Business Combination.

The unaudited pro forma combined book value per share information reflects the Business Combination as if it had occurred on March 31, 2021. The weighted average shares outstanding and net loss per share information give pro forma effect to the Business Combination as if it had occurred on January 1, 2020.

This information is only a summary and should be read together with the selected historical financial information included elsewhere in this proxy statement/prospectus and the audited financial statements of Alussa and FREYR and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information of Alussa and FREYR is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor the earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Alussa and FREYR would have been had the companies been combined during the periods presented.

			Pro Forma Combined		FREYR equivalent pro forma per share information(2)
	Alussa (Historical)	FREYR (Historical)	(Assuming No Redemptions)	(Assuming Maximum Redemptions)	(Assuming No Redemptions)	(Assuming Maximum Redemptions)
As of and for the Three Months Ended March 31, 2021(3)
Book value per share(1)	$0.14	$(0.01)	$6.01	$5.01	$1.08	$0.90
Net loss per share attributable to ordinary shareholders, basic and diluted		$(0.06)	$(0.20)	$(0.25)	$(0.04)	$(0.04)
Weighted average ordinary shares outstanding, basic and diluted		209,196,827	134,881,086	108,255,152	24,148,778	19,381,736
Basic and diluted net income per redeemable ordinary share	$—
Weighted average redeemable ordinary shares outstanding, basic and diluted	23,470,955
Basic and diluted net loss per non-redeemable ordinary share	$(2.48)
Weighted average non-redeemable ordinary shares outstanding, basic and diluted	12,466,545
For the Year Ended December 31, 2020(3)
Net loss per share attributable to ordinary shareholders, basic and diluted		$(0.06)	$(0.26)	$(0.32)	$(0.05)	$(0.06)
Weighted average ordinary shares outstanding, basic and diluted		158,142,423	134,881,086	108,255,152	24,148,778	19,381,736
Basic and diluted net income per redeemable ordinary share	$0.07
Weighted average redeemable ordinary shares outstanding, basic and diluted	24,958,411
Basic and diluted net loss per non-redeemable ordinary share	$(0.84)
Weighted average non-redeemable ordinary shares outstanding, basic and diluted	10,979,089

____________

(1)      Book value per share = Total equity/shares outstanding.

(2)      The equivalent pro forma basic and diluted per share data for FREYR is calculated by multiplying the pro forma combined per share data by the Exchange Ratio, which is expected to be 0.179038 Pubco Ordinary Shares.

(3)      There were no cash dividends declared in the period presented.

Comparison on Shareholder Rights between Luxembourg Law and Cayman Islands Law

Alussa is a Cayman Islands exempted company. The rights of shareholders and the duties and responsibilities of directors of a Cayman Islands company are governed by the company’s memorandum of association and articles of association as supplemented by statute and the common law. Under Cayman Islands law, the “memorandum and articles of association” are the constitutional documents of a Cayman Islands company. The principal legislation governing companies registered in the Cayman Islands is the Cayman Companies Act. The memorandum and articles of association and the applicable laws of the Cayman Islands (principally, the Cayman Companies Act) are collectively referred to herein in this section as the Cayman Law. The Amended and Restated Memorandum and Articles of Association of Alussa adopted on November 25, 2019 are referred to herein as the “Alussa Articles.”

Pubco is a Luxembourg public limited liability company (société anonyme). The principal legislation governing companies registered in Luxembourg is the Luxembourg law dated August 10, 1915 on commercial companies, as amended (the “Luxembourg Company Law”). The Amended and Restated Articles of Association of Pubco are referred to herein in this section as the Pubco Articles.

Although the rights and privileges of shareholders under the Luxembourg Company Law are in certain instances comparable to those under Cayman Law, there are a number of notable differences. The following is a summary of certain differences between Cayman Law and Luxembourg Company Law which management of Alussa and Company consider to be of significance to Alussa shareholders. This summary is not an exhaustive review of Cayman Law and Luxembourg Company Law. Reference should be made to the full text of the Luxembourg Company Law and the Cayman Companies Act and the regulations thereunder for particulars of any differences between them, and to the Alussa Articles and the Pubco Articles. Shareholders should consult their legal or other professional advisors with regard to the implications of the Transactions which may be of importance to them.

Board of Directors
Luxembourg	Cayman Islands

Pursuant to the Luxembourg Company Law, the board of directors of société anonyme must be composed of at least three directors (unless such company has only one shareholder, in which case the company may have a sole director). They are appointed by the general meeting of shareholders (by proposal of the board, the shareholders or a spontaneous candidacy) by a simple majority of the votes validly cast. The Pubco Articles provide that any proposal by shareholders of candidate(s) for election to the board of directors by the general meeting of shareholders must be (i) made by one or more shareholders who together hold at least 10% of the subscribed share capital of Pubco and (ii) received by Pubco in writing pursuant to the provisions set forth in the articles of association. Directors may be re-elected but the term of their office may not exceed six years. The articles of incorporation of a company may provide for different classes of directors.

The Pubco Articles foresee a minimum of eight directors who may but do not need to be Shareholders of Pubco.

The Cayman Companies Act does not contain specific restrictions or requirements with respect to the composition of the board of directors of a Cayman Islands company. Similarly, the Cayman Companies Act does not stipulate a procedure for the appointment of directors, which instead would be prescribed in the articles of association of the company. Typically, the articles of association will also make provision for matters such as directors’ qualifications, terms of office and retirement, removal and rotation of directors, regulation of directors’ meetings, proceedings of the board and notice requirements, and the manner of determining questions that arise at board meetings. Sole directors and corporate directorships are permissible, subject to the articles of association.

The Alussa Articles specify there must be at least one director and do not place a limit on the maximum number of directors. The shareholders may increase or reduce the limits in the number of directors by a shareholder ordinary resolution.

Board of Directors
Luxembourg	Cayman Islands

The Pubco Articles do not provide for any classes of directors however such may be introduced through an amendment of the articles.

It results from Luxembourg Company Law and the Pubco Articles that in case of a vacancy, the remaining board members appointed by the general meeting may by majority vote elect a director to fill the vacancy. See “Filling Vacancies on the Board of Directors”.

Each director (including the chairman) has one vote and decisions are passed if approved by a simple majority. The Pubco Articles further provide that neither the chairman nor any other member of the board of directors shall have a casting vote in case of a tie.

The board of directors may validly deliberate if the majority of the directors is present or represented at the meeting provided that at least two directors are present and may participate in the discussion.

The Alussa Articles specify that, prior to the closing of a business combination, only holders of the Class B ordinary shares may appoint and remove directors. Prior to the closing of a business combination, holders of Public Shares (Class A ordinary shares) have no right to vote on the appointment or removal of any director. The board of directors may also appoint a person to be a director, either to fill a vacancy or as an additional director, provided that the appointment does not cause the number of directors to exceed any limit placed on the maximum number of directors.

After the closing of a business combinations, the shareholders (including the holders of Public Shares), voting together as a single class, can appoint or remove directors by ordinary resolution passed by a simple majority of the votes cast at a quorate meeting on the resolution or by written resolution unanimously adopted by all shareholders entitled to vote on the matter.

The Alussa Articles require a quorum of two or more directors for board meetings (unless there is only one director, in which case the quorum is one director, or the directors fix a different quorum). The directors are free to regulate their meetings as they think fit. Each director has one vote and decisions are passed if approved by a simple majority. In the case of an equality of votes, the chairman has a second or casting vote.

Unanimous written resolutions signed by all of the directors (or all the members of a committee of the directors) are permitted by the Alussa Articles and such resolutions are as valid and effectual as if passed at a meeting.

The Alussa Articles permit directors to appoint a proxy to represent them at any board meetings.

Unless and until the Alussa shareholders fix a minimum shareholding requirement for directors, a director is not required to be a shareholder.

Limitation on Personal Liability of Directors
Luxembourg	Cayman Islands

Luxembourg Company Law provides that directors do not assume any personal obligations for commitments of the company. Directors are liable to the company for the execution of their duties as directors and for any misconduct in the management of the company’s affairs.

Directors are further jointly and severally liable both to the company and, as the case may be, to any third parties, for damages resulting from violations of the Luxembourg Company Law or the articles of the company. Directors will only be discharged from such liability for violations to which they were not a party, provided no misconduct is attributable to them and they have reported such violations at the first general meeting after they had knowledge thereof.

In addition, directors may under specific circumstances also be subject to criminal liability, such as in the case of an abuse of corporate assets.

The Pubco Articles provide that directors and officers, past and present, are entitled to indemnification from Pubco to the fullest extent permitted by law against liability and all expenses reasonably incurred by him/her in connection with any claim, action, suit or proceeding in which he/she is involved by virtue of his/her being or having been a director or officer. See “Indemnification of Officers, Directors and Employees”.

Generally speaking, directors do not incur personal liability for the debts, obligations or liabilities of a company except for those specified by statute and which arise out of negligence, fraud or breach of fiduciary duty on the part of an individual director, or due to an action not within his authority and not ratified by the company.

Cayman Law does not prohibit or restrict a company from indemnifying its directors and officers against personal liability for any loss they may incur arising out of the company’s business. A company’s articles of association may provide for the indemnification of a director or an officer for breach of duty, save in circumstances where there has been willful neglect, willful default, fraud or dishonesty in the carrying out of fiduciary duties.

In addition to any indemnities contained in the articles of association, the company will commonly obtain directors’ and officers’ (D&O) insurance.

The Alussa Articles provide that every director and officer (which for the avoidance of doubt, shall not include auditors), together with every former director and former officer (each an “Indemnified Person”) shall be indemnified out of the assets of the company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or willful default. No Indemnified Person shall be liable to the company for any loss or damage incurred by the company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or willful default of such Indemnified Person. No person shall be found to have committed actual fraud or willful default unless or until a court of competent jurisdiction shall have made a finding to that effect.

The Alussa Articles also provide that the company shall advance to each Indemnified Person’s reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought.

In addition to the indemnification rights under the Alussa Articles, each of Alussa’s directors and officers have entered into an indemnity agreement with the company.

Interested Shareholders
Luxembourg	Cayman Islands

Under Luxembourg Company Law, no restriction exists as to the transactions that a shareholder may conclude with the company. The transaction must, however, be in the corporate interest of the company.

The Pubco Articles do also not provide for any specific rules in that respect.

The rights and duties of the shareholders as against the company, and as between the shareholders themselves, are set out in the articles of association, which constitute a contract between these parties.

Subject to the articles of association, there are no general restrictions or prohibitions under Cayman Islands Law with a shareholder transacting or contracting with the company. Shareholders (in their capacity as such) do not owe fiduciary duties to the company or their fellow shareholders.

The Alussa Articles do not alter this general position or contain restrictions on shareholders transacting or contracting with the company, save that where the company seeks to complete an initial business combination with a target that is affiliated with the Sponsor, executive officers or Directors, the company, or a committee of independent Directors, will obtain an opinion from an independent investment banking firm or another valuation or appraisal firm that regularly renders fairness opinions on the type of target business the Company is seeking to acquire that such an initial business combination is fair to the company from a financial point of view.

Removal of Directors
Luxembourg	Cayman Islands

Pursuant to Luxembourg Company Law and the Pubco Articles, directors may be removed at any time with or without cause (ad nutum) by the general meeting of shareholders by a simple majority of the votes validly cast.

The Alussa Articles specify that, prior to the closing of a Business Combination, only holders of the Class B ordinary shares may appoint and remove directors by ordinary resolution. Prior to the closing of a Business Combination, holders of Public Shares (Class A ordinary shares) have no right to vote on the appointment or removal of any director.

In addition, the Alussa Articles provide that the office of a director shall be vacated if:

(a)     the director resigns in writing; or

(b)    the director absents himself (without being represented by proxy) from three consecutive board meetings without special leave of absence from the directors, and the directors pass a resolution that he has by reason of such absence vacated office; or

(c)     the director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)     the director is found to be or becomes of unsound mind; or

Removal of Directors
Luxembourg	Cayman Islands

(e)     all of the other directors (being not less than two in number) determine that he should be removed as a director, either by a resolution passed by all of the other directors at a board meeting or by a resolution in writing signed by all of the other directors.

Filling Vacancies on the Board of Directors
Luxembourg	Cayman Islands

Luxembourg Company Law provides that, in the event of a vacancy of a director seat, the remaining directors appointed by the general meeting may, unless the articles of the company provide otherwise, provisionally fill such vacancy until the next general meeting at which the shareholders will be asked to confirm the appointment.

The decision to fill a vacancy must be taken by the remaining directors appointed by the general meeting of shareholders by simple majority vote.

The Pubco Articles provide that vacancies for reasons of death, retirement, resignation, dismissal, removal or otherwise may be filled by simple majority decision of the remaining board members in office appointed by the general meeting.

Please refer to the discussion under “Board of Directors” above.
Committees
Luxembourg	Cayman Islands

The Pubco Articles provide that the board of directors may set up committees and determine their composition, purpose, powers and rules.

In accordance with the Pubco Articles, Pubco shall establish an audit and risk committee, a compensation committee and a nomination and corporate governance committee (however the compensation committee and the nomination and corporate governance committee may but must not constitute a single committee) and appoint their members and determine their authorities. These committees will be constituted by Independent Directors (as defined under the rules of the New York Stock Exchange), chaired by an Independent Director and set-up in accordance with the rules, polices and regulations of any security market on which Pubco’s shares are listed or traded and which are applicable to Pubco.

The Alussa Articles permit the directors to establish and delegate their powers, authorities and discretions to committees consisting of one or more directors. Subject to any conditions imposed by the directors, the proceedings of a committee will be governed by the same provisions in the Alussa Articles regulating the proceedings of directors, so far as they are capable of applying.

Alussa’s directors have established three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee.

Share Capital
Luxembourg	Cayman Islands

The issued share capital of Pubco currently amounts to USD 40,000 divided into 40,000 fully paid redeemable shares without nominal value and zero (0) fully paid ordinary shares without nominal value.

The Pubco Articles will further provide for an authorized share capital in the amount of USD 245,000,000 divided into 245,000,000 ordinary shares with no nominal value.

Alussa’s current authorized share capital is US$22,200 divided into (i) 200,000,000 Class A ordinary shares of a par value of US$0.0001 each, (ii) 20,000,000 Class B ordinary shares of a par value of US$0.0001 each and (iii) 2,000,000 preference shares of a par value of US$0.0001 each.

Share Capital
Luxembourg	Cayman Islands

The increase or reduction of the issued share capital requires an extraordinary general meeting of the shareholder of Pubco deliberating in the manner required to amend the articles of association. See “Amendment of Governing Documents”.

Notwithstanding the above and within the limits of the authorized share capital set out in the articles of association, the board of directors may be authorized by the shareholders to issue further ordinary shares (or any rights, securities, or other entitlements to ordinary shares) and, under certain conditions, to limit, restrict or waive preferential subscription rights of existing shareholders. In addition, the board of directors may allocate, within the limits of the authorized share capital, existing ordinary shares or new ordinary shares, including free of charge, to directors, officers and staff members of Pubco or of companies or other entities in which Pubco holds directly or indirectly at least 10 per cent of the capital or voting rights. The authorization so granted in the Pubco Articles shall by operation of law, operate as a waiver by existing shareholders of their preemptive right for the benefit of the recipients of such ordinary shares allotted free of charge. The board of directors may determine the terms and conditions of such allocation, which may comprise a period after which the allocation is final and a minimum holding period during which the recipients must retain the ordinary shares.

The authority of the board of directors to issue additional shares is valid for a period of up to five years unless renewed by decision of the shareholder taken in an extraordinary general meeting amending the relevant provisions of the articles of association. See “Amendment of Governing Document”.

The Pubco Articles will provide for the authorized share capital of Pubco consisting of 245,000,000 authorized ordinary shares to be valid until the date which falls five years after the publication in the Luxembourg RESA of the minutes of the extraordinary general meeting of shareholders of Pubco held on May 20, 2021.

Alussa’s issued share capital currently amounts to
(i) 28,750,000 Class A ordinary shares and
(ii) 7,187,500 Class B ordinary shares.

No preference shares are currently in issue.

The Alussa Articles provide the directors with general authority to allot and issue further shares up to the authorized share capital stated above.

The authorized share capital may only be increased or varied by shareholder ordinary resolution.

Preferred Shares
Luxembourg	Cayman Islands

The Pubco Articles do currently not provide for the possibility to issue preferred shares. As a result, the issuance of any preferred shares requires an amendment to the Pubco Articles. See “Amendment of Governing Document”.

Alussa is currently authorized to issue up to 2,000,000 preference shares of a par value of US$0.0001 each. No preference shares are currently in issue.

Variation of Rights
Luxembourg	Cayman Islands
The Pubco Articles do currently not provide for any classes of shares. The introduction of share classes would require an amendment of the Pubco Articles. See “Amendment of Governing Document”.

The Alussa Articles provide that all or any of the rights attached to any class of the company’s shares (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the company is being wound up, be varied without the consent of the holders of the issued shares of that class where such variation is considered by the directors not to have a material adverse effect upon such rights. In all other cases any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued shares of the affected class (other than with respect to a waiver of the anti-dilution provisions in the Alussa Articles in respect of Class B ordinary share conversions, which shall only require the consent in writing of the holders of a majority of the issued Class B ordinary shares), or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the shares of that affected class. The directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Alussa shares of the relevant class.

The Alussa Articles provide that all the provisions relating to general meetings will apply mutatis mutandis to any class meetings, except that the necessary quorum shall be one person holding or representing by proxy at least one half of the issued shares of the affected class and that any holder of shares of the affected class present in person or by proxy may demand a poll. For the purposes of a separate class meeting, the directors may treat two or more or all the classes of shares as forming one class of shares if the directors consider that such class of shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of shares.

The Alussa Articles specify that the following shall not be considered a variation of share rights (unless otherwise expressly provided by the terms of issue of the shares of that class): the creation or issue of further shares ranking pari passu therewith.

If the variation of rights requires an amendment to the Alussa Articles themselves, then such amendment will require the approval from the shareholders by a special resolution passed by at least two-thirds (save for those specific provisions for which the Alussa Articles specify a greater majority) of the votes cast at a quorate meeting on the resolution or by written resolution unanimously adopted by all shareholders entitled to vote on the matter. Please refer to the discussion under “Amendment of Governing Documents” below.

Preemptive Rights and Advance Subscription Rights
Luxembourg	Cayman Islands

Luxembourg Company Law provides for preemptive rights of the existing shareholders in case of the issuance of new shares against a contribution in cash.

The extraordinary general meeting of shareholders may, by two-thirds majority vote, limit, waive, or cancel such preemptive rights or renew, amend, or extend them, in each case for a period not to exceed five years. Such shares may be issued above, at, or below market value.

However, the Pubco Articles, in accordance with Luxembourg law, authorize the board of directors to suppress, waive, or limit any preemptive subscription rights of shareholders provided by law to the extent that the board of directors deems such suppression, waiver, or limitation advisable for any issuance or issuances of Pubco Ordinary Shares within the scope of Pubco’s authorized share capital. Such authorization will be valid for a maximum period of five years after the publication of the resolution of the sole shareholder approving such authorization in the Luxembourg RESA. In case of ordinary shares allotted free of charge to directors, officers and staff members of Pubco or of companies or other entities in which Pubco holds directly or indirectly at least 10 per cent of the capital or voting rights in the context of the authorized share capital, the waiver of the preemptive subscription right shall operate by law.

There are no statutory preemptive rights under the Cayman Companies Act. The articles of association may include preemptive rights in favor of shareholders or one or more classes of shareholder.

The Alussa Articles do not provide preemptive rights. However, pursuant to the anti-dilution provisions of the Class B ordinary shares, certain specified future issuances of shares will result in an adjustment to the conversion ratio at which the Class B ordinary shares convert into Class A ordinary shares such that the initial shareholders and their permitted transferees would retain their aggregate percentage ownership at 20% of the sum of the total number of all ordinary shares outstanding upon completion of the company’s IPO plus all shares issued in the specified future issuance, unless the holders of a majority of the then-outstanding Class B ordinary shares agreed to waive such adjustment with respect to the future issuance at the time thereof.

Minority Rights
Luxembourg	Cayman Islands

Shareholders holding together 10% of the issued share capital are entitled:

•        while a shareholders’ meeting is in session, to require a postponement of that meeting for up to four weeks. Any such postponement will annul any decision taken at the meeting;

•        to require the board of directors by written notice to convene a meeting of shareholders with the agenda indicated by them. Such meeting must be held within one month of the said request; and

Cayman Island companies operate on the principle of a majority rule. Pursuant to the Alussa Articles and the Cayman Companies Act decisions require approval by either (i) an ordinary resolution passed by a simple majority of the votes cast at a quorate meeting on the resolution or by written resolution unanimously adopted by all shareholders entitled to vote on the matter or (ii) a special resolution passed by at least two-thirds of the votes cast at a quorate meeting on the resolution or by written resolution unanimously adopted by all shareholders entitled to vote on the matter, depending on the matter being voted upon.

Minority Rights
Luxembourg	Cayman Islands

•        to require the board of directors to add further items on the agenda of a meeting of shareholders. This request must be sent to the registered office by registered mail at least five days prior to the holding of the meeting.

If, as a result of losses, the net assets of a company fall below one-quarter of the share capital of the relevant company, the company may be dissolved if such dissolution is approved by 25% of the votes cast at the general meeting of shareholders convened to discuss this matter.

Luxembourg Company Law also provides that one or more shareholders holding, in the aggregate, at least 10% of the securities having a right to vote at the general meeting that has granted discharge to the members of the board of directors for the execution of their mandate, may act on Pubco’s behalf to file a liability claim for damages against one or more directors for mismanagement and/or a violation of Luxembourg Company Law, or of the articles of association.

One or more shareholders representing at least 10% of the share capital or 10% of the votes attached to the securities may ask the board of directors written questions on one or more management operations (opérations de gestion) of the company and, as the case may be, of subsidiaries it controls. In the latter case, the request must be assessed in view of the interest of the companies included within the consolidation.

In the absence of answer within a period of one month, these shareholders may apply in court the appointment of experts instructed to submit a report on the management operations targeted in the question.

Notwithstanding the foregoing, the following rights may be available to a minority shareholder under Cayman Law:

(a)    a shareholder who opposed a merger or consolidation and who exercised their right to dissent would, subject to certain exceptions and subject to following a prescribed procedure set out in the Cayman Companies Act, be entitled to payment of the fair value of their shares;

(b)    a shareholder who opposed a shareholder scheme of arrangement would have the right to express their dissent to the courts. However, if the scheme of arrangement is approved, any dissenting shareholder would be bound by the scheme and would have no rights comparable to appraisal rights.

(c)     Cayman Law provides that a shareholder has the right to petition the court to wind-up a company on the basis that it is “just and equitable” to do so. One of the established grounds for a just and equitable petition is oppression, and if established the court has the power, as an alternative to a winding up order, to make:

•        an order regulating the conduct of the company’s affairs in the future;

•        an order requiring the company to refrain from doing or continuing an act complained of by the petitioner or to do an act which the petitioner has complained it has omitted to do;

•        an order authorizing civil proceedings to be brought in the name and on behalf of the company by the petitioner on such terms as the court may direct; or

•        an order providing for the purchase of the shares of any shareholders of the company by other shareholders or by the company itself and, in the case of a purchase by the company itself, a reduction of the company’s capital accordingly.

If the court does not make one of these alternative orders, and a winding up order is made on just and equitable grounds, a liquidator will be appointed who can then investigate the company’s affairs and pursue claims against those who have caused loss to the company (including directors and former directors).

Amendment of Governing Documents
Luxembourg	Cayman Islands

Under Luxembourg Company Law, amendments to the Pubco Articles require generally an extraordinary general meeting of shareholders held in front of a public notary at which at least one half of the share capital to which voting rights are attached pursuant to the Pubco Articles or Luxembourg Company Law is represented unless otherwise provided by the Pubco Articles or mandatorily required by law. The notice of the extraordinary general meeting of shareholders shall indicate the proposed amendments to the Articles.

If the aforementioned quorum is not reached, a second general meeting of shareholders may be convened by means of notices filed with the RCS and published in the Luxembourg RESA and in one Luxembourg newspaper at least 15 days before the meeting. The second general meeting shall validly deliberate regardless of the proportion of the share capital represented.

At both meetings, resolutions, in order to be adopted, must be carried by at least two-thirds of the votes cast by shareholders entitled to vote and subject in certain circumstances to a higher majority as required under our Pubco Articles or Luxembourg law. Where classes of shares exist and the resolution to be adopted by the general meeting of shareholders changes the respective rights attaching to such shares, the resolution will be adopted only if the conditions as to quorum and majority set out above are fulfilled with respect to each class of shares. An increase of the commitments of its shareholders requires however the unanimous consent of the shareholders.

The Pubco Articles provide for an increased qualified majority of three quarters for the approval of resolutions relating to the amendment of certain provisions of our articles. See “Meeting of Shareholders”.

Under Cayman Law, the directors have no power to make, amend or repeal the memorandum of association or articles of association of a Cayman Islands company. Instead any amendment or alteration to the memorandum of association or the articles of association requires approval from the shareholders by a special resolution passed by at least two-thirds (or such greater majority as may be specified by the articles of association) of the votes cast at a quorate meeting on the resolution or by written resolution unanimously adopted by all shareholders entitled to vote on the matter.

Where a company’s share capital is divided into different classes of shares and the rights of the holders of a class or series of shares are affected by the alteration differently than those of the holders of other classes or series of shares, it is typical for the articles of association to specify that the alteration is also subject to approval by consent in writing or resolution passed by a certain number of the holders of shares of each class or series so affected, whether or not they are otherwise entitled to vote. Please refer to the discussion under “Variation of Rights” above.

In addition, certain extraordinary corporate actions, such as winding up the company (voluntarily or by court order), changing the company’s name, or the merger or consolidation of the company with or into one or more other companies, require the approval of shareholders by a special resolution passed by at least two-thirds (or such greater majority as may be specified by the articles of association) of the votes cast at a quorate meeting on the resolution or by written resolution unanimously adopted by all shareholders entitled to vote on the matter. Other extraordinary actions, such as altering the company’s authorized share capital, require the approval of shareholders by an ordinary resolution passed by a simple majority (or such greater majority as may be specified by the articles of association) of the votes cast at a quorate meeting on the resolution or by written resolution unanimously adopted by all the shareholders entitled to vote on the matter. Cayman Law also provides for shareholder schemes of arrangements requiring the consent of at least a majority in number of the shareholders representing not less than 75% in value of the shares of each class affected by the scheme voting at the scheme meeting, and the sanction by the Grand Court of the Cayman Islands.

Amendment of Governing Documents
Luxembourg	Cayman Islands

In very limited circumstances, the board of directors is authorized by the shareholders to amend the Pubco Articles, albeit always within the limits set forth by the shareholders (such authorization must not be taken on a case by case basis but is included in the Pubco Articles). This is, among others, the case in the context of Pubco’s authorized unissued share capital, within which the board of directors is authorized to issue further shares or in the context of a share capital reduction and cancellation of shares. The board of directors is then authorized to appear in front of a public notary to record the capital increase or decrease and to amend the share capital set forth in the Pubco Articles. It also applies in case the registered office of Pubco will be transferred from one municipality of the Grand Duchy of Luxembourg to another. The board of directors has to the authority to take the relevant decision and to afterwards appear in front of a public notary to amend the Pubco Articles accordingly.

The Alussa Articles provide that the memorandum of association or articles of association may be amended by a special resolution passed by at least two-thirds of the votes cast at a quorate meeting on the resolution or by written resolution unanimously adopted by all shareholders entitled to vote on the matter, save that article 29.1 of the Alussa Articles (which is the article providing the holders of the Class B ordinary shares with the exclusive director appointment and removal rights prior to the completion of a Business Combination) may only be amended by a special resolution passed by at 90 per cent of the votes cast at a quorate meeting on the resolution or by written resolution unanimously adopted by all shareholders entitled to vote on the matter.

The Alussa Articles provide that if the shareholders approve an amendment to the Alussa Articles that would (i) modify the substance or timing of the company’s obligation to redeem 100% of the Public Shares if the company does not complete its initial business combination within 24 months from the closing of its IPO or (ii) with respect to the other provisions relating to shareholders’ rights or pre-business combination activity, the Company will provide the public shareholders with the opportunity to redeem all or a portion of their Class A ordinary shares upon such approval at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable) divided by the number of then outstanding Public Shares.

Meeting of Shareholders
Luxembourg	Cayman Islands

Pursuant to Luxembourg Company Law, at least one general meeting of shareholders must be held each year in Luxembourg. The purpose of such annual general meeting is in particular to approve the annual accounts, allocate the results, proceed to statutory appointments and grant discharge to the directors. The annual general meeting must be held within six months of the end of each financial year of Pubco.

The board of directors may in accordance with the Pubco Articles determine a date preceding the relevant general meeting as the record date for admission to, and voting at, such general meeting.

The procedure for convening and holding shareholder meetings is usually set out in the articles of association. The articles of association will typically provide for the directors to convene a shareholder meeting whenever they think fit upon written notice to all shareholders entitled to receive notice and attend the meeting, or upon the requisition in writing of shareholders holding the prescribed share capital of the company carrying the right to vote at a meeting. On receiving the requisition, the directors are required to call and hold a shareholder meeting for the purposes set out in the requisition. Where the articles of association are silent as to the persons who are entitled to summon shareholder meetings, the Cayman Companies Act provides that three shareholders shall be competent to summon the shareholder meeting.

Meeting of Shareholders
Luxembourg	Cayman Islands

Pursuant to Luxembourg Company Law, the board of directors is obliged to convene a general meeting so that it is held within a period of one month after receipt of a written request of shareholders representing at least one-tenth of the issued capital. Such request must be in writing and indicate the agenda of the meeting.

Luxembourg Company Law distinguishes between ordinary general meetings of shareholders and extraordinary general meetings of shareholders.

Extraordinary resolutions relate to proposed amendments to the articles of association and certain other limited matters. All other resolutions are ordinary resolutions.

Ordinary General Meetings.    At an ordinary general meeting, there is no quorum requirement and resolutions are adopted by a simple majority of validly cast votes. Abstentions are not considered “votes.”

Extraordinary General Meeting.    Extraordinary general meetings are required to be convened for among others any of the following matters: (i) the increase or decrease of the authorized or issued capital, (ii) the limitation or exclusion of preemptive rights or the authorization of the board of directors to limit or exclude such rights, (iii) the approval of a statutory merger or de-merger (scission), (iv) Pubco’s dissolution and liquidation, and (v) any amendments to the Pubco Articles. Pursuant to the Pubco Articles, for any resolutions to be considered at an extraordinary general meeting of shareholders, except for those on certain specific topics described below, the quorum shall be at least one half (50%) of Pubco’s outstanding Pubco Ordinary Shares. If such quorum is not present, a second meeting may be convened, which does not need a quorum. Any extraordinary resolution shall be adopted, except otherwise provided by law and the Pubco Articles, by at least a two-thirds majority of the votes validly cast. Abstentions are not considered “votes”.

The Pubco Articles do in generally provide for the rules set out by Luxembourg Company Law and do therefore not foresee any quorum in relation to ordinary shareholder decisions and such decisions may in consequence be approved by simple majority of the votes validly cast.

Alussa, as a Cayman Islands exempted company, is not required by the Cayman Companies Act to convene an annual general meeting.

The directors, the chief executive officer or the chairman of the board of directors may convene an extraordinary general meeting at any time and must convene an extraordinary general meeting upon a shareholders’ requisition. A shareholders’ requisition is a requisition of shareholders holding at the date of deposit of the requisition not less than 30 per cent in par value of the issued shares which as at that date carry the right to vote at general meetings. If there are no directors as at the date of the deposit of the shareholders’ requisition or if the directors fail to convene a meeting within 21 days from the requisition date, the requisitionists, or any of them representing more than one-half of the total voting rights of all of the requisitionists, may themselves convene a general meeting, but any meeting so convened must be held no later than the day which falls three months after the expiration of the said 21 day period.

The Alussa Articles require that at least 5 clear days’ notice is given of any general meeting.

The required quorum for general meetings is holders of a majority of the shares (being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy).

All resolutions put to the vote of the meeting will be decided by poll vote. Class A ordinary shareholders and Class B ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders and vote together as a single class, except as required by law; provided, that only holders of Class B ordinary shares have the right to vote on the appointment of the directors prior to a business combination and Class A ordinary shareholders are not be entitled to vote on the appointment of directors during such time. In the case of an equality of votes the chairman shall be entitled to a second or casting vote.

Meeting of Shareholders
Luxembourg	Cayman Islands

The Pubco Articles provide for an increased majority of at least 75% of votes validly cast for the amendments to articles 9.4, 9.5 and 17.3 to the articles of association. Article 9.4 set outs the requirements for candidates for election to the board of directors, and article 9.5 sets out the process for shareholders to propose candidates for the election to the board of directors to the general meeting of shareholders. Article 17.3 is the articles setting the increased majority for articles 9.4 and 9.5.

A shareholder may attend and vote at the meeting personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorized representative or proxy).

Pursuant to the Alussa Articles and the Cayman Companies Act all decisions require approval by either (i) an ordinary resolution passed by a simple majority of the votes cast at a quorate meeting on the resolution or by written resolution unanimously adopted by all shareholders entitled to vote on the matter or (ii) a special resolution passed by two-thirds (or, in the case of an amendment to article 29.1 of the Alussa Articles, 90 per cent) of the votes cast at a quorate meeting on the resolution or by written resolution unanimously adopted by all shareholders entitled to vote on the matter, depending on the matter being voted upon.

Shareholders’ Written Resolutions
Luxembourg	Cayman Islands

Pursuant to Luxembourg Company Law, shareholders of a public limited liability company (société anonyme) may not take actions by written consent. All shareholder actions must be approved at an actual meeting of shareholders held before a notary public or under private seal, depending on the nature of the matter. Shareholders may vote by proxy or, depending on circumstances, in writing.

Shareholder written resolutions are permitted under Cayman Law and the Alussa Articles. Pursuant to the Alussa Articles any shareholder written resolutions must be unanimous.
Indemnification of Officers, Directors and Employees
Luxembourg	Cayman Islands

Pursuant to Luxembourg law on agency, agents are generally entitled to be reimbursed any advances or expenses made or incurred in the course of their duties, except in cases of fault or negligence on their part.

Luxembourg law provisions on agency are generally applicable to the mandate of directors and officers of Pubco.

The Pubco Articles provide that directors and officers, past and present, will be entitled to indemnification from Pubco to the fullest extent permitted by Luxembourg law against liability and all expenses reasonably incurred or paid by him or her in connection with any claim, action, suit, or proceeding in which he or she would be involved by virtue of his or her being or having been a director or officer and against amounts

The Alussa Articles do not provide indemnification in favor of employees of the Company. Please refer to the discussion under “Limitation on Personal Liability of Directors” above in respect to the indemnification of directors and officers of Alussa.

Indemnification of Officers, Directors and Employees
Luxembourg	Cayman Islands

paid or incurred by him or her in the settlement thereof. However, no indemnification will be provided against any liability to Pubco’s directors or officers (i) by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties of a director or officer, (ii) with respect to any matter as to which any director or officer shall have been finally adjudicated to have acted in bad faith and not in Pubco’s interest, or (iii) in the event of a settlement, unless approved by a court of competent jurisdiction or the board of directors.

Pursuant to Luxembourg law, a company is generally liable for any violations committed by its employees in the performance of their functions except where such violations are not in any way linked to the duties of the employee.

Shareholder Approval of Business Combinations
Luxembourg	Cayman Islands

Under Luxembourg law and the Pubco Articles, the board of directors is vested with the broadest power to take any action necessary or useful to achieve the corporate object. The board’s powers are limited only by law and the Pubco Articles.

Corporate merger, and de-merger, as well as the dissolution and voluntary liquidation of a company, generally requires the approval of an extraordinary resolution of a general meeting of shareholders.

Transactions such as a sale, lease or exchange of substantial company assets generally require only the approval of the board of directors. Neither Luxembourg law nor the Pubco Articles contain any provision specifically requiring the board of directors to obtain shareholder approval for the sale, lease or exchange of substantial assets of Pubco.

The Alussa Articles provide that any Business Combination (defined as a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination involving the company, with one or more businesses or entities) must be approved by a majority of shareholders voting in favor of the Business Combination at a quorate general meeting, provided that the company shall only consummate any Business Combination so long as the company has net tangible assets of at least US$5,000,001 either prior to or upon such consummation or any greater net tangible asset or cash requirement that may be contained in the agreement relating to a Business Combination.

Under the Cayman Companies Act a merger or consolidation of a company with or into one or more other companies requires the approval of shareholders by a special resolution passed by at least two-thirds (or such greater majority as may be specified by the articles of association) of the votes cast at a quorate meeting on the resolution or by written resolution unanimously adopted by all shareholders entitled to vote on the matter.

Shareholder Action without a Meeting
Luxembourg	Cayman Islands
Please refer to the discussion under “Shareholders’ Written Resolutions” above.	Please refer to the discussion under “Shareholders’ Written Resolutions” above.

Shareholder Suits
Luxembourg	Cayman Islands

Luxembourg law generally does not require shareholder approval before legal action may be initiated on behalf of Pubco. The board of directors has sole authority to decide whether to initiate legal action to enforce Pubco’s rights (other than, in certain circumstances, in the case of an action against board members).

Shareholders do not generally have authority to initiate legal action on Pubco’s behalf.

However, the general meeting of shareholders may vote to initiate legal action against directors on grounds that such directors have failed to perform their duties. If a director is responsible for a breach of the Luxembourg Company Law or of a provision of the Pubco Articles, an action can in addition be initiated by any third party, including a shareholder that has suffered a loss that is independent and separate from the damage suffered by Pubco. Luxembourg procedural law does not recognize the concept of class actions.

In addition, an action may be brought against the directors on behalf of Pubco by minority shareholders. This minority action may be brought by one or more shareholders who, at the general meeting which decided upon discharge of such directors, owned securities with the right to vote at such meeting representing at least ten per cent of the votes attaching to all such securities.

The Pubco Articles provide that the courts of the registered office of Pubco shall be competent for all disputes which may arise during the duration of Pubco or upon its liquidation between shareholders, between shareholders and Pubco, between shareholders and directors or liquidators, between directors and liquidators, between directors or between liquidators of Pubco on account of company matters.

The Pubco Articles further provide that, unless Pubco consents in writing to the selection of an alternative forum, the federal district courts of the Unites States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933 and the Securities Exchange Act of 1934.

Shareholder derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability of such actions under Cayman Law. The Grand Court of the Cayman Islands has an established procedure as part of its rules for the Court granting leave for such claims to be brought. The Grand Court has also granted declarations of a shareholder’s right to bring a derivative action in a foreign jurisdiction, where that determination is helpful to questions of the foreign court’s jurisdiction to hear the claim.

In most cases, the company will be the proper plaintiff in any claim based on a breach of duty owed to the company (such as a breach by a director of their fiduciary duties) and the litigation has to be brought by the company itself. Normally the articles of association of the company will state that the right to commence litigation lies with the board of directors. As such, the shareholders will need to persuade the directors to bring an action on behalf of the company or, if the directors decline to take this action, the shareholders will want to consider whether they can replace the directors with a newly constituted board, who can then initiate the action against the former directors.

Alternatively, if a shareholder can bring himself, herself or itself within one of the exceptions to the rule in Foss v Harbottle, a decision of the English court which has been accepted into Cayman Law, such individual shareholder may be able to bring a derivative action, whereby such individual shareholder may bring an action in his, her or its own name but on behalf of the company. The exceptions are when the act complained of:

(a)    is ultra vires (i.e. beyond the capacity of) the company or illegal;

(b)    constitutes a “fraud on the minority”, and the wrongdoers are themselves in control of the company, so that they will not cause the company to bring an action;

(c)     is an irregularity in the passing of a resolution which requires a special majority; or

(d)    infringes the personal rights of an individual shareholder.

Shareholder Suits
Luxembourg	Cayman Islands

In addition, a shareholder may have a direct right of action against the company if he, she or it can show that a duty owed to him, her or it personally (rather than to the company) has been breached. For example, if a shareholder is prevented from exercising a contractual right embedded in the articles of association of the company, he, she or it would generally bring a personal action against the company for a declaration or an injunction.

Advance Notification Requirements for Proposal of Shareholders
Luxembourg	Cayman Islands

One or several shareholders holding at least 10% of the share capital may request that one or more additional items be put on the agenda of any general meeting. This request shall be sent to the registered office of Pubco by registered mail at least five days prior to the holding of the relevant general meeting.

If one or more shareholders representing at least 10% of the share capital request the convening of a general meeting of shareholders in writing, with an indication of the agenda, the board of directors must convene such general meeting so that it can be held within a period of one month from receipt of such request.

The Alussa Articles specify that shareholders seeking to bring business before the annual general meeting or to nominate candidates for election as directors at the annual general meeting must deliver notice to the principal executive offices of the company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the scheduled date of the annual general meeting.

Whilst not specifically provided for in the Cayman Companies Act, as a matter of general practice any shareholder may request the directors of a Cayman Islands company to propose a resolution for consideration at a shareholders’ meeting. Unless the articles of association provide otherwise, the directors have the discretion to refuse any such request, but in doing so must be mindful of their fiduciary duties towards the company. The directors will also need to be mindful of any right set out in the articles of association permitting shareholders to requisition a shareholder meeting (please refer to the discussion under “Shareholder Meetings” above).

Distributions and Dividends; Repurchases and Redemptions
Luxembourg	Cayman Islands

Pursuant to Luxembourg Company Law, distributions may be made (i) by decision of the general meeting of shareholders out of available profits (up to the prior year end and after approval of accounts as of the end of and for the prior year) and reserves (including premium) and (ii), provided that such possibility is foreseen in the articles of association, which is the case of the Pubco Articles, by the board of directors as interim dividends (acomptes sur dividendes) out of available profits and reserves (including premium and other available reserves).

Up to 5% of any net annual profits generated by Pubco must be allocated to a non-distributable legal reserve until such legal reserve amounts to 10% of Pubco’s issued share capital.

The Alussa Articles provide that the directors may resolve to pay dividends and other distributions on shares in issue and authorize payment of the dividends or other distributions out of the realized or unrealized profits of the Company, out of the share premium account or as otherwise permitted by law. The directors may pay any dividend or other distribution in cash or in specie by the distribution of specific assets to the shareholder. No prior authorization of the shareholders is required for the company to declare and pay a dividend.

Distributions and Dividends; Repurchases and Redemptions
Luxembourg	Cayman Islands

The Company may generally only make distributions if the following conditions are met:

•        except in the event of a reduction of the issued share capital, a distribution to shareholders may not be made if its unconsolidated net assets on the closing date of the preceding fiscal year are, or following such distribution would become, less than the aggregate of the issued share capital and those reserves which may not be distributed by law or under the Pubco Articles; and

•        the amount of a distribution to shareholders may not exceed the sum of its unconsolidated net profits at the end of the preceding financial year plus any profits carried forward and any amounts drawn from reserves which are available for that purpose, less any losses carried forward and less the amounts to be placed in reserve in accordance with the law or the Pubco Articles.

Interim distributions may only be made by Pubco if the following conditions are met:

•         interim unconsolidated accounts indicate sufficient funds available for distribution.

•        the amount to be distributed may not exceed its total unconsolidated net profits since the end of the preceding financial year for which the annual accounts have been approved, plus any profits carried forward and sums drawn from reserves available for this purpose, less losses carried forward and losses realized since the end of the previous financial year and any sums to be placed in reserves in accordance with the law or the Pubco Articles.

•        the board may declare interim distributions no more than two months after the date at which the reference interim accounts have been drawn up.

•        prior to declaring an interim distribution, the board must receive a report from Pubco’s auditors confirming that the conditions for an interim distribution are met.

A Cayman Islands company is not permitted to declare or pay a dividend or distribution out of share premium, redeem or repurchase its own shares out of capital or share premium, or enter into a merger or consolidation unless the company is able to pay its debts as they fall due in the ordinary course of business (i.e. is able to satisfy a “cash flow” solvency test). There is no statutory requirement to evidence the solvency test in any form, although, if there is any doubt in respect of the company’s solvency, it would be prudent for the directors to seek auditor or other accounting verification. Similar rules apply in respect to redemptions.

A Cayman Islands company may, if authorized by its articles of association, issue shares that are redeemable at the option of the company or the holder (redeemable shares) and purchase its own shares, whether redeemable or not. Although a share cannot be redeemed or repurchased if:

•        it is not fully paid up;

•        the result would be that there are no shares outstanding; or

•        the company has commenced liquidation.

The Alussa Articles provide that the company will redeem the Public Shares in the following circumstances:

(a)     the company will redeem any Public Shares properly tendered in connection with a shareholder vote held on the company’s Business Combination (but only if the Business Combination is approved);

(b)    the company will redeem any Public Shares properly tendered in connection with a shareholder vote to amend the company’s memorandum and articles of association to (A) modify the substance or timing of the company’s obligation to allow redemption in connection with its initial Business Combination or to redeem 100% of the Public Shares if the company does not complete its initial Business Combination within 24 months from the closing of the IPO or (B) with respect to any other provision relating to shareholders’ rights or pre-business combination activity (but only if the amendment is approved)

Distributions and Dividends; Repurchases and Redemptions
Luxembourg	Cayman Islands

The amount of distributions declared by the annual general meeting of shareholders include (i) the amount of interim distributions declared by the board of directors during the previous financial year, and if proposed (ii) a further distribution based on Pubco’s unconsolidated annual account of the previous financial year. Where interim distribution payments exceed the amount of the distribution subsequently approved at the general meeting, any such overpayment shall be deemed to have been paid on account of the annual distribution of the subsequent financial year.

Pursuant to Luxembourg law, Pubco (or any party acting on its behalf) may repurchase Pubco’s shares and hold them in treasury, provided:

•        the shareholders at a general meeting have previously authorized the board of directors to acquire company shares. The general meeting shall determine the terms and conditions of the proposed acquisition and in particular the maximum number of shares to be acquired, the period for which the authorization is given (which may not exceed five years) and, in the case of acquisition for value, the maximum and minimum consideration;

•        the acquisitions, including shares previously acquired by Pubco and held by it, and shares acquired by persons acting in their own name but on behalf of Pubco, may not have the effect of reducing the unconsolidated net assets of Pubco below the amount of the issued share capital plus the reserves, which may not be distributed by law or under the Pubco Articles;

•        the repurchase offer must be made on the same terms and conditions to all the shareholders who are in the same position. In addition, as a listed company Pubco may repurchase its ordinary shares on the stock market without having to make or an offer to all of its shareholders.; and

•        only fully paid-up shares may be repurchased.

No prior authorization by shareholders is required (i) if the acquisition is made to prevent serious and imminent harm to Pubco, provided the board of directors informs the next general meeting of shareholders of the reasons for and the purpose of the acquisitions made, the number and nominal values or the accounting value of the shares

(c)     the company will redeem all Public Shares if the company is unable to complete its initial business combination within 24 months from the closing of the IPO or any further period approved in accordance with the articles of association, subject to applicable law.

Distributions and Dividends; Repurchases and Redemptions
Luxembourg	Cayman Islands

acquired, the proportion of the subscribed capital which they represent and the consideration paid for them; and (ii) in the case of shares acquired by either Pubco or by a person acting on behalf of Pubco with a view to redistribute the shares to the staff of Pubco or of its subsidiaries, provided that the distribution of such shares is made within 12 months from their acquisition.

Luxembourg law provides for certain further situations in which the above conditions do not apply, including the acquisition of shares pursuant to a decision to reduce the share capital of Pubco or the acquisition of shares issued as redeemable shares. Such acquisitions are subject to certain further conditions and may generally not have the effect of reducing the Company’s non-consolidated net assets below the aggregate of subscribed capital and those reserves which may not be distributed by law.

As long as shares are held in treasury, the voting rights attached thereto are suspended and such shares shall not be taken into account when calculating the quorum and majority required for general meetings. Further, to the extent treasury shares are reflected as assets on the balance sheet of Pubco, a non-distributable reserve of the same amount must be reflected on the liabilities side of the balance sheet.

The Pubco Articles provide that shares may be acquired and redeemed in accordance with the law.

Transactions with Officers or Directors
Luxembourg	Cayman Islands

There are no rules under Luxembourg law preventing a director from entering into contracts or transactions with Pubco to the extent the contract or the transaction is in the corporate interest of Pubco.

Luxembourg Company Law prohibits a director from participating in deliberations and voting on a transaction if such director has a direct or indirect financial interest therein conflicting with the interests of Pubco. The relevant director must disclose his or her interest to the board of directors and abstain from deliberating and voting. The transaction and the director’s interest therein shall be reported, by way of a special report, to the next succeeding general meeting of shareholders. Where, because of conflicts of interest, the number of directors required by the articles to decide and vote on the relevant matter is not reached, the board of directors may, unless otherwise provided for by the articles, decide to refer the decision on that matter to the general meeting of shareholders.

As a matter of Cayman Law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company. Like other fiduciaries, directors are required not to put themselves in a position where there is a conflict (actual or potential) between their personal interests and their duties to the company or between their duty to the company and the duty owed to another person. At common law, however, the company is at liberty to waive completely the rules protecting it as principal in dealings in which the directors have an interest. Typically, the articles of association of a Cayman Islands company will permit directors to attend, be counted in the quorum and usually also to vote on transactions in which they are interested as long as their interest is disclosed. Generally, however, directors should not use for their own profit the company’s assets, opportunities or information and the director will need to be comfortable that they can still discharge their fiduciary duties, including being able to act in best interests of the company on behalf of the shareholders, and not be influenced by their own interests.

Transactions with Officers or Directors
Luxembourg	Cayman Islands
The preceding provisions do not apply where the decision of the board of directors relates to ordinary business entered into under normal conditions.

The Alussa Articles provide that no person shall be disqualified from the office of director or prevented by such office from contracting with the company, either as vendor, purchaser or otherwise, and nor shall any such contract or any contract or transaction entered into by or on behalf of the company in which any director is in any way interested be or be liable to be avoided. The Alussa Articles further provide that any director contracting with the company or being interested in a transaction with the company will not be liable to account to the company for any profit realized by or arising in connection with any such contract or transaction by reason of such director holding office or of the fiduciary relationship thereby established.

The Alussa Articles specify that a director is able to attend, count in the quorum and vote on any resolutions in respect of a contract or transaction in which he is interested provided that the nature of the director’s interest is be disclosed by him at or prior to its consideration and any vote thereon.

RISK FACTORS

Shareholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the proposals described in this proxy statement/prospectus. The value of your investment in Pubco following the consummation of the Business Combination will be subject to significant risks affecting Pubco and FREYR and inherent in the industry in which FREYR operates. If any of the events described below occur, the post-acquisition business and financial results could be adversely affected in a material way. This could cause the trading price of Pubco Ordinary Shares to decline, perhaps significantly, and you therefore may lose all or part of your investment. Please see the section titled “Where You Can Find More Information” in this proxy statement/prospectus.

The risks set out below are not exhaustive and do not comprise all of the risks associated with an investment in Pubco. Additional risks and uncertainties not currently known to Alussa or FREYR or which Alussa or FREYR currently deem immaterial may also have a material adverse effect on Pubco’s business, financial condition, results of operations, prospects and/or its share price. Shareholders should consult a legal adviser, an independent financial adviser or a tax adviser for legal, financial or tax advice prior to deciding whether to vote or instruct their vote to be cast to approve the proposals described in this proxy statement/prospectus.

Risks Relating to the Business Combination and Risks Relating to Alussa’s Due Diligence and Evaluation of FREYR

The fact that all of FREYR’s operations are conducted outside of the United States limits Alussa’s access to all information that may be relevant to the Business Combination. This may result in a business combination that is not as profitable as Alussa expects.

Limited public information exists about companies that operate outside of the United States such as FREYR, and Alussa has been required to make decisions on whether to pursue the Business Combination on the basis of information that may be more limited than a similar company operating within the United States, which may result in a business combination with a company that is not as profitable as Alussa expected, if at all.

Alussa has a limited ability to assess the management of FREYR’s business and, as a result, cannot assure you that FREYR’s management has all the skills, experience, qualifications or abilities to manage a public company in the United States.

Alussa’s ability to assess FREYR’s business’ management may be limited due to a lack of time, resources or information. Alussa’s assessment of the capabilities of FREYR’s management with respect to managing a public company in the United States, therefore, may prove to be incomplete or incorrect and FREYR management may lack the skills, qualifications or abilities that Alussa believed FREYR management had, and the operations and profitability of Pubco or FREYR post-Business Combination could be negatively impacted. Accordingly, any Alussa shareholders who choose to remain shareholders following the Business Combination could suffer a reduction in the value of their shares. Such Alussa shareholders are unlikely to have a remedy for such reduction in value unless they are able to claim successfully that the reduction was due to the breach by Alussa’s officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy statement materials relating to the Business Combination contained an actionable material misstatement or material omission.

Alussa did not obtain an opinion from an independent investment banking or accounting firm, and consequently, you have no assurance from an independent source that the price Alussa is paying for the business is fair to Alussa from a financial point of view.

Alussa is not required to obtain an opinion from an independent investment banking or accounting firm that the price Alussa is paying for the Business Combination is fair to Alussa from a financial point of view. Alussa’s board of directors did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. Its officers and directors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and have concluded that their experience and backgrounds, together with the experience and sector expertise of its financial advisors enabled them to make the necessary analyses and determinations regarding the Business Combination with FREYR. In addition, Alussa’s officers and directors and its advisors have substantial experience with mergers and acquisitions. Accordingly, investors will be relying solely on the judgment of Alussa’s board of directors in valuing FREYR’s business, and assuming the risk that the board of directors may not have properly valued such business. Investors are advised that Alussa’s ability to assess FREYR’s business’ management may have been limited due to a lack of time, resources or information and even though Alussa deems such assessment to be appropriate, there is a risk that it may have been incomplete.

Subsequent to the completion of the Business Combination, Pubco may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and stock price post-Business Combination, which could cause you to lose some or all of your investment.

Even though Alussa has conducted due diligence on FREYR, Alussa cannot assure you that this diligence will surface all material issues that may be present, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Alussa’s, Pubco’s or FREYR’s control will not later arise. As a result of these factors, Pubco may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in reporting losses. Even if Alussa’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with its preliminary risk analysis. The fact that Pubco reports charges of this nature could contribute to negative market perceptions about its securities post-Business Combination. Accordingly, any shareholders who choose to remain shareholders following the Business Combination could suffer a reduction in the value of their shares. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to claim successfully that the reduction was due to the breach by Alussa’s officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that this proxy statement/prospectus contained an actionable material misstatement or material omission.

Risks Relating to Closing the Business Combination

Alussa’s Sponsor, Encompass, officers and directors have agreed to vote their shares in favor of the Business Combination, regardless of how Alussa’s public shareholders vote.

In connection with the Business Combination, Alussa’s Sponsor, Encompass Capital Master Fund LP and Encompass Capital E L Master Fund L.P., officers and directors have each separately agreed with Alussa and FREYR to vote their Founder Shares (as applicable) and all ordinary shares acquired by the Sponsor, Encompass Capital Master Fund LP and Encompass Capital E L Master Fund L.P, officers and directors during or after its IPO in favor of the Business Combination. Currently, Alussa’s Sponsor, Encompass Capital Master Fund LP and Encompass Capital E L Master Fund L.P., officers and directors collectively own approximately 25% of the outstanding Alussa Ordinary Shares. Accordingly, it is more likely that the necessary shareholder approval will be received than would be the case if Alussa’s Sponsor, Encompass Capital Master Fund LP and Encompass Capital E L Master Fund L.P., officers and directors agreed to vote their shares in accordance with the majority of the votes cast by Alussa’s public shareholders.

Alussa may not be able to complete the Business Combination or any other business combination within the prescribed time frame, in which case Alussa would cease all operations except for the purpose of winding up and Alussa would redeem Alussa’s Public Shares and liquidate.

Alussa must complete an initial business combination by November 29, 2021. Alussa may not be able to consummate the Business Combination or any other business combination by such date. If Alussa has not completed any initial business combination by such date, it will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses) (which interest shall be net of taxes payable) divided by the number of then issued and outstanding Public Shares, which Redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such Redemption, subject to the approval of Alussa’s remaining shareholders and board of directors, dissolve and liquidate, subject in each case to Alussa’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, Alussa’s board of directors will not have the ability to adjourn the Alussa Special Meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved.

Alussa’s board of directors may seek approval to adjourn the Alussa Special Meeting to a later date or dates if, at the meeting, based upon the tabulated votes, there are not sufficient votes to approve one or more proposals presented to shareholders for a vote or if holders of the Public Shares have elected to redeem an amount of Public Shares such that the Minimum Cash Condition would not be satisfied. If the Adjournment Proposal is not approved, Alussa’s board will not have the ability to adjourn the meeting to a later date and, therefore, will not have more time to solicit votes to approve the consummation of the Business Combination. In such event, the Business Combination would not be completed.

Alussa’s current directors and executive officers beneficially own ordinary shares and warrants of Alussa that will be worthless, and have incurred reimbursable expenses that may not be reimbursed or repaid, if the Business Combination is not approved. Such interests may have influenced their decision to approve the Business Combination with FREYR.

Alussa’s officers and directors and/or their affiliates beneficially own or have a pecuniary interest in Founder Shares and Private Placement Warrants that they acquired prior to, or simultaneously with, the IPO. Alussa’s executive officers and directors and their affiliates have no redemption rights with respect to these securities in the event a business combination is not effected in the required time period. Therefore, if the Business Combination with FREYR or another business combination is not approved within the required time period, such securities held by such persons will be worthless. Such securities had an aggregate market value of approximately $33 million based upon the closing prices of Alussa’s Ordinary Shares and warrants on NYSE on January 25, 2021. Furthermore, Alussa’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Alussa’s behalf, such as identifying and investigating possible business targets and business combinations. These expenses will be repaid upon completion of the Business Combination with FREYR. However, if Alussa fails to consummate the Business Combination, they will not have any claim against the Trust Account for repayment or reimbursement. Accordingly, Alussa may not be able to repay or reimburse these amounts if the Business Combination is not completed. See the section titled “The Business Combination Proposal — Interests of Alussa’s Directors and Officers in the Business Combination.”

These financial interests may have influenced the decision of Alussa’s directors to approve the Business Combination with FREYR and to continue to pursue such Business Combination. In considering the recommendations of Alussa’s board of directors to vote for the Business Combination Proposal and other proposals, its shareholders should consider these interests.

The exercise of Alussa’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in Alussa’s shareholders’ best interest.

In the period leading up to the Closing, events may occur that, pursuant to the Business Combination Agreement, would require Alussa to agree to amend the Business Combination Agreement, to consent to certain actions taken by FREYR or to waive rights that Alussa is entitled to under the Business Combination Agreement. Such events have arisen and could continue to arise because of changes in the course of FREYR’s business, a request by FREYR to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on FREYR’s business and would entitle Alussa to terminate the Business Combination Agreement. In any of such circumstances, it would be at Alussa’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of the financial and personal interests of the directors described in the preceding risk factors may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is best for Alussa and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, Alussa does not believe there will be any changes or waivers that Alussa’s directors and officers would be likely to make after shareholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further shareholder approval, Alussa will circulate a new or amended proxy statement/prospectus and resolicit Alussa’s shareholders if changes to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the Business Combination Proposal.

The Sponsor and our executive officers and directors have potential conflicts of interest in recommending that shareholders vote in favor of approval of the Business Combination Proposal and other matters to be considered at the Alussa Special Meeting described in this registration statement on Form S-4 and the proxy statement/prospectus included herein.

When you consider the recommendation of our board of directors in favor of approval of the Business Combination Proposal and other matters to be considered at the Alussa Special Meeting, you should keep in mind that the Alussa Initial Shareholders, including Alussa’s directors and executive officers and Encompass, have interests in such proposal that are different from, or in addition to, your interests as a holder of Public Shares or Alussa Public Warrants. These interests include, among other things:

•        If the Business Combination with FREYR or another business combination is not consummated by November 29, 2021 (or such later date as may be agreed by the Alussa shareholders), Alussa will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating. The Alussa Initial Shareholders currently hold 7,187,500 Founder Shares. In the event of dissolution or liquidation, all 7,187,500 Founder Shares which were acquired for an aggregate purchase price of $25,000 prior to the IPO, would be worthless because the Alussa Initial Shareholders are not entitled to participate in any redemption or liquidation of the Trust Account with respect to Founder Shares. The aggregate market value of Alussa Ordinary Shares held by the Alussa Initial Shareholders was $71,946,875.00 based upon the closing price of $10.01 per share on the NYSE on the Record Date.

•        The Alussa Initial Shareholders purchased an aggregate of 8,750,000 private warrants from Alussa for an aggregate purchase price of $8,750,000 (or $1.00 per warrant). These purchases took place on a private placement basis simultaneously with the consummation of the IPO. Such warrants had an estimated aggregate market value of $28,175,000.00 based upon the estimated valuation price of $3.22 per warrant on March 31, 2021. These Alussa Warrants will become worthless if Alussa does not consummate a business combination by November 29, 2021 (or such later date as may be agreed by the Alussa shareholders) (as will the Alussa Warrants held by Public Shareholders).

•        The total market value of the current ownership of Alussa’s officers and directors in Alussa Ordinary Shares and warrants, based on the closing price of $10.01 per ordinary share and an estimated valuation of $3.22 per warrant as of March 31, 2021 is approximately $104,951,875.00.

•        The PIPE investors have subscribed for $600 million of the PIPE Investment at the PIPE price of $10.00 per share, for which they will receive up to 60,000,000 Pubco Ordinary Shares. The 60,000,000 Pubco Ordinary Shares which the PIPE investors have subscribed for in the PIPE Investment, if unrestricted and freely tradeable, would have an aggregate market value of $600,600,000.00 based upon the closing price of $10.01 per share on the Record Date, the most recent practicable date prior to the date of this proxy statement/prospectus.

•        Certain funds and/or separate accounts managed by Encompass are the holders of 15,000,000 FREYR Preferred Shares and 92,500,000 FREYR Preferred Share Linked Warrants. After the completion of the Norway Demerger and the Norway Merger, Pubco shall purchase all preferred shares of Norway Merger Sub 1 (which will be issued in exchange for the FREYR Preferred Shares as a part of the Norway Merger) from the Company Preferred Share Transferors in exchange for a number of newly issued shares of Pubco equal to (A) $14,895,000, divided by (B) the PIPE Price. In addition, the Company Preferred Share Transferors stated that they have entered into an agreement with other FREYR shareholders whereby the Company Preferred Share Transferors will exchange their shares in SVPH for shares in Norway Merger Sub 1, to be completed prior to the Cross-Border Merger.

•        The Business Combination Agreement provides that two current directors of Alussa will be directors of Pubco after the closing of the Business Combination. As such, in the future each will receive cash fees, share options or share awards that the Pubco board of directors determines to pay to its non-executive directors.

•        If Alussa is unable to complete a business combination within the required time period, Alussa’s Sponsor will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Alussa for services rendered or contracted for or products sold to Alussa, but only if such a vendor or target business has not executed a waiver of access to such funds.

•        The Alussa Initial Shareholders, including Alussa’s officers and directors, and their affiliates, are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on behalf of Alussa, such as identifying and investigating possible business targets and business combinations. However, if Alussa fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, Alussa may not be able to reimburse these expenses if the Business Combination with FREYR or another business combination is not completed by November 29, 2021 (or such later date as may be agreed by the Alussa shareholders). As of the date of this proxy statement/prospectus, there are no unpaid reimbursable expenses.

•        The Sponsor may make working capital loans to Alussa (including pursuant to the Loan Note), up to $1,500,000 of which loans may be converted into warrants, at the price of $1.00 per warrant at the option of the Sponsor. Alussa may use a portion of working capital held outside the Trust Account to repay such loaned amounts to the Sponsor or its affiliates in relation to the Business Combination. On April 6, 2021, Alussa borrowed $1,500,000 under the Loan Note, and on April 30, 2021 the Sponsor exercised its option to convert this loan to 1,500,000 warrants.

These interests may influence our directors in making their recommendation to vote in favor of the Business Combination Proposal and the other proposals described in this registration statement on Form S-4 and the proxy statement/prospectus included herein. You should also read the section titled “Summary of the Proxy Statement/Prospectus — Interests of Alussa Directors and Officers in the Business Combination.”

Alussa’s and FREYR’s ability to consummate the proposed transactions, and the operations of Pubco following the proposed transactions, may be materially adversely affected by the recent coronavirus (COVID-19) pandemic.

In December 2019, a novel strain of coronavirus was reported to have surfaced in Wuhan, China, which has and is continuing to spread throughout the world, including the United States. On January 30, 2020, the World Health Organization declared the outbreak of the coronavirus disease (COVID-19) a “Public Health Emergency of International Concern.” On January 31, 2020, the U.S. Department of Health and Human Services declared a public health emergency, and on March 11, 2020, the World Health Organization characterized the COVID-19 outbreak as a “pandemic.”

The COVID-19 pandemic has resulted, and other infectious diseases could result, in a widespread health crisis that has and could continue to adversely affect the economies and financial markets worldwide, which may delay or prevent the consummation of the proposed transactions, and the business of the FREYR or Pubco following the proposed transactions could be materially and adversely affected. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others.

The disruptions posed by COVID-19 have continued, and other matters of global concern may continue, for an extensive period of time, and Alussa’s and FREYR’s ability to consummate the proposed transactions and Pubco’s financial condition and results of operations following the proposed transactions may be materially adversely affected. Each of Alussa, FREYR and Pubco may also incur additional costs due to delays caused by COVID-19, which could adversely affect Pubco’s financial condition and results of operations.

Alussa’s Public Warrants and Private Placement Warrants are accounted for as liabilities and the changes in value of its warrants could have a material effect on its financial results.

On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the SEC together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies” (the “SEC Statement”). Specifically, the SEC Statement focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the warrant agreement governing Alussa’s Warrants. As a result of the SEC Statement, Alussa reevaluated the accounting treatment of its 14,375,000 Public Warrants and 8,750,000 Private Placement Warrants and restated its previously issued financial statements to classify the Warrants as derivative liabilities measured at fair value, with changes in fair value each period reported in earnings.

As a result, included on Alussa’s balance sheet as of December 31, 2020 contained elsewhere in this proxy statement/prospectus are derivative liabilities related to embedded features contained within its Warrants. Accounting Standards Codification 815, Derivatives and Hedging (“ASC 815”) provides for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statements of operations. As a result of the recurring fair value measurement, Alussa’s financial statements and results of operations may fluctuate quarterly based on factors which are outside of its control. Due to the recurring fair value measurement, Alussa expects that it will recognize non-cash gains or losses on its Warrants each reporting period and that the amount of such gains or losses could be material.

Alussa has identified a material weakness in its internal control over financial reporting as of December 31, 2020. If it is unable to develop and maintain an effective system of internal control over financial reporting, it may not be able to accurately report its financial results in a timely manner, which may adversely affect investor confidence in Alussa and materially and adversely affect its business and operating results.

Following the issuance of the SEC Statement, on May 5, 2021, Alussa concluded that its previously issued audited financial statements for the year ended December 31, 2020 and the period from June 13, 2019 (inception) through December 31, 2019, and each of its unaudited condensed financial statements for the quarterly and year-to-date periods during such years, and related disclosures, should be restated (the “Restatement”). As part of such process, Alussa identified a material weakness in its internal controls over financial reporting.

A material weakness is a deficiency or combination of deficiencies in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of Alussa’s financial statements would not be prevented or detected on a timely basis. These deficiencies could result in additional material misstatements to Alussa’s financial statements that could not be prevented or detected on a timely basis.

Effective internal controls are necessary for Alussa to provide reliable financial reports and prevent fraud. Alussa continues to evaluate steps to remediate the material weakness. These remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects.

If Alussa discovers additional weaknesses in its internal controls in the future, any such newly identified material weakness could limit Alussa’s ability to prevent or detect a misstatement of its accounts or disclosures that could result in a material misstatement of its financial statements. In such case, Alussa may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in Alussa’s financial reporting and its stock price may decline as a result. Alussa cannot assure you that the measures it has taken to date, or any measures it may take in the future, will be sufficient to avoid potential future material weaknesses.

Alussa may face litigation and other risks as a result of the material weakness in its internal control over financial reporting.

Following the issuance of the SEC Statement, Alussa’s management and its audit committee concluded that it was appropriate to restate its previously issued audited financial statements as of December 31, 2020 and 2019 and for the year ended December 31, 2020 and the period from June 13, 2019 (inception) through December 31, 2019. As part of the Restatement, Alussa identified a material weakness in its internal controls over financial reporting.

As a result of such material weakness, the Restatement related to the accounting for the Warrants, and other matters raised or that may in the future be raised by the SEC, Alussa face potential litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the Restatement and material weakness in Alussa’s internal control over financial reporting. As of the date of this proxy statement/prospectus, Alussa has no knowledge of any such litigation or dispute. However, Alussa can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on Alussa’s business, results of operations and financial condition or its ability to complete a Business Combination.

Risks Relating to Redemptions

The ability of Alussa’s public shareholders to redeem their shares for cash may make Alussa’s financial condition unattractive to FREYR, which may affect FREYR’s ability to close the Business Combination.

Pursuant to the Business Combination Agreement, Alussa would need to have net tangible assets of at least $5,000,001 in the Trust Account after giving effect to the Redemptions as a closing condition to the Business Combination. Further, FREYR and the Major Shareholders are not obligated to consummate the transaction if Pubco and Alussa will have less than $400,000,000 of cash and cash equivalents as of the Closing after giving effect to the Redemptions, the proceeds of any private placement and the proceeds from the Funding Commitment Letter. Alussa will need to reserve a portion of the cash in the Trust Account to meet such requirements, or, if such amounts are not available after taking into account all Redemptions, arrange for third party debt or equity financing if significant Redemptions be exercised and the PIPE Investment is not fully funded. Raising additional third party financing may involve dilutive equity issuances or the incurrence of indebtedness at higher than desirable levels. If too many Public Shareholders exercise their redemption rights and the PIPE Investment is not fully funded, Alussa and Pubco would not be able to meet such closing condition and, as a result, would not be able to proceed with the Business Combination unless this condition is waived. If such closing condition is waived by FREYR and the Major Shareholders, Pubco and FREYR would not have as much working capital as anticipated following the Business Combination, which could have a material adverse effect on FREYR’s financial condition, business, prospects and results of operation.

The ability of Alussa’s public shareholders to exercise redemption rights with respect to a large number of Alussa’s shares could increase the probability that the Business Combination would be unsuccessful and that you would have to wait for liquidation in order to redeem your shares.

The Business Combination Agreement requires Alussa to have net tangible assets of at least $5,000,001 upon the Closing after taking into account any Redemptions. Further, FREYR and the Major Shareholders are not obligated to consummate the transaction if Pubco and Alussa will have less than $400,000,000 of cash and cash equivalents as of the Closing after giving effect to the Redemptions, the proceeds of any private placement and the proceeds from the Funding Commitment Letter. Therefore, the probability that the Business Combination will be unsuccessful increases with the amount of shareholder Redemptions. If the Business Combination is unsuccessful and Alussa is not able to consummate another business combination before November 29, 2021, Public Shareholders will not receive their pro rata portion of the Trust Account until Alussa liquidates the Trust Account. If Public Shareholders are in need of immediate liquidity, they could attempt to sell their shares in the open market; however, at such time Alussa’s shares may trade at a discount to the pro rata amount per share in the Trust Account. In either situation, Public Shareholders may suffer a material loss on their investment or lose the benefit of funds expected in connection with Redemptions until Alussa liquidates or they are able to sell their shares in the open market.

If Alussa public shareholders fail to properly demand redemption rights, they will not be entitled to exchange their shares for cash.

Pursuant to the Alussa Articles, a Public Shareholder may demand that its shares are redeemed for cash if the Business Combination is consummated. Holders of Public Shares will be entitled to receive cash for their shares only if they affirmatively demand that their shares are redeemed no later than 5:00 p.m. Eastern Time on June 23, 2021 (two (2) business days prior to the vote at the Alussa Special Meeting) by (A) submitting a request in writing to Mark Zimkind of Continental Stock Transfer & Trust Company and (B) delivering their shares to the Transfer Agent physically or electronically using The Depository Trust Company’s DWAC (Deposit Withdrawal at Custodian) System. See the section titled “Extraordinary General Meeting of Alussa Shareholders — Redemption Rights” for the procedures to be followed if you wish to convert your shares to cash.

The shares of Alussa public shareholders who have properly demanded redemption rights will only be redeemed if the Business Combination is consummated.

If a holder of Public Shares properly makes a demand for Redemption as described in the section titled “Extraordinary General Meeting of Alussa Shareholders — Redemption Rights”, then, if the Business Combination is consummated, such holder’s shares will be redeemed for an amount equal to a pro rata portion of the aggregate amount then on deposit in the Trust Account calculated in accordance with the Alussa Articles. As of the Record Date, this would amount to approximately $10.08 per share. If a holder of Public Shares exercises its redemption rights, then it will be exchanging its shares for cash and will no longer own the shares.

If the Business Combination is not approved or completed for any reason, then Public Shareholders who elected to exercise their redemption rights will not be entitled to redeem their shares for an amount equal to the applicable pro rata share of the Trust Account. In such case, provided the Cayman Merger has not been completed, the Transfer Agent will promptly return any Public Shares delivered by Public Shareholders and such holders may only share in the assets of the Trust Account upon the liquidation of Alussa. This may result in holders receiving less than they would have received if the Business Combination was completed and they had exercised their redemption rights in connection therewith due to potential claims of creditors.

Risks Relating to Share Ownership

The grant and future exercise of registration rights may adversely affect the market price of Class A ordinary shares and Pubco Ordinary Shares upon consummation of the Business Combination.

Pursuant to the Registration Rights Agreement, described elsewhere in this proxy statement/prospectus, Alussa’s Sponsor and certain FREYR shareholders listed thereunder can demand that Pubco register their registrable securities under certain circumstances and will also have piggyback registration rights for these securities in connection with certain registrations of securities that Pubco undertakes. Following the consummation of the Business Combination, Pubco intends to file and maintain an effective registration statement under the Securities Act covering such securities.

The registration of these securities will permit the public resale of such securities. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of Pubco Ordinary Shares post-Business Combination.

Sales of a substantial number of Pubco securities in the public market following the Business Combination could adversely affect the market price of its ordinary shares.

7,187,500 Founder Shares and 10,250,000 warrants that Alussa’s Initial Shareholders currently hold will be exchangeable for ordinary shares and warrants of Pubco and continue to be held by Alussa’s Initial Shareholders following the Business Combination except for the 500,000 warrants to be transferred by the Sponsor to certain of FREYR’s management and representatives. Such Pubco Ordinary Shares exchanged for the Founder Shares will be subject to a one year lock up restriction following the Second Closing Date, subject to the possible early release of such shares in the event (i) the closing price of the Pubco Ordinary Shares exceeds $12.00 per share (as adjusted for share splits, share capitalizations, rights issuances, subdivisions, reorganizations, recapitalization and the like) for any 20 trading days within any 30 trading day period commencing at least 150 days after the Second Closing Date or (ii) Pubco completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of Pubco shareholders having the right to exchange their ordinary shares for cash, securities or other property. Furthermore, such warrants held by Alussa’s Initial Shareholders and shares issuable upon conversion of such warrants will be subject to a 30 day lock up restriction following the Second Closing. After the lock-up period expires, these securities will become eligible for future sale in the public market. Additionally, certain Pubco Ordinary Shares issued in connection with the PIPE Investment will not be subject to lock up restrictions. Sales of a significant number of these securities in the public market, or the perception that such sales could occur, could reduce the market price of Pubco Ordinary Shares.

You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your public shares or public warrants, potentially at a loss.

Public Shareholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) Alussa’s completion of the Business Combination, and then only in connection with those Class A ordinary shares that such shareholder properly elected to redeem, subject to the limitations described herein, (ii) the redemption of any Public Shares properly tendered in connection with a shareholder vote to amend Alussa’s Articles to modify the substance or timing of Alussa’s obligation to allow redemption in connection with its initial business combination or to redeem 100% of the Public Shares if Alussa does not complete its initial business combination by November 29, 2021 and (iii) the redemption of Alussa’s Public Shares if Alussa is unable to complete its business combination by November 29, 2021, subject to applicable law and as further described herein. In addition, if Alussa plans to redeem its Public Shares if Alussa is unable to complete a business combination by November 29, 2021, for any reason, compliance with Cayman Islands law may require that Alussa submits a plan of dissolution to Alussa’s then-existing shareholders for approval prior to the distribution of the proceeds held in the Trust Account. In that case, Public Shareholders may be forced to wait beyond November 29, 2021, before they receive funds from the Trust Account. In no other circumstances will a Public Shareholder have any right or interest of any kind in the Trust Account. Accordingly, to liquidate your investment, you may be forced to sell your Public Shares or public warrants, potentially at a loss.

NYSE may not list Pubco’s securities on its exchange, which could limit investors’ ability to make transactions in Pubco’s securities and subject Pubco to additional trading restrictions.

Pubco intends to apply to have its securities listed on NYSE upon consummation of the Business Combination, and such listing is a closing condition to the Business Combination. Pubco will be required to meet the initial listing requirements to be listed. Pubco may not be able to meet those initial listing requirements. Even if Pubco’s securities are so listed, Pubco may be unable to maintain the listing of its securities in the future.

If Pubco fails to meet the initial listing requirements and NYSE does not list its securities on its exchange, or if Pubco is unable to maintain the listing of its securities on NYSE, Pubco could face significant material adverse consequences, including:

•        a limited availability of market quotations for its securities;

•        a less liquid market for its securities;

•        a limited amount of news and analyst coverage for the company; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

Additionally, if Pubco is unable to list its securities on NYSE, Alussa would not be able to proceed with the Business Combination unless this condition is waived.

Actions taken to increase the likelihood of approval of the Business Combination Proposal and other proposals could have a depressive effect on the Alussa Ordinary Shares.

At any time prior to the Alussa Special Meeting, during a period when they are not then aware of any material nonpublic information regarding Alussa or its securities, Alussa’s Initial Shareholders, officers, directors, FREYR or FREYR’s shareholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal or the Merger Proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire Alussa Ordinary Shares or vote their shares in favor of the Business Combination Proposal and the Merger Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements to consummate the Business Combination where it appears that such requirements would otherwise not be met. Entering into such arrangements may have a depressive effect on the Alussa Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he, she or it owns, either prior to or immediately after the Alussa Special Meeting.

Pubco may be a passive foreign investment company, or “PFIC,” which could result in adverse U.S. federal income tax consequences to U.S. investors.

If Pubco is a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder (as defined in the section of this registration statement captioned “United States Federal Income Tax Considerations”) of Pubco securities, the U.S. Holder may be subject to adverse U.S. federal income tax consequences and may be subject to additional reporting requirements. Although Alussa has generally met both PFIC tests in previous taxable years, it is unclear whether, following the Business Combination, Pubco may still meet one of the tests. Although Pubco may be classified as a PFIC for its current taxable year, Pubco’s actual PFIC status for its current taxable year or any future taxable year will not be determinable until after the end of such taxable year. Accordingly, there can be no assurances with respect to Pubco’s status as a PFIC for its current taxable year or any subsequent taxable year. U.S. Holders are urged to consult their own tax advisors regarding the possible application of the PFIC rules to holders of Pubco securities. For a more detailed explanation of the tax consequences of PFIC classification to U.S. Holders, see “United States Federal Income Tax Considerations — Passive Foreign Investment Company Considerations.”

Because Alussa is incorporated under the laws of the Cayman Islands, holders of Alussa’s securities may face difficulties in protecting their interests, and their ability to protect their rights through the U.S. Federal courts may be limited.

Alussa is an exempted company incorporated under the laws of the Cayman Islands. As a result, it may be difficult for holders of Alussa’s securities to effect service of process within the United States upon Alussa’s directors or officers, or enforce judgments obtained in the United States courts against Alussa’s directors or officers.

Alussa’s corporate affairs are governed by the Alussa Articles, the Cayman Companies Act and the common law of the Cayman Islands. The rights of Public Shareholders to take action against Alussa’s directors, actions by minority shareholders and the fiduciary responsibilities of Alussa’s directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of Public Shareholders and the fiduciary responsibilities of Alussa’s directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States and certain states such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. Additionally, Cayman Islands companies may not have standing to sue before the Federal courts of the United States.

The courts of the Cayman Islands are unlikely (i) to recognize or enforce against Alussa judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against Alussa predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. Although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Risks Relating to Third Party Claims

If Alussa is unable to complete the Business Combination with FREYR or another business combination by November 29, 2021, Alussa will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating. In such event, third parties may bring claims against Alussa and, as a result, the proceeds held in the Trust Account could be reduced and the per-share liquidation price received by shareholders could be less than $10.00 per share.

Under the terms of the Alussa Articles, Alussa must complete the Business Combination with FREYR or another business combination by November 29, 2021, or Alussa must cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating. In such event, third parties may bring claims against Alussa. Although Alussa has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses it has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the Trust Account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the Trust Account could be subject to claims which could take priority over those of Public Shareholders. If Alussa is unable to complete a business combination within the required time period, the Sponsor has agreed it will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Alussa for services rendered or contracted for or products sold to Alussa, but only if such a vendor or prospective target business does not execute such a waiver. However, the Sponsor may not be able to meet such obligation. Therefore, the per-share distribution from the Trust Account in such a situation may be less than $10.00 due to such claims.

Additionally, if Alussa is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, or if Alussa otherwise enters compulsory or court supervised liquidation, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of its shareholders. To the extent any bankruptcy claims deplete the Trust Account, Alussa may not be able to return to Public Shareholders at least $10.00 per share.

Alussa’s shareholders may be held liable for claims by third parties against Alussa to the extent of distributions received by them.

If Alussa is unable to complete the Business Combination with FREYR or another business combination within the required time period, Alussa will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares, which Redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such Redemption, subject to the approval of its remaining shareholders and its board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. Alussa cannot assure you that it will properly assess all claims that may be potentially brought against Alussa. As such, Alussa’s shareholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of its shareholders may extend well beyond the third anniversary of the date of distribution. Accordingly, Alussa cannot assure you that third parties will not seek to recover from its shareholders amounts owed to them by Alussa.

If Alussa is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Alussa’s shareholders. Furthermore, because Alussa intends to distribute the proceeds held in the Trust Account to Public Shareholders promptly after the expiration of the time period to complete a business combination, this may be viewed or interpreted as giving preference to Public Shareholders over any potential creditors with respect to access to or distributions from its assets. In addition, Alussa’s board of directors may be viewed as having breached their fiduciary duties to its creditors and/or may have acted in bad faith, and thereby exposed itself and the company to claims of punitive damages, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors. Alussa cannot assure you that claims will not be brought against it for these reasons. Alussa and its directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of its share premium account while it was unable to pay its debts as they fall due in the ordinary course of business would be guilty of an offense and may be liable to a fine of up to $18,292 and to imprisonment for five years in the Cayman Islands.

Risks Relating to Pubco’s Business and Operations Following the Business Combination

The value of your investment in Pubco following the consummation of the Business Combination will be subject to significant risks affecting Pubco and FREYR and inherent in the industry in which FREYR operates. You should carefully consider the risks and uncertainties described below and other information included in this proxy statement/prospectus. If any of the events described below occur, the post-Business Combination business and financial results could be adversely affected in a material way. This could cause the trading price of Pubco Ordinary Shares to decline, perhaps significantly, and you therefore may lose all or part of your investment.

Risks Relating to Development and Commercialization of FREYR’s Battery Cells

FREYR’s success will depend on FREYR’s ability to manufacture battery cells, and to do so economically, at scale, of sufficient quality, on schedule and to customers’ specifications.

FREYR’s future business depends in large part on FREYR’s ability to execute the plans to develop, manufacture, market and sell its battery cells and to deploy the battery cells at sufficient capacity and to pre-agreed specifications to meet the demands of customers. FREYR has no prior experience to date in manufacturing of its battery cells. FREYR cannot be certain that the technologies it intends to use will result in efficient, automated, low-cost manufacturing capabilities and processes, that will enable FREYR to meet the quality, price, engineering, design and production standards, as well as the production volumes, required to successfully mass market FREYR’s battery cells. Even if FREYR is successful in developing its manufacturing capability and processes and reliably source its component supply, FREYR cannot be certain whether FREYR will be able to do so in a manner that avoids significant delays and cost overruns, including as a result of factors beyond FREYR’s control such as problems with suppliers and vendors, or in time to meet its commercialization schedules or to satisfy the requirements of customers. Any failure to develop such manufacturing processes and capabilities within FREYR’s projected costs and timelines could have a material adverse effect on FREYR’s business, prospects, operating results and financial condition.

FREYR’s licensing strategy is subject to various risks which could adversely affect FREYR’s business and future prospects. There are no assurances that 24M or other future counterparties will not provide similar licenses to other manufacturers which will increase the competition faced by FREYR.

As part of its strategy to license in process technology, FREYR has entered into a licensing and services agreement with 24M (the “24M License”) to use 24M’s process technology and accelerate FREYR’s time to market. FREYR’s business, competitive advantage and financial results rely heavily on the technology licensed from 24M and the relationship with 24M. However, 24M may have economic, business or legal interests or goals that are inconsistent with those of FREYR. Any disagreements with 24M or other future counterparties may impede FREYR’s ability to maximize the benefits of its licensing strategy and slow or otherwise adversely impact the development or deployment of FREYR’s battery plants. Among other things, 24M has the right to terminate the 24M License in various circumstances, including based on FREYR’s failure to achieve a defined production-rate milestone within a required timeframe, and for cause based on FREYR’s material breach, subject to cure rights and other procedural protections for dispute resolution where allegations of breach are disputed. In addition, if 24M is unable or unwilling to meet its economic or other obligations under the 24M License, FREYR may be required to either fulfill those obligations alone or be unable to replicate the services to be provided by 24M. FREYR is not currently engaged in discussions with other licensors for alternative technology and, as a result, any disagreement with 24M or termination of the license agreement could result in a material adverse effect on FREYR’s business, prospects and financial results.

Pursuant to the 24M License, FREYR’s license from 24M excludes rights to (a) manufacture battery cells within each of Japan and the members of the Association of Southeast Asian Nations (“ASEAN”) until December 31, 2022 and (b) sell and offer to sell battery cells within each of Japan and the ASEAN until a future date currently estimated for each to be December 31, 2022. Furthermore, the 24M License only provides for limited exclusivity. With the exception of direct grants to any company that produces more than 500,000 cars and/or more than 10,000 trucks or buses annually, 24M will refrain from granting any license to manufacture battery cells within (i) Denmark, Norway, Sweden, Finland, Greenland, and Iceland (collectively, the “Scandinavian Region”) through December 31, 2023 and (ii) the European Economic Area (“EEA”), excluding the Scandinavian Region and the grant of no more than two licenses, inclusive of that granted to FREYR in the 24M License through December 31, 2023, in either case wherein the battery cell is produced for use, used or sold for grid connected electricity storage system applications that have more than 200 kWh of lithium-ion battery storage capacity, excluding any applications related to automotive charging or discharging. The exclusivity protection period can be extended for the Scandinavian Region beyond December 31, 2023 if FREYR pays an exclusivity fee. 24M may provide similar licenses to FREYR’s competitors in market segments or in geographic areas not covered by these terms. The use by FREYR’s competitors or potential competitors of 24M technology as a result of the limitations of the 24M license could result in a material adverse effect on FREYR’s business, prospects and financial results.

FREYR may license technology that has not been commercialized or commercialized only to a limited extent, and the success of FREYR’s business depends on technology licensed performing as expected.

The technology licensed from 24M has been commercialized only to a limited extent and may not perform as expected. FREYR’s business plans are dependent on the technology from 24M performing as expected. If the cost, performance characteristics, simplified manufacturing process or other specifications of the technology licensed from 24M or another counterparty fall short of FREYR’s targets, FREYR’s projected sales, costs, time to market, competitive advantage, product pricing and margins would likely be adversely affected. In addition, FREYR may license technology from other third parties, which may not have been commercialized broadly or at all. If the technology that FREYR licenses does not perform as expected, FREYR’s competitive advantage, prospects, business and financial results may be adversely affected.

FREYR’s execution of its joint venture strategy is in a very early stage and is also subject to various risks which could adversely affect FREYR’s business and future prospects.

FREYR plans to enter into joint venture arrangements with established battery cell manufacturers or original equipment manufacturers (“OEMs”) pursuant to which it will develop production facilities customized to the partner’s design and process technology. However, FREYR currently has no joint venture agreements in place and there is no assurance that FREYR will be able to consummate joint venture agreements as contemplated to commercialize the battery cells. For example, FREYR’s joint venture plans with various OEMs will require that FREYR enter into certain additional arrangements regarding the purchase of battery cells by the OEM joint venture partners. There can be no assurance that the parties will be able to agree to pricing or other terms that are financially beneficial or otherwise not unfavorable for FREYR. Joint venture arrangements may require FREYR, among other things, to pay certain costs, make certain capital investments or to seek the joint venture partner’s consent to take certain actions. In addition, if a joint venture partner is unable or unwilling to meet its economic or other obligations under the joint venture arrangements, FREYR may be required to either fulfill those obligations alone to ensure the ongoing success of the joint venture or to dissolve and liquidate the joint venture. These factors could result in a material adverse effect on FREYR’s business, prospects and financial results.

FREYR may not be able to engage target customers successfully and to convert such contacts into meaningful orders in the future.

FREYR’s success depends on its ability to generate revenue and operate profitably, which depends in part on its ability to identify target customers and convert such contacts into meaningful orders or expand on current customer relationships. FREYR does not currently have any revenue or off-take agreements with customers in place. Initially, FREYR plans to enter into off-take agreements with customers, such as power companies and EV OEMs. FREYR has not yet executed these definitive agreements. If FREYR is unable to negotiate, finalize and maintain such agreements, or is only able to do so on terms that are unfavorable to FREYR, FREYR will not be able to generate any revenue, which would have a material adverse effect on its business, prospects, operating results and financial condition.

FREYR anticipates that in some cases its battery cells will be delivered to certain customers on an early trial deployment basis, where such customers have the ability to evaluate whether FREYR’s products meet their performance requirements before such customers commit to meaningful orders. If FREYR’s targeted customers do not commit to make meaningful orders, or at all, it could adversely affect FREYR’s business, prospects and results of operations. FREYR’s customers may require protections in the form of price reductions and similar arrangements that allow them to require FREYR to deliver additional battery cells or reimburse them for losses they suffer as a result of FREYR’s late delivery or failure to meet agreed upon performance specification. Delays in delivery of FREYR’s battery cells, unexpected performance problems or other events could cause FREYR to fail to meet these contractual commitments, resulting in delays in obtaining necessary materials used in FREYR’s production process, defects in material or workmanship or unexpected problems in FREYR’s manufacturing process, which could lead to unanticipated revenue and earnings losses and financial penalties. The occurrence of any of these events could harm FREYR’s business, prospects, results of operations and financial results.

FREYR may not be able to establish supply relationships for necessary components and materials which could prevent or delay the introduction of FREYR’s product and negatively impact its business.

FREYR will rely on third-party suppliers for components necessary to develop and manufacture its battery cells, including key supplies, such as cathode, anode and other material. FREYR has begun discussions with key suppliers, and has entered into certain non-binding memoranda of understanding or letters of intent with some potential key suppliers, but has not yet entered into definitive agreements for the supply of these materials. To the extent that FREYR is unable to enter into commercial agreements with these suppliers on beneficial terms, or at all, or these suppliers experience difficulties ramping up their supply of materials to meet FREYR’s requirements, the introduction of FREYR’s battery cells will be delayed. FREYR intends to brand itself as a builder of, and develop a reputation for building environmentally clean, low-cost battery cells from an ethically- and sustainably-sourced supply chain to attract customers and grow its business. If FREYR is unable to partner with such suppliers, FREYR’s business and financial prospects could be adversely affected. FREYR’s business also depends on such materials being available in Norway, so any negative developments in Norway, including but not limited to political or economic conditions or natural disasters or catastrophes could have a significant effect on FREYR’s ability to source supplies needed for its business. To the extent FREYR’s suppliers experience any delays in providing or developing the necessary materials, FREYR could experience delays in delivering on its timelines. In addition, FREYR cannot guarantee that its suppliers will not deviate from agreed-upon quality standards.

In addition, FREYR will depend initially on a number of third-party suppliers that have pre-existing relationships with 24M. As a result, any disagreement under or termination of the agreement with 24M may negatively affect FREYR’s ability to maintain relationships with such third-party suppliers and materially and adversely affect FREYR’s results of operations, financial condition and prospects.

Any disruption in the supply of components or materials could temporarily disrupt production of FREYR’s battery cells until an alternative supplier is able to supply the required material. The production of FREYR’s battery cells involves complex multiple value chains, such that disruption in one component of the supply chain could materially affect another and there are multiple possibilities for disruptions to arise, which could lead to further delays and adverse effects on the business and FREYR’s prospects. Changes in business conditions, unforeseen circumstances, governmental changes, the spread of COVID-19 and other factors beyond FREYR’s control or which it does not presently anticipate, could also affect its suppliers’ ability to deliver components to FREYR on a timely basis. Any of the foregoing could materially and adversely affect FREYR’s results of operations, financial condition and prospects.

Substantial increases in the prices for FREYR’s raw materials and components, some of which are obtained in volatile markets where demand may exceed supply, could materially and adversely affect FREYR’s results of operations, financial conditions and negatively impact FREYR’s prospects.

FREYR expects to incur significant costs related to procuring components and materials required to manufacture and assemble its battery cells. FREYR expects to use various materials in its battery cells, including rare earth materials such as lithium and cobalt, that will require FREYR to negotiate purchase agreements and delivery lead-times on advantageous terms. FREYR has begun discussions with key suppliers but has not yet entered into agreements for the supply of these materials. FREYR has noticed that since the beginning of 2021 there have been increases in the costs of and demand for certain raw materials, and FREYR cannot predict with certainty whether these changes are temporary or permanent. FREYR’s business model, brand and reputation will depend on the ability to find ethically sourced materials. If FREYR is unable to do so, FREYR’s time to market, competitive advantage, sales, prospects and financial condition may be adversely affected. In addition, prices for such materials, most notably lithium, have been volatile and may, together with other key components, increase significantly as a result of an increased electrification and demand for materials required to manufacture and assemble battery cells. FREYR may not be able to control fluctuation in the prices for these materials or negotiate agreements with suppliers on terms that are beneficial to FREYR. FREYR is exposed to multiple risks relating to the availability and pricing of such materials and components. Given the competitive nature of the market FREYR operates in, it is unlikely that increases in expenses can be passed on to customers, thus substantial increases in the prices for FREYR’s raw materials or components would materially and adversely affect FREYR’s business, increase its operating costs and negatively impact FREYR’s results of operations, financial conditions and prospects.

Currency fluctuations, trade barriers, tariffs or shortages and other general economic or political conditions may limit FREYR’s ability to obtain key components for its battery cells or significantly increase freight charges, raw material costs and other expenses associated with FREYR’s business, which could further materially and adversely affect its results of operations, financial condition and prospects.

FREYR may be unable to adequately control the costs associated with its operations and the components necessary to manufacture its battery cells.

FREYR’s ability to become profitable in the future will not only depend on its ability to successfully market its battery cells and services, but also to forecast and control its costs. If FREYR is unable to adequately forecast costs or to cost efficiently manufacture, market, sell, and distribute its battery cells, its margins, profitability and prospects would be materially and adversely affected. For example, initial market feedback from the tender process for FREYR’s Customer Qualification Plant indicates significantly higher prices than initially forecasted, in part because FREYR requested vendors to tender for certain upgraded equipment and more complex installation based on exploring potential modifications to its development plan due to potential customer feedback, including flexibility related to NMC and LFP manufacturing and flexibility relating to size of electrodes, increased automation and because of inflationary pressure on prices of equipment and building materials witnessed over the first few months of 2021 and continuing today. FREYR is in the process of optimizing the design of the Customer Qualification Plant and negotiating pricing in order to achieve lower costs, but there can be no assurance that it will be successful. See also the section titled “Information about FREYR — Development Plan for additional disclosures regarding developments related to FREYR’s development plan since it was originally prepared in the fall of 2020.

FREYR has not yet produced any battery cells and its forecasted cost advantage for the production of these cells at scale in order to be competitive with other lithium-ion battery cells, will require FREYR to achieve rates of throughput, use of electricity and consumables, yield, and rate of automation demonstrated for mature battery, battery material, and ceramic manufacturing processes, that FREYR has not yet achieved. If FREYR is unable to achieve these targeted rates, its business and prospects will be adversely impacted.

FREYR’s future success depends in part on the ability to equip and construct manufacturing facilities, develop and increase its production capacity and to be able to do so on time, within its expected budget for capital expenditures, and in a cost-effective manner.

To the extent FREYR is successful in growing the business, FREYR will need to develop production capacity and increase it. FREYR does not currently have any production capacity and has not begun any construction activities. FREYR’s ability to plan, construct and equip manufacturing facilities, including FREYR’s Customer Qualification Plant and its Fast-Track manufacturing plants is subject to significant risks and uncertainties, including the following:

•        The final investment decision to proceed with construction of each of FREYR’s Gigafactories is conditioned, as a matter of policy upon FREYR having entered into off-take agreements with customers that represent at least 50% of the capacity for each of the first three years of any such Gigafactory’s operation. Delays or inability to enter into binding agreements with customers could therefore delay the construction of FREYR’s Gigafactories.

•        The construction and expansion of any manufacturing facilities will also be subject to the risks inherent in the development and construction of new facilities, including risks of delays and cost overruns as a result of factors outside FREYR’s control, such as delays in government approvals, burdensome permitting conditions, and delays in the delivery of manufacturing equipment and subsystems that FREYR manufactures or obtains from suppliers.

•        Manufacturing equipment may take longer and cost more to engineer and build than expected, and may not operate as required to meet FREYR’s production plans. FREYR has recently noticed indications of a general inflationary pressure. FREYR cannot predict with certainty whether this is temporary or permanent.

•        FREYR may depend on third-party relationships in the development and operation of additional production capacity, which may subject FREYR to the risk that such third parties do not fulfill their obligations under arrangements with them.

•        FREYR may be unable to attract or retain qualified personnel.

If FREYR is unable to build and expand its manufacturing facilities, FREYR may be unable to scale the business. If the demand for FREYR’s battery cells or production output decreases or does not rise as expected, FREYR may not be able to spread a significant amount of its fixed costs over the production volume, thereby increasing per unit fixed cost, which would have a negative impact on FREYR’s financial condition and results of operations. FREYR only has a limited number of employees, a significant portion of whom are executives. To build its manufacturing facilities and expand FREYR’s production capacity, FREYR will need to hire a considerable number of employees. If FREYR is unable to attract and retain such personnel, its business, prospects and financial condition may be adversely affected.

FREYR is subject to risk relating to the construction and development activities of its manufacturing facilities.

The development phase of the manufacturing facilities includes obtaining several consents, commercial agreements, permits and licenses from relevant authorities and stakeholders to secure rights for construction and operation activities. FREYR has signed a letter of intent to lease space at Mo Industripark AS, including a binding offer to lease certain areas for a Customer Qualification Plant, which expires June 30, 2021, exclusive right to lease and develop a second area as well as a first right of refusal for a third area, which expires on June 30, 2022. Mo Industripark AS has certain permits related to its status as a regulated industrial zone, however, FREYR does not have all consents, agreements, permits or licenses needed for its planned construction and operation activities. Failure to obtain, delay in obtaining or losing necessary consents, commercial agreements, permits and licenses could result in delay or termination of development activities. Examples of conflicts that may arise from development are restriction of FREYR’s actions due to new or evolving environmental legislation, grid interdependencies and grid connection, proximity to existing infrastructure, and conflicts with non-governmental organizations regarding the use of land for the manufacturing facilities. If such conflicts arise, FREYR may be delayed or prevented from building and expanding its manufacturing facilities, which would have a negative impact on FREYR’s financial conditions, prospects and results of operations.

FREYR has obtained certain rights to use, but does not own, the land for any of its planned manufacturing facilities. If FREYR is unable to conclude fully termed agreements to all the land to which FREYR has certain rights within the deadlines set forth in the letter of intent with Mo Industripark AS (see the section titled “Information about FREYR — Partnerships”) or on terms favorable to FREYR, FREYR may be delayed or prevented from building its manufacturing facilities, which would have a negative impact on FREYR’s business, results of operation, financial condition and prospects. FREYR has not obtained rights to use and does not own any land for any manufacturing facilities aside from those described in the section titled “Information about FREYR — Partnerships”, below.

FREYR is sensitive to increases in the cost of supply of electricity, which is obtained in a highly regulated marketplace, susceptible to changes in the regulatory regime.

Access to low cost and reliable sources of electricity is important to FREYR’s business. The business depends on the low electricity prices in Norway and any fluctuation in such prices could adversely affect FREYR’s business and prospects. Electricity prices are determined in a highly regulated Norwegian and EEA-wide marketplace, in which local prices are also strongly affected by constraints and changes in constraints on transmission and storage of electricity. FREYR has noticed an increase in electricity prices since the beginning of 2021, and cannot predict with certainty whether these changes are temporary or if additional increases will occur. Changes in the regulations and changes in infrastructure may increase FREYR’s cost of electricity to an extent which may not be passed on to customers through increased battery cell prices, and such price increases may reduce demand. There is no guarantee that contracts for sale of battery cells will allow for full offset of increased costs of electricity. FREYR will seek to mitigate this risk by entering into long-term electricity supply contracts to secure base volume and predictable prices and to secure some price adjustment in its battery cells sales contracts to partially offset any increase in electricity prices. However, there can be no assurance that FREYR will be able to do so on terms favorable to FREYR and that these will be effective, capture all risk or continue to be available to FREYR.

Accordingly, the failure to enter into electricity contracts on favorable terms or an increase in the price of electricity could materially adversely affect FREYR’s future earnings and may prevent FREYR from effectively competing in certain of its markets. Further, should the spot price for electricity fall below the hedging costs, these hedges may also weaken FREYR’s competitors without electricity cost hedging. This could in turn have a material adverse effect on FREYR’s business, results of operations, financial condition and prospects.

FREYR is also exposed to changes in grid tariffs as a result of contemplated investments in power grids in Norway, and potentially as a result of changes in the grid structure, either of which would likely cause the grid operator to raise tariffs in order to finance such investments or changes. Any such increases could in turn have a material adverse effect on FREYR’s business, results of operations, financial conditions and prospects.

FREYR will rely on complex machinery for its operations and production involves a significant degree of risk and uncertainty in terms of operational performance and costs.

FREYR will rely heavily on complex machinery for its operations and the production of its battery cells to operate large-scale manufacturing. FREYR has not yet acquired, developed or operated with such machinery and the work required to design, secure and integrate this equipment into the production of FREYR’s battery cells is time intensive and requires FREYR to work closely with equipment providers, as well as technology providers, such as 24M, to ensure that it works properly for FREYR’s specific licensed-in battery technology. The production technology will be provided by third parties. FREYR has not entered into binding agreements with respect to such technology (other than with 24M), and there is no guarantee that FREYR will be able to do so. To the extent FREYR enters into binding agreements with such third parties, there is no guarantee that FREYR may have recourse or any guarantee from the providers that such third party production technology or machinery will perform as expected. Additionally, FREYR plans to enter into equipment purchase agreements directly with suppliers and 24M will not be a party to such agreements. Accordingly, although such purchasing decisions will be partially based on 24M’s input regarding the design and integration of this equipment, FREYR will not have recourse or guarantee from 24M for such input, including if the equipment cannot be successfully integrated. FREYR will be responsible for any costs associated with achieving operability and integration of the equipment. There is risk that FREYR will be unable to successfully operate such machinery and this design and integration work will involve a significant degree of uncertainty and risk and may result in the delay in the scaling up of production or result in additional significant cost to FREYR’s battery cells. Such machinery is intended to operate on a highly automated basis and if that does not occur, it could have a material adverse effect on FREYR’s cost expenditures.

Both FREYR’s Customer Qualification Plant and its Fast-Track manufacturing plants will require complex machinery. Such machinery is likely to suffer unexpected malfunctions from time to time and will require repairs and spare parts to resume operations, which may not be available when needed. Unexpected malfunctions of FREYR’s production equipment may significantly affect the intended operational efficiency as can failures by suppliers to deliver necessary components of FREYR’s products in a timely manner and at prices and volumes acceptable to FREYR, environmental hazards and remediation, difficulty or delays in obtaining governmental permits, damages or defects in systems, industrial accidents, fire, and seismic activity and natural disasters.

Operational or technical problems with FREYR’s manufacturing equipment could result in the personal injury to or death of workers, the loss of production equipment, damage to manufacturing facilities, monetary losses, delays and unanticipated fluctuations in production. In addition, in some cases operational or technical problems may result in environmental damage, administrative fines, increased insurance costs and potential legal liabilities. All of these operational or technical problems could have a material adverse effect on FREYR’s business, results of operations, cash flows, financial condition or prospects.

If FREYR’s planned manufacturing plants in Mo i Rana do not become operable on schedule, or at all, or become inoperable, production of FREYR’S battery cells and FREYR’s business will be harmed.

FREYR expects to assemble and produce its battery cells at the Customer Qualification Plant in Mo i Rana, Norway, with production to begin in 2022 at the earliest. FREYR has obtained certain rights to use, but does not own, the land for any of its planned manufacturing facilities. The plant may be harmed or rendered inoperable, or the construction or expansion of the plant may be halted, by natural or man-made disasters, including earthquakes, flooding, fire and power outages, or by health epidemics, such as the recent COVID-19 pandemic, which may render it difficult or impossible for FREYR to manufacture its battery cells for some period of time. The plant and the equipment FREYR uses to manufacture the battery cells would be costly to replace and could require substantial lead time to replace and qualify for use. In addition, as result of the concentration of the planned manufacturing facilities in Mo i Rana, FREYR’s operations would be more significantly affected by negative developments in Norway, including but not limited to economic or political conditions, such as natural disasters or catastrophes, than if its operations were spread out over several regions. The inability to produce FREYR battery cells or the backlog that could develop if the manufacturing plant is inoperable for even a short period of time may result in the loss of customers or harm FREYR’s reputation. Although FREYR plans to obtain and maintain insurance for damage to its property and the disruption of its business, this insurance may be challenging to obtain and maintain on terms acceptable to FREYR and may not be sufficient to cover all of FREYR’s potential losses.

If FREYR’s battery cells fail to perform as expected, FREYR’s ability to develop, market, and sell its battery cells could be harmed and FREYR could be subject to increased warranty claims.

Once commercial production of FREYR’s battery cells commences, its battery cells may contain defects in design and manufacture that may cause them to not perform as expected or that may require repair, recalls, and design changes. FREYR’s battery cells are inherently complex and incorporate technology and components that may contain defects and errors, particularly when first introduced. FREYR has a limited frame of reference from which to evaluate the long-term performance of its battery cells. There can be no assurance that FREYR will be able to detect and fix any defects in its battery cells prior to the sale to potential consumers. If FREYR’s battery cells fail to perform as expected, it could lose design wins and customers may delay deliveries, terminate further orders, pursue warranty claims against FREYR or initiate product recalls, each of which could adversely affect FREYR’s sales and brand and could adversely affect FREYR’s business, prospects, and results of operations.

Lithium-ion battery cells have been observed to catch fire or vent smoke and flame.

Lithium-ion cells can rapidly release the energy they contain by venting smoke and flames in a manner that can ignite nearby materials as well as other lithium-ion cells. Negative public perceptions regarding the suitability of lithium-ion cells or any future incident involving lithium-ion cells, such as a vehicle or other fire, even if such incident does not involve FREYR battery cells, could seriously harm FREYR’s business and reputation. Any incident involving FREYR’s battery cells could result in lawsuits, recalls or redesign efforts, all of which would be time consuming and expensive and could harm FREYR’s brand image. Once FREYR begins manufacturing its battery cells, FREYR will need to store a significant number of lithium-ion cells at its facilities. Any mishandling of battery cells may cause disruption to the operation of FREYR’s facilities. While FREYR plans to implement safety procedures related to the handling of the battery cells, a safety issue or fire related to the cells could disrupt FREYR’s operations. Such damage or injury could lead to adverse publicity and potentially a safety recall. Moreover, any failure of a competitor’s electric vehicle or energy storage product may cause indirect adverse publicity for FREYR and FREYR’s battery cells. Such adverse publicity could negatively affect FREYR’s brand and harm FREYR’s business, prospects, financial condition and operating results.

Doing business internationally creates operational, financial and tax risks for FREYR’s business.

FREYR’s business plan includes operations in international markets, including initial manufacturing and supply activities in Norway, initial sales in North America and Europe, and eventual expansion into other international markets. Conducting and launching operations on an international scale requires close coordination of activities across multiple jurisdictions and time zones and consumes significant management resources. If FREYR fails to coordinate and manage these activities effectively, its business, financial condition, prospects or results of operations could be adversely affected. International sales entail a variety of risks, including currency exchange fluctuations, challenges in staffing and managing foreign operations, tariffs and other trade barriers, unexpected changes in legislative or regulatory requirements of foreign countries into which FREYR sells its products and services, difficulties in obtaining export licenses or in overcoming other trade barriers, laws and business practices favoring local companies, political and economic instability, difficulties protecting or procuring intellectual property rights, and restrictions resulting in delivery delays and significant taxes or other burdens of complying with a variety of foreign laws.

In addition, the corporate structure of Pubco and its subsidiaries with entities in several jurisdictions such as Norway, Luxembourg, and the Cayman Islands, is, together with its conducting of operations in international markets as described above, subject to tax risk. The expected tax treatment of Pubco and its subsidiaries relies on current tax laws and regulations, as well as certain tax treaties between the aforementioned different jurisdictions. As such, unexpected changes, interpretation, application or enforcement practice in respect of legislative or regulatory requirements of such tax laws in foreign countries into which Pubco or any of its subsidiaries is incorporated and/or conducting operations and sales in, including but not limited to, changes in treatment of sales and results of operations earned in foreign and offshore jurisdictions, value added tax, cessation of tax treaties and recognition of tax law principles in other jurisdictions, as well as other changes in corporate tax law, may adversely Pubco’s business, financial conditions, prospects or result of operations.

FREYR has been, and may in the future be, adversely affected by the global COVID-19 pandemic.

FREYR faces various risks related to epidemics, pandemics, and other outbreaks, including the recent COVID-19 pandemic. The impact of COVID-19, including changes in consumer and business behavior, pandemic fears and market downturns, and restrictions on business and individual activities, has created significant volatility in the global economy and led to reduced economic activity. The spread of COVID-19 has also impacted FREYR’s potential customers and suppliers by disrupting the manufacturing, delivery and overall supply chain of battery and EV manufacturers and suppliers and has led to a global decrease in battery and EV sales in markets around the world.

The pandemic has resulted in government authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, stay-at-home or shelter-in-place orders, and business shutdowns. These measures have and may continue to adversely impact FREYR’s employees, operations and the operations of its suppliers, vendors and business partners, and may negatively impact its sales and marketing activities. In addition, various aspects of FREYR’s business cannot be conducted remotely. These measures by government authorities may remain in place for a significant period of time and they are likely to continue to adversely affect FREYR’s future manufacturing plans, sales and marketing activities, prospects, business and results of operations. FREYR may take further actions as may be required by government authorities or that it determines are in the best interests of its employees, suppliers, vendors and business partners.

As a result, it is currently not possible to predict the consequences for FREYR, its business partners, Norway, the battery and EV industry, or global business and markets, other than the expectations of adverse negative effects that may be long-term. Due to FREYR not having any income prior to the completion of the manufacturing facility and thus, inter alia, being dependent on proceeds from share capital raises and debt financing arrangements, FREYR is exceedingly more exposed to the potential impact of COVID-19 on its business and financial position compared to other players in the battery industry that have stable sources of revenue.

The extent to which the COVID-19 pandemic continues to impact FREYR’s business, prospects and results of operations will depend on future developments, which are highly uncertain and cannot be predicted, including the duration and spread of the pandemic, its severity, the actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating activities can resume. Even after the COVID-19 pandemic has subsided, FREYR may continue to experience an adverse impact to its business as a result of its global economic impact, including any recession that has occurred or may occur in the future.

There are no comparable recent events that may provide guidance as to the effect of the spread of COVID-19 and a pandemic, and, as a result, the ultimate impact of the COVID-19 pandemic or a similar health epidemic is highly uncertain.

FREYR’s facilities or operations could be damaged or adversely affected as a result of natural disasters and other catastrophic events.

FREYR’s facilities or operations could be adversely affected by events outside of its control, such as natural disasters, wars, and other calamities. FREYR cannot assure you that any backup systems will be adequate to protect it from the effects of fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks or similar events. Any of the foregoing events may give rise to interruptions, breakdowns, system failures, technology platform failures or internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect FREYR’s ability to produce battery cells.

Any financial or economic crisis, or perceived threat of such a crisis, including a significant decrease in consumer confidence, may materially and adversely affect FREYR’s business, prospects, financial condition, and results of operations.

In recent years, the global economies suffered dramatic downturns as the result of the COVID-19 pandemic, a deterioration in the credit markets and related financial crisis as well as a variety of other factors including, among other things, extreme volatility in security prices, severely diminished liquidity and credit availability, ratings downgrades of certain investments and declining valuations of others. The United States and certain other governments have taken unprecedented actions in an attempt to address and rectify these extreme market and economic conditions by providing liquidity and stability to the financial markets. If the actions taken by these governments are not successful, the return of adverse economic conditions may negatively impact the demand for FREYR’s battery cells and may negatively impact FREYR’s ability to raise capital, if needed, on a timely basis and on acceptable terms or at all.

If FREYR is unable to retain key employees and qualified personnel, and hire technical, engineering, sales, marketing, manufacturing plant operations and support personnel, its ability to compete and successfully grow the business could be harmed.

FREYR’s current management team is small and FREYR’s success depends on its ability to retain its executive officers, key employees and other qualified personnel, and its operations may be severely disrupted if it lost their services. Additionally, FREYR’s success depends on the ability to attract and retain qualified technology, engineering, sales, marketing, manufacturing plant operations and support personnel, and failure to do so could adversely affect its business, prospects, results of operations and financial results. As FREYR builds its brand and becomes more well known, there is increased risk that competitors or other companies will seek to hire its personnel. The loss of FREYR’s executive officers and key employees and an inability to find suitable replacement could result in delays to development and harm FREYR’s business. Many members of FREYR’s management team are new to FREYR and they have not worked together previously. Any failure by FREYR’s management team and key employees to perform as expected may have a material adverse effect on FREYR’s business, prospects, financial condition and results of operations. Unfavorable changes in any of these or other factors, most of which are beyond FREYR’s control, could materially and adversely affect its business, prospects, results of operations and financial results.

Risks Relating to FREYR’s Limited Operating History

FREYR is an early stage company with a history of financial losses and expects to incur significant expenses and continuing losses for the foreseeable future.

FREYR incurred a net loss of approximately $9.6 million for the year ended December 31, 2020 and an accumulated deficit of approximately $10.9 million from its inception through the year ended December 31, 2020 and has not generated any revenues to date. FREYR believes that it will continue to incur operating and net losses each quarter until at least the time it begins significant production of its battery cells, which is not expected to occur until 2024, and may occur later.

FREYR expects the rate at which it will incur losses to be significantly higher in future periods as it, among other things, continues to incur significant expenses in connection with the design, development and manufacturing of its battery cells; invests in manufacturing capabilities; builds up inventories of components for its battery cells; increases its sales and marketing activities; develops its distribution infrastructure; and increases its general and administrative functions to support its growing operations. FREYR may find that these efforts are more expensive than it currently anticipates or that these efforts may not result in revenues, which would further increase FREYR’s losses.

FREYR’s very limited operating history makes evaluating FREYR’s business and future prospects difficult and may increase the risk of your investment.

FREYR’s operations to date have been limited to recruiting management and other employees, business planning, raising capital, selecting applicable third party technologies and securing a partnership with 24M, establishing and attempting to establish partnerships with potential suppliers, customers and ecosystem partners, early stage project development, and general corporate development. You should consider the risks and difficulties FREYR faces as an early stage company with a very limited operating history. If FREYR does not successfully address these risks, its business, prospects, operating results and financial condition will be materially and adversely harmed. FREYR has a very limited operating history on which investors can base an evaluation of FREYR’s business, operating results and prospects. FREYR intends to derive substantially all of its revenues from the sale and lease of the battery cells, which FREYR has not yet started production of. There are no assurances that FREYR will be able to secure future business. It is difficult to predict FREYR’s future revenues and appropriately budget for its expenses, and FREYR has limited insight into trends that may emerge and affect its business. In the event that actual results differ from FREYR’s estimates or FREYR adjusts its estimates in future periods, FREYR’s operating results, prospects and financial position could be materially affected. The projected financial information appearing elsewhere in this proxy statement was prepared by management and reflects current estimates of future performance.

If FREYR fails to manage its future growth effectively, it may not be able to market and sell its battery cells successfully.

FREYR intends to expand its operations significantly, which will require hiring, retaining and training new personnel, controlling expenses, establishing manufacturing plants and other facilities, and implementing administrative infrastructure, systems and processes. FREYR intends to continue to hire a significant number of additional personnel, including design and manufacturing personnel and technicians. Furthermore, as FREYR is a young company, its ability to train and integrate new employees into its operations may not meet the growing demands of its business which may affect its ability to grow. If FREYR experiences significant growth in orders, without improvements in automation and efficiency, FREYR may need additional manufacturing capacity and FREYR and some of its suppliers may need additional and capital-intensive equipment. Any growth in manufacturing must include a scaling of quality control as the increase in production increases the possible impact of manufacturing defects. If FREYR cannot manage its growth, FREYR may be unable to take advantage of market opportunities, execute its business strategies or respond to competitive pressures. Any failure to effectively manage its growth could materially and adversely affect FREYR’s business, prospects, operating results and financial condition.

FREYR’s management has limited experience in operating a public company and the requirements of being a public company may strain FREYR’s resources, divert management’s attention and affect the ability to attract and retain qualified board members and officers.

FREYR’s executive officers have limited experience in the management of a publicly traded company. FREYR’s management team may not successfully or effectively manage its transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of the combined company, which could harm FREYR’s business, prospects and results of operations. FREYR may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States. The development and implementation of the standards and controls necessary for the combined company to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that the combined company will be required to expand its employee base and hire additional employees to support its operations as a public company, which will increase its operating costs in future periods. Compliance with these rules and regulations will increase FREYR’s legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on FREYR’s systems and resources.

FREYR’s potential joint venture with a subsidiary of a major multinational industrial conglomerate (“the JV Partner”) is subject to various risks, including the fact that there is no current agreement between the parties, many of the principal terms of the potential arrangement have not been agreed to, any draft memorandum of understanding with the JV Partner, if entered into, will be non-binding and the consummation of the joint venture is subject to several conditions, including entry into binding documentation by the parties and may not occur on the expected timeline or at all and that the joint venture may not be successful (or less successful than expected), which could adversely affect our business and future prospects.

FREYR and the JV Partner have entered negotiations regarding a draft non-binding Memorandum of Understanding (the “JV MoU”) for a potential joint venture to be formed with the purpose of preparing a project to build battery production in North America at a targeted scale of at least 50 GWh in annualized battery cell production capacity by 2030 (the “Venture”). As part of these negotiations, FREYR and the JV Partner have had preliminary discussions regarding key commercial points of the Venture in May 2021. The JV MoU provides a framework for FREYR’s cooperation and provides that FREYR and the JV Partner will work to enter into certain additional arrangements regarding the consummation of a joint venture to use 24M technology at a battery manufacturing facility in North America. However, many key terms of the Venture, including economic and investment terms, have not been agreed to in principal. It is possible that the parties will not be able to agree to enter into the JV MoU.

The JV MoU, if entered into, will be non-binding and the commercial terms of the Venture will be subject to further negotiation. There is no assurance that FREYR will be able to finalize the terms of the Venture and enter into binding documentation with the JV Partner. The ultimate terms of the Venture, if entered into, may not be favorable to FREYR (or less favorable than FREYR currently expects) and may require FREYR, among other things, to pay certain costs or to make certain capital investments or to seek the JV Partner’s consent to take certain actions. In addition, if the JV Partner is unable or unwilling to meet its economic or other obligations under the Venture arrangements, FREYR may be required to either fulfill those obligations alone to ensure the ongoing success of the Venture or to dissolve and liquidate the Venture.

The 24M License does not currently extend to the activities contemplated by the JV MoU. In order to use 24M’s process technology or other third party technology in a Venture manufacturing facility, a separate license from 24M or such third party may be required. There can be no assurance that FREYR, the JV Partner or the Venture will be able to enter into a separate license with 24M or a third party with the required technology, on favorable terms or at all. If FREYR cannot successfully negotiate the additional license of 24M technology or the Venture is unable to identify and obtain a license to use an alternative technology, the entry into a binding agreement may not occur.

Even if FREYR and the JV Partner are able to reach final terms and enter into binding documentation, there can be no assurance that the Venture will be able to complete the development of a battery cell manufacturing facility and successfully manufacture and commercialize batteries in North America. These factors could harm FREYR’s business, results of operations and financial results.

FREYR expects that any potential Venture with the JV Partner will not benefit from some of the same competitive advantages as FREYR’s planned Norwegian manufacturing facilities. FREYR’s Norwegian manufacturing facilities benefit from, among other things, relatively low electricity prices, high percentages of renewable electricity generation, access to globally-connected transportation, access to a highly educated Norwegian workforce and a domestic Norwegian and regional Nordic battery research and production ecosystem. The potential location of the Venture’s battery manufacturing facility in North America (which has not been identified at this stage) is likely to have different characteristics, which could reduce the expected benefits of the potential Venture. Any such Venture will also be subject to various operational risks, including execution, regulatory, competition and market risks.

Risks Relating to FREYR’s Intellectual Property

If FREYR is unable to protect its intellectual property rights, its business and competitive position would be harmed.

FREYR seeks to establish and protect intellectual property rights through nondisclosure and invention assignment agreements with its employees and consultants, and through non-disclosure agreements with business partners and other third parties. Despite FREYR’s efforts to protect its proprietary rights, third parties may attempt to copy or otherwise obtain and use FREYR’s intellectual property. Monitoring unauthorized use of FREYR’s intellectual property will be difficult and costly, and the steps FREYR will take to prevent misappropriation may not be sufficient. Any enforcement efforts FREYR undertakes, including litigation, could be time-consuming and expensive and could divert management’s attention, which could harm its business, results of operations and financial condition. In addition, existing intellectual property laws and contractual remedies may afford less protection than needed to safeguard intellectual property FREYR establishes. Failure to adequately protect such intellectual property could result in competitors offering similar products, potentially resulting in the loss of some of FREYR’s competitive advantage and a decrease in FREYR’s revenue which would adversely affect FREYR’s business, prospects, financial condition and operating results.

Beyond its access to 24M’s process technology under the 24M License, FREYR has not established or protected, and may not be able to establish, adequately protect or prevent unauthorized use of any material additional intellectual property. Patent, copyright, trademark, and trade secret laws vary significantly throughout the world. A number of countries do not protect intellectual property rights to the same extent as do the laws of European countries or the United States. Failure to establish, adequately protect or prevent unauthorized use of any additional intellectual property rights could result in its competitors using the intellectual property to offer products, potentially resulting in the loss of some of FREYR’s competitive advantage and a decrease in its revenue, which would adversely affect its business, prospects, financial condition and operating results.

If FREYR is able to establish or adequately protect additional intellectual property, to prevent infringement in the future, FREYR may have to file infringement claims. Such claims can be time consuming and costly to prosecute and there can be no assurance that any such claims will be successful. Policing unauthorized use of intellectual property is difficult and costly, and FREYR may not successfully prevent misappropriation of its proprietary rights. Unauthorized use of intellectual property may damage FREYR’s reputation, decrease the value of such property and reduce its market share.

Loss of key personnel may also create a risk that such personnel may exploit knowledge, information and know-how to the detriment of FREYR, and/or that FREYR may face difficulties to operate its technology or business methods as a result of the loss of such personnel.

FREYR cannot be assured that its know-how and trade secrets will provide FREYR with any competitive advantage, as the know-how and trade secrets may become known to or be independently developed by others including the FREYR’s competitors, regardless of measures FREYR may take to try to preserve the confidentiality. FREYR cannot give assurance that its measures for preserving the secrecy of its trade secrets and confidential information are sufficient to prevent others from obtaining such information.

FREYR is unable to assert, enforce and otherwise protect the intellectual property rights licensed by 24M and rights to indemnification under the 24M License may be insufficient or unavailable, which could lead to increased costs and negatively affect the business.

Under the 24M License, FREYR does not have the right to assert, enforce or protect any of the intellectual property licensed to it by 24M. In addition, certain patents licensed from 24M are jointly owned by 24M and third parties. FREYR may also face claims that its use of 24M or other intellectual property infringes the rights of others. For these claims, FREYR may seek indemnification from 24M under the 24M License. However, FREYR’s rights to indemnification may be unavailable or insufficient to cover its costs and losses, depending on its use of the technology, whether it chooses to retain control over conduct of the litigation, and other factors. This could result in its competitors using the same 24M intellectual property to offer products, potentially resulting in the loss of some of FREYR’s competitive advantage and a decrease in its revenue, which would adversely affect its business, prospects, financial condition and operating results.

FREYR may need to defend itself against intellectual property infringement claims, which may be time-consuming and could cause it to incur substantial costs.

Companies, organizations or individuals, including FREYR’s current and future competitors, may hold or obtain patents, trademarks or other proprietary rights that would prevent, limit or interfere with FREYR’s ability to make, use, develop or sell its products, which could make it more difficult for FREYR to operate its business. From time to time, FREYR may receive inquiries from holders of patents or trademarks inquiring whether FREYR is infringing their proprietary rights and/or seek court declarations that they do not infringe upon FREYR’s own and/or licensed-in intellectual property rights. Additionally, third parties may claim that 24M is infringing on their technology. Companies holding patents or other intellectual property rights relating to battery cells may bring suits alleging infringement of such rights or otherwise asserting their rights and seeking licenses. In addition, if FREYR is determined to have infringed upon a third party’s intellectual property rights, FREYR may be required to do one or more of the following:

•        cease selling, incorporating or using products that incorporate the challenged intellectual property;

•        pay substantial damages;

•        obtain a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms or at all;

•        redesign its battery cells; or

•        change battery cell technology providers.

In the event of a successful claim of infringement against FREYR and its failure or inability to obtain a license to the infringed technology, FREYR’s business, prospects, operating results and financial condition could be materially adversely affected. In addition, any litigation or claims, whether or not valid, could result in substantial costs and diversion of resources and management’s attention.

Risks Relating to Industry and Market Trends and Developments

The battery market continues to evolve, is highly competitive, and FREYR may not be successful in competing in this industry or establishing and maintaining confidence in its long-term business prospects among current and future partners and customers.

The battery market in which FREYR intends to compete continues to evolve and is highly competitive. Many of FREYR’s competitors are large entities at a more advanced stage in development and commercialization than FREYR and have more resources to improve their share of the market. To date, FREYR has focused its efforts on recruiting management and other employees, business planning, raising capital, selecting applicable third party technologies and securing a partnership with 24M, establishing and attempting to establish partnerships with potential suppliers, customers and ecosystem partners, early stage project development, and general corporate development. Although FREYR believes its partnerships strategy, including the partnership with 24M, has the potential to significantly reduce the cost of battery cells, there is no guarantee that 24M process technology or other future partnerships will be able to deliver the cost savings anticipated by FREYR and FREYR will need to build its resources to compete with other companies in the market. In addition, lithium-ion battery manufacturers may continue to reduce cost of the conventional manufacturing process and expand their supply of battery cells, reducing the prospects for FREYR’s business and negatively impacting FREYR’s ability to sell its products at a market-competitive price and yet at sufficient margins.

FREYR expects competition in battery technology and EVs to intensify due to a regulatory push for EVs, continuing globalization, and consolidation in the worldwide automotive industry. Developments in alternative technologies or improvements in battery technology made by competitors may materially adversely affect the sales, pricing and gross margins of FREYR’s battery cells. If a competing process or technology is developed that has superior operational or price performance, FREYR’s business will be harmed.

FREYR must continue to commit significant resources to develop its partnership strategy and industrial scaling solution in order to establish a competitive position. There is no assurance FREYR will successfully identify the right partners or manufacture and bring its battery cells to market on a timely basis, or that products and technologies developed by others will not render FREYR’s battery cells obsolete or noncompetitive, any of which would adversely affect FREYR’s business, prospects and operating results.

Potential partners, suppliers and other third parties will be less likely to enter into arrangements with FREYR if they are not convinced that its business model will succeed in the long-term. Similarly, customers will be less likely to purchase FREYR’s battery cells if they are not convinced that its business will succeed in the long-term. Accordingly, in order to build and maintain its business, FREYR must establish and maintain confidence among current and future partners, suppliers, customers, analysts, rating agencies and other parties in its long-term financial viability and business prospects. Developing and maintaining such confidence may be particularly complicated by certain factors, including those that are largely outside of FREYR’s control, such as its very limited operating history, market unfamiliarity with its products, any delays in its industrial scaling, delivery and service operations to meet demand, competition from other manufacturers of lithium-ion batteries or those developing alternative technologies, and FREYR’s eventual production and sales performance compared with market expectations.

FREYR’s future growth and success are dependent upon increasing electrification of current energy sources driven by consumers’ willingness to adopt electrified forms of transportation, the prices of such transportation, and continued government and social support of increased development of renewable sources of energy.

FREYR’s growth and future demand for FREYR’s products is highly dependent upon the adoption by consumers of electrified forms of transportation, including EVs, the prices for such transportation, as well as the increased use of intermittent forms of energy which will require energy store systems. The market for EVs is still rapidly evolving, characterized by rapidly changing technologies, competitive pricing and competitive factors, evolving government regulation and industry standards, and changing consumer demands and behaviors. If the market for EVs in general does not develop as expected, or develops more slowly than expected, FREYR’s business, prospects, financial condition and operating results could be harmed.

Additionally, one of FREYR’s primary markets is stationary storage, which is largely driven by installed capacity of renewable electricity generation and increasing demand for renewable sources of power. Since many of these renewable sources of power are intermittent, like wind and solar, the energy produced by them must be stored for use when there is demand. Should government requirements for these intermittent power sources be relaxed or social desires for lower carbon sources of energy decline, there could be a detrimental impact on one of FREYR’s primary markets.

FREYR’s brand depends on the ability to build clean, low-cost battery cells from an ethically and sustainably-sourced supply chain. If FREYR is unable to do so, damage to FREYR’s brand and reputation could result or failure to expand its brand, which would harm FREYR’s business and results of operations.

FREYR will depend significantly on building and maintaining its brand and reputation for building environmentally clean, low-cost battery cells from an ethically- and sustainably-sourced supply chain to attract customers and grow its business. If FREYR is unable to, for instance, reduce the CO2 footprint of the traditional battery production process, reduce production costs or obtain its materials from ethical and sustainable suppliers, its brand and reputation could be significantly impaired, which could affect its ability to compete. FREYR also relies on the low carbon intensity of the electricity produced in Norway, and any change to such carbon intensity could adversely affect its brand and reputation and ability to compete. Further, FREYR expects to rapidly scale up its workforce, leading it in some instances to hire personnel or partner with third parties who it may later determine do not fit FREYR’s culture or mission. If FREYR cannot manage its hiring and training processes to avoid potential issues, its business and reputation may be harmed and its ability to attract customers would suffer. In addition, if FREYR were unable to achieve a similar level of brand recognition as its competitors, some of which currently have a broader brand footprint as a result of greater resources, longer operational history or more prominent branding as automotive OEMs, FREYR could lose recognition in the marketplace among prospective customers, suppliers and partners, which could affect its growth and financial performance. FREYR anticipates that its marketing and branding initiatives that will involve incurring significant expenses in advance of corresponding revenues. FREYR cannot assure you that such marketing and branding expenses will result in the successful expansion of its brand recognition or increase its revenues.

FREYR’s future growth and success depend on its ability to sell effectively to large customers.

FREYR’s potential customers are large enterprises, including in the energy storage system (“ESS”), automotive manufacturers and maritime sectors. FREYR does not currently have any definitive customer agreements in place. Therefore, FREYR’s future success will depend on its ability to effectively sell its products to such large customers. Sales to these end-customers involve risks that may not be present (or that are present to a lesser extent) with sales to smaller customers. These risks include, but are not limited to, (i) increased purchasing power and leverage held by large customers in negotiating contractual arrangements with FREYR and (ii) longer sales cycles and the associated risk that substantial time and resources may be spent on a potential end-customer that elects not to purchase FREYR’s solutions.

Large enterprises often undertake a significant evaluation process that results in a lengthy sales cycle. In addition, product purchases by large organizations are frequently subject to budget constraints, multiple approvals and unanticipated administrative, processing and other delays. Finally, large enterprises typically have longer implementation cycles, require greater product functionality and scalability, require a broader range of services, demand that vendors take on a larger share of risks, require acceptance provisions that can lead to a delay in revenue recognition and expect greater payment flexibility. All of these factors can add further risk to business conducted with these potential customers.

FREYR may not be able to accurately estimate the future supply and demand for its battery cells, which could result in a variety of inefficiencies in its business and hinder its ability to generate revenue. If FREYR fails to accurately predict its manufacturing requirements, it could incur additional costs or experience delays.

FREYR’s business is closely related to the production level of its future customers, whose businesses are dependent on the highly cyclical markets, such as the automotive, maritime and renewable energy industries. Thus, it is difficult to predict FREYR’s future revenues and appropriately budget for its expenses, and FREYR may have limited insight into trends that may emerge and affect its business. FREYR anticipates being required to provide forecasts of its demand to its current and future suppliers prior to the scheduled delivery of products to potential customers. Currently, there is no historical basis for making judgments on the demand for FREYR’s battery cells or its ability to develop, manufacture, and deliver battery cells, or FREYR’s profitability in the future. If FREYR overestimates its requirements, its suppliers may have excess inventory, which indirectly would increase FREYR’s costs. If FREYR underestimates its requirements, its suppliers may have inadequate inventory, which could interrupt manufacturing of its products and result in delays in shipments and revenues. In addition, lead times for materials and components that FREYR’s suppliers order may vary significantly and depend on factors such as the specific supplier, contract terms and demand for each component at a given time. If FREYR fails to order sufficient quantities of product components in a timely manner, the delivery of battery cells to its potential customers could be delayed, which would harm FREYR’s business, prospects, financial condition and operating results.

Furthermore, due to FREYR’s future customers’ exposure to the abovementioned highly cyclical markets, customers may, in response to unfavorable market conditions, request delays in contract, shipment dates or other contract modifications or else default, terminate or not renew their contractual arrangements with FREYR. Consequently, the financial performance of FREYR will fluctuate with the general economic cycle, a decline in which could have a material adverse effect on FREYR’s business, prospects, financial condition and operating results.

The increase in competition and advances in technology in the battery industry is expected to cause substantial downward pressure on the prices of battery cells and may cause FREYR to lose sales or market share, resulting in lower revenues, earnings, and cash flows.

Global battery cell production capacity has been materially increasing overall, and has resulted in the past, and is expected to continue to result, in substantial downward pressure on the price of battery cells. Given the general downward pressure on prices for battery cells driven by increasing supply and technological change, a principal component of FREYR’s business strategy is reducing its costs to manufacture battery cells to become and remain competitive. If FREYR’s competitors are able to drive down their manufacturing costs faster than FREYR can, its battery cells may become less competitive. Further, if raw materials costs and other third-party component costs were to increase, FREYR may not meet its cost reduction targets. If FREYR cannot effectively execute its cost reduction roadmap, FREYR’s competitive position will suffer, and FREYR could lose market share and FREYR’s margins would be adversely affected as it faces downward pricing pressure. Intensifying competition could cause FREYR to lose sales or market share. Such price reductions or loss of sales or market share could have a negative impact on FREYR’s revenue and earnings, and could materially adversely affect FREYR’s business, prospects, financial condition and cash flows.

The battery industry and its technology are rapidly evolving and may be subject to unforeseen changes, such as technological developments in existing technologies or new developments in competitive technologies that could adversely affect the demand for FREYR’s battery cells.

FREYR may be unable to keep up with changes in the rapidly evolving battery market and, as a result, its competitiveness may suffer. FREYR’s competitors include major battery manufacturers currently supplying the markets, automotive OEMs, and potential new entrants. There are several development-stage companies seeking to improve conventional lithium-ion batteries or to develop new technologies for batteries. Any failure by FREYR to successfully react to changes in existing technologies could materially harm its competitive position and growth prospects.

Furthermore, the battery industry also competes with other emerging or evolving technologies, such as hydrogen energy storage or carbon capture storage and sequestration. If FREYR is unable to keep up with competitive developments, including if such technologies achieve lower prices or enjoy greater policy support than the lithium-ion battery industry, FREYR’s competitive position and growth prospects may be harmed. If FREYR’s competitive position and growth prospects are harmed, then FREYR’s manufacturing facilities may be no longer needed and may have less or no value, adversely affecting FREYR’s business, prospects and financial condition.

Risks Relating to Finance and Accounting

FREYR’s business model of manufacturing battery cells is capital-intensive, and FREYR may not be able to raise additional capital on attractive terms, if at all, which could be dilutive to shareholders. If FREYR cannot raise additional capital when needed, its operations and prospects could be materially and adversely affected.

The development, design, manufacture and sale of batteries is a capital-intensive business. As a result of the capital-intensive nature of FREYR’s business, it can be expected to continue to incur substantial operating expenses without generating sufficient revenues to cover expenditures. Over time, FREYR may need to raise additional funds, including through entry into new or extending existing joint venture arrangements, through the issuance of equity, equity-related or debt securities or through obtaining credit from financial institutions to fund, together with FREYR’s principal sources of liquidity, ongoing costs such as research and development relating to its battery cells, the construction of gigafactories, any significant unplanned or accelerated expenses, and new strategic investments. FREYR cannot be certain that additional capital will be available on attractive terms, if at all, when needed, which could be dilutive to shareholders, and its financial condition, results of operations, business and prospects could be materially and adversely affected.

FREYR’s operating and financial results forecast relies in large part upon assumptions and analyses developed by FREYR. If these assumptions or analyses prove to be incorrect, FREYR’s actual operating results may be materially different from its forecasted results.

The projected financial and operating information appearing elsewhere in this proxy statement/prospectus reflect current management estimates of future performance. Whether actual operating and financial results and business developments will be consistent with FREYR’s expectations and assumptions as reflected in its forecasts depends on a number of factors, many of which are outside FREYR’s control, including, but not limited to:

•        success and timing of development activity;

•        changes in the estimated cost of materials, supplies and components, such as increases that have occurred since the beginning of 2021, that FREYR may or may not be able to pass on to customer through increased product prices;

•        entry into definitive contracts with customers and suppliers on favorable terms, or at all;

•        customer acceptance of FREYR’s products;

•        changes in customer demand mix for NMC and LFP chemistry-based products, such as earlier demand for LFP battery chemistry-based products that FREYR is seeing in recent and ongoing discussions with potential customers;

•        competition, including from established and future competitors;

•        FREYR’s ability to manage its growth;

•        whether FREYR can manage relationships with key suppliers;

•        FREYR’s ability to retain existing key management, integrate recent hires and attract, retain and motivate qualified personnel; and

•        the overall strength and stability of domestic and international economies.

Unfavorable changes in any of these or other factors, most of which are beyond FREYR’s control, could materially and adversely affect its business, results of operations, prospects and financial results.

If Pubco discovers a material weakness in its internal control over financial reporting or otherwise fails to maintain effective internal control over financial reporting, Pubco’s ability to report its financial results on a timely and accurate basis and the market price of its ordinary shares may be adversely affected.

The Sarbanes-Oxley Act of 2002 (Sarbanes-Oxley Act) requires, among other things, that Pubco evaluate the effectiveness of its internal control over financial reporting and disclosure controls and procedures. Although FREYR did not identify any material weaknesses in internal control over financial reporting at December 31, 2019, subsequent testing by Pubco or its independent registered public accounting firm, which has not performed an audit of its internal control over financial reporting, may reveal deficiencies in Pubco’s internal control over financial reporting that are deemed to be material weaknesses. Prior to the completion of the Business Combination, FREYR was a private company with limited resources and did not have the necessary business processes and related internal controls formally designed and implemented, coupled with the appropriate resources with the appropriate level of experience and technical expertise, to oversee FREYR’s business processes and controls. To comply with Section 404A, Pubco may incur substantial cost, expend significant management time on compliance-related issues and hire additional accounting, financial and internal audit staff with appropriate public company experience and technical accounting knowledge. Moreover, if Pubco is not able to comply with the requirements of Section 404A in a timely manner or if Pubco or its independent registered public accounting firm identify deficiencies in Pubco’s internal control over financial reporting that are deemed to be material weaknesses, Pubco could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources. Any failure to maintain effective disclosure controls and procedures or internal control over financial reporting could have a material adverse effect on Pubco’s business, prospects and operating results, and cause a decline in the price of Pubco Ordinary Shares.

If Pubco is unable to establish and maintain effective internal control over financial reporting, and build its finance infrastructure, investors may lose confidence in the accuracy of Pubco’s financial reports.

As a public company, Pubco will operate in an increasingly demanding regulatory environment, which requires it to comply with the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, the regulations of the NYSE, the rules and regulations of the SEC, expanded disclosure requirements, accelerated reporting requirements and more complex accounting rules. Company responsibilities required by the Sarbanes-Oxley Act include establishing corporate oversight and adequate internal control over financial reporting and disclosure controls and procedures. Effective internal controls are necessary for Pubco to produce reliable financial reports and are important to help prevent financial fraud. Commencing with its fiscal year ending the year in which the Business Combination is completed, Pubco must perform system and process evaluation and testing of its internal controls over financial reporting to allow management to report on the effectiveness of its internal controls over financial reporting in its Form 10-K filing for that year, as required by Section 404 of the Sarbanes-Oxley Act. Prior to Closing of the Business Combination, FREYR has never been required to test its internal controls within a specified period and, as a result, it may experience difficulty in meeting these reporting requirements in a timely manner.

Pubco anticipates that the process of building its accounting and financial functions and infrastructure will require significant additional professional fees, internal costs and management efforts. Pubco expects that it will need to implement a new internal system to combine and streamline the management of its financial, accounting, human resources and other functions. However, such a system would likely require Pubco to complete many processes and procedures for the effective use of the system or to run its business using the system, which may result in substantial costs. Any disruptions or difficulties in implementing or using such a system could adversely affect Pubco’s controls and harm its business. Moreover, such disruption or difficulties could result in unanticipated costs and diversion of management’s attention. In addition, Pubco may discover additional weaknesses in its system of internal financial and accounting controls and procedures that could result in a material misstatement of its financial statements. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected.

Pubco may fail to establish and maintain effective internal control over financial reporting, in which case Pubco’s internal control over financial reporting may not prevent or detect all errors and all fraud. Pubco also may not be able to detect errors and fraud on a timely basis and its financial statements may be materially misstated. Although, the process of identifying the resources that Pubco will need to ensure the establishment and maintenance of effective internal controls for its current business has begun, there is no guarantee that such assessment will be accurate and post-Closing of the Business Combination, the complexity of Pubco’s business is likely to increase as it implements its business strategy and its business grows, and such increase in complexity will increase the difficulty of maintaining effective internal controls. If Pubco fails to establish and maintain effective internal control over financial reporting, its business and results of operations could be harmed, and investors may lose confidence in the accuracy and completeness of its financial reports, which could cause the price of its ordinary shares to decline. In addition, Pubco could become subject to investigations by the NYSE, the SEC or other regulatory authorities, which could require additional management attention and which could adversely affect Pubco’s business.

If the Business Combination’s benefits do not meet the expectations of investors or securities analysts, the market price of Pubco’s securities may decline.

In addition, following the Business Combination, fluctuations in the price of Pubco’s securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has been a limited, unregulated public market for FREYR’s ordinary shares in Norway and no public market in the United States. Accordingly, the valuation Alussa has ascribed to FREYR in the Business Combination may not be indicative of the price that will be implied in the trading market for Pubco’s securities following the Business Combination. If an active market for Pubco’s securities develops and continues after the Business Combination, the trading price of such securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond Pubco’s control. Any of the factors listed below could have a material adverse effect on your investment in Pubco’s securities and Pubco’s securities may trade at prices significantly below the price you paid for them or that were implied by the conversion of FREYR Ordinary Shares you owned into Pubco’s securities as a result of the Business Combination. In such circumstances, the trading price of Pubco’s securities may not recover and may experience a further decline.

In addition to the other risks described in this “Risk Factors” section, the following factors could also cause FREYR’s financial condition and results of operations to fluctuate on a quarterly basis:

•        actual or anticipated fluctuations in Pubco’s quarterly financial results or the quarterly financial results of companies perceived to be similar to it;

•        changes in the market’s expectations about Pubco’s operating results;

•        success of competitors;

•        Pubco’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

•        changes in financial estimates and recommendations by securities analysts concerning Pubco or the battery industry in general;

•        operating and share price performance of other companies that investors deem comparable to Pubco;

•        Pubco’s ability to bring its products and technologies to market on a timely basis, or at all;

•        changes in laws and regulations affecting Pubco’s business;

•        Pubco’s ability to meet compliance requirements;

•        commencement of, or involvement in, litigation involving Pubco;

•        changes in Pubco’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•        the volume of Pubco Ordinary Shares available for public sale;

•        any major change in the Pubco board of directors or management;

•        amounts of sales of Pubco Ordinary Shares by Pubco’s directors, executive officers or significant shareholders or the perception that such sales could occur; and

•        general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations, pandemic such as COVID-19 and acts of war or terrorism.

Fluctuations in Pubco’s operating results and cash flow could, among other things, give rise to short-term liquidity issues. In addition, its revenue, key operating metrics and other operating results in future quarters may fall short of the expectations of investors and financial analysts, which could have an adverse effect on the price of Pubco Ordinary Shares.

FREYR’s ability to use its net operating loss carryforwards and certain other tax attributes may be limited.

For the year ended December 31, 2020, FREYR had net operating loss carryforwards in Norway of approximately $11.3 million, which can be carried forward indefinitely. Pursuant to Norwegian law, net operating loss carry forwards can be used for an indefinite time period, provided that the company is considered to be tax resident in Norway and the net operating loss carry forward is not transferred as part of a tax motivated transaction or restructuring. Any such limitations on FREYR’s ability to use its net operating loss carryforwards and other tax assets could adversely impact its business, prospects, financial condition and results of operations.

Rising interest rates could adversely impact FREYR’s business.

Rising interest rates will increase FREYR’s cost of capital. FREYR’s future success may depend on its ability to raise capital to help finance the scaling of its production capacity. Rising interest rates may have an adverse impact on FREYR’s ability to offer attractive pricing to its customers.

The unavailability, reduction or elimination of government and economic incentives could have a material adverse effect on FREYR’s business, prospects, financial condition and operating results.

Any reduction, elimination, or discriminatory application of government subsidies and economic incentives because of policy changes, or the reduced need for such subsidies and incentives due to the perceived success of clean and renewable energy products or other reasons, may result in the diminished competitiveness of the battery industry generally or FREYR’s battery cells in particular. This could materially and adversely affect the growth of the battery markets and FREYR’s business, prospects, financial condition and operating results.

While certain tax credits and other incentives for clean and renewable energy products have been available in the past, there is no guarantee these programs will be available in the future. If current tax incentives are not available in the future, FREYR’s financial position could be harmed.

Risks Relating to Legal and Regulatory Compliance

FREYR may become subject to product liability claims, which could harm its financial condition and liquidity if it is not able to successfully defend or insure against such claims.

FREYR may become subject to product liability claims, even those without merit, which could harm its business, prospects, operating results, and financial condition. FREYR faces inherent risk of exposure to claims in the event its battery cells do not perform as expected or malfunction resulting in personal injury or death. A successful product liability claim against FREYR could require FREYR to pay a substantial monetary award. Moreover, a product liability claim could generate substantial negative publicity about FREYR, which would have material adverse effect on FREYR’s brand, business, prospects and operating results. Any insurance coverage might not be sufficient to cover all potential product liability claims. Any lawsuit seeking significant monetary damages either in excess of FREYR’s coverage, or outside of FREYR’s coverage, may have a material adverse effect on FREYR’s reputation, business, prospects and financial condition. FREYR may not be able to secure additional product liability insurance coverage on commercially acceptable terms or at reasonable costs when needed, particularly if it does face liability for its products and are forced to make a claim under its policy.

Insufficient warranty reserves to cover future warranty claims could materially adversely affect FREYR’s business, prospects, financial condition and operating results.

Once FREYR’s battery cells are in production, FREYR will need to maintain warranty reserves to cover warranty-related claims. If the warranty reserves are inadequate to cover future warranty claims on FREYR’s battery cells, its business, prospects, financial condition and operating results could be materially and adversely affected. FREYR may become subject to significant and unexpected warranty expenses. There can be no assurances that then-existing warranty reserves will be sufficient to cover all claims.

Claims for indemnification by Pubco’s directors and officers may reduce Pubco’s available funds to satisfy successful third-party claims against Pubco and may reduce the amount of money available to Pubco.

Pubco’s amended and restated articles of association and will provide that Pubco will indemnify its directors and officers, in each case to the fullest extent permitted by Luxembourg law.

More particularly, as permitted by Luxembourg law, Pubco’s amended and restated articles of association and its indemnification agreements that it will enter into with its directors and officers will provide that subject to the exceptions and limitations listed below, every person who is, or has been, a director or officer of Pubco or a direct or indirect subsidiary of Pubco shall be indemnified by Pubco to the fullest extent permitted by law against liability and against all expenses reasonably incurred or paid by him or her in connection with any claim, action, suit or proceeding which he or she becomes involved as a party or otherwise by virtue of his or her being or having been such director or officer and against amounts paid or incurred by him or her in the settlement thereof. The words “claim”, “action”, “suit” or “proceeding” include all claims, actions, suits or proceedings (civil, criminal or otherwise including appeals) actual or threatened and the words “liability” and “expenses” include without limitation attorneys’ fees, costs, judgments, amounts paid in settlement and other liabilities. However, no indemnification shall be provided to any director or officer of Pubco or a direct or indirect subsidiary of Pubco (i) by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties of a director or officer, (ii) with respect to any matter as to which any director or officer has been finally adjudicated to have acted in bad faith and against the interest of Pubco, or (iii) in the event of a settlement, unless approved by a court or the board of directors. Pubco may, to the fullest extent permitted by law, purchase and maintain insurance or furnish similar protection or make other arrangements, including, but not limited to, providing a trust fund, letter of credit, or surety bond on behalf of a director or officer of Pubco or a direct or indirect subsidiary of Pubco against any liability asserted against him or her or incurred by or on behalf of him or her in his or her capacity as a director or officer of Pubco or a direct or indirect subsidiary of Pubco. The right of indemnification will be severable, will not affect any other rights to which any director or officer of Pubco or a direct or indirect subsidiary of Pubco may now or in the future be entitled, will continue as to a person who has ceased to be such director or officer and will inure to the benefit of the heirs, executors and administrators of such a person. The right to indemnification is not exclusive and will not affect any rights to indemnification to which corporate personnel, including directors and officers, may be entitled by contract or otherwise under law. Expenses in connection with the preparation and representation of a defense of any claim, action, suit or proceeding will be advanced by Pubco prior to final disposition thereof upon receipt of any undertaking by or on behalf of the officer or director, to repay such amount if it is ultimately determined that he or she is not entitled to indemnification.

The Final Amended Pubco Articles will include a forum selection clause, which may impact your ability to bring actions against it.

The Final Amended Pubco Articles will provide that, unless Pubco consents in writing to the selection of an alternative forum, the federal district courts of the Unites States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933 and the Securities Exchange Act of 1934. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, a court may decline to enforce these exclusive forum provisions with respect to suits brought to enforce any duty or liability created by the Securities Act or any other claim for which the federal and state courts have concurrent jurisdiction, and Pubco shareholders may not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder. If a court were to find the exclusive forum provisions to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions.

Liabilities related to Sjonfjellet Vindpark AS’s operations when it was part of FREYR, or liabilities associated with Sjonfjellet Vindpark AS’s spin-off from FREYR, could adversely affect FREYR’s business, financial condition, results of operations, prospects and cash flows.

FREYR entered into a demerger plan when Sjonfjellet Vindpark AS, together with assets, rights and liabilities of FREYR relating to its former wind power business was transferred from FREYR to a separate limited company, SVPH, by way of a Norwegian law rule allowing for so called demergers, mirroring FREYR’s then ownership structure into that company such that FREYR security holders would in the aggregate hold the same underlying interest in the same underlying businesses through the two companies, FREYR and SVPH (the “Norway Demerger Plan”). The Norway Demerger Plan provides for, among other things, a transfer of assets and obligations designed to make FREYR financially responsible for liabilities allocable to FREYR before the spin-off, and to make Sjonfjellet Vindpark AS and SVPH financially responsible for liabilities allocable to Sjonfjellet Vindpark AS and FREYR’s former wind business before the spin-off. Pursuant to Norwegian law, FREYR is subject to joint and several liability if either Sjonfjellet Vindpark AS or SVPH fails to perform an obligation transferred according to the Norway Demerger Plan. The joint and several liability is limited to an amount equivalent to the net value accruing to SVPH when acquiring Sjonfjellet Vindpark AS, together with the assets, rights and liabilities of FREYR relating to its former wind power business as part of the abovementioned demerger. As a consequence, FREYR may be required to indemnify SVPH if SVPH is required, but unable, to perform an obligation transferred according to the Norway Demerger Plan and/or fails to indemnify FREYR. Either of these could negatively affect FREYR’s business, prospects, financial position, results of operations, and/or cash flows.

FREYR’s battery cells and its website, systems, and data it maintains may be subject to intentional disruption, other security incidents, or alleged violations of laws, regulations, or other obligations relating to data handling that could result in liability and adversely impact its reputation and future sales.

FREYR may face significant challenges with respect to information security and maintaining the security and integrity of its systems and other systems used in its business, as well as with respect to the data stored on or processed by these systems. Because FREYR’s business relies on confidential data from third parties, any compromise of that data, or perception that any such compromise has occurred, could materially affect FREYR’s business and financial prospects. Advances in technology, an increased level of sophistication, and an increased level of expertise of hackers, new discoveries in the field of cryptography or others can result in a compromise or breach of the systems used in its business or of security measures used in its business to protect confidential information, personal information, and other data.

The availability and effectiveness of FREYR’s battery cells, and FREYR’s ability to conduct its business and operations, depend on the continued operation of information technology and communications systems, some of which FREYR has yet to develop or otherwise obtain the ability to use. Systems used in FREYR’s business, including data centers and other information technology systems, will be vulnerable to damage or interruption. Such systems could also be subject to break-ins, sabotage and intentional acts of vandalism, as well as disruptions and security incidents as a result of non-technical issues, including intentional or inadvertent acts or omissions by employees, service providers, or others. FREYR anticipates using outsourced service providers to help provide certain services, and any such outsourced service providers face similar security and system disruption risks as FREYR. Some of the systems used in FREYR’s business will not be fully redundant, and its disaster recovery planning cannot account for all eventualities. Any data security incidents or other disruptions to any data centers or other systems used in FREYR’s business could result in lengthy interruptions in its service.

Significant capital and other resources may be required in efforts to protect against information security breaches, security incidents, and system disruptions, or to alleviate problems caused by actual or suspected information security breaches and other data security incidents and system disruptions. The resources required may increase over time as the methods used by hackers and others engaged in online criminal activities and otherwise seeking to obtain unauthorized access to systems or data, and to disrupt systems, are increasingly sophisticated and constantly evolving. Any failure or perceived failure by FREYR or its service providers to prevent information security breaches or other security incidents or system disruptions, or any compromise of security that results in or is perceived or reported to result in unauthorized access to, or loss, theft, alteration, release or transfer of, FREYR’s information, or any personal information, confidential information, or other data of FREYR or third parties, could result in loss or theft of proprietary or sensitive data and intellectual property, could harm FREYR’s reputation and competitive position and could expose FREYR to legal claims, regulatory investigations and proceedings, and fines, penalties, and other liability. Any such actual or perceived security breach, security incident or disruption could also divert the efforts of FREYR’s technical and management personnel, and could require FREYR to incur significant costs and operational consequences in connection with investigating, remediating, eliminating and putting in place additional tools and devices designed to prevent actual or perceived security breaches and other incidents and system disruptions.

Changes in laws relating to privacy and data protection could disrupt FREYR’s business.

FREYR is also subject to various laws regarding privacy, data protection, and the protection of certain data relating to individuals. FREYR’s handling of data relating to individuals is subject to a variety of laws and regulations relating to privacy, data protection, and data security, and it may become subject to additional obligations, including contractual obligations, relating to its maintenance and other processing of this data. For example, the European Union’s General Data Protection Regulation, or GDPR, imposes stringent data protection requirements and provides for significant penalties for noncompliance. Laws, regulations, and other actual and potential obligations relating to privacy, data protection, and data security are evolving rapidly, and the regulatory landscape regarding privacy, data protection, and data security is likely to remain uncertain for the foreseeable future. FREYR expects to potentially be subject to new laws and regulations, or new interpretations of laws and regulations, in the future in various jurisdictions. These laws, regulations, and other obligations, and changes in their interpretation, could require FREYR to modify its operations and practices, restrict its activities, and increase its costs in the future, and it is possible that these laws, regulations, and other obligations may be inconsistent with one another or be interpreted or asserted to be inconsistent with FREYR’s business or practices. Any inability to adequately address privacy and security concerns or comply with applicable privacy and data security laws, rules and regulations could have an adverse effect on FREYR’s business, prospects, results of operations, financial position and reputation.

FREYR is subject to substantial regulation and unfavorable changes to, or failure by FREYR to comply with, these regulations could substantially harm its business and operating results.

FREYR’s battery cells and its customer’s markets are subject to substantial regulation under international, European and local laws, including export control, environmental and sustainability laws (including the EU Taxonomy Regulation (Regulation (EU) 2020/852) and safety laws. FREYR expects to incur significant costs in complying with these regulations. In particular, regulations related to the battery, materials to produce such batteries such as lithium, EV and alternative energy industries are currently evolving and FREYR faces risks associated with new regulations, including the proposed EU Batteries Regulation, and changes to these regulations.

To the extent the laws change, FREYR’s products may not comply with applicable international, European or local laws and such changes could imply the need to materially alter FREYR’s operations and set-up and may prompt the need to apply for further permits, which would have an adverse effect on its business and prospects. Compliance with changing regulations could be burdensome, time consuming, and expensive. To the extent compliance with new regulations is cost prohibitive, FREYR’s business, prospects, financial condition and operating results would be adversely affected.

Internationally, there may be laws in jurisdictions FREYR has not yet entered or laws it is unaware of in jurisdictions it has entered that may restrict its sales or other business practices. The laws in this area can be complex, difficult to interpret and may change over time. Continued regulatory limitations and other obstacles that may interfere with FREYR’s ability to commercialize its products could have a negative and material impact on its business, prospects, financial condition and results of operations.

As FREYR does not have a source of revenue because its initial battery factory is not yet under construction, FREYR is far more exposed to regulatory risk compared to its peers in the industry that have stable sources of income.

FREYR is an early stage company and as a result, internal processes and procedures, such as code of conduct, environmental, social and corporate governance policy, relevant anti-corruption policies and similar policies have only recently been implemented. FREYR must ensure it operates in accordance with its own processes and policies, as well as statutory laws and regulations, and there may be a higher risk that FREYR, as an early stage company, fails to comply with such internal processes and procedures, as well as statutory laws and regulations. Any failure to comply with such policies may adversely affect FREYR’s business, prospects and financial condition.

FREYR is subject to governmental export and import controls that could subject it to liability or impair its ability to compete in international markets.

The U.S. and various foreign governments have imposed controls, export license requirements and restrictions on the import or export of certain products, technologies and software. FREYR must export and import its products in compliance with any applicable controls. FREYR may not always be successful in obtaining necessary approvals, and its failure to obtain required import or export approval for its products or limitations on its ability to export or sell its products imposed by these laws may harm its international and domestic sales and adversely affect its revenue. Noncompliance with these laws could have negative consequences, including government investigations, penalties and reputational harm.

Changes in FREYR’s products or changes in export, import and economic sanctions laws and regulations may delay FREYR introducing new products in international markets, prevent its customers from using FREYR’s products internationally or, in some cases, prevent the export or import of FREYR’s products to or from certain countries altogether. Any change in export or import regulations or legislation; shift or change in enforcement; or change in the countries, persons or technologies targeted by these regulations could result in decreased use of FREYR’s products by, or in FREYR’s decreased ability to export or sell its products to, existing or potential customers with international operations, adversely affecting FREYR’s business, prospects and results of operations.

FREYR is subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws in many jurisdictions, and non-compliance with such laws can subject FREYR to administrative, civil and criminal fines and penalties, collateral consequences, remedial measures and legal expenses, all of which could adversely affect its business, prospects, financial condition, results of operations and reputation.

FREYR is subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws and regulations in various jurisdictions in which it conducts or in the future may conduct activities, including the U.S. Foreign Corrupt Practices Act, or FCPA, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act, the U.K. Bribery Act 2010, and other anti-corruption laws and regulations. Anti-corruption and anti-bribery laws have been enforced aggressively in recent years and are interpreted broadly to generally prohibit companies, their employees, agents, representatives, business partners, and third-party intermediaries from authorizing, offering, or providing, directly or indirectly, improper payments or benefits to recipients in the public or private sector.

FREYR will sometimes leverage third parties to sell its products and conduct it business abroad. FREYR, its employees, agents, representatives, business partners, and its third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities and may be held liable for the corrupt or other illegal activities of these employees, agents, representatives, business partners or third-party intermediaries even if FREYR does not explicitly authorize such activities. FREYR cannot assure you that all of its employees and agents will not take actions in violation of applicable law, for which FREYR may be ultimately held responsible. As FREYR increases its international sales and business, FREYR’s risks under these laws may increase.

The FCPA also requires companies to make and keep books, records and accounts that accurately reflect transactions and dispositions of assets and to maintain a system of adequate internal accounting controls. FREYR’s policies and procedures are designed to ensure compliance with these laws, but FREYR cannot assure you that none of its employees, agents, representatives, business partners or third-party intermediaries will engage in improper conduct that violates FREYR’s policies and applicable law, for which FREYR may be held responsible.

Non-compliance with anti-corruption, anti-bribery, anti-money laundering or financial and economic sanctions laws could subject FREYR to whistleblower complaints, adverse media coverage, investigations, severe civil and criminal sanctions, settlements, prosecution, enforcement actions, loss of export privileges, suspension or debarment from U.S. government contracts and other collateral consequences and remedial measures, all of which could adversely affect FREYR’s business, prospects, financial condition, results of operations and reputation. Responding to any investigation or action will likely result in a materially significant diversion of management’s attention and resources and significant defense costs and other professional fees. In addition, changes in economic sanctions laws in the future could adversely impact FREYR’s business and investments in its ordinary shares.

FREYR and its partners, suppliers and customers are subject to requirements relating to environmental, permitting and safety regulations and environmental remediation matters which could adversely affect FREYR’s business, prospects, results of operation and reputation.

FREYR and its partners, suppliers and customers are subject to numerous environmental laws and regulations governing, among other things, energy storage system siting and installation restrictions, solid and hazardous waste storage, treatment and disposal, and remediation of releases of hazardous materials. There are significant capital, operating and other costs associated with compliance with these environmental, permitting and safety laws and regulations. Environmental laws and regulations may become more stringent in the future, which could increase costs of compliance or require FREYR to manufacture with alternative technologies and materials. Moreover, if FREYR or any of its partners, suppliers or customers were found to be in violation of environmental, permitting or safety laws, FREYR’s reputation for building clean battery cells from an ethically- and sustainably-sourced supply chain could be harmed, potentially resulting in significant damage to its brand.

FREYR’s manufacturing process will have hazards such as but not limited to hazardous materials, machines with moving parts, and high voltage and/or high current electrical systems typical of large manufacturing equipment and related safety incidents. There may be safety incidents that damage machinery or product, slow or stop production, or harm employees. Consequences may include litigation, regulation, fines, increased insurance premiums, mandates to temporarily halt production, workers’ compensation claims, or other actions that impact FREYR’s brand, finances, or ability to operate.

International trade policies may impact demand for FREYR’s products and its competitive position.

Government policies on international trade and investment such as sanctions, import quotas, capital controls or tariffs, whether adopted by non-governmental bodies, individual governments or addressed by regional trade blocs, may affect the demand for FREYR’s battery cells, impact its competitive position or prevent FREYR from being able to sell products to certain customers or in certain countries. The implementation of more protectionist trade policies, such as more detailed inspections, higher tariffs, or new barriers to entry, in countries where FREYR sells products could negatively impact FREYR’s business, prospects and results of operations. For example, a government’s adoption of trade sanctions or “buy national” policies or retaliation by another government against such policies could have a negative impact on FREYR’s results of operations.

Possible new tariffs on materials and components used to manufacture FREYR’s battery cells could have a material adverse effect on FREYR’s business.

FREYR’s business is dependent on the availability of components necessary to develop and manufacture its battery cells, particularly cathode and anode materials. Although FREYR expects to obtain such components from Norwegian or other Nordic suppliers, it may be necessary to develop relationships with suppliers in other regions. Any tariffs imposed on the import of components to Norway could lead to price fluctuations and periodic delays in the delivery of such components. Disruptions in the supply of components could temporarily impair FREYR’s ability to manufacture battery cells or require FREYR to pay higher prices in order to obtain these materials or components from other sources, which could affect FREYR’s business, prospects and results of operations.

From time to time, FREYR may be involved in legal proceedings and commercial or contractual disputes, which could have an adverse impact on FREYR’s profitability and consolidated financial position.

FREYR may be involved in legal proceedings and commercial or contractual disputes that, from time to time, are significant. These are typically claims that arise in the normal course of business including, without limitation, commercial or contractual disputes, including warranty claims and other disputes with potential customers and suppliers, intellectual property matters, personal injury claims, environmental issues, tax matters, and employment matters. For example, FREYR will be using 24M’s process technology and receiving services from 24M under an existing licensing agreement. Any disagreements or disputes with 24M that arise under the licensing agreement or otherwise may impede FREYR’s ability to maximize the benefits of this partnership and slow the development of FREYR’s battery plants.

It is difficult to predict the outcome or ultimate financial exposure, if any, represented by these matters, and there can be no assurance that any such exposure will not be material. Such claims may also negatively affect FREYR’s reputation.

Risks Relating to the Investment

Concentration of ownership among FREYR’s existing executive officers, directors and their affiliates may prevent new investors from influencing significant corporate decisions.

Upon completion of the Business Combination, Pubco’s executive officers, directors and their affiliates as a group will beneficially own approximately 16.56% of Pubco outstanding ordinary shares (assuming no Redemptions and no Dissent Rights provided by the Cayman Companies Act are exercised by Alussa shareholders). As a result, these shareholders will be able to exercise a significant level of control over all matters requiring shareholder approval, including the election of directors, any amendment of the amended and restated articles of association and approval of significant corporate transactions. This control could have the effect of delaying or preventing a change of control or changes in management and will make the approval of certain transactions difficult or impossible without the support of these shareholders.

Pubco will qualify as an “emerging growth company” and a “smaller reporting company” and will benefit from reduced disclosure requirements. Pubco cannot be certain if such reduced disclosure requirements will make its ordinary shares less attractive to investors and make it more difficult to compare Pubco’s performance with other public companies.

Pubco will qualify as an “emerging growth company,” as defined in the JOBS Act, and a “smaller reporting company,” as defined in Item 10(f)(1) of Regulation S-K, and intends to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” or “smaller reporting companies,” including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. Pubco may take advantage of exemptions applicable to “emerging growth companies” for so long as it is an “emerging growth company,” which is until the earliest of (i) the last day of the fiscal year in which the market value of Pubco’s Ordinary Shares that are held by non-affiliates exceeds $700 million as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which it has total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which it has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of Alussa’s Units in the IPO. Pubco may take advantage of exemptions applicable to “smaller reporting companies” for as long as it is a “smaller reporting company,” which is as long as either (1) the market value of Pubco Ordinary Shares held by non-affiliates is less than $250 million as of June 30 in the most recently completed fiscal year or (2) Pubco’s annual revenue is less than $100 million during the most recently completed fiscal year and the market value of Pubco Ordinary Shares held by non-affiliates is less than $700 million as of June 30 in the most recently completed fiscal year. Pubco cannot predict if investors will find its ordinary shares less attractive because it will rely on these exemptions. If some investors find Pubco Ordinary Shares less attractive as a result, there may be a less active trading market for Pubco Ordinary Shares and its stock price may be more volatile.

As an “emerging growth company”, Pubco will elect to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the JOBS Act, that allows Pubco to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, Pubco’s financial statements may not be comparable to companies that comply with public company effective dates.

Pubco does not expect to declare any dividends in the foreseeable future.

Given the capital-intensive nature of the proposed business of Pubco, after the completion of the Business Combination, Pubco does not anticipate declaring any cash dividends to holders of its ordinary shares in the foreseeable future. Consequently, investors may need to rely on sales of their shares after price appreciation, which may never occur, as the only way to realize any future gains on their investment.

Pubco may redeem the unexpired warrants prior to their exercise at a time that is disadvantageous to warrant holders, thereby making their warrants worthless, and exercise of a significant number of the warrants could adversely affect the market price of Pubco Ordinary Shares.

Pubco will have the ability to redeem outstanding Pubco Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of the Pubco Ordinary Shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which Pubco gives proper notice of such redemption and provided certain other conditions are met. If and when the warrants become redeemable by Pubco, Pubco may not exercise the redemption right if the issuance of the Pubco Ordinary Shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or Pubco is unable to effect such registration or qualification. Redemption of the outstanding Pubco Warrants could force you to: (i) exercise your Pubco Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) sell your Pubco Warrants at the then-current market price when you might otherwise wish to hold your Pubco Warrants or (iii) accept the nominal Redemption Price which, at the time the outstanding Pubco Warrants are called for redemption, is likely to be substantially less than the market value of your Pubco Warrants. Additionally, if a significant number of Pubco Warrant holders exercise their Pubco Warrants instead of accepting the nominal Redemption Price, the issuance of these shares would dilute other equity holders, which could reduce the market price of the Pubco Ordinary Shares.

None of the Private Placement Warrants that were issued concurrently with Alussa’s IPO or any Working Capital Warrants that may be outstanding, will be redeemable by Pubco so long as they are held by the Sponsor or its permitted transferees. Such redemption would also not apply to any Pubco Warrants issued in exchange for FREYR Warrants.

EXTRAORDINARY GENERAL MEETING OF ALUSSA SHAREHOLDERS

General

Alussa is furnishing this proxy statement/prospectus to its shareholders as part of the solicitation of proxies by its board of directors for use at the Alussa Special Meeting and at any adjournment or postponement thereof. This proxy statement/prospectus provides Alussa’s shareholders with information they need to know in order to be able to vote or instruct their vote to be cast at the Alussa Special Meeting.

Date, Time and Place

The Alussa Special Meeting will be held on June 25, 2021 at 10:00 a.m., Eastern Time, via live webcast.

Purpose of the Alussa Special Meeting

At the Alussa Special Meeting, Alussa is asking holders of Alussa Ordinary Shares to:

•        consider and vote upon a proposal to adopt the Business Combination Agreement and approve the Business Combination and the other transactions contemplated by the Business Combination Agreement (the “Business Combination Proposal”);

•        consider and vote upon a proposal to approve the Plan of Merger (the “Merger Proposal”);

•        consider and vote upon a proposal to approve the issuance of 20% or more of the issued and outstanding Pubco Ordinary Shares in connection with the financing related to the proposed Business Combination (the “Share Issuance Proposal”);

•        consider and vote upon a proposal to approve the adoption by Pubco of the 2021 Plan (the “Incentive Plan Proposal”);

•        consider and vote upon a proposal to adjourn the Alussa Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that, based upon the tabulated votes at the time of the Alussa Special Meeting, there are not sufficient votes to authorize Alussa to consummate the Business Combination and each other matter to be considered at the Alussa Special Meeting or if holders of the Public Shares have elected to redeem an amount of Public Shares such that the Minimum Cash Condition would not be satisfied (the “Adjournment Proposal”).

Recommendation of the Alussa Board of Directors

The board of directors of Alussa has unanimously determined that the Business Combination Proposal is fair to and in the best interests of Alussa and its shareholders; has unanimously approved the Business Combination Proposal; and unanimously recommends that shareholders vote “FOR” the Business Combination Proposal; “FOR” the Merger Proposal; “FOR” the Share Issuance Proposal; “FOR” the Incentive Plan Proposal; and “FOR” the Adjournment Proposal, if presented to the meeting.

Record Date; Outstanding Shares; Shareholders Entitled to Vote

Alussa has fixed the close of business on April 30, 2021 as the “Record Date” for determining Alussa shareholders entitled to notice of and to attend and vote at the Alussa Special Meeting. As of the close of business on the Record Date, there were 35,937,500 Alussa Ordinary Shares outstanding and entitled to vote. Each Alussa Ordinary Share is entitled to one vote per share at the Alussa Special Meeting.

Pursuant to agreements with Alussa and FREYR, the Founder Shares held by the Alussa Initial Shareholders, and any Alussa Ordinary Shares acquired in the aftermarket by such shareholders, will be voted in favor of the Business Combination Proposal, the Merger Proposal and the other proposals presented at the Alussa Special Meeting.

Pursuant to agreements with Alussa and FREYR, each of Encompass Capital Master Fund LP and Encompass Capital E L Master Fund L.P. agreed to vote the aggregate Class A ordinary shares it beneficially owns in favor of the Business Combination Proposal, the Merger Proposal and all other proposals being presented at the Alussa Special Meeting.

Quorum

The presence, virtually or by proxy, of the holders of a majority of all the outstanding Alussa Ordinary Shares entitled to vote, being 17,968,751 Alussa Ordinary Shares, constitutes a quorum at the Alussa Special Meeting.

Abstentions and Broker Non-Votes

Proxies that are marked “ABSTAIN” and proxies relating to “street name” shares that are returned to Alussa but marked by brokers as “not voted” (“Broker Non-Votes”) will be treated as shares present for purposes of determining the presence of a quorum on all matters but will not be treated as votes cast and will, therefore, not affect the outcome of the vote on the Business Combination Proposal, the Merger Proposal, the Incentive Plan Proposal, the Share Issuance Proposal and the Adjournment Proposal (if presented). If a shareholder does not give the broker voting instructions, under applicable self-regulatory organization rules, its broker may not vote its shares on “non-routine” proposals. The matters to be voted upon at the Alussa Special Meeting are “non-routine” proposals.

Vote Required

The approval of the Business Combination Proposal, the Share Issuance Proposal, the Incentive Plan Proposal and the Adjournment Proposal (if presented) will require an “Ordinary Resolution” as a matter of Cayman Islands law requiring the affirmative vote of the holders of a majority of the Alussa Ordinary Shares that are voted at the Alussa Special Meeting at which a quorum is present.

The approval of the Merger Proposal will require a “Special Resolution” as a matter of Cayman Islands law, requiring the affirmative vote of the holders of at least a two-thirds majority of the Alussa Ordinary Shares that are voted at the Alussa Special Meeting at which a quorum is present.

Voting Your Shares

Each Alussa Ordinary Share that you own in your name entitles you to one vote. Your proxy card shows the number of Alussa Ordinary Shares that you own. If you hold your Alissa Ordinary Shares in “street name” or in a margin or similar account, which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted.

There are two ways to vote your Alussa Ordinary Shares at the Alussa Special Meeting:

You Can Vote by Signing and Returning the Enclosed Proxy Card.    If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Alussa board “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, “FOR” the Share Issuance Proposal, “FOR” the Incentive Plan Proposal, and “FOR” the Adjournment Proposal, if presented. If your shares are held in “street name” or are in a margin or similar account, you must instruct your broker, bank or other nominee how to vote the shares you beneficially own in accordance with the voting instruction form you receive from your broker, bank or other nominee. Votes received after a matter has been voted upon at the Alussa Special Meeting will not be counted.

You Can Virtually Attend the Alussa Special Meeting and Vote.    You will receive a ballot when you arrive at the virtual Alussa Special Meeting. If you wish to attend the meeting and vote virtually and your shares are held in “street name,” or in a margin or similar account, you must obtain a legal proxy from your broker, bank or nominee. That is the only way Alussa can be sure that the broker, bank or nominee has not already voted your shares. Beneficial investors who own their investments through a bank or broker will need to contact Continental Stock Transfer & Trust Company to receive a control number at least 72 hours before the Alussa Special Meeting.

Share Ownership of and Voting by Alussa Directors and Officers

Current Alussa directors and officers beneficially own an aggregate of 7,187,500 Alussa Ordinary Shares. Each current director and officer of Alussa has agreed to vote his or her Alussa Ordinary Shares in favor of the Business Combination Proposal and the Merger Proposal.

Revoking Your Proxy

If you are a shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•        you may send another proxy card with a later date provided that such replacement proxy card is received by Alussa no later than 10:00 a.m. Eastern Time, on June 23, 2021 being 48 hours before the time appointed for the holding of the Alussa Special Meeting (or, in the case of an adjournment, no later than 48 hours before the time appointed for the holding of the adjourned meeting); or

•        you may notify Alussa, in writing, before the Alussa Special Meeting that you have revoked your proxy provided that such revocation notice is received by Alussa no later than 10:00 a.m. Eastern Time, on June 23, 2021 being 48 hours before the time appointed for the holding of the Alussa Special Meeting (or, in the case of an adjournment, no later than 48 hours before the time appointed for the holding of the adjourned meeting).

Who Can Answer Your Questions About Voting Your Shares

If you are a shareholder and have questions about the Business Combination you may contact Daniel Barcelo of Alussa at daniel@alussaenergy.com. You may also obtain additional information about Alussa from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.”

If you are a shareholder and need additional copies of the proxy statement/prospectus or the enclosed proxy card or have any questions about how to vote or direct a vote in respect of your Alussa Ordinary Shares you should contact:

Morrow Sodali LLC

470 West Avenue, 3rd Floor

Stamford, Connecticut 06902

Individuals call toll-free: (800) 662-5200

Banks and Brokerage Firms, please call: (203) 658-9400

Email: ALUS.info@investor.morrowsodali.com

If you are a holder of Public Shares and you intend to seek Redemption of your shares, you will need to deliver your shares (either physically or electronically) to the Transfer Agent at the address below at least two (2) business days prior to the vote at the Alussa Special Meeting. If you have questions regarding the certification of your position or delivery of your shares, please contact:

Mr. Mark Zimkind

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004

E-mail: mzimkind@continentalstock.com

Redemption Rights

Public Shareholders may demand that their shares are redeemed, regardless of whether they vote for or against the Business Combination Proposal, for an amount equal to a pro rata portion of the aggregate amount then on deposit in the Trust Account calculated in accordance with the Alussa Articles (which was $10.08 per share as of the Record Date). Such amount will be paid promptly upon consummation of the Business Combination. If a Public Shareholder exercises their redemption rights, then they will be exchanging their shares for cash.

Alussa’s Sponsor, officers and directors will not have redemption rights with respect to any Alussa Ordinary Shares owned by them, directly or indirectly.

Public shareholders who wish to exercise their redemption rights are required to demand that their shares are redeemed no later than 5:00 p.m. Eastern Time on June 23, 2021 (two (2) business days prior to the Alussa Special Meeting) by (A) submitting their request in writing to Mark Zimkind of Continental Stock Transfer & Trust Company, Alussa’s transfer agent, at the addresses listed in this proxy statement/prospectus and (B) delivering their shares to the Transfer Agent, either physically or electronically using The Depository Trust Company’s DWAC System. If you hold the shares in “street name”

or in a margin or similar account, which means your shares are held of record by a broker, bank or nominee, you will have to coordinate with your broker, bank or other nominee to have the shares you beneficially own certificated or delivered electronically. Shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge the tendering broker and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed Business Combination is not consummated this may result in an additional cost to shareholders for the return of their shares.

Any request for Redemption, once made, may be withdrawn at any time up to the time that the vote is taken with respect to the Business Combination Proposal at the Alussa Special Meeting. Furthermore, if a holder of a Public Share delivered its certificate in connection with an election of its Redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the Transfer Agent return the certificate (physically or electronically). A holder of Public Shares who has submitted a Redemption request may make a return request by contacting the Transfer Agent at the phone number or address listed in this proxy statement/prospectus.

If a holder of Public Shares properly seeks Redemption as described in this section and the Business Combination is consummated, such holder’s shares will be redeemed for an amount equal to a pro rata portion of the aggregate amount then on deposit in the Trust Account calculated in accordance with the Alussa Articles. Such amount will be paid promptly upon consummation of the Business Combination. If Public Shareholder exercises its redemption rights, then it will be exchanging its shares for cash and will no longer own those shares.

If the Business Combination is not approved or completed for any reason, then Public Shareholders who elected to exercise their redemption rights will not be entitled to redeem their shares for an amount equal to the applicable pro rata share of the Trust Account. In such case, provided the Cayman Merger has not been completed, the Transfer Agent will promptly return any Public Shares delivered by Public Shareholders and such holders may only share in the assets of the Trust Account upon the liquidation of Alussa. In such case, Public Shareholders may only share in the assets of the Trust Account upon the liquidation of Alussa. This may result in holders receiving less than they would have received if the Business Combination was completed and they had exercised redemption rights in connection therewith due to potential claims of creditors. If Alussa would be left with less than $5,000,001 of net tangible assets as a result of Public Shareholders properly demanding Redemption of their shares, or if the Minimum Cash Condition is not satisfied Alussa will not be able to consummate the Business Combination.

The closing price of a Class A ordinary share on the Record Date was $10.01. The cash held in the Trust Account on such date was approximately $289,841,623.89 (approximately $10.08 per Public Share as of the Record Date). Prior to exercising redemption rights, shareholders should verify the market price of Class A ordinary shares as they may receive higher proceeds from the sale of their Class A ordinary shares in the public market than from exercising their redemption rights if the market price per share is higher than the Redemption Price. Alussa cannot assure its shareholders that they will be able to sell their Class A ordinary shares in the open market, even if the market price per share is higher than the Redemption Price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

If a holder of Public Shares exercises its redemption rights, it will not result in the loss of any Alussa Warrants that it may hold and, upon consummation of the Business Combination, each Alussa Warrant will become exercisable to purchase one Pubco Ordinary Share in lieu of one Class A ordinary share for a purchase price of $11.50 per share.

Statutory Appraisal Rights under the Companies Act of the Cayman Islands

Holders of Alussa Units and Alussa Warrants do not have appraisal rights in respect to their Alussa Units and Alussa Warrants in connection with the Business Combination under the Cayman Companies Act.

Holders of record of Alussa Ordinary Shares who comply with the applicable requirements of Section 238 of the Cayman Companies Act may have the right, under certain circumstances, to object to the Cayman Merger and exercise statutory appraisal (“dissenter”) rights, including rights to seek payment of the fair value of their Alussa Ordinary Shares. These statutory appraisal rights are separate to and mutually exclusive of the right of holders of Public Shares to elect to have their shares redeemed for cash at the applicable Redemption Price in accordance with the Alussa Articles. It is possible that, if Alussa shareholders exercise their statutory dissenter rights, the fair value of the Alussa Ordinary Shares determined under Section 238 of the Cayman Companies Act could be more than, the same as, or less than shareholders would obtain if they exercise their redemption rights as described herein. Shareholders need not vote against any of the proposals at the Alussa Special Meeting in order to exercise their statutory dissenter rights under the Cayman Companies Act.

Shareholders who do wish to exercise dissenter rights, if available, will be required to deliver notice to Alussa prior to the Alussa Special Meeting and follow the process prescribed in Section 238 of the Cayman Companies Act. This is a separate process with different deadline requirements to the process which shareholders must follow if they wish to exercise their redemption rights in accordance with the Alussa Articles. Any Alussa shareholder who elects to exercise statutory dissenter rights under the Cayman Companies Act must do so in respect of all of the Alussa Ordinary Shares that person holds and will lose their right to have their Public Shares redeemed for cash in accordance with the Alussa Articles.

At the Cayman Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall be extinguished, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 238 of the Cayman Companies Act. Notwithstanding the foregoing, if any such holder shall have failed to perfect or prosecute or shall have otherwise waived, effectively withdrawn or lost his, her or its rights under Section 238 of the Cayman Companies Act (including in the circumstances described in the immediately following paragraph) or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 238 of the Cayman Companies Act, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares under Section 238 of the Cayman Companies Act shall cease and such Alussa Ordinary Shares shall no longer be considered Dissenting Shares for purposes hereof and such holder’s Alussa Ordinary Shares shall thereupon be deemed to have been converted as of the Cayman Effective Time into the right to receive the merger consideration comprising one Pubco Ordinary Share for each Alussa Ordinary Share. As a result, such shareholder will not receive any cash for their Alussa Ordinary Shares and will become a shareholder of Pubco.

In the event that any holder of Alussa Ordinary Shares delivers notice of their intention to exercise Dissent Rights, Alussa and the other parties to the Business Combination Agreement may in their sole discretion delay the consummation of the Business Combination in order to invoke the limitation on dissenter rights under Section 239 of the Cayman Companies Act. In such circumstances where the exception under Section 239 of the Cayman Companies Act is invoked, no Dissent Rights shall be available to Alussa shareholders, including those Alussa shareholders who have delivered a written objection to the Cayman Merger prior to the Alussa Special Meeting and followed the process prescribed in Section 238 of the Cayman Companies Act, and each such holder’s Alussa Ordinary Shares shall thereupon be deemed to have been converted as of the Cayman Effective Time into the right to receive the merger consideration comprising one Pubco Ordinary Share for each Alussa Ordinary Share. Accordingly, Alussa shareholders are not expected to ultimately have any appraisal or dissent rights in respect of their Alussa Ordinary Shares in connection with the Cayman Merger or Business Combination.

Proxy Solicitation Costs

Alussa is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. Alussa and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Alussa will bear the cost of the solicitation.

Alussa has hired Morrow to assist in the proxy solicitation process. Alussa has agreed to pay Morrow a fee of $32,500 plus associated disbursements (to be paid with non-trust fund accounts).

Alussa will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Alussa will reimburse them for their reasonable expenses.

THE BUSINESS COMBINATION PROPOSAL

Alussa is asking its shareholders to approve by “Ordinary Resolution” and adopt the Business Combination Agreement. Alussa shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. Please see the subsection titled “The Business Combination Agreement” below for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal. For the purposes of this section “The Business Combination Proposal”, capitalized terms not defined herein shall have the meaning ascribed to them in the Business Combination Agreement, a copy of which is attached as Annex A.

Even though Alussa is holding a shareholder vote on the Business Combination, which only requires a simple majority vote, Alussa may only consummate the transactions contemplated by the Business Combination Agreement with the affirmative vote of the holders of two-thirds of the ordinary shares that are voted at the extraordinary general meeting because all resolutions are contingent on each other and the Merger Proposal requires a two-thirds vote. See the section titled “The Merger Proposal.”

The Business Combination Agreement

This subsection of the proxy statement/prospectus describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. You are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in part by the underlying disclosures, which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosures contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Business Combination Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about Alussa, FREYR or any other matter.

To the extent that specific material facts exist that contradict the representations, warranties, and covenants in the Business Combination Agreement, we have provided corrective disclosure in this proxy statement/prospectus. Furthermore, if subsequent information concerning the subject matter of the representations, warranties, and covenants in the Business Combination Agreement may or may not be fully reflected in our public disclosures, our public disclosures will include any material information necessary to provide shareholders with a materially complete understanding of the Business Combination Agreement disclosures.

Structure of the Transactions

On January 29, 2021, Alussa entered into the Business Combination Agreement with (i) FREYR, (ii) the Purchaser Representative, (iii) Pubco, (iv) Norway Merger Sub 1, (v) Norway Merger Sub 2, (vi) Cayman Merger Sub, (vii) the Major Shareholders and (viii) the Shareholder Representative.

Prior to the completion of the transactions contemplated by the Business Combination Agreement, (i) the Norway Merger Subs shall be wholly-owned subsidiaries of Alussa, (ii) Pubco shall be a wholly-owned subsidiary of Purchaser Representative and (iii) Cayman Merger Sub shall be a wholly-owned subsidiary of Pubco.

Pursuant to the terms of the Business Combination Agreement, (a) prior to the First Closing, the FREYR Wind Business will be transferred to SVPH as a result of the Norway Demerger, (b) at the First Closing, Alussa will merge with and into Cayman Merger Sub, with Alussa continuing as the surviving entity and a wholly owned subsidiary of Pubco, (c) following the First Closing and prior to the Second Closing, Alussa will distribute all of its interests in Norway Merger Sub 1 to Pubco with the result that the Norway Merger Subs shall become wholly-owned subsidiaries of Pubco, (d) at the Second Closing, FREYR will merge with and into Norway Merger Sub 2, with Norway Merger Sub 2 continuing as the surviving entity, (e) at the Second Closing, Pubco will acquire all preferred shares of Norway Merger Sub 1 (which will be issued in exchange for the FREYR Preferred Shares as a part of the Norway Merger) from the Company Preferred Share Transferors in exchange for a number of newly issued shares of Pubco and (f) at the Second Closing, Norway Merger Sub 1 will merge with and into Pubco, with Pubco continuing as the surviving entity, as a result of which, (i) each issued and outstanding security of Alussa immediately prior to the Cayman Effective Time shall be exchanged for equivalent securities of Pubco in accordance with the Business Combination Agreement and the Plan of Merger (or, in the case of Dissenting Alussa Shareholders, if any, the right to receive the fair value of such holder’s Dissenting Alussa Ordinary Shares and such other rights as are granted by the Cayman Companies Act), (ii) each issued and outstanding security of FREYR immediately prior to the Norway Effective Time shall be exchanged for the right of the holder thereof to receive securities of Norway Merger Sub 1 in accordance with the Business Combination Agreement and (iii) each issued and outstanding security of Norway Merger Sub 1 (other than securities of Norway Merger Sub 1 held by Pubco) immediately prior to the Cross-Border Effective Time shall be exchanged for the right of the holder to receive securities of Pubco, all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the provisions of applicable law.

Prior to the First Closing, FREYR will transfer its wind farm business to SVPH, a private limited liability company to be incorporated by way of demerger resulting in such business becoming held by the FREYR shareholders through such company in accordance with the Norway plan of demerger.

Consideration

As a result of and upon the Second Closing, among other things, all outstanding FREYR Ordinary Shares (other than those held by Pubco), will be exchanged for shares in Pubco, which in the aggregate will be a number of Pubco Ordinary Shares equal to the number of FREYR Ordinary Shares multiplied by the Exchange Ratio. The Exchange Ratio is a number equal to the quotient obtained by dividing (a) the Equity Consideration divided by the lower of (i) the Redemption Price and (ii) the PIPE Price, divided by (b) the number of Aggregate Fully Diluted Company Shares. Based on the currently available information with respect to the variables included in the Exchange Ratio calculation, we expect the Exchange Ratio to be 0.179038.

After the implementation of the Norway Demerger and the Norway Merger and prior to the implementation of the Cross-Border Merger, Pubco shall acquire all preferred shares of Norway Merger Sub 1 (which will be issued in exchange for the FREYR Preferred Shares as a part of the Norway Merger) from the Company Preferred Share Transferors in exchange for a number of newly issued Pubco Ordinary Shares equal to (A) $14,895,000, divided by (B) the PIPE Price. As part of such transaction, 92,500,000 warrants held by the Company Preferred Share Transferors to subscribe for common shares of Norway Merger Sub 1 (which will be issued in exchange for the warrants in FREYR as a part of the Norway Merger) shall be cancelled. Following the Norway Demerger, the Company Preferred Share Transferors will also receive shares in SVPH. The Company Preferred Share Transferors informed us that they have entered into an agreement with other FREYR shareholders whereby the Company Preferred Share Transferors will exchange their shares in SVPH for shares in Norway Merger Sub 1, to be completed prior to the Cross-Border Merger.

An additional 60,000,000 Pubco Ordinary Shares will be purchased at the PIPE Price at the Second Closing by certain third-party investors. The proceeds of the PIPE Investment, together with the amounts remaining in Alussa’s Trust Account as of immediately following completion of the Cross-Border Merger, will be retained by Pubco following the Second Closing.

Treatment of FREYR Options, FREYR EDGE Warrants and FREYR Warrants

As a result of and upon the Second Closing, among other things, all (i) options to purchase FREYR Ordinary Shares, (ii) FREYR warrants issued to EDGE Global and (iii) all other warrants in each case outstanding as of immediately prior to the Norway Effective Time will be converted into (a) options to purchase Pubco Ordinary Shares (“Pubco Options”), (b) warrants issued to EDGE Global to purchase Pubco Ordinary Shares (“Pubco EDGE Warrants”) and (c) others warrants to purchase Pubco Ordinary Shares (“Pubco Warrants”), respectively.

Subject to the terms of the Business Combination Agreement, each Pubco Option, Pubco EDGE Warrant and Pubco Warrant will relate to the number of whole Pubco Ordinary Shares (rounded down to the nearest whole share) equal to (i) the number of Pubco Ordinary Shares subject to the applicable Pubco Option, Pubco EDGE Warrant and Pubco Warrant multiplied by (ii) the Exchange Ratio. The exercise price for each Pubco Option, Pubco EDGE Warrant and Pubco Warrant will equal (i) the exercise price of the applicable Pubco Option, Pubco EDGE Warrant and Pubco Warrant divided by (ii) the Exchange Ratio. Each Pubco Option, Pubco EDGE Warrant and Pubco Warrant will remain subject to the same terms and conditions that were in effect with respect to the related FREYR Option, FREYR EDGE Warrant or FREYR Warrant, as applicable, immediately prior to the Norway Effective Time.

Escrow Shares

At or prior to the First Closing Date, Pubco, the Purchaser Representative, the Shareholder Representative and the Escrow Agent shall enter into the Escrow Agreement, effective as of the Second Closing Date, pursuant to which Pubco shall cause to be delivered to the Escrow Agent at the Second Closing the Escrow Shares. Such Escrow Shares shall serve as partial security for the Major Shareholders’ obligations after the Closings in respect of indemnification and leakage. For additional information, see “— Indemnification” and “— Leakage”. Payments in respect of the Major Shareholders’ obligations in respect of indemnification and leakage shall be first settled against the Escrow Shares.

The portion of Pubco Ordinary Shares that shall be withheld at the Second Closing for deposit in the Escrow Account (as defined in the Business Combination Agreement) shall be allocated among the Major Shareholders based on their respective pro rata equity interests in FREYR (as between the Major Shareholders) immediately prior to the Second Closing. The Escrow Shares shall be released from the Escrow Account 12 months after the Second Closing.

Closings

The transactions contemplated by the Business Combination Agreement shall be consummated on the First Closing Date and the Second Closing Date.

In accordance with the terms and subject to the conditions of the Business Combination Agreement, the First Closing shall take place on the fifth (5th) business day after the satisfaction or waiver of the closing conditions set forth in the Business Combination Agreement (other than the closing conditions that by their nature are to be satisfied at the First Closing, but subject to the satisfaction or waiver of those conditions) unless another time or date is mutually agreed to in writing by the parties.

In accordance with the terms and subject to the conditions of the Business Combination Agreement, the Second Closing shall take place on the second business day after the First Closing unless another time or date is mutually agreed to in writing by the parties.

Representations and Warranties

The Business Combination Agreement contains representations and warranties of Alussa, Pubco, FREYR and the Major Shareholders, certain of which are qualified by materiality and Material Adverse Effect (as defined below) and may be further modified and limited by the disclosure schedules. See “— Material Adverse Effect” below. The representations and warranties of Alussa are also qualified by information included in Alussa’s public filings, filed or submitted to the SEC on or prior to the date of the Business Combination Agreement (subject to certain exceptions contemplated by the Business Combination Agreement). The representations and warranties made by Alussa, Pubco, FREYR and the Major Shareholders are customary for similar transactions.

Representations and Warranties of FREYR

FREYR has made representations and warranties relating to, among other things, company organization, subsidiaries, due authorization, no conflict, governmental authorities and consents, capitalization of FREYR and its subsidiaries, financial statements, litigation and proceedings, legal compliance, contracts and no defaults, benefit plans, employment and labor relations, taxes, brokers’ fees, insurance, licenses, tangible personal property, real property, intellectual property, privacy, cybersecurity, information technology, environmental matters, absence of changes, anti-corruption compliance, sanctions and international trade compliance, information supplied, vendors and customers, including memoranda of understanding with potential vendors and customers, related party transactions and sufficiency of assets.

The representations and warranties of FREYR identified as fundamental under the terms of the Business Combination Agreement are those made pursuant to: (i) Section 7.1 of the Business Combination Agreement (Organization and Standing), (ii) Section 7.2 of the Business Combination Agreement (Authorization; Binding Agreement), (iii) 7.3(a) of the Business Combination Agreement (Capitalization) and (iv) Section 7.4 of the Business Combination Agreement (Subsidiaries) (collectively, the “FREYR Fundamental Warranties”).

Representations and Warranties of Alussa

Alussa has made representations and warranties (on behalf of itself and the Norway Merger Subs) relating to, among other things, company organization, due authorization, no conflict, SEC filings, internal controls, listing, financial statements, governmental authorities and consents, legal compliance, trust account, Investment Company Act, absence of changes, capitalization, brokers’ fees, indebtedness, taxes, business activities and no outside reliance.

Representations and Warranties of Pubco

Pubco has made representations and warranties (on behalf of itself and the Cayman Merger Sub) relating to, among other things, company organization, due authorization, no conflict, governmental authorities and consents, legal compliance, Investment Company Act, absence of changes, capitalization, brokers’ fees, indebtedness, business activities and no outside reliance.

Representations and Warranties of the Major Shareholders

Each Major Shareholder has made representations and warranties (with respect to itself only) relating to, among other things, company organization, due authorization, no conflict, governmental authorities and consents, title to shares, litigation and proceedings and brokers’ fees.

The representations and warranties of the Major Shareholders identified as fundamental under the terms of the Business Combination Agreement are those made pursuant to: (i) Section 8.1 of the Business Combination Agreement (Organization and Standing), (ii) Section 8.2 of the Business Combination Agreement (Authorization; Binding Agreement) and (iii) Section 8.3 of the Business Combination Agreement (Ownership) (collectively, the “Major Shareholder Fundamental Warranties”).

Survival of Representations and Warranties

The FREYR Fundamental Warranties and the Major Shareholder Fundamental Warranties survive the Second Closing for a period of six (6) years. The representations and warranties of FREYR made in Sections 7.13(a)-(d) (Intellectual Property) and 7.14 (Taxes and Returns) survive the Second Closing for a period equal to the applicable statute of limitations plus 30 days (together with the FREYR Fundamental Warranties and the Major Shareholder Fundamental Warranties, the “Special Reps and Warranties”). All other representations and warranties of FREYR and the Major Shareholders shall survive the Second Closing for a period of 12 months.

No claim for indemnification may be made after the applicable expiration date, with the exception of any claims of fraud made in accordance with the terms of the Business Combination Agreement.

The representations and warranties of Alussa and Pubco contained in the Business Combination Agreement or in any certificate or instrument delivered by or on behalf of Alussa, Pubco and the Merger Subs pursuant to the Business Combination Agreement do not survive the First Closing and Second Closing. No claims or actions may be asserted against Alussa, the Purchaser Representative or their respective Representatives with respect thereto.

Indemnification

The Major Shareholders have agreed severally to indemnify Pubco for losses that Pubco may sustain as a result of (i) the breach of any representation or warranty made by FREYR in the Business Combination Agreement or in any certificate executed and delivered by FREYR thereto, (ii) the breach of any covenant, obligation or agreement on the part of FREYR in the Business Combination Agreement or in any certificate delivered by FREYR pursuant thereto, (iii) the breach of any representation or warranty made by the Major Shareholders in the Business Combination Agreement or in any certificate executed and delivered by the Major Shareholders thereto and (iv) the breach of any covenant, obligation or agreement on the part of the Major Shareholders in the Business Combination Agreement or in any certificate delivered by the Major Shareholders pursuant thereto (provided that in the case of (iii) and (iv), the Major Shareholders are not liable in respect of breaches by another Major Shareholder).

Pubco is not entitled to receive any indemnification payments unless and until the aggregate amount of losses incurred by Pubco exceeds $2,000,000, in which case the Major Shareholders are obligated to Pubco for the amount of all losses from the first dollar of losses, provided that the basket shall not apply for breaches of any Special Reps and Warranties or in respect of fraud claims.

The maximum aggregate amount of payments which each Major Shareholder is obligated to pay (other than with respect to (i) fraud claims and (ii) claims for breaches of Special Reps and Warranties, does not exceed an amount equal to 10% of the sum of (x) the Exchange Shares received by such Major Shareholder at the Second Closing plus (y) any Escrow Shares withheld from such Major Shareholder at the Second Closing (each such Escrow Share valued at the lower of the Redemption Price and the PIPE Price)).

The maximum aggregate amount of payments which each Major Shareholder is obligated to pay (other than with respect to (i) fraud claims and (ii) claims for breaches of FREYR Fundamental Warranties and Major Shareholder Fundamental Warranties does not exceed an amount equal to 25% of the sum of (x) the Exchange Shares received by such Major Shareholder at the Second Closing plus (y) any Escrow Shares withheld from such Major Shareholder at the Second Closing (each such Escrow Share valued at the lower of the Redemption Price and the PIPE Price)).

The maximum aggregate amount of payments which each Major Shareholder is obligated to pay (other than with respect to fraud claims), does not exceed an amount equal to 100% of the sum of (x) Exchange Shares received by such Major Shareholder at the Second Closing, plus (y) any Escrow Shares withheld from such Major Shareholder at the Second Closing (each such Escrow Share valued at the lower of the Redemption Price and the PIPE Price)).

Indemnification claims against the Major Shareholders shall first be applied against Escrow Shares (based on the relevant Major Shareholder Pro Rata Percentage (as defined below)). After the Escrow Shares are exhausted, each Major Shareholder’s indemnification obligation will be determined by reference to the Shareholder Pro Rata Percentage (as defined below).

The “Major Shareholder Pro Rata Percentage” is, with respect to each Major Shareholder, a percentage equal to (i) the number of shares held by such Major Shareholder immediately prior to the Second Closing, divided, by (ii) the aggregate number of shares held by all such Major Shareholders prior to the Second Closing.

The “Shareholder Pro Rata Percentage” is, with respect to each FREYR shareholder (other than the Company Preferred Share Transferors), a percentage equal to (i) the number of Exchange Shares to which such FREYR shareholder is entitled pursuant to the Business Combination Agreement, divided by (ii) the number of Exchange Shares to which all FREYR shareholders are entitled pursuant to the Business Combination Agreement, disregarding the escrow mechanics.

After all Escrow Shares are applied with respect to any indemnification obligations, each Major Shareholder shall be entitled to satisfy its indemnification obligations with cash or ordinary shares in Pubco. For purposes of determining the indemnification payment, the value of each Escrow Share or other ordinary share of Pubco used to satisfy indemnification obligations shall be the value-weighted average trading price of ordinary shares in Pubco in the 10 trading days up to the date on which the indemnification claim is finally determined.

Leakage

Under the Business Combination Agreement, the transaction consideration shall be adjusted on a dollar-for-dollar basis with respect to Leakages between September 30, 2020 and the Second Closing Date (the “Locked Box Period”). “Leakage” shall include, among others, dividends declared to any FREYR shareholder or their affiliates, any transaction bonuses (in excess of $5 million), consultant, advisory or other fees outside of the course and the other Leakages set forth in the Business Combination Agreement, other than Permitted Leakages (as defined under the Business Combination Agreement).

If at any time prior to the Second Closing, FREYR becomes aware of the occurrence of any Leakage during the Locked Box Period, FREYR shall notify Alussa of such Leakage and the FREYR shareholder(s) to whom such Leakage is attributable. The consideration attributable to such shareholder(s) on the Second Closing shall be reduced by the amount of such Leakage.

Material Adverse Effect

Under the Business Combination Agreement, certain representations and warranties of FREYR are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.

Pursuant to the Business Combination Agreement, a material adverse effect (“Material Adverse Effect”) means any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets, liabilities, results of operations or financial condition of FREYR and its subsidiaries, taken as a whole or (ii) the ability of FREYR or its subsidiaries to consummate the transactions contemplated by the Business Combination Agreement or the Ancillary Agreements to which they are parties or bound or to perform their obligations thereunder.

However, in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has or may, would or could have occurred a “Material Adverse Effect”:

(a)     general changes in the financial or securities markets or general economic or political conditions globally or in the countries or regions in which such person or any of its subsidiaries do business;

(b)    changes, conditions or effects that generally affect the industries in which such person or any of its subsidiaries principally operate;

(c)     any proposal, enactment or change in interpretation of, or other change in, applicable law, GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such person and its subsidiaries principally operate;

(d)    any outbreak or any development, change, worsening or escalation of hostilities (whether or not armed), acts of war (whether or not declared), sabotage or terrorism;

(e)     any act of God, hurricane, tornado, flood, volcano, earthquake or other natural or manmade disaster, including any effects of the COVID-19 epidemic;

(f)     changes attributable to the public announcement or pendency of the transactions contemplated hereby;

(g)    any failure in and of itself to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this exception shall not prevent a determination that any change, event, or occurrence underlying such failure has resulted in a Material Adverse Effect; or

(h)    any action required by the terms of the Business Combination Agreement or the transactions contemplated hereby or otherwise consented to in writing by Alussa.

Any event, occurrence, fact, condition, or change referred to in (a) - (e) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such person or any of its subsidiaries compared to other participants in the industries and geographic locations in which such person or any of its subsidiaries primarily conducts its businesses.

Covenants and Agreements

FREYR has provided covenants relating to, among other things, conduct of business, inspection, preparation and delivery of certain audited and unaudited financial statements and acquisition proposals.

Alussa and Pubco have provided covenants relating to, among other things, preparation of the registration statement, employee matters, trust account proceeds, listing, no solicitation by Alussa, Alussa’s conduct of business, post-closing directors and officers, indemnification and insurance, Alussa public filings and PIPE Investment subscriptions.

Conduct of Business by FREYR

FREYR has agreed that from the date of the Business Combination Agreement through the earlier of the termination of the Business Combination Agreement and the Second Closing Date (the “Interim Period”), except as otherwise explicitly contemplated by the Business Combination Agreement and the Ancillary Agreements, FREYR shall (and shall cause its subsidiaries to) (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice and/or FREYR’s business plan (as applicable) and (ii) comply in all material respects with all laws applicable to FREYR’s direct and indirect subsidiaries and their respective businesses, assets and employees.

During the Interim Period, FREYR has also agreed not to, and to cause its subsidiaries not to, take certain specified customary actions except as otherwise contemplated by the Business Combination Agreement, the Ancillary Agreements or FREYR’s business plan, as consented to by Alussa in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied) or as required by applicable law:

•        amend, waive or otherwise change, in any respect, its or its subsidiaries’ governing documents or form or cause to be formed any new subsidiary

•        authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third person with respect to such securities, or permit the cashless conversion or exercise of any of its securities and any other equity-based awards; provided that FREYR shall be permitted to (a) issue equity securities pursuant to the Funding Commitment Letter, (b) commit to grant options which will be exchanged against 2,200,000 Pubco Options in accordance with the contemplated terms of and pursuant to the 2021 Plan and subject to receipt of any approvals required under applicable law and (c) commit to grant options which will be exchanged against up to 333,333 Pubco Options in any month in accordance with the contemplated terms of and pursuant to the 2021 Plan and subject to receipt of any approvals required under applicable law, which grants shall be made subject to the Second Closing having occurred; provided, that any individual commitment to grant options which will be exchanged in excess of 50,000 Pubco Options shall be subject to the prior written approval of Alussa (such approval not to be unreasonably withheld, conditioned or delayed); and, provided, further, that in respect of any conditional grant in respect of (b) and (c), in the event that the Second Closing does not occur, FREYR may grant options to purchase FREYR Ordinary Shares granted pursuant to the FREYR Equity Plan in such numbers and on such terms as it shall determine;

•        split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities, other than pursuant to the terms of the Funding Commitment Letter and to effect the Norway Demerger;

•        (A) incur, create, assume, prepay or otherwise become liable for any indebtedness (directly, contingently or otherwise) in excess of $100,000 or $250,000 in the aggregate other than pursuant to the terms of the Funding Commitment Letter, (B) make a loan or advance to or investment in any person in excess of $100,000 individually or $250,000 in the aggregate (other than advancement of expenses to employees in the ordinary course of business consistent with past practice), or (C) guarantee or endorse any indebtedness or obligation of any person, in any such case in excess of $100,000 individually or $250,000 in the aggregate;

•        (A) increase the wages, salaries or compensation of its employees and other service providers other than in the ordinary course of business and consistent with past practice, (B) make or commit to make any bonus payment (whether in cash, property or securities) to any employee or other service provider which exceed $100,000, (C) grant any severance, retention, change in control or termination or similar pay (other than as provided for in any written agreements in the ordinary course of business consistent with past practice or as required by applicable law), (D) establish any trust or take any other action to secure the payment of any compensation payable by FREYR, or (E) materially increase other benefits of employees generally, or enter into, establish, amend or terminate any FREYR benefit plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable law, pursuant to the terms of any such benefit plan;

•        transfer, pledge or exclusively license to any person or permit to lapse or fail to preserve any material intellectual property rights;

•        modify, terminate, or waive or assign any material right under, any material contract, or enter into any contract that would be considered a material contract under the Business Combination Agreement;

•        enter into any new line of business;

•        limit the right of FREYR or any of its direct or indirect subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any person or grant any exclusive or similar rights to any person;

•        amend in a manner detrimental to FREYR or any of its direct or indirect subsidiaries, terminate, cancel, surrender, permit to lapse or fail to renew or use reasonable best efforts to maintain any authorization from a governmental authority or permit required for the conduct of the business of FREYR or any of its direct or indirect subsidiaries or otherwise fail to use reasonable best efforts to maintain and preserve its relationships with any governmental authority, customers, suppliers, contractors and other persons with which it has material business relations;

•        acquire, including by merger, amalgamation, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets, in each case outside the ordinary course of business consistent with past practice;

•        make capital expenditures in excess of $100,000 (individually for any project (or set of related projects) or $250,000 in the aggregate);

•        adopt a plan of complete or partial liquidation, dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization (except to the extent permitted above);

•        enter into any agreement, understanding or arrangement with respect to the voting of equity securities of FREYR;

•        take any action that would reasonably be expected to significantly delay or impair the obtaining of any consents of any governmental authority to be obtained in connection with the Business Combination Agreement;

•        acquire any ownership interest in any real property;

•        enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any related person (other than compensation and benefits and advancement of expenses, in each case, in the ordinary course of business consistent with past practice, as reasonably necessary to conduct the business and on arm’s length terms);

•        waive, release, settle, compromise or otherwise resolve any investigation, claim, action, litigation or other legal proceedings, other than such actions which result in the Company being obligated to pay monetary damages in an amount less than $100,000;

•        make or rescind any material election relating to taxes (other than elections made in the ordinary course of business), settle any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, file any material amended tax return or claim for refund in a manner inconsistent with past practice (including surrendering any right to a refund), or make any material change in its accounting or tax policies or procedures; or

•        authorize or agree to do any of the foregoing actions.

Conduct of Business by Alussa, Pubco and Merger Subs

During the Interim Period and except as expressly contemplated by the Business Combination Agreement and the Ancillary Agreements, Alussa, Pubco and the Merger Subs shall each (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice and (ii) comply in all material respects with all laws applicable to such person and its businesses, assets and employees.

During the Interim Period, except as otherwise contemplated by the Business Combination Agreement or the Ancillary Agreements, none of Alussa, Pubco or the Merger Subs shall:

•        amend, waive or otherwise change, in any respect, its governing documents, except to the extent required by applicable law;

•        authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third person with respect to such securities (including the ability for the Sponsor to make working capital loans to Alussa (including pursuant to the Loan Note), up to $1,500,000 of which loans may be converted into warrants, at the price of $1.00 per warrant at the option of the Sponsor). On April 30, 2021 the Sponsor exercised its option to convert this loan to 1,500,000 warrants;

•        split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

•        incur, create, assume, prepay or otherwise become liable for any indebtedness (directly, contingently or otherwise) in excess of $250,000 (individually or in the aggregate), make a loan or advance to or investment in any person, or guarantee or endorse any indebtedness, liability or obligation of any person (provided, that Alussa should not be prevented from borrowing funds necessary to finance its ordinary course administrative costs and expenses and expenses incurred in connection with the consummation of the Transactions, including any PIPE Investment);

•        amend, waive, terminate or otherwise change the Trust Agreement in any manner adverse to Alussa, FREYR or Pubco;

•        adopt a plan of complete or partial liquidation, dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Mergers);

•        acquire, including by merger, amalgamation, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

•        enter into any new contracts or commitments other than contracts providing for payments by Alussa, Pubco and the Merger Subs, collectively, on an annual basis of more than $250,000 and contracts entered into in connection with the consummation of the Transactions, including any PIPE Investment;

•        take any action that would reasonably be expected to significantly delay or impair the obtaining of any consents of any governmental authority to be obtained in connection with the Business Combination Agreement; or

•        authorize or agree to do any of the foregoing actions.

Covenants of Alussa and Pubco

Pursuant to the Business Combination Agreement, Alussa and/or Pubco has agreed (as applicable), among other things, to:

•        adopt, prior to the Second Closing Date, the new equity incentive plan in the form agreed in connection with the Business Combination Agreement;

•        take certain actions so that the funds held in the Trust Account will be released from the trust account and so that the Trust Account will terminate thereafter, in each case, pursuant to the terms and subject to the terms and conditions of the Trust Agreement;

•        during the Interim Period, not to, and to instruct its representatives not to, initiate any negotiations or enter into any agreements for certain alternative transactions;

•        delist and deregister Alussa Units, Class A ordinary shares and Alussa Warrants from the NYSE and to terminate its registration with the SEC as of the First Closing Date;

•        use commercially reasonable efforts to cause Pubco’s ordinary shares to be approved for listing on the NYSE by no later than the First Closing Date, and to remain listed as a public company on the NYSE through the Second Closing Date;

•        take all necessary action so that, effective as of the Second Closing, Pubco’s board of directors will consist of eight natural persons, of whom (i) three shall be appointed by Alussa, of whom at least two shall qualify as independent directors under NYSE rules, (ii) three shall be appointed by FREYR, of whom at least two shall qualify as independent directors under NYSE rules and (iii) two persons shall be mutually agreed between Alussa and FREYR prior to the First Closing Date, who shall qualify as independent under NYSE rules provided that the parties will ensure that the composition of Pubco’s board of directors satisfies the applicable requirement for Pubco to qualify as a “foreign private issuer” (as defined in the Securities Exchange Act of 1933);

•        take all actions to terminate the existing registration rights agreement, dated November 25, 2019, between Alussa and Alussa Energy Sponsor LLC, effective as of the First Closing;

•        maintain for a period of not less than six years from the Second Closing Date (i) provisions in Pubco’s governing documents and those of its subsidiaries concerning the indemnification and exoneration of Alussa’s and FREYR’s former and current officers, directors and employees and agents, on terms no less favorable than as contemplated by the applicable governing documents of Alussa or FREYR (as applicable), in each case as of the date of the Business Combination Agreement and (ii) a directors’ and officers’ liability insurance policy covering those persons who are currently covered by Alussa and FREYR’s directors’ and officers’ liability insurance policies on terms not less favorable than the terms of such insurance coverage as of the date of the Business Combination Agreement;

•        from the date of the Business Combination Agreement through the effective time of the Merger, keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable law;

•        promptly as practicable after the registration statement is declared effective under the Securities Act, (i) disseminate the proxy statement to shareholders of Alussa, (ii) give notice, convene and hold a meeting of the shareholders to vote on the Purchaser Shareholder Approval Matters (as defined in the Business Combination Agreement) in each case in accordance with its governing documents then in effect and Section 312.03 of the NYSE Listing Rules as soon as practicable following the date the registration statement is declared effective, (iii) solicit proxies from the holders of Public Shares to vote in favor of each of the Purchaser Shareholder Approval Matters, and (iv) provide its shareholders with the opportunity to elect to effect a Redemption; and

•        use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it deems to be proper or advisable to consummate the transaction contemplated by the Subscription Agreements on the terms described therein, including using its reasonable best efforts to enforce its rights under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) Pubco the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms.

Covenants of FREYR

Pursuant to the Business Combination Agreement, FREYR has agreed, among other things, to:

•        provide Alussa and its accountants, counsel and other representatives reasonable access during the Interim Period such materials and information about FREYR, and specified members of management of FREYR, in each case as Alussa may reasonably request;

•        provide to Pubco and Alussa, as soon as practicable after entry into the Business Combination Agreement, (i) audited financial statements (together with the auditor’s reports thereon) of FREYR and its subsidiaries as of and for (x) the years ended December 31, 2020, 2019 and 2018, audited in accordance with PCAOB auditing standard by a PCAOB qualified auditor and (ii) if required to be provided by law or SEC rule or practice as of the date of the initial filing of the registration statement with the SEC, financial statements as of and for the period ending for as of the latest available calendar quarter end date;

•        at or prior to the Second Closing Date, terminate and settle all shareholders’, voting rights or other similar agreement between FREYR and its shareholders without further liability to Alussa, FREYR, Pubco or any of their subsidiaries;

•        at or prior to the Second Closing Date, take all other actions to cancel the remaining unallocated share reserve under the FREYR equity plan and provide that no new FREYR options will be granted under such plan;

•        take all actions necessary under applicable law and its governing documents to convene a special meeting of shareholders to approve and adopt the transactions contemplated by the Business Combination Agreement; and

•        during the Interim Period, not, and to use reasonable best efforts to cause its representatives to not, among others, (i) solicit or facilitate the making, submission or announcement of any alternate transaction, (ii) furnish any non-public information regarding itself to any party in connection with or in response to an alternate transaction, or (iii) engage or participate in discussions with any person or group with respect to, or that would reasonably be expected to give rise to, an alternate transaction.

Joint Covenants of Alussa and FREYR

In addition, each of Alussa, FREYR and Pubco has agreed, among other things, to take certain actions as set forth below:

•        give notice to the other parties as promptly as practicable to such party of facts, circumstances and conditions which would, or would reasonably be expected to cause any closing conditions to not be satisfied, or the satisfaction of certain conditions to be delayed;

•        use commercially reasonable efforts to take, or cause to be taken, all actions necessary, proper or advisable under applicable law and regulations to consummate the transactions contemplated by the Business Combination Agreement;

•        to cause this proxy statement/prospectus, and the Registration Statement, to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated by the Business Combination Agreement and otherwise ensure that the information contained therein contains no untrue statement of material fact or material omission; and

•        take all actions necessary in respect of the Merger Subs under applicable law and their respective organizational documents to hold shareholders’ meetings and pass resolutions approving and adopting the Business Combination Agreement and the applicable Mergers and other transactions contemplated thereby.

Closing Conditions

The consummation of the Transactions is conditioned upon the satisfaction or waiver by the applicable parties to the Business Combination Agreement of the conditions summarized below. Therefore, unless these conditions are waived by the applicable parties to the Business Combination Agreement, the Transactions may not be consummated. There can be no assurance that the parties to the Business Combination Agreement would waive any such provisions therein.

Conditions to the Obligations of Each Party

The obligations of each party to consummate the Transactions are subject to the satisfaction or written waiver (where permissible) by FREYR, Alussa and Purchaser Representative of the following conditions as of the First Closing Date:

•        the relevant shareholder approval matters shall have been approved by the requisite vote of Alussa’s shareholders entitled to vote thereon;

•        the relevant shareholder approval matters shall have been approved by the requisite vote of FREYR’s shareholders entitled to vote thereon (which approval was received on February 16, 2021);

•        no governmental authority shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) or order that is then in effect and which has the effect of making the transactions or agreements contemplated by the Business Combination Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by the Business Combination Agreement;

•        there shall not be any pending action brought by a governmental authority seeking to enjoin the consummation of the Transactions;

•        upon the First Closing, after giving effect to the Redemption, Alussa shall have net tangible assets of at least $5,000,001;

•        the members of the Post-Closing Pubco Board shall have been elected or appointed to take effect as of the Second Closing consistent with the requirements stipulated under the Business Combination Agreement;

•        the Registration Statement shall have been declared effective by the SEC and shall remain effective as of the First Closing;

•        the Pubco Ordinary Shares and Pubco Public Warrants shall be approved for listing on the NYSE, subject only to notice of issuance;

•        the Norway Demerger shall have been effected in accordance with the Norway Demerger Plan; and

•        the issuance of Pubco securities to the holders of FREYR Options, FREYR Warrants and EDGE Warrants, respectively, shall be either exempt from registration, or registered in compliance with applicable securities laws of any state of the United States or the securities laws of any governmental authority.

Conditions to the Obligations of FREYR and the Major Shareholders

The obligations of FREYR and the Major Shareholders to consummate the Transactions are subject to the satisfaction or written waiver (where permissible) by FREYR and Pubco of the following conditions as of the First Closing Date:

•        all of the representations and warranties of Alussa and Pubco set forth in the Business Combination Agreement and in any certificate delivered by or on behalf of Alussa, Pubco and the Merger Subs pursuant thereto shall be true and correct in all material respects on and as of the date of the Business Combination Agreement and on and as of the First Closing Date as if made on the First Closing Date, except for (i) those that address matters only as of a particular date (which shall have been true and correct in all material respects as of such particular date) and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality), individually or in the aggregate, would not have a material adverse effect on Alussa, Pubco or the Merger Subs;

•        Alussa, Pubco and the Merger Subs shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under the Business Combination Agreement to be performed or complied with by it on or prior to the First Closing Date;

•        as of the First Closing Date, after giving effect to the completion of the Redemption, the commitments in respect of the PIPE Investment and the Funding Commitment Letter, but without giving effect to Alussa’s transaction expenses and the repayment of certain deferred liabilities of Alussa assuming that (A) all funds are drawn under the Funding Commitment Letter, (B) the funds drawn under the Funding Commitment Letter are held by Alussa and (C) none of the funds drawn under the Funding Commitment Letter have been used as of the First Closing, Alussa and Pubco shall collectively have at least 400 million U.S. Dollars ($400,000,000) in the aggregate in cash and cash equivalents, including funds in the Trust Account and any proceeds from any of the Funding Commitment Letter or other PIPE Investment (including any funds in respect of the PIPE Investment which are deposited into an escrow account on or prior to the First Closing which are to be released to Pubco on the Second Closing in accordance with the applicable Subscription Agreement);

•        the execution and delivery of certain closing deliverables, including (i) officers’ certificates and (ii) copies of (x) the executed Registration Rights Agreement (signed by the Purchaser Representative); (y) the executed Escrow Agreement (signed by the Purchaser Representative); and (z) the amended and restated articles of association of Pubco (the “First Amended Pubco Articles”); and

•        Alussa shall have made appropriate arrangements to have the funds in the Trust Account paid in accordance with the terms of the Business Combination Agreement.

Conditions to the Obligations of Alussa

The obligations of Alussa to consummate the Transactions are subject to the satisfaction or written waiver (where permissible) by Alussa and Purchaser Representative of the following conditions as of the First Closing:

•        all of the representations and warranties of FREYR and the Major Shareholders set forth in the Business Combination Agreement and in any certificate delivered by or on behalf of FREYR and the Major Shareholders pursuant thereto shall be true and correct on and as of the date of the Business Combination Agreement and on and as of the First Closing Date as if made on the First Closing Date, except for (i) those that address matters only as of a particular date (which shall have been accurate as of such particular date) and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on FREYR (provided this shall not apply to the warranties of FREYR contained in sections 7.3(a) (Capitalization) and 7.4 (Subsidiaries) of the Business Combination Agreement, which shall have been true and correct in all material respects);

•        FREYR and the Major Shareholders shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under the Business Combination Agreement to be performed or complied with by it on or prior to the First Closing Date;

•        since the date of the Business Combination Agreement, no Material Adverse Effect shall have occurred with respect to FREYR and its subsidiaries, taken as a whole, and be continuing; and

•        the delivery or receipt of certain closing deliverables to Alussa (including (i) an officer’s certificate from FREYR, (ii) a certificate from the Shareholder Representative, and (iii) copies of (A) the executed Registration Rights Agreement; (B) the executed Escrow Agreement; and (C) at or prior to the First Closing, the termination of the shareholders’ agreement between certain Major Shareholders and the Company).

Termination; Effectiveness

The Business Combination Agreement may be terminated and the transactions contemplated therein may be abandoned at any time prior to the First Closing:

(a)     by mutual written consent of Alussa and FREYR;

(b)    by written notice by Alussa or FREYR if the First Closing shall not have occurred by the Outside Date; provided, however, that such right to terminate is not available to a party if the breach or violation of such party or its affiliates of any representation, warranty, covenant or obligation under the Business Combination Agreement was the primary cause of the failure of the First Closing to occur on or before the Outside Date;

(c)     by written notice by Alussa or FREYR if a governmental authority of competent jurisdiction shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Business Combination Agreement, and such order or other action has become final and non-appealable; provided, however, that such right to terminate is not available to a party if the breach or violation of such party or its affiliates to comply with any provision of the Business Combination Agreement has been the primary cause of such action by such governmental authority;

(d)    by written notice by FREYR to Alussa, if (i) there has been a breach by Alussa, Pubco or the Merger Subs of any of its representations, warranties, covenants or agreements contained in the Business Combination Agreement, or if any representation or warranty of Alussa, Pubco or the Merger Subs shall have become untrue or inaccurate, in any case, which would result in a failure of certain Closing conditions to be satisfied (treating the First Closing Date for such purposes as the date of the Business Combination Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to Alussa by FREYR or (B) the Outside Date; provided, that FREYR shall not have the right to terminate the Business Combination Agreement if at such time FREYR or the Major Shareholders is in material uncured breach of the Business Combination Agreement;

(e)     by written notice by FREYR to Alussa, if (i) there has been a breach by FREYR or the Major Shareholders of any of their respective representations, warranties, covenants or agreements contained in the Business Combination Agreement, or if any representation or warranty of such parties shall have become untrue or inaccurate, in any case, which would result in a failure of certain Closing conditions to be satisfied (treating the First Closing Date for such purposes as the date of the Business Combination Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to FREYR by Alussa or (B) the Outside Date; provided, that Alussa shall not have the right to terminate the Business Combination Agreement if at such time Alussa, Pubco or any of the Merger Subs is in material uncured breach of the Business Combination Agreement;

(f)     by written notice by either FREYR or Alussa if the special meeting of Alussa shareholders is held and has concluded, Alussa shareholders have duly voted, and the Required Purchaser Shareholder Approval was not obtained;

(g)    by written notice by Alussa to FREYR if the special meeting of FREYR is held, has concluded, FREYR shareholders have duly voted, and the Required Company Shareholder Approval was not obtained;

(h)    by FREYR if Alussa makes any Purchaser Change of Recommendation (as defined in the Business Combination Agreement); provided that with respect to any particular Purchaser Change of Recommendation, the right to terminate under this provision shall expire on the 10th day following the occurrence of such Purchaser Change of Recommendation; or

(i)     by Alussa if FREYR makes any Company Change of Recommendation (as defined in the Business Combination Agreement); provided that with respect to any particular Company Change of Recommendation, the right to terminate under this provision shall expire on the 10th day following the occurrence of such Company Change of Recommendation.

In the event of the termination of the Business Combination Agreement, the Business Combination Agreement will become void and have no effect, without any liability on the part of any party thereto or its respective representative, as the case may be, for any willful breach of the Business Combination Agreement occurring prior to such termination, other than with respect to certain exceptions contemplated by the Business Combination Agreement that will survive any termination of the Business Combination Agreement.

Fees and Expenses

All Expenses incurred in connection with the Business Combination Agreement and the transactions contemplated therein shall be paid by the party incurring such expenses. As used in the Business Combination Agreement, “Expenses” shall mean all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a party thereto or any of its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of the Business Combination Agreement or any Ancillary Agreement related hereto and all other matters related to the consummation of the Business Combination Agreement.

With respect to Alussa, Expenses shall include any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO upon consummation of a business combination and any ordinary course administrative costs and expenses and Expenses incurred in connection with the consummation of the Transactions incurred by Alussa, including any PIPE Investment.

Ancillary Agreements

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement (the “Ancillary Agreements”), but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Ancillary Agreements, copies of each of which are filed as annexes to this proxy statement/prospectus or as exhibits to the registration statement of which this proxy statement/prospectus forms a part, and the following descriptions are qualified in their entirety by the full text of such annexes and exhibits. Shareholders and other interested parties are urged to read such Ancillary Agreements in their entirety prior to voting on the proposals presented at the extraordinary general meeting.

2021 Equity Incentive Plan of Pubco

In connection with the Business Combination, Pubco shall adopt, prior to or effective upon the Second Closing, the 2021 Equity Incentive Plan or “2021 Plan,” subject to Alussa shareholder approval, prior to the Second Closing, in order to facilitate the grant of equity awards to attract, retain and incentive employees (including the named executive officers), independent contractors and directors of Pubco and its affiliates, which is essential to Pubco’s long-term success. For additional information about the 2021 Plan, please see the section titled “The Incentive Plan Proposal” in this proxy statement/prospectus.

Lock-Up Agreements

As of the date of the Business Combination Agreement, certain FREYR shareholders, Pubco and Purchaser Representative entered into Lock-Up Agreements, a form of which is attached to the accompanying proxy statement/prospectus as Annex E.

Pursuant to the Lock-Up Agreement, effective as of the Second Closing Date, and subject to certain limited exceptions (including with respect to the ability of some shareholders to pledge their shares as a part of commercial lending arrangements), the applicable FREYR shareholders and the Sponsor agree not to transfer any Pubco Ordinary Shares (including Pubco Ordinary Shares issued or issuable upon the exercise of FREYR options or warrants exchanged into options or warrants of Pubco), during the period commencing from the Second Closing and ending on the earliest of (a) one (1) year after the Second Closing Date, (b) a date subsequent to the Second Closing Date, if the last sale price of the Pubco Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Second Closing Date and (c) the date on which Pubco completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of Pubco’s shareholders having the right to exchange their Pubco Ordinary Shares for cash, securities or other property. The FREYR shareholders who are party to a Lock-Up Agreement shall be permitted to sell a certain number of Pubco Ordinary Shares to settle their tax liabilities.

The Sponsor also agrees not to transfer any Pubco Warrants (or Pubco Ordinary Shares issued or issuable upon the conversion of the Pubco Warrants), until 30 days after the Second Closing.

Registration Rights Agreement

Prior to the First Closing Date, Pubco, FREYR, the Major Shareholders and the Purchaser Representative will use their commercially reasonable efforts to enter into the Registration Rights Agreement in the agreed form (a copy of which is attached to the accompanying proxy statement/prospectus as Annex F) pursuant to which Pubco will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain Pubco Ordinary Shares and other equity securities of Pubco that are held by the parties thereto from time to time. Under the terms of the Registration Rights Agreement, the Purchaser Representative and the Major Shareholders and Shareholder Representative, can demand that Pubco register registrable securities under certain circumstances and will also have piggyback registration rights for these securities in connection with certain registrations of securities that Pubco undertakes. Following the consummation of the Business Combination, Pubco intends to file and maintain an effective registration statement under the Securities Act covering such securities.

Subscription Agreements

In connection with the execution of the Business Combination Agreement, Alussa entered into subscription agreements with Pubco and various investors (a copy of which is attached to the accompanying proxy statement/prospectus as Annex G) (the “Subscription Agreements”), pursuant to which such investors will collectively have committed to subscribe to 60,000,000 Pubco Ordinary Shares at the Second Closing for a subscription price of $10.00 per share, representing aggregate gross proceeds of $600 million. The obligation of the parties to consummate the subscription of the shares covered by the Subscription Agreements is conditioned upon (i) there not being in force any injunction or order enjoining or prohibiting the issuance of the shares covered by the Subscription Agreements and (ii) all conditions precedent to the consummation of the Transactions set forth in the Business Combination Agreement having been satisfied or waived (other than those conditions which, by their nature, are to be satisfied at the applicable Closing Date under the Business Combination Agreement).

The Subscription Agreements provide that, solely with respect to subscriptions by third-party investors, Pubco is required to file with the SEC, within 30 days after the consummation of the transactions contemplated by the Business Combination Agreement, a shelf registration statement covering the resale of the Pubco Ordinary Shares to be issued to any such third-party investor and to use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof but no later than the earlier of (i) the 90th day following the filing date thereof if the SEC notifies Pubco that it will “review” such registration statement and (ii) the 10th business day after the date Pubco is notified (orally or in writing, whichever is earlier) by the SEC that such registration statement will not be “reviewed” or will not be subject to further review.

Purchaser Shareholder Irrevocable Undertakings

In connection with the execution of the Business Combination Agreement, Alussa has entered into irrevocable undertakings with FREYR and certain Alussa shareholders holding at least 25% of the Alussa Ordinary Shares as of the date of the Business Combination Agreement (the “Purchaser Shareholder Irrevocable Undertakings”) (a copy of which is attached to the accompanying proxy statement/prospectus as Annex H), pursuant to which those Alussa shareholders committed to, among other things, vote in favor of the Purchaser Shareholder Approval Matters at any meeting of Alussa shareholders and take other actions in furtherance of the Purchaser Shareholder Approval Matters until the earlier of (i) the Cayman Effective Time and (ii) the termination of the Business Combination Agreement.

FREYR Shareholder Irrevocable Undertakings

In connection with the execution of the Business Combination Agreement, certain FREYR shareholders holding at least 55.76% of FREYR Ordinary Shares as of the date of the Business Combination Agreement have entered into irrevocable undertakings with FREYR and Alussa on January 29, 2021 (the “FREYR Shareholder Irrevocable Undertakings”) (a copy of which is attached to the accompanying proxy statement/prospectus as Annex I), pursuant to which such shareholders committed to, among other things, vote in favor of the Company Shareholder Approval Matters and take other actions in furtherance of the Purchaser Shareholder Approval Matters until the earlier at any meeting or written resolutions of the shareholders held prior to or on the earlier of (i) the Second Closing and (ii) the termination of the Business Combination Agreement.

Company Preferred Share Acquisition Agreement

Simultaneously with the execution of the Business Combination Agreement, Encompass Capital Master Fund LP, BEMAP Master Fund Ltd. and Encompass Capital E L Master Fund L.P., in each case managed by Encompass (the “Company Preferred Share Transferors”) have entered into the preferred share acquisition agreement (the “Company Preferred Share Acquisition Agreement”) with Pubco (a copy of which is attached to the accompanying proxy statement/prospectus as Annex J), pursuant to which the Company Preferred Share Transferors have agreed to transfer, and Pubco has agreed to acquire for shares of Pubco all of the preferred shares in Norway Merger Sub 1 held by the Company Preferred Share Transferors at the Second Closing.

Escrow Agreement

In connection with the execution of the Business Combination Agreement, Pubco, the Purchaser Representative and the Shareholder Representative shall enter into an escrow agreement with the Escrow Agent at or prior to the First Closing and effective as of the Second Closing. Under the terms of the Escrow Agreement, Pubco shall cause to be delivered to the Escrow Agent at the Second Closing the Escrow Shares (which Escrow Shares would have otherwise been deliverable to the Major Shareholders at the Second Closing), with the Escrow Shares, along with any dividends, distributions and other earnings thereon and other Escrow Property, to be held by the Escrow Agent in a segregated escrow account. The portion of Pubco Ordinary Shares that shall be withheld at the Second Closing for deposit in the Escrow Account shall be allocated among the Major Shareholders based on their respective pro rata equity interests in FREYR (as between the Major Shareholders) immediately prior to the Second Closing. The Escrow Shares shall be released from the Escrow Account 12 months after the Second Closing. The Escrow Shares shall serve as partial security for the Major Shareholders’ obligations after the Second Closing with respect to indemnification and Leakage. Payments in respect of the Major Shareholders’ obligations in respect of indemnification and Leakage shall be first settled against the Escrow Shares.

Background of the Business Combination

Alussa is a blank check company incorporated as a Cayman Islands exempted company on June 13, 2019 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving Alussa and one or more businesses. Alussa’s business strategy is to identify and acquire a business that would benefit from Alussa’s executive and operational expertise and presents potential for an attractive risk-adjusted return profile with Alussa’s stewardship. The ultimate goal of this business strategy is to maximize shareholder value. The proposed Business Combination was the result of an extensive search for a potential transaction utilizing the broad network of contacts and corporate relationships developed by Alussa management. The terms of the Business Combination Agreement are the result of extensive negotiations between the Alussa management team and FREYR management team and representatives. The following is a brief description of the material background of these negotiations, the Business Combination and related transactions.

On November 29, 2019, Alussa consummated its IPO and the sale of 8,000,000 Private Placement Warrants. The underwriters elected to fully exercise their over-allotment option, so Alussa sold an additional 3,750,000 Alussa Units and 750,000 Private Placement Warrants. In connection with Alussa’s IPO, BTIG, LLC (“BTIG”) and I-Bankers Securities, Inc. acted as capital markets advisors to Alussa, Ellenoff Grossman & Schole LLP (“EGS”) acted as U.S. legal advisor to Alussa and Appleby (Cayman) Ltd. acted as Cayman Islands legal advisor to Alussa.

Following the closing of the IPO, Alussa commenced an active search for potential target businesses or assets to acquire for the purpose of consummating its initial business combination. It reviewed self-generated ideas, explored ideas with the underwriters from its IPO, and contacted, and were contacted by, a number of individuals and entities with respect to hundreds of business combination opportunities. As part of this process, Alussa management considered and evaluated over 75 potential acquisition targets focusing primarily in the energy and energy transition sectors, including potential targets that were engaged in businesses involving energy sustainability or utilizing technologies that would make a positive impact on the environment.

By September 2020, Alussa had engaged in due diligence and discussions directly with the senior executives, shareholders or sponsors of six alternative target opportunities, other than FREYR (the “Other Potential Acquisitions”), including target opportunities in the renewable power generation, the low-emissions power generation, lithium-ion battery supply chain and alternative fuel markets. In several cases, Alussa presented term sheets and letters of intent describing the structure or principal terms of potential business combinations. As part of its acquisition strategy, Alussa did not engage in transactions in competitive or auction situations, but instead focused on bilateral discussions with the key decision makers of each of the Other Potential Acquisitions regarding a potential transaction.

The Alussa board ultimately determined that the Business Combination with FREYR was the most attractive potential transaction for Alussa. The decision to ultimately pursue the Business Combination with FREYR over the Other Potential Acquisitions was generally the result of, but not limited to, one or more of the following reasons:

•        the Other Potential Acquisitions did not fully meet Alussa’s investment criteria which formed the basis for Alussa’s evaluation of potential targets. Most notably, Alussa focused on potential targets that (i) had reached an inflection point in their business cycle; (ii) demonstrated a need for increased capital to finance their growth strategy; (iii) would benefit from the Alussa management team’s structuring expertise, insight and capital markets expertise; and (iv) demonstrated attractive high-growth prospects in the near term;

•        the determination of Alussa’s management and our Sponsor that FREYR was a more attractive opportunity than the Other Potential Acquisitions; and

•        a difference in valuation expectations between Alussa and the senior executives or shareholders of the Other Potential Acquisitions.

On April 29, 2020, Alussa and a diversified energy company (“Party A”) executed a confidentiality agreement for the parties to evaluate a potential transaction. The confidentiality agreement contained, amongst other provisions, customary non-disclosure and non-use provisions and a customary trust account waiver provision pursuant to which Party A waived any right, title, interest or claim in Alussa’s trust account and agreed not to seek recourse against Alussa’s trust account for any reason.

On May 11, 2020, Alussa received a process letter from Party A inviting Alussa to submit a non-binding offer letter with regard to a prospective transaction, with such offer letter to include, amongst other details, Alussa and its management team’s qualifications and a preliminary purchase price.

On May 28, 2020, Alussa submitted a non-binding offer letter to Party A in furtherance of a potential transaction. This offer letter included the above details requested by Party A and proposed the submission of a formal letter of intent (“LOI”) based on customary terms, including, amongst other provisions, confirmation of the purchase price, details on the effective date and an exclusivity provision. Although the offer letter was not formally terminated by either party, Party A ultimately decided not to pursue a potential transaction with Alussa following the submission of the offer letter.

On July 28, 2020, in furtherance of evaluating a potential transaction, Alussa and a hydrogen mobility company in the energy transition sector (“Party B”) executed a non-disclosure agreement, which contained, amongst other provisions, customary non-disclosure and non-use provisions and a customary trust account waiver provision pursuant to which Party B waived any right, title, interest or claim in Alussa’s trust account and agreed not to seek recourse against Alussa’s trust account for any reason. This non-disclosure agreement also did not contain a standstill provision or a so-called “don’t ask, don’t waive” provision.

In August 2020, representatives of Alussa presented the opportunity for a potential transaction with representatives of Party B in Dallas, Texas.

On August 26, 2020, Alussa and an oil and gas project management company (“Party C”) executed a LOI whereby the parties evaluated a potential transaction. The LOI with Party C included customary terms, including an exclusivity provision and a customary trust account waiver provision pursuant to which Party C waived any right, title, interest or claim in Alussa’s trust account and agreed not to seek recourse against Alussa’s trust account for any reason.

On August 27, 2020, Mr. Tom Jensen, CEO of FREYR, and Mr. Torstein Dale Sjøtveit, Executive Chairman of FREYR, met with Mr. Jarand Rystad, CEO of Rystad Energy (“Rystad”), an energy consultancy based in Oslo, Norway, and Mr. Tim Bjerkelund, a representative of Rystad, to discuss their financing plans. Rystad had been previously engaged by Alussa to aid in the target search.

On August 28, 2020, Mr. Rystad introduced the FREYR team to Mr. Daniel Barcelo, CEO of Alussa, over email. Mr. Barcelo had previously asked Mr. Rystad for introductions to European companies focused on electrification and supporting low carbon initiatives.

On August 28, 2020, Alussa and an emerging mining company focusing on potential customers in the energy transition sector (“Party D”) executed a LOI whereby the parties evaluated a potential transaction. The LOI with Party D included customary terms, including an exclusivity provision and a customary trust account waiver provision pursuant to which Party D waived any right, title, interest or claim in Alussa’s trust account and agreed not to seek recourse against Alussa’s trust account for any reason.

On September 2, 2020, FREYR and Alussa executed a non-disclosure agreement, which contained, amongst other provisions, customary non-disclosure and non-use provisions and a customary trust account waiver provision pursuant to which FREYR waived any right, title, interest or claim in Alussa’s trust account and agreed not to seek recourse against Alussa’s trust account for any reason. This non-disclosure agreement also did not contain a standstill provision or a so-called “don’t ask, don’t waive” provision.

On September 4, 2020, FREYR and Alussa held a two hour virtual meeting and management presentation in which the FREYR representatives (Messrs. Jensen, Sjøtveit and Matrai) made a presentation to the Alussa management team (Mr. Barcelo, Mr. Nick De’Ath, Ms. Sarah James, Mr. Chi Chow and Mr. Ilya Balabanovsky) on a wide range of topics, including (i) the company’s plans to approach the high growth battery market; (ii) the company’s achievements to date; (iii) the company’s goals for the subsequent 12 months, including a contemplated stock exchange listing; (iv) the company’s operational and development plan, including certain plants it intends to construct on a fast track basis; (v) the background of the key executives; (vi) the drivers for the expected market growth in batteries; (vii) the development of a supply chain for battery cells in Norway; (viii) the drivers behind the cost competitiveness and environmental sensitivity on their proposed product; (ix) company’s dual business model strategy — licensing and joint ventures; (x) an overview of the 24M technology; and (xi) the company’s five year development plan, including the Customer Qualification Plant, the Fast-Track plants and several additional gigafactories.

On September 7, 2020, Mr. Rystad spoke with Mr. Jensen regarding his impression of the first meeting and his interest in proceeding with a potential transaction. After discussing with Mr. Jensen, Mr. Rystad recommended to Mr. Barcelo that Alussa present the benefits of a business combination to FREYR, including value chain integration opportunities and potential relationships and advantages Alussa would offer as an investor.

Mr. Barcelo arranged a follow up meeting to discuss on September 10, 2020. In preparation for the meeting with FREYR, the Alussa management team (Mr. Barcelo, Mr. De’Ath, Ms. James and Mr. Chow) presented a draft of the presentation intended for FREYR to the Alussa board on September 9, 2020. The topics discussed included: (i) an overview of the Alussa team and their background; (ii) an overview of the Special Purpose Acquisition Company (“SPAC”) markets, including recent deals in the electric vehicles and related space with SPACs and the SPAC deal process; (iii) a discussion of the post-transaction capitalization; (iv) recent trading levels for comparable transactions and comparable companies; and (v) the benefits to FREYR of a partnership with Alussa, including capital markets relationships, the investment in Alussa’s sponsor by certain funds and/or separate accounts managed by Encompass and the expertise of the Alussa team and the quality of Alussa’s existing investor base.

The Alussa management team, the Alussa board and Mr. Rystad delivered the presentation to FREYR on September 10, 2020. The presentation was followed by discussion around SPACs and the business combination process.

On September 15, 2020, Alussa and a sustainable infrastructure project development company (“Party E”) executed a LOI whereby the parties evaluated a potential transaction. The LOI with Party E included customary terms, including a customary trust account waiver provision pursuant to which Party E waived any right, title, interest or claim in Alussa’s trust account and agreed not to seek recourse against Alussa’s trust account for any reason.

On September 16, 2020, the Alussa management team (Mr. Barcelo, Mr. De’Ath, Ms. James and Mr. Chow) held a discussion with representatives of FREYR (Messrs. Jensen, Sjøtveit, Matrai and Føreid) to introduce the company to representatives of Encompass, including Messrs. Todd Kantor, Brian McShane and Holt Calhoon. During the call, representatives of Encompass provided their views on the capital markets and the energy transition market and FREYR provided an overview of their strategy and business plans. Representatives of Rystad (Bjerkland) and BTIG (Evan Calio) also attended.

Following the August 2020 presentation, Alussa submitted a proposal for a business combination and an unsigned draft LOI on September 17, 2020 to Party B. The LOI with Party B included customary terms, including an exclusivity provision and a customary trust account waiver provision pursuant to which Party B waived any right, title, interest or claim in Alussa’s trust account and agreed not to seek recourse against Alussa’s trust account for any reason. After the submission of the LOI, Alussa decided not to pursue a potential transaction with Party B.

On September 18, 2020, FREYR CFO Steffen Føreid and the Alussa team discussed structure and assumptions in the company’s financial model. On September 21, 2020, Mr. Barcelo, Ms. James and Mr. Chow held a discussion with Mr. Føreid to review the financial model, discuss the capital, revenue and expense forecasts and other assumptions driving the financial projections.

The Alussa team had previously engaged Skadden, Arps, Slate, Meagher and Flom (UK) LLP (“Skadden”) as outside M&A counsel, and on September 21, 2020, began discussing the FREYR transaction and potential structuring concepts for a transaction with representatives of the firm.

On September 22, 2020, Mr. Rystad discussed the potential for an Alussa transaction with Mr. Jensen, which Mr. Rystad communicated to Alussa’s management. In particular, Mr. Rystad noted Mr. Jensen’s belief that the company’s alternative to a transaction with Alussa was an equity raise on the Merkur Market in Norway or a private placement in Norway (potentially in conjunction with the equity raise on the Merkur Market). However, Mr. Jensen indicated that should an Alussa offer be based on a competitive valuation and not include any off-market terms, the board of FREYR would be inclined to accept an Alussa offer. Mr. Jensen informed Mr. Rystad that one of the key elements for FREYR was the length of time before the capital was available, as they required capital in the short-term to ensure that they could execute their business plan.

On September 23, 2020, Alussa sent FREYR a draft letter of intent (“LOI”), a valuation analysis based on the company’s financial model and common valuation metrics and a discussion of the SPAC transaction process. On September 24, 2020, the FREYR, Alussa and BTIG teams reviewed the LOI and valuation materials together.

On September 25, 2020, the FREYR board discussed a possible transaction with Alussa. FREYR management and Mr. Sjøtveit were authorized by the board to negotiate a LOI with the best possible terms. Management informed the Board that it had engaged Advokatfirmaet BAHR (“BAHR”) as Norwegian outside counsel to FREYR.

The LOI proposed a 90-day exclusivity period during which FREYR would agree to forgo conversations with alternative sources of capital to work towards a combination with Alussa. The transaction, as proposed, would include a PIPE Investment raise that, together with the trust proceeds from Alussa, would leave FREYR with $1.0 billion dollars in cash on its balance sheet to be used for its business plan. The valuation discussion review included a discounted cash flow analysis based on the company’s projection and a multiples-based valuation based on comparable trading companies. The valuation proposal included a $250 million valuation for the company’s equity.

On September 25, 2020, Mr. Rystad had a conversation with Mr. Sjøtveit, in which Mr. Sjøtveit expressed his support for the potential transaction, pending the incorporation of some risk mitigation elements into the transaction structure. In particular, FREYR’s alternative funding method (i.e., raising equity on the Merkur Market) would allow the company to receive cash in a much shorter timeframe, and the company was concerned about focusing on an alternate transaction without visibility or certainty of closing.

On September 25, 2020, Mr. Barcelo followed up with an email to the FREYR representatives with additional points on the benefits of a combination with FREYR, an increased valuation to $400 million, the potential for mutual exclusivity in the LOI and Alussa’s commitment to cover certain deal-related expenses.

On September 25, 2020, Mr. Barcelo, Ms. James, Mr. Chow and Mr. Balabanovsky held a discussion with Mr. Calio of BTIG to discuss valuation methodology and market valuation of comparable companies.

On September 28, 2020, Mr. Jensen responded with feedback on Mr. Barcelo’s updated proposal, including comments on the draft LOI and the following points: (i) FREYR believed a $494 million valuation was appropriate based on common valuation metrics; (ii) FREYR emphasized that retaining a “distinctly Norwegian” company was critical for its business model, so it was focused on retaining a Norwegian identity and company culture while listing on the NYSE; and (iii) FREYR explained that it would require access to a certain level of funding prior to closing to continue to execute its current business plan. Additionally, Mr. Jensen expressed that the company would look to secure funds in advance of the funds available through the Alussa combination, given the company’s near term funding needs.

These projections and valuation would eventually lead, subject to further due diligence, to a pro forma enterprise value for the FREYR business of $529 million on a pre-transaction, debt-free, cash-free basis, and an estimated post-transaction equity valuation of $1.377 billion (determined by taking into account (i) FREYR debt for borrowed money and other debt-like items, (ii) cash and cash equivalents held by FREYR and (iii) pro-forma cash and cash equivalents to the combined company in connection with the proposed transaction, including the application of (x) up to $290 million of gross proceeds from Alussa’s trust account (net of amounts required to satisfy shareholder redemptions and payment of transaction expenses) and (y) $600 million in proceeds from the proposed PIPE Investment). The initial enterprise valuation with respect to FREYR reflected in this initial set of projections was consistent with Alussa’s evaluation of the business (including Alussa’s management’s analysis of the financial results and projections provided by FREYR management) and with comparable companies in analogous markets.

On September 29, 2020, representatives of Alussa, FREYR, Encompass, BTIG and Skadden discussed the comments to the LOI and the issues therein raised by Mr. Jensen as described above.

On September 30, 2020, Alussa sent a revised draft of the LOI to FREYR, reflecting a $400 million bid for the company and also allowing the company to raise up to $50 million in equity to satisfy its funding needs in advance of closing the potential transaction with Alussa.

On October 1, 2020, representatives of Alussa, Encompass, Skadden, FREYR and BAHR discussed a bridge financing from funds and/or separate accounts managed by or affiliated with Encompass (“Bridge Financing Parties”). The bridge financing was proposed to satisfy the company’s near term funding requirements and would be structured to convert into (x) ordinary shares of the surviving combined entity in connection with the proposed business combination with Alussa on the same terms as the PIPE Investment or (y) failing a business combination, ordinary shares of FREYR.

On October 2, 2020, Mr. Erik Ronnov, CEO of BTIG Norway, had a meeting with Messrs. Jensen and Sjøtveit during which Mr. Ronnov assured them that solutions could be found to satisfy their near term needs for working capital without raising equity on the Merkur Market and that FREYR likely would remain a “Norwegian” company in the eyes of outside parties.

On October 2, 2020, Alussa sent a revised version of the LOI to FREYR.

On October 2, 2020, Alussa terminated the LOI with Party D and notified Party D that it would no longer pursue a potential transaction with Party D.

On October 3, 2020, FREYR representatives exchanged correspondence with the Alussa team in which it flagged certain points in the LOI for additional discussion, including the minimum cash condition.

On October 4, 2020, Messrs. Barcelo and Jensen discussed the ability of the Bridge Financing Parties to provide a bridge financing to FREYR.

On October 5, 2020, representatives of FREYR, Alussa, BAHR, Skadden and BTIG discussed the remaining issues in the LOI, which included minimum cash condition and the terms of the Encompass bridge financing. Mr. Jensen also spoke with Mr. Kantor regarding the bridge financing, confirming that each party’s legal teams were working on a term sheet for the financing.

On October 5, 2020, FREYR sent a revised version of the LOI to Alussa.

On October 6, 2020, Messrs. Barcelo and Jensen again discussed the bridge financing proposal, concluding that it should be arranged directly with the Bridge Financing Parties and their legal counsel with support from Skadden. Mr. Barcelo also proposed final language in the Alussa/FREYR LOI regarding the two outstanding points on the minimum cash for closing and the bridge financing. Mr. Jensen responded that he was prepared to sign the LOI upon receiving the bridge financing term sheet.

On October 6, 2020, Alussa signed a non-disclosure agreement with Van Eck Associates Corporation, an existing investor in Alussa to allow Alussa to discuss the investment opportunity with them. This non-disclosure agreement contained, amongst other provisions, customary non-disclosure and non-use provisions and did not contain a standstill provision or a so-called “don’t ask, don’t waive” provision.

On October 7, 2020, Alussa terminated the LOI with Party C and notified Party C that it would no longer pursue a potential transaction with Party C.

On October 7, 2020, Alussa terminated the LOI with Party E and notified Party E that it would no longer pursue a potential transaction with Party E.

On October 7, 2020, representatives of FREYR returned a revised version of the LOI to Alussa with the addition of up to $40 million in cash consideration for target shareholders, indicating that this addition may be necessary to satisfy some shareholder needs (depending on the structure of the transaction).

On October 7, 2020, Alussa received approval from its board via written board resolutions to enter into a mutually exclusive LOI with FREYR for 60 days. The companies signed a LOI that committed both companies to mutual exclusivity to pursue a transaction for the subsequent 60 days. The final LOI included terms such as the valuation of the rollover equity, the composition of the post-transaction board and conditions to closing, each largely as reflected in the Business Combination Agreement.

On October 8, 2020, executives from Alussa (Mr. Barcelo, Ms. James and Mr. Chow) and representatives from FREYR (Messrs. Sjøtveit, Jensen, Matrai and Føreid) held a teleconference to discuss consultant engagements and process steps.

During the week of October 12, 2020, the FREYR and Alussa management teams held daily management presentations to carry out due diligence on various areas of the FREYR business. Topics reviewed during the week included:

•        an all-hands “kick off” meeting which included all legal and accounting advisors to discuss the proposed deal (held on October 12, 2020);

•        discussion and due diligence review of FREYR’s business strategy, including diligence on primary competitive advantages, target markets, business models and partnership strategy, among other topics (held on October 13 and 14, 2020);

•        a review of technology, technology strategy and introduction to the respective technology teams from each party (held on October 15, 2020);

•        project execution and ongoing production plans, including engineering, production and procurement and permitting (held on October 16, 2020);

•        sales strategy and human resources (held on October 19, 2020); and

•        further diligence on financial modeling and inputs (held on October 26, 2020).

During the two weeks following October 12, 2020, Alussa engaged tax advisors to review the proposed structures for the combination, with an initial goal of satisfying FREYR’s interest in maintaining a Norwegian-domiciled company. Alussa and FREYR also engaged local lawyers in the Cayman Islands, Norway and Luxembourg and consultants for various aspects of the transaction.

On October 20, 2020, Alussa, representatives of Skadden, representatives of Advokatfirmaet Wiersholm AS (“Wiersholm”) (Alussa’s Norwegian counsel), FREYR, representatives of Wilson Sonsini Goodrich & Rosati (“WSGR”) (FREYR’s US counsel) and representatives of BAHR held a telephone conference call to discuss certain process matters regarding the preparation of definitive transaction documents, legal due diligence, the PIPE Investment and related work streams.

On October 21, 2020, BAHR and FREYR set up and provided access to a virtual data room and, in conjunction with their respective outside advisers, began processing diligence questions and requests on legal, tax, accounting, commercial and technical due diligence. On the same day, the working group held a telephone call to discuss and evaluate the preliminary proposed transaction structure.

On October 23, 2020, following a series of emails exchanged between Encompass, FREYR and Alussa’s outside counsel, certain Bridge Financing Parties and FREYR executed a funding commitment letter pursuant to which, amongst other things, such Bridge Financing Parties committed to provide FREYR with an aggregate amount of $7.5 million and, potentially up to an additional aggregate amount of $7.5 million in contingency funding, subject to the terms and conditions of the funding commitment letter. The funding was provided in the form of FREYR Preferred Shares and Preferred Share Linked Warrants (to be preferred shares and warrants of Norway Merger Sub 1 at such time following the Norway Merger) which are expected to be acquired by Pubco pursuant to the Company Preferred Share Acquisition Agreement as a part of the transaction.

On October 26, 2020, Alussa engaged DNV GL, a recognized global expert on energy technologies, to provide a technical assessment of the capabilities of FREYR as a battery OEM. DNV GL reviewed and opined on proposed battery cell design, production plans & facilities, safety, performance characteristics and product market fit.

Beginning on October 27, 2020 and continuing through the date of the Business Combination Agreement, representatives of some or all of Alussa, FREYR, Skadden, Wiersholm, WSGR, BAHR, EGS, Credit Suisse Securities (USA) LLC (“Credit Suisse”) (as equity capital markets and financial advisor to Alussa), BTIG and BTIG Norway AS (as financial advisors to Alussa) held weekly update calls to discuss certain process matters regarding general transaction updates, the preparation of the definitive transaction documents, legal due diligence, the PIPE Investment and related work streams.

On October 27, 2020, Messrs. Jensen, Føreid, Matrai, Barcelo and Chow held a meeting in which they discussed the FREYR business plan and investor presentation.

On October 28, 2020, Alussa presented FREYR with their conclusions on maintaining a Norwegian-domiciled company. The primary concern was the requirement for the use of American Depositary Receipts (“ADRs”) for a Norwegian company traded on the NYSE and the implications of such a requirement on the potential Norwegian shareholding of the surviving entity. As a result, the working group determined that a Luxembourg-domiciled company would be preferable to allow for all shareholders, including Norwegian shareholders (who may be restricted from owning shares of a Norwegian company through a nominee, such as a depository bank), to invest directly in shares rather than ADRs.

On October 29, 2020, members of the Alussa management team held a due diligence call with Mr. Matrai, focusing on key intellectual property issues (including the ongoing commercial discussions with 24M regarding a potential licensing agreement and information surrounding 24M). Representatives from Skadden, representatives from WSGR and a representative from BAHR also attended the call.

On October 30, 2020, Alussa held its third quarter 2020 board meeting at which key members of the FREYR team were introduced and gave a management presentation related to FREYR’s business and answered questions from the board. Separately, the board held its regularly scheduled quarterly meeting and discussed progress to date on due diligence, engagements relating to deal execution, and Alussa’s financial position.

On November 2, 2020, the FREYR board received an update on the status on the negotiations with Alussa. The update included a review of the proposed transaction structure which proposed the creation of Pubco as a Luxembourg entity and parent of the combined company and the nomination of FREYR board members Messrs. Sjøtveit and Matrai.

On November 3, 2020, Mr. Barcelo travelled to Norway. Following a quarantine in Tromso, Mr. Barcelo met with FREYR management and travelled to Mo i Rana and visited the industrial park located there, which is the proposed site of FREYR’s battery cell manufacturing facility. Mr. Barcelo remained in Norway until December 22, 2020, conducting in-person due diligence and meeting with Alussa advisors and FREYR management, shareholders and others.

On November 3, 2020, Skadden, on behalf of Alussa, sent an initial draft of the Business Combination Agreement to WSGR.

In early November 2020, the DNV GL team was provided access to FREYR’s virtual data room to conduct its technical assessment.

On November 9, 2020, BAHR, on behalf of FREYR, sent an issues list to Alussa, Skadden and Wiersholm outlining the key substantive issues from the draft Business Combination Agreement circulated on November 3.

The issues flagged in the issues list included, among others: (i) the cash component of the transaction consideration; (ii) issues surrounding disclosure; (iii) the settlement of indemnification obligations; (iv) the treatment of expenses; and (v) interim operating covenants.

On the same day, BAHR, on behalf of FREYR, also sent an initial draft of the irrevocable undertakings in support of the transaction that would be provided by certain FREYR shareholders at signing.

On November 10, 2020, Mr. Kantor from Encompass, Messrs. Calio and Matrai from FREYR travelled to 24M’s headquarters in Boston, Massachusetts to conduct on-site due diligence of 24M.

On November 11, 2020, an all-parties’ call was held to discuss the key substantive issues raised by BAHR. On the same day, Skadden, on behalf of Alussa, also sent a revised draft of the FREYR Shareholder Irrevocable Undertakings to WSGR and BAHR.

On November 16, 2020, an introductory “kick off” call was held with representatives of Credit Suisse, who were engaged to act as a placement agent and an equity capital markets advisor. Members of the FREYR management team and representatives presented a preliminary version of the investor presentation. Members of the Alussa management team (Mr. Barcelo, Ms. James and Mr. Chow) and representatives of Skadden were also in attendance.

On November 16, 2020, WSGR, on behalf of FREYR, sent a revised draft of the Business Combination Agreement to Skadden and Wiersholm. The key changes in their draft included those outlined in the November 9 issues list.

On November 17, 2020, Mr. Barcelo met with Mr. Føreid and Mr. Jensen at FREYR’s office, following Oslo protocols for social distancing, for physical introductions and to review the proposed FREYR transaction with Alussa.

On November 17, 2020, Skadden, on behalf of Alussa, sent an initial draft of the Purchaser Shareholder Irrevocable Undertakings to WSGR and BAHR.

On November 18, 2020, Skadden, on behalf of Alussa, sent an initial draft of the form of the Subscription Agreement to WSGR and BAHR.

On November 20, 2020, WSGR, on behalf of FREYR, sent revised drafts of the FREYR and Purchaser Shareholder Irrevocable Undertakings to Skadden and Wiersholm.

On November 20, 2020, Credit Suisse hosted a video conference to review the financial model with FREYR. Members of the Alussa management team, Credit Suisse and FREYR management team and representatives were in attendance.

On November 20, 2020, BTIG hosted a video conference to review the financial model with FREYR. Members of the Alussa management team, BTIG and FREYR management team and representatives were in attendance.

On November 20, 2020, Credit Suisse hosted a video conference to discuss preliminary investor targeting strategy. Members of the Alussa management team, Credit Suisse, BTIG and FREYR management team and representatives were in attendance.

On November 22, 2020, Credit Suisse led a due diligence call to discuss a variety of legal, technical and financial due diligence matters with FREYR. Members of the Alussa management team, representatives of Skadden, representatives of WSGR and a representative of EGS were also in attendance.

On November 23, 2020, WSGR, on behalf of FREYR, sent a revised draft of the form Subscription Agreement to Skadden. On the same day, Skadden, on behalf of Alussa, sent a revised draft of the Business Combination Agreement to WSGR and BAHR.

On November 24, 2020, FREYR held a due diligence call with 24M, focusing primarily on intellectual property and technical due diligence matters in relation to the 24M technology. Representatives of Credit Suisse were also in attendance.

On November 27, 2020, Skadden, on behalf of Alussa, sent (i) an initial draft of the form Lock-Up Agreements; (ii) revised drafts of the FREYR and Purchaser Shareholder Irrevocable Undertakings; and (iii) revised drafts of the form Subscription Agreement to WSGR and BAHR.

On December 1, 2020, the FREYR board discussed the status of the potential transaction with the Alussa.

On December 1, 2020, WSGR, on behalf of FREYR, sent a revised draft of the Business Combination Agreement to Skadden and Wiersholm. On the same day, WSGR, on behalf of FREYR, sent revised drafts of the FREYR and Purchaser Shareholder Irrevocable Undertakings to Skadden. Upon receipt, Skadden, on behalf of Alussa, commented on the revised drafts of the FREYR and Purchaser Shareholder Irrevocable Undertakings by email to WSGR and BAHR on the same day.

In early December 2020, DNV GL received direct access to 24M with virtual on-line meetings and a site visit in order to conduct its technical assessment.

On December 4, 2020, Skadden, on behalf of Alussa, sent initial drafts of (i) the 2021 Plan; (ii) the form of stock option agreement; and (iii) restricted stock unit grant agreement to WSGR and BAHR.

On December 5, and December 6, 2020, Mr. Barcelo and representatives of FREYR, including Messrs. Sjøtveit, Jensen and Matrai conducted a series of discussions to resolve certain commercial issues. At the end of such discussions, the parties agreed that (i) there would no cash consideration as part of the Transactions, and that 100% of FREYR equity would roll over into Pubco; (ii) none of the FREYR Options, FREYR Warrants and FREYR EDGE Warrants would be cashed out on completion of the Business Combination, and that 100% of such FREYR Options, FREYR Warrants and FREYR EDGE Warrants would roll over into Pubco; (iii) the FREYR shareholders who were party to the Lock-Up Agreements would be permitted to sell a certain number of Pubco Ordinary Shares to settle taxes that may arise as a result of the Business Combination and the holding of Pubco Ordinary Shares; and (iv) that the Company would be permitted to pay up to $5 million in transaction bonuses, at its discretion, which bonuses be treated as “Permitted Leakage” (as defined in the Business Combination Agreement).

On December 8, 2020, representatives of Skadden, WSGR, BAHR, FREYR and Alussa held a teleconference to discuss key substantive issues raised by Skadden in the Business Combination Agreement. In particular, the parties discussed (i) interim operating covenants; (ii) the mechanisms by which indemnification obligations would be satisfied; and (iii) the scope of certain non-solicit obligations. On the same day, WSGR, on behalf of FREYR, sent revised drafts of the form Lock-Up Agreements to Skadden.

Following a series of commercial discussions between FREYR and Alussa, the companies signed on December 8, 2020 an amended non-binding LOI which extended the original 60-day exclusivity period to January 31, 2021. All other terms of the original LOI dated October 7, 2020 remained in full force and effect and were not amended by the terms of the amended LOI.

On December 9, 2020, a final version of the investor presentation to be used in connection with the PIPE Investment was uploaded to the virtual data room for prospective PIPE Investors that had been prepared.

Commencing on December 10, 2020, representatives of Alussa, FREYR and Credit Suisse participated in various virtual meetings with prospective participants in the PIPE Investment. Around this time, Alussa also began negotiations and entry into agreements with (i) Clarkson Platou Securities Inc and (ii) SpareBank 1 Markets AS to serve as placement agents for the PIPE Investment. Additionally, Credit Suisse, BTIG and Pareto Securities AS (“Pareto Securities”) served as placement agents for the PIPE Investment.

On December 14, 2020, Skadden, on behalf of Alussa, sent a revised draft of the Business Combination Agreement to WSGR and BAHR.

On December 21, 2020 the FREYR board received an update on the status of the meetings with prospective participants in the PIPE Investment. The FREYR board also discussed FREYR’s potential alternatives for financing if the transaction with Alussa and the PIPE Investment could not be consummated on terms sufficiently attractive to FREYR, if at all.

On January 5, 2021, Mr. Barcelo and Mr. Matrai visited the 24M facility in Boston, MA to discuss and tour the existing facility with 24M managers.

On January 8, 2021, DNV issued an initial draft report on the capabilities of FREYR as a battery OEM.

On January 12, 2021, WSGR, on behalf of FREYR, sent a revised draft of the Business Combination Agreement to Skadden. On the same day, Skadden, on behalf of Alussa, began e-mailing a revised draft of the form Subscription Agreement to certain potential PIPE Investors.

From January 15-22, 2021, Skadden, on behalf of Alussa, and WSGR, on behalf of FREYR, revised and exchanged several advanced drafts of the Business Combination Agreement amongst each other. On January 14 and 22, 2021, representatives of Skadden, Wiersholm, WSGR, BAHR, FREYR and Alussa held teleconferences to discuss key final issues raised by Skadden and WSGR in the Business Combination Agreement. During these negotiations, the parties discussed and agreed, amongst other things, that (i) 500,000 warrants would be transferred from the Sponsor to certain of FREYR’s management and representatives and (ii) based on FREYR’s cash balance and the exercise price of the FREYR Options and FREYR Warrants, the Base Consideration would be $410,550,000.

On January 18, 2021 the FREYR board received an overview of the terms of the proposed business combination transaction with Alussa, including the key documents and timeline.

From January 19-28, the parties continued to negotiate the terms of the Subscription Agreement over the course of the following one to two weeks, exchanging multiple drafts thereof. The principal terms being negotiated between the representatives of Skadden and the PIPE Investors, on behalf of their respective clients, during such time related to, among other things, (i) the inclusion of most favored nation clauses in favor of the PIPE Investors, (ii) timing and coordination of wire transfers during the Closings and (iii) the scope of the representations and warranties being offered by Pubco and Alussa. See the section titled “The Business Combination Proposal — Ancillary Agreements — Subscription Agreements” for additional information.

On January 21, 2021, an advanced form of the Subscription Agreement was uploaded to the virtual data room for prospective PIPE Investors that has been prepared for this purpose.

On January 24, 2021, the parties finalized the Business Combination Agreement based on the terms agreed upon by the parties and this version of the Business Combination Agreement, to be used in connection with the PIPE Investment, was uploaded to the virtual data room for prospective PIPE Investors.

On January 25, 2021, DNV GL issued a revised report on FREYR’s battery OEM capabilities after discussing clarifications, queries, comments and revisions with Alussa and 24M.

On January 25-28, 2021, the FREYR board held a series of meetings by video conference in which the entire FREYR board was present, as well as representatives of BAHR, and further conversations were held. During the aforementioned meetings and conversations, representatives of FREYR provided an overview of the proposed business combination with Alussa and updated the FREYR board regarding the final negotiations of the terms of the proposed business combination, including the Business Combination Agreement and other definitive agreements, copies of which were provided to the FREYR board in advance of the meeting. Following additional discussion of, among other things, (i) FREYR’s prospects if it were to continue as an independent entity, including upon consummation of an initial public offering, (ii) possible alternatives to the proposed business combination transaction with Alussa, (iii) the financial condition and historical and projected results of operations of FREYR, (iv) the amount of consideration to be received by FREYR shareholders, (v) the likelihood that and anticipated timing on which such business combination transaction with Alussa would be consummated and (vi) the potential impact of the proposed Business Combination on FREYR’s shareholders and employees. On January 28, 2021, the FREYR board resolved unanimously, among other things, that the Business Combination Agreement and the proposed transactions as contemplated by the Business Combination Agreement are advisable to, fair to and in the best interests of FREYR and its shareholders, and unanimously resolved, among other things, that the Business Combination Agreement, all related transaction agreements and the proposed Business Combination be approved.

On January 26, 2021, the virtual data room set up for due diligence review purposes was finalized and closed by BAHR, providing a cutoff date for due diligence review.

On January 26, 2021, the Alussa board of directors held a meeting via teleconference and representatives of Skadden joined the meeting. At the meeting, the senior management of Alussa provided an overview of the proposed business combination with FREYR as the proposed business combination target (including the rationale for the combined business) and updated Alussa’s board of directors regarding the final negotiations of the terms of the proposed business combination. Alussa’s board of directors, with the assistance of Skadden, discussed and reviewed the proposed business combination, including FREYR as the proposed business combination target, the terms and conditions of the Business Combination Agreement and the key Ancillary Agreements (copies of all of which were provided to all of the members of the Alussa board of directors in advance of the meeting), the potential benefits of, and risks relating to the proposed business combination and the reasons for entering into the Business Combination Agreement and the proposed timeline for finalizing the definitive transaction agreements and announcing the proposed business combination. See the section titled “The Business Combination Proposal — Alussa Board of Directors’ Reasons for the Approval of the Business Combination” for additional information related to the factors considered by Alussa’s board of directors in approving the Business Combination. Following additional discussion on these and related matters, Alussa’s board of directors unanimously determined, among other things, that the proposed Business Combination is in the best interests of Alussa and its shareholders and recommended that its shareholders vote “FOR” the proposal.

On January 27, 2021, Skadden issued and delivered the final version of its due diligence report to Alussa, summarizing its various findings in its review of materials related to FREYR and its business, made available by FREYR, including financial statements, material contracts, key metrics and performance indicators, benefit plans, employee compensation and labor matters, intellectual property matters, real property matters, information technology, privacy and personal data, litigation information and other regulatory and compliance matters and other legal and business diligence.

On January 27, 2021, the sole director and sole shareholder of Cayman Merger Sub approved the Cayman Merger.

On January 27-28, 2021, the parties finalized the outstanding transaction documents (or forms thereof) with respect to the Business Combination based on the terms agreed upon by the parties and approved by their respective board of directors, including the Business Combination Agreement, the Ancillary Agreements, the Subscription Agreements with each of the PIPE Investors and the exhibits thereto.

On January 29, 2021, Alussa, FREYR and the other parties thereto executed the Business Combination Agreement. Concurrent with the execution of the Business Combination Agreement, Alussa also entered into the Lock-Up Agreements, the Subscription Agreements, the Company Preferred Share Acquisition Agreement, the Purchaser Shareholder Irrevocable Undertakings, the FREYR Shareholder Irrevocable Undertakings and a “back-to-back” undertaking to enforce FREYR shareholder obligations, in each case, with the applicable other parties thereto. See “The Business Combination Proposal — Ancillary Agreements” for additional information.

On January 29, 2021, Alussa and FREYR issued a joint press release announcing the execution of the Business Combination Agreement, which Alussa filed with a Current Report on Form 8-K along with the investor presentation prepared by members of Alussa and FREYR’s management team and representatives and used in connection with meetings with prospective PIPE Investors and other persons regarding FREYR and the Business Combination. On the same day, Alussa also filed with the Current Report on Form 8-K/A the executed Business Combination Agreement, the form of Lock-Up Agreement, the form of Registration Rights Agreement, the form of Purchaser Shareholder Irrevocable Undertakings, the Form of FREYR Shareholder Irrevocable Undertakings, the form of the Company Preferred Share Acquisition Agreement and the form of Subscription Agreement that was executed by Alussa and PIPE Investors.

On February 2, 2021, representatives of Skadden, Wiersholm, WSGR, BAHR, Alussa, FREYR and others held a meeting via teleconference to discuss the timeline with respect to the filing of the registration statement on Form S-4.

On February 2, 2021, after further clarifications, DNV GL issued a final report on FREYR’s battery OEM capabilities. On February 9, 2021, DNV GL issued a signed report on FREYR’s battery OEM capabilities.

On February 16, 2021, shareholders of FREYR approved the Norway Demerger, the Norway Merger and the issuance of the Second Tranche FREYR Preferred Shares to certain funds and/or separate accounts managed by Encompass, as well as cancellation of the 92,500,000 Preferred Share Linked Warrants and issuance of the new 92,500,000 Preferred Share Linked Warrants to certain funds and/or separate accounts managed by Encompass.

During the week of June 7, 2021, FREYR, Alussa and the other parties to the Business Combination Agreement agreed to increase the Legal Expenses Collar (as defined in the Business Combination Agreement) from $4,500,000 to $5,500,000.

Alussa Board of Directors’ Reasons for the Approval of the Business Combination

On January 26, 2021, the Alussa board of directors (i) approved the Business Combination Agreement and related transaction agreements and the transactions contemplated thereby, (ii) determined that the Business Combination is in the best interests of Alussa and its shareholders and (iii) recommended that Alussa’s shareholders approve and adopt the Business Combination. In evaluating the Business Combination and making these determinations and this recommendation, the Alussa board of directors consulted with Alussa senior management and considered a number of factors.

The Alussa board of directors and management also considered the general criteria and guidelines that Alussa believed would be important in evaluating prospective target businesses as described in the prospectus for Alussa’s initial public offering. The Alussa board of directors also considered that they could enter into a business combination with a target business that does not meet those criteria and guidelines. In the prospectus for its initial public offering, Alussa stated that it intended to focus primarily on acquiring one or more businesses with the following criteria and guidelines in part:

(i)     are in the energy industry and can benefit from the extensive networks and insights Alussa has built (Alussa also expected to evaluate targets in related industries that can use technology to drive meaningful operational improvements and efficiency gains, or enhance their strategic positions by using energy technology solutions to differentiate offerings);

(ii)    are ready to operate in the scrutiny of public markets, with strong management, corporate governance and reporting policies in place;

(iii)   will likely be well received by public investors and are expected to have good access to the public capital markets;

(iv)   are at an inflection point, such as those requiring additional management expertise, innovation to develop new products or services, improvement of financial performance or growth through a business combination;

(v)    have significant embedded and/or underexploited expansion opportunities;

(vi)   exhibit unrecognized value or other characteristics that Alussa believes have been misevaluated by the market based on Alussa’s company-specific analysis and due diligence review (for a potential target company, this process will include, among other things, a review and analysis of the company’s capital structure, quality of earnings, potential for operational improvements, corporate governance, customers, material contracts, and industry background and trends); and

(vii)  will offer attractive risk-adjusted equity returns for Alussa shareholders. Financial returns will be evaluated based on (1) the potential for organic growth in cash flows, (2) the ability to accelerate growth, including through the opportunity for follow-on acquisitions and (3) the prospects for creating value through other value creation initiatives. Potential upside from growth in the target business’ earnings and an improved capital structure will be weighed against any identified downside risks.

In considering the Business Combination, the Alussa board of directors determined that the Business Combination was an attractive business opportunity that met the vast majority of the criteria and guidelines above, although not weighted or in any order of significance.

Alussa’s board of directors considered a wide variety of factors in connection with their respective evaluations of the Business Combination. In light of the complexity of those factors, Alussa’s board of directors as a whole did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching their respective decisions. Individual members of Alussa’s board of directors may have given different weight to different factors. This explanation of Alussa’s reasons for the board of directors’ approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled “Cautionary Statement Regarding Forward-Looking Statements.”

In particular, the Alussa board of directors considered the following factors:

•        FREYR and the Business Combination.    The Alussa board of directors considered the following factors related to FREYR and the Business Combination:

a.      FREYR’s Large and Growing Market.    The renewable energy and battery markets are ripe for disruption due to a number of factors. The rapidly growing global markets for electric vehicles, energy storage and marine applications represent an estimated addressable market of about 5,000 gigawatt hours (“GWh”) per year by 2030. Estimates for continued strong growth in battery demand imply a potentially significant undersupply of battery production capacity starting in 2026, with renewable power grids and electric vehicles driving demand for energy storage. Regional battery undersupply in the European Union and North America is even more pronounced. The projected battery demand from electric vehicle production in Europe in 2030 far exceeds the expected volume of currently announced European battery production capacity. The gap between supply and demand will likely be met by imports, additional new battery manufacturing capacity in Europe or a combination thereof. The Alussa board of directors believes that FREYR is well-positioned to play a transformational role in decarbonizing global energy and transportation markets and can leverage the strong growth in battery demand, offer an opportunity for economic alignment and create a consumer driven marketplace with renewable energy technologies.

b.      Norway’s Inherent Cost, Carbon and Logistics Advantages.    The Alussa board of directors considered FREYR’s advantaged production location in Norway, where they expect the company to build battery cells with one of the lowest carbon footprints in the world. Norway is also located closer to large and rapidly growing market segments in Europe relative to where most current supply comes from, which is from Asia in general, and China in particular. The nation has a century-long history in energy, energy-intensive and process-intensive industries, with a highly-skilled, engineering-based competence. Norway has access to renewable energy sources and maintains low cost electricity prices relative to other European countries, which the Alussa board of directors believes aligns with FREYR’s strategy to decarbonize the battery value chain by sourcing active raw materials from Norwegian and Nordic providers which have low carbon footprints in their production.

c.      24M’s Disruptive, Innovative Design and Process Technology.    FREYR has signed a definitive licensing agreement with 24M, which has developed an innovative Semi-Solid technology platform for battery production, to streamline its battery production process. FREYR anticipates that this platform will provide a simpler, more reliable and safer manufacturing process that accelerates battery production while lowering the costs of existing and next-generation cell technology. Furthermore, FREYR believes that a licensing relationship with 24M would potentially reduce in-house research and development costs. The Alussa board of directors also evaluated FREYR’s value proposition that such a licensing arrangement maintains flexibility in terms of partnering for the latest technology which could ensure ongoing cost competitiveness as a strong strategic advantage, as opposed to developing a proprietary platform in house which could be much more time consuming and costly.

d.      FREYR’s Rapid Growth, Scale Ambition and Expansive Future Opportunities.    FREYR is targeting the development of up to 43 GWh of battery cell production capacity in Norway by 2025 in order to position itself as one of Europe’s largest battery cell suppliers. FREYR expects to deliver safer, higher-energy density and lower-cost clean battery cells made with renewable energy from an ethically and sustainably sourced supply chain. The Alussa board of directors considered FREYR’s ambition to become the leading battery cell producer with the lowest lifecycle carbon footprint in the world through the production of battery cells in a low-cost and low-carbon electricity environment and to reduce logistical costs by sourcing materials from local partners. Additionally, its strategic partnership to license 24M’s next-generation Semi-Solid battery cell technology is expected to materially reduce manufacturing costs and provide a highly competitive market position for FREYR. FREYR also intends to maintain its partnership-based model and has also signed a number of non-binding memoranda of understanding with several potential customers and value chain partners, including joint venture partnerships with top battery cell producers from Asia.

e.      Experienced and Proven Management Team and Board Members.    The Alussa board of directors believes that FREYR’s management team and board members have extensive experience in key aspects of the renewable energy and battery technology industries. FREYR was founded by board member, Executive Chair and Founder Torstein Dale Sjøtveit (who has over 35 years of experience in the utility, shipbuilding and upstream energy businesses), Chief Executive Officer and Co-Founder Tom Einar Jensen (who has 25 years of experience in energy, industry, agriculture and start-ups) and board member and Co-Founder Peter Matrai (who has 20 years of experience in finance, technology commercialization and operations within bioenergy and sustainability ventures) The management team also includes: (i) Chief Technology Officer Ryuta Kawaguchi (who has 25 years of experience in battery engineering and technology development) and (ii) Chief Financial Officer Steffen Føreid

(who has 20 years of finance experience within the LNG, engineering, fabrication and energy industries). The Alussa board of directors believes that under their leadership, FREYR will build a battery technology and renewable energy company that offers consumers the proposition of better outcomes and lower costs. The Alussa board of directors expects that FREYR’s management and directors Messrs. Matrai and Sjøtveit will continue with the combined company following the Business Combination. For additional information regarding Pubco’s executive officers and directors, see the sections titled “Management of Pubco. Following the Business Combination — Executive Officers” and “Management of Pubco Following the Business Combination — Non-Employee Directors.”

f.       Attractive Entry Valuation.    Pubco will have an anticipated initial post-transaction enterprise value of approximately $529 million, and the transaction implies an equity value of FREYR of approximately $410 million. After the completion of the Business Combination, the majority of the net cash from Alussa’s trust account and the PIPE Investment is expected to be held on Pubco balance sheet to fund operations and support continued growth into new products and geographical markets.

•        Best Available Opportunity.    The Alussa board of directors determined, after a thorough review of other business combination opportunities reasonably available to Alussa, that the proposed Business Combination represents the best potential business combination for Alussa based upon the process utilized to evaluate and assess other potential acquisition targets, and the Alussa board of directors’ belief that such processes had not presented a better alternative.

•        Continued Ownership By Sellers.    The Alussa board of directors considered that FREYR’s existing equityholders would be receiving a significant amount of Pubco’s common stock in the proposed Business Combination and that 100% of the existing equity of FREYR is “rolling over” into equity interests in Pubco which would represent approximately 29% of the pro forma ownership of the combined company after the Closings, assuming, amongst other things, (i) that no current Public Shareholders exercise their redemption rights or Dissent Rights in connection with the Business Combination and (ii) Pubco issues 60,000,000 shares of Pubco Class A common stock to the PIPE Investors pursuant to the PIPE Investment. If the actual facts are different from these assumptions, the percentage ownership retained by FREYR’s existing shareholders in the combined company will be different.

Further, a majority of the proceeds to be delivered to the combined company in connection with the Business Combination (including from Alussa’s trust account and from the PIPE Investment), are expected to remain on the balance sheet of the combined company after Closing in order to fund FREYR’s existing operations and support new and existing growth initiatives. The Alussa board of directors considered this as a strong sign of confidence in Pubco following the Business Combination and the benefits to be realized as a result of the Business Combination.

•        Investment by Third Parties.    The Alussa board of directors considered that certain third parties, including top-tier institutional investors, are also investing an additional $600 million in the combined company pursuant to their participation in the PIPE Investment. The Alussa board of directors considered this another strong sign of confidence in FREYR following the Business Combination and the benefits to be realized as a result of the Business Combination.

•        Results of Due Diligence.    The Alussa board of directors considered the scope of the due diligence investigation conducted by Alussa’s senior management and outside advisors and evaluated the results thereof and information available to it related to FREYR, including:

a.      extensive virtual and in-person meetings and calls with FREYR’s representatives regarding its operations, projections and the proposed transaction; and

b.      review of materials related to FREYR and its business, made available by FREYR, including financial statements, material contracts, key metrics and performance indicators, benefit plans, employee compensation and labor matters, intellectual property matters, real property matters, information technology, privacy and personal data, litigation information and other regulatory and compliance matters and other legal and business diligence.

•        Terms of the Business Combination Agreement.    The Alussa board of directors reviewed and considered the terms of the Business Combination Agreement and the related agreements including the parties’ conditions to their respective obligations to complete the transactions contemplated therein and their ability to terminate such agreements under the circumstances described therein. See the section titled “The Business Combination Proposal” for detailed discussions of the terms and conditions of these agreements.

•        Survival of Remedies for Breach of Representations, Warranties or Covenants of FREYR and the Major Shareholders.    The Alussa board of directors considered that the terms of the Business Combination Agreement provide that Alussa will have a period of 12 months after the Second Closing to recover for losses as a result of any inaccuracies or breaches of the representations, warranties or covenants of FREYR and the Major Shareholders set forth in the Business Combination Agreement and the availability of the escrow arrangement with respect thereto.

•        The Role of the Independent Directors.    In connection with the Business Combination, Alussa’s independent directors, James Musselman, W. Richard Anderson, Abdel Badwi, German Curá, Maurice Dijols and John Wu evaluated the proposed terms of the Business Combination, including the Business Combination Agreement and the related agreements, and unanimously approved, as members of the Alussa board of directors, the Business Combination Agreement and the related agreement and the transactions contemplated thereby, including the Business Combination.

The Alussa board of directors also identified and considered the following factors and risks weighing negatively against pursuing the Business Combination, although not weighted or in any order of significance:

•        Potential Inability to Complete the Mergers.    The Alussa board of directors considered the possibility that the Business Combination may not be completed and the potential adverse consequences to Alussa if the Business Combination is not completed, in particular the expenditure of time and resources in pursuit of the Business Combination and the loss of the opportunity to participate in the transaction. They considered the uncertainty related to the Closings, including due to closing conditions primarily outside of the control of the parties to the transaction (such as the need for shareholder approval).

In addition, the Alussa board of directors considered the risk that the current Public Shareholders of Alussa would redeem their shares for cash in connection with consummation of the Business Combination, thereby reducing the amount of cash available to FREYR following the consummation of the Business Combination. Although the consummation of the Mergers is conditioned upon satisfaction of the Minimum Cash Condition, which is for the sole benefit of FREYR, this condition will be satisfied at Closing regardless of any exercise by Alussa’s current Public Shareholders of their redemption rights, due to the size of the PIPE Investment. Further, the Alussa board of directors considered the risk that current Public Shareholders would exercise their redemption rights is mitigated because FREYR will be acquired at an attractive aggregate purchase price.

•        FREYR’s Business Risks.    The Alussa board of directors considered that Alussa shareholders would be subject to the execution risks associated with FREYR if they retained their public shares following the Closings, which were different from the risks related to holding Public Shares of Alussa prior to the Closings. In this regard, the Alussa board of directors considered that there were risks associated with successful implementation of FREYR’s long-term business plan and strategy and FREYR realizing the anticipated benefits of the Business Combination on the timeline expected or at all, including due to factors outside of the parties’ control, such as new regulatory requirements or changes to existing regulatory requirements in the renewable energy and battery industries, and the potential negative impact of the COVID-19 pandemic and related macroeconomic uncertainty. The Alussa board of directors considered that the failure of any of these activities to be completed successfully may decrease the actual benefits of the Business Combination and that Alussa shareholders may not fully realize these benefits to the extent that they expected to retain the Public Shares following the completion of the Business Combination. For additional description of these risks, please see the section titled “Risk Factors.”

•        FREYR’s Management.    Alussa’s board of directors considered that Alussa’s ability to assess FREYR’s business’ management may have been limited due to a lack of time, resources or information. There is, therefore, a risk that Alussa’s assessment of the capabilities of FREYR’s management with respect to managing a public company in the United States may prove to be incomplete or incorrect and FREYR management may lack the skills, qualifications or abilities that Alussa believed FREYR management had, and the operations and profitability of Pubco or FREYR post-Business Combination could be negatively impacted. For additional description of these risks, please see the section titled “Risk Factors.”

•        Post-Business Combination Corporate Governance.    The Alussa board of directors considered the corporate governance provisions of the Business Combination Agreement and Final Amended Pubco Articles and the effect of those provisions on the governance of Pubco following the Closings. In particular, they considered that the parties have not entered into any agreement in respect of the composition of the board of directors of Pubco after the Closings, except for the parties’ respective rights to designate the initial director nominees. See “The Business Combination Proposal” for detailed discussions of the terms and conditions of the Business Combination Agreement.

Given that the existing equityholders of FREYR will collectively control shares representing approximately 29% of Pubco’s total outstanding shares of common stock upon completion of the Business Combination (assuming undiluted ownership), and that the board of directors of Pubco will be classified following the Closings pursuant to the terms of the Final Amended Pubco Articles, the existing equityholders of FREYR may be able to elect future directors and make other decisions (including approving certain transactions involving Pubco and other corporate actions) without the consent or approval of any of Alussa’s current shareholders, directors or management team. See the section titled “Final Amended Pubco Articles” for detailed discussions of the articles of association of Pubco.

•        Limitations of Review.    The Alussa board of directors considered that they were not obtaining an opinion from any independent investment banking or accounting firm that the price Alussa is paying to acquire FREYR is fair to Alussa or its shareholders from a financial point of view. In addition, the Alussa senior management and Alussa’s outside counsel reviewed only certain materials in connection with their due diligence review of FREYR. Accordingly, the Alussa board of directors considered that Alussa may not have properly valued such business.

•        Litigation.    The Alussa board of directors considered the possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could enjoin consummation of the Business Combination.

•        Fees and Expenses.    The Alussa board of directors considered the fees and expenses associated with completing the Business Combination.

•        Diversion of Management.    The Alussa board of directors considered the potential for diversion of management and employee attention during the period prior to the completion of the Business Combination, and the potential negative effects on FREYR’s business.

In addition to considering the factors described above, the Alussa board of directors also considered that:

•        Interests of Alussa’s Directors and Executive Officers.    Alussa’s directors and executive officers may have interests in the Business Combination as individuals that are in addition to, and may be different from, the interests of Alussa’s shareholders, as described in the section titled “The Business Combination Proposal — Interests of Alussa’s Directors and Executive Officers in the Business Combination.” However, Alussa’s board of directors concluded that the potentially disparate interests would be mitigated because (i) these interests were disclosed in the prospectus for Alussa’s initial public offering and are included in this proxy statement/prospectus, (ii) most of these disparate interests would exist with respect to a business combination by Alussa with any other target business or businesses, and (iii) a significant portion of the consideration to Alussa’s directors and executive officers was structured to be realized based on the future performance of Pubco’s common stock. In addition, Alussa’s independent directors reviewed and considered these interests during their evaluation of the Business Combination and in unanimously approving, as members of the Alussa board of directors, the Business Combination Agreement and the related agreements and the transactions contemplated thereby, including the Business Combination.

•        Interests of Encompass.    Encompass and FREYR may have interests in the Business Combination that are in addition to, and may be different from, the interests of Alussa’s shareholders. In October 2020, following FREYR’s requests for funding commitments with respect to its operations in the period prior to the completion of the Business Combination, certain funds and/or separate accounts managed by

Encompass committed to invest an initial amount of $7.5 million and potentially an additional amount of $7.5 million (for an aggregate of $15 million) in the form of FREYR Preferred Shares par value of NOK 0.01, which, after giving effect to the Norway Demerger, will be reduced to NOK 0.00993, and FREYR warrants, subject to the terms of a funding commitment letter.

Consequently, certain funds and/or separate accounts managed by Encompass acquired 7,500,000 FREYR Preferred Shares and 92,500,000 warrants to subscribe for common shares of FREYR; in addition, certain funds and/or separate accounts managed by Encompass have agreed with FREYR, in accordance with the terms and conditions of the Funding Commitment Letter, to subscribe for additional FREYR Preferred Shares, aggregating to 15,000,000 FREYR Preferred Shares.

After the implementation of the Norway Demerger and the Norway Merger prior to the implementation of the Cross-Border Merger, Pubco shall acquire all preferred shares of Norway Merger Sub 1 (which will be issued in exchange for the FREYR Preferred Shares as a part of the Norway Merger) from the Company Preferred Share Transferors in exchange for a number of newly issued shares of Pubco equal to (A) $14,895,000, divided by (B) the PIPE Price. As part of such transaction, 92,500,000 warrants held by the Company Preferred Share Transferors to subscribe for common shares of Norway Merger Sub 1 (which will be issued in exchange for the warrants in FREYR as a part of the Norway Merger) shall be cancelled for no consideration.

The first tranche of FREYR Preferred Shares held by certain funds and/or separate accounts managed by Encompass constituted approximately 3.46% of voting rights in FREYR at the extraordinary general meeting held to approve the transaction.

Since the terms of the Company Preferred Share Acquisition Agreement are substantially similar to the PIPE Subscription Agreement (including the effective PIPE Price) and the voting rights of certain funds and/or separate accounts managed by Encompass in FREYR constituted approximately 3.46% (or approximately 6.69% after the Second Tranche FREYR Preferred Shares investment was implemented), Alussa’s board of directors concluded that the potentially disparate interests would be mitigated.

Based on its review of the foregoing considerations, the Alussa board of directors concluded that the potentially negative factors associated with the Business Combination were outweighed by the potential benefits that it expects Alussa shareholders will receive as a result of the Business Combination. The Alussa board of directors realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons.

The preceding discussion of the information and factors considered by the Alussa board of directors is not intended to be exhaustive but includes the material factors considered by the Alussa board of directors. In view of the complexity and wide variety of factors considered by the Alussa board of directors in connection with its evaluation of the Business Combination, the Alussa board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the different factors that it considered in reaching its decision. In addition, in considering the factors described above, individual members of the Alussa board of directors may have given different weight to different factors. The Alussa board of directors considered this information as a whole and overall considered the information and factors to be favorable to, and in support of, its determinations and recommendations.

This explanation of the Alussa board of directors’ reasons for its approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled “Cautionary Statement Regarding Forward-Looking Statements.”

Satisfaction of 80% Test

It is a requirement under the Alussa Articles that any business acquired by Alussa have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding deferred underwriting commission and tax payable on interest earned) at the time of the execution of a definitive agreement for an initial business combination.

As of January 29, 2021, the date of the execution of the Business Combination Agreement, the balance of the funds in the Trust Account was approximately $289,835,915.47 (excluding deferred underwriting commission and tax payable on interest earned) and 80% thereof was approximately $231.9 million. Based on the fact that the $400 million fair market value of FREYR is significantly in excess of the threshold of approximately $231.9 million, representing

80% of the balance of the funds in the Trust Account (excluding deferred underwriting commission and tax payable on interest earned), the Alussa board determined that the fair market value of FREYR was substantially in excess of 80% of the funds in the Trust Account and that the 80% test was therefore satisfied.

Certain Projections Provided to the Alussa Board

In the fall of 2020, FREYR provided Alussa with its unaudited financial results for the fiscal year ended December 31, 2019, and for the three first quarters of the fiscal year ended December 31, 2020 and FREYR and Alussa prepared projections for the fiscal years ended December 31, 2021 through 2028. FREYR does not as a matter of course make public projections as to future revenue, earnings, or other results. However, management of FREYR has provided the internally prepared projections to Alussa to present the projected total revenue, gross profit, adjusted EBITDA, debt and capital expenditures of Pubco for 2021 through 2028. The projections provided by FREYR management to Alussa were not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of projections, but in the view of FREYR’s management, were prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of FREYR. These projections were prepared solely for internal use, and capital budgeting and other management purposes, are subjective in many respects and therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments, and were not intended for third-party use, including by investors or holders. Accordingly, the projections should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the projections.

The projections reflect numerous estimates and assumptions, including estimates and assumptions with respect to general business, economic, industry, market, regulatory and financial conditions, trends and other future events, and various other factors, as well as factors specific to FREYR’s business, all of which are difficult to predict and many of which are beyond FREYR’s and Alussa’s control, such as the risks and uncertainties contained in the sections titled “Risk Factors,” “FREYR’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Regarding Forward-Looking Statements.”

The projections are forward-looking statements that are based on growth assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond FREYR’s control. Moreover, FREYR’s limited operating history makes evaluating its business, upon which operating and financial results projections rely, difficult and uncertain. These risks and uncertainties include, but are not limited to, the failure of 24M technology or FREYR’s batteries to perform as expected, FREYR’s ability to manufacture battery cells and to develop and increase its production capacity in a cost-effective manner, the electrification of targeted markets not developing as expected, or developing more slowly than expected, the effect of the COVID-19 pandemic on FREYR’s business and general economic conditions. There will be differences between actual and projected results, and actual results may be materially greater or materially less than those contained in the projections. The inclusion of the projections in this proxy statement/prospectus should not be regarded as an indication that FREYR, Alussa or their representatives considered or consider the projections to be a reliable prediction of future events, and reliance should not be placed on the projections. Since the projections cover multiple years, such information by its nature becomes less reliable with each successive year. These projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Furthermore, the projections do not take into account any circumstances or events occurring after the date they were prepared.

The projections provided to Alussa by FREYR were used by Alussa as a component in its overall evaluation of FREYR and as part of the PIPE Investment process, and are included in this proxy statement/prospectus on that account. FREYR has not warranted the accuracy, reliability, appropriateness or completeness of the projections to anyone, including to Alussa. Neither FREYR’s nor Alussa’s management nor any of their representatives has made or makes any representation to any person regarding the ultimate performance of FREYR compared to the information contained in the projections, and none of them intends to or undertakes any obligation to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the projections are shown to be in error. Accordingly, they should not be looked upon as “guidance” of any sort. Pubco will not refer back to these projections in its future periodic reports filed under the Exchange Act.

The projections included in this document have been prepared by, and are the responsibility of, FREYR’s and Alussa’s management. Neither PricewaterhouseCoopers AS nor Marcum LLP has audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the accompanying projections and, accordingly, neither PricewaterhouseCoopers AS nor Marcum LLP has expressed an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers AS reports regarding FREYR AS and FREYR Battery included in this document relate to FREYR’s and FREYR Battery’s previously issued financial statements, respectively, and the Marcum LLP report included in this document relates to Alussa’s previously issued financial statements. None of these reports extend to the projections and should not be read to do so.

These projections include certain financial measures, including adjusted EBITDA and adjusted EBITDA margin, and measures calculated based on these measures, which are not prepared in accordance with GAAP and may be different from the non-GAAP financial measures used by other companies. FREYR believes that these non-GAAP financial measures may provide useful supplemental information regarding how FREYR management currently views its business. However, there are a number of limitations related to the use of these non-GAAP financial measures in lieu of GAAP financial measures. Additionally, non-GAAP financial measures are being provided without reconciliations to equivalent GAAP financials measures due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations.

The projections are based in part on FREYR’s estimates of plant capacity, capital expenditures and target operational start. FREYR developed the plant capacity estimates based on assumed offtake/customer demand, estimated output of machinery and optimizing the space available at the Mo Industripark location. The capital expenditures were estimated based on prior costs of manufacturing machinery for battery cell production using 24M technology and benchmarked estimates for cost of construction of industrial buildings in Norway. FREYR developed target operational start-up based on estimated construction periods using prior manufacturing time(s) of equipment for cell production with 24M technology and construction time for industrial buildings in Norway.

The key elements of the projections are summarized below (in millions of dollars):

The following assumptions were considered to develop the financial projections summarized above:

•        FREYR is targeting 83 GWh per year of battery cell manufacturing nominal capacity, based on a combination of NMC and LFP battery chemistry, in Norway or other Nordic countries from an estimated eight company-owned or joint venture Gigafactories by 2028.

•        The Customer Qualification Plant is projected as FREYR’s first production facility in Mo i Rana, providing a platform to optimize and industrialize 24M’s technology, produce sample battery cells for customer qualification and product certification, and secure offtake from OEM, ESS and other mobility customers, among other functions.

•        The timing and size of the planned Gigafactories is based in part on the projected level of offtake commitments from potential future customers that have completed the qualification and certification process of FREYR’s battery cells. FREYR’s gating decision to move forward on capital commitments for each Gigafactory is based in part on FREYR, as a matter of policy, having entered into off-take agreements with customers that represent at least 50% of the capacity for each of the first three years of any such Gigafactory’s operation.

•        FREYR has signed a letter of intent to lease space at Mo Industripark AS, which provides a binding offer to lease certain areas to develop a Customer Qualification Plant (which expires June 30, 2021), an exclusive right for FREYR to lease and develop a second operational area and a first right of refusal for a third operational area (which expires on June 30, 2022).

•        The financial projections assume a 50% uptime for each Gigafactory in the first year of operation as FREYR optimizes technology and production processes, with rates normalizing to 80% uptime levels thereafter.

See the section titled “Information about FREYR — Development Plan” and “FREYR’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Factors Affecting Operating Results” for additional details regarding the estimates, assumptions and other relevant market data which might ultimately impact these projections.

Interests of Alussa’s Directors and Officers in the Business Combination

When you consider the recommendation of the Alussa board of directors in favor of approval of the Business Combination Proposal and the other proposals, you should keep in mind that the Alussa Initial Shareholders, including Alussa’s directors and officers, have interests in such proposals that are different from, or in addition to, your interests as a shareholder or warrant holder. These interests include, among other things:

•        If the Business Combination with FREYR or another business combination is not consummated by November 29, 2021 (or such later date as may be agreed by the Alussa shareholders), Alussa will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating. The Alussa Initial Shareholders currently hold 7,187,500 Alussa Ordinary Shares. In the event of dissolution or liquidation, the 7,187,500 Founder Shares which were acquired for an aggregate purchase price of $25,000 prior to the IPO, would be worthless because the Alussa Initial Shareholders are not entitled to participate in any redemption or liquidation of the Trust Account with respect to Founder Shares. The aggregate market value of Alussa Ordinary Shares held by the Alussa Initial Shareholders was $71,946,875.00 based upon the closing price of $10.01 per share on the NYSE on the Record Date.

•        The Sponsor purchased an aggregate of 8,750,000 Private Placement Warrants from Alussa for an aggregate purchase price of $8,750,000 (or $1.00 per warrant). These purchases took place on a private placement basis simultaneously with the consummation of Alussa’s IPO. All of the proceeds Alussa received from these purchases were placed in the Trust Account. Such warrants had an estimated aggregate market value of $28,175,000.00 based upon the estimated valuation price of $3.22 per warrant on the NYSE on March 31, 2021. The Private Placement Warrants will become worthless if Alussa does not consummate a business combination by November 29, 2021 (or such later date as may be approved by the Alussa shareholders) (as will the Alussa Warrants held by Public Shareholders).

•        The total market value of the current equity ownership of Alussa’s officers and directors in Alussa Ordinary Shares and warrants, based on the closing price of $10.01 per ordinary share and an estimated valuation of $3.22 per warrant as of May 31, 2021 is approximately $104,951,875.00.

•        Certain funds and/or separate accounts managed by Encompass are the holders of 15,000,000 FREYR Preferred Shares and 92,500,000 warrants to subscribe for common shares of FREYR. The Company Preferred Share Transferors stated that they have entered into an agreement with other FREYR shareholders whereby the Company Preferred Share Transferors will exchange their shares in SVPH for shares in Norway Merger Sub 1, to be completed prior to the Cross-Border Merger.

•        After the completion of the Norway Demerger and the Norway Merger, Pubco shall purchase all preferred shares of Norway Merger Sub 1 (which will be issued in exchange for the FREYR Preferred Shares as a part of the Norway Merger) from the Company Preferred Share Transferors in exchange for a number of newly issued shares of Pubco equal to (A) $14,895,000 divided by (B) the PIPE Price.

•        The Business Combination Agreement provides that Daniel Barcelo and German Curá, current directors of Alussa, will be directors of Pubco after the closing of the Business Combination. As such, in the future each will receive cash fees, share options or share awards that the Pubco board of directors determines to pay to its non-executive directors.

•        If Alussa is unable to complete a business combination within the required time period, the Sponsor will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Alussa for services rendered or contracted for or products sold to Alussa, but only if such a vendor or target business has not executed a waiver of any right to access the funds in the Trust Account.

•        The Alussa Initial Shareholders, including Alussa’s officers and directors and their affiliates, are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on behalf of Alussa, such as identifying and investigating possible business targets and business combinations. However, if Alussa fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, Alussa may not be able to reimburse these expenses if the Business Combination with FREYR or another business combination is not completed by November 29, 2021 (or such later date as may be approved by the Alussa shareholders). As of the date of this proxy statement/prospectus, there are no unpaid reimbursable expenses.

•        The Sponsor may make working capital loans to Alussa (including pursuant to the Loan Note), up to $1,500,000 of which loans may be converted into warrants at the price of $1.00 per warrant at the option of the Sponsor. Alussa may use a portion of working capital held outside the Trust Account to repay such loaned amounts to the Sponsor or its affiliates in relation to the Business Combination. On April 6, 2021, Alussa borrowed $1,500,000 under the Loan Note, and on April 30, 2021 the Sponsor exercised its option to convert this loan to 1,500,000 warrants.

Recommendation of Alussa’s Board of Directors

After careful consideration of the matters described above, particularly FREYR’s historical record of growth, potential for growth and profitability, the experience of FREYR’s management and FREYR’s competitive positioning, customer relationships, and technical skills, Alussa’s board of directors unanimously approved each of the Business Combination Proposal, the Merger Proposal, the Share Issuance Proposal, the Incentive Plan Proposal and the Adjournment Proposal, if presented, and unanimously recommended that you vote or give instructions to vote “FOR” each of these proposals.

The foregoing discussion of the information and factors considered by the Alussa board of directors is not meant to be exhaustive, but includes the material information and factors considered by the Alussa board of directors.

Final Amended Pubco Articles

Pursuant to the Business Combination Agreement, prior to the consummation of the Business Combination, the general meeting of shareholders of Pubco will amend and restate Pubco’s Articles of Association (the “Final Amended Pubco Articles”). The Final Amended Pubco Articles will reflect the following material differences from the current Alussa Articles:

Pubco Articles	Alussa Articles
Meetings of Shareholders

Annual Meetings.    The annual general shareholder meeting must be held within six months from the end of each financial year at Pubco’s registered office or in any other place in Luxembourg as specified in the convening notice. Each share entitles the holder to one vote at the general meeting of shareholders.

Authority to call meetings.    General meetings are convened by the board of directors.

Luxembourg law provides that the board of directors is obliged to convene a general meeting of shareholders if shareholders representing, in the aggregate, 10% of the

No annual meetings.    As an exempted company under Cayman law, Alussa is not required to hold an annual general meeting. Subject to the restrictions in the Memorandum and Articles of Association, each ordinary share entitles the holder to one vote at a general meeting of shareholders.

Authority to call meetings.    The Directors, the chief executive officer or the chairman of the board of Directors may call general meetings, and they shall call an extraordinary general meeting upon a requisition by members holding not less than 30% in par value of the issued shares carrying the right to vote.

Pubco Articles	Alussa Articles

issued share capital so request in writing with an indication of the meeting agenda. In such case, the general meeting of shareholders must be held within one month of the request. If the requested general meeting of shareholders is not held within one month, shareholders representing, in the aggregate, 10% of the issued share capital may petition the competent president of the district court in Luxembourg to have a court appointee convene the meeting. Luxembourg law also provides that shareholders representing, in the aggregate, 10% of the issued share capital may request that additional items be added to the agenda of a general meeting of shareholders. That request must be made by registered mail sent to Pubco’s registered office at least five days before the general meeting of shareholders.

The board of directors may determine a date preceding the general meeting of shareholders as the record date for admission to, and voting any shares at, the General Meeting (the “Pubco Record Date”). If a Pubco Record Date is determined for the admission to and voting at a General Meeting only those persons holding shares on the Pubco Record Date may attend and vote at the General Meeting (and only with respect to those shares held by them on the Pubco Record Date).

Notice.    Convening notices for every general meeting shall contain the agenda and take the form of announcements filed with the Register of commerce and companies and published in the RESA and in a newspaper published in the Grand Duchy of Luxembourg at least fifteen days before the meeting. The convening notices shall also be communicated by post (or, in respect of any shareholder having individually agreed to receive convening notices by any other means of communications, by such means of communication) to shareholders directly registered in the register of shareholders at least eight days before the meeting.

Notice.    At least five clear days’ notice must be given of any general meeting. Every notice must specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and must be given in the manner provided in the Memorandum and Articles of Association or in such other manner if any as may be prescribed by the Company. Nonetheless, a general meeting of the Company will, whether or not such notice has been given and whether or not the provisions of the Memorandum and Articles of Association regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)     in the case of an annual general meeting, by all of the members entitled to attend and vote at the annual general meeting; and

(b)     in the case of an extraordinary general meeting, by a majority in number of the members having a right to attend and vote at the meeting, together holding not less than 95% in par value of the shares giving that right.

The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a general meeting by, any person entitled to receive such notice will not invalidate the proceedings of that general meeting.

Board of Directors

Authority.    Pubco will be managed by a board of directors with the broadest power to manage the business of Pubco and to authorize and/or perform all acts of disposal, management and administration falling within the purposes of Pubco.

Number of directors.    The board of directors will be composed of no less than eight directors who may but do not need to be shareholders of Pubco.

Quorum and majority.    A meeting of the board of directors shall be quorate if the majority of the directors in office (and entitled to vote) is present or represented. Resolutions are adopted by the simple majority vote of directors present or represented. No valid decision of the board of directors may be taken if the necessary quorum has not been reached. In case of an equality of votes, neither the chairman nor any other director shall have the right to cast the deciding vote. The board of directors may also take decisions by means of resolutions in writing signed by all directors entitled to vote.

Authority.    The business of Alussa is managed by the Directors who may exercise all the powers of the Company.

Number of directors.    Alussa’s board of directors must consist of not less than one person. Members may by ordinary resolution increase or reduce the number of directors.

Quorum.    The quorum for the transaction of the business of the directors may be fixed by the directors, and unless so fixed will be two if there are two or more directors, and will be one if there is only one director.

Election.    Prior to the closing of a Business Combination, directors may be appointed or removed by ordinary resolution of the holders of the Alussa Class B Shares. Prior to the closing of a Business Combination holders of Class A Shares shall have no right to vote on the appointment or removal of any Director. After the closing of a Business Combination, Alussa may by

Pubco Articles	Alussa Articles

Election.    The directors are appointed by the general meeting of shareholders for a period not exceeding six (6) years and until their successors are elected; provided however that any one or more of the directors may be removed with or without cause (ad nutum) by the general meeting of shareholders by a simple majority of the votes cast. The directors shall be eligible for re-election indefinitely. Pursuant to the articles of association, any proposal by shareholders of candidate(s) for election to the board of directors by the general meeting of shareholders must be (i) made by one or more shareholders who together hold at least 10% of the subscribed share capital of Pubco and (ii) received by Pubco in writing pursuant to the provisions set forth in the articles of association.

Vacancy.    If there is a vacancy on the board of directors because of death, retirement, resignation, dismissal, removal or otherwise, the remaining directors have the right to fill such vacancy until the next general meeting of shareholders with the affirmative vote of a majority of the remaining directors appointed by the general meeting of shareholders.

Delegation of daily management.    Within the limits provided for by Luxembourg law, the board of directors may delegate Pubco’s daily management and the authority to represent Pubco to one or more persons.

ordinary resolution appoint any person to be a director or may by ordinary resolution remove any director, and holders of Class A Shares will be entitled to vote on such ordinary resolutions.

Vacancy.    The directors may appoint any person to be a director, either to fill a vacancy or as an additional director provided that the appointment does not cause the number of directors to exceed any number fixed by or in accordance with the Memorandum and Articles of Association as the maximum number of directors.

Amendment of Memorandum and Articles

Save in respect of certain limited matters set out by Luxembourg Company Law and the articles of association which allow the board of directors to implement certain amendments to the articles of association, Luxembourg law requires an extraordinary general meeting of shareholders to resolve upon an amendment of the articles of association.

Extraordinary general meetings are required to be convened for among others any of the following matters: (i) the increase or decrease of the authorized or issued capital, (ii) the limitation or exclusion of preemptive rights or authorization of the board of directors to limit or exclude such rights, (iii) the approval of a statutory merger or de-merger (scission), (iv) Pubco’s dissolution and liquidation, and (v) any amendments to Pubco’s articles of association.

Pursuant to the Pubco Articles, for any resolutions to be considered at an extraordinary general meeting of shareholders, except for those on certain specific topics described below, the quorum shall be at least one half (50%) of Pubco’s outstanding Pubco Ordinary Shares. If such quorum is not present, a second meeting may be convened, which does not need a quorum. Any extraordinary resolution shall be adopted, except otherwise provided by law and Pubco’s articles of association, by at least a two-thirds majority of the votes validly cast. Abstentions are not considered “votes”.

The Cayman Companies Act permits a company incorporated in the Cayman Islands to amend its memorandum and articles of association by special resolution which requires the approval of the holders of at least two-thirds (or such greater number as may be specified in the articles of association) of such company’s issued and outstanding ordinary shares voted at a quorate general meeting.

Alussa’s articles of association provide that the memorandum of association or articles of association may be amended with the approval of the holders of at least two-thirds of the issued and outstanding ordinary shares voted at a quorate general meeting, save that article 29.1 of Alussa’s articles of association may only be amended with the approval of holders of at least 90 per cent of the issued and outstanding ordinary shares voted at a quorate general meeting.

Pubco Articles	Alussa Articles

Article 17.3 of the Pubco Articles provides for an increased majority of at least 75% of the shares in issue and entitled to vote for any amendment to articles 9.4, 9.5 and 17.3 of the articles of association. Article 9.4 set outs the requirements for candidates for election to the board of directors, and article 9.5 sets out the process for shareholders to propose candidates for the election to the board of directors.

Indemnification

Directors and officers, past and present, will be entitled to indemnification from Pubco to the fullest extent permitted by law against liability and against all expenses reasonably incurred or paid by him or her in connection with any claim, action, suit or proceeding which he or she becomes involved as a party or otherwise by virtue of his or her being or having been such director or officer and against amounts paid or incurred by him or her in the settlement thereof. However, no indemnification will be provided against any liability to Pubco’s directors or officers (i) by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties of a director or officer, (ii) with respect to any matter as to which any director or officer shall have been finally adjudicated to have acted in bad faith and not in Pubco’s interest, or (iii) in the event of a settlement, unless approved by a court or the board of directors.

Every director and officer of Alussa, together with every former director and former officer of Alussa will be indemnified out of the assets of the company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or willful default. Such persons will not be liable to the company for any loss or damage incurred by the company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or willful default of such person. No person shall be found to have committed actual fraud or willful default unless or until a court of competent jurisdiction shall have made a finding to that effect.

Registration of Securities

This registration statement is registering Pubco Ordinary Shares, Pubco Warrants and Pubco Ordinary Shares issuable upon the exercise of the Pubco Warrants that will be distributed in exchange for Alussa Ordinary Shares, Alussa Warrants and Alussa Units. This registration statement does not cover:

•        Securities to be distributed to holders of FREYR Ordinary Shares, FREYR Warrants and FREYR Options in connection with the Business Combination, consisting of Pubco Ordinary Shares, Pubco Options, Pubco Warrants and Pubco Ordinary Shares issuable upon the exercise of Pubco Options and Pubco Warrants. These securities of Pubco will be distributed in exchange for securities of FREYR in an offshore transaction pursuant to Regulation S or in a private placement transaction and will be restricted securities under the U.S. securities laws. Pubco expects to file a registration statement on Form S-1 to register certain of these securities within 30 days of the Closing and a registration statement on Form S-8 to register any Pubco Options not registered on the registration statement on Form S-1.

•        Securities to be issued to the PIPE Investors, consisting of Pubco Ordinary Shares. These securities of Pubco will be issued and sold pursuant to a private placement exemption. Pubco expects to file a registration statement on Form S-1 to register these securities within 30 days of the Closing.

United States Federal Income Tax Considerations

The following discussion is a summary of United States federal income tax considerations generally applicable to U.S. Holders (as defined below) of Alussa Ordinary Shares and warrants (which we sometimes refer to as our “securities”) that either (i) participate in the Business Combination, including owning and disposing of Pubco’s ordinary shares, or (ii) elect to have their ordinary shares redeemed for cash. This discussion addresses only those Alussa security holders that hold their securities as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is a summary only and does not discuss all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances or status including:

•        financial institutions or financial services entities;

•        broker-dealers;

•        taxpayers that are subject to the mark-to-market accounting rules;

•        tax-exempt entities;

•        governments or agencies or instrumentalities thereof;

•        insurance companies;

•        regulated investment companies or real estate investment trusts;

•        expatriates or former long-term residents of the United States;

•        persons that actually or constructively own five percent or more of our voting shares or five percent or more of the total value of any class of our shares;

•        persons that acquired our securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•        persons that hold our securities as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction; or

•        persons whose functional currency is not the U.S. dollar.

This discussion is based on the Code, proposed, temporary and final Treasury Regulations promulgated under the Code, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein.

This discussion does not address U.S. federal taxes other than those pertaining to U.S. federal income taxation (such as estate or gift taxes, the alternative minimum tax or the Medicare tax on investment income), nor does it address any aspects of U.S. state or local or non-U.S. taxation.

We have not and do not intend to seek any rulings from the IRS regarding the Business Combination or an exercise of redemption rights. There can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our securities through such entities. If a partnership (or any entity or arrangement so characterized for U.S. federal income tax purposes) holds Alussa Ordinary Shares or warrants, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding any Alussa Ordinary Shares or warrants and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of the Business Combination and an exercise of redemption rights to them.

THE FOLLOWING IS FOR INFORMATIONAL PURPOSES ONLY. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE BUSINESS COMBINATION AND AN EXERCISE OF REDEMPTION RIGHTS, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.

As used herein, a “U.S. Holder” is a beneficial owner of Alussa Ordinary Shares or warrants who or that is, for U.S. federal income tax purposes:

•        an individual citizen or resident of the United States,

•        a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia,

•        an estate whose income is subject to U.S. federal income tax regardless of its source, or

•        a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

Effects of the Business Combination

The U.S. federal income tax consequences of the Business Combination will depend primarily upon whether the Cayman Reorg (as defined below) qualifies as a “reorganization” within the meaning of Section 368 of the Code.

Under Section 368(a)(1)(F) of the Code, a reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected” (an “F Reorganization”). Alussa will elect to be classified as an entity disregarded as separate from Pubco for U.S. federal income tax purposes, effective after the completion of the Cayman Merger but prior to the completion of the Cross-Border Merger (such classification, together with the Cayman Merger, the “Cayman Reorg”). Immediately after the Cayman Reorg, Pubco will, for U.S. federal income tax purposes, own the same assets and be subject to the same liabilities as Alussa immediately prior to the Cayman Merger, and will have the same shareholders as Alussa did immediately prior to the Cayman Merger.

It is intended that the Cayman Reorg qualify as an F Reorganization. Although the obligations of FREYR and Alussa to complete the Cayman Merger are not conditioned on the receipt of opinions from Wilson Sonsini Goodrich & Rosati, P.C. or Skadden, Arps, Slate, Meagher & Flom LLP to the effect that the Cayman Reorg will qualify as an F Reorganization, Skadden, Arps, Slate, Meagher & Flom LLP has delivered an opinion that the Cayman Reorg, will qualify as an F Reorganization. Such opinion is filed by amendment as Exhibit 8.1 to the registration statement of which this proxy statement/prospectus forms a part and is based on customary assumptions, representations and covenants. If any of the assumptions, representations or covenants on which the opinion is based is or becomes incorrect, incomplete, inaccurate or is otherwise not complied with, the validity of the opinion described above may be adversely affected and the tax consequences of the Cayman Merger could differ from those described herein. An opinion of counsel is not binding on the IRS or any court, and there can be no certainty that the IRS will not challenge the conclusions reflected in the opinion or that a court would not sustain such a challenge.

Assuming the Cayman Reorg qualifies as an F Reorganization, U.S. Holders of Alussa Ordinary Shares or warrants should not recognize gain or loss for U.S. federal income tax purposes on the Cayman Merger. Because the Cayman Reorg will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights with respect to Alussa Ordinary Shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of the Cayman Reorg. All holders considering exercising redemption rights with respect to their Public Shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Cayman Reorg and exercise of redemption rights.

Basis and Holding Period Considerations

Assuming the Cayman Merger qualifies as an F Reorganization: (i) the tax basis of a share of Pubco Ordinary Shares or Pubco Warrants by a U.S. Holder in the Cayman Merger will equal the U.S. Holder’s tax basis in the Alussa Ordinary Share or warrant surrendered in exchange therefor and (ii) the holding period for Pubco Ordinary Shares or Pubco Warrants received by a U.S. Holder will include such U.S. Holder’s holding period for the Alussa Ordinary Shares or warrants surrendered in exchange therefor.

U.S. Federal Income Tax Considerations of Owning Pubco Ordinary Shares and Warrants

Taxation of Dividends and Other Distributions on Pubco Ordinary Shares

Subject to the passive foreign investment company (“PFIC”) rules discussed below, if Pubco makes a distribution of cash or other property to a U.S. Holder of Pubco Ordinary Shares, such distributions will generally be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of Pubco’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividends will be taxable to a corporate U.S. Holder at regular rates and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations.

Distributions in excess of such earnings and profits will generally be applied against and reduce the U.S. Holder’s basis in its Pubco Ordinary Shares (but not below zero) and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such Pubco Ordinary Shares.

With respect to non-corporate U.S. Holders, dividends will generally be taxed at preferential long-term capital gains rates only if (i) Pubco Ordinary Shares are readily tradable on an established securities market in the United States or (ii) if Pubco is eligible for the benefits of the income tax treaty between the United States and Luxembourg, in each case provided that Pubco is not treated as a PFIC at the time the dividend was paid or in the previous year and certain other requirements are met. U.S. Holders should consult their tax advisors regarding the availability of the lower rate for any dividends paid with respect to our ordinary shares.

Taxation on the Disposition of Securities

Subject to the PFIC rules discussed below, upon a sale or other taxable disposition of Pubco securities, a U.S. Holder will generally recognize capital gain or loss. The amount of gain or loss recognized will generally be equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its securities.

Under tax law currently in effect long-term capital gains recognized by non-corporate U.S. Holders are generally subject to U.S. federal income tax at a reduced rate of tax. Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the ordinary shares or warrants exceeds one year. The deductibility of capital losses is subject to various limitations.

Acquisition of Ordinary Shares Pursuant to a Warrant

Subject to the PFIC rules discussed below, a U.S. Holder will generally not recognize gain or loss upon the exercise of a warrant for cash. An ordinary share acquired pursuant to the exercise of a warrant for cash will generally have a tax basis equal to the U.S. Holder’s tax basis in the warrant, increased by the amount paid to exercise the warrant.

It is unclear whether a U.S. Holder’s holding period for the ordinary share will commence on the date of exercise of the warrant or the day following the date of exercise of the warrant; in either case, the holding period will not include the period during which the U.S. Holder held the warrant. If a warrant is allowed to lapse unexercised, a U.S. Holder will generally recognize a capital loss equal to such holder’s tax basis in the warrant.

Because of the absence of authority specifically addressing the treatment of a cashless exercise of warrants under U.S. federal income tax law, the treatment of such a cashless exercise is unclear. A cashless exercise may be tax-free, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. Alternatively, a cashless exercise could be treated as a taxable exchange in which gain or loss would be recognized.

In either tax-free situation, a U.S. Holder’s tax basis in the ordinary shares received would generally equal the U.S. Holder’s tax basis in the warrants. If a cashless exercise is not treated as a realization event, it is unclear whether a U.S. Holder’s holding period for the ordinary shares received on exercise will be treated as commencing on the date of exercise of the warrant or the following day. If a cashless exercise is treated as a recapitalization, the holding period of the ordinary shares received will include the holding period of the warrants.

If a cashless exercise is treated as a taxable exchange, a U.S. Holder could be deemed to have surrendered warrants with an aggregate fair market value equal to the exercise price for the total number of warrants to be exercised. In this case, the U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the warrants deemed surrendered and the U.S. Holder’s tax basis in such warrants. A U.S. Holder’s tax basis in the ordinary shares received would equal the sum of the U.S. Holder’s initial investment in the warrants exercised (i.e., the U.S. Holder’s purchase price for the warrant (or the portion of such U.S. Holder’s purchase price for units that is allocated to the warrant) and the exercise price of such warrants). It is unclear whether a U.S. Holder’s holding period for the ordinary shares would commence on the date of exercise of the warrant or the day following the date of exercise of the warrant.

Pubco expects a U.S. Holder’s cashless exercise of warrants (including after Pubco provides notice of its intent to redeem warrants for cash) to be treated as a recapitalization for U.S. federal income tax purposes. However, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

Subject to the PFIC rules described below, if Pubco redeems warrants for cash pursuant to the redemption provisions of the warrants or if Pubco purchases warrants in an open market transaction, such redemption or purchase will generally be treated as a taxable disposition to the U.S. Holder, taxed as described above under “— Taxation on the Disposition of Securities.”

Passive Foreign Investment Company Considerations

A foreign (i.e., non-U.S.) corporation will be a PFIC for U.S. federal income tax purposes if at least 75% of its gross income in a taxable year of the foreign corporation, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income. Alternatively, a foreign corporation will be a PFIC if at least 50% of its assets in a taxable year of the foreign corporation, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

Although Alussa has generally met both PFIC tests in previous taxable years, it is unclear whether, following the Business Combination, Pubco may still meet one of the tests. Although Pubco may be classified as a PFIC for its current taxable year, Pubco’s actual PFIC status for its current taxable year or any future taxable year will not be determinable until after the end of such taxable year. Although a determination as to Pubco’s PFIC status will be made annually, an initial determination that Pubco is or Alussa was a PFIC will generally apply for subsequent years to a U.S. Holder who held Pubco or Alussa securities while Pubco or Alussa was a PFIC, whether or not Pubco meets the test for PFIC status in those subsequent years. Accordingly, there can be no assurance with respect to Pubco’s status as a PFIC for our current taxable year or any future taxable year, or whether Pubco may be treated as a PFIC with respect to any U.S. Holder that did not make a timely qualified electing fund (“QEF”) election for its Alussa Ordinary Shares and receives Pubco Ordinary Shares in the Business Combination as a result of owning Alussa Ordinary Shares.

If Pubco is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder and, in the case of Pubco Ordinary Shares, the U.S. Holder did not make a timely QEF election for Alussa’s or Pubco’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) ordinary shares (whether Alussa Ordinary Shares or Pubco Ordinary Shares), a QEF election along with a deemed sale (or purging) election, or a “mark-to-market” election, each as described below, such holder generally will be subject to special rules with respect to:

•        any gain recognized by the U.S. Holder on the sale or other disposition of its ordinary shares or warrants; and

•        any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of Pubco securities during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for such securities).

Under these rules,

•        the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for its securities;

•        the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of our first taxable year in which we are or Pubco is a PFIC, will be taxed as ordinary income;

•        the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•        the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. Holder.

In general, if Pubco is determined to be a PFIC, a U.S. Holder may avoid the PFIC tax consequences described above in respect to its Pubco Ordinary Shares (but not Pubco Warrants) by making a timely QEF election (if eligible to do so) to include in income its pro rata share of Pubco’s net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which Pubco’s taxable year ends if Pubco is treated as a PFIC for that taxable year. A U.S. Holder generally may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

A U.S. Holder may not make a QEF election with respect to Pubco Warrants. As a result, if a U.S. Holder sells or otherwise disposes of such warrants (other than upon exercise of such warrants), any gain recognized will generally be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above, if Alussa or Pubco was a PFIC at any time during the period the U.S. Holder held the Pubco Warrants (or Alussa Warrants exchanged therefor). If a U.S. Holder that exercises such warrants properly makes a QEF election with respect to the newly acquired Pubco Ordinary Shares (or has previously made a QEF election with respect to Alussa Ordinary Shares or Pubco Ordinary Shares), the QEF election will apply to the newly acquired Pubco Ordinary Shares, but the adverse tax consequences relating to PFIC shares, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such newly acquired Pubco Ordinary Shares (which will generally be deemed to have a holding period for purposes of the PFIC rules that includes the period the U.S. Holder held the warrants), unless the U.S. Holder makes a purging election under the PFIC rules. The purging election creates a deemed sale of such shares at their fair market value. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will increase the adjusted basis in the Pubco Ordinary Shares acquired upon the exercise of the warrants by the gain recognized and will also have a new holding period in such shares for purposes of the PFIC rules.

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC annual information statement, to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.

In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC annual information statement from Pubco. If Pubco determines that it is a PFIC for any taxable year, it will endeavor to provide to a U.S. Holder upon request such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a QEF election. However, there is no assurance that Pubco will have timely knowledge of its status as a PFIC in the future or of the required information to be provided.

If a U.S. Holder has made a QEF election with respect to Pubco Ordinary Shares, and the special tax and interest charge rules do not apply to such shares (because of a timely QEF election for Pubco’s or Alussa’s first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) such shares or a purge of the PFIC taint pursuant to a purging election, as described above), any gain recognized on the sale of Pubco Ordinary Shares will generally be taxable as capital gain and no interest charge will be imposed under the PFIC rules. As discussed above, U.S. Holders who make a QEF election with respect to a PFIC are currently taxed on their pro rata shares of such PFIC’s earnings and profits, whether or not distributed. In such case, a subsequent distribution of such earnings and profits that were previously included in income should generally not be taxable as a dividend to such U.S. Holders. The tax basis of a U.S. Holder’s shares in a PFIC with respect to which a QEF election has been made will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. Similar basis adjustments apply to property if by reason of holding such property the U.S. Holder is treated under the applicable attribution rules as owning shares in a PFIC with respect to which a QEF election has been made.

As noted above, an initial determination that Pubco is or Alussa was a PFIC will generally apply for subsequent years to a U.S. Holder who held Pubco or Alussa securities while Pubco or Alussa was a PFIC, whether or not Pubco meets the test for PFIC status in those subsequent years. A U.S. Holder who makes the QEF election discussed above for Alussa’s or Pubco’s first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) Pubco Ordinary Shares or held (or was deemed to held) Alussa Ordinary Shares, however, will not be subject to the PFIC tax and interest charge rules discussed above in respect to such shares. In addition, such U.S. Holder will not be subject to the QEF inclusion regime with respect to such shares for any taxable year of Pubco that ends within or with a taxable year of the U.S. Holder and in which Pubco is not a PFIC. On the other hand, if the QEF election is not effective for each of Pubco’s taxable years in which Pubco is a PFIC (and was not effective for each of Alussa’s taxable years in which Alussa was a PFIC) and the U.S. Holder holds (or is deemed to hold) Pubco Ordinary Shares, the PFIC rules discussed above will continue to apply to such shares unless the holder makes a purging election, as described above, and pays the tax and interest charge with respect to the gain inherent in such shares attributable to the pre-QEF election period.

Alternatively, if a U.S. Holder, at the close of its taxable year, owns (or is deemed to own) shares in a PFIC that are treated as marketable shares, the U.S. Holder may make a mark-to-market election with respect to such shares for such taxable year. If the U.S. Holder makes a valid mark-to-market election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) ordinary shares in Pubco (or made a valid mark-to-market election for the first taxable year in which such U.S. Holder held (or was deemed to hold) Alussa Ordinary Shares) and for which Pubco is determined to be a PFIC (or Alussa was determined to be a PFIC), such holder will generally not be subject to the PFIC rules described above in respect to its Pubco Ordinary Shares as long as such shares continue to be treated as marketable shares. Instead, in general, the U.S. Holder will include as ordinary income for each year that Pubco is treated as a PFIC the excess, if any, of the fair market value of its ordinary shares at the end of its taxable year over the adjusted basis in its ordinary shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its Pubco Ordinary Shares over the fair market value of its ordinary shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its Pubco Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the Pubco Ordinary Shares in a taxable year in which Pubco is treated as a PFIC will be treated as ordinary income. Special tax rules may also apply if a U.S. Holder makes a mark-to-market election for a taxable year after the first taxable year in which the U.S. Holder holds (or is deemed to hold) its Pubco Ordinary Shares (or Alussa Ordinary Shares for which Pubco Ordinary Shares were exchanged) ordinary shares and for which Pubco is or Alussa was treated as a PFIC. Currently, a mark-to-market election may not be made with respect to Pubco Warrants.

The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the SEC, including the NYSE, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election in respect to Pubco Ordinary Shares under their particular circumstances.

If Pubco is a PFIC and, at any time, has a foreign subsidiary that is classified as a PFIC, U.S. Holders would generally be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if Pubco receives a distribution from, or disposes of all or part of Pubco’s interest in, the lower-tier PFIC or the U.S. Holders otherwise were deemed to have disposed of an interest in the lower-tier PFIC. Upon request, Pubco will endeavor to cause any lower-tier PFIC to provide to a U.S. Holder the information that may be required to make or maintain a QEF election with respect to the lower-tier PFIC. However, there is no assurance that Pubco will have timely knowledge of the status of any such lower-tier PFIC. In addition, Pubco may not hold a controlling interest in any such lower-tier PFIC and thus there can be no assurance we will be able to cause the lower-tier PFIC to provide the required information. A mark-to-market election generally would not be available with respect to such lower-tier PFIC. U.S. Holders are urged to consult their own tax advisors regarding the tax issues raised by lower-tier PFICs.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may have to file an IRS Form 8621(whether or not a QEF or market-to-market election is made) with such U.S. Holder’s U.S. federal income tax return and provide such other information as may be required by the U.S. Treasury Department. The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of Pubco securities should consult their own tax advisors concerning the application of the PFIC rules to Pubco securities under their particular circumstances.

U.S. Federal Income Tax Considerations of Exercising Redemption Rights

Subject to the PFIC rules discussed above, if a U.S. Holder’s Alussa Ordinary Shares (which were exchanged for Pubco Ordinary Shares in the Cayman Merger) are redeemed pursuant to the exercise of a shareholder redemption right, for U.S. federal income tax purposes, such redemption will be subject to the following rules. If the redemption qualifies as a sale of the ordinary shares under Section 302 of the Code, the tax treatment of such redemption will be as described under “— Taxation on the Disposition of Securities” above. If the redemption does not qualify as a sale of ordinary shares under Section 302 of the Code, a U.S. Holder will be treated as receiving a distribution with the tax consequences described below. Whether a redemption of our shares qualifies for sale treatment will depend largely on the total number of ordinary shares treated as held by such U.S. Holder (including any shares constructively owned as a result of, among other things, owning warrants). The redemption of ordinary shares generally will be treated as a sale or exchange of the ordinary shares (rather than as a distribution) if the receipt of cash upon the redemption

(i) is “substantially disproportionate” with respect to a U.S. Holder, (ii) results in a “complete termination” of such holder’s interest in Pubco or (iii) is “not essentially equivalent to a dividend” with respect to such holder. These tests are explained more fully below.

In determining whether any of the foregoing tests is satisfied, a U.S. Holder must take into account not only ordinary shares actually owned by such holder, but also ordinary shares that are constructively owned by such holder. A U.S. Holder may constructively own, in addition to ordinary shares owned directly, ordinary shares owned by related individuals and entities in which such holder has an interest or that have an interest in such holder, as well as any ordinary shares such holder has a right to acquire by exercise of an option, which would generally include ordinary shares which could be acquired pursuant to the exercise of warrants. In order to meet the substantially disproportionate test, the percentage of the issued and outstanding voting shares actually and constructively owned by a U.S. Holder immediately following the redemption of ordinary shares must, among other requirements, be less than 80% of the percentage of the issued and outstanding voting and ordinary shares actually and constructively owned by such holder immediately before the redemption. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the ordinary shares actually and constructively owned by such U.S. Holder are redeemed or (ii) all of the ordinary shares actually owned by such U.S. Holder are redeemed and such holder is eligible to waive, and effectively waives, in accordance with specific rules, the attribution of shares owned by family members and such holder does not constructively own any other shares. The redemption of the ordinary shares will not be essentially equivalent to a dividend if such redemption results in a “meaningful reduction” of a U.S. Holder’s proportionate interest in Pubco. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” U.S. Holders should consult with their own tax advisors as to the tax consequences of an exercise of the redemption right.

If none of the foregoing tests is satisfied, then the redemption may be treated as a distribution and the tax effects will be as described under “— Taxation of Dividends and Other Distributions on Pubco Ordinary Shares” above. After the application of those rules, any remaining tax basis a U.S. Holder has in the redeemed ordinary shares will be added to the adjusted tax basis in such holder’s remaining ordinary shares. If there are no remaining ordinary shares, a U.S. Holder should consult its own tax advisors as to the allocation of any remaining basis.

Certain U.S. Holders may be subject to special reporting requirements with respect to a redemption of ordinary shares, and such holders should consult with their own tax advisors with respect to their reporting requirements.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR ORDINARY SHARES PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.

Tax Considerations for Norwegian Shareholders

The following discussion is a summary of income tax considerations applicable to Norwegian Holders (as defined below) of FREYR Ordinary Shares and warrants/options that either (i) participate in the Business Combination, including owning and disposing of Pubco Ordinary Shares, or (ii) elect to have their FREYR Ordinary Shares redeemed for cash. This discussion is a summary only and relates primarily to individuals (natural persons) and Norwegian limited liability companies. The following discussion does not address the tax treatment for other types of Norwegian legal persons. This is not tax advice.

This discussion is based on Norwegian and Luxembourg tax law, the Norway — Luxembourg tax treaty, as well as relevant practice and case law, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein.

THE FOLLOWING IS FOR INFORMATIONAL PURPOSES ONLY. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER (INCLUDING THE EFFECTS OF TAX LAW IN NORWAY, LUXEMBOURG AND OTHER RELEVANT JURISDICTIONS) OF THE BUSINESS COMBINATION, INCLUDING OWNING AND DISPOSING OF PUBCO ORDINARY SHARES.

As used herein, a “Norwegian Natural Holder” is an individual (natural person) that is the direct and beneficial owner of FREYR Ordinary Shares, options or warrants and that is, for Norwegian tax purposes a tax resident of Norway, and a “Norwegian Corporate Holder” is a direct and beneficial owner of FREYR Ordinary Shares, options or warrants and that is, for Norwegian tax purposes a corporation with limited liability (or other entity that is treated as a corporation with limited liability for Norwegian tax purposes) that is tax resident in Norway.

Together, a Norwegian Natural Holder and a Norwegian Corporate Holder will herein be referred to as “Norwegian Holders”.

Effects of the Business Combination

The tax effect of the Business Combination will depend primarily upon whether the Norway Merger and the Cross-Border Merger qualifies as tax-free mergers based on the principle of continuity pursuant to the Norwegian tax act of March 26, 1999, no. 14 (“Norwegian Tax Act”) and the Norwegian private limited liability companies act of June 13, 1997, no. 44 (“Norwegian Companies Act”). It is intended that the Norway Merger and the Cross-Border Merger will be carried out in accordance with such principle of continuity and meet the legal requirements pursuant to the Norwegian Tax Act and the Norwegian Companies Act. Thus, the intention is that the Business Combination will not trigger any tax for Norwegian Holders as such. Instead, existing tax positions connected to the FREYR Ordinary Shares (such as the tax basis), will be transferred to and carried forward on the shares received by the Norwegian Holder in Pubco. For details on the tax treatment on the exchange of options and warrants by Norwegian tax residents, see the “Disposition or Redemption of Warrants or Options to FREYR or Pubco Ordinary Shares” section below.

Norway Income Tax Considerations of Owning Pubco Ordinary Shares and Warrants

Taxation of Dividends and Other Distributions on Pubco Ordinary Shares

Dividends from Pubco to Norwegian Natural Holders will be subject to an effective Norwegian dividend tax rate of 31.68% (2021 rate). A tax-exempt risk-free return allowance may be available to Norwegian Natural Holders provided that Pubco is treated as a corporation with limited liability for Norwegian tax purposes. The risk-free return allowance is calculated by multiplying the risk-free allowance basis (Norwegian: “skjermingsgrunnlag”) with the risk-free interest rate (Norwegian: “skjermingsrente”). The risk-free allowance basis is the tax basis on the share with certain adjustments. The risk-free interest rate is set for each income year by the Norwegian tax authorities. The interest rate is 0.6% for the income year 2020.

Dividends to Norwegian Natural Holders will further be subject to withholding tax in Luxembourg at a rate of 15% of the distributed amount. Withholding tax paid to Luxembourg will normally be credited in Norwegian tax, and will thus normally not increase the effective tax rate.

Dividends to Norwegian Corporate Holders will be subject to an effective tax rate of 0.66% in Norway provided that the dividend is subject to the Norwegian Participation Exemption Method. If the Norwegian Participation Exemption Method is not applicable, dividends are subject to the general corporate income tax rate of 22% (2021 rate). The Norwegian Participation Exemption Method will apply if:

•        Pubco is tax resident in a jurisdiction that are not considered to be a low-tax jurisdiction pursuant to Norwegian tax law; or

•        Pubco is actually established and carries on genuine economic activity in an EU/EEA state (the “Substance Requirement”).

Luxembourg will in many cases be considered to be a low-tax jurisdiction pursuant to the Norwegian Tax Act and the application of the Norwegian Participation Exemption Method on dividends from Pubco may therefore depend on whether Pubco meets the Substance Requirement.

The Substance Requirement will be assessed on a case by case basis and is not clear cut. In the assessment, Norwegian tax authorities will inter alia consider whether Pubco has fixed premises, inventory and assets in Luxembourg, whether it has qualified and competent management and other employees and whether the management have authorization to carry out business and actually pass resolutions on behalf of Pubco. The result of such assessment may be unsure, and the conditions and considerations may be subject to continuing change.

Dividends to Norwegian Corporate Holders will further be subject to a withholding tax at a rate of 15%. However, such dividends should be exempt from withholding tax under the Luxembourg participation exemption regime if the following cumulative conditions are met:

•        the relevant corporate shareholder is resident in an EEA country other than an EU country or a country that Luxembourg has a tax treaty with and that the recipient is subject to tax at a rate of at least 8.5% based on current rates, and computed on a similar basis as under Luxembourg law (based on the current situation and tax rates, Norway should meet these requirements);

•        at the time the dividends are placed at the disposal of the Norwegian Corporate Holder, the latter has held or commits to hold the shares in Pubco for an uninterrupted period of at least 12 months (holding time prior to the Business Combination should be included if the Cross-Border Merger is carried out based on the principle of continuity (see “Effects of the Business Combination” above)); and

•        during this whole period, the Norwegian Corporate Holder owns at least 10% of the shares in Pubco, or that Norwegian Corporate Holder has shares having an acquisition cost of at least EUR 1.2 million on the shares in Pubco.

If the Cross-Border Merger is carried out based on the principle of continuity (see “Effects of the Business Combination,” above) the acquisition cost threshold of EUR 1.2 million will most likely be computed based on historical acquisition cost values from the FREYR ordinary shares prior to the Business Combination.

Taxation on the Disposition of Pubco Ordinary Shares

A sale or other taxable disposition of Pubco Ordinary Shares will generally constitute a taxable event pursuant to the Norwegian Tax Act. The amount of gain or loss recognized will generally be equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the Norwegian Holders adjusted tax basis on its shares.

For Norwegian Natural Holders, capital gains from disposition of shares are generally subject to an effective tax rate of 31.68%. Any accumulated and unused risk-free return allowance (as described under “Taxation of Dividends and Other Distributions on Pubco Ordinary Shares” above) may be used to reduce the taxable gain, provided that the conditions are met, but may not be used to create or increase a taxable loss. A taxable loss will be deductible at an effective tax rate of 31.68%.

For Norwegian Corporate Holders, capital gains will be exempt from tax (and losses will not be deductible) in Norway provided that the Norwegian Participation Exemption Method will be applicable. If the Norwegian Participation Exemption Method is not applicable, capital gains are subject to the general corporate income tax rate of 22% (losses will not be deductible as long as Luxembourg is considered to be a low-tax jurisdiction pursuant to the Norwegian Tax Act).

The further conditions connected to the application of the Norwegian Participation Exemption Method are described under “Taxation of Dividends and Other Distributions on Pubco Ordinary Shares” above and will apply similarly to capital gains from disposition of Pubco Ordinary shares.

Norwegian Holders will not be subject to capital gains tax on disposition of Pubco Ordinary Shares in Luxembourg under the current Norway — Luxembourg tax treaty.

Disposition or Redemption of Warrants or Options to FREYR or Pubco Ordinary Shares

Options or warrants that are redeemed or sold by Norwegian Holders in connection with the Business Combination, or after completion of the Business Combination, will as a starting point be subject to taxation at the time of redemption or disposition at a rate of 22%. Losses should be deductible for Norwegian Natural Holders at the same rate, but not for Norwegian Corporate Holders as long as Luxembourg is considered to be a low-tax jurisdiction pursuant to the Norwegian Tax Act. The taxable basis is calculated as the difference between the market value of the shares (the value of the consideration received) and the total premium and/or exercise price paid.

Redemption or sale may be tax-exempt for Norwegian Corporate Holders (and losses be non-deductible), provided that Pubco is considered to be a qualified company under the Norwegian Participation Exemption Method, i.e. that Pubco meets the Substance Requirement (see “Taxation of Dividends and Other Distributions on Pubco Ordinary Shares” above).

Options or warrants received or acquired in connection with employment at FREYR, Pubco or related group companies may be subject to employment taxation in Norway at the time such option or warrant are exercised. The taxable amount will generally be calculated as the difference between the market value of the share received, less any amount paid for the share and the option or warrant, as applicable (if any). The maximum tax rate for employment income in Norway is 46.4%. Furthermore, if the issuance of warrants is considered as salary, FREYR may be liable for Norwegian social security tax (14.1%) of the salary amount.

ALL NORWEGIAN HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF THE BUSINESS COMBINATION, A DISPOSITION OF ALL OR A PORTION OF THEIR PUBCO ORDINARY SHARES, WARRANTS OR OPTIONS AS WELL AS CONSEQUENCES OF DIVIDENDS RECEIVED ON PUBCO SHARES, INCLUDING (BUT NOT LIMITED TO) THE APPLICATION OF THE NORWEGIAN PARTICIPATION EXEMPTION METHOD.

Luxembourg Taxation Considerations

The following is a summary addressing certain material Luxembourg tax consequences that are likely to be relevant to non-Luxembourg resident holders in respect of the ownership and disposition of Pubco Ordinary Shares.

This summary does not purport to address all material tax considerations that may be relevant to a holder or prospective holder of Pubco Ordinary Shares.

This summary is based on the laws, regulations and applicable tax treaties as in effect on the date hereof in Luxembourg, all of which are subject to change, possibly with retroactive effect. Holders of Pubco Ordinary Shares should consult their own tax advisers as to the particular tax consequences, under the tax laws of the country of which they are residents for tax purposes of the ownership or disposition of Pubco Ordinary Shares.

(a) Luxembourg Withholding Tax on Dividends Paid on Pubco Ordinary Shares to non-Luxembourg resident holders

Dividends distributed by Pubco will in principle be subject to Luxembourg withholding tax at the rate of 15%.

Non-Luxembourg holders, provided they are resident in a country with which Luxembourg has concluded a treaty for the avoidance of double taxation, may be entitled to claim treaty relief under the conditions and subject to the limitations set forth in the relevant treaty.

A non-resident corporate holder resident in a European Union Member State will be able to claim an exemption from Luxembourg dividend withholding tax under the conditions set forth in Council Directive 2011/96/EU of 30 November 2011 on the common system of taxation applicable in the case of parent companies and subsidiaries of different Member States (recast) as implemented in Luxembourg. In addition, fully taxable non-resident corporate holders will be exempt from withholding tax if they are resident in a country with which Luxembourg has concluded a double tax treaty (under the conditions as set forth in article 147 of the Luxembourg Income Tax Law).

(b) Luxembourg Income Tax on Dividends Paid on Pubco Ordinary Shares and Capital Gains

Non-Luxembourg resident holders

An individual or corporate non-Luxembourg holder of Pubco Ordinary Shares who/which realizes a gain on disposal thereof (and who/which does not have a permanent establishment in Luxembourg to which Pubco Ordinary Shares would be attributable) will only be subject to Luxembourg taxation on capital gains arising upon disposal of such shares if such holder has (together with his or her spouse and underage children) directly or indirectly held more than 10% of the capital of Pubco, at any time during the past five years, and either (1) such holder has been a resident of Luxembourg for tax purposes for at least 15 years and has become a non-resident within the last five years preceding the realization of the gain, subject to any applicable tax treaty, or (2) the disposal of Pubco Ordinary Shares occurs within six months from their acquisition, subject to any applicable tax treaty.

Estate and Gift Tax

No Luxembourg inheritance tax is levied on the transfer of Pubco Ordinary Shares upon the death of a non-Luxembourg resident holder.

No Luxembourg gift tax will be levied in the event that a gift of Pubco Ordinary Shares is made outside of Luxembourg.

Other Luxembourg Tax Considerations

There is no requirement that the registration tax, transfer tax, capital tax, stamp duty or any other similar tax or duty be paid by a holder in respect of or in connection with the issue or transfer of Pubco Ordinary Shares.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, Alussa will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the following factors: (i) FREYR’s existing operations will comprise the ongoing operations of the combined company, (ii) FREYR’s senior management will comprise the senior management of the combined company and (iii) no shareholder will have control of the board of directors or a majority voting interest in the combined company after the Business Combination. In accordance with guidance applicable to these circumstances, the Business Combination will be treated as the equivalent of Pubco issuing shares for the net assets of Alussa, accompanied by a recapitalization. The net assets of Alussa will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of FREYR.

Regulatory Matters

The Business Combination and the transactions contemplated by the Business Combination Agreement are not subject to any additional federal or state regulatory requirement or approval, except for filings with Registrar of Companies of the Cayman Islands, the Norwegian Business Registry and RESA necessary to effectuate the Merger.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLUTION 1: THE BUSINESS COMBINATION RESOLUTION

RESOLVED THAT, subject to and conditional upon the passing of resolutions 2 and 3 and as an ordinary resolution, that the entry into the Business Combination Agreement, dated as of January 29, 2021, attached to the accompanying proxy statement/prospectus as Annex A (the “Business Combination Agreement”), by and among Alussa Energy Acquisition Corp. (“Company”), Alussa Energy Sponsor LLC (“Sponsor”), FREYR Battery, a Luxembourg company (“Pubco”), FREYR AS, a company organized under the laws of Norway (“FREYR”), ATS AS (“Shareholder Representative”), Norway Sub 1 AS (“Norway Merger Sub 1”), Norway Sub 2 AS (“Norway Merger Sub 2”), Adama Charlie Sub (“Cayman Merger Sub”) and the shareholders of FREYR named therein (the “Major Shareholders”) and the transactions contemplated thereby (the transactions contemplated by the Business Combination Agreement collectively, the “Business Combination”) be and are approved and adopted in all respects on behalf of the Company and that the directors and officers of the Company, or persons authorized by the directors of the Company, be and are authorized and directed to execute all documents and take all necessary or desirable actions in order to effect such Business Combination.”

Required Vote and Recommendation of the Board

The approval of the Business Combination Proposal will require an “Ordinary Resolution” as a matter of Cayman Islands law. Abstentions and Broker Non-Votes will not be treated as votes cast and will, therefore, not have an effect on the outcome of the vote on the Business Combination Proposal.

Additionally, the Business Combination will not be consummated if, upon consummation of the Business Combination, Alussa has less than $5,000,001 of net tangible assets after taking into account the holders of Public Shares that properly demanded that Alussa redeem their Public Shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account determined in accordance with the Alussa Articles.

The approval of the Business Combination Proposal is a condition to the consummation of the Business Combination. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal, as described below) will not be presented to the shareholders for a vote.

THE ALUSSA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE ALUSSA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below shall have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

Introduction

Pubco is providing the following unaudited pro forma condensed combined financial information to aid in the analysis of the financial aspects of the Business Combination. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. In May 2020, the SEC adopted Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 was effective on January 1, 2021; therefore, the unaudited pro forma condensed combined financial information herein is presented in accordance therewith.

Alussa is a blank check company incorporated on June 13, 2019 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Alussa completed its IPO of 25,000,000 Alussa Units on November 29, 2019 and consummated an additional sale of 3,750,000 Alussa Units, which were subject to an over-allotment option granted to the underwriters of the IPO, on December 5, 2019, both at an offering price of $10.00 per unit. Simultaneously with the consummation of the IPO and the exercise of the underwriters’ over-allotment option, Alussa consummated the private sale of 8,750,000 warrants at an offering price of $1.00 per unit to the Alussa Initial Shareholders. Upon the closing of the aforementioned transactions, $287,500 thousand of the net proceeds was placed in the Trust Account and the remaining proceeds became available to be used as working capital to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. As of March 31, 2021, there was approximately $289,839 thousand held in the Trust Account.

FREYR is an early stage company that was founded on February 1, 2018 and registered with the Norway Register of Business Enterprises on February 21, 2018 and is incorporated and domiciled in Norway. FREYR’s mission and vision is to accelerate the decarbonization of the transportation sector and energy systems by delivering some of the world’s cleanest and most cost-effective batteries. FREYR aims to produce some of the most cost-competitive batteries with the lowest carbon footprints, which could further support the acceleration of the energy transition. FREYR is currently working to develop its application of its in-licensed technology and planning the building of the battery factories in Mo i Rana. Planned principal operations have not yet commenced.

On January 29, 2021, Alussa entered into the Business Combination Agreement with (i) FREYR, (ii) the Purchaser Representative, (iii) Pubco, (iv) Norway Merger Sub 1, (v) Norway Merger Sub 2, (vi) Cayman Merger Sub, (vii) the Major Shareholders and (viii) the Shareholder Representative. Prior to the completion of the transactions contemplated by the Business Combination Agreement, (i) the Norway Merger Subs shall be wholly-owned subsidiaries of Alussa, (ii) Pubco shall be a wholly-owned subsidiary of Purchaser Representative and (iii) Cayman Merger Sub shall be a wholly-owned subsidiary of Pubco. Pursuant to the terms of the Business Combination Agreement (a) prior to the First Closing, the FREYR Wind Business will be transferred to SVPH as a result of the Norwegian Demerger, (b) at the First Closing, Alussa will merge with and into Cayman Merger Sub, with Alussa continuing as the surviving entity and a wholly owned subsidiary of Pubco, (c) following the First Closing and prior to the Second Closing, Alussa will distribute all of its interests in Norway Merger Sub 1 to Pubco with the result that the Norway Merger Subs shall become wholly-owned subsidiaries of Pubco, (d) at the Second Closing, FREYR will merge with and into Norway Merger Sub 2, with Norway Merger Sub 2 continuing as the surviving entity, (e) at the Second Closing, Pubco will acquire all preferred shares of Norway Merger Sub 1 (which will be issued in exchange for the preferred shares in FREYR as a part of the Norway Merger) from the Company Preferred Share Transferors in exchange for a number of newly issued shares of Pubco and (f) at the Second Closing, Norway Merger Sub 1 will merge with and into Pubco, with Pubco continuing as the surviving entity. As a result, (i) each issued and outstanding security of Alussa immediately prior to the Cayman Effective Time shall be exchanged for equivalent securities of Pubco in accordance with the Business Combination Agreement and the Plan of Merger (or, in the case of Dissenting Alussa Shareholders, if any, the right to receive the fair value of such holder’s Dissenting Alussa Ordinary Shares and such other rights as are granted by the Cayman Companies Act), (ii) each issued and outstanding share of FREYR immediately prior to the Norway Effective Time shall be exchanged for the right of the holder thereof to receive securities of Norway Merger Sub 1 in accordance with the Business Combination Agreement, (iii) each issued and outstanding security of Norway Merger Sub 1 (other than certain shares of Norway Merger Sub 1 held by Pubco and the warrants issued in exchange for Preferred Share Linked Warrants, which will be cancelled) immediately prior to the Cross-Border Effective Time shall be exchanged for ordinary shares of Pubco and (iv) each issued and outstanding warrant or option of FREYR (other than the Preferred Shares Linked Warrants, which will be exchanged for warrants of Norway Merger Sub 1, which will in turn be cancelled), after giving effect to the Norway Demerger, immediately prior to the effective time of the Norway Merger, will be exchanged for the holder thereof to receive, respectively, Pubco Warrants and options of Pubco determined based on the Exchange Ratio, with the exercise price of each such Pubco Warrant and Pubco Option being equal to the exercise price of the corresponding option or warrant of FREYR in effect immediately prior to the effective time of the Norway Merger, divided by the Exchange Ratio, which is expected to be 0.179038 Pubco Ordinary Shares.

On January 29, 2021, Alussa and Pubco entered into the Subscription Agreements with certain investors for the PIPE Investment for the purpose of funding a portion of the Business Combination and the costs and expenses incurred in connection therewith, pursuant to which Pubco agreed to issue and sell to the PIPE Investors $600,000 thousand of Pubco Ordinary Shares, at a price of $10.00 per share, simultaneously with the or immediately prior to the Second Closing. The PIPE Investment is conditioned on the Second Closing being scheduled to occur concurrently with or immediately following the closing of the PIPE Investment and other customary closing conditions.

On April 6, 2021, Alussa borrowed $1,500,000 under the Loan Note, net of the $550,000 advance. On April 30, 2021 the Sponsor exercised its option to convert this loan into 1,500,000 Private Placement Warrants, at a price of $1.00 per warrant.

The following unaudited pro forma condensed combined balance sheet as of March 31, 2021 assumes that the Business Combination, PIPE Investment, and issuance of the Loan Note and Loan Note Conversion occurred on March 31, 2021. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021 and for the year ended December 31, 2020 present pro forma effect to the Business Combination, PIPE Investment, and issuance of the Loan Note and Loan Note Conversion as if they had been completed on January 1, 2020.

The pro forma combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the Business Combination, PIPE Investment, and issuance of the Loan Note and Loan Note Conversion occurred on the dates indicated. The pro forma combined financial information also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The historical financial information of Alussa and FREYR was derived from the audited financial statements of Alussa and FREYR, respectively, for the year ended December 31, 2020 and from the unaudited financial statements of Alussa and FREYR, respectively, as of and for the three months ended March 31, 2021, included elsewhere in this proxy statement/prospectus. This information should be read together with Alussa’s and FREYR’s financial statements and related notes, the sections titled “Alussa’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “FREYR’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information included elsewhere in this proxy statement/prospectus.

Under both the no and maximum redemption scenarios, the Business Combination is accounted for as a reverse capitalization, with no goodwill or other intangible assets recorded, in accordance with U.S. GAAP. Alussa has been determined to be the “acquired” company based on evaluation of the following facts and circumstances:

•        FREYR comprising the ongoing operations of the combined company;

•        FREYR’s senior management comprising the senior management of the combined company; and

•        No shareholder controlling the board of directors or having a majority of the voting power of the combined company.

Under this method of accounting, Alussa will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Pubco issuing shares for the net assets of Alussa, accompanied by a recapitalization. The net assets of Alussa will be stated at historical cost, with no goodwill or other intangible assets recorded.

Description of the Business Combination

Pursuant to the Business Combination Agreement, the aggregate share consideration issued by Pubco in the Business Combination will be $1,348,811 thousand, consisting of 134,881,086 newly issued Pubco Ordinary Shares valued at $10.00 per share with no nominal value, assuming no Alussa Public Shareholder seeks redemption of Alussa Public Shares, no Dissent Rights provided by the Cayman Companies Act are exercised by Alussa shareholders and subject to certain adjustments described below. Of the $1,348,811 thousand, the Alussa Public Shareholders will receive $287,500 thousand in the form of 28,750,000 newly issued Pubco Ordinary Shares, the Alussa Initial Shareholders will receive $71,875 thousand in the form of 7,187,500 newly issued Pubco Ordinary Shares, the PIPE Investors will receive $600,000 thousand in the form of 60,000,000 newly issued Pubco Ordinary Shares, the Company Preferred Share Transferors will receive $14,895 thousand in the form of 1,489,500 newly issued Pubco Ordinary Shares and the FREYR Shareholders will receive $374,541 thousand in the form of 37,454,086 newly issued Pubco Ordinary Shares. The following represents the consideration at closing of the Business Combination (the “Closing”) (in thousands):

	Assuming No Redemptions	Assuming Maximum Redemptions
Pubco Ordinary Shares issued to Alussa Public Shareholders(1)	287,500	21,241
Pubco Ordinary Shares issued to Alussa Initial Shareholders(1)	71,875	71,875
Pubco Ordinary Shares issued to PIPE Investors(1)	600,000	600,000
Pubco Ordinary Shares issued to Company Preferred Share Transferors(1)	14,895	14,895
Pubco Ordinary Shares issued to FREYR Shareholders(1)	374,541	374,541
Share Consideration – at Closing	$1,348,811	$1,082,552

____________

(1)      Pubco Ordinary Shares issued as set forth in the Business Combination Agreement at a price of $10.00 per share.

The value of share consideration issuable at the Closing is assumed to be $10.00 per share. The Business Combination is accounted for as a reverse recapitalization, therefore any change in Pubco’s trading price will not impact the pro forma financial statements because Pubco will account for the acquisition of Alussa based on the amount of net assets acquired upon consummation. The consideration to be issued at the Closing as presented above does not include any warrants or options that are described in Note 4 — Loss Per Share.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of Alussa Ordinary Shares:

•        Assuming No Redemptions — This presentation assumes that no Alussa Public Shareholder exercises redemption rights with respect to its Public Shares for a pro rata portion of the funds in Alussa’s Trust Account.

•        Assuming Maximum Redemptions — This presentation assumes that Alussa Public Shareholders (who are not Alussa Initial Shareholders or an officer or director of Alussa) holding 26,625,934 of Alussa’s Public Shares exercise their redemption rights and that such Public Shares are redeemed for their pro rata share ($10.08 per share, plus any pro rata interest earned on the Trust Account not previously released to Alussa (net of taxes payable), as of two business days prior to the consummation of the Business Combination) of the funds in Alussa’s Trust Account for aggregate redemption proceeds of $268,426 thousand. Under the Business Combination Agreement, the consummation of the Business Combination is conditioned upon, among other things, the net tangible assets of Alussa being at least $5,000 thousand upon the First Closing and Alussa and Pubco having at least $400,000 thousand in the aggregate of cash and cash equivalents, including funds in the Trust Account and any proceeds from any of the Funding Commitment Letter or other PIPE Investment, as of the First Closing Date, after giving effect to the Public Shareholders’ exercise of their redemption rights but before giving effect to Alussa’s expenses of the transaction and to certain deferred liabilities of Alussa. This scenario gives effect to the maximum number of redemptions that meet all of the conditions to permit consummation of the Business Combination.

The following summarizes the pro forma Pubco Ordinary Shares outstanding under the two scenarios:

	Assuming No Redemptions		Assuming Maximum Redemptions
	Shares	%	Shares	%
Pubco Ordinary Shares issued to Alussa Public Shareholders	28,750,000	21%	2,124,066	2%
Pubco Ordinary Shares issued to Alussa Initial Shareholders	7,187,500	5%	7,187,500	7%
Pubco Ordinary Shares issued to PIPE Investors	60,000,000	45%	60,000,000	55%
Pubco Ordinary Shares issued to Company Preferred Share Transferors	1,489,500	1%	1,489,500	1%
Pubco Ordinary Shares issued to FREYR Shareholders	37,454,086	28%	37,454,086	35%
Pro Forma Shares Outstanding(1)	134,881,086	100%	108,255,152	100%

____________

(1)      Pro Forma Shares Outstanding does not give effect to the 2,750,523 FREYR Warrants and 850,391 FREYR Options to be exchanged for Pubco Warrants and Pubco Options, respectively, after giving effect to the Exchange Ratio, nor the 24,625,000 Alussa Warrants to be exchanged for an equivalent amount of Pubco Warrants to purchase Pubco Ordinary Shares.

The following unaudited pro forma condensed combined balance sheet as of March 31, 2021 and the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021 and for the year ended December 31, 2020 are based on the historical financial statements of Alussa and FREYR. The unaudited pro forma adjustments are based on information currently available, assumptions, and estimates underlying the unaudited pro forma adjustments and are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF MARCH 31, 2021
(in thousands)

	As of March 31, 2021				As of March 31, 2021			As of March 31, 2021
	Alussa (Historical) (US GAAP)	FREYR (Historical) (US GAAP)	Transaction Adjustments (Assuming No Redemptions)		Pubco Pro Forma Combined (Assuming No Redemptions)	Additional Transaction Adjustments (Assuming Maximum Redemptions)		Pubco Pro Forma Combined (Assuming Maximum Redemptions)
Assets
Current assets
Cash and cash equivalents	$334	$15,768	$289,839	(A)	$848,213	$(268,426)	(R)	$579,787
			(12,438)	(B)
			(10,062)	(C)
			579,000	(D)
			(5,000)	(E)
			(2,594)	(F)
			1,500	(G)
			(8,134)	(H)
Restricted cash	—	280	—		280	—		280
VAT receivable	—	190	—		190	—		190
Interest income receivable	—	6	—		6	—		6
Prepaid expenses and other current assets	220	2,007	(431)	(F)	1,796	—		1,796
Total current assets	554	18,251	831,680		850,485	(268,426)		582,059
Property and equipment, net	—	112	—		112	—		112
Other long-term assets	—	12	—		12	—		12
Marketable securities held in Trust Account	289,839	—	(289,839)	(A)	—	—		—
Total assets	$290,393	$18,375	$541,841		$850,609	$(268,426)		$582,183

Liabilities, temporary equity and shareholders’ equity
Current liabilities
Accounts payable and accrued expenses	$8,134	$3,710	$3,000	(I)	$6,710	$—		$6,710
			(8,134)	(H)
Accounts payable and accrued liabilities – related party	—	481	—		481	—		481
Advance from related party	550	—	—		550	—		550
Deferred income	—	1,372	—		1,372	—		1,372
Redeemable preferred shares	—	15,069	(105)	(I)	—	—		—
			(14,895)	(J)
			(69)	(K)
Total current liabilities	8,684	20,632	(20,203)		9,113	—		9,113
Deferred underwriting fee payable	10,062	—	(10,062)	(C)	—	—		—
Warrant liabilities	60,950	—	4,830	(G)	31,395	—		31,395
			(34,385)	(L)
Total liabilities	79,696	20,632	(59,820)		40,508	—		40,508

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF MARCH 31, 2021 — (Continued)
(in thousands)

	As of March 31, 2021				As of March 31, 2021			As of March 31, 2021
	Alussa (Historical) (US GAAP)	FREYR (Historical) (US GAAP)	Transaction Adjustments (Assuming No Redemptions)		Pubco Pro Forma Combined (Assuming No Redemptions)	Additional Transaction Adjustments (Assuming Maximum Redemptions)		Pubco Pro Forma Combined (Assuming Maximum Redemptions)
Temporary equity
Ordinary shares subject to possible redemption	205,697	—	(205,697)	(M)	—	—		—

Shareholders’ equity
FREYR Battery ordinary shares	—	—	—		—	—		—
FREYR AS ordinary share capital	—	238	(238)	(N)	—	—		—
Alussa Class A ordinary shares	1	—	(1)	(O)	—	—		—
Alussa Class B ordinary shares	1	—	(1)	(O)	—	—		—
Additional paid in capital	49,026	19,562	579,000	(D)	846,013	(268,426)	(R)	577,587
			(3,025)	(F)
			(2,895)	(I)
			14,895	(J)
			34,385	(L)
			8,924	(P)
			205,697	(M)
			238	(N)
			2	(O)
			(59,796)	(Q)
Accumulated other comprehensive income	—	715	—		715	—		715
Accumulated deficit	(44,028)	(22,772)	(12,438)	(B)	(36,627)	—		(36,627)
			(5,000)	(E)
			(3,330)	(G)
			69	(K)
			(8,924)	(P)
			59,796	(Q)
Total shareholders’ equity	5,000	(2,257)	807,358		810,101	(268,426)		541,675

Total liabilities, temporary equity and shareholders’ equity	$290,393	$18,375	$541,841		$850,609	$(268,426)		$582,183

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2021
(in thousands, except share and per share data)

	For the three months ended March 31, 2021				For the three months ended March 31, 2021		For the three months ended March 31, 2021
	Alussa (Historical) (US GAAP)	FREYR (Historical) (US GAAP)	Transaction Adjustments (Assuming No Redemptions)		Pubco Pro Forma Combined (Assuming No Redemptions)	Additional Transaction Adjustments (Assuming Maximum Redemptions)	Pubco Pro Forma Combined (Assuming Maximum Redemptions)
Operating expenses:
General and administrative	$—	$7,131	$(15)	(AA)	$7,116	$—	$7,116
Research and development	—	2,907	(11)	(AA)	2,896	—	2,896
Depreciation	—	10	—		10	—	10
Operating costs	5,329	—	—		5,329	—	5,329
Other operating expenses	—	1,871	—		1,871	—	1,871
Total operating expenses	5,329	11,919	(26)		17,222	—	17,222
Loss from operations	(5,329)	(11,919)	26		(17,222)	—	(17,222)
Other income (expense):
Warrant liability fair value adjustment	(25,593)	—	15,694	(BB)	(9,899)	—	(9,899)
Redeemable preferred shares fair value adjustment	—	6	(6)	(CC)	—	—	—
Interest income	4	6	(4)	(DD)	6	—	6
Foreign currency transaction loss	—	20	—		20	—	20
Loss before income taxes	(30,918)	(11,887)	15,710		(27,095)	—	(27,095)
Income tax expense	—	—	—		—	—	—
Net loss	(30,918)	(11,887)	15,710		(27,095)	—	(27,095)

Weighted average shares outstanding, basic and diluted		209,196,827			134,881,086		108,255,152
Basic and diluted net loss per common share		$(0.06)			$(0.20)		$(0.25)

Weighted average redeemable ordinary shares outstanding, basic and diluted	23,470,955
Basic and diluted net income per redeemable ordinary share	$—

Weighted average non – redeemable ordinary shares outstanding, basic and diluted	12,466,545
Basic and diluted net loss per non – redeemable ordinary share	$(2.48)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2020
(in thousands, except share and per share data)

	For the year ended December 31, 2020					For the year ended December 31, 2020		For the year ended December 31, 2020
	Alussa (Historical) (US GAAP)	FREYR (Historical) (US GAAP)	Transaction Adjustments (Assuming No Redemptions)			Pubco Pro Forma Combined (Assuming No Redemptions)	Additional Transaction Adjustments (Assuming Maximum Redemptions)	Pubco Pro Forma Combined (Assuming Maximum Redemptions)
Operating expenses:
General and administrative	$—	$4,377	$12,438	(EE	)	$18,882	$—	$18,882
			5,000	(FF	)
			8,505	(GG	)
			(11,438)	(HH	)
Research and development	—	1,865	—			1,865	—	1,865
Depreciation	—	15	—			15	—	15
Operating costs	5,191	—	—			5,191	—	5,191
Other operating expenses	—	2,666	(123)	(AA	)	2,543	—	2,543
Total operating expenses	5,191	8,923	14,382			28,496	—	28,496
Loss from operations	(5,191)	(8,923)	(14,382)			(28,496)	—	(28,496)
Other income (expense):
Warrant liability fair value adjustment	(4,394)	(1,670)	(969)	(BB	)	(7,033)	—	(7,033)
Redeemable preferred shares fair value adjustment	—	(70)	70	(CC	)	—	—	—
Convertible notes fair value adjustment	—	(201)	—			(201)	—	(201)
Interest expense	—	(53)	—			(53)	—	(53)
Interest income	2,004	20	(2,004)	(DD	)	20	—	20
Foreign currency transaction gain	—	38	—			38	—	38
Gain on settlement of warrant liability	—	466	—			466	—	466
Other income	—	788	—			788	—	788
Loss before income taxes	(7,581)	(9,605)	(17,285)			(34,471)	—	(34,471)
Income tax expense	—	—	—			—	—	—
Net loss	(7,581)	(9,605)	(17,285)			(34,471)	—	(34,471)

Weighted average shares outstanding, basic and diluted		158,142,423				134,881,086		108,255,152
Basic and diluted net loss per common share		$(0.06)				$(0.26)		$(0.32)

Weighted average redeemable ordinary shares outstanding, basic and diluted	24,958,411
Basic and diluted net income per redeemable ordinary share	$0.07

Weighted average non – redeemable ordinary shares outstanding, basic and diluted	10,979,089
Basic and diluted net loss per non – redeemable ordinary share	$(0.84)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

Under both the no and maximum redemption scenarios, the Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with U.S. GAAP. Under this method of accounting, Alussa will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the following factors: (i) FREYR’s existing operations will comprise the ongoing operations of the combined company, (ii) FREYR’s senior management will comprise the senior management of the combined company and (iii) no shareholder will have control of the board of directors or a majority voting interest in the combined company after the Business Combination. In accordance with guidance applicable to these circumstances, the Business Combination will be treated as the equivalent of Pubco issuing share for the net assets of Alussa, accompanied by a recapitalization. The net assets of Alussa will be stated at historical cost, with no goodwill or other intangible assets recorded.

The unaudited pro forma condensed combined balance sheet as of March 31, 2021 assumes that the Business Combination and PIPE Investment occurred on March 31, 2021 and no Dissent Rights provided by the Cayman Companies Act are exercised by Alussa shareholders. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021 and for the year ended December 31, 2020 present pro forma effect to the Business Combination, PIPE Investment, and issuance of the Loan Note and Loan Note Conversion as if they had been completed on January 1, 2020. The periods are presented on the basis of Alussa being considered the “acquired” company for accounting purposes.

The unaudited pro forma condensed combined balance sheet as of March 31, 2021 has been prepared using, and should be read in conjunction with, the following:

•        Alussa’s unaudited balance sheet as of March 31, 2021 and the related notes, included elsewhere in this proxy statement/prospectus; and

•        FREYR’s unaudited consolidated balance sheet as of March 31, 2021 and the related notes, included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 has been prepared using, and should be read in conjunction with, the following:

•        Alussa’s unaudited statement of operations for the three months ended March 31, 2021 and the related notes, included elsewhere in this proxy statement/prospectus; and

•        FREYR’s unaudited consolidated statement of operations for the three months ended March 31, 2021 and the related notes, included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 has been prepared using, and should be read in conjunction with, the following:

•        Alussa’s audited statement of operations for the year ended December 31, 2020 and the related notes, included elsewhere in this proxy statement/prospectus; and

•        FREYR’s audited consolidated statement of operations for the year ended December 31, 2020 and the related notes, included elsewhere in this proxy statement/prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination.

The unaudited pro forma condensed combined financial information assumes that the Pubco Public Warrants to be issued to Alussa Public Warrant holders upon completion of the reverse capitalization will be equity classified.

The pro forma adjustments reflecting the consummation of the Business Combination, PIPE Investment, and issuance of the Loan Note and Loan Note Conversion are based on certain currently available information and certain assumptions and methodologies that Pubco believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Pubco believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination, PIPE Investment, and issuance of the Loan Note and Loan Note Conversion taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the combined company. They should be read in conjunction with the historical financial statements and notes thereto of Alussa and FREYR included elsewhere in this proxy statement/prospectus.

2. Accounting Policies

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the combined company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

3. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). The Company has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the combined company filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of the combined company’s shares outstanding, assuming the Business Combination occurred on January 1, 2020.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2021 are as follows:

Transaction Adjustments (Assuming No Redemptions)

(A)    Reflects the reclassification of $289,839 thousand of marketable securities held in the Alussa Trust Account that becomes available to fund the Business Combination.

(B)    Reflects the payment of transactions costs assuming no redemptions, including a $1,000 thousand bonus pool to be paid to Alussa’s officers and members of the Sponsor, expected to be incurred by Alussa in connection with the Business Combination.

(C)    Reflects the settlement of deferred underwriter’s fees incurred during the Alussa IPO due upon completion of the Business Combination.

(D)    Reflects the issuance of 60,000,000 Pubco Ordinary Shares at a subscription price of $10.00 per share for proceeds of $579,000 thousand, net of issuance costs of $21,000 thousand in connection with the PIPE Investment, pursuant to the Subscription Agreements.

(E)    Reflects $5,000 thousand in permitted transaction bonuses to FREYR employees upon the closing of the Business Combination.

(F)    Reflects the payment of transaction costs assuming no redemptions, expected to be incurred by FREYR in connection with the Business Combination.

(G)   Reflects proceeds received by Alussa related to the Loan Note and the Private Placement Warrants issued pursuant to the Loan Note Conversion. The Private Placement Warrants are recognized as warrant liabilities at fair value, with the difference between the proceeds received and the fair value of the Private Placement Warrants recognized as an adjustment to Alussa’s accumulated deficit. The Private Placement Warrants will be exchanged for Pubco Private Warrants upon consummation of the Business Combination.

(H)   Reflects the payment of Alussa’s historical accounts payable using funds held in the Alussa Trust Account that become available upon the close of the Business Combination.

(I)     Reflects the $3,000 thousand funding adjustment for the Norway Demerger of FREYR’s planned wind farm and transfer to SVPH prior to the First Closing pursuant to the Business Combination Agreement.

(J)    Reflects the conversion of the FREYR Preferred Shares into Pubco Ordinary Shares pursuant to the Business Combination.

(K)   Reflects the reversal of the historical fair value adjustment to the FREYR Preferred Shares.

(L)    Reflects the exchange of Alussa Public Warrants, which are liability classified, for an equivalent amount of Pubco Public Warrants, which are expected to be equity classified, upon consummation of the Business Combination. The unaudited pro forma condensed combined balance sheet reflects this reclassification as a decrease in warrant liabilities and a corresponding increase in Pubco’s additional paid-in capital. Also, this adjustment reflects the transfer of the 500,000 Private Placement Warrants from the Sponsor to certain of FREYR’s management and representatives pursuant to their compensation agreements, as discussed in (O). As the warrants transferred will have terms equivalent to the Pubco Public Warrants subsequent to transfer, this will result in a decrease in warrant liabilities and corresponding increase in Pubco’s additional paid-in capital.

(M)   Reflects reclassification of $205,697 thousand of ordinary shares subject to possible redemption to permanent equity.

(N)    Reflects the conversion of FREYR Ordinary Shares into Pubco Ordinary Shares pursuant to the Business Combination Agreement, based on the Exchange Ratio, which is expected to be 0.179038.

(O)    Reflects the conversion of Alussa Ordinary Shares into Pubco Ordinary Shares pursuant to the Business Combination Agreement.

(P)    Reflects the recognition of share-based compensation expense for employee options, warrants and EDGE warrants that vest immediately upon the close of the Business Combination. This amount is inclusive of $615 thousand related to 500,000 Private Placement Warrants that will be transferred from the Sponsor to certain of FREYR’s management and representatives pursuant to their compensation agreements. The key terms and conditions for awards to be granted under the 2021 Equity Incentive Plan have not yet been determined and are not expected to be determined until after the close of the Business Combination. As such, pro forma adjustments for the 2021 Equity Incentive Plan are not reflected in the unaudited pro forma condensed combined balance sheet.

(Q)   Reflects the elimination of Alussa’s historical accumulated deficit and adjustments for the impact of transaction costs described in (B) and the working capital loan converted into Private Placement Warrants described in (G), under the no redemption scenario as a result of the reverse recapitalization.

Additional Transaction Adjustments (Assuming Maximum Redemptions)

(R)    Reflects the maximum redemption of 26,625,934 Alussa Ordinary Shares for approximately $268,426 thousand at a redemption price of $10.08 per share.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021 and for the year ended December 31, 2020 are as follows:

Transaction Adjustments (Assuming No Redemptions)

(AA) Reflects the adjustments for the Norway Demerger of FREYR’s wind farm business and transfer to SVPH prior to the First Closing pursuant to the Business Combination Agreement.

(BB) Reflects the reversal of the historical fair value adjustment for the reclassification of the Alussa Public Warrants and the 500,000 Private Placement Warrants, described in (P), that would not have been liability classified had the Business Combination been consummated on January 1, 2020, as further discussed in (L).

(CC) Reflects the reversal of the historical fair value adjustment to the FREYR Preferred Shares that would not have been incurred had the Business Combination been consummated on January 1, 2020.

(DD) Reflects the reversal of Alussa historical interest income related to marketable securities held in Trust Account that would not have been incurred had the Business Combination been consummated on January 1, 2020.

(EE) Reflects the transaction costs assuming no redemptions, including a $1,000 thousand bonus pool to be paid to Alussa’s officers and members of the Sponsor, expected to be incurred by Alussa in relation to the Business Combination. These are non-recurring items.

(FF)  Reflects one-time cash bonuses to FREYR employees upon the closing of the Business Combination.

(GG) Reflects the one-time recognition of share-based compensation expense for employee options and EDGE warrants that vest immediately upon the close of the Business Combination. The key terms and conditions for awards to be granted under the 2021 Equity Incentive Plan have not been determined yet and are not expected to be determined until after the close of the Business Combination. As such, pro forma adjustments for the 2021 Equity Incentive Plan are not reflected in the unaudited pro forma condensed combined statement of operations.

(HH)Reflects the elimination of transaction costs related to the Business Combination that would not have otherwise been incurred since they are treated as a reduction of the cash proceeds and are deducted from Pubco’s additional paid-in capital rather than expensed as incurred.

4. Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2020. As the Business Combination and related proposed equity transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination and PIPE Investment have been outstanding for the entire period presented. If the maximum number of Alussa Ordinary Shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period presented.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption for the three months ended March 31, 2021 and for the year ended December 31, 2020 (in thousands, except share and per share amounts):

	Pro Forma Combined
	(Assuming No Redemptions)	(Assuming Maximum Redemptions)
For the Three Months Ended March 31, 2021
Pro forma net loss	$(27,095)	$(27,095)
Pro forma net loss per share attributable to ordinary shareholders, basic and diluted(1)	$(0.20)	$(0.25)
Weighted average ordinary shares outstanding, basic and diluted	134,881,086	108,255,152

For the Year Ended December 31, 2020
Pro forma net loss	$(34,471)	$(34,471)
Pro forma net loss per share attributable to ordinary shareholders, basic and diluted(1)	$(0.26)	$(0.32)
Weighted average ordinary shares outstanding, basic and diluted	134,881,086	108,255,152

____________

(1)      Diluted loss per ordinary share is the same as basic loss per ordinary share for both scenarios presented because the effects of potentially dilutive instruments were anti-dilutive as a result of the Company’s net loss.

THE MERGER PROPOSAL

Pursuant to the Business Combination Agreement and the Plan of Merger, subject to the terms and conditions set forth therein, at the First Closing, Alussa will merge with Cayman Merger Sub in accordance with the merger provisions set out in the Cayman Companies Act, with Alussa continuing as the surviving entity. As a result of the Cayman Merger, at the Cayman Effective Date, Alussa will become a wholly owned subsidiary of Pubco and the former shareholders of Alussa will become shareholders of Pubco. See also the section titled “The Business Combination Proposal” for a description of the Cayman Merger and its structure as it relates to the Business Combination. You are urged to read carefully the Plan of Merger, a copy of which is attached as Annex C to this proxy statement/prospectus, in its entirety before voting on this proposal.

The Cayman Merger

This subsection of the proxy statement/prospectus describes the material provisions of the Cayman Merger, but does not purport to describe all of the terms of the Business Combination Agreement applicable to the Cayman Merger or the Plan of Merger. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus, and is incorporated by reference into this proxy statement/prospectus, and the Plan of Merger, a copy of which is attached as Annex C to this proxy statement/prospectus. You are urged to read the Business Combination Agreement and the Plan of Merger in its entirety because they are the primary legal documents that govern the Cayman Merger.

The constituent companies in the Cayman Merger are Alussa and Cayman Merger Sub, with Alussa continuing as the surviving entity.

Upon the Registrar of Companies of the Cayman Islands registering the Plan of Merger on the First Closing Date, the Cayman Merger shall become effective on the First Closing Date with the result that, among other things:

(a)     Cayman Merger Sub shall merge with and into Alussa and Alussa shall be the company that continues to have a separate legal identity with the identical legal personality as it had prior to the First Closing Date, without any change, modification or variance;

(b)    the separate corporate existence of Cayman Merger Sub shall cease and Cayman Merger Sub shall be struck-off by the Registrar of Companies of the Cayman Islands;

(c)     the rights, the property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of Alussa and Cayman Merger Sub, shall vest in Alussa and Alussa shall become liable for and subject, in the same manner as Cayman Merger Sub, to all mortgages, charges or security interests, and all contracts, obligations, claims, debts, and liabilities of Cayman Merger Sub;

(d)    each Alussa Ordinary Share issued and outstanding immediately prior to the Cayman Effective Time (other than those Alussa Ordinary Shares described in (e) and (f)) will, by virtue of the Cayman Merger and without any action on the part of the holders thereof, be converted into the right to receive one Pubco Ordinary Share and such Alussa Ordinary Share shall be automatically cancelled and extinguished;

(e)     each Dissenting Alussa Ordinary Share issued and outstanding immediately prior to the Cayman Effective Time held by a Dissenting Alussa Shareholder, if any, will, by virtue of the Cayman Merger and without any action on the part of the holders thereof, be cancelled and extinguished and each Dissenting Alussa Shareholder shall cease to have any rights with respect thereto except the right to be paid the fair value of such Dissenting Alussa Ordinary Share and such other rights as are granted by the Cayman Companies Act;

(f)     each Alussa Ordinary Share owned by Alussa as treasury shares immediately prior to the Cayman Effective Time, if any, will, by virtue of the Cayman Merger and without any action on the part of the holder thereof, be cancelled and extinguished without any conversion thereof or payment therefor; and

(g)     each ordinary share par value US$1.00 each of Cayman Merger Sub (a “Cayman Merger Sub Ordinary Share”) issued and outstanding immediately prior to the Cayman Effective Time will, by virtue of the Cayman Merger and without any action on the part of the holders thereof, be converted into the right to receive one Class A ordinary share of Alussa and such Cayman Merger Sub Ordinary Shares shall be automatically cancelled and shall be extinguished, following which all issued and outstanding Alussa Ordinary Shares will be held by Pubco.

If the Merger Proposal is approved by the requisite majority of shareholders at the Alussa Special Meeting and consummated, the Cayman Merger will be binding on all Alussa shareholders, irrespective of whether or not they attended the Alussa Special Meeting or voted in favor of, or against, the Cayman Merger.

The Plan of Merger is governed by the laws of the Cayman Islands.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“Resolution 2: The Merger Resolution

RESOLVED THAT, subject to and conditional upon the passing of resolutions 1 and 3 and as a special resolution, the plan of merger (substantially in the form attached to the accompanying proxy statement/prospectus as Annex C) be and is authorized, approved and adopted in all respects on behalf of the Company.”

Required Vote and Recommendation of the Board

The approval of the Merger Proposal will require a “Special Resolution” as set out above as a matter of Cayman Islands law. Abstentions and Broker Non-Votes will not be treated as votes cast and will, therefore, not have an effect on the outcome of the vote on the Merger Proposal. The Merger Proposal will not be submitted if the Business Combination Proposal is not approved.

THE ALUSSA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ALUSSA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER PROPOSAL.

THE SHARE ISSUANCE PROPOSAL

In connection with the Business Combination, Pubco proposes to carry out the following at Closing:

•        The issuance, pursuant to the Business Combination Agreement, of 28,750,000 Pubco Ordinary Shares to the holders of Alussa Class A Ordinary Shares;

•        The issuance, pursuant to the Business Combination Agreement, of 7,187,500 Pubco Ordinary Shares to the holders of Alussa Class B Ordinary Shares;

•        The issuance of up to 60,000,000 Pubco Ordinary Shares to the investors in the PIPE Investment, which will be consummated concurrently with the Closing.

NYSE Listed Company Manual Section 312.03(c) requires shareholder approval prior to the issuance of ordinary shares, in any transaction or series of transactions if such securities are not issued in a public offering for cash or certain bona fide private financings and (a) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such shares; or (b) the number of ordinary shares to be issued is, or will be upon the issuance, equal to or in excess of 20% of the number of ordinary shares outstanding before the issuance of the ordinary shares.

Alussa currently has 35,937,500 Ordinary Shares issued and outstanding, and Pubco will issue shares representing 20% or more of the number of Ordinary Shares prior to the issuance, or 20% or more of its voting power prior to the issuance, pursuant to the Business Combination Agreement.

Shareholder approval of the Share Issuance Proposal is also a condition to the Closing under the Business Combination Agreement.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLUTION 3: THE SHARE ISSUANCE RESOLUTION

“RESOLVED, THAT, subject to and conditional upon the passing of resolutions 1 and 2 and as an ordinary resolution, for the purposes of complying with applicable NYSE Listed Company Manual rules, the issuance of more than 20% of Pubco’s issued and outstanding ordinary shares, and 20% or more of the voting power of Pubco’s ordinary shares, in financing transactions in connection with the proposed Business Combination be and is approved in all respects.”

Required Vote and Recommendation of the Board

The approval of the Share Issuance Proposal will require an “Ordinary Resolution” as a matter of Cayman Islands law. Abstentions and Broker Non-Votes will not be treated as votes cast and, will, therefore not have an effect on the outcome of the vote on the Share Issuance Proposal. The Share Issuance Proposal will not be submitted if the Business Combination Proposal and the Merger Proposal are not approved.

THE ALUSSA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ALUSSA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE SHARE ISSUANCE PROPOSAL.

THE INCENTIVE PLAN PROPOSAL

Overview

The Incentive Plan Proposal — Alussa is asking its shareholders to approve the FREYR Battery 2021 Equity Incentive Plan (referred to elsewhere in this proxy statement as the “2021 Plan”). If the 2021 Plan, which will also be approved by Pubco, is approved by our shareholders, the 2021 Plan will become effective on the day of the Alussa Special Meeting. If the 2021 Plan is not approved by our shareholders, it will not become effective and no stock awards will be granted thereunder. The 2021 Plan is described in more detail below. This summary is qualified in its entirety by reference to the complete text of the 2021 Plan, a copy of which is attached to this proxy statement/prospectus as Annex D.

The 2021 Plan is intended to replace the FREYR Incentive Stock Option Plan, effective September 11, 2019 (the “2019 Plan”), which will be terminated in the business combination, effective as of and contingent upon the Closing. Following the Closing, no additional options will be granted under the 2019 Plan, although all outstanding options granted under the 2019 Plan immediately prior to the Closing will be assumed by us and continue to be subject to the terms and conditions as set forth in the agreements evidencing such stock awards and the terms of the 2019 Plan.

Reasons to Approve the 2021 Plan

The purpose of the 2021 Plan is to enhance our ability to attract, retain and incentivize employees, independent contractors and directors and promote the success of our business. We consider equity compensation to be a vital element of our compensation program and believe that the ability to grant stock-based awards at competitive levels is in the best interest of us and our shareholders. Our board of directors believes the 2021 Plan is critical in enabling us to grant stock awards as an incentive and retention tool as we continue to compete for talent.

Approval of the 2021 Plan by our shareholders is required, among other things, to comply with stock exchange rules requiring shareholder approval of equity compensation plans and allow the grant of incentive stock options under the 2021 Plan.

Description of the 2021 Plan

Set forth below is a summary of the material features of the 2021 Plan. The 2021 Plan is set forth in its entirety as Annex D to this proxy statement/prospectus, and all descriptions of the 2021 Plan contained in this Incentive Plan Proposal are qualified by reference to Annex D.

Purpose

The 2021 Plan is intended to (i) attract and retain the best available personnel to ensure our success and accomplish our goals; (ii) incentivize employees, directors and independent contractors with long-term equity-based compensation to align their interests with our shareholders, and (iii) promote the success of our business.

Types of Stock Awards

The 2021 Plan permits the grant of incentive stock options, nonstatutory stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), and stock bonus awards (all such types of awards, collectively, “stock awards”).

Share Reserve

Number of Shares

Subject to adjustments as set forth in the 2021 Plan, the maximum aggregate number of Pubco shares that may be issued under the 2021 Plan will be equal to 10% of the total aggregate number of Pubco shares issued and outstanding as of immediately after the Closing Date. The shares may be authorized, but unissued, or reacquired. Furthermore, subject to adjustments as set forth in the 2021 Plan, in no event will the maximum aggregate number of shares that may be issued under the 2021 Plan pursuant to incentive stock options exceed the number set forth above.

Lapsed Awards

Subject to all applicable laws, if all or any part of a stock award expires, lapses or is terminated, exchanged for or settled in cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, in any case, in a manner that results in Pubco acquiring shares covered by the stock award at a price not greater than the price (as adjusted pursuant to the 2021 Plan) paid by the participant for such shares or not issuing any shares covered by the stock award, the unused shares covered by the stock award will, as applicable, become or again be available for stock award grants under the 2021 Plan. The payment of dividend equivalents in cash in conjunction with any outstanding stock awards shall not count against the share limit set forth in the 2021 Plan. Notwithstanding anything to the contrary contained therein, the following shares shall not be added to the shares authorized for grant under the 2021 Plan and shall not be available for future grants of stock awards: (i) shares subject to a SAR that are not issued in connection with the stock settlement of the SAR on exercise thereof; and (ii) shares purchased on the open market with the cash proceeds from the exercise of stock options; and (iii) shares delivered (either by actual delivery or attestation) to Pubco by a participant to satisfy the applicable exercise or purchase price of a stock award and/or to satisfy any applicable tax withholding obligation with respect to a stock award (including shares retained by Pubco from the stock award being exercised or purchased and/or creating the tax obligation).

Assumption or Substitution of Awards by the Company.

The Plan Administrator (as defined below), from time to time, may determine to substitute or assume outstanding awards granted by another company, in connection with an acquisition, merger or consolidation of such other company, by either: (a) assuming such award under the 2021 Plan or (b) granting an award under the 2021 Plan in substitution of such other company’s award. Any awards that are assumed or substituted under the 2021 Plan will not reduce the number of shares authorized for grant under the Plan or authorized for grant to a participant in any fiscal year.

Eligibility

Employees, and independent contractors of us or our affiliates and our directors are all eligible to participate in the 2021 Plan. Incentive stock options may only be granted to employees. Immediately following the Closing, Pubco is expected to have approximately 130 employees, approximately 30 consultants and 8 non-employee directors who will be eligible to be granted stock awards under the 2021 Plan.

Administration

The 2021 Plan will be administered by the Pubco board of directors or a committee thereof, which committee will be constituted to satisfy applicable laws (the “Plan Administrator”). To the extent necessary to comply with applicable laws, awards granted to an officer or director of Pubco or any other person whose transactions in Pubco shares are subject to Section 16 of the Exchange Act (each, an “Insider”) must be approved by two or more “non-employee directors” of the board of directors (as defined in the regulations promulgated under Section 16 of the Exchange Act).

Subject to the terms of the 2021 Plan and the maximum number of shares for which issuance authority is delegated to the Plan Administrator by the general shareholders meeting, the Plan Administrator has the authority, in its discretion, to (i) determine the fair market value in accordance with the 2021 Plan; (ii) select the service providers to whom stock awards may be granted under the 2021 Plan; (iii) determine the number of shares to be covered by each stock award granted under the 2021 Plan; (iv) approve forms of stock award agreements for use under the 2021 Plan; (v) determine the terms and conditions, not inconsistent with the terms of the 2021 Plan, of any stock award granted thereunder; (vi) institute and determine the terms and conditions of an exchange program under the terms of the 2021 Plan (subject to shareholder approval); (vii) construe and interpret the terms of the 2021 Plan and stock awards granted pursuant to the 2021 Plan; (viii) correct any defect, supply any omission or reconcile any inconsistency in the 2021 Plan, any stock award or any stock award agreement; (ix) prescribe, amend and rescind rules and regulations relating to the 2021 Plan; (x) modify or amend each stock award (subject to the terms of the 2021 Plan); (xi) adjust performance goals applicable to a participant with respect to a stock award to take into account changes in applicable laws or in accounting or tax rules, or such other extraordinary events or circumstances; (xii) allow participants to satisfy tax withholding obligations in such manner as prescribed in the 2021 Plan; (xiii) authorize any person to execute on behalf of Pubco any instrument required to effect the grant of a stock award previously granted by the Plan Administrator; (xiv) allow a participant to defer the receipt of the payment of cash or the delivery of shares that would otherwise be due to such participant under a stock award; and (xv) make all other determinations deemed necessary or advisable for administering the 2021 Plan.

However, to the extent permitted by applicable law and listing requirements, our board of directors or a committee thereof may delegate to one or more of our officers who may be (but are not required to be) Insiders, the authority to (a) designate employees who are not Insiders to be recipients of stock awards and determine the number of shares subject to stock awards granted to such designated employees, subject to certain restrictions that are set forth in the 2021 Plan and (b) take any and all actions on behalf of the Pubco board of directors or a committee thereof other than any actions that affect the amount or form of compensation of Insiders or have material tax, accounting, financial, human resource or legal consequences to us or our affiliates.

Stock Options

Each stock option will be designated in the stock award agreement as either an incentive stock option (which is entitled to potentially favorable tax treatment for U.S. taxpayers) or a nonstatutory stock option. However, notwithstanding such designation, to the extent that the aggregate fair market value of the shares with respect to which incentive stock options are exercisable for the first time by the participant during any calendar year exceeds $100,000, such stock options will be treated as nonstatutory stock options. Incentive stock options may only be granted to employees.

The term of each stock option will be stated in the stock award agreement. In the case of an incentive stock option, the term will be 10 years from the date of grant or such shorter term as may be provided in the stock award agreement. Moreover, in the case of an incentive stock option granted to a participant who owns stock representing more than 10% of the total combined voting power of all classes of our stock or the stock of any of our affiliates, the term of the incentive stock option will be five years from the date of grant or such shorter term as may be provided in the stock award agreement.

The per share exercise price for the shares to be issued pursuant to exercise of a stock option will be determined by the Plan Administrator, subject to the following: in the case of an incentive stock option (i) granted to an employee who, at the time the incentive stock option is granted, owns stock representing more than 10% of the voting power of all classes of our stock or the stock of any of our affiliates, the per share exercise price will be no less than 110% of the fair market value per share on the date of grant; and (ii) granted to any other employee, the per share exercise price will be no less than 100% of the fair market value per share on the date of grant. Notwithstanding the foregoing, stock options (other than incentive stock options) may be granted with a per share exercise price of less than 100% of the fair market value per share on the date of grant as determined by the Plan Administrator in its sole discretion. The per share exercise price shall in all circumstances correspond to the accounting par value of the Pubco shares.

At the time a stock option is granted, the Plan Administrator will fix the period within which the stock option may be exercised and will determine any conditions that must be satisfied before the stock option may be exercised. The Plan Administrator will also determine the acceptable form of consideration for exercising a stock option, including the method of payment. In the case of an incentive stock option, the Plan Administrator will determine the acceptable form of consideration at the time of grant.

If a participant ceases to be a service provider due to death or “Disability” (as defined in the 2021 Plan) or other than for “Cause” (as defined in the 2021 Plan), his or her option may be exercised within such period of time as is specified in the stock award agreement to the extent that the stock option is vested on the date of termination (but in no event later than the expiration of the term of such stock option). In the absence of a specified time in the stock award agreement, to the extent vested as of a participant’s termination, the stock option will remain exercisable for twelve (12) months following a termination for death or Disability and three (3) months following a termination without Cause. Any outstanding stock option (including any vested portion thereof) held by a participant will immediately terminate in its entirety upon the participant being first notified of his or her termination for Cause and the participant will be prohibited from exercising his or her stock option from and after the date of such termination.

Stock Appreciation Rights (SARs)

The Plan Administrator will determine the terms and conditions of each SAR, including the exercise price for each SAR. Upon exercise of a SAR, a participant will receive payment from us in an amount determined by multiplying the difference between the fair market value of a share on the date of exercise over the exercise price by the number of shares with respect to which the SAR is exercised. SARs may be paid in cash, in shares of equivalent value, or in some combination thereof, as determined by the Plan Administrator. SARs are exercisable at the times and on the terms established by the Plan Administrator.

Restricted Stock and RSUs

Restricted stock awards are grants of Pubco shares that are subject to various restrictions, including restrictions on transferability and forfeiture provisions. Shares of restricted stock will vest and the restrictions on such shares will lapse in accordance with terms and conditions established by the Plan Administrator. Each RSU is a bookkeeping entry representing an amount equal to the fair market value of one Pubco share. Upon meeting the applicable vesting criteria, the participant will be entitled to receive a payout for his or her earned RSUs as determined by the Plan Administrator in the form of cash, shares, or a combination of both.

In determining whether restricted stock or RSUs should be granted, and/or the vesting schedule for such a stock award, the Plan Administrator may impose whatever conditions on vesting as it determines to be appropriate.

During the period of restriction, participants holding restricted stock may exercise full voting rights and will be entitled to receive all dividends and other distributions paid, in each case with respect to such shares unless the Plan Administrator determines otherwise. If any such dividends or distributions are paid in shares, the shares will be subject to the same restrictions, including, without limitation, restrictions on transferability and forfeitability, as the shares of restricted stock with respect to which they were paid.

During the vesting period, participants holding RSUs will hold no voting rights by virtue of such RSUs. The Plan Administrator may, in its sole discretion, award dividend equivalents in connection with the grant of RSUs that may be settled in cash, in shares of equivalent value, or in some combination thereof.

Stock Bonus Awards

A stock bonus award is an award of shares to an eligible person without a purchase price that is not subject to any restrictions. The Plan Administrator will determine the number of shares to be awarded to the participant under a stock bonus award. A stock bonus award may be paid in cash, whole shares, or a combination thereof, based on the fair market value of the shares subject to the stock bonus award on the date of payment, as determined in the sole discretion of the Plan Administrator.

Performance Awards

The Plan Administrator may grant stock options, SARs, restricted stock and RSUs that are subject to the satisfaction of specified performance criteria. The Plan Administrator determines the terms surrounding performance awards, including the required levels of performance with respect to specified business criteria (including any adjustment(s) thereto that will be applied in determining the achievement of such performance criteria), the corresponding amounts payable upon achievement of such levels of performance, and the termination and forfeiture provisions; provided that all performance criteria must be determined when the achievement of such criteria remains substantially uncertain.

The Plan Administrator in its discretion may make performance goals applicable to a participant with respect to a stock award, which may include any of the following criteria (or any other criteria determined by the Plan Administrator in its sole discretion): (1) sales or non-sales revenue; (2) return on revenues; (3) operating income; (4) income or earnings including operating income; (5) income or earnings before or after taxes, interest, depreciation and/or amortization; (6) income or earnings from continuing operations; (7) net income; (8) pre-tax income or after-tax income; (9) net income excluding amortization of intangible assets, depreciation and impairment of goodwill and intangible assets and/or excluding charges attributable to the adoption of new accounting pronouncements; (10) raising of financing or fundraising; (11) project financing; (12) revenue backlog; (13) gross margin; (14) operating margin or profit margin; (15) capital expenditures, cost targets, reductions and savings and expense management; (16) return on assets, return on investment, return on capital, or return on shareholder equity; (17) cash flow, free cash flow, cash flow return on investment, net cash provided by operations, or cash flow in excess of cost of capital; (18) performance warranty and/or guarantee claims; (19) stock price or total shareholder return; (20) earnings or book value per share; (21) economic value created; (22) pre-tax profit or after-tax profit; (23) strategic business criteria; (24) objective goals relating to divestitures, joint ventures, mergers, acquisitions and similar transactions; (25) objective goals relating to staff management, results from staff attitude and/or opinion surveys, staff satisfaction scores, staff safety, staff accident and/or injury rates, compliance, headcount, performance management, completion of critical staff training initiatives; (26) objective goals relating to projects; and (27) enterprise resource planning. Stock awards issued to participants may take into account other criteria (including subjective criteria).

Performance goals may differ from participant to participant, performance period to performance period and from stock award to stock award. Any criteria used may be measured, as applicable, (i) in absolute terms, (ii) in relative terms (including, but not limited to, any increase (or decrease) over the passage of time and/or any measurement against other companies or financial or business or stock index metrics particular to us), (iii) on a per share and/or share per capita basis, (iv) against the performance of us as a whole or against any of our affiliate(s), or a particular segment(s), a business unit(s) or a product(s) of us or individual project company, (v) on a pre-tax or after-tax basis, (vi) on a GAAP or non-GAAP basis, and/or (vii) using an actual foreign exchange rate or on a foreign exchange neutral basis.

Leaves of Absence/Transfer Between Locations

The Plan Administrator has the discretion to determine at any time whether and to what extent the vesting of stock awards will be suspended during any leave of absence; provided that in the absence of such determination, vesting of stock awards will continue during any paid leave and will be suspended during any unpaid leave (unless otherwise required by applicable laws). A participant will not cease to be an employee in the case of (i) any leave of absence approved by the participant’s employer or (ii) transfers between our locations or between us and any of our affiliates. If an employee holds an incentive stock option and such leave exceeds three months then, for purposes of incentive stock option status only, such employee’s service as an employee will be deemed terminated on the first day following such three month period and the incentive stock option will thereafter automatically treated for tax purposes as a nonstatutory stock option in accordance with applicable laws, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to a written company policy.

Nontransferability of Stock Awards

Unless determined otherwise by the Plan Administrator, a stock award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the participant, only by the participant. If the Plan Administrator makes a stock award transferable, such stock award will contain such additional terms and conditions as the Plan Administrator deems appropriate provided, however, that in no event may any stock award be transferred for consideration to a third-party financial institution.

Clawback/Recovery

The Plan Administrator may specify in a stock award agreement that the participant’s rights, payments, and/or benefits with respect to a stock award will be subject to reduction, cancellation, forfeiture, and/or recoupment upon the occurrence of certain specified events, in addition to any applicable vesting, performance or other conditions and restrictions of a stock award. Notwithstanding any provisions to the contrary under the 2021 Plan, a stock award granted under the 2021 Plan will be subject to any clawback policy as may be established and/or amended from time to time by us. The Plan Administrator may require a participant to forfeit or return to and/or reimburse us for all or a portion of the stock award and/or shares issued under the stock award, any amounts paid under the stock award, and any payments or proceeds paid or provided upon disposition of the shares issued under the stock award, pursuant to the terms of such company policy or as necessary or appropriate to comply with applicable laws.

Adjustment

In the event of a stock split, reverse stock split, stock dividend, combination, consolidation, recapitalization or reclassification of the shares, subdivision of the shares, a rights offering, a reorganization, merger, spin-off, split-up, repurchase, or exchange of our capital stock or other securities of us or other significant corporate transaction, or other change affecting our capital stock occurs, the Plan Administrator, in order to prevent dilution, diminution or enlargement of the benefits or potential benefits intended to be made available under the 2021 Plan, will, in such manner as it may deem equitable, adjust the number, kind and class of securities that may be delivered under the 2021 Plan and/or the number, class, kind and price of securities covered by each outstanding stock award; provided that all such adjustments will be made in a manner that does not result in taxation under Section 409A of the Internal Revenue Code (“Section 409A”).

Dissolution or Liquidation

In the event of the proposed winding up, dissolution or liquidation of Pubco, the Plan Administrator will notify each participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised or settled, a stock award will terminate immediately prior to the consummation of such proposed action.

Corporate Transaction

In the event of (i) a transfer of all or substantially all of our assets, (ii) a merger, consolidation or other capital reorganization or business combination transaction of us with or into another corporation, entity or person, (iii) the consummation of a transaction, or series of related transactions, in which any person becomes the beneficial owner directly or indirectly, of more than 50% of our then outstanding capital stock, or (iv) a “Change in Control” (as defined in the 2021 Plan) each outstanding stock award (vested or unvested) will be treated as the Plan Administrator determines, which determination may provide for one or more of the following: (a) the continuation of such outstanding stock awards (if we are the surviving corporation); (b) the assumption of such outstanding stock awards by the surviving corporation or its parent; (c) the substitution by the surviving corporation or its parent of new stock options or other equity awards for such stock awards; (d) the cancellation of such stock awards in exchange for a payment to the participants equal to the excess of (1) the fair market value of the shares subject to such stock awards as of the closing date of such corporate transaction over (2) the exercise price or purchase price paid or to be paid (if any) for the shares subject to the stock awards; provided, that, if the exercise price or purchase price for such stock awards equals or exceeds the fair market value of the shares subject to such stock awards, then the stock awards may be terminated without payment (provided further, that such payment may be subject to the same conditions that apply to the consideration that will be paid to holders of shares in connection with the transaction, subject to applicable law); (e) the full or partial acceleration of exercisability or vesting and accelerated expiration of an outstanding stock award and lapse of our right to repurchase or re-acquire shares acquired under a stock award or lapse of forfeiture rights with respect to shares acquired under a stock award; or (f) the opportunity for participants to exercise their stock options prior to the occurrence of the corporate transaction and the termination (for no consideration) upon the consummation of such corporate transaction of any stock options not exercised prior thereto.

Change in Control

A stock award may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control as may be provided in the stock award agreement for such stock award or as may be provided in any other written agreement between us or any of our affiliates and the participant, but in the absence of such provision, no such acceleration will occur.

Amendment, Termination and Duration of the 2021 Plan

If approved by our shareholders, the 2021 Plan will continue in effect for a term of 10 years measured from the board approval date, unless terminated earlier under the terms of the 2021 Plan. The Plan Administrator may at any time amend, alter, suspend or terminate the 2021 Plan.

U.S. Federal Tax Aspects

A participant who receives a stock option or SAR will not have taxable income upon the grant of the stock option or SAR. For nonstatutory stock options and SARs, the participant will recognize ordinary income upon exercise in an amount equal to the excess of the fair market value of the shares over the exercise price — the appreciation value — on the date of exercise. Any additional gain or loss recognized upon any later disposition of the shares generally will be long-term or short-term capital gain or loss, depending on whether the shares are held for more than one year.

The purchase of shares upon exercise of an incentive stock option will not result in any taxable income to the participant, except for purposes of the alternative minimum tax. Gain or loss recognized by the participant on a later sale or other disposition of the shares will be capital gain or loss and/or ordinary income depending upon whether the participant holds the shares transferred upon exercise for a specified period. If the shares are held for the specified period, any gain generally will be taxed at long-term capital-gain rates. If the shares are not held for the specified period, generally any gain up to the excess of the fair market value of the shares on the date of exercise over the exercise price will be treated as ordinary income. Any additional gain generally will be taxable at long-term or short-term capital-gain rates, depending on whether the participant held the shares for more than one year after the exercise date.

A participant who receives restricted stock will not have taxable income upon until vesting unless the participant timely files an election under Section 83(b) of the Internal Revenue Code to be taxed at the time of grant. The participant will recognize ordinary income equal to the fair market value of the shares at the time of vesting less the amount paid for such shares (if any) if no such election is made. Any additional gain or loss recognized upon any later disposition of the shares generally will be long-term or short-term capital gain or loss, depending on whether the shares are held for more than one year. If a participant timely files a Section 83(b) election, the participant will recognize ordinary income equal to the fair market value of the shares at the time of purchase or grant less the amount paid for such shares (if any).

A participant who receives RSUs will not have taxable income upon grant of the stock award; instead the participant will be taxed upon settlement of the stock award. The participant will recognize ordinary income equal to the fair market value of the shares or the amount of cash received by the participant. In addition, Section 409A imposes certain restrictions on deferred compensation arrangements. Stock awards that are treated as deferred compensation under Section 409A are intended to meet the requirements of this section of the Internal Revenue Code.

Prior to the delivery of any shares or cash pursuant to a stock award (or exercise thereof) or prior to any time the stock award or shares are subject to taxation or other tax-related items, we and/or the participant’s employer will have the power and the right to deduct or withhold, or require a participant to remit to us, an amount sufficient to satisfy any tax-related items or other items that are required to be withheld or deducted or otherwise applicable with respect to such stock award.

The Plan Administrator may, at its discretion and pursuant to such procedures as it may specify from time to time, permit a participant to satisfy such withholding or deduction obligations or any other tax-related items, in whole or in part by (without limitation) paying cash, electing to have us withhold otherwise deliverable cash or shares, or delivering to us already-owned shares; provided that, unless the Plan Administrator permits otherwise, any proceeds derived from a cashless exercise must be an approved broker-assisted cashless exercise or the cash or shares withheld or delivered must be limited to avoid financial accounting charges under applicable accounting guidance or shares must have been previously held for the minimum duration required to avoid financial accounting charges under applicable accounting guidance. The fair market value of the shares to be withheld or delivered will be determined based on such methodology that we deem to be reasonable and in accordance with applicable laws.

We will be entitled to a tax deduction in connection with a stock award under the 2021 Plan only in an amount equal to the ordinary income realized by the participant and at the time the participant recognizes the income. Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation that we may deduct as a business expense in any year with respect to certain of our most highly paid executive officers. While the Plan Administrator considers the deductibility of compensation as one factor in determining executive compensation, the Plan Administrator retains the discretion to award and pay compensation that is not deductible as it believes that it is in the best interests of our shareholders to maintain flexibility in our approach to executive compensation and to structure a program that we consider to be the most effective in attracting, motivating and retaining key employees.

New Plan Benefit

The 2021 Plan does not provide for set benefits or amounts of awards, but in connection with the Business Combination, FREYR has committed to grant cash-settled stock appreciation rights in Pubco under the 2021 Plan, subject to receipt of any approvals required under applicable law and subject to the occurrence of the Closing, as described below. Otherwise future awards to directors, executive officers, employees and consultants under the 2021 Plan will be discretionary.

2021 Equity Incentive Plan

Name and Principal Position	Dollar value ($)	Number of Units
Tom Einar Jensen Chief Executive Officer		850,000
Steffen Føreid Chief Finance Officer		100,000
Einar Kilde Executive Vice President Projects		100,000
Ryuta Kawaguchi Chief Technical Officer		100,000
Executive Group		1,750,000
Non-Executive Director Group	—	300,000
Non-Executive Officer Employee Group	—	—

Equity Compensation Plan Information

As of December 31, 2020, Alussa did not maintain any equity compensation plans.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“Resolution 4: The Incentive Plan Resolution

RESOLVED THAT, as an ordinary resolution and conditioned upon the passing of resolutions 1, 2 and 3, the adoption by Pubco of its 2021 equity incentive plan (substantially in the form attached to the accompanying proxy statement/prospectus, as Annex D) be and is authorized, approved and adopted in all respects.”

Required Vote and Recommendation of the Board

The approval of the Incentive Plan Proposal will require an “Ordinary Resolution” as a matter of Cayman Islands law. Abstentions and Broker Non-Votes will not be treated as votes cast and will, therefore, not have an effect on the outcome of the vote on the Incentive Plan Proposal. The Incentive Plan Proposal will not be submitted if the Business Combination Proposal, the Merger Proposal and the Share Issuance Proposal are not approved.

THE ALUSSA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ALUSSA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

THE ADJOURNMENT PROPOSAL

The Adjournment Proposal allows Alussa’s board of directors to submit a proposal to adjourn the Alussa Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event, based on the tabulated votes, there are not sufficient votes to authorize Alussa to consummate the Business Combination and each other matter to be considered at the Alussa Special Meeting or if holders of the Shares have elected to redeem an amount of shares such that the Minimum Cash Condition would not be satisfied. In no event will Alussa solicit proxies to adjourn the Alussa Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under the Alussa Articles and Cayman Islands law. The purpose of the Adjournment Proposal is to provide more time for the Alussa Initial Shareholders, FREYR and the FREYR shareholders to make purchases of Public Shares or other arrangements that would increase the likelihood of obtaining a favorable vote on the Business Combination Proposal and the other proposals to be voted upon at the Alussa Special Meeting and to meet the requirements that are necessary to consummate the Business Combination. See the section titled “The Business Combination Proposal — Interests of Alussa Directors and Officers in the Business Combination.”

In addition to an adjournment of the Alussa Special Meeting upon approval of the Adjournment Proposal, the board of directors of Alussa is empowered under Cayman Islands law to postpone the meeting at any time prior to the meeting being called to order. In such event, Alussa will issue a press release and take such other steps as it believes are necessary and practical in the circumstances to inform its shareholders of the postponement.

Consequences if the Adjournment Proposal is not Approved

If the Adjournment Proposal is presented to the Alussa Special Meeting and is not approved by the shareholders, Alussa’s board of directors may not be able to adjourn the Alussa Special Meeting to a later date in the event, based on the tabulated votes, there are not sufficient votes at the time of the Alussa Special Meeting to approve the proposals. In such event, the Business Combination would not be completed.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLUTION 5: THE ADJOURNMENT RESOLUTION

“RESOLVED THAT, as an ordinary resolution, this meeting stands adjourned sine die to a later date or dates to be determined by the chairman of the meeting for consideration of the business left unfinished at this meeting.”

Required Vote and Recommendation of the Board

The approval of the Adjournment Proposal will require an “Ordinary Resolution” as a matter of Cayman Islands law. Abstentions and Broker Non-Votes will not be treated as votes cast and, therefore, not have an effect on the outcome of the vote on the Adjournment Proposal. Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.

THE ALUSSA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ALUSSA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL, IF PROPOSED.

INFORMATION RELATED TO PUBCO

Information, Name and Offices

Pubco is a Luxembourg corporation in the form of a public limited company (societé anonyme) that was formed on January 20, 2021 with an issued share capital of $40,000 consisting of 40,000 redeemable shares. Pubco is governed by the Luxembourg Company Law as well as by its articles of association. Pubco is registered in the Luxembourg Trade and Companies Register under number B251199 and under the legal name FREYR Battery.

Pubco’s registered office is at 412F, Route D’Esch, L-2086 Luxembourg, Grand Duchy of Luxembourg. Pubco’s telephone number at its principal operational office is 00 352 46 61 11 3721.

Business

Pubco was formed for the purpose of effecting the Business Combination. Prior to the Business Combination, it will not have any operations or revenues.

Fiscal Year

Pubco’s fiscal year is the calendar year, ending on December 31.

Sole Shareholder

Alussa Energy Sponsor LLC is currently the only shareholder of Pubco. As a result of the Business Combination, shareholders of Alussa and FREYR will become shareholders of Pubco and the Pubco redeemable shares will be redeemed for $40,000 and cancelled.

OTHER INFORMATION RELATED TO ALUSSA

References in this section to “Alussa”, “we”, “our”, “us” or “the Company” refer to Alussa Energy Acquisition Corp., a Cayman Islands exempted company.

Introduction

Alussa was incorporated on June 13, 2019 in order to serve as a vehicle for the acquisition of a target business. Alussa’s efforts to identify a prospective target business were not limited to any particular industry or geographic region. Prior to executing the Business Combination Agreement with FREYR, Alussa’s efforts were limited to organizational activities, completion of its IPO and the evaluation of possible business combinations.

In June 2019, the Sponsor purchased an aggregate of 5,750,000 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.004 per share. In October 2019, Alussa declared a share dividend satisfied by way of issuance of 0.125 of a share for each ordinary share in issue, and in November 2019, Alussa declared a share dividend satisfied by way of issuance of 0.111111 of a share for each ordinary share in issue, resulting in the Sponsor holding an aggregate of 7,187,500 Founder Shares. As a result of the underwriters’ election to exercise their over-allotment option in full on December 5, 2019, 937,500 Founder Shares were no longer subject to forfeiture and all 7,187,500 Founder Shares remained outstanding.

Initial Public Offering

On November 29, 2019, Alussa consummated its IPO of 25,000,000 Alussa Units, each Alussa Unit consisting of one Class A ordinary share and one-half of one Alussa Public Warrant, each whole Alussa Public Warrant entitling the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. The Alussa Units were sold at an offering price of $10.00 per Alussa Unit, generating gross proceeds of $250,000,000. On December 5, 2019, Alussa consummated the sale of an additional 3,750,000 Alussa Units that were subject to the underwriters’ over-allotment option, for aggregate additional proceeds of $37,500,000. BTIG acted as the representative of the underwriters for the IPO. The Class A ordinary shares and Alussa Warrants comprising the Alussa Units commenced separate trading on January 10, 2020.

Simultaneously with each of the consummation of the IPO and the exercise of the over-allotment option, Alussa consummated a private placement of an aggregate of 8,750,000 warrants to the Sponsor, an affiliate of Alussa’s directors and officers and their respective designees. The Private Placement Warrants were sold at an offering price of $1.00 per warrant, generating gross proceeds of $8,750,000. The Private Placement Warrants are identical to the Alussa Warrants sold in the IPO except that, so long as they are held by the Sponsor or its permitted transferees, (i) they will not be redeemable by Alussa, (ii) they (including the Class A ordinary shares issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until 30 days after the completion of Alussa initial business combination and (iii) they may be exercised by the holders on a cashless basis.

Offering Proceeds Held in Trust

The net proceeds from the IPO (including the exercise of the over-allotment option), plus the net proceeds from the private placement of Private Placement Warrants, or an aggregate of $287,500,000, was placed in a Trust Account at JPMorgan Chase Bank, N.A., with Continental Stock Transfer & Trust Company acting as trustee.

Except as described in the prospectus for Alussa’s IPO and in the section titled “Alussa’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” these proceeds will not be released until the earlier of the completion of an initial business combination and Alussa’s redemption of 100% of the outstanding Public Shares upon its failure to consummate a business combination within the required time period.

Fair Market Value of Target Business

The target business or businesses that Alussa acquires must collectively have a fair market value equal to at least 80% of the balance of the funds in the Trust Account at the time of the execution of a definitive agreement for its initial business combination, although Alussa may acquire a target business whose fair market value significantly exceeds 80% of the Trust Account balance. Alussa’s board of directors determined that this test was met in connection with the proposed Business Combination with FREYR.

Shareholder Approval of Business Combination

Under the Alussa Articles, where Alussa seeks shareholder approval of an initial business combination at a meeting called for such purpose, Public Shareholders have the right to request that Alussa redeem their Public Shares, regardless of whether they vote for or against the proposed business combination, subject to the limitations described in the prospectus for Alussa’s IPO. Accordingly, in connection with the Business Combination with FREYR, the Alussa Public Shareholders may seek to have their Public Shares redeemed in accordance with the procedures set forth in this proxy statement/prospectus.

Voting Restrictions in Connection with the Meeting

In connection with any vote for a proposed business combination, including the vote with respect to the Business Combination Proposal, Encompass Capital Master Fund LP and Encompass Capital E L Master Fund L.P., all of the Alussa Initial Shareholders, as well as all of its officers and directors, have each separately agreed with Alussa and FREYR to vote the Founder Shares (as applicable), as well as any ordinary shares acquired in the aftermarket, in favor of such proposed business combination.

No directors or officers of Alussa have purchased any securities of Alussa in any open market transactions. However, at any time prior to the Alussa Special Meeting, during a period when they are not then aware of any material nonpublic information regarding Alussa or its securities, the Alussa Initial Shareholders, FREYR or FREYR’s shareholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase such shares from them in the future, or they may enter into transactions with such persons and others to provide them with incentives to acquire Alussa Ordinary Shares or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the Business Combination be approved where it appears that such requirements would otherwise not be met. All shares repurchased by Alussa’s affiliates pursuant to such arrangements would be voted in favor of the proposed Business Combination. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder.

Sponsor Loan

The Sponsor may make working capital loans of to Alussa (including pursuant to the Loan Note), of which up to $1,500,000 may be converted into warrants of Alussa, at the price of $1.00 per warrant at the option of the Sponsor. Alussa may use a portion of working capital held outside the Trust Account to repay such loaned amounts to the Sponsor or its affiliates in relation to the Business Combination. On April 6, 2021, Alussa borrowed $1,500,000 under the Loan Note, and on April 30, 2021, the Sponsor exercised its option to convert this loan to 1,500,000 warrants.

Liquidation if No Business Combination

Under the Alussa Articles, if Alussa does not complete the Business Combination with FREYR or another initial business combination by November 29, 2021, Alussa will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares for a pro rata portion of the funds held in the Trust Account (estimated to be approximately $10.08 per share as of the Record Date) and (iii) as promptly as reasonably possible following such Redemption, subject to the approval of Alussa’s remaining shareholders and its board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to Alussa’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. At such time, the Alussa Warrants will expire. Holders of Alussa Warrants will receive nothing upon a liquidation with respect to such securities and they will be worthless.

Each of Alussa’s Initial Shareholders has agreed to waive its rights to participate in any distribution from the Trust Account or other assets with respect to the Founder Shares. There will be no distribution from the Trust Account with respect to the Alussa Warrants, which will expire worthless if Alussa is liquidated.

The proceeds deposited in the Trust Account could, however, become subject to the claims of Alussa’s creditors which would be prior to the claims of the Alussa Public Shareholders. Although Alussa has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses Alussa has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, and although Alussa will seek such waivers from vendors it engages in the future, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the Trust Account notwithstanding such agreements. Accordingly, the actual per-share Redemption Price could be less than $10.08, plus interest, due to claims of creditors. Additionally, if Alussa is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Alussa’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Alussa’s shareholders. To the extent any bankruptcy claims deplete the Trust Account, Alussa cannot assure you it will be able to return to the Alussa Public Shareholders at least $10.00 per share. Alussa Public Shareholders are entitled to receive funds from the Trust Account only in the event of its failure to complete a business combination within the required time periods or if the shareholders properly seek to have Alussa redeem their respective Public Shares for cash upon a business combination which is actually completed by Alussa or if Alussa seeks to make certain amendments to its amended and restated memorandum and articles of association. In no other circumstances does a shareholder have any right or interest of any kind to or in the Trust Account.

Facilities

Alussa does not own any real estate or other physical properties materially important to its operation. Alussa’s registered office is located at PO Box 500, 71 Fort Street, Grand Cayman KY1-1106, Cayman Islands. Alussa considers its current office space, combined with the other office space otherwise available to its executive officers, adequate for its current operations. Upon consummation of the Business Combination, the principal executive offices of Pubco will be located at 412F, Route D’Esch, L-2086 Luxembourg, Grand Duchy of Luxembourg, and its telephone number will be 00 352 46 61 11 3721.

Employees

Alussa has four executive officers. Aside from Daniel Barcelo, Alussa’s Chief Executive Officer, who devotes his full time to Alussa’s affairs, members of Alussa’s management team are not obligated to devote any specific number of hours to Alussa’s matters but they intend to devote as much of their time as they deem necessary to Alussa’s affairs until Alussa has completed its initial business combination.

Immediately after the Closings, Alussa will continue to exist as a wholly-owned subsidiary of Pubco. Pubco’s board of directors may, however, in its judgment, determine to dissolve Alussa at any time.

Alussa’s Current Directors and Executive Officers

Alussa’s current directors and executive officers are as follows:

Name	Age (As of March 1, 2021)	Title
James Musselman	73	Chairman of the Board and Director
Daniel Barcelo	51	Chief Executive Officer, President, Secretary and Director
Sarah James	38	Chief Financial Officer
Nick De’Ath	72	Chief Technology Officer
Mavriky Kalugin	47	Chief Operating Officer
W. Richard Anderson	67	Director
German Curá	58	Director
Maurice Dijols	69	Director
John Wu	50	Director
Abdel Badwi	73	Director

James Musselman, a Director and our Chairman since inception, founded Dallas-based Caelus Energy, LLC in 2011 and brings a track record of leading successful oil and gas ventures to the company. In 2014, Caelus Energy and its subsidiaries acquired the Oooguruk development located on Alaska’s North Slope. Oooguruk has produced over 27 MMBO since it began production in 2008. Prior to establishing Caelus Energy, in 2003, Mr. Musselman was one of five founding partners of Kosmos Energy Ltd (NYSE:KOS), and he was Chairman and Chief Executive Officer of the Kosmos until 2010. Under Mr. Musselman’s leadership, Kosmos’ Mahogany-1 exploration well discovered the Jubilee Field offshore the Republic of Ghana in 2007. The Jubilee Field was regarded as an important oil discovery offshore of West Africa and was one of the largest finds in the world in 2007. Kosmos and its company partners developed the Jubilee Field and delivered first oil in late 2010. Before leading Kosmos Energy, Mr. Musselman was President and Chief Executive Officer of Triton Energy Limited (NYSE:OIL), an independent international oil and gas exploration and production company. Mr. Musselman secured a $350 million private equity infusion for Triton that enabled the company to pursue oil and gas ventures offshore West Africa. The company made several significant oil discoveries offshore Equatorial Guinea, including the Ceiba oil field, which was quickly developed. The company also discovered and developed several major natural gas fields in the Malaysia/Thailand Joint Development Area in the Gulf of Thailand. Triton was sold to Hess Corporation (NYSE:HES) in 2001 for $3.2 billion. After the sale, Mr. Musselman served as a Senior Advisor to Hess Chairman and Chief Executive Officer, John Hess. Previously, Mr. Musselman was Founder and Operator of JM Petroleum Corp., a crude oil gathering and purchasing company with more than $1 billion in annual sales. He later sold the company to Wesray Capital Corporation. Following the sale of JM Petroleum Corporation, Mr. Musselman assembled an influential investor coalition that secured the first Class 1 horserace license in the Dallas/Fort Worth area. After the license award, he led the design, construction and initial operation of the Lone Star Park racetrack facility in Grand Prairie, Texas. Mr. Musselman began his career practicing law at Strother, Davis, Musselman and Hill, with responsibility for oil and gas financing. He is a graduate of Duke University and the University of Texas School of Law. Mr. Musselman is well qualified to serve as a Director due to his extensive operational and investing experience in international energy markets.

Daniel Barcelo, Alussa’s Chief Executive Officer, President, Secretary and a Director since inception, has over 25 years of experience in international energy finance and emerging markets. Mr. Barcelo brings experience encompassing executive management, portfolio management, capital markets, corporate restructuring, valuation, deal origination and structuring. Prior to founding Alussa Energy in 2019, he was a Director of Research and Portfolio Manager at Moore Capital Management from 2008 to 2011 and an equity research analyst with Lehman Brothers from 1998 to 2004, Bank of America from 2004 to 2008, and Managing Director and Head of Oil & Gas at Renaissance Capital in Moscow, Russia from 2011 to 2012. His corporate experience includes small cap E&P start-up and restructuring in complicated geo-markets including executive roles as Chief Financial Officer of Ruspetro plc in Russia from 2012 to 2014, Head Corporate Finance of Lekoil Limited in Nigeria from 2015 to 2016 and co-founder, Director and Chief Financial Officer of Invicti Terra Argentina Limited in Argentina from 2017 to 2019. He is a graduate of Syracuse University with a Bachelor of Science in Finance and is also a CFA charterholder. Mr. Barcelo is well-qualified to serve as a Director due to his extensive experience in international energy finance and emerging markets.

Sarah James, Alussa’s Chief Financial Officer since July 2020, served as a vice president of finance and business development at Caelus Energy Alaska, LLC, a private company specializing in oil and gas exploration and production, from February 2013 to April 2020. Ms. James oversaw the company’s business development strategy, debt and equity fundraising and ongoing financial reporting functions. From January 2008 to August 2010, she served as a private equity associate at Riverstone Holdings, LLC, a private equity firm that specializes in the energy industry and electrical power industry sectors. Prior to that, Ms. James served as an analyst at JPMorgan Securities, Inc., in the diversified industrials and natural resources group. Ms. James holds a Bachelor of Arts degree in Economics and English from Duke University and a Master of Business Administration and Master of Science: School of Earth Sciences from Stanford University.

Nicholas ‘Nick’ De’Ath MBE, Alussa’s Chief Technology Officer since July 2019, has over 45 years management experience in the Upstream Oil and Gas Industry. This has included 21 years at BP Exploration, a subsidiary of BP (NYSE:BP) as Chief Geologist in the North Sea from 1983 to 1986, General Manager of Colombia (where he was instrumental in the Cusiana discovery; the largest discovery in the 80 year history of the Colombian oil industry and the largest in the Western Hemisphere in 25 years) from 1986 to 1991, and President for Exploration in Mexico from 1991 to 1992. His leadership achieved an Advanced 3* ISRS (Intl. Safety Rating System) within two years, in the manner in which the BP Colombia operation was conducted. From 1993 to 1998 Mr. De’Ath also helped build a global Exploration and Production portfolio at Triton Energy Limited (NYSE:OIL) which subsequently resulted in major oil discoveries offshore Equatorial Guinea. He was instrumental in forming the Carigali-Triton Op. Co (CTOC) in the Gulf of Thailand (the Malaysia-Thailand Joint Development Area-MTJDA), which included the initial appraisal of the Cakerawala Gas complex. In 1999, he was also a member of the Strategic Risk Group at PwC, the global assurance, tax and consulting services provider. He also focused on reservoir management in developing and production oil and gas fields in the Former Soviet Union, serving as chief reservoir geologist for Yukos Oil Company in Moscow from 2003 to 2004 and various positions for TNK-BP, a major vertically integrated Russian oil company, in Moscow, latterly as Director Subsurface Assurance from 2006 to 2011. Mr. De’Ath graduated from University College, London University with a B.Sc. (Hons) Geology. He was awarded the MBE (Member of the British Empire) in 1990 by Queen Elizabeth II for Commercial Services to Colombia.

Mavriky Kalugin, Alussa’s Chief Operating Officer since July 2019, most recently served as Executive Vice President of Upstream and Deputy Board Chairman of Ukrnafta, an Ukrainian oil and gas company based in Kiev, a position he previously held from January 2016 to April 2021. He is an international operations executive delivering results in difficult exploration and production environments to solve tough oil field challenges. He has developed a reputation for reservoir and production engineering and a deep commitment to Health, Safety and Environment management. His multidisciplinary team leadership, business planning, strategic organizational capability planning/resourcing, greenfield development and brownfield redevelopment has been gained through personnel development in multi-language, multi-cultural, and multi-discipline organizations in major international and independent E&P companies. Over the past 22 years his progressively more senior roles have evolved through ARCO and ConocoPhillips (NYSE:COP) as reservoir/production/development engineer on Alaska’s North Slope from 1997 to 2003; as senior production/reservoir engineer with Occidental (NYSE:OXY) Elk Hills in California’s San Joaquin Valley from 2003 to 2004; with TNK-BP, via secondment from BP (LSE:BP), in Volga-Urals and West Siberia as Gas Enhanced Oil Recovery technology manager and deputy director, Brownfields Production Technology from 2004 to 2008; Cairn India as general manager, Reservoir Management & Development/Production Optimization from 2008 to 2013; country manager for Petrofac Integrated Energy Services Russia from 2013 to 2014 and country manager/Chief Operating Officer in Romania from 2014 to 2015.

W. Richard Anderson, a Director since November 2019, has been Chief Executive Officer of SOMA Oil and Gas, with exploration license interests in deep water, offshore Somalia. Mr. Anderson has over 40 years’ experience in the financial aspects of energy related companies, and started his career in audit with PricewaterhouseCoopers, followed by 16 years as a managing and tax partner of Hein & Associates LLP focused on mergers and acquisitions, cross-border transactions and numerous initial and secondary public offerings. From December 1998 to August 2007, he was President and Chief Executive Officer of Prime Natural Resources, Inc. an independent oil and gas exploration and production company, active in the U.S., South America and Kurdistan. From 2008 to 2015 he was Chief Financial Officer of Eurasia Drilling Company Ltd (LSE:EDCL), a large oil and gas drilling company in Russia. Mr. Anderson led the company in various executive and director capacities from its initial public offering in 2007 to a privatization in 2015. For the past 25 years, Mr. Anderson has also been a Director of various public companies in the energy, exploration and resource extraction industries, assisting companies with initial public offerings and debt issuances, sourcing of other third party financing, reorganizations, trade sales, pay outs of special dividends, issuing special awards to management teams and conducting internal investigations with the assistance of outside counsel and forensic accountants. His involvement has frequently been on Audit Committees and as Chairman of the Audit Committee. From April 2014 to April 2019 he has served as a Director and Chairman of the Compensation Committee of Gulf Marine Services (LON: GMS); from August 2008 to the present as a Director of Eurasia Drilling Company Limited and member of the Audit Committee (LON: EDCL) and from December 2013 to the present as a Director of SOMA Oil and Gas. Mr. Anderson’s professional qualifications include membership in the AICPA, Texas Society of Certified Public Accountants, Houston Chapter of Texas Society of CPAs and the Society of Exploration Geophysicists. Mr. Anderson graduated from the University of Colorado, magna cum laude, in 1978 and then obtained a masters in taxation from the University of Denver in 1985. Mr. Anderson is well qualified to serve as a Director due to his extensive operational, public company director and finance experience in the energy, exploration and resource extraction industries.

German Curá, a Director since November 2019, is a member of the Board of Directors of Tenaris (NYSE:TS), a global manufacturer of steel pipes, mainly to the energy industry and also holds the position of Vice Chairman of the board of directors of Tenaris, since 2018. He served as president of Tenaris’ operations in North America from 2006 to 2018. He was first employed by Siderca, an Argentine subsidiary of Tenaris, in 1988. Previously, he served as Siderca’s exports director, Tenaris’ Mexican subsidiary Tamsa’s exports director and commercial director, sales and marketing manager of Tenaris’s Middle East subsidiary, president of Algoma Tubes, president and Chief Executive Officer of Maverick Tubulars and president and Chief Executive Officer of Hydril, director of the Oilfield Services global business unit and Tenaris commercial director. He was also a member of the board of directors of American Petroleum Institute (API) from 2008 to 2009 and currently serves as a member of the Board of Directors of the American Iron and Steel Institute (AISI) since 2018 and of Deep Ocean AS, a Norway based subsea construction company since 2018. He holds a degree in Marine Engineering from the Instituto Tecnológico de Buenos Aires and an M.B.A. from the Massachusetts Institute of Technology. Mr. Curá is well qualified to serve as a Director due to his extensive operational and executive experience in the steel and energy industries.

Maurice Dijols, a Director since November 2019, has been with Schlumberger (NYSE:SLB) for 34 years, most recently serving as the President of Russia Operations from 2003 to 2011. As President of North Central Europe & the Commonwealth of Independent States (“CIS”) of Schlumberger Sema from 2001 to 2003, he provided strategic direction for Schlumberger’s business operations in France, Switzerland, Belgium, UK, Ireland, Germany, Netherlands, Scandinavia, Eastern Europe and the CIS. Previously Mr. Dijols held a variety of executive positions, including Chief Information Officer of Schlumberger Limited; as the President of Schlumberger Oilfield Services North and South America. Prior to this, he held senior executive positions with Schlumberger Oilfield Services, including President of Wireline & Testing, Personnel Director for Oilfield Services and President of Wireline & Testing Operations in North America. From June 2015, he has been the Chairman of The Supervisory Board at Petro Welt Technologies AG (C.A.T. Oil AG). Previous non-executive Director positions include: Eurasia Drilling Company from 2011 to 2015, Ruspetro PLC from 2013 to 2016, Bashneft from 2015 to 2016 and IG Seismic Services Limited from 2012 to 2016. He is a graduate of the Ecole d’Ingenieurs de Marseille and the Ecole Superieure d’Electricite de Paris. Mr. Dijols is well qualified to serve as a Director due to his extensive operational and executive experience in the energy and resource extraction industries.

John Wu, a Director since November 2019, is a seasoned entrepreneur and alternative investment executive with over twenty years of experience investing in technology, media, telecom, and FinTech companies. He has a track record in long/short equity investing in developed and emerging markets. In addition, he has experience investing in macro assets as well as structuring derivative products and developing risk management tools. From 2018 to 2019 he was an officer of Thunder Bridge Acquisition, Ltd. (NASDAQ: TBRG), a blank check company which in July 2019 consummated its initial business combination with Hawk Parent Holdings, LLC, or Repay, an omnichannel payments technology provider for approximately $580.7 million in total consideration, following which Thunder Bridge changed its name to Repay Holdings Corporation, and its common stock and warrants began trading on the Nasdaq Stock Market, and current Chief Investment Officer of Thunder Bridge Acquisition II, Ltd. (NASDAQ:THBR), a blank check company which in August 2019 completed its initial public offering for $345 million in aggregate proceeds deposited into its trust account, and is in the process of searching for an initial business combination. Currently, Mr. Wu is president of Ava Labs, a FinTech/block chain software company in the alternatives space, as well as an officer of Thunder Bridge Acquisition II, Ltd, a blank check company currently in registration which will seek an initial business combination in the financial services industry. From 2018 to 2019, Mr. Wu served as the Chief Executive Officer of the Digital Assets Group of SharesPost, overseeing its expansion into digital securities and building an ecosystem around its technology and compliance platform. SharesPost provides global liquidity for private growth company securities, allowing issuers and investors to use its existing Alternative Trading System to invest and trade in aftermarket digital securities in compliance with U.S. laws and regulations. Mr. Wu also serves as the Chief Executive Officer and Portfolio Manager of SEGO, LLC, a family office investment firm, since 2014. Previously, Mr. Wu was Managing Partner and Founder of Sureview Capital, a global multisector long-short equity hedge fund, from 2010 to 2014. While at Sureview Capital, he secured a strategic investment from The Blackstone Group and raised approximately $400 million in AUM from global institutions. Immediately prior to forming Sureview, Mr. Wu was at Kingdon Capital, a long-short hedge fund, from 2004 to 2010. At Kingdon, he was a Portfolio Manager, responsible for investing in a cross-section of industries within technology, media, telecom, consumer discretionary, business services, and FinTech. Mr. Wu was a Portfolio Manager of Weiss Multi-Strategy Advisers LLC, an asset management firm, from 2015 to 2017. Mr. Wu started his hedge fund career in 1992 at Tiger Management where he spent four years as a macro analyst and trader. He received an M.B.A. from Harvard Business School and a B.S. in Economics from Cornell University. Mr. Wu is well qualified to serve as a Director due to his extensive operational, investment and blank-check company experience.

Abdel Badwi, a Director since July 2020, served as a non-executive director, from September 2014 to December 2017, and president, chief executive officer and director, from December 2017 to March 2019, of Kuwait Energy Plc, a private oil and gas company with operations in Egypt, Iraq and Yemen, where he led the re-organization the company and selling it. From November 2015 to October 2017, Mr. Badwi served as executive chairman of the board of directors of GrowMax Resources Corp. (TSX-V), an exploration and production company with assets in Argentina and mining and fertilizer operations in Peru, where he led the re-structuring of the company, sold their assets in Argentina to fund its mining activities in Peru. From November 2007 to March 2013, Mr. Badwi served as president and chief executive officer, from March 2013 to September 2016 as vice chairman of the board of directors of Bankers Petroleum Ltd. (TSX) with operations in Albania and selling it. From January 2011 to May 2014, he served as chairman of the board of directors of Verano P1 Energy, a private oil and gas company in Colombia, where he assisted in the acquisition of exploration acreage and selling the company. Mr. Badwi holds a B.Sc. in Geology & Chemistry from the University of Alexandria, Egypt. We believe Mr. Badwi is well qualified to serve as a director due to his extensive merger and acquisition experience in the oil and gas industry.

Number and Terms of Office of Alussa Officers and Directors

Alussa’s board of directors consists of seven members. Only holders of Founder Shares have the right to vote on the appointment of Alussa’s directors prior to consummation of its initial business combination and holders of its Public Shares do not have the right to vote on the appointment of directors during such time. These provisions of the Alussa Articles may only be amended by a special resolution passed by at least 90% of Alussa Ordinary Shares voting in a general meeting. Subject to any other special rights applicable to the shareholders, any vacancies on the board of directors may be filled by the affirmative vote of a majority of the directors present and voting at the meeting of the board or by a majority of the holders of the Founder Shares.

Alussa’s officers are elected by its board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Alussa’s board of directors is authorized to appoint persons to the offices set forth in the Alussa Articles as it deems appropriate. The Alussa Articles provide that its officers may consist of a Chairman, Chief Executive Officer, President, Chief Financial Officer, Vice Presidents, Secretary, Assistant Secretaries, Treasurer and such other offices as may be determined by the board of directors.

Prior to or effective upon the Second Closing, Alussa’s officers and directors, other than Messrs. Barcelo and Curá (each of whom will serve as directors of Pubco following the Business Combination) will resign from their respective positions at Alussa. At the Cayman Effective Time, Mr. Dijols will also resign from his position as Sole Director of Pubco. For more information on the management of Pubco following the Business Combination, see the section titled “Management of Pubco Following the Business Combination”.

Director Independence

NYSE listing standards require that a majority of Alussa’s board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Alussa’s board has determined that each of Messrs. Musselman, Anderson, Curá, Dijols and Wu are independent directors under applicable SEC and NYSE rules. Alussa’s independent directors have had and will have regularly scheduled meetings at which only independent directors are present.

Committees of the Alussa Board of Directors

Alussa’s board of directors has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Subject to phase-in rules and a limited exception, NYSE rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and NYSE rules require that the compensation committee and nominating and corporate governance committee of a listed company each be comprised solely of independent directors.

Audit Committee

     Alussa has established an audit committee of the board of directors. Messrs. Anderson, Dijols and Wu serve as members of Alussa’s audit committee, and Mr. Anderson chairs the audit committee. Under the NYSE listing standards and applicable SEC rules, Alussa is required to have at least three members of the audit committee, all of whom must be independent. Each of Messrs. Anderson, Dijols and Wu meet the independent director standard under NYSE listing standards and under Rule 10-A-3(b)(1) of the Exchange Act.

Each member of the audit committee is financially literate and Alussa’s board of directors has determined that Mr. Anderson qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

Alussa has adopted an audit committee charter, which details the principal functions of the audit committee, including:

•        the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm engaged by Alussa;

•        pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm engaged by Alussa, and establishing pre-approval policies and procedures;

•        setting clear hiring policies for employees or former employees of the independent registered public accounting firm, including but not limited to, as required by applicable laws and regulations;

•        setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•        obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues and (iii) all relationships between the independent registered public accounting firm and Alussa to assess the independent registered public accounting firm’s independence;

•        reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to Alussa entering into such transaction; and

•        reviewing with management, the independent registered public accounting firm, and Alussa’s legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding Alussa’s financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

Alussa has established a compensation committee of the board of directors. Messrs. Anderson and Wu serve as members of Alussa’s compensation committee. Under the NYSE listing standards and applicable SEC rules, Alussa is required to have at least two members of the compensation committee, all of whom must be independent. Messrs. Anderson and Wu are independent and Mr. Wu chairs the compensation committee.

Alussa has adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to Alussa’s Chief Executive Officer’s compensation, if any is paid by Alussa, evaluating Alussa’s Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of Alussa’s Chief Executive Officer based on such evaluation;

•        reviewing and approving on an annual basis the compensation, if any is paid by Alussa, of all of its other officers;

•        reviewing on an annual basis Alussa’s executive compensation policies and plans;

•        implementing and administering Alussa’s incentive compensation equity-based remuneration plans;

•        assisting management in complying with Alussa’s proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for Alussa’s officers and employees;

•        if required, producing a report on executive compensation to be included in Alussa’s annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC.

Nominating and Corporate Governance Committee

Alussa has established a nominating and corporate governance committee. The members of Alussa’s nominating and corporate governance are Messrs. Anderson and Musselman and Mr. Musselman serves as chair of the nominating and corporate governance committee.

The primary purposes of Alussa’s nominating and corporate governance committee are to assist the board in:

•        identifying, screening and reviewing individuals qualified to serve as directors and recommending to the board of directors candidates for nomination for election at the annual meeting of shareholders or to fill vacancies on the board of directors;

•        developing and recommending to the board of directors and overseeing implementation of Alussa’s corporate governance guidelines;

•        coordinating and overseeing the annual self-evaluation of the board of directors, its committees, individual directors and management in the governance of the company; and

•        reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

The nominating and corporate governance committee is governed by a charter that complies with the rules of the NYSE Listed Company Manual.

Alussa’s board of directors has adopted corporate governance guidelines in accordance with the corporate governance rules of the NYSE that serve as a flexible framework within which Alussa’s board of directors and its committees operate. These guidelines cover a number of areas including board membership criteria and director qualifications, director responsibilities, board agenda, roles of the chairman of the board, chief executive officer and presiding director, meetings of independent directors, committee responsibilities and assignments, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. A copy of Alussa’s corporate governance guidelines is posted on Alussa’s website.

Director Nominations

Alussa’s nominating and corporate governance committee will recommend to the board of directors candidates for nomination for election at the annual meeting of the shareholders. Alussa has not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of Alussa’s business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of Alussa’s shareholders.

Compensation Committee Interlocks and Insider Participation

None of Alussa’s officers currently serves, and in the past year has not served, (i) as a member of the compensation committee or board of directors of another entity, one of whose executive officers served on Alussa’s compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose executive officers served on Alussa’s board of directors.

Code of Ethics

Alussa has adopted a Code of Ethics applicable to its directors, officers and employees. Alussa has filed a copy of its Code of Ethics and its audit committee charter as exhibits to the registration statement filed in connection with its initial public offering. You can review these documents by accessing Alussa’s public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from Alussa. Alussa intends to disclose any amendments to or waivers of certain provisions of its Code of Ethics in a Current Report on Form 8-K.

Legal Proceedings

To the knowledge of Alussa’s management, there is no litigation currently pending or contemplated against Alussa, any of its officers or directors in their capacity as such or against any of its property, although we understand that certain law firms have made public statements about carrying out “investigations” in connection with the transaction and one such firm has circulated a letter requesting enhanced disclosures regarding the transaction.

Periodic Reporting and Audited Financial Statements

Alussa has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, Alussa’s annual reports contain financial statements audited and reported on by Alussa’s independent registered public accounting firm. Alussa has filed with the SEC its Annual Reports on Form 10-K covering the years ended December 31, 2019 and December 31, 2020.

Alussa’S Management’s Discussion and Analysis of
Financial Condition and Results of Operations

References in this section to “we,” “us” or the “Company” refer to Alussa Energy Acquisition Corp. References to our “management” or our “management team” refer to the officers and directors of Alussa, and references to the “Sponsor” refer to Alussa Energy Sponsor LLC. The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the historical audited annual financial statements as of December 31, 2020 and 2019 and for the year ended December 31, 2020 and the period from June 13, 2019 (inception) through December 31, 2019 and the unaudited interim condensed financial statements as of March 31, 2021 and for the three months ended March 31, 2021 and 2020, and the related respective notes thereto, contained elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

Overview

We are a blank check company incorporated in the Cayman Islands on June 13, 2019 formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”). We intend to effectuate our Business Combination using cash derived from the proceeds of the initial public offering, our shares, debt or a combination of cash, shares and debt.

The issuance of additional ordinary shares in a Business Combination:

•        may significantly dilute the equity interest of investors, which dilution would increase if the anti-dilution provisions in the Class B ordinary shares resulted in the issuance of Class A ordinary shares on a greater than one-to-one basis upon conversion of the Class B ordinary shares;

•        may subordinate the rights of holders of ordinary shares if preference shares are issued with rights senior to those afforded our ordinary shares;

•        could cause a change of control if a substantial number of our ordinary shares are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors;

•        may have the effect of delaying or preventing a change of control of us by diluting the share ownership or voting rights of a person seeking to obtain control of us; and

•        may adversely affect prevailing market prices for our Class A ordinary shares and/or warrants.

Similarly, if we issue debt securities, it could result in:

•        default and foreclosure on our assets if our operating revenues after a Business Combination are insufficient to repay our debt obligations;

•        acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

•        our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand;

•        our inability to obtain necessary additional financing if the debt security contains covenants restricting our ability to obtain such financing while the debt security is outstanding;

•        our inability to pay dividends on our ordinary shares;

•        using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on our ordinary shares if declared, expenses, capital expenditures, acquisitions and other general corporate purposes;

•        limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

•        increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

•        limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of our strategy and other purposes and other disadvantages compared to our competitors who have less debt.

We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete a Business Combination will be successful.

Recent Development

On January 29, 2021, we entered into the Business Combination Agreement to consummate our initial Business Combination. Following the Closing, our business will consist of the current business of FREYR. The transaction is subject to our shareholders’ approval and customary closing conditions. See our Current Reports on Form 8-K filed with the SEC on January 29, 2021 for further information.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities from inception to March 31, 2021 were organizational activities and those necessary to prepare for our initial public offering (the “Initial Public Offering”), described below, and, after our Initial Public Offering, identifying a target company for a Business Combination. We do not expect to generate any operating revenues until after completion of our Business Combination. We generate non-operating income in the form of interest income on marketable securities held in the Trust Account. We are incurring expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as due diligence expenses.

For the Three Months Ended March 31, 2021 and 2020

For the three months ended March 31, 2021, we had a net loss of $30,918,750, which consisted of operating costs of $5,329,281, offset by interest income on marketable securities held in the Trust Account of $4,281 and an increase in the fair value of warrant liabilities of $25,593,750.

For the three months ended March 31, 2020, we had net income of $8,943,386, which consisted of operating costs of $499,845, offset by interest income on marketable securities held in the Trust Account of $892,590, an unrealized gain on marketable securities held in the Trust Account of $881,891 and a decrease in the fair value of warrant liabilities of $7,668,750.

For the Year Ended December 31, 2020 and the Period from June 13, 2019 (Inception) through December 31, 2019

For the year ended December 31, 2020, we had net loss of $7,580,615, which consists of changes in fair value of warrant liabilities of $4,393,750 and operating costs of $5,190,525, offset by interest income on marketable securities held in the Trust Account of $2,003,660.

For the period from June 13, 2019 (inception) through December 31, 2019, we had net loss of $4,779,782, which consists of changes in fair value of warrant liabilities of $3,937,500 and operating costs of $1,173,063, offset by interest income on marketable securities held in the Trust Account of $290,672 and an unrealized gain on marketable securities held in the Trust Account of $40,109.

Liquidity and Capital Resources

On November 29, 2019, we consummated the Initial Public Offering of 25,000,000 Alussa Units, at a price of $10.00 per Alussa Unit, generating gross proceeds of $250,000,000. Simultaneously with the closing of the Initial Public Offering, we consummated the sale of 8,000,000 Private Placement Warrants to the Sponsor at a price of $1.00 per warrant, generating gross proceeds of $8,000,000.

On December 5, 2019, as a result of the underwriters’ election to fully exercise their over-allotment option, the Company consummated the sale of an additional 3,750,000 Alussa Units, at a price of $10.00 per Alussa Unit, and the sale of an additional 750,000 Private Placement Warrants, at a price of $1.00 per Private Placement Warrant, generating total gross proceeds of $38,250,000.

Following the Initial Public Offering, the exercise of the over-allotment option and the sale of the Private Placement Warrants, a total of $287,500,000 was placed in the Trust Account. We incurred $16,326,240 in transaction costs, including $5,750,000 of underwriting fees, $10,062,500 of deferred underwriting fees and $513,740 of other costs

For the Three Months Ended March 31, 2021 and 2020

For the three months ended March 31, 2021, cash used in operating activities was $586,958. Net loss of $30,918,750 and interest earned on marketable securities held in the Trust Account of $4,281 were offset by an increase in fair value of the warrant liabilities of $25,593,750. Changes in operating assets and liabilities provided $4,742,323 of cash from operating activities.

For the three months ended March 31, 2020, cash used in operating activities was $402,163. Net income of $8,943,386 was offset by interest earned on marketable securities held in the Trust Account of $892,590, an unrealized gain on marketable securities held in the Trust Account of $881,891 and a decrease in fair value of the warrant liabilities of $7,668,750. Changes in operating assets and liabilities provided $97,682 of cash from operating activities.

For the Year Ended December 31, 2020 and the Period from June 13, 2019 (Inception) through December 31, 2019

For the year ended December 31, 2020, net cash used in operating activities was $1,911,404. Net loss of $7,580,615 was impacted by the change in fair value of warrant liabilities of $4,393,750 and interest earned on marketable securities held in the Trust Account of $2,003,660. Changes in operating assets and liabilities provided $3,279,121 of cash from operating activities.

For the period from June 13, 2019 (inception) through December 31, 2019, net cash used in operating activities was $228,898. Net loss of $4,779,782 was impacted by the change in fair value of warrant liabilities of $3,937,500, interest earned on marketable securities held in the Trust Account of $290,672, an unrealized gain on marketable securities of $40,109, and underwriting fees and offering costs allocated to warrant liabilities. Changes in operating assets and liabilities used $107,825 of cash from operating activities.

As of March 31, 2021 and December 31, 2020, we had marketable securities held in the Trust Account of $289,838,722 and $289,834,411, respectively. We may withdraw interest to pay our income taxes, if any. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (which interest shall be net of taxes payable and excluding deferred underwriting commissions) to complete our Business Combination. To the extent that our share capital is used, in whole or in part, as consideration to complete a Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of March 31, 2021 and December 31, 2020, we had cash of $334,000 and $370,958, respectively. We intend to use the funds held outside the Trust Account primarily to identify and evaluate, target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, structure, negotiate and complete a Business Combination.

In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. If we complete a Business Combination, we would repay such loaned amounts without interest. In the event that a Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants, at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants.

On February 9, 2021, the Company issued an unsecured promissory note to the Sponsor pursuant to the Working Capital Loans agreement by which the Company may borrow up to $1,500,000 in the aggregate. The note is non-interest bearing and payable on the earlier to occur of (i) the completion of an initial Business Combination or (ii) liquidation. During the three months ended March 31, 2021, the Sponsor made a $550,000 advance to the Company to assist with operating expenses. On April 6, 2021, Alussa borrowed $1,500,000 under the loan note, net of the $550,000 advance. On April 30, 2021, the Sponsor exercised its option to convert this loan to 1,500,000 warrants.

We will need to raise additional capital through loans or additional investments from its Sponsor, shareholders, officers, directors, or third parties. Our officers, directors and Sponsor may, but are not obligated to, loan us funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet our working capital needs. Accordingly, we may not be able to obtain additional financing. If we are unable to raise additional capital, we may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. We cannot provide any assurance that new financing will be available on commercially acceptable terms, if at all. These conditions raise substantial doubt about our ability to continue as a going concern through November 29, 2021, the date that we will be required to cease all operations, except for the purpose of winding up, if a Business Combination is not consummated. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should we be unable to continue as a going concern.

Off-Balance Sheet Financing Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of March 31, 2021 and December 31, 2020. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than as described below.

We entered into an agreement to pay our Sponsor a monthly fee of $35,000 for office space, and administrative and support services, which Mr. Daniel Barcelo, our Executive Officer and President, will be paid $20,000 per month and Mr. Nick De’Ath, our Chief Technology Officer, will be paid $5,000 per month. The Sponsor, officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on their behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf. We began incurring these fees on November 25, 2019 and will continue to incur these fees monthly until the earlier of the completion of a Business Combination and our liquidation.

The underwriters are entitled to a deferred fee of $10,062,500. The deferred fee will be forfeited by the underwriters solely in the event that we fail to complete a Business Combination, subject to the terms of the underwriting agreement.

On February 10, 2020, we entered into a transactional support agreement with a service provider, pursuant to which the service provider agreed to assist us in evaluating acquisition opportunities in the energy industry, including valuation and qualitative assessments, as well as investor presentations. We paid the service provider a fee of $100,000 and will pay the service provider an additional fee upon the closing of a Business Combination. The fee payable at the Closing is dependent upon the timing of the closing and ranges between $975,000 and $1,950,000. The additional fee will not be payable in the event we do not consummate a Business Combination.

On February 28, 2020, we entered into a consulting agreement with a service provider, pursuant to which the service provider will provide us with advisory or transaction support for a potential Business Combination. We will pay the service provider a fee of $75,000 per month, for total fees of $225,000. In addition, on March 1, 2020, we entered into a transactional support agreement with the same service provider, pursuant to which we agreed to pay the service provider a fee equal to 1% of the consideration paid by us for the equity of a target company, up to a maximum fee of $5,000,000, if we consummate a Business Combination with a target company located in certain countries, as listed in the agreement. The fee will not be payable in the event we do not consummate a Business Combination.

On April 27, 2020, we entered into a consulting agreement, pursuant to which the consultant will provide the Company with advisory services for a potential Business Combination with a specific counter-party. In the event we consummate the Business Combination, we will pay the consultant €250,000.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Ordinary Shares Subject to Redemption

We account for our Class A ordinary shares subject to possible conversion in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. Our ordinary shares feature certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of our balance sheets.

Net Income (Loss) Per Ordinary Share

We apply the two-class method in calculating earnings per share. Ordinary shares subject to possible redemption, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic net loss per ordinary share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. Our net income is adjusted for the portion of income that is attributable to ordinary shares subject to redemption, as these shares only participate in the earnings of the Trust Account and not our income or losses.

Public Warrants and Private Placement Warrants

We account for the Public Warrants and Private Placement Warrants issued in connection with our initial public offering in accordance with ASC 815-40, under which the Warrants do not meet the criteria for equity classification and must be recorded as liabilities. As the warrants meet the definition of a derivative as contemplated in ASC 815, the Warrants are measured at fair value at inception and at each reporting date in accordance with ASC 820, “Fair Value Measurement”, with changes in fair value recognized in the statements of operations in the period of change.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our financial statements.

Quantitative and Qualitative Disclosures about Market Risk

As of March 31, 2021 and December 31, 2020, we were not subject to any market or interest rate risk. Following the consummation of our Initial Public Offering, the net proceeds of our Initial Public Offering, including amounts in the Trust Account, have been invested in U.S. government treasury bills, notes or bonds with a maturity of 180 days or less or in certain money market funds that invest solely in U.S. treasuries. Due to the short-term nature of these investments, we believe there will be no associated material exposure to interest rate risk.

INDUSTRY OVERVIEW

This section provides an overview of the industry in which FREYR currently operates and in which Pubco will operate subsequent to the Business Combination. References in this section to “we,” “us” or “FREYR” refer to FREYR AS and its subsidiaries prior to the consummation of the Business Combination and Pubco and its subsidiaries subsequent to the Business Combination.

The global response to climate change is driving two notable trends. First, a shift from an energy system based on fossil fuels to one based on renewable, intermittent sources of energy such as solar and wind power. Second, an increased electrification of existing transportation, energy, industrial and infrastructure systems. FREYR believes that these two trends will substantially drive increased demand for batteries and energy storage systems across all major regions and market segments.

Battery Market Landscape

Key Market Segments

EV Market

Driven by global government carbon reduction goals and shifting consumer preferences for cost-competitive low-carbon transportation, the electric vehicle (“EV”) market comprises passenger vehicles and commercial vehicles, as well as specialized applications such as maritime vessels. Battery demand from passenger and commercial vehicle markets alone would require an estimated 4,257 GWh/year of global battery cell production by 2030. From 2018 to 2030, battery demand for passenger and commercial vehicle markets is expected to grow at a compound annual growth rate (“CAGR”) of 37% and 41%, respectively. Based on improved technology and continued tightening government regulation, FREYR believes that demand growth could be the strongest in the U.S. and Europe with 990 GWh/year new capacity required by 2030, which is above some analysts’ estimates.

ESS Market

The growth of the EV market will also result in greater need for reliance on power storage to fuel transportation. Renewable energy continues to gain market share for electricity generation globally, representing about 26% in 2019. Many of the renewable energy sources, including solar and wind, are intermittent, requiring energy storage systems (“ESS”) in order to fully utilize the power generated by these systems. Battery solutions are therefore a critical component of this accelerating shift to renewables. From 2018 to 2030, battery demand for the ESS market is anticipated to grow at a CAGR of 44% reaching 670 GWh/year in demand by 2030. This possible growth rate exceeds the anticipated growth rates of both passenger and commercial EVs.

Market Opportunity: Battery Undersupply

Estimates for continued strong growth in battery demand imply a potentially significant undersupply of battery production capacity starting in 2026. Regional battery undersupply in the European Union and North America is expected to be even more pronounced. The projected battery demand from EV production in Europe in 2030 is substantially higher than the currently announced European battery production capacity, including large projects such as Northvolt in Sweden, LG Chem in Poland, Samsung SDI in Hungary and CATL in Germany. The gap between supply and demand will likely have to be met by imports, additional new battery manufacturing capacity in Europe or a combination thereof.

Currently, the market is primarily supplied by large, Asian battery manufacturing companies (see “Information about FREYR — Competition” for more information). As EV manufacturers in the European Union and North America have increasingly looked to develop localized battery production and supply chains for long-term security of supply, certain of these Asian battery manufacturers have built, or have announced, manufacturing facilities located in Europe and the United States to serve customers in those locations. This localization of supply has been driven by several factors, including: security of supply of critical energy infrastructure, potential impact of trade policies on the availability of goods, increased scrutiny on supply chain tracing emphasized in Europe and North America and logistical challenges of global manufacturing highlighted by COVID-19. In addition, there is growing uncertainty regarding the continued availability of Chinese battery exports. The Chinese government has announced an ambition for 25% EV penetration within China by 2025, which will likely require an increased amount of Chinese produced batteries to not be exported outside of that country and which consequently would decrease supply to the rest of the world. If Chinese exports are excluded, current estimates imply a significant global battery undersupply starting as early as 2023-2024.

Global Battery Supply/Demand Outlook, 2010-30

GWh installed/year
6,000
5,000
4,000
3,000
2,000
1,000
0
2010
2012
2014
2016
2018
2020
2022
2024
2026
2028
2030
2030e
Potential
~3,700 GWh
supply shortfall
=
115 Required
Gigafactories
China Supply
North America Supply
Europe Supply
Asia ex. China Supply
Global Battery Demand

Note: The indicated outlook should not be construed as estimates or guidance for future developments of the Company

All Gigafactory solutions needed to meet expected surge in global demand

Source: Rystad Energy, Study commissioned from global management consultancy

Battery Sustainability Issues

Increased government and consumer focus on carbon emissions, coupled with growing understanding of the battery supply chain and its externalities, have led to increased scrutiny on the total lifecycle carbon footprint of lithium-ion batteries from all steps of the battery value chain. This includes the mining and extraction of raw materials, the battery manufacturing process, and battery disposal post useful life.

Beginning with the upstream extraction and sourcing of materials for battery manufacturing, consumers and other stakeholders are focused on sustainability issues including water use intensity, air and water pollution, greenhouse gas (GHG) emissions, energy intensity, and labor practices associated with extraction of elements such as lithium, cobalt, graphite and nickel. (See “Information about FREYR — FREYR Full-Cycle Sustainability” for more information.)

In the battery production phase, the manufacturing of lithium-ion batteries is a highly energy intensive process, and the energy sources used in production account for the greatest portion of the lifecycle carbon footprint. As a result, using renewable power in manufacturing can have a strong impact on the total lifecycle carbon footprint of a battery.

The recyclability of batteries — or the current range of impediments to this recycling — is also an increasing sustainability focus. Repurposing lithium-ion batteries can be complex and expensive, resulting in relatively low recycling rates in the current market. Increasing recycling of batteries and battery materials could enable the industry to reuse raw materials, reduce energy consumption, and limit waste, altogether yielding potential cost savings and reducing batteries’ environmental footprint.

INFORMATION ABOUT FREYR

Shareholders should read this section in conjunction with the more detailed information about FREYR contained in this proxy statement/prospectus, including FREYR’s audited and unaudited financial statements and the other information appearing in the section titled “FREYR’s Management’s Discussion & Analysis of Financial Condition and Results of Operations.” In this section, references to “we,” “us,” “FREYR” and “our” are intended to refer to FREYR AS and its subsidiaries, unless the context clearly indicates otherwise.

FREYR’s mission and vision is to accelerate the decarbonization of the transportation sector and energy systems by delivering some of the world’s cleanest and most cost-effective batteries. The global response to climate change is driving two notable trends: first, a shift from an energy system based on fossil fuels to an energy system based on renewable, intermittent sources of energy such as solar and wind power, and second, an increased electrification of existing transportation, energy and infrastructure systems. FREYR believes that these two trends will drive substantially increased demand for electricity storage in general and the need for lithium-ion batteries in particular.

As the amount of electricity derived from intermittent sources increases, electricity storage will be required to store power when generation exceeds demand and discharge power when demand exceeds generation. Lithium-ion batteries are a practical, widely used solution for electricity storage, and FREYR believes that meeting the demand for new sources of electricity generation and ESS solutions with lithium-ion batteries represents a significant growth opportunity.

FREYR also expects that greater manufacturing efficiencies and continued technology development will drive down the cost of producing lithium-ion batteries per unit of stored energy, which in turn will lead to decreases in battery pricing, thus increasing the attractiveness of batteries and further driving demand. Furthermore, stricter decarbonization regulation from governmental authorities is likely to further drive demand.

FREYR believes that the market for low cost and low carbon content batteries will grow exponentially supported by the dynamics explained above. FREYR believes these mutually reinforcing dynamics should cause demand growth beyond some analysts’ estimates.

FREYR Investment Highlights

Clean and Low-Cost Battery Cells

•        FREYR is targeting its carbon emissions to be approximately 15 kg CO2e/kWh of life cycle emissions, more than 80% lower than the current global battery industry average of approximately 80 kg CO2e/kWh.

•        FREYR is targeting a total cost of approximately $62/kWh by 2025, including an average profit margin, which is projected to be 20% lower than the global battery industry’s projected average cost in 2025. This cost leadership is intended to be achieved by:

•        Implementing our in-licensing based technology strategy at large industrial giga-scale based on what is, in our opinion, the best available technology, which lowers footprint and costs;

•        Low-carbon energy, favorable logistics and a highly skilled workforce for efficient production;

•        Leveraging a deep partnership model to unlock value chain innovation and lower internal research and development (“R&D”) costs (see “— Partnerships” for more information);

•        Catalyzing a Nordic ecosystem for supply of localized raw materials and inputs that leverages low-cost, low-carbon energy, favorable logistics and a highly skilled workforce for efficient production; and

High Growth Battery Market

•        The global battery market is fast-growing. It is projected to grow from 241 GWh in 2020 to almost 5,300 GWh in 2030, an estimated 97% of FREYR’s target total addressable market. (See “— Markets” for more information.)

Innovative and Disruptive Semi-Solid™ Technology

•        FREYR has entered into a licensing and servicing agreement to use a Semi-Solid™ cell design and process technology developed by 24M. This innovative platform reduces the number of production steps in electrode manufacturing from an estimated 15 steps in a conventional factory (including solvent recovery and cleaning steps) to 5 main steps, which substantially reduces raw material needs, energy and labor costs while reducing manufacturing waste, capital costs and footprint. FREYR expects to be able to apply this process technology to existing and future anode and cathode chemistries for a wide range of product applications. (See “— Licensing Strategy” for more information.)

Advantaged Margins from a Partnership-Based Business Model

•        FREYR expects to achieve and later maintain industry leading margins due to:

•        Utilization of state-of-the-art production technology to significantly simplify manufacturing process and reduce raw material and manufacturing costs (see “— Licensing Strategy” for more information)

•        A partnership-based licensing approach that provides FREYR with a faster and lower cost route to market versus an in-house R&D approach

•        FREYR’s long-term ambition to foster a Norwegian and Nordic ecosystem across all aspects of the battery supply chain, from cathode, anode and other materials to recycling, which is expected to further bolster FREYR’s low-cost and margin advantages as well as its environmental sustainability.

Experienced Execution Team

•        FREYR has a diversified and experienced management team. The team combines strategic partnership and battery expertise, project execution and operational excellence track-record from large scale industry and renewable energy projects, and experience from disruptive technology and battery and electrical automotive industries. The FREYR team has robust global licensing experience with a deep understanding of licensing and partnership best practices.

FREYR Business Model

FREYR’s initial focus is on production of the battery cell, which represents approximately 32% of battery value chain revenues and is one of the more energy intensive parts of the value chain.

FREYR’s manufacturing platform will have the capabilities to host many types of battery specifications, as determined by customer demand. FREYR expects to pursue (1) licensing-based partnerships to develop and enhance next-generation technology and (2) partnerships with conventional battery cell technology providers.

Licensing Strategy

FREYR has executed the 24M License to use 24M’s Semi-Solid lithium-ion battery platform technology in FREYR’s planned facilities in Mo i Rana, Norway. Founded in 2010 and headquartered in Cambridge, Massachusetts, 24M has been developing a low-cost battery cell design structure and simplified manufacturing platform for over a decade. 24M’s Semi-Solid lithium-ion cell architecture and associated production process has reduced the number of steps required to manufacture traditional lithium-ion battery cells, while still using conventional lithium-ion raw materials.

The 24M License provides FREYR with rights to produce battery cells based on 24M’s current and future technology, subject to the restrictions discussed below. This includes all patents and patent applications owned or controlled by 24M or any of its affiliates as of December 15, 2020, or that 24M or an affiliate develops or acquires ownership or control of at any time during the term of the 24M License that are necessary or useful for, or otherwise related to, the manufacture, assembly, test, operation and service of Semi-Solid battery cells and Semi-Solid battery modules.

The 24M License also provides that 24M will provide services to FREYR, including technical training of engineers, the provision of information relevant to construct and operate the factory and on-site support. The 24M License continues until the expiration, lapse, cancellation, abandonment or invalidation of the last Valid Claim (as defined in the 24M License) of the licensed patents and patent applications, unless terminated earlier by either party pursuant to the terms of the license. 24M may terminate the 24M License if FREYR fails to achieve a sustained production rate of at least 1 GWh per year by December 31, 2024.

The 24M License excludes rights to (a) manufacture battery cells within each of Japan and the ASEAN until December 31, 2022 and (b) sell and offer to sell battery cells within each of Japan and the ASEAN until a future date currently estimated for each to be December 31, 2022. Furthermore, the 24M License only provides for limited exclusivity. With the exception of direct grants to any company that produces more than 500,000 cars and/or more than 10,000 trucks or buses annually, 24M will refrain from granting any license to manufacture battery cells within (i) the Scandinavian Region through December 31, 2023 and (ii) the EEA, excluding the Scandinavian Region and the grant of no more than two licenses, inclusive of that granted to FREYR in the 24M License, through December 31, 2023, in either case wherein the battery cells are produced for use, used or sold for grid connected electricity storage system applications that have more than 200 kWh of lithium-ion battery storage capacity, excluding any applications related to automotive charging or discharging.

In exchange for the services from 24M, FREYR will pay a total of $19,300,000 in service fees during 2021. A payment of $2,500,000 was paid prior to January 15, 2021, another payment of $2,500,000 is due on or before July 31, 2021 and the remaining payment of $14,300,000 is due upon the earlier of (x) when FREYR makes its final investment decision to proceed with the construction of Fast-Track Gigafactory 1 and (y) December 31, 2021. For the year ended December 31, 2020, FREYR paid $700,000 related to the 24M License. FREYR will also pay an ongoing royalty fee based on sales volumes with minimum annual payments of $3,000,000 beginning on the three-year anniversary of the effective date of the 24M License. On January 18, 2021, the Company amended the 24M License to extend the latest date of services to be provided from December 31, 2022 to December 31, 2023 and that beyond December 31, 2023, any services provided would be incurred on a time and materials basis.

The 24M process incorporates technology that can reduce raw material needs, manufacturing waste, energy consumption, labor requirement and capital costs to enable the production of low-cost, higher energy-density batteries. These will be used in residential and commercial ESS, EVs with slower charge requirements and specialized transportation markets, including commercial vehicles and maritime solutions. FREYR expects to be able to apply this battery cell and production process technology to any commercially available cathode and anode chemistry for a wide range of applications. 24M is also developing faster charge EV solutions for the broader consumer EV segment based on the 24M production platform which could further increase the market penetration and adoption of the technology.

The advantages of the 24M process technology, as FREYR understands it, includes:

•        Less raw materials are needed for the 24M manufacturing method in factories with comparable capacity (approximately 20% lower bill of materials costs based upon 2020 estimates)

•        Battery production process is free of 1-methyl-2-pyrrolidone (“NMP”), an industrial solvent subject to regulation in Europe and a complex and costly recovery process

•        Chemistry-agnostic platform features supporting current and next generation anode and cathode chemistries, such as higher silicon content anodes, higher voltage cathodes, dual electrolyte systems and pre-lithiation implementation

•        Elimination of several typical process steps — while the conventional battery cell electrode manufacturing process requires several complicated integrated units (including solvent recovery), the 24M process significantly reduces the number of production steps

•        Significant reduction of the total manufacturing area compared to the conventional process, mainly due to the elimination of multiple production process steps as described above potentially resulting in substantially lower construction costs and lower depreciation than other battery manufacturers

•        Material reduction of energy consumption compared to conventional process, again due to the fewer production steps above, several of which are energy intensive

•        Significant reduction in the use of inactive raw materials, due to thicker electrodes with more active, energy carrying material

•        Reduced labor requirements, again due to fewer production steps

•        Larger cell formats

•        Simplified recycling process, enabling a simpler recycling process relative to conventional battery cells, primarily due to the elimination of the need for a binder in the 24M process

FREYR’s Planned Production Process Based on 24M’s Platform

With 24M’s technology, it is possible to develop different sizes, formats, and chemistries to meet customer requirements, supporting the penetration of a larger total addressable market for FREYR’s products.

Licensing 24M’s chemistry-flexible process technology could allow FREYR to shorten the time to market and maintain flexibility to provide production capacity for a range of customers with varied needs and chemistry preferences. The 24M License will allow the company to quickly approach potential customers in the ESS market by providing 24M produced samples in advance of the completion of FREYR’s Customer Qualification Plant. As compared to an in-house R&D approach, licensing gives FREYR a faster and lower cost route to market, access to the latest technologies, and greater ability to adapt to market changes due to more flexibility in selection of partners and technologies.

While FREYR’s current next-generation technology platform is based on the existing 24M License, FREYR will continue to investigate and validate new, emerging technologies for potential in-licensing opportunities.

OEM Partnership Strategy

FREYR plans to target in-licensing and/or joint venture-based partnerships with top battery cell producers from Asia or elsewhere, but FREYR currently has no definitive joint venture agreements in place. FREYR will use its partner’s design and process technology blueprint to develop and construct a Gigawatt-scale production facility to produce battery cells to be sold in the European market. Through such potential in-licensing and/or joint venture structure, potential up- and downstream activities could also be provided, which will further support FREYR’s plans to add increased scale to build a clean and sustainable Nordic supply chain.

FREYR has identified several large suppliers to battery cell production who have ambitions and robust plans to expand their industrial footprint and business in Europe where demand for batteries is growing exponentially. FREYR can provide suppliers to battery cells producers with a scalable, environmentally friendly, European-based solution to increased battery manufacturing requirements.

FREYR Full-Cycle Sustainability

FREYR defines full-cycle sustainability as environmentally-friendly, ethical practices across all aspects of the battery supply chain, from sourcing raw materials upstream to manufacturing to recycling. FREYR’s ambition is to achieve full-cycle sustainability by:

•        Upstream:

•        Low-carbon, low-impact sourcing raw materials — FREYR is working with some of the leading companies along the supply chain, targeting to build a Nordic ecosystem of industrial partners who are focused on sustainable production and sourcing. Among the key raw materials involved in battery manufacturing, the majority (including but not limited to graphite, LFP, nickel, cobalt, copper and carbon black) can potentially be supplied from Nordic countries as well as from other locations across Europe. In addition to working with suppliers who employ carbon-conscious extraction techniques, a more localized supply chain could also lower carbon emissions by reducing transportation requirements.

•        Upholding human and labor rights — FREYR is committed to strong standards and policies supporting human and labor rights and plans to factor these matters into our supply chain decision-making. FREYR will seek suppliers that have stated standards and ambitions which are similar to FREYR’s standards prior to adding them to the FREYR supply chain. This aspect of our strategy will be overseen by our Board of Directors, to be supported by policies and procedures to be put in place under their guidance and supervision.

•        Manufacturing:

•        Simplifying the manufacturing process — The 24M technology has five main manufacturing process steps for electrode manufacturing, which is a substantial reduction compared to electrode production in conventional battery cell production. The elimination of these process steps through the 24M technology platform reduces material inputs and required energy consumption, lowering overall carbon footprint. In addition, the design of FREYR’s manufacturing facilities will target zero emissions of toxic substances and other waste from the manufacturing process.

•        Leveraging available low-carbon, low-cost energy supply — Norway’s focus on climate risk mitigation means that low carbon energy supply is very accessible. FREYR’s manufacturing power source will draw primarily from carbon-free hydropower that is readily available in the region. In addition, the cool, dry climate in Norway helps reduce energy consumption and ready access to cooling water is a key factor in battery cell production.

•        Reducing scrap rates — FREYR’s ambition is to establish a “zero defect” production system through enhanced engineering, process testing, and simplified production processes. This can significantly reduce materials waste, as well as manufacturing costs.

•        Responsible labor practices — FREYR is committed to strong standards and policies for human and labor rights within our manufacturing facilities. This aspect of our strategy will be overseen by our Board of Directors.

•        Recyclability:

•        Simplifying the recycling process — the 24M process is both solvent-free and binder-free, which reduces the need for hazardous materials in production, and should significantly increase the recyclability of batteries after their use, because the absence of these components enables mechanical recycling and allows active materials to be re-used directly in the production process without any need for refinement or processing.

Significant Reduction Versus Average Carbon Emissions

Through its focus on the full-cycle sustainability of its products, FREYR’s target is approximately 15 kg CO2e/kWh of life cycle carbon emissions, more than 80% lower than the current global battery industry average of approximately 80 kg CO2e/kWh.

Markets

The global battery market is fast-growing — projected to grow from 241 GWh in 2020 to almost 5,300 GWh in 2030. FREYR believes that its total addressable market will be over 5,100 GWh in 2030.

FREYR, with 24M technology, is employing an optimized and lower-cost production process and battery technology that is currently best suited for applications that require high energy density over power density. FREYR will therefore initially target ESS and commercial vehicle markets  — battery markets with the highest projected CAGR from 2018 to 2030, 44% and 41%, respectively. FREYR will also initially target markets for marine applications and EVs with slower charge requirements.

FREYR will target additional markets, including consumer EVs, through both the joint venture model as well as through the licensing model. FREYR plans to produce faster charge battery cells for the broader consumer EV segment through the 24M platforms as well as through joint ventures and potentially additional licensing partnerships.

Competition

FREYR’s competitors include major battery manufacturers currently supplying the markets, automotive OEMs, and potential new entrants, including CATL (China), BYD (China), LG Chem (South Korea), Samsung SDI (South Korea), SK Innovation (South Korea), Panasonic (Japan), and Northvolt (Sweden). Additionally, there are several development-stage companies seeking to improve conventional lithium-ion batteries or to develop new technologies for batteries. These companies are in varying stages of development and commercialization.

Development Plan

Customer Qualification Plant — FREYR is currently in the design phase for an industrial-scale Customer Qualification Plant in an existing 13,000m2 building in Mo i Rana which is targeting a 375 MWh nominal capacity per year. Production from the Customer Qualification Plant will be used to provide samples to enable early customer engagement and to test new material suppliers and new solutions over time.

Fast-Track Gigafactories (1-2) — the first two plants are currently targeting a total nominal capacity of up to 13 GWh per year (based on NMC battery chemistry) and to be located in an existing 70,000m2 levelled and compacted plot within the Mo Industripark in Mo i Rana. FREYR has an exclusive right to access and develop the 70,000m2 plot, as described in the section titled “— Partnerships”.

Fast-Track Gigafactories (3-4) — the second two plants are planned to have a total nominal capacity of 22 GWh per year (based on NMC battery chemistry) and to be located at another 100,000m2 within Mo Industripark adjacent to the Customer Qualification Plant.

In addition to the locations identified for the Customer Qualification Plant and the Fast-Track Gigafactories, FREYR has identified locations with favorable logistics access and power availability, including and up to an additional 1,000,000 m2 near Mo Industripark. These locations may in the future be relevant for one or more of the Joint Venture Gigafactories or additional production Gigafactories (5-6), with an aggregated estimate of nominal production capacity of 48 GWh per year (based on a combination of NMC and LFP battery chemistry).

Based on the above production estimates, FREYR is targeting approximately 83 GWh per year (based on a combination of NMC and LFP battery chemistry) of total nominal capacity by 2028.

As of 2019, FREYR’s Mo i Rana production location has about 6 terrawatt-hours of surplus power that is nearly 100% generated from low carbon sources, including hydropower and wind power. FREYR’s Mo i Rana production location has pre-existing industrial infrastructure, including a deepwater port, nearby railway and road access, available warehouse capacity which is expected to enable FREYR to have cost advantaged transportation logistics and shorten the development time.

FREYR’s stage-gated development approach is expected to enable it to quickly qualify products, demonstrate manufacturing processes, and produce sample cells for off-take through the Customer Qualification Plant at Megawatt-scale. Subsequent development of additional gigawatt-scaled capacity in close cooperation with equipment and system suppliers is expected to establish FREYR as a world leading Gigawatt-scale battery provider. This manufacturing flexibility is expected to allow FREYR to scale modularly to meet customer demand and thus further enhance its competitive advantages.

FREYR estimates that the number of employees at the manufacturing plants will be approximately as follows: 30-50 employees at the end of 2021, 350 employees at the end of 2022, 1,000 employees at the end of 2024, and 1,500 employees at the end of 2025. These estimates assume that there will be no delays in equipment deliveries, travel for employees or other transportation issues due to the COVID-19 pandemic or other unpredictable circumstances.

Manufacturing Process

In Fast-Track Gigafactories (1-4), FREYR plans to use the five main manufacturing process steps for electrode manufacturing licensed by FREYR pursuant to the 24M License, as further described in “— FREYR Business Model — Licensing Strategy” and “— FREYR Business Model — FREYR’s Planned Production Process Based on 24M Technologies’ Platform”. For later plants, FREYR will implement licensed 24M or other technologies or a joint venture model with existing, well-established battery cell technology owners, primarily targeting the passenger vehicle space. In the joint venture plants, FREYR will use the partner’s technology blueprint to develop and construct a Gigawatt-scale production facility based on the partner’s design and process technology to produce battery cells mainly for the European and U.S. markets. FREYR is preparing to order equipment and aims to start installing the equipment in the Customer Qualification Plant during the first quarter of 2022. FREYR has issued invitations to tender for equipment packages needed for the battery cell production line for FREYR’s Customer Qualification Plant.

Material Supply

There are many suppliers of materials for battery cell manufacturing, many of which are currently located in Asia. Initially, FREYR will rely on qualified suppliers through 24M’s supply chain while embarking on internal qualification of new material providers which could take between 12 and 24 months.

Ultimately, FREYR anticipates the migration of its supply chain into the Nordic region. FREYR is currently in discussions with several raw material suppliers to source material supply in the Nordic region. FREYR believes that regional raw material supply will expand the company’s low cost, margin, and sustainability advantages by minimizing the distance supplies must travel and ensuring supply chain consistency. FREYR also expects that material supply from the Nordic region will make the company a more attractive trade partner given potential trade policy developments, increased supply chain tracing in Europe and North America, and logistical challenges of global manufacturing highlighted by COVID-19. FREYR is currently in early stage dialogues with existing global material suppliers to expand into the Nordic region to further leverage low-cost “green” electricity and Norway’s skilled engineering-based labor force from the country’s legacy energy industry.

Partnerships

FREYR is currently in discussions with numerous potential suppliers and partners. The list below describes the status of discussions with some of these potential suppliers and partners. Unless otherwise indicated, FREYR has not entered into binding agreements with these parties.

24M

FREYR has entered into the binding 24M License to use 24M’s process technology and accelerate FREYR’s time to market. The 24M License excludes rights to manufacture, offer for sale or sell battery cells within Japan and the ASEAN until December 31, 2022. Furthermore, the 24M License provides for limited but relevant exclusivity within certain market segments (see “FREYR Business Model — Licensing Strategy” and “FREYR Business Model — FREYR’s Planned Production Process Based on 24M Technologies’ Platform” for more information).

The JV Partner

FREYR and a subsidiary of a major multinational industrial conglomerate (“the JV Partner”) have entered negotiations regarding a draft non-binding memorandum of understanding for a potential joint venture to be formed with the purpose of preparing a project to build battery production and potentially related facilities in North America at a targeted scale at least 50 GWh in annualized battery cell production by 2030 (the “Venture”). As part of these negotiations, FREYR and the JV Partner exchanged draft terms outlining the key commercial points of the potential joint venture in May 2021. However, many key terms of the Venture, including economic and investment terms, have not been agreed to in principal. It is possible that the parties will not be able to agree to enter into a JV MoU.

The draft memorandum of understanding provides a framework for FREYR’s cooperation and provides that FREYR and the JV Partner will work to enter into certain additional arrangements regarding the consummation of a joint venture to use 24M technology at a battery manufacturing facility in North America. The use of 24M process technology in the Venture would require a modification to the 24M License.

There is no guarantee that the draft memorandum of understanding, if entered into, will lead to entry into binding documentation with respect to the Venture, its terms or consummation of the Venture. See the section titled “Risk Factors” for more information.

Any such Venture will also be subject to various operational risks, including execution, regulatory, competition and market risks.

Mo Industripark

FREYR and Mo Industripark AS have signed a letter of intent for a brownfield industrial area available to FREYR for developing sustainable lithium-ion battery cell production facilities in Mo i Rana, Norway, using 100% renewable energy. The letter of intent provides FREYR with access to an existing 13,000 m2 facility building, an exclusive right to lease and develop a further 70,000 m2 brownfield industrial site and a first right of refusal for a third brownfield industrial site area of 100,000 m2, all within the Mo Industripark.

Itochu Corporation

FREYR has entered into a non-binding memorandum of understanding with Itochu Corporation, currently an investor in 24M, for joint commercialization of renewable energy solutions and sales of lithium-ion battery cells for ESS applications. The memorandum of understanding also includes provisions for collaboration in supplying FREYR with raw materials with support of Itochu’s significant materials trading arm. Discussions for the supply of certain raw materials to be used in the Customer Qualification Plant are currently ongoing.

Siemens AS

FREYR has entered into a non-binding agreement of cooperation with Siemens AS which provides for the companies to work together to enable optimized production through automation, digitalization and electrification of FREYR’s planned projects.

Siemens Energy AS

FREYR has entered into a non-binding memorandum of understanding with Siemens Energy AS, which contemplates the potential sale of significant volumes of batteries for marine applications, subject to meeting certain agreed technical and cost requirements.

Scatec ASA

FREYR has entered into a non-binding memorandum of understanding with Scatec ASA pursuant to which the parties will work together to define optimized modules and system designs that deliver higher energy density batteries for ESS solutions, with potentially improved safety and lower cost compared to ESS solutions based on conventional lithium-ion battery cells. The memorandum of understanding also contemplates the potential sale of batteries for ESS applications subject to meeting agreed technical and cost requirements.

Elkem Carbon AS

FREYR has entered into a non-binding memorandum of understanding with Elkem Carbon AS, a Norwegian company, to explore ways in which Elkem Carbon AS can supply active anode materials.

Glencore International AG

FREYR and Glencore International AG have entered into a non-binding letter of intent setting out the key principles for a potential long-term agreement for the supply of up to 3,755 metric tons of high grade sustainably sourced cobalt metal cut cathodes produced by Glencore Nikkelverk AS in Kristiansand, Norway.

MAERSK Norge AS

FREYR and MAERSK Norge AS have entered into a non-binding memorandum of understanding for the parties to work together to optimize FREYR’s global logistics and supply chain and to discuss a potential commercial cooperation regarding use and sale of environmentally friendly battery cells.

SINTEF AS

FREYR has entered into a contract with a Norwegian science and research organization, SINTEF, for hosting FREYR’s Head of R&D and one other scientist. The agreement provides for office space at SINTEF and the use of the laboratories at SINTEF and the Norwegian University of Science and Technology (“NTNU”), including such procurement, technical and research and development assistance that FREYR may reasonably require to perform its research in the labs.

Research & Development and Intellectual Property

FREYR’s two business models, licensing and joint venture, will both allow the company to scale its production by leveraging the intellectual property of its licensing and joint venture partners. FREYR also plans to establish an R&D lab and a test center within its Customer Qualification Plant in order to qualify new suppliers and have full testing capabilities of cells and materials for ongoing quality assurance.

FREYR is considering expanding R&D capabilities over time to support raw material localization, customer testing, in-house cell design and new technology integration. FREYR also plans to utilize R&D collaboration networks with technology providers and research organizations.

Employees

FREYR has a diversified and experienced management team. The team combines strategic partnership and battery expertise, execution track-record from large scale industry and renewable energy projects as well as experience from disruptive technology and battery and electrical automotive industries. The FREYR team has relevant global in and out-licensing experience with a deep understanding of licensing best practices.

As of December 31, 2020, FREYR had 19 employees.

Properties

FREYR is currently leasing the following five properties:

•        Office space in Lysaker (near Oslo), ongoing contract with three months’ notice period with a lease increase from March 1, 2021, which FREYR intends to terminate effective August 2021

•        Office space in Oslo, expires December 31, 2026

•        Office space in Mo i Rana, Norway, 280 m2, expires October 1, 2022;

•        Corporate apartment in Mo i Rana, Norway, ongoing contract with three months’ notice period;

•        Property within FREYR’s planned wind farm area, which provides FREYR with an exclusive right to build and operate the wind farm in the designated area for an initial term of 25 years from December 31 of the year that the wind farm begins operations, subject to receipt of necessary concessions and permits, which property will be transferred to SVPH as a result of the Norwegian Demerger.

FREYR has signed a letter of intent to lease space at Mo Industripark AS including a binding offer to lease certain areas of that space for a customer qualification plant, which expires June 30, 2021, an exclusive right to lease and develop a second area and a first right of refusal for a third area of that space for gigafactories, which expires June 30, 2022.

The company does not own any properties.

Government Grants

Innovation Norway

On February 12, 2021, FREYR was awarded a grant of approximately NOK 39 million for research, development and innovation in the environmental technology category by Innovation Norway. The grant is expected to be paid during 2021 and follows an evaluation process which started in the fall of 2020. Similar to the grants awarded in 2018 and 2020, this grant will be paid out in three installments based on meeting certain milestones in the agreement, in which the last payment milestone is payable after the final project report is approved. The grant is subject to certain conditions and will be earned only upon successful completion of these conditions.

ENOVA

On March 1, 2021, FREYR was awarded a grant of approximately NOK 142 million from the Norwegian Ministry of Climate and Environment through ENOVA SF as part financing for the development and construction of the Customer Qualification Plant in Mo i Rana, Norway. ENOVA is an enterprise owned by the Ministry of Climate and Environment. This grant will be paid as reimbursements of 25% of the costs incurred for the Customer Qualification plant from December 1, 2020 to December 1, 2024, in responses to requests made by FREYR for such reimbursement, which must be made at a minimum of twice per year. FREYR can begin to make requests for reimbursements when it can document that financing for such Customer Qualification Plant has been secured, meaning that requests can be made following the closing of the Business Combination. ENOVA will withhold 20% of the grant until the Customer Qualification Plant is completed, which in accordance with the terms of the grant must happen before December 1, 2024. The grant is subject to certain conditions and will be earned only upon successful completion of these conditions.

Legal Proceedings

From time to time, FREYR may become involved in litigation or other legal proceedings. FREYR is not currently a party to any litigation or legal proceedings that, in the opinion of FREYR’s management, are likely to have a material adverse effect on its business. Regardless of outcome, litigation can have an adverse impact on FREYR because of defense and settlement costs, diversion of management resources and other factors.

Government Regulation/Compliance

FREYR will comply with and operate in accordance with Norwegian health, safety and environment requirements for the projects in Norway, including health and safety regulations for employees and contractors. FREYR will also be subject to specific safety regulations applicable to the business, for instance in relation to handling of high voltage electricity in the production facilities.

There are government regulations pertaining to battery safety, transportation of batteries, use of batteries in cars, factory safety, and disposal of hazardous materials. The license and sale of our batteries abroad could be subject to export controls in the future.

SELECTED FINANCIAL INFORMATION OF FREYR

FREYR

FREYR’s selected historical consolidated statements of operations and cash flows information for the years ended December 31, 2020 and 2019, and its selected historical consolidated balance sheet information as of December 31, 2020 and 2019 are derived from FREYR’s audited financial statements included elsewhere in this proxy statement/prospectus. FREYR’s selected historical statements of operations and cash flows information for the three months ended March 31, 2021 and 2020 and its selected historical balance sheet information as of March 31, 2021 are derived from FREYR’s unaudited interim financial statements included elsewhere in this proxy statement/prospectus. The financial statements of FREYR are stated in U.S. dollars ($).

The selected historical consolidated information in this section should be read in conjunction with each of FREYR’s financial statements and related notes and “FREYR’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere herein. The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of the future performance of FREYR following the Business Combination.

	For the three months ended March 31,		For the years ended December 31,
(in thousands, except per share information)	2021	2020	2020	2019
Statement of Operations Information:
Total operating expenses	$11,919	$880	$8,923	$2,473
Net loss	(11,887)	(895)	(9,605)	(1,201)
Net loss per share attributable to ordinary shareholders, basic	$(0.06)	$(0.01)	$(0.06)	$(0.01)
Net loss per share attributable to ordinary shareholders, diluted	$(0.06)	$(0.01)	$(0.06)	$(0.02)
Statement of Cash Flows Information:
Net cash used in operating activities	$(6,392)	$(482)	$(7,336)	$(1,201)
Net cash used in investing activities	(54)	(25)	(71)	(20)
Net cash provided by financing activities	7,500	1,083	20,458	1,229
(in thousands)	As of March 31, 2021	As of December 31,
		2020	2019
Balance Sheet Information:
Total assets	$18,375	$15,931	$474
Total liabilities	20,632	10,975	1,423
Total shareholders’ equity (deficit)	(2,257)	4,956	(949)

FREYR’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This “FREYR’s Management’s Discussion and Analysis” should be read in conjunction with the “Information about FREYR” and “Selected Historical Financial Information” sections and the historical audited annual consolidated financial statements as of and for the years ended December 31, 2020 and 2019 and the unaudited interim condensed consolidated financial statements as of March 31, 2021 and for the three months ended March 31, 2021 and 2020, and the related respective notes, which are included elsewhere in this proxy statement/prospectus. The financial information contained herein is taken or derived from such audited annual consolidated financial statements and unaudited interim condensed consolidated financial statements, unless otherwise indicated. The following discussion contains forward-looking statements. FREYR’s actual results could differ materially from those that are discussed in these forward-looking statements. Factors that could cause or contribute to such differences include those discussed below and elsewhere in this proxy statement/prospectus, particularly under “Risk Factors.”

Overview

FREYR was founded on February 1, 2018 and is incorporated and domiciled in Norway. FREYR registered with the Norway Register of Business Enterprises on February 21, 2018. FREYR is planning the development of lithium-ion battery facilities in Mo i Rana, Norway. FREYR’s principal executive offices are in Mo i Rana, Norway.

FREYR’s mission and vision is to accelerate the decarbonization of the transportation sector and energy systems by delivering some of the world’s cleanest and most cost-effective batteries. FREYR aims to produce some of the most cost-competitive batteries with the lowest carbon footprints, which could further support the acceleration of the energy transition. FREYR is currently working to develop its application of its in-licensed technology and planning the building of the battery factories in Mo i Rana. Planned principal operations have not yet commenced. As of March 31, 2021, FREYR has not derived revenue from its principal business activities. FREYR will initially target ESS, marine applications, commercial vehicles and EVs with slower charge requirements, and then plans to target additional markets, including consumer EVs, through both the joint venture model and through the licensing model. FREYR plans to produce faster charge battery cells for the broader consumer EV segment through the 24M platforms, as well as through the joint venture business model and potentially additional licensing partnerships.

Grants

Innovation Norway

On September 4, 2018, FREYR was awarded a grant of approximately NOK 1,900 thousand for research, development and innovation by Innovation Norway, an instrument of the Norwegian Government for supporting innovation and development of Norwegian enterprises and industry. The grant was awarded to assist with the costs incurred associated with employees and staff, contract research and overhead and operating expenses. The grant was paid out in three installments based on meeting certain milestones in the agreement, in which the last milestone was payable after the final project report was approved. As of December 31, 2020, all milestones for this grant had been achieved.

On March 5, 2020, FREYR was awarded an additional grant of approximately NOK 7,000 thousand for research, development and innovation by Innovation Norway. Similar to the grant awarded in 2018, the 2020 grant was paid out in three installments based on meeting certain milestones in the agreement, in which the last payment milestone was payable after the final project report was approved. As of December 31, 2020, all milestones for this grant had been achieved.

On February 12, 2021, FREYR was awarded a grant of approximately NOK 39,000 thousand for research, development and innovation in the environmental technology category by Innovation Norway. Similar to the grants awarded in 2018 and 2020, this grant will be paid during 2021 and follows an evaluation process which started in the fall of 2020. The grant will be paid out in three installments based on meeting certain milestones in the agreement, in which the last payment milestone is payable after the final project report is approved. The grant is subject to certain conditions and will be earned only upon successful completion of these conditions. As of March 31, 2021, the first payment milestone was met and NOK 11,700 thousand was received. However, as conditions had not been met for income recognition, the grant was recorded as deferred income.

ENOVA

On March 1, 2021, FREYR was awarded a grant of approximately NOK 142,000 thousand from the Norwegian Ministry of Climate and Environment through ENOVA SF as part financing for the development and construction of the Customer Qualification Plant in Mo i Rana, Norway. ENOVA is an enterprise owned by the Ministry of Climate and Environment. This grant will be paid as reimbursements of 25% of the costs incurred for the Customer Qualification plant from December 1, 2020 to December 1, 2024, in response to requests made by FREYR for such reimbursement, which must be made at a minimum of twice per year. FREYR can begin to make requests for reimbursements when it can document that financing for such Customer Qualification Plant has been secured, meaning that requests can be made following the closing of the Business Combination. ENOVA will withhold 20% of the grant until the Customer Qualification Plant is completed, which in accordance with the terms of the grant must happen before December 1, 2024. The grant is subject to certain conditions and will be earned only upon successful completion of these conditions.

Business Combination and Public Company Costs

On January 29, 2021, FREYR entered into the Business Combination Agreement with (i) Alussa, (ii) the Purchaser Representative, (iii) Pubco, (iv) Norway Merger Sub 1, (v) Norway Merger Sub 2, (vi) Cayman Merger Sub, (vii) the Major Shareholders and (viii) the Shareholder Representative. Prior to the completion of the transactions contemplated by the Business Combination Agreement, (i) the Norway Merger Subs shall be wholly-owned subsidiaries of Alussa, (ii) Pubco shall be a wholly-owned subsidiary of Purchaser Representative and (iii) Cayman Merger Sub shall be a wholly-owned subsidiary of Pubco. Pursuant to the terms of the Business Combination Agreement (a) prior to the First Closing, the FREYR Wind Business will be transferred to SVPH as a result of the Norway Demerger, (b) at the First Closing, Alussa will merge with and into Cayman Merger Sub, with Alussa continuing as the surviving entity and a wholly owned subsidiary of Pubco, (c) following the First Closing and prior to the Second Closing, Alussa will distribute all of its interests in Norway Merger Sub 1 to Pubco with the result that the Norway Merger Subs shall become wholly-owned subsidiaries of Pubco, (d) at the Second Closing, FREYR will merge with and into Norway Merger Sub 2, with Norway Merger Sub 2 continuing as the surviving entity, (e) at the Second Closing, Pubco will acquire all preferred shares of Norway Merger Sub 1 (which will be issued in exchange for the FREYR Preferred Shares as a part of the Norway Merger) from the Company Preferred Share Transferors in exchange for a number of newly issued shares of Pubco and (f) at the Second Closing, Norway Merger Sub 1 will merge with and into Pubco, with Pubco continuing as the surviving entity, as a result of which, (i) each issued and outstanding security of Alussa immediately prior to the Cayman Effective Time shall be exchanged for equivalent securities of Pubco in accordance with the Business Combination Agreement (or, in the case of Dissenting Alussa Shareholders, if any, the right to receive the fair value of such holder’s Dissenting Alussa Ordinary Shares and such other rights as are granted by the Cayman Companies Act), (ii) each issued and outstanding share of FREYR immediately prior to the Norway Effective Time shall be exchanged for the right of the holder thereof to receive securities of Norway Merger Sub 1 in accordance with the Business Combination Agreement, (iii) each issued and outstanding security of Norway Merger Sub 1 (other than certain shares of Norway Merger Sub 1 held by Pubco and the warrants issued in exchange for Preferred Share Linked Warrants, which will be cancelled) immediately prior to the Cross-Border Effective Time shall be exchanged for the right of the holder to receive securities of Pubco and (iv) each issued and outstanding warrant or option of FREYR (other than the Preferred Shares Linked Warrants, which will be exchanged for warrants of Norway Merger Sub 1, which will in turn be cancelled), after giving effect to the Norway Demerger, immediately prior to the effective time of the Norway Merger, will be exchanged for the holder thereof to receive, respectively, Pubco Warrants and options of Pubco determined based on the Exchange Ratio, with the exercise price of each such Pubco Warrant and Pubco Option being equal to the exercise price of the corresponding option or warrant of FREYR in effect immediately prior to the effective time of the Norway Merger, divided by the Exchange Ratio, all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the provisions of applicable law. FREYR will be deemed the accounting predecessor and the post-combination business will be the successor SEC registrant, which means that FREYR’s financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC.

The Business Combination is anticipated to be accounted for as a reverse capitalization, with no goodwill or other intangible assets recorded, in accordance with U.S. GAAP. Under this method of accounting, Alussa will be treated as the acquired company for financial reporting purposes. Accordingly, for accounting purposes, the transactions will be treated as the equivalent of Pubco issuing ordinary shares for the net assets of Alussa, accompanied by a recapitalization.

Following the consummation of the Business Combination, the shares of the new parent holding company will be traded on the New York Stock Exchange, which will require the post-combination business to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. The post-combination business expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, directors’ fees, internal control financial reporting compliance, and additional internal and external accounting, legal and administrative resources, including increased audit and legal fees.

Key Factors Affecting Operating Results

FREYR believes its performance and future success depend on several factors that present significant opportunities for it but also pose risks and challenges, including those discussed below and in the section of this proxy statement/prospectus titled “Risk Factors.”

Licensing Strategy

FREYR’s licensing business model is currently based on technology licensed from 24M, which has been commercialized only to a limited extent and may not perform as expected. FREYR’s business plans are dependent on the technology from 24M performing as expected. If the cost, performance characteristics, simplified manufacturing process or other specifications of the technology licensed from 24M fall short of FREYR’s targets, FREYR’s ability to achieve projected sales, time to market, competitive advantage, product pricing and margins would likely be adversely affected.

Facility Development Plan

In order for FREYR to be successful in growing the business, it will need to develop production capacity and increase it. FREYR does not currently have any production capacity and has not yet begun any construction activities. FREYR expects to assemble and produce its battery cells in Mo i Rana, Norway, with production at the Customer Qualification Plant to begin in 2022 at the earliest. FREYR’s board has sanctioned the preparation by FREYR’s management of the basis for a final investment decision, which is conditioned upon the closing of the Business Combination and is yet to be made. The planned construction period for the Customer Qualification Plant is estimated at 12 months from the final investment decision. The planned construction period for each of FREYR’s Gigafactories is estimated at 24 months. If FREYR builds its “Fast-Track Gigafactories” as planned, FREYR expects it will be Norway’s first lithium-ion battery cell manufacturing facility at such industrial scale.

FREYR’s facility development plan assumes lithium-nickel-manganese-oxide (“NMC”) battery chemistry is used through 2025 and a combination of NMC and lithium-iron-phosphate (“LFP”) battery chemistry-based products is used in combination thereafter. Recent and ongoing discussions with potential customers may result in a larger volume of LFP-based batteries being put into production earlier, potentially already in the first Gigafactories. A stronger and earlier shift from NMC to LFP chemistry could in isolation reduce actual output, due to LFP-based products having a lower energy density (as measured by Wh/kg per KWh) for otherwise comparable product configurations than NMC-based products. A major part of the increased demand for LFP based products in the market is driven in part by the lower metal costs for LFP based products relative to NMC based products (as measured by USD/kg per KWh). While FREYR is still evaluating whether the initial timing regarding LFP use should be accelerated, FREYR believes it is possible that the reduction in output could be offset by higher LFP volumes.

Tender packages for equipment, building and installation for the Customer Qualification Plant have been submitted to pre-qualified vendors. The initial market feedback from the tender process indicates higher prices than those included in the financial projections FREYR developed in the fall of 2020, in part because FREYR requested vendors to tender for certain upgraded equipment and more complex installation based on exploring potential modifications to its development plan due to potential customer feedback, including flexibility related to NMC and LFP manufacturing and flexibility relating to size of electrodes, increased automation and because of inflationary pressure on prices of equipment and building materials witnessed over the first few months of 2021 and continuing today. FREYR has also received preliminary input on plans relating to Gigafactory 1, which input reflects similar trends in costs. FREYR is in the process of optimizing the design of the Customer Qualification Plant and negotiating pricing in order to achieve lower costs that will enable it to proceed with the final investment decision.

FREYR’s ability to plan, construct and equip manufacturing facilities, including FREYR’s Customer Qualification Plant and its Fast-Track manufacturing plants, is subject to significant risks and uncertainties. FREYR has signed a letter of intent to lease space at Mo Industripark which includes a binding offer to lease certain areas for a Customer Qualification Plant, which expires June 30, 2021, an exclusive right to lease and develop a second area and a first right of refusal for a third area, which expires June 30, 2022. Mo Industripark AS has certain permits related to its status as a regulated industrial zone; however, FREYR does not have all consents, agreements, permits or licenses needed for its planned construction and operation activities. In addition, the failure to reach the amount of customer offtake agreements in a timely manner will delay or possibly prohibit the initiation of the construction of any Gigafactories. Failure to obtain, delay in obtaining or the loss of necessary consents, commercial agreements, permits and licenses could result in delay or termination of development activities.

Market and Competition

FREYR expects competition in battery technology and EVs to intensify due to a regulatory push for EVs, increased decarbonization of energy systems (requiring additional storage/battery capacity), continuing globalization, and potential consolidation in the worldwide automotive and energy industry. Developments in alternative technologies or improvements in battery technology made by competitors may materially adversely affect the sales, pricing and gross margins of FREYR’s battery cells. If a competing process or technology is developed that has superior operational or price performance, FREYR’s business could be harmed. In addition, battery cells may be or become subject to tariffs and/or technical barriers to trade, which FREYR may not be able to overcome by sourcing and supply arrangements, and which therefore could harm FREYR’s business. On the other hand, the increased demand for batteries from various customer segments that is being observed may result in accelerated and higher volumes, higher prices and better margins. FREYR’s ongoing customer acquisition dialogues indicate potential for higher prices than previously estimated, but further negotiations are ongoing and no firm offtake agreements have yet been entered into.

Impact of COVID-19

In December 2019, COVID-19 was first reported to the World Health Organization (“WHO”), and in January 2020, the WHO declared the outbreak to be a public health emergency. In March 2020, the WHO characterized COVID-19 as a pandemic. The impact of COVID-19, including changes in consumer and business behavior, pandemic fears and market downturns, and restrictions on business and individual activities, has created significant volatility in the global economy and led to reduced economic activity.

As a result of the COVID-19 pandemic, FREYR modified its business practices (including employee travel, recommending that all non-essential personnel work from home and cancellation or reduction of physical participation in sales activities, meetings, events and conferences), implemented additional safety protocols for essential workers, and implemented cost cutting measures in order to reduce its operating costs. Management of FREYR continues to monitor public health and regulatory developments and may take further actions as may be required by government authorities or that it determines are in the best interests of its employees, customers, suppliers, vendors and business partners.

While the ultimate duration and extent of the COVID-19 pandemic depends on future developments that cannot be accurately predicted, such as the extent and effectiveness of containment actions, it has already had an adverse effect on the global economy and the ultimate societal and economic impact of the COVID-19 pandemic remains unknown. In particular, the conditions caused by this pandemic are likely to affect the rate of consumer and business spending and could adversely affect FREYR’s business, results of operations, and financial condition during current and future periods.

Basis of Presentation

FREYR’s consolidated financial statements have been prepared in conformity with U.S. GAAP. The consolidated financial statements include the accounts of FREYR and its wholly-owned subsidiary. All intercompany accounts and transactions have been eliminated in the consolidated financial statements.

Currently, FREYR conducts its business through one operating segment. All assets and operations are maintained in and attributable to Norway. FREYR has currently not yet derived revenue from its principal business activities. See Note 2 (“Summary of Significant Accounting Policies”) to FREYR’s consolidated financial statements included elsewhere in this proxy statement/prospectus for more information about FREYR’s determination of its operating segment.

The consolidated financial statements have been prepared on a going concern basis which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The continuation of FREYR as a going concern is dependent upon the continued financial support from FREYR shareholders and the ability of FREYR to obtain the necessary financing to support its operations. FREYR, which is in the early stages of development, has no revenues and has a history of operating losses and negative operating cash flows. Management of

FREYR believes that its current cash is insufficient to cover the expenses it expects to incur during the twelve months after the issuance of its consolidated financial statements included elsewhere within this proxy statement/prospectus. While these factors initially gave rise to substantial doubt about FREYR’s ability to continue as a going concern, FREYR has alleviated these doubts through the Business Combination and the related Subscription Agreements entered into among Alussa, Pubco and certain investors for the $600,000 thousand PIPE Investment.

Components of Results of Operations

Operating Expenses

General and administrative

General and administrative expense consists of personnel and personnel-related expenses, including stock-based compensation of FREYR’s executives and employees, office space related costs, travel costs, public relations costs, as well as legal and accounting fees for professional and contract services. FREYR expects its general and administrative expenses to increase for the foreseeable future as it scales headcount with the growth of its business, and as a result of operating as a public company, including compliance with the rules and regulations of the SEC, additional legal, audit, and insurance expenses, investor relations activities, and other administrative and professional services.

Research and development

R&D expense consists primarily of compensation to employees engaged in research and development activities, internal and external engineering, supplies and services, and contributions to research institutions. Research and development costs are expensed as incurred. R&D expense also includes the development costs related to the 24M License.

Depreciation

Depreciation expense relates to the depreciation of FREYR’s property and equipment and is calculated using the straight-line method over the useful lives of the related assets.

Other operating expenses

Other operating expenses consist primarily of fees paid for contractors and consultants assisting with growing the business and developing the battery factories.

Other income (expense)

Warrant liability fair value adjustment

The warrant liability fair value adjustment consists of unrealized gains and losses as a result of marking FREYR’s warrant liability to fair market value at the end of each reporting period. FREYR’s warrant liability is initially measured at fair value and subsequently remeasured at each reporting date with changes being recorded as a warrant liability fair value adjustment.

Redeemable preferred shares fair value adjustment

The redeemable preferred shares fair value adjustment consists of unrealized gains and losses as a result of adjustments to FREYR’s redeemable preferred shares to reflect fair market value at the end of each reporting period. FREYR’s redeemable preferred shares are initially measured at fair value and subsequently remeasured at each reporting date with changes being recorded as a redeemable preferred shares fair value adjustment.

Convertible notes fair value adjustment

The convertible notes fair value adjustment consists of unrealized gains and losses as a result of adjustments to FREYR’s convertible notes issued in 2020 (“2020 Convertible Notes”) to reflect fair market value at the end of each reporting period. FREYR’s 2020 Convertible Notes are initially measured at fair value and subsequently remeasured at each reporting date with changes being recorded as a convertible notes fair value adjustment.

Interest expense

Interest expense consists primarily of interest expense incurred on FREYR’s convertible notes.

Interest income

Interest income consists primarily of interest income earned on FREYR’s cash and cash equivalents.

Foreign currency transaction gain (loss)

Foreign currency transaction gain (loss) consists of the gains and losses recognized from transactions and balances denominated in a currency other than the functional currency.

Gain on settlement of warrant liability

The gain on settlement of warrant liability represents the gain recognized as a result of the settlement of the warrant liability in exchange for cash payable and shares issued.

Other income

Other income consists of grants received for research, development and innovation. The grants were awarded to assist with the costs incurred associated with employees and staff, contract research and overhead, and operating expenses. FREYR recognizes grants received in other income over the periods in which the related costs are incurred and the conditions for receiving the grant have been fulfilled, assuming no restrictions apply with respect to the potential repayment of the grants.

Results of Operations

Comparison of the Three Months Ended March 31, 2021 and 2020

The results of operations presented below should be reviewed in conjunction with the condensed consolidated financial statements and notes included elsewhere in this proxy statement/prospectus. The following table sets forth FREYR’s condensed consolidated results of operations data for the periods presented (in thousands, except percentages):

	For the three months ended March 31,		Change ($)	Change (%)
	2021	2020
Operating expenses:
General and administrative	$7,131	$593	$6,538	1,103%
Research and development	2,907	45	2,862	6,360%
Depreciation	10	3	7	233%
Other operating expenses	1,871	239	1,632	683%
Total operating expenses	11,919	880	11,039	1,254%
Loss from operations	(11,919)	(880)	(11,039)	1,254%

Other income (expense):
Redeemable preferred shares fair value adjustment	6	—	6	NM (1)
Interest income	6	—	6	NM (1)
Warrant liability fair value adjustment	—	(66)	66	NM (1)
Convertible notes fair value adjustment	—	24	(24)	NM (1)
Interest expense	—	(8)	8	NM (1)
Foreign currency transaction gain (loss)	20	(5)	25	NM (1)
Other income	—	40	(40)	NM (1)
Loss before income taxes	(11,887)	(895)	(10,992)	1,228%
Income tax expense	—	—	—	0%
Net loss	$(11,887)	$(895)	$(10,992)	1,228%

____________

(1)      NM = Not meaningful

Operating expenses

General and administrative

General and administrative expenses increased by $6,538 thousand or 1,103%, to $7,131 thousand for the three months ended March 31, 2021, from $593 thousand for the three months ended March 31, 2020. General and administrative expenses increased primarily due to the hiring of additional employees and increase in legal and accounting fees during the three months ended March 31, 2021 to support FREYR’s battery projects and corporate operations, as well as the recognition of employee and non-employee share-based compensation expense.

Research and development

R&D expenses increased by $2,862 thousand or 6,360%, to $2,907 thousand for the three months ended March 31, 2021, from $45 thousand for the three months ended March 31, 2020. R&D expenses increased due to costs incurred in accordance with the 24M License, as well as the Company’s agreement with a public Norwegian university to fund professorships and research within the field of energy-efficient battery plants.

Depreciation

Depreciation expenses increased by $7 thousand or 233%, to $10 thousand for the three months ended March 31, 2021, from $3 thousand for the three months ended March 31, 2020. Depreciation expenses increased due to the purchase of equipment during the three months ended March 31, 2021.

Other operating expenses

Other operating expenses increased by $1,632 thousand or 683%, to $1,871 thousand for the three months ended March 31, 2021, from $239 thousand for the three months ended March 31, 2020. Other operating expenses increased primarily due to additional contractors and consultants being hired to assist in developing the Mo i Rana battery facilities and business relationships abroad in Europe and Asia.

Other income (expense)

Redeemable preferred shares fair value adjustment

The redeemable preferred shares fair value adjustment resulted in a gain of $6 thousand for the three months ended March 31, 2021. There was no redeemable preferred shares fair value adjustment for the three months ended March 31, 2020. The redeemable preferred shares fair value adjustment represents the change in the fair value of the redeemable preferred shares during the three months ended March 31, 2021.

Interest income

Interest income was $6 thousand for the three months ended March 31, 2021. There was no interest income for the three months ended March 31, 2020. Interest income increased primarily due to interest income earned on cash and cash equivalents.

Warrant liability fair value adjustment

As a result of the settlement of the warrant liability in 2020, there was no warrant liability fair value adjustment for the three months ended March 31, 2021. The warrant liability fair value adjustment resulted in a loss of $66 thousand for the three months ended March 31, 2020. The warrant liability fair value adjustment represented the change in the fair value of the warrant liability during the three months ended March 31, 2020.

Convertible notes fair value adjustment

As a result of the settlement of the 2020 Convertible Notes in 2020, there was no convertible notes fair value adjustment for the three months ended March 31, 2021. The convertible notes fair value adjustment resulted in a gain of $24 thousand for the three months ended March 31, 2020. The convertible notes fair value adjustment represented the change in the fair value of the 2020 Convertible Notes during the three months ended March 31, 2020.

Interest expense

There was no interest expense for the three months ended March 31, 2021. Interest expense of $8 thousand was recognized for the three months ended March 31, 2020. The interest expense represented the interest expense recognized on the 2020 Convertible Notes and the convertible notes issued in 2018 for the three months ended March 31, 2020, which were settled in 2020.

Foreign currency transaction gain (loss)

The foreign currency transaction gain (loss) changed by $25 thousand to a gain of $20 thousand for the three months ended March 31, 2021, from a loss of $5 thousand for the three months ended March 31, 2020. The foreign currency transaction gain (loss) changed due to the recognition of net gains during the three months ended March 31, 2021 on foreign currency transactions and balances that were denominated in currencies other than the functional currency.

Other income

There was no other income for the three months ended March 31, 2021. Other income of $40 thousand was recognized for the three months ended March 31, 2020. The other income represented grant proceeds recognized and fully granted during 2020.

Comparison of the Years Ended December 31, 2020 and 2019

The results of operations presented below should be reviewed in conjunction with the consolidated financial statements and notes included elsewhere in this proxy statement/prospectus. The following table sets forth FREYR’s consolidated results of operations data for the periods presented (in thousands, except percentages):

	For the years ended December 31,		Change ($)	Change (%)
	2020	2019
Operating expenses:
General and administrative	$4,377	$1,361	$3,016	222%
Research and development	1,865	545	1,320	242%
Depreciation	15	1	14	1,400%
Other operating expenses	2,666	566	2,100	371%
Total operating expenses	8,923	2,473	6,450	261%
Loss from operations	(8,923)	(2,473)	(6,450)	261%

Other income (expense):
Warrant liability fair value adjustment	(1,670)	1,146	(2,816)	NM (1)
Redeemable preferred shares fair value adjustment	(70)	—	(70)	NM (1)
Convertible notes fair value adjustment	(201)	—	(201)	NM (1)
Interest expense	(53)	(3)	(50)	1,667%
Interest income	20	—	20	NM (1)
Foreign currency transaction gain (loss)	38	(9)	47	NM (1)
Gain on settlement of warrant liability	466	—	466	NM (1)
Other income	788	138	650	471%
Loss before income taxes	(9,605)	(1,201)	(8,404)	700%
Income tax expense	—	—	—	0%
Net loss	$(9,605)	$(1,201)	$(8,404)	700%

____________

(1)      NM = Not meaningful

Operating expenses

General and administrative

General and administrative expenses increased by $3,016 thousand or 222%, to $4,377 thousand for the year ended December 31, 2020, from $1,361 thousand for the year ended December 31, 2019. General and administrative expenses increased primarily due to the hire of additional employees and increase in legal and accounting fees during 2020 to support FREYR’s battery projects and corporate operations, as well as the recognition of employee and non-employee share-based compensation expense.

Research and development

R&D expenses increased by $1,320 thousand or 242%, to $1,865 thousand for the year ended December 31, 2020, from $545 thousand for the year ended December 31, 2019. R&D expenses increased due to costs incurred in accordance with the 24M License, as well as the Company’s agreement with a public Norwegian university to fund professorships, research within the field of energy-efficient battery plants and doctoral and post-doctoral fellowships.

Depreciation

Depreciation expenses increased by $14 thousand or 1,400%, to $15 thousand for the year ended December 31, 2020, from $1 thousand for the year ended December 31, 2019. Depreciation expenses increased due to the purchase of equipment during 2020.

Other operating expenses

Other operating expenses increased by $2,100 thousand or 371%, to $2,666 thousand for the year ended December 31, 2020, from $566 thousand for the year ended December 31, 2019. Other operating expenses increased primarily due to additional contractors and consultants being hired to assist in developing the Mo i Rana battery facilities and business relationships abroad in Europe and Asia.

Other income (expense)

Warrant liability fair value adjustment

The warrant liability fair value adjustment changed by $2,816 thousand, to a loss of $1,670 thousand for the year ended December 31, 2020, from a gain of $1,146 thousand for the year ended December 31, 2019. The change in the warrant liability fair value adjustment represented the change in the fair value of the warrant liability during 2020 until settlement.

Redeemable preferred shares fair value adjustment

The redeemable preferred shares fair value adjustment resulted in a loss of $70 thousand for the year ended December 31, 2020. There was no redeemable preferred shares fair value adjustment for the year ended December 31, 2019. The redeemable preferred shares fair value adjustment represents the change in the fair value of the redeemable preferred shares during 2020 after issuance.

Convertible notes fair value adjustment

The convertible notes fair value adjustment resulted in a loss of $201 thousand for the year ended December 31, 2020. There was no convertible notes fair value adjustment for the year ended December 31, 2019. The convertible notes fair value adjustment represents the change in the fair value of the 2020 Convertible Notes during 2020 until settlement.

Interest expense

Interest expense increased by $50 thousand or 1,667%, to $53 thousand for the year ended December 31, 2020, from $3 thousand for the year ended December 31, 2019. Interest expense increased primarily due to the interest expense incurred related to the convertible debt issued in 2018 and 2020 prior to settlement in July 2020.

Interest income

Interest income was $20 thousand for the year ended December 31, 2020. There was no interest income for the year ended December 31, 2019. Interest income increased primarily due to interest income earned on cash and cash equivalents.

Foreign currency transaction gain (loss)

The foreign currency transaction gain (loss) changed by $47 thousand, to a gain of $38 thousand for the year ended December 31, 2020, from a loss of $9 thousand for the year ended December 31, 2019. The foreign currency transaction gain (loss) changed due to the recognition of net gains in 2020 on foreign currency transactions and balances that were denominated in currencies other than the functional currency.

Gain on settlement of warrant liability

The gain on settlement of warrant liability increased by $466 thousand, to $466 thousand for the year ended December 31, 2020, from nil for the year ended December 31, 2019. The gain on settlement of warrant liability increased due to the settlement of the warrant liability during 2020 and the recognition of a gain resulting from the difference in the value of the shares issued and cash payable to settle the warrant liability and the value of the warrant liability.

Other income

Other income increased by $650 thousand or 471%, to $788 thousand for the year ended December 31, 2020, from $138 thousand for the year ended December 31, 2019. Other income increased due to the grant proceeds received and recognized during 2020 as a result of achieving certain milestones outlined in the respective grant agreements.

Liquidity and Capital Resources

Sources of Liquidity

FREYR’s capital requirements will depend on many factors, including capital expenditures required to support the development of the battery factories, the timing and extent of spending to support technology licensing and R&D efforts, and market adoption of future products. Until FREYR can generate sufficient revenue to cover operating expenses, working capital and capital expenditures, FREYR expects the funds raised in the Business Combination to fund its cash needs for FREYR’s battery projects, technology licensing and R&D efforts, and general corporate purposes. If FREYR is required to raise additional funds by issuing equity securities, dilution to shareholders would result. Any equity securities issued may also provide for rights, preferences or privileges senior to those of holders of FREYR’s ordinary shares. If FREYR raises funds by issuing debt securities, these debt securities would have rights, preferences and privileges senior to those of holders of FREYR’s ordinary shares. The terms of debt securities or borrowings could impose significant restrictions on FREYR’s operations. The credit market and financial services industry have in the past, and may in the future, experience periods of uncertainty that could impact the availability and cost of equity and debt financing.

FREYR has incurred losses since its inception. As of December 31, 2020, FREYR had an accumulated deficit of $10,885 thousand and cash, cash equivalents and restricted cash of $14,945 thousand. As of March 31, 2021, FREYR has an accumulated deficit of $22,772 thousand and cash, cash equivalents and restricted cash of $16,048 thousand. To date, FREYR’s principal sources of liquidity have been proceeds received from the issuance of debt and equity securities and amounts received from government grants.

Cash Flow Summary

The following table summarizes FREYR’s cash flows for the periods presented (in thousands):

	For the three months ended March 31,
	2021	2020
Net cash provided by (used in):
Operating activities	$(6,392)	$(482)
Investing activities	(54)	(25)
Financing activities	7,500	1,083

	For the years ended December 31,
	2020	2019
Net cash provided by (used in):
Operating activities	$(7,336)	$(1,201)
Investing activities	(71)	(20)
Financing activities	20,458	1,229

Operating Activities

Net cash used in operating activities was $6,392 thousand for the three months ended March 31, 2021, while net cash used in operating activities was $482 thousand for the three months ended March 31, 2020. For the three months ended March 31, 2021, the primary factor affecting FREYR’s operating cash flows was FREYR’s operating expenses of $11,919 thousand driven by payroll and other related costs, fees to EDGE Global, accounting and legal fees, research and development, and other operating expenses. These operating expenses were partially offset by the impact of the increase in accounts payable and accrued liabilities of $1,287 thousand due to the timing of payments and non-cash share-based compensation of $4,161 thousand. For the three months ended March 31, 2020, the primary factor affecting FREYR’s operating cash flows was FREYR’s operating expenses of $880 thousand driven by general and administrative, research and development, and other operating expenses. These operating expenses were offset by the impact of the increase in accounts payable and accrued liabilities of $375 thousand due to the timing of payments.

Net cash used in operating activities was $7,336 thousand for the year ended December 31, 2020, while net cash used in operating activities was $1,201 thousand for the year ended December 31, 2019. For the year ended December 31, 2020, the primary factor affecting FREYR’s operating cash flows was FREYR’s operating expenses of $8,923 thousand driven by payroll and other related costs, fees to EDGE Global, accounting and legal fees, research and development, and other operating expenses. These operating expenses were partially offset by the impact of the increase in accounts payable and accrued liabilities of $1,573 thousand due to the timing of payments. For the year ended December 31, 2019, the primary factor affecting FREYR’s operating cash flows was FREYR’s operating expenses of $2,473 thousand driven by general and administrative, research and development, and other operating expenses. These operating expenses were offset by the impact of the increase in accounts payable and accrued liabilities of $1,171 thousand due to the timing of payments.

Investing Activities

Net cash used in investing activities was $54 thousand for the three months ended March 31, 2021, while net cash used in investing activities was $25 thousand for the three months ended March 31, 2020. For the three months ended March 31, 2021 and 2020, FREYR’s investing cash flows reflect the purchases of equipment.

Net cash used in investing activities was $71 thousand for the year ended December 31, 2020, while net cash used in investing activities was $20 thousand for the year ended December 31, 2019. For the year ended December 31, 2020 and 2019, FREYR’s investing cash flows reflect the purchases of equipment.

Financing Activities

Net cash provided by financing activities was $7,500 thousand for the three months ended March 31, 2021, while net cash provided by financing activities was $1,083 thousand for the three months ended March 31, 2020. For the three months ended March 31, 2021, FREYR’s financing cash flows relate to net proceeds of $7,500 thousand from the issuance of redeemable preferred shares. For the three months ended March 31, 2020, FREYR’s financing cash flows primarily relate to proceeds of $660 thousand from the issuance of convertible debt and $423 thousand from the issuance of convertible debt to related parties.

Net cash provided by financing activities was $20,458 thousand for the year ended December 31, 2020, while net cash provided by financing activities was $1,229 thousand for the year ended December 31, 2019. For the year ended December 31, 2020, FREYR’s financing cash flows primarily relate to net proceeds of $11,552 thousand from capital contributions of ordinary shareholders, proceeds of $1,531 thousand from the issuance of convertible debt and proceeds of $7,500 thousand from the issuance of redeemable preferred shares, offset by payments of $125 thousand related to the settlement of the convertible debt. For the year ended December 31, 2019, FREYR’s financing cash flows primarily relate to proceeds of $1,229 thousand from entering into an investment and Innovation Project Agreement with an investor in exchange for the right to receive warrants.

Contractual Obligations and Commitments

The following table summarizes FREYR’s contractual obligations and commitments as of March 31, 2021 (in thousands):

	Due by Period
	Less Than 1 Year	1 – 3 Years	3 – 5 Years	More Than 5 Years	Total
Operating lease(1)	$88	$—	$—	$—	$88
Technology licensing and service commitments(2)	16,800	3,000	—	—	19,800
Other commitments(3)	344	355	235	117	1,051
Total	$17,232	$3,355	$235	$117	$20,939

____________

(1)      Represents the remaining commitments for FREYR’s operating leases that have commenced as of March 31, 2021. None of FREYR’s leases have a minimum noncancelable lease term in excess of one year.

(2)      Represents the remaining commitments as of March 31, 2021 related to the 24M License.

(3)      Represents the remaining commitments as of March 31, 2021 related to FREYR’s agreement with the Mo i Rana municipality and FREYR’s agreements with a public Norwegian university to fund professorships, research within the field of energy-efficient battery plants, and doctoral and post-doctoral fellowships.

The following table summarizes FREYR’s contractual obligations and commitments as of December 31, 2020 (in thousands):

	Due by Period
	Less Than 1 Year	1 – 3 Years	3 – 5 Years	More Than 5 Years	Total
Operating lease(1)	$77	$—	$—	$—	$77
Technology licensing and service commitments(2)	19,300	3,000	—	—	22,300
Other commitments(3)	514	437	234	234	1,419
Total	$19,891	$3,437	$234	$234	$23,796

____________

(1)      Represents the remaining commitments for FREYR’s operating leases that have commenced as of December 31, 2020. None of FREYR’s leases have a minimum noncancelable lease term in excess of one year.

(2)      Represents the remaining commitments as of December 31, 2020 related to the 24M License.

(3)      Represents the remaining commitments as of December 31, 2020 related to FREYR’s agreement with the Mo i Rana municipality and FREYR’s agreements with a public Norwegian university to fund professorships, research within the field of energy-efficient battery plants, research positions for battery cell production, and doctoral and post-doctoral fellowships.

Off-Balance Sheet Arrangements

Since the date of FREYR’s incorporation, FREYR has not engaged in any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Critical Accounting Policies and Estimates

FREYR prepares its consolidated financial statements in accordance with U.S. GAAP. The preparation of these consolidated financial statements requires FREYR to make estimates, assumptions and judgments that can significantly impact the amounts it reports as assets, liabilities, revenue, costs and expenses and the related disclosures. FREYR bases its estimates on historical experience and other assumptions that it believes are reasonable under the circumstances. FREYR’s actual results could differ significantly from these estimates under different assumptions and conditions.

FREYR’s significant accounting policies are described in more detail in Note 2 to FREYR’s consolidated financial statements included elsewhere in this proxy statement/prospectus. FREYR believes that the accounting policies discussed below are critical to understanding its historical and future performance as these policies involved a greater degree of judgment and complexity.

Stock-Based Compensation

FREYR measures and recognizes compensation expense for all equity-based awards made to employees, directors, and non-employees, including share options, based on estimated fair values recognized over the requisite service period in accordance with ASC 718, Stock-Based Compensation. Share-based payments, including grants of share options, are recognized in the consolidated statement of operations and comprehensive loss as general and administrative expense. FREYR recognizes compensation expense for all equity-based employee awards with service-based vesting requirements on a straight-line basis over the requisite service period of the awards, which is generally the award’s vesting period. These amounts are reduced by forfeitures as the forfeitures occur. FREYR determines the fair value of share options using the Black-Scholes-Merton option pricing model, which is impacted by the following assumptions:

Expected Term — FREYR used either the remaining contractual term or the simplified method based on the options’ vesting term and contractual terms when calculating the expected term due to insufficient historical exercise data. In the latter case, Management elected to use the simplified method instead of historical experience due to a lack of relevant historical data to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior.

Expected Volatility — As FREYR’s shares are not actively traded, the volatility is derived from the average historical daily stock volatilities of a peer group of public companies that the Company considers to be comparable to its business over a period equivalent to the expected term of the share-based awards.

Expected Dividend Yield — The dividend rate used is zero as FREYR has never paid cash dividends on its ordinary shares and does not anticipate doing so in the foreseeable future.

Risk-Free Interest Rate — The interest rates used are based on the implied yield available on AAA-Rated Euro Area Central Government Bond Yields, as well as U.S. Treasury Rates, with an equivalent remaining term equal to the expected life of the award.

FREYR evaluates the assumptions used to value its share-based awards on each grant date. The grant date fair value of FREYR’s ordinary shares was determined using valuation methodologies which utilize certain assumptions, including probability weighting of events, volatility, time to liquidation, a risk-free interest rate and an assumption of a discount for lack of marketability (Level 3 inputs).

Warrant Liability

Initially, FREYR measured its warrant liability at fair value based on significant inputs not observable in the market, which caused it to be classified as a Level 3 measurement within the fair value hierarchy. FREYR used a scenario-based framework that considered varying levels of tranches of investments and the related equity valuation. FREYR assessed the assumptions and estimates used in the analysis on an on-going basis as additional data impacting the assumptions and estimates were obtained. Once available, the over-the-counter trading price was used to measure the warrant liability, which caused it to be transferred from a Level 3 measurement to a Level 2 measurement. All subsequent changes in the fair value of the warrant liability related to updated assumptions and estimates were recognized as a warrant liability fair value adjustment within the consolidated statement of operations and comprehensive loss.

Redeemable preferred shares

FREYR measures its redeemable preferred shares at fair value based on significant inputs not observable in the market, which causes it to be classified as a Level 3 measurement within the fair value hierarchy. FREYR uses a scenario-based framework that utilizes the discounted cash flow approach based on the expected payoffs upon the conversion or redemption event, expected probability of occurrence and estimated yield. FREYR assesses the assumptions and estimates used in the analysis on an on-going basis as additional data impacting the assumptions and estimates is obtained. Subsequent changes in the fair value of the redeemable preferred shares related to updated assumptions and estimates are recognized as a redeemable preferred shares fair value adjustment within the consolidated statement of operations and comprehensive loss.

2020 Convertible Notes

FREYR elected the fair value option for the 2020 Convertible Notes. Such election is irrevocable and is applied on an instrument-by-instrument basis at initial recognition. FREYR measured its 2020 Convertible Notes at fair value based on significant inputs not observable in the market, which caused them to be classified as a Level 3 measurement within the fair value hierarchy. FREYR used a scenario-based framework that assumed two scenarios that were weighted based on the likelihood of occurrence, one in which a Qualified Financing Event occurred and the other in which no Qualified Financing Event occurred and the 2020 Convertible Notes were redeemed at maturity. FREYR assessed the assumptions and estimates used in the analysis on an on-going basis as additional data impacting the assumptions and estimates were obtained. All subsequent changes in the fair value of the 2020 Convertible Notes related to updated assumptions and estimates were recognized as a convertible notes fair value adjustment within the consolidated statement of operations and comprehensive loss.

Emerging Growth Company Status

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable.

FREYR qualifies as an emerging growth company, as defined in the JOBS Act, and therefore intends to take advantage of certain exemptions from various public company reporting requirements, including delaying adoption of new or revised accounting standards until those standards apply to private companies. This may make comparison of FREYR’s consolidated financial statements with another public company that is either not an emerging growth company or is an emerging growth company that has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards used.

Recent Accounting Pronouncements

See Note 2 to FREYR’s consolidated financial statements included elsewhere in this proxy statement/prospectus for recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted as of the date of this proxy statement/prospectus and FREYR’s assessment, to the extent it has made one, of their potential impact on FREYR’s financial condition and its results of operations and cash flows.

Quantitative and Qualitative Disclosures About Market Risk

FREYR has not, to date, been exposed to material market risks given its early stage of operations. Upon commencing commercial operations, FREYR expects to be exposed to foreign currency translation and transaction risks and potentially other market risks, including those related to interest rates, inflation or valuation of financial instruments, among others.

Foreign Currency Exchange Risk

FREYR’s results of operations and cash flows are subject to fluctuations due to changes in foreign currency exchange rates. Currently, FREYR does not generate revenue. FREYR’s expenses are generally denominated in the currencies of the jurisdictions in which it conducts its operations, which are primarily in Norway. FREYR’s results of operations and cash flows in the future may be adversely affected due to an expansion of foreign-currency denominated financing, sourcing, and revenue contracts, growth of international operations, and changes in foreign exchange rates. The effect of a hypothetical 10% change in foreign currency exchange rates applicable to FREYR’s business would not have a material impact on its consolidated financial statements. To date, FREYR has not engaged in any hedging strategies. As FREYR’s operations grow and it continues to enter into foreign-currency denominated contracts, FREYR will reassess its approach to manage the risks relating to fluctuations in currency rates.

MANAGEMENT OF PUBCO FOLLOWING THE BUSINESS COMBINATION

As contemplated by the Business Combination Agreement, Pubco’s board of directors following the Business Combination will be comprised of eight directors. The officers of FREYR as well as additional officers will be appointed as executive officers of Pubco following the Business Combination, as set forth in the table below.

The following sets forth certain information concerning the persons who are expected to serve as Pubco’s directors and executive officers following the consummation of the Business Combination.

Name	Age	Title
Tom Einar Jensen	50	Co-Founder and Chief Executive Officer
Jan Arve Haugan	63	Chief Operating Officer and Deputy Chief Executive Officer
Steffen Føreid	52	Chief Financial Officer
Ryuta Kawaguchi	47	Chief Technology Officer
Are Brautaset	51	Chief Legal Officer
Einar Kilde	61	Executive Vice President Projects
Tove Nilsen Ljungquist	56	Executive Vice President Operations
Hege Marie Norheim	54	Executive Vice President, Human Resources, Sustainability & Communications
Gery Bonduelle	49	Executive Vice President, Sales
Kunwoo Lee	43	Executive Vice President, Technology
Torstein Dale Sjøtveit	66	Founder and Executive Chairman of the Board of Directors
Peter Matrai	48	Co-Founder and Director
Olaug Svarva(1)(3)	63	Director
Daniel Barcelo(1)(3)	51	Director
German Curá(2)(3)	58	Director
Monica Tiúba(1)	42	Director
Jeremy Bezdek(2)	47	Director
Mimi Berdal	61	Director

____________

(1)      Member of the audit and risk committee

(2)      Member of the compensation committee

(3)      Member of the corporate governance and nominating committee

Biographical information concerning the directors and executive officers listed above is set forth below.

Executive Officers

Tom Einar Jensen, Co-Founder and Chief Executive Officer.    Mr. Jensen became a co-founder of FREYR in and has served as FREYR’s Chief Executive Officer since October 2018. Prior to and concurrently with FREYR, Mr. Jensen has served as Co-Founder and Partner of EDGE Global LLC since September 2017. Prior to EDGE Global LLC and FREYR AS, Mr. Jensen served in multiple positions, most recently as Partner and Senior Advisor, at SYSTEMIQ Ltd. from April 2016 to September 2017. Prior to SYSTEMIQ Ltd., Mr. Jensen was Executive Vice President Head at Joule Unlimited Technologies, Inc. (“Joule Unlimited”) from April 2014 to March 2016. Prior to Joule Unlimited, Mr. Jensen was Chief Executive Officer at Agrinos AS from September 2009 to September 2013. Prior to Agrinos AS, Mr. Jensen held various positions in finance, strategy and business development at Norsk Hydro. Mr. Jensen holds an M.Sc. in Finance and Economics from the Norwegian School of Economics.

Jan Arve Haugan, Chief Operating Officer and Deputy Chief Executive Officer.    Mr. Haugan has served as FREYR’s Chief Operating Officer and Deputy Chief Executive Officer since January 2021. Prior to joining FREYR, Mr. Haugan was head of Projects and Operations at Aker Horizons AS from June 2020 to January 2021. Prior to Aker Horizons AS, Mr. Haugan was Chief Executive Officer at Aker Energy AS from January 2018 to December 2019. Prior to Aker Energy AS, Mr. Haugan was Chief Executive Officer at Kvaerner ASA from July 2011 to December 2017. Mr. Haugan has served on the board of directors of Meraaker Hydrogen AS since July 2020. Mr. Haugan has served on the board of directors of IOR Norway AS since October 2020. Mr. Haugan has served on the board of directors of Kvaerner ASA, later merged with Aker Solutions ASA, since January 2018. Mr. Haugan holds an M.Sc. in Civil Engineering from University of Colorado at Boulder.

Steffen Føreid, Chief Financial Officer.    Mr. Føreid has served as FREYR’s Chief Financial Officer since September 2020. Prior to joining FREYR, Mr. Føreid held multiple positions, most recently as Chief Executive Officer and Chief Financial Officer, at Höegh LNG Partners LP from September 2018 to September 2020. Prior to and concurrent with Höegh LNG Partners LP, Mr. Føreid was Chief Financial Officer at Höegh LNG Holdings Ltd. from June 2010 to April 2019. Mr. Føreid served on the board of directors of Höegh LNG Partners LP from April 2014 to September 2018. Mr. Føreid holds an Liz. rer.pol. (M.Sc.) in Finance and Business Administration from Université de Fribourg in Switzerland.

Ryuta Kawaguchi, Chief Technology Officer.    Mr. Kawaguchi has served as FREYR’s Chief Technology Officer since August 2020. Prior to joining FREYR, Mr. Kawaguchi was a full-time consultant to FREYR at Tecosim Simulation Ltd. from February 2020 to July 2020. Prior to Tecosim Simulation Ltd., Mr. Kawaguchi was Solution Owner EV Battery at Dyson Automotive R&D Limited from July 2019 to January 2020. Prior to Dyson Automotive R&D Limited, Mr. Kawaguchi was a Solution Owner EV Battery at Dyson Technology Limited from September 2017 to June 2019. Prior to Dyson Technology Limited, Mr. Kawaguchi held multiple positions at Nissan Motor Corporation, most recently as Senior Manager Electric Powertrain Strategy Planning from April 2015 to September 2017. Mr. Kawaguchi holds a B.S. and an M.Sc. in Aeronautical Engineering from Nagoya University.

Are L. Brautaset, Chief Legal Officer.    Mr. Brautaset has served as FREYR’s Chief Legal Officer since December 2020. Prior to joining FREYR, Mr. Brautaset was an independent attorney from June 2020 to November 2020. Prior to that, Mr. Brautaset was Chief Legal Officer at Aker Energy AS from January 2019 to June 2020. Prior to Aker Energy AS, Mr. Brautaset was Vice President Legal at Equinor ASA (formerly known as Statoil ASA) from August 2016 to January 2019. Prior to Equinor ASA, Mr. Brautaset was Head of Legal and Compliance at Statoil Tanzania AS from August 2013 to July 2016. Mr. Brautaset holds an LL.M. from University of Oslo.

Einar Kilde, Executive Vice President Projects.    Mr. Kilde has served as FREYR’s Executive Vice President Projects since October 2019. Prior to joining FREYR, Mr. Kilde was Executive Vice President at Bane NOR from October 2017 to September 2019. Prior to Bane NOR, Mr. Kilde was Executive Vice President, Project Execution at Sarawak Energy Berhad from September 2010 to October 2017. Prior to Sarawak Energy Berhad, Mr. Kilde was Executive Vice President and Head of Wafer Division at Renewable Energy Corporation ASA (REC) from August 2007 to July 2009. Mr. Kilde holds a B.S. in Mechanical Engineering from University of Trondheim.

Tove Nilsen Ljungquist, Executive Vice President Operations.    Ms. Ljungquist has served as FREYR’s Executive Vice President Operations since January 2021. Prior to joining FREYR, Ms. Ljungquist was Executive Vice President at Moreld AS from April 2020 to December 2020. Prior to Moreld AS, Ms. Ljungquist was Chief Executive Officer at Agility Subsea Fabrication from September 2014 to April 2020. Ms. Ljungquist holds an M.Sc. in Material Science and Engineering from Norwegian University of Science and Technology.

Hege Marie Norheim, Executive Vice President, Human Resources, Sustainability and Communications.    Ms. Norheim has served as FREYR’s Executive Vice President, Human Resources, Sustainability and Communications since March 2021. Prior to joining FREYR, Ms. Norheim was a consultant at Spencer Stuart from August 2015 to February 2021. Ms. Norheim has served on the board of directors of the not-for-profit Norwegian Refugee Council since August 2015. Ms. Norheim holds an M.Sc. in Economics and Business Administration from the Norwegian School of Economics.

Gery Bonduelle, Executive Vice President, Sales.    Mr. Bonduelle has served as FREYR’s Executive Vice President Sales since April 1, 2021. Prior to joining FREYR, Mr. Bonduelle held multiple positions at EnerSys, most recently as Sales Vice President EMEA and APAC beginning in July 2020 and prior to that as Vice President Sales Reserve Power EMEA from January 2016 to July 2020. Mr. Bonduelle holds a B.S. and an M.Sc. in Mechanical Engineering from ENIM University.

Kunwoo Lee, Executive Vice President, Technology.    Mr. Lee is expected to serve as FREYR’s Executive Vice President Technology starting June 15, 2021. Prior to joining FREYR, Mr. Lee was Head and Expert on Lithium-Ion Battery Research and Development Center for the Lithium-Ion Battery business division of WM Motor Technology Group Company Limited, an electric vehicle manufacturer, from October 2018 to July 2020. Prior to WM Motor Technology, Mr. Lee was Chief Technical Director and Expert of Lithium-Ion Battery Cell Research and Development for xEV at the Great Wall Motor Company from July 2016 to March 2018. Prior to Great Wall Motor Company, Mr. Lee was Principal Researcher for Cell Development of EV and LVS at Samsung SDI Co., Ltd., a manufacturer of rechargeable batteries, from July 2014 to June 2016. Mr. Lee holds a B.S. and an M.Sc. in Engineering from Sung Kyun Kwan University.

Executive Chairman

Torstein Dale Sjøtveit, Founder and Executive Chairman of the Board of Directors.    Mr. Sjøtveit founded FREYR AS in, and has served as FREYR’s Executive Chairman since, February 2018. Prior to FREYR, Mr. Sjøtveit was Group Chief Executive Officer of Sarawak Energy Berhad (SEB), in Malaysia, from November 2009 to November 2016. Prior to SEB, Mr. Sjøtveit held multiple senior leadership roles at large industrial companies, including President and Chief Executive Officer of Aker Yards ASA (now a subsidiary of STX Corporation) from August 2008 to June 2009 and Executive Vice President Aluminum Metal of Norsk Hydro ASA from August 2006 to August 2008. Mr. Sjøtveit served on the board of directors of Syncron AB from August 2017 to October 2018 and on the board of directors of International Hydropower Association from September 2011 to September 2017. During his tenure at Norsk Hydro, Aker Yards and Sarawak Energy, Mr. Sjøtveit served on other boards of directors including for Torvald Klaveness Group and the Norwegian Petroleum Association. Mr. Sjøtveit studied engineering at Porsgrunn Tekniske and Stavanger ingeniørhøgskole (now part of the University of Stavanger).

We believe Mr. Sjøtveit is qualified to serve on our board of directors because of his knowledge of FREYR’s business, leadership experience and industry expertise.

Non-Employee Directors

Peter Matrai.    Mr. Matrai joined FREYR’s board of directors in June 2019. Prior to and concurrently with joining FREYR, Mr. Matrai has served as Co-Founder and Managing Partner at EDGE Global LLC, which offers scaling services to sustainability-focused companies, since September 2017. Prior to EDGE Global LLC, Mr. Matrai was Senior Advisor at SYSTEMIQ Ltd. from May 2016 to September 2017. Prior to SYSTEMIQ Ltd., Mr. Matrai was Chief Financial Officer at Joule Unlimited from July 2015 to April 2016. Mr. Matrai has served on the board of directors of the not-for-profit HTTP Foundation since November 2004. Mr. Matrai holds a B.S. in Economics and M.Sc. in Finance from Budapest University of Economics, an M.Sc. in Financial Services and Banking Techniques from Université Panthéon-Assas and an M.B.A. from University of Chicago Booth School of Business.

We believe Mr. Matrai is qualified to serve on our board of directors because of his experience licensing and commercializing emerging low-emissions and disruptive technologies as well as his intimate familiarity with FREYR’s business.

Olaug Svarva.    Ms. Svarva will join the Pubco’s board of directors upon consummation of the Business Combination. Prior to joining Pubco, Ms. Svarva was Chief Executive Officer at Folketrygdfondet, the investment manager of Norway’s Government Pension Fund, from January 2006 to February 2018. Ms. Svarva has served on the board of directors of the Institute of International Finance since October 2019. Ms. Svarva has served as the Chair of the board of directors of Norfund, the Norwegian investment fund for developing countries, since June 2019. Ms. Svarva has served on the board of directors of Investinor AS since June 2018. Ms. Svarva has served as Chair of the board of directors of DNB ASA, Norway’s largest financial institution, since April 2018. Ms. Svarva holds an Associate’s degree from Trondheim University College, a B.S. in Business Administration from University of Denver and an M.B.A. from University of Denver.

We believe Ms. Svarva is qualified to serve on our board of directors because of her extensive experience with financial markets, record of ESG-focused investing and strong executive and board leadership.

Daniel Barcelo.    Daniel Barcelo has over 25 years of experience in international energy finance and emerging markets. Mr. Barcelo brings experience encompassing executive management, portfolio management, capital markets, corporate restructuring, valuation, deal origination and structuring. Prior to founding Alussa Energy in 2019, he was a Director of Research and Portfolio Manager at Moore Capital Management from 2008 to 2011 and an equity research analyst with Lehman Brothers from 1998 to 2004, Bank of America from 2004 to 2008, and Managing Director and Head of Oil & Gas at Renaissance Capital in Moscow, Russia from 2011 to 2012. His corporate experience includes small cap E&P start-ups and restructuring in complicated geo-markets including executive roles as Chief Financial Officer of Ruspetro plc in Russia from 2012 to 2014, Head Corporate Finance of Lekoil Limited in Nigeria from 2015 to 2016 and co-founder, Director and Chief Financial Officer of Invicti Terra Argentina Limited in Argentina from 2017 to 2019. He is a graduate of Syracuse University with a Bachelor of Science in Finance and is also a CFA charterholder.

We believe Mr. Barcelo is qualified to serve on our board of directors due to his extensive experience in international energy finance and emerging markets.

German Curá.    German Curá became a Hydrozonix partner and was appointed Chairman of the board of directors in November 2019. Under his leadership, the company has accelerated technology developments that aim at allowing the oil and gas industry to address and drastically reduce the emissions associated with flared gas. He was also appointed Tenaris Vice Chairman of the board of directors in 2018 after a 32 year professional tenure with the company. He joined Tenaris in 1988. Under his guidance, and after a $5.5 billion investment, Tenaris’s North American presence has evolved into an industrial system of 17 facilities in the United States and Canada. Tenaris manufactures a wide range of products in the region, from seamless and welded OCTG and line pipe to coiled tubing. In 2017, a new $1.8 billion seamless tube mill was added to that system, representing the company’s first greenfield project in the country. in 2019, he led the $1.2 billion acquisition of domestic producer ipsco Tubulars LLC. He previously served as the Tenaris President for North America, the President and CEO of Maverick Tube Corp. and Hydril Company. Curá oversaw Tenaris’ global sales and implemented worldwide strategic initiatives as the company’s Executive Commercial Director. He has also served as President of TenarisAlgomaTubes, the company’s seamless manufacturing facility in Sault Ste. Marie, Ontario. He played a leading role in the facility’s purchase. Curá’s other key positions have included Sales and Marketing Manager for the Middle East, based in Dubai, as well as Commercial Director for Tenaris’s operations in Mexico. Curá graduated with a degree in Marine Engineering from the Institute Tecnologico de Buenos Aires and he holds an MBA from the Massachusetts Institute of Technology (M.I.T.). He currently serves at the Board of Directors of Cubility AS, Stavanger, Norway and the American Institute for Steel and Iron, Washington DC.

We believe Mr. Curá is qualified to serve on our board of directors because of his extensive operational and executive experience in the steel and energy industries.

Monica Tiúba.    Ms. Tiúba is a member of Tenaris’ (NYSE:TS) board of directors and chairperson of its audit committee. She is a Brazilian qualified lawyer and accountant with 20 years of professional experience in Brazil and Luxembourg. She started her career at Barbosa, Mussnich & Aragão law firm in Rio de Janeiro, Brazil, where she practiced corporate law, M&A and tax litigation. She worked in EY and PwC, in the Brazil and Luxembourg offices, advising multinational clients, private equity houses and family offices. She gained banking experience working as international senior wealth planner at Banque Edmond de Rothschild, in Luxembourg. She holds a specialization in EU tax law from Leiden University and a Master of Laws in international taxation from Vienna University of Economics. Ms. Tiúba is a Brazilian and Luxembourgish citizen.

We believe Ms. Tiúba is qualified to serve on our board of directors because of her extensive experience with the energy industry and financial markets.

Jeremy Bezdek.    Mr. Bezdek currently serves as Managing Director of Koch Strategic Platforms for Koch Industries, Inc. and has been with Koch companies for over 24 years. He has held a variety of finance and commercial roles within the petroleum refining and biofuels industry. In 2010, Mr. Bezdek was asked to lead the newly created Innovation and M&A team for Flint Hills Resources, LP (“FHR”), a subsidiary of Koch Industries, Inc. During that time, FHR was very active in acquisitions and joint ventures, as well as making multiple investments in early stage development companies related to the petroleum refining, biofuels and chemicals industries. After serving as the business leader of the Biofuels and Ingredients business for 2.5 years, Mr. Bezdek moved to the Corporate Development role in late 2017 where he led M&A and venture activity for FHR. Mr. Bezdek previously served on the board of directors of three development companies in which FHR had an investment, as well as serving as a managing partner on two management committees associated with joint venture companies created by FHR. Mr. Bezdek has also served on the board of Wildcat Discovery Technologies since December of 2019.

We believe Mr. Bezdek is qualified to serve on our board of directors because of his experience serving on smaller, private company boards as a director and 25 years of experience at an industrial company serving in various roles including finance, marketing, and corporate development roles.

Mimi Berdal.    Ms. Berdal has been a self-employed corporate adviser, lecturer and investor since 2005. During this time, Ms. Berdal has had various board and professional assignments in private, public and listed companies, including as member and Chairman of the Board of Renewable Energy Corporation ASA, subsequently REC Solar ASA, from 2011 to 2015 and member and Chairman of the Board of Norwegian gas infrastructure operator Gassco AS (“Gassco”), a Norwegian state-owned energy company, from 2007 to 2019. Due to her roles at Gassco, Ms. Berdal has been identified as a politically exposed person. Prior to 2005, Ms. Berdal was admitted to the Norwegian bar during her 17 years of practicing law as attorney and partner at the law firm Arntzen de Besche in Oslo, and three years as in-house legal adviser to TOTAL Norge AS. Her primary fields of expertise were petroleum and energy law, mergers and acquisitions, securities and corporate law. At present, Ms. Berdal serves as Chairman of the Board of Electromagnetic Geoervices (EMGS) ASA and Goodtech ASA, member of the Board of Interoil E&P ASA, Energima AS, KLP Eiendom AS and the Norwegian branch of Transparency International and Chairman of the Nomination Committee of Borregaard ASA. Ms. Berdal holds a Master of Laws from the University of Oslo.

We believe Ms. Berdal is qualified to serve on our board of directors because of her broad knowledge of the global energy market, including the renewable sector, and her extensive experience with capital markets.

Family Relationships

There are no family relationships between any of the executive officers and directors.

Independence of Directors

As a result of its Ordinary Shares being listed on NYSE following consummation of the Business Combination, Pubco will adhere to the NYSE Listed Company Manual in determining whether a director is independent. The board of directors of Pubco has consulted, and will consult, with its counsel to ensure that the board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The NYSE Listed Company Manual generally defines an “independent director” as a person, other than an executive officer of a company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Pubco’s independent directors will have regularly scheduled meetings at which only independent directors are present. In addition, Pubco will be subject to the rules of the SEC and the NYSE Listed Company Manual relating to the membership, qualifications, and operations of the audit and risk committee, as discussed below.

Board Leadership Structure

Upon consummation of the Business Combination, Torstein Dale Sjøtveit will be appointed as Chairman of the Pubco board of directors and Tom Einar Jensen as Chief Executive Officer of Pubco. Pubco has determined that this structure, with separate Chairman and CEO roles, is in the best interests of Pubco at this time because it will allow the CEO to focus his time and energy on operating and managing Pubco and leverage the experience and perspectives of the Chairman.

Role of Pubco Board in Risk Oversight

Upon the consummation of Business Combination, one of the key functions of the Pubco board of directors will be informed oversight of Pubco’s risk management process. The Pubco board of directors does not anticipate initially a standing risk management committee, but rather anticipates administering this oversight function directly through the Pubco board of directors as a whole, as well as through various standing committees of the Pubco board of directors that address risks inherent in their respective areas of oversight. In particular, the Pubco board of directors will be responsible for monitoring and assessing strategic risk exposure and Pubco’s audit and risk committee will have the responsibility to consider and discuss Pubco’s major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit and risk committee will also monitor compliance with legal and regulatory requirements. Pubco’s compensation committee will assess and monitor whether Pubco’s compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Meetings and Committees of the Board of Directors

Upon consummation of the Business Combination, the Pubco board of directors will establish a separately standing audit and risk committee, compensation committee and nominating and corporate governance committee. In addition, from time to time, special committees may be established under the direction of Pubco’s board of directors when necessary to address specific issues.

Audit and Risk Committee Information

Effective upon consummation of the Business Combination, the board of directors of Pubco will establish an audit and risk committee comprised of independent directors. It is expected that the audit and risk committee will initially consist of Monica Tiúba, Daniel Barcelo and Olaug Svarva. Each of the members of the audit and risk committee will be independent under the applicable rules of the NYSE Listed Company Manual. The audit and risk committee will have a written charter. The purpose of the audit and risk committee will be, among other things, to appoint, retain, set compensation of, and supervise Pubco’s independent accountants, review the results and scope of the audit and other accounting related services and review Pubco’s accounting practices and systems of internal accounting and disclosure controls.

The audit and risk committee will at all times be composed exclusively of “independent directors,” as defined for audit and risk committee members under the NYSE Listed Company Manual and the rules and regulations of the SEC, who are “financially literate,” as defined in the NYSE Listed Company Manual. The NYSE Listed Company Manual defines “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. In addition, Pubco will have at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication.

Monica Tiúba will serve as a financial expert on the audit and risk committee, and will serve as chairman of the audit and risk committee.

Compensation Committee Information

Effective upon consummation of the Business Combination, the board of directors of Pubco will establish a compensation committee. It is expected that the Compensation Committee will initially consist of Jeremy Bezdek and German Curá. The compensation committee will have a written charter. The purpose of the compensation committee will be to review and approve compensation paid to Pubco’s directors and executive officers and to administer Pubco’s incentive compensation plans, including authority to make and modify awards under such plans.

The Compensation Committee assists the board of directors in determining its responsibilities in relation to remuneration, including, among other matters, making recommendations to the board of directors on Pubco’s policy on executive compensation, the individual remuneration and benefits package of each of the directors and executive officers, and monitoring the remuneration of senior management below board level. However, the full board of directors of Pubco will oversee general human capital management issues.

The Compensation Committee Charter will provide that the Compensation Committee should consist of at least two members.

The membership of the Compensation Committee will include two independent directors. The chairman of the Compensation Committee will be Jeremy Bezdek.

The Compensation Committee will meet formally three times a year and otherwise as required.

Nominating and Corporate Governance Committee

Upon consummation of the Business Combination, Pubco’s nominating and corporate governance committee will consist of German Curá, Daniel Barcelo and Olaug Svarva, with German Curá serving as chair of the committee. The composition of Pubco’s nominating and corporate governance committee meets the requirements for independence under the current NYSE standards and SEC rules and regulations. Pubco’s compensation committee recommended, and Pubco’s board of directors adopted, a charter for the nominating and corporate governance committee.

The nominating and corporate governance committee’s responsibilities include, among other things:

•        identifying, evaluating and recommending nominees to Pubco’s board of directors and committees of the board of directors;

•        conducting searches for appropriate directors;

•        evaluating the performance of our board of directors and of individual directors;

•        considering and making recommendations to the board of directors regarding the composition of the board and its committees;

•        reviewing developments in corporate governance practices;

•        evaluating the adequacy of Pubco’s corporate governance guidelines and reporting; and

•        making recommendations to Pubco’s board of directors concerning corporate governance matters.

Code of Business Conduct and Ethics and Other Corporate Policies

Upon consummation of the Business Combination, the board of directors will adopt a code of business and ethics conduct that applies to all of our executive officers, directors and employees. The code of business and ethics conduct codifies the business and ethical principles that will govern all aspects of Pubco’s business. Additionally, upon consummation of the Business Combination, the board of directors will adopt, amongst others, (i) an audit and risk committee charter; (ii) a compensation committee charter; (iii) a nominating and corporate governance committee charter; (iv) corporate governance guidelines; (v) an insider trading policy; (vi) a whistleblowing policy; and (vii) an anti-bribery and corruption policy. Pubco will provide, without charge, upon request, copies of our code of ethics and business conduct and other policies. The committee charters, code of business conduct and ethics and the corporate governance guidelines will also be available on our website. For copies of the committee charters, code of business and ethics conduct and corporate governance guidelines, please see the section titled “Where You Can Find More Information.”

EXECUTIVE COMPENSATION

Alussa Executive Officer and Director Compensation

Except as set forth herein, none of Alussa’s officers or directors have received any cash compensation for services rendered to Alussa. Commencing on the date that Alussa’s securities were first listed on the NYSE and continuing through the earlier of consummation of its initial business combination and its liquidation, Alussa pays its Sponsor a total of $35,000 per month for office space, administrative and support services, of which Mr. Barcelo, Alussa’s Chief Executive Officer and President, is paid $20,000 per month and Mr. De’Ath, Alussa’s Chief Technology Officer, is paid $5,000 per month. Alussa’s Sponsor, officers and directors, and Encompass (funds and separate accounts managed by which are members of the Sponsor) or any of their respective affiliates, are reimbursed for any bona-fide, documented out-of-pocket expenses incurred in connection with activities on Alussa’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Alussa’s audit committee reviews, on a quarterly basis, all payments that were made to its Sponsor, officers, directors or Alussa’s or their affiliates.

FREYR Executive Officer and Director Compensation

To achieve FREYR’s goals, FREYR has designed, and intends to modify as necessary, its compensation and benefits program to attract, retain, incentivize and reward deeply talented and qualified executives who share its philosophy and desire to work towards achieving these goals.

FREYR believes its compensation program should promote the success of the company and align executive incentives with the long-term interests of its shareholders. FREYR’s current compensation programs reflect its startup origins in that they consist primarily of salary and stock option awards. As FREYR’s needs evolve, FREYR intends to continue to evaluate its philosophy and compensation programs as circumstances require.

This section provides an overview of FREYR’s executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below.

The compensation for Mr. Jensen is based on an agreement with EDGE Global, which has been approved by the FREYR board. The warrants issued to EDGE Global have been approved by the FREYR general meeting. The compensation for the other named executive officers, Messrs. Føreid, Kawaguchi and Kilde, has been determined by Mr. Jensen after discussions with FREYR’s Executive Chairman, Mr. Sjøtveit. For the year ended December 31, 2020, FREYR’s named executive officers were:

Tom Einar Jensen, Chief Executive Officer and Co-Founder

Steffen Føreid, Chief Finance Officer

Ryuta Kawaguchi, Chief Technical Officer

Einar Kilde, Executive Vice President Projects

Named Executive Officers Summary Compensation Table

The following table sets forth information concerning the compensation of the named executive officers for the year ended December 31, 2020.

Name and Principal Position	Year	Salary ($)(1)		Bonus ($)		Option Awards ($)		Total ($)
Tom Einar Jensen	2020	210,000(2)		58,620	(6)	702,733	(8)	971,353
Chief Executive Officer
Steffen Føreid	2020	101,420	(3)	—		331,882	(9)	433,302
Chief Finance Officer
Einar Kilde	2020	393,030	(4)	—		—	(10)	393,030
Executive Vice President Projects
Ryuta Kawaguchi	2020	82,007	(5)	35,230	(7)	—	(11)	117,237
Chief Technical Officer

____________

(1)      All dollar amounts in this table were converted for purposes of this disclosure from NOK to USD using the exchange ratio 0.1067573, the average exchange rate for 2020 as published by Norges Bank, except for the salary paid to Tom Einar Jensen, which was paid in USD, see footnote 2 below.

(2)      Compensation paid in USD to Tom Einar Jensen in exchange for consulting services provided to FREYR pursuant to an agreement with EDGE Global. For additional information, see “— Agreements with the Executive Chairman and FREYR’s Named Executive Officers — Agreement with Tom Einar Jensen”.

(3)      Represents amounts paid in 2020. Mr. Føreid’s annual base salary in 2020 was $320,272. Mr. Føreid’s employment began on September 7, 2020.

(4)      Represents amounts paid in 2020. Mr. Kilde’s annual base salary in 2020 was $427,029. Mr. Kilde’s employment began on October 1, 2019.

(5)      Represents amount paid in 2020. Mr. Kawaguchi’s annual base salary in 2020 was $208,711. Mr. Kawaguchi’s employment began on August 1, 2020.

(6)      Consists of a bonus to Mr. Jensen in exchange for consulting services provided to FREYR pursuant to an agreement with EDGE Global.

(7)      Represents a sign-on bonus paid in 2020.

(8)      Consists of (i) the aggregate grant date fair value of 8,315,902 warrants to purchase FREYR Ordinary Shares granted on July 8, 2020 to EDGE Global, which was $452,769 and (ii) the aggregate grant date fair value of 3,838,401 warrants to purchase FREYR Ordinary Shares granted to EDGE Global on October 6, 2020, which was $249,964. These amounts are computed in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. See Note 11 to FREYR’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus for a discussion of the assumptions made by FREYR in determining the grant-date fair value of FREYR’s equity-based awards.

(9)      Consists of the aggregate fair value as of the end of the reporting period of 375,000 options with service-based vesting conditions to purchase FREYR Ordinary Shares. Additionally, 625,000 options with performance-based vesting conditions to purchase FREYR Ordinary Shares have been granted, including (i) 375,000 options that will be deemed granted subject to and upon the financial close of “Fast-Track Gigafactory 1” and (ii) 250,000 options that will be deemed granted subject to and upon the financial close of “Fast-Track Gigafactory 2”. The financial close will be satisfied when FREYR makes its final financial investment decision to proceed with the construction of each respective Fast-Track Gigafactory. The maximum aggregate fair value as of the end of the reporting period if all performance conditions are achieved would be $885,018. The amounts for this liability-classified award are computed as of the end of the reporting period in accordance with FASB ASC Topic 718. See Note 11 to FREYR’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus for a discussion of the assumptions made by FREYR in determining the fair value of FREYR’s equity-based awards.

(10)    The fair value of the awards to Mr. Kilde cannot be computed in accordance with FASB ASC Topic 718 because as of December 31, 2020, the exercise prices of these options and warrants have not been determined by the FREYR board and there is not a mutual understanding of the key terms and conditions of the awards. See the table titled “Outstanding Equity Awards at 2020 Year End” for more details.

(11)    The fair value of the awards to Mr. Kawaguchi cannot be computed in accordance with FASB ASC Topic 718 because as of December 31, 2020, the exercise prices of these options and warrants have not been determined by the FREYR board and there is not a mutual understanding of the key terms and conditions of the awards. See the table titled “Outstanding Equity Awards at 2020 Year End” for more details.

Narrative Disclosure to Named Executive Officers Summary Compensation Table

For 2020, the compensation program for FREYR’s named executive officers consisted of base salary, bonuses and incentive compensation delivered in the form of stock option awards.

Base Salary

Base salary is set at a level that is commensurate with the executive’s duties and authorities, contributions, prior experience and sustained performance.

Cash Bonus

FREYR has a general cash bonus arrangement providing for annual cash bonus awards to executive officers of up to 30% of annual salary depending on achievement of bonus targets.

FREYR’s 2019 Incentive Stock Option Plan

Employees of FREYR may be offered to participate in FREYR’s 2019 Incentive Stock Option Plan.

Employees who are offered to participate in the option plan will receive an offer letter that sets out (i) the number options, and (ii) the grant schedule and vesting schedule. The strike price for the FREYR options is determined by the board in connection with each specific option grant. Otherwise the general terms of FREYR’s 2019 Incentive Stock Option Plan apply.

The plan may be amended by the board from time to time. The employees have very limited protection from amendments that apply to future FREYR option grants. For FREYR options that have already been granted FREYR may only make amendments with respect to adjusting the permitted exercise windows.

Employees who participate in the plan receive an offer letter that “allocates” a number of FREYR options to the employee. These FREYR options will be “granted” quarterly over a period of two years, i.e. so that 1/8 of the options allocated in the offer letter are granted at the beginning of each of the eight following calendar quarters. The granting schedule is also set out in the offer letters. Accordingly, the FREYR options that are allocated for future calendar quarters are not considered to be “granted” until the relevant grant dates have been reached. This has the effect that FREYR’s right to amend the terms of future options is intact until the actual “grant” date.

For new employees, options allocated for the first four quarters are not finally “granted” until the grant date of the fifth calendar quarter. Until the grant date of the fifth calendar quarter is reached, the FREYR options allocated for the first year are referred to as “earmarked” and not as “granted”. This means that employees in their first year of employment will not have any granted FREYR options, only “earmarked” FREYR options. If employees terminate their employment during their first year, options that have only been “earmarked” and not “granted” will fall away.

The FREYR options are issued (or “earmarked”) without consideration when they are offered. The exercise price for the FREYR options is set to reflect the market price for the shares at the relevant “grant” date of each calendar quarter.

The options that have been “granted” “vest” after three years, meaning that the FREYR options may only be exercised by the employee after the vesting date has been reached. This is practiced so that all FREYR options that are allocated in the same offer letter will vest on the same date, being the date falling three years after the first calendar quarter of the grant schedule set out in the offer letter.

When FREYR options are exercised by an employee, the employee can decide whether to receive shares against payment of the relevant exercise price or may opt for cash settlement of the difference between the exercise price and the trading price for the shares.

In connection with certain change of control transactions, all FREYR options will benefit from accelerated vesting. This means that the employee may exercise the FREYR options in connection with the relevant transaction. FREYR does not have a corresponding right to demand that the options are exercised, which means that the employee may instead choose to roll over the FREYR options. Accelerated vesting for “earmarked” FREYR options only apply to FREYR options where the “grant” date has passed, and not for options that would be “earmarked” on future “grant” dates. This means that if a new employee has participated in the plan for two calendar quarters, the accelerated vesting will apply only for FREYR options “earmarked” during the first two calendar quarters and not for FREYR options that would be “earmarked” during the two remaining calendar quarters of the first year of tenure. Employees who have not yet started in their positions for FREYR, and employees who have started but have not been employed during the “grant” date of any calendar quarter, do not have any granted FREYR options and will therefore not benefit from accelerated vesting.

In anticipation of the Business Combination, FREYR has amended the 2019 Incentive Stock Option Plan, effective immediately prior to the Second Closing, to provide for (i) vesting of all FREYR options (whether “allocated”, “earmarked” or “granted”) of all employees who began their employment no later than December 1, 2020, (ii) the replacement of the various exercise prices applicable to each employee by one weighted average exercise price for all FREYR options held by that employee, (iii) adjustment of the exercise price to 99.3% of the originally applicable exercise price to reflect the value of the wind farm assets transferred to FREYR’s shareholders prior to the Business Combination, (iv) the replacement of the relevant NOK exercise price by a USD exercise price at a rate of 0.11848 USD per NOK, a rate agreed in the Business Combination Agreement, (v) exchange of the FREYR options for a number of Pubco options and exercise price corresponding to the exchange ratio in the Business Combination, such Pubco options to be subject to the Pubco 2021 Plan, except to the extent in conflict with FREYR’s 2019 Incentive Stock Option Plan, (vi) a twelve-month lock-up (extended to twenty-four months for those executives who report to the CEO, being Jan Arve Haugan, Steffen Føreid, Hege Norheim, Are Brautaset, Ryuta Kawaguchi, Einar Kilde, Gery Bonduelle, Patrick Lee and Tove Nilsen Ljungqvist) on sales of shares issued on exercise of options and (vii) cash settlement of the value of the options in lieu of issuance of shares on exercise, to the extent exercised after the expiry of the lock-up period.

FREYR’s 2019 Incentive Stock Option Plan was preceded by grants of FREYR Warrants to certain employees on terms substantially equivalent to FREYR’s 2019 Incentive Stock Option Plan and will be treated equivalently with FREYR options issued under the plan in connection with the Business Combination, provided that each series of FREYR Warrants will have the exercise price converted from NOK to USD on an individual basis rather than averaged.

EDGE warrants

EDGE Global has been granted two series of FREYR EDGE Warrants. The first series, 8,315,902 warrants exercisable until May 15, 2024 at an exercise price of NOK 1.44 per FREYR share was granted July 8, 2020. The second series, 3,838,401 warrants exercisable until September 20, 2025 at an exercise price of NOK 1.85 per FREYR share was granted on October 6, 2020. Each FREYR EDGE Warrant confers an entitlement to subscribe for one ordinary share. These FREYR EDGE Warrants will be exchanged for the right to receive a number of Pubco Warrants determined based on the Exchange Ratio, with the exercise price of each such Pubco Warrant being equal to the exercise price of the corresponding FREYR EDGE Warrant divided by the Exchange Ratio and converted to USD at a rate of 0.11848 USD per NOK, on otherwise unchanged terms. These terms include a right for FREYR/Pubco, in connection with the Business Combination, to settle the FREYR EDGE Warrants by cash payment of the fair market value of the FREYR EDGE Warrants and a right for EDGE Global to exercise the FREYR EDGE Warrants irrespective of any applicable vesting schedule.

Pubco’s 2021 Plan

For more information about the 2021 Plan, see the section titled “The Incentive Plan Proposal.”

Outstanding Equity Awards at 2020 Year End

The following table presents information regarding outstanding equity awards held by FREYR’s named executive officers as of December 31, 2020.

	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)(1)		Option Exercise Price ($)(2)(3)		Option Expiration Date
Tom Einar Jensen	July 8, 2020	8,315,902	(4)	—		0.15		May 15, 2024
Tom Einar Jensen	October, 6 2020	3,838,401	(5)	—		0.20	(6)	September 20, 2025
Steffen Føreid	September 7, 2020	—		1,000,000	(7)	0.16		September 20, 2025
Einar Kilde	*	—		62,500	(8)	**		March 30, 2025
Einar Kilde	*	—		62,500	(9)	**		March 30, 2025
Einar Kilde	*	—		62,500	(10)	**		March 30, 2025
Ryuta Kawaguchi	*	—		62,500	(11)	**		March 30, 2025
Ryuta Kawaguchi	*	—		31,250	(12)	**		March 30, 2025
Ryuta Kawaguchi	*	—		62,500	(13)	**		March 30, 2025
Ryuta Kawaguchi	*	—		31,250	(14)	**		March 30, 2025
Ryuta Kawaguchi	*	—		62,500	(15)	**		March 30, 2025
Ryuta Kawaguchi	*	—		31,250	(16)	**		March 30, 2025

____________

(1)      All vesting dates that applied as at December 31, 2020, and would apply in the absence of the Business Combination, will be accelerated fully immediately prior to the Second Closing of the Business Combination and the corresponding warrants or options will be converted into warrants and options, respectively, to purchase Pubco Ordinary Shares.

(2)      All dollar amounts in this table were converted for purposes of this disclosure from NOK to USD using the exchange ratio 0.1067573 (NOK to USD), the average exchange rate for 2020 as published by Norges Bank.

(3)      Applicable to all warrants and options: Upon the Second Closing of the Business Combination, (i) the various exercise prices applicable to each employee will be replaced by one weighted average exercise price for all FREYR options held by that employee, (ii) exercise price will be adjusted to 99.3% of the originally applicable exercise price to reflect the value of the wind farm assets transferred to FREYR’s shareholders prior to the Business Combination, (iii) the relevant NOK exercise price will be replaced by a USD exercise price at a rate of 0.11848 USD per NOK, a rate agreed in the Business Combination Agreement, and (iv) FREYR options will be exchanged for a number of Pubco options and exercise price corresponding to the Exchange ratio in the Business Combination, and such Pubco options to be subject to the Pubco 2021 Plan, except to the extent in conflict with FREYR’s 2019 Incentive Stock Option Plan.

(4)      These warrants vested on May 15, 2019 and were issued to EDGE Global. These were originally granted as stock options but were reissued as warrants on July 8, 2020. Mr. Matrai and Mr. Jensen are co-owners of EDGE Global. Each of Mr. Matrai and Mr. Jensen disclaims beneficial ownership of the shares held by EDGE Global except to the extent of his pecuniary interest therein.

(5)      These warrants were originally granted as stock options to EDGE Global with vesting commencing on September 30, 2020 and quarterly thereafter through December 31, 2021. They were reissued to EDGE Global as warrants on October 6, 2020. Mr. Matrai and Mr. Jensen are co-owners of EDGE Global. Each of Mr. Matrai and Mr. Jensen disclaims beneficial ownership of the shares held by EDGE Global except to the extent of his pecuniary interest therein.

(6)      The July 1, 2020 amendment to the EDGE agreement provided for an additional grant of 3,838,401 warrants with an exercise price of $0.16 per share. An initial proposal from the FREYR board on September 2, 2020 proposed the issuance of these warrants on terms consistent with the agreement. Subsequent to this initial proposal, the FREYR board met on September 25, 2020 and proposed that the exercise price for the warrants to be approved by the shareholders should be based on the volume weighted average price of the trading price five days leading up to September 1, 2020 ($0.20 per share share). On October 6, 2020, the shareholders approved the grant of warrants with an exercise price of $0.20 per share at an extraordinary general meeting.

(7)      These options will vest on October 1, 2023 and consist of (i) 375,000 options to purchase FREYR ordinary shares, (ii) 375,000 options that will be deemed granted upon the financial close of “Fast-Track Gigafactory 1” and (iii) 250,000 options that will be deemed granted upon the financial close of “Fast-Track Gigafactory 2”. The financial close will be satisfied when FREYR makes its final financial investment decision to proceed with the construction of each respective “Fast-Track Gigafactory”.

(8)      These warrants will vest on April 1, 2023 in the absence of the Business Combination, but will accelerate fully immediately prior to the Second Closing of the Business Combination.

(9)      These warrants will vest on April 1, 2023 in the absence of the Business Combination, but will accelerate fully immediately prior to the Second Closing of the Business Combination.

(10)    These warrants will vest on April 1, 2023 in the absence of the Business Combination, but will accelerate fully immediately prior to the Second Closing of the Business Combination.

(11)    These warrants will vest on April 1, 2023 in the absence of the Business Combination, but will accelerate fully immediately prior to the Second Closing of the Business Combination.

(12)    These warrants will vest on April 1, 2023 in the absence of the Business Combination, but will accelerate fully immediately prior to the Second Closing of the Business Combination.

(13)    These warrants will vest on April 1, 2023 in the absence of the Business Combination, but will accelerate fully immediately prior to the Second Closing of the Business Combination.

(14)    These warrants will vest on April 1, 2023 in the absence of the Business Combination, but will accelerate fully immediately prior to the Second Closing of the Business Combination.

(15)    These warrants will vest on April 1, 2023 in the absence of the Business Combination, but will accelerate fully immediately prior to the Second Closing of the Business Combination.

(16)    These warrants will vest on April 1, 2023 in the absence of the Business Combination, but will accelerate fully immediately prior to the Second Closing of the Business Combination.

*        As of December 31, 2020, the exercise prices of these options and warrants have not been determined by the FREYR board and there is not a mutual understanding of the terms and conditions of the awards. As a result, a grant date for financial statement reporting purposes pursuant to FASB ASC Topic 718 purposes has not been achieved.

**       These options and warrants do not have a set exercise price as the agreements indicate that the exercise price is determined by the FREYR board according to the 2019 Incentive Stock Option Plan. The 2019 Incentive Stock Option Plan states that the board will base the exercise price on the share price achieved in the most recent third-party transaction, adjusted by their evaluation of the development in the share value since that transaction. The FREYR board did not approve any resolutions that would determine an exercise price that includes “adjustments by their evaluation of the development in share value since the most recent third-party transaction” during 2020. It is expected that such third-party transaction will be the Business Combination.

Benefits and Perquisites

FREYR provides benefits to its named executive officers on the same basis as provided to all of its employees, including group life and disability insurance and travel insurance. FREYR does not maintain any executive-specific benefit or perquisite programs.

Agreements with FREYR’s Executive Chairman and Named Executive Officers

As a part of the Business Combination, FREYR (following its merger with Norway Merger Sub 2, a subsidiary of Pubco post-Closing) will enter into a new executive chairman agreement and executive employee agreements, effective as of the Second Closing. Details of the term sheets entered into in furtherance of those agreements are outlined below.

Agreement with Torstein Dale Sjøtveit

FREYR will enter into a new executive chairman agreement with Mr. Sjøtveit to serve as Pubco’s Executive Chairman (the “Sjøtveit Executive Chairman Agreement”). The Sjøtveit Executive Chairman Agreement is to have a term of three years starting on and from the date of the Second Closing. It will also provide for an annual salary of NOK 4,000,000 and awards under the 2021 Plan. The Sjøtveit Executive Chairman Agreement will contain customary confidentiality, non-competition, non-solicitation and intellectual property assignment provisions.

Agreement with Tom Einar Jensen

FREYR will enter into a new employment agreement with Mr. Jensen to serve as Pubco’s Chief Executive Officer (the “Jensen Employment Agreement”). Mr. Jensen will have a dual employment arrangement with Pubco and FREYR, with his time and attention split between the entities approximately 25% and 75% respectively and the parties will ensure an overall coordinated approach between Mr. Jensen, Pubco and FREYR. Mr. Jensen’s employment is for an initial term of two years starting on and from the date of the Second Closing and Mr. Jensen will continue as an at-will employee after that two-year term. It also provides for an annual base salary of NOK 6,000,000, participation in the group bonus scheme with a bonus potential of twelve months base salary and awards under the 2021 Plan. The Jensen Employment Agreement will contain customary confidentiality, non-competition, non-solicitation and intellectual property assignment provisions.

Agreement with Steffen Føreid

FREYR will enter into a new employment agreement with Mr. Føreid to serve as Pubco’s Chief Finance Officer (the “Føreid Employment Agreement”). Mr. Føreid will have a dual employment arrangement with Pubco and FREYR. The Føreid Employment Agreement has no specific term. It also provides for an annual base salary of NOK 3,400,000, participation in the group bonus scheme with a bonus potential of six months base salary and awards under the 2021 Plan. The Føreid Employment Agreement will contain customary confidentiality, non-competition, non-solicitation and intellectual property assignment provisions.

Agreement with Ryuta Kawaguchi

FREYR will enter into a new employment agreement with Mr. Kawaguchi to serve as Pubco’s Chief Technology Officer (the “Kawaguchi Employment Agreement”). The Kawaguchi Employment Agreement has no specific term. It also provides for an annual base salary of NOK 2,500,000, participation in the group bonus scheme with a bonus potential of six months base salary and awards under the 2021 Plan. The Kawaguchi Employment Agreement will contain customary confidentiality, non-competition, non-solicitation and intellectual property assignment provisions.

Agreement with Einar Kilde

FREYR will enter into a new employment agreement with Mr. Kilde to serve as Pubco’s Executive Vice President, Projects (the “Kilde Employment Agreement”). The Kilde Employment Agreement has no specific term. It also provides for an annual base salary of NOK 4,000,000, participation in the group bonus scheme with a bonus potential of six months base salary and awards under the 2021 Plan. The Kilde Employment Agreement will contain customary confidentiality, non-competition, non-solicitation and intellectual property assignment provisions.

Retirement Benefits

FREYR provides defined contribution pension through an external provider in in accordance with Norwegian law. FREYR does not provide a match for participants’ elective contributions to the plan, nor does FREYR provide to employees, including its named executive officers, any other retirement benefits, including but not limited to tax-qualified defined benefit plans, supplemental executive retirement plans and nonqualified defined contribution plans.

Potential Payments upon Termination or Change in Control

Prior to the consummation of the Business Combination, FREYR did not have a formal plan with respect to severance benefits payable to its named executive officers and other key employees. From time to time, FREYR granted equity awards to, or entered into offer letters with, certain key employees, including its named executive officers, that provide for accelerated vesting of equity awards in the event such key employee’s employment was involuntarily terminated under certain circumstances related to a change in control. For more information about change of control payments in connection with the Business Combination, see the section titled “FREYR’s 2019 Incentive Stock Option Plan.”

Executive Chairman and Director Compensation

FREYR currently has no formal agreement under which the Executive Chairman or non-employee directors receive compensation for their service on the FREYR Board or its committees. Pursuant to a determination by FREYR’s general meeting, the Executive Chairman receives NOK 1,000,000 per year, and Board members other than the Executive Chairman receive NOK 250,000 per year for their service on the FREYR Board. FREYR’s policy is to reimburse the Executive Chairman and non-employee directors for reasonable and necessary out-of-pocket expenses incurred in connection with attending board and committee meetings or performing other services in their capacities as directors, and occasionally grants stock options to FREYR’s Executive Chairman and non-employee directors.

The table below summarizes the compensation of each person serving as a FREYR Executive Chairman and non-employee director for the year ended December 31, 2020 and who will also serve as a director of Pubco.

Name	Fees Earned or Paid in Cash (USD)		Option Awards ($)(1)(2)		Total ($)
Torstein Dale Sjøtveit Executive Chairman	53,379	(3)	—		53,379
Peter Matrai Director	308,654	(4)	505,393	(5)	755,427

____________

(1)      All dollar amounts in this table were converted for purposes of this disclosure from NOK to USD using the exchange ratio 0.1067573, the average exchange rate for 2020 as published by Norges Bank, except consulting fees paid to Peter Matrai in exchange for his consulting services provided to FREYR pursuant to an agreement with Edge Global, which was paid in USD. For additional information, see “— Consulting Agreement with FREYR Director — Agreement with Peter Matrai”.

(2)      The following lists all outstanding equity awards held by, or beneficially owned by, the Executive Chairman and non-employee directors as of December 31, 2020:

Name	Aggregate Number of Ordinary Shares		Aggregate Number of Shares Underlying Outstanding Options
Torstein Dale Sjøtveit Executive Chairman	—		—
Peter Matrai Director	17,893,427	(1)	12,154,303	(2)

_________

(1)      Includes 17,893,427 ordinary shares held by EDGE Global. Mr. Matrai and Mr. Jensen are co-owners of EDGE Global. Each of Mr. Matrai and Mr. Jensen disclaims beneficial ownership of the shares held by EDGE Global except to the extent of his pecuniary interest therein.

(2)      Includes 12,154,303 ordinary shares subject to warrants which are exercisable in connection with the Business Combination held by EDGE Global. Mr. Matrai and Mr. Jensen are co-owners of EDGE Global. Each of Mr. Matrai and Mr. Jensen disclaims beneficial ownership of the shares held by EDGE Global except to the extent of his pecuniary interest therein

(3)      Mr. Sjøtveit waived $53,379 out of $106,757 in compensation earned in 2020.

(4)      Represents (i) $26,689 earned and paid in 2020 and $13,345 earned in 2019 and paid in 2020 as compensation for Mr. Matrai’s services on the FREYR Board, (ii) $210,000 as compensation paid in USD to Mr. Matrai in exchange for consulting services provided to FREYR pursuant to an agreement with EDGE Global and (iii) $58,620 paid as a bonus to Mr. Matrai in exchange for consulting services provided to FREYR pursuant to an agreement with EDGE Global. For consistency with other disclosures in this table, the amounts paid in 2020 with respect to compensation earned in 2019 and 2020 for services on the FREYR Board are converted into USD using the exchange rate referenced in footnote (1) above. Due to the exchange rate in effect at the time of payment, Mr. Matrai received an actual payment of $39,726 as compensation for his services on the FREYR Board.

(5)      Consists of (i) the aggregate grant date fair value of 8,315,902 warrants to purchase FREYR Ordinary Shares granted on July 8, 2020 to EDGE Global, which was $452,769 and (ii) the aggregate grant date fair value for the 3,838,401 warrants to purchase FREYR Ordinary Shares to EDGE Global granted on October 6, 2020, which was $52,624. These amounts are computed in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. See Note 11 to FREYR’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus for a discussion of the assumptions made by FREYR in determining the grant-date fair value of FREYR’s equity awards.

The FREYR Board expects to review Executive Chairman and director compensation periodically to ensure that the Executive Chairman and director compensation remains competitive such that FREYR is able to recruit and retain the Executive Chairman and qualified directors. Following the consummation of the Business Combination, Pubco intends to develop a director compensation program that is designed to align compensation with Pubco’s business objectives and the creation of shareholder value, while enabling Pubco to attract, retain, incentivize and reward directors who contribute to the long-term success of Pubco.

Refer to the section above titled “Agreements with FREYR’s Executive Chairman and Named Executive Officers” for a description of the agreement with the Executive Chairman.

Consulting Agreement with FREYR Director

As a part of the Business Combination, FREYR will enter into a consulting agreement with Mr. Matrai effective as of the Second Closing in accordance with which he will provide consulting services to FREYR and Pubco. Details of the term sheet entered into in furtherance of that agreement is outlined below.

Agreement with Peter Matrai

FREYR will enter into a consulting agreement with Mr. Matrai (the “Matrai Consulting Agreement”). The Matrai Consulting Agreement is to have a term of three years starting on and from the date of the Second Closing. It also provides for a monthly consulting fee of $30,000 and awards under the 2021 Plan. The Matrai Consulting Agreement will contain customary confidentiality, non-competition, non-solicitation and intellectual property assignment provisions. Mr. Matrai is expected to be engaged for the majority of his working time in the provision of services in accordance with the Matrai Consulting Agreement.

Pubco Executive Officer and Director Compensation Following the Business Combination

The policies of Pubco with respect to the compensation of its executive officers and directors following the Business Combination will be administered by Pubco’s board in consultation with its compensation committee (as described above). The compensation policies followed by Pubco will be intended to provide for compensation that is sufficient to attract, motivate and retain executives of FREYR and potential other individuals and to establish an appropriate relationship between executive compensation and the creation of shareholder value. To meet these goals, the compensation committee will be charged with recommending executive compensation packages to Pubco’s board of directors.

It is anticipated that performance-based and equity-based compensation will be an important foundation in executive compensation packages as Pubco believes it is important to maintain a strong link between executive incentives and the creation of shareholder value. Pubco believes that performance and equity-based compensation can be an important component of the total executive compensation package for maximizing shareholder value while, at the same time, attracting, motivating and retaining high-quality executives. Following consummation of the Business Combination, Pubco will adopt a long-term incentive plan which will reflect what Pubco believes is a focus on performance- and equity-based compensation. Since Pubco will not have a compensation committee until completion of the Business Combination, it has not yet adopted any formal guidelines for allocating total compensation between equity compensation and cash compensation for executives hired in the future.

Pubco intends to be competitive with other similarly situated companies in its industry following completion of the Business Combination.

The compensation decisions regarding Pubco’s executives will be based on Pubco’s need to attract individuals with the skills necessary for Pubco to achieve its business plan, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above Pubco’s expectations.

Since Pubco’s compensation committee will not be formed until consummation of the Business Combination, Pubco has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of compensation.

In addition to the guidance provided by its compensation committee, Pubco may utilize the services of third parties from time to time in connection with the hiring and compensation awarded to executive employees. This could include subscriptions to executive compensation surveys and other databases.

Pubco’s compensation committee will be charged with performing an annual review of Pubco’s executive officers’ cash compensation and equity holdings to determine whether they provide adequate incentives and motivation to executive officers and whether they adequately compensate the executive officers relative to comparable officers in other companies.

Compensation Components

Base Salary

Upon consummation of the Business Combination, Pubco intends to preserve the cash compensation of its executive officers, until the compensation committee has adequate opportunity to assess its executive’s compensation. Pubco will seek to maintain base salary amounts at or near the industry norms, while avoiding paying amounts in excess of what it believes is necessary to motivate executives to meet corporate goals. It is anticipated that base salaries will generally be reviewed annually, subject to terms of employment agreements, and that the compensation committee and board will seek to adjust base salary amounts to realign such salaries with industry norms after taking into account individual responsibilities, performance and experience.

Annual Bonuses

Pubco intends to utilize cash incentive bonuses for executives to focus them on achieving key operational and financial objectives within a yearly time horizon. Near the beginning of each year, the board, upon the recommendation of the compensation committee and subject to any applicable employment agreements, will determine performance parameters for appropriate executives. At the end of each year, the board and compensation committee will determine the level of achievement for each corporate goal.

2021 Plan

Pubco intends to establish an equity-based incentive plan to incentivize its employees.

Severance Benefit

Other than as required by applicable law, Pubco currently has no severance benefits plan. Pubco may consider the adoption of a severance plan for executive officers and other employees in the future.

Director Compensation

Pubco currently does not have a definitive compensation plan for its future directors. Pubco, working with the compensation committee, anticipates setting director compensation at a level comparable with those directors with similar positions at comparable companies.

Executive Officer Compensation

In relation to the following officers, Pubco or FREYR as applicable, intend to offer the following or similar terms:

Name	Base Salary per annum	Equity compensation(1)	Bonus potential	Severance benefit
Tom Einar Jensen	NOK 6,000,000	850,000 Pubco SARs	12 months’ base salary	18 months’ salary
Steffen Føreid	NOK 3,400,000	100,000 Pubco SARs	6 months’ base salary	18 months’ salary
Einar Kilde	NOK 4,000,000	100,000 Pubco SARs	6 months’ base salary	18 months’ salary or NOK 8,000,000, depending on the circumstances
Ryuta Kawaguchi	NOK 2,500,000	100,000 Pubco SARs	6 months’ base salary	18 months’ salary

____________

(1)      Represents the number of cash-settled stock appreciation rights with a strike price of $10.00.

BENEFICIAL OWNERSHIP OF SECURITIES

Security Ownership of Certain Beneficial Owners and Management of Alussa

The following table sets forth information regarding the beneficial ownership of Alussa Ordinary Shares as of January 29, 2021 based on information obtained from the persons named below:

•        each person known by Alussa to be the beneficial owner of more than 5% of the outstanding Alussa Ordinary Shares;

•        each of Alussa’s officers and directors; and

•        all Alussa officers and directors as a group.

In the table below, percentage ownership is based on 35,937,500 Alussa Ordinary Shares, which includes 28,750,000 Class A ordinary shares underlying the Alussa Units sold in the IPO, and 7,187,500 Class B ordinary shares outstanding as of the Record Date. Shareholders of record of Class A ordinary shares and Class B ordinary shares are entitled to one vote for each share held on all matters to be voted on by shareholders and vote together as a single class, except as required by law or specified in the amended and restated memorandum and articles of association of Alussa; provided, that only holders of the Class B ordinary shares have the right to vote on the appointment of our directors prior to our initial business combination and holders of our Class A ordinary shares are not entitled to vote on the appointment of directors during such time.

Unless otherwise indicated, Alussa believes that all persons named in the table have sole voting and investment power with respect to all Alussa Ordinary Shares beneficially owned by them.

	Class A Ordinary Shares		Class B Ordinary Shares(2)		Approximate
Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Approximate Percentage of Class	Number of Shares Beneficially Owned	Approximate Percentage of Class	Percentage of Outstanding Ordinary Shares
Alussa Energy Sponsor LLC(3)(4)	—	—	7,187,500	100.00%	20.00%
Daniel Barcelo(3)	—	—	7,187,500	100.00%	20.00%
James Musselman(3)	—	—	—	—	—
Nick De’Ath(3)	—	—	—	—	—
Mavriky Kalugin(3)	—	—	—	—	—
W. Richard Anderson(3)	—	—	—	—	—
Germán Curá(3)	—	—	—	—	—
Maurice Dijols(3)	—	—	—	—	—
John Wu(3)	—	—	—	—	—
Sarah James(3)	—	—	—	—	—
Abdel Badwi(3)	—	—	—	—	—
Glazer Capital, LLC(5)	1,951,426	6.80%	—	—	5.43%
Paul J. Glazer(5)	1,951,426	6.80%	—	—	5.43%
Encompass Capital Advisors LLC(6)	2,124,066	7.40%	—	—	5.91%
Periscope Capital Inc.(7)	1,919,500	6.70%	—	—	5.34%
Adage Capital Partners LP(8)	1,800,000	6.26%	—	—	5.01%
All directors and executive officers as a group (10 individuals)	—	—	7,187,500	100.00%	20.00%

____________

(1)      Unless otherwise noted, the business address of each of the following entities or individuals is PO Box 500, 71 Fort Street, Grand Cayman KY1-1106, Cayman Islands.

(2)      Interests shown consist solely of Founder Shares, classified as Class B ordinary shares. Such Class B ordinary shares will convert into Class A ordinary shares on a one-for-one basis, subject to adjustment.

(3)      Daniel Barcelo, Alussa’s Chief Executive Officer, may be deemed to beneficially own shares held by the Sponsor by virtue of his control over the Sponsor, as its managing member. Mr. Barcelo disclaims beneficial ownership of the Alussa Ordinary Shares held by the Sponsor other than to the extent of his pecuniary interest in such shares. All of Alussa’s officers and directors are members of the Sponsor.

(4)      Certain funds and separate accounts managed by or affiliated with Alussa are investors in the Sponsor.

(5)      Based solely on a Schedule 13G filed with the SEC on February 16, 2021, jointly by Glazer Capital, LLC (“Glazer Capital”) and Paul J. Glazer (“Mr. Glazer”). According to such Schedule 13G, Glazer Capital and Mr. Glazer have shared power to vote and dispose of 1,951,426 Class A ordinary shares. The address of the principal business office of Glazer Capital and Mr. Glazer is 250 West 55th Street, Suite 30A, New York, New York 10019.

(6)      Based solely on a Schedule 13G filed with the SEC on February 19, 2021, jointly by Encompass Capital Advisors LLC (“Encompass Advisors”), Encompass Capital Partners LLC (“Encompass Partners”), and Todd J. Kantor (“Mr. Kantor”). According to such Schedule 13G, Encompass Advisors and Mr. Kantor have shared power to vote and dispose of 2,124,066 Class A ordinary shares. According to such Schedule 13G, Encompass Partners has the power to vote and dispose of 1,437,500 Class A ordinary shares. Between February 19, 2021 and the Record Date, Encompass (through certain funds and/or separate accounts managed by Encompass, which include BEMAP Master Fund Ltd, Encompass Capital Master Fund LP, Encompass Capital E L Master Fund LP, Blackstone CSP-MST FMAP Fund and GCM Grosvenor Equity Opportunities Master Fund, L.P.) acquired an additional 460,000 Class A ordinary shares. The address of the principal business office of Encompass Advisors and Encompass Partners is 200 Park Avenue, 11th Floor, New York, NY 10166. The address of the principal business office of Mr. Kantor is c/o Encompass Capital Advisors LLC, 200 Park Avenue, 11th Floor, New York, NY 10166.

(7)      Based solely on a Schedule 13G filed with the SEC on February 16, 2021, by Periscope Capital Inc. (“Periscope”). According to such Schedule 13G, Periscope was the beneficial owner of 1,919,500 Class A ordinary shares and may be deemed to have shared voting control and investment discretion over the securities. The address of the principal business office of Periscope is 333 Bay Street, Suite 1240, Toronto, Ontario, Canada M5H 2R2.

(8)      Based solely on a Schedule 13G filed with the SEC on December 6, 2019, jointly by Adage Capital Partners, L.P (“ACP”), Adage Capital Partners GP, LLC (“ACPGP”), Adage Capital Advisors, LLC (“ACA”), Robert Atchinson (“Mr. Atchinson”), and Phillip Gross (“Mr. Gross”), the parties reported that ACP was the beneficial owner of 1,800,000 Class A ordinary shares. According to such Schedule 13G, ACPGP is the general partner of ACP and may be deemed to have shared voting control and investment discretion over securities owned by ACP. According to such Schedule 13G, ACA is the managing member of ACPGP and may be deemed to have shared voting control and investment discretion over securities owned by ACP. According to such Schedule 13G, Messrs. Atchinson and Gross are the managing members of ACA and may be deemed to have shared voting control and investment discretion over securities owned by ACP. However, the reporting persons state that the foregoing should not be construed in and of itself as an admission by ACPGP, ACA, Mr. Atchinson or Mr. Gross as to beneficial ownership of the securities owned by ACP. The business address for each reporting persons is 200 Clarendon Street, 52nd floor, Boston, Massachusetts 02116.

Security Ownership of FREYR

The following table sets forth information regarding the beneficial ownership of FREYR’s ordinary shares as of January 29, 2021 based on information obtained from the persons named below:

•        each person known by FREYR to be the beneficial owner of more than 5% of the outstanding FREYR ordinary shares;

•        each of FREYR’s executive officers and directors; and

•        all FREYR executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Sections 13(d) and 13(g) of the Exchange Act. FREYR’s executive officers consist of Tom Einar Jensen, Einar Kilde, Ryuta Kawaguchi, Steffen Føreid, Tove Nilsen Ljungquist, Are Brautset and Jan Arve Haugan.

In the table below, percentage of beneficial ownership is based on 209,196,827 FREYR Ordinary Shares and 15,000,000 FREYR Preferred Shares outstanding as of January 29, 2021, which assumes the following (a) the issuance of 7,500,000 FREYR Preferred Shares as the Second Tranche FREYR Preferred Shares, which occurred on March 12, 2021 and (b) the cancellation of the 92,500,000 warrants issued to the Preferred Share Transferors. We have deemed ordinary shares subject to warrants and options that are currently exercisable or exercisable within 60 days of January 29, 2021, to be outstanding and to be beneficially owned by the person holding the warrant or option for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o FREYR AS, Nytorget 1, Mo i Rana, Norway.

	Shares Beneficially Owned Before the Business Combination				Percent of Total Voting Power Before the Business Combination†
	Ordinary Shares		Preferred Shares
Name of Beneficial Owner	Shares	Percentage	Shares	Percentage
5% or Greater Shareholders:
ATS AS(1)(7)	51,060,005	24.41%	—	—	22.77%
Entities affiliated with Teknovekst NUF(2)(7)(8)	47,688,876	22.80%	—	—	21.27%
EDGE Global LLC(3)(7)	30,047,730	13.57%	—	—	12.71%
Helgeland Invest AS(4)	16,666,667	7.97%	—	—	7.43%
Encompass Capital Advisors LLC(5)(8)	—	*	15,000,000	100%	6.69%
Named Executive Officers and Directors:
Torstein Dale Sjøtveit(1)(7)	51,060,005	24.41%	—	—	22.77%
Peter Matrai(3)(7)	30,047,730	13.57%	—	—	12.71%
Tore Ivar Slettemoen(2)(7)	47,688,876	22.80%	—	—	21.27%
Odd Lorentz Strøm	—	—	—	—	—
Tom Einar Jensen(3)(7)	30,047,730	13.57%	—	—	12.71%
Einar Kilde	1,086,095	*	—	—	*
Ryuta Kawaguchi	—	—	—	—	—
Steffen Føreid	—	—	—	—	—
All executive officers directors as a group (eleven 11 persons)(6)	129,932,706	58.70%	—	—	54.97%

____________

*        Represents beneficial ownership of less than 1%.

†        Percentage total voting power represents voting power with respect to all shares of FREYR Ordinary Shares and FREYR Preferred Shares, as a single class. Each holder of FREYR Preferred Shares is entitled to one vote per FREYR Preferred Share and each holder of FREYR Ordinary Shares is entitled to one vote per FREYR Ordinary Share on all matters submitted to FREYR shareholders for a vote. The FREYR Ordinary Shares and FREYR Preferred Shares vote together as a single class on all matters submitted to a vote of FREYR shareholders, except as may otherwise be required by law.

(1)      ATS AS is a wholly-owned subsidiary of ATS Next AS. Mr. Sjøtveit and his wife are co-owners and Mr. Sjøtveit is a member and his wife is the chair of the board of directors of ATS Next AS. Mr. Sjøtveit disclaims beneficial ownership of the shares held by ATS Next AS except to the extent of his pecuniary interest therein. The business address of each of ATS AS and ATS Next AS is Kleivveien 19 B, 1356, Bekkestua, Norway.

(2)      Includes 47,688,876 FREYR Ordinary Shares held of record in the aggregate by Teknovekst Invest AS and Vanir Invest I AS. Teknovekst NUF (a Norwegian branch of Teknovekst Ltd.), Vanir Invest Holding AS and Mr. Slettemoen share the power to direct the vote and disposition of securities held by Teknovekst Invest AS, and Teknovekst NUF holds more than 66.7% of the economic and voting interests in Teknovekst Invest AS. Teknovekst NUF and Vanir Invest Holding AS share the power to direct the vote and disposition of securities held by Vanir Invest I AS, and Teknovekst NUF holds more than 50.0% of the economic and voting interests in Vanir Invest I AS. Mr. Slettemoen is the sole owner and board member of Teknovekst Ltd. and Vanir Invest Holding AS, and directly or indirectly holds all of the ownership of the entities mentioned in this footnote. The business address of each of the entities mentioned in this footnote and Mr. Slettemoen is Statsråd Ihlens vei 13, 2010, Strømmen, Norway.

(3)      Includes 17,893,427 FREYR Ordinary Shares and 12,154,303 FREYR Ordinary Shares subject to warrants which are exercisable within 60 days of January 29, 2021 held by EDGE Global LLC. Mr. Matrai and Mr. Jensen are co-owners of EDGE Global LLC. Each of Mr. Matrai and Mr. Jensen disclaims beneficial ownership of the shares held by EDGE Global except to the extent of his pecuniary interest therein. The business address of EDGE Global LLC is 325 Chestnut Street, Philadelphia, PA 19106.

(4)      Includes 16,666,667 FREYR Ordinary Shares. The business address of Helgeland Invest AS is Postboks 500, 8601, Mo i Rana, Norway.

(5)      Includes 15,000,000 FREYR Preferred Shares held of record in the aggregate by Encompass Capital Master Fund LP, BEMAP Master Fund Ltd. and Encompass Capital E L Master Fund L.P.

(6)      Includes 117,778,403 FREYR Ordinary Shares and 12,154,303 FREYR Ordinary Shares subject to warrants and options exercisable within 60 days of January 29, 2021.

(7)      Vanir Invest I AS, ATS Next AS and EDGE Global LLC have entered into a share exchange agreement dated as of January 27, 2021 (the “ATS and EDGE Share Exchange Agreement”), which provides (i) that Vanir Invest I AS will purchase the shares in SVPH and warrants to subscribe for ordinary shares of SVPH held by ATS Next AS, EDGE Global LLC and each of their Affiliates (as defined in the ATS and EDGE Share Exchange Agreement) in exchange for the transfer of 385,000 shares in Norway Merger Sub 1 and 213,936 shares in Norway Merger Sub 1 to ATS Next AS and EDGE Global, respectively, on the same date as, but following the consummation of, the Norway Merger and immediately prior to the Cross-Border Merger; and (ii) Vanir Invest I AS will acquire all of the shares ATS Next AS holds in Njordr AS in exchange for the transfer of 105,888 FREYR Ordinary Shares. The transfers referenced in item (ii) took place on or about April 27, 2021. Transfers subject to the ATS and EDGE Share Exchange Agreement are not reflected in the information under “Security Ownership of FREYR” but are reflected in the information under “Security Ownership of Certain Beneficial Owners and Management of Pubco”, below.

(8)      Teknovekst Invest AS and Vanir Invest I AS (collectively, “Teknovekst”) and Encompass Capital Master Fund I LP, BEMAP Master Fund Ltd and Encompass Capital E L Master Fund LP (collectively, “Encompass Investors”) have entered into a share exchange agreement (the “Encompass Share Exchange Agreement”) pursuant to which, among other things, Teknovekst will acquire all of the SVPH preferred shares and warrants to subscribe for ordinary shares of SVPH held by the Encompass Investors, and the Encompass Investors will acquire 120,000 shares of Norway Merger Sub 1 held by Teknovekst following the completion of the Norway Merger and prior to completion of the Cross-Border Merger. Transfers subject to the Encompass Share Exchange Agreement are not reflected in the information under “Security Ownership of FREYR” but are reflected in the information under “Security Ownership of Certain Beneficial Owners and Management of Pubco”, below.

Security Ownership of Certain Beneficial Owners and Management of Pubco

The following tables sets forth information regarding the beneficial ownership of Alussa Ordinary Shares as of January 29, 2021 and the beneficial ownership of Pubco Ordinary Shares immediately following consummation of the Business Combination by:

•        each of Alussa’s current officers and directors;

•        all of Alussa’s current officers and directors as a group;

•        each person known by Alussa to be the beneficial owner of more than 5% of the outstanding Alussa Ordinary Shares;

•        each person who will become an executive officer or a director of Pubco upon consummation of the Business Combination;

•        all of Pubco’s executive officers and directors as a group upon the consummation of the Business Combination; and

•        all 5% holders of Pubco upon consummation of the Business Combination.

The expected beneficial ownership of Pubco’s voting shares immediately following the Business Combination and the PIPE Investment, assuming no Redemptions by Alussa shareholders, has been determined based upon the following assumptions: (a) 60,000,000 Pubco Ordinary Shares are issued in the PIPE Investment, (b) 37,454,086 Pubco Ordinary Shares are issued to former FREYR Shareholders other than the Company Preferred Share Transferors, (c) 28,750,000 Pubco Ordinary Shares are issued to former Alussa Public Shareholders, (d) 7,187,500 Pubco Ordinary Shares are issued to former Alussa Initial Shareholders, (e) 1,489,500 Pubco Ordinary Shares are issued to the Company Preferred Share Transferors, (f) the transfers pursuant to the ATS and EDGE Share Exchange Agreement, consisting of the transfer by Teknovekst to (i) ATS Next AS of 105,888 FREYR Ordinary Shares, (ii) ATS Next AS of 385,000 shares of Norway Merger Sub 1 and (iii) EDGE Global of 213,936 shares of Norway Merger Sub 1, in the case of (ii) and (iii), on the same date as, but following the consummation of, the Norway Merger and immediately prior to the Cross-Border Merger, (g) the transfer pursuant to the Teknovekst Share Exchange Agreement, consisting of the transfer from Teknovekst to the Encompass Investors of 120,000 shares of Norway Merger Sub 1 following the completion of the Norway Merger and prior to completion of the Cross-Border Merger, (h) there are no other issuances of FREYR Warrants or FREYR Options, (i) 1,500,000 Conversion Warrants (as defined below) are issued to the Sponsor, which occurred on April 30, 2021, and there are no other issuances of Alussa Warrants, (j) the cancellation of the 92,500,000 warrants issued to the Preferred Share Transferors, (k) no former Alussa shareholders or former FREYR shareholders purchase Pubco Ordinary Shares in the open market, (l) there are no other issuances of Pubco Ordinary Shares, Pubco Options or Pubco Warrants and (m) no Dissent Rights provided by the Cayman Companies Act are exercised by Alussa shareholders. Based on the assumptions discussed above, we have deemed Pubco Ordinary Shares subject to warrants and options that are currently exercisable or exercisable within 60 days of the date of January 29, 2021, to be outstanding and to be beneficially owned by the person holding the warrant or option for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

The expected beneficial ownership of Pubco’s voting shares immediately following the Business Combination and the PIPE Investment, assuming maximum Redemptions by Alussa shareholders, has been determined based upon the following assumptions: (a) 60,000,000 Pubco Ordinary Shares are issued in the PIPE Investment, (b) 37,454,086 Pubco Ordinary Shares are issued to former FREYR Shareholders other than the Company Preferred Share Transferors, (c) 2,124,066 Pubco Ordinary shares are issued to former Alussa public shareholders, (d) 7,187,500 Pubco Ordinary Shares are issued to former Alussa sponsors and underwriters, (e) 1,489,500 Pubco Ordinary Shares are issued to the Company Preferred Share Transferors, (f) the transfers from Teknovekst to (i) ATS Next AS of 105,888 FREYR Ordinary Shares, (ii) ATS Next AS of 385,000 shares of Norway Merger Sub 1 and (iii) EDGE Global of 213,936 shares of Norway Merger Sub 1, in the case of (ii) and (iii), on the same date as, but following the consummation of, the Norway Merger and immediately prior to the Cross-Border Merger, (g) the transfer pursuant to the Teknovekst Share Exchange Agreement, consisting of the transfer from Teknovekst to the Encompass Investors of 120,000 shares of Norway Merger Sub 1 following the completion of the Norway Merger and prior to completion of the Cross-Border Merger, (h) there are no other issuances of FREYR Warrants or FREYR Options, (i) 1,500,000 Conversion Warrants are issued to the Sponsor, which occurred on April 30, 2021, and there are no other issuances of Alussa Warrants, (j) the cancellation of the 92,500,000 warrants issued to the Preferred Share Transferors, (k) no former Alussa shareholders or former FREYR shareholders purchase Pubco Ordinary Shares in the open market, (l) there are no other issuances of Pubco Ordinary Shares, Pubco Options or Pubco Warrants and (m) no Dissent Rights provided by the Cayman Companies Act are exercised by Alussa shareholders. Based on the assumptions discussed above, we have deemed Pubco Ordinary Shares subject to warrants and options that are currently exercisable or exercisable within 60 days of the date of January 29, 2021, to be outstanding and to be beneficially owned by the person holding the warrant or option for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

			Pubco Post-Business Combination
	Alussa Pre-Business Combination(1)		(assuming no Redemptions by Alussa shareholders)		(assuming maximum Redemptions by Alussa shareholders)
Name and Address of Beneficial Owner	Number of Shares	Percentage of Outstanding Shares	Number of Shares	Percentage of Outstanding Shares	Number of Shares	Percentage of Outstanding Shares
Directors and Officers of Alussa Pre-Business Combination:
Daniel Barcelo(2)	7,187,500	20.00%	17,437,500	12.02%	17,437,500	14.71%
James Musselman(2)	—	—	—	—	—	—
Nick De’Ath(2)	—	—	—	—	—	—
Mavriky Kalugin(2)	—	—	—	—	—	—
W. Richard Anderson(2)	—	—	—	—	—	—
German Curá(2)	—	—	—	—	—	—
Maurice Dijols(2)	—	—	—	—	—	—
John Wu(2)	—	—	—	—	—	—
Sarah James(2)	—	—	—	—	—	—
Abdel Badwi(2)	—	—	—	—	—	—
All Directors and Executive Officers of Alussa as a group (ten (10) persons)	7,187,500	20.00%	17,437,500	12.02%	17,437,500	14.71%
5% Holders of Alussa Pre-Business Combination:
Alussa Energy Sponsor LLC(2)	7,187,500	20.00%	17,437,500	12.02%	17,437,500	14.71%
Adage Capital Partners LP(4)	1,800,000	5.01%	1,800,000	1.33%	1,800,000	1.66%
Glazer Capital, LLC(5)	1,951,426	5.43%	1,951,426	1.45%	1,951,426	1.80%
Paul J. Glazer(5)	1,951,426	5.43%	1,951,426	1.45%	1,951,426	1.80%
Periscope Capital Inc.(6)	1,919,500	5.34%	1,919,500	1.42%	1,919,500	1.77%
Encompass Capital Advisors LLC(7)	2,124,066	5.91%	3,635,050	2.70%	3,635,050	3.36%
Directors and Executive Officers of Pubco Post-Business Combination:
Torstein Dale Sjøtveit(8)(9)	—	—	9,229,544	6.84%	9,229,544	8.53%
Peter Matrai(9)(10)	—	—	5,417,973	3.95%	5,417,973	4.91%
Olaug Svarva(11)	—	—	8,951	*	8,951	*
Daniel Barcelo(2)	7,187,500	20.00%	17,437,500	12.02%	17,437,500	14.71%
German Curá(2)	—	—	—	—	—	—
Monica Tiúba	—	—	—	—	—	—
Jeremy Bezdek	—	—	—	—	—	—

			Pubco Post-Business Combination
	Alussa Pre-Business Combination(1)		(assuming no Redemptions by Alussa shareholders)		(assuming maximum Redemptions by Alussa shareholders)
Name and Address of Beneficial Owner	Number of Shares	Percentage of Outstanding Shares	Number of Shares	Percentage of Outstanding Shares	Number of Shares	Percentage of Outstanding Shares
Mimi Berdal	—	—	—	—	—	—
Tom Einar Jensen(9)(10)	—	—	5,417,973	3.95%	5,417,973	4.91%
Einar Kilde	—	—	317,538	*	317,538	*
Ryuta Kawaguchi	—	—	139,872	*	139,872	*
Steffen Føreid	—	—	179,037	*	179,037	*
All Directors and Executive Officers of Pubco as a group (eighteen (18) persons)(12)	7,187,500	20.00%	33,582,519	22.60%	33,582,519	27.53%
5% Holders of Pubco Post-Business Combination:
Alussa Energy Sponsor LLC(2)	7,187,500	20.00%	17,437,500	12.02%	17,437,500	14.71%
ATS AS(8)(9)	—	—	9,229,544	6.84%	9,229,544	8.53%
Entities affiliated with Teknovekst NUF(3)(13)	—	—	8,390,426	6.22%	8,390,426	7.75%

____________

*        Represents beneficial ownership of less than 1%

(1)      Interests shown consist of Alussa Class A and Alussa Class B ordinary shares. Such Alussa Class B ordinary shares are convertible into Alussa Class A ordinary shares on a one-for-one basis, subject to adjustment.

(2)      Includes 7,187,500 Alussa Class B ordinary shares, 8,750,000 Private Placement Warrants and 1,500,000 Conversion Warrants, which are exercisable 30 days following the Closing of the Business Combination. In connection with the Business Combination and subject to approval by the Pubco board of directors, the Sponsor is expected to transfer 500,000 of its warrants to certain of FREYR’s management and representatives. Daniel Barcelo, Alussa’s Chief Executive Officer, may be deemed to beneficially own shares held by the Sponsor by virtue of his control over the Sponsor, as its managing member. Mr. Barcelo disclaims beneficial ownership of the Alussa Ordinary Shares held by the Sponsor other than to the extent of his pecuniary interest in such shares. All of Alussa’s officers and directors are members of the Sponsor.

(3)      Teknovekst Invest AS and Vanir Invest I AS (collectively, “Teknovekst”) and Encompass Capital Master Fund I LP, BEMAP Master Fund Ltd and Encompass Capital E L Master Fund LP (collectively, “Encompass Investors”) have entered into a share exchange agreement (the “Encompass Share Exchange Agreement”) pursuant to which, among other things, Teknovekst will acquire all of the SVPH preferred shares and warrants to subscribe for ordinary shares of SVPH held by the Encompass Investors, and the Encompass Investors will acquire 120,000 shares of Norway Merger Sub 1 held by Teknovekst following the completion of the Norway Merger and prior to completion of the Cross-Border Merger. Transfers subject to the Encompass Share Exchange Agreement are reflected herein but are not reflected in the information under “Security Ownership of FREYR” above.

(4)       Based solely on a Schedule 13G filed with the SEC on December 6, 2019, jointly by Adage Capital Partners, L.P (“ACP”), Adage Capital Partners GP, LLC (“ACPGP”), Adage Capital Advisors, LLC (“ACA”), Robert Atchinson (“Mr. Atchinson”), and Phillip Gross (“Mr. Gross”), the parties reported that ACP was the beneficial owner of 1,800,000 Class A ordinary shares. According to such Schedule 13G, ACPGP is the general partner of ACP and may be deemed to have shared voting control and investment discretion over securities owned by ACP. According to such Schedule 13G, ACA is the managing member of ACPGP and may be deemed to have shared voting control and investment discretion over securities owned by ACP. According to such Schedule 13G, Messrs. Atchinson and Gross are the managing members of ACA and may be deemed to have shared voting control and investment discretion over securities owned by ACP. However, the reporting persons state that the foregoing should not be construed in and of itself as an admission by ACPGP, ACA, Mr. Atchinson or Mr. Gross as to beneficial ownership of the securities owned by ACP. The business address for each reporting persons is 200 Clarendon Street, 52nd floor, Boston, Massachusetts 02116.

(5)       Based solely on a Schedule 13G filed with the SEC on February 16, 2021, jointly by Glazer Capital, LLC (“Glazer Capital”) and Paul J. Glazer (“Mr. Glazer”). According to such Schedule 13G, Glazer Capital and Mr. Glazer have shared power to vote and dispose of 1,951,426 Class A ordinary shares. The address of the principal business office of Glazer Capital and Mr. Glazer is 250 West 55th Street, Suite 30A, New York, New York 10019.

(6)       Based solely on a Schedule 13G filed with the SEC on February 16, 2021, by Periscope Capital Inc. (“Periscope”). According to such Schedule 13G, Periscope was the beneficial owner of 1,919,500 Class A ordinary shares and may be deemed to have shared voting control and investment discretion over the securities. The address of the principal business office of Periscope is 333 Bay Street, Suite 1240, Toronto, Ontario, Canada M5H 2R2.

(7)       Based solely on a Schedule 13G filed with the SEC on February 19, 2021, jointly by Encompass Capital Advisors LLC (“Encompass Advisors”), Encompass Capital Partners LLC (“Encompass Partners”), and Todd J. Kantor (“Mr. Kantor”). According to such Schedule 13G, Encompass Advisors and Mr. Kantor have shared power to vote and dispose of 2,124,066 Class A ordinary shares. According to such Schedule 13G, Encompass Partners has the power to vote and dispose of 1,437,500 Class A ordinary shares. Between February 19, 2021 and the Record Date, Encompass (through certain funds and/or separate accounts managed by Encompass, which include BEMAP Master Fund Ltd, Encompass Capital Master Fund LP, Encompass Capital E L Master Fund LP, Blackstone CSP-MST FMAP Fund and GCM Grosvenor Equity Opportunities Master Fund, L.P.) acquired an additional 460,000

Class A ordinary shares. The address of the principal business office of Encompass Advisors and Encompass Partners is 200 Park Avenue, 11th Floor, New York, NY 10166. The address of the principal business office of Mr. Kantor is c/o Encompass Capital Advisors LLC, 200 Park Avenue, 11th Floor, New York, NY 10166.

(8)       ATS AS is a wholly-owned subsidiary of ATS Next AS. Mr. Sjøtveit and his wife are co-owners and Mr. Sjøtveit is a member and his wife is the chair of the board of directors of ATS Next AS. Mr. Sjøtveit disclaims beneficial ownership of the shares held by ATS Next AS except to the extent of his pecuniary interest therein. The business address of ATS AS is Kleivveien 19 B, 1356, Bekkestua, Norway.

(9)      Pursuant to the ATS and EDGE Share Exchange Agreement, Vanir Invest I AS (i) will purchase the shares in SVPH and warrants to subscribe for ordinary shares of SVPH held by ATS Next AS, EDGE Global LLC and each of their Affiliates (as defined in the ATS and EDGE Share Exchange Agreement) in exchange for the transfer of 385,000 shares in Norway Merger Sub 1 and 213,936 shares in Norway Merger Sub 1 to ATS Next AS and EDGE Global, respectively, on the same date as, but following the consummation of, the Norway Merger and immediately prior to the Cross-Border Merger; and (ii) will purchase all of the shares ATS Next AS holds in Njordr AS in exchange for the transfer of 105,888 FREYR Ordinary Shares. The transfers referenced in item (ii) took place on or about April 27, 2021. Transfers subject to the ATS and EDGE Share Exchange Agreement are not reflected in the information under “Security Ownership of FREYR” above, but are reflected in the information under “Security Ownership of Certain Beneficial Owners and Management of Pubco”.

(10)    Includes 3,241,897 Pubco Ordinary Shares and 2,176,076 Pubco Ordinary Shares subject to warrants, which are exercisable within 60 days of January 29, 2021 held by EDGE Global LLC. Mr. Matrai and Mr. Jensen are co-owners of EDGE Global LLC. Each of Mr. Matrai and Mr. Jensen disclaims beneficial ownership of the shares held by EDGE Global LLC except to the extent of his pecuniary interest therein. The business address of EDGE Global LLC is 325 Chestnut Street, Philadelphia, PA 19106.

(11)    Includes 8,951 Pubco Ordinary Shares held by Primecon AS. Ms. Svarva and her husband, Jan Helgebostad, are co-owners of Primecon AS. Each of Ms. Svarva and Mr. Helgebostad disclaim beneficial ownership of the shares held by Primecon AS except to the extent of her or his pecuniary interest therein. The address of Primecon AS is Sollerudveien 36, 0283 Oslo.

(12)    Consists of 19,871,294 Pubco Ordinary Shares and 13,711,225 Pubco Ordinary Shares subject to warrants which are exercisable within 60 days of January 29, 2021. Includes 500,000 warrants expected to be transferred by the Sponsor, in connection with the Business Combination and subject to approval by the Pubco board of directors, to certain of FREYR’s management and representatives. These 500,000 warrants are not allocated to any individual from FREYR’s management or representatives in the table above. Kunwoo Lee begins his employment on June 15, 2021 and is included in the “Directors and Executive Officers of Pubco” group.

(13)    Includes 8,390,426 Pubco Ordinary Shares held in the aggregate by Teknovekst Invest AS and Vanir Invest I AS. Teknovekst NUF (a Norwegian branch of Teknovekst Ltd.), Vanir Invest Holding AS and Mr. Slettemoen share the power to direct the vote and disposition of securities held by Teknovekst Invest AS, and Teknovekst NUF holds more than 66.7% of the economic and voting interests in Teknovekst Invest AS. Teknovekst NUF and Vanir Invest Holding AS share the power to direct the vote and disposition of securities held by Vanir Invest I AS, and Teknovekst NUF holds more than 50.0% of the economic and voting interests in Vanir Invest I AS. Mr. Slettemoen is the sole owner and board member of Teknovekst Ltd. and Vanir Invest Holding AS, and directly or indirectly holds all of the ownership of the entities mentioned in this footnote. The business address of each of the entities and Mr. Slettemoen is Statsråd Ihlens vei 13, 2010, Strømmen, Norway.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Alussa Related Person Transactions

In June 2019, the Sponsor purchased 5,750,000 Founder Shares for an aggregate price of $25,000. In October 2019, Alussa declared a share dividend satisfied by way of issuance of 0.125 of a share for each Class B ordinary share in issue, and in November 2019, we declared a share dividend satisfied by way of issuance of 0.111111 of a share for each Class B ordinary share in issue, resulting in the Sponsor holding an aggregate of 7,187,500 Founder Shares. The Sponsor currently owns 20% of the issued and outstanding Alussa Ordinary Shares and has the right to elect all of Alussa’s directors prior to its initial business combination. Following the Business Combination, 500,000 warrants will be transferred from the Sponsor to certain of FREYR’s management and representatives as part of the transaction to form a part of their incentive compensation scheme.

Simultaneously with the closing of the IPO on November 29, 2019, the Sponsor purchased an aggregate of 8,000,000 Private Placement Warrants at a price of $1.00 per warrant for an aggregate price of $8,000,000 in a private placement closed simultaneously with the closing of our IPO. On December 5, 2019, the Sponsor purchased an aggregate of an additional 750,000 Private Placement Warrants at a price of $1.00 per warrant for an aggregate price of $750,000, simultaneously with the exercise in full of the underwriters’ over-allotment option. Each Private Placement Warrant is exercisable to purchase one whole Class A ordinary share at $11.50 per share, subject to adjustment. The Private Placement Warrants (including the Class A ordinary shares issuable upon exercise of the Private Placement Warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until 30 days after the completion of our initial business combination.

If any of Alussa’s officers or directors becomes aware of a business combination opportunity that falls within the line of business of any entity to which he or she has then-current fiduciary or contractual obligations, he or she may be required to present such business combination opportunity to such entity prior to presenting such business opportunity to Alussa, subject to his or her fiduciary duties under Cayman Islands law. Alussa’s officers and directors have and will in the future have certain relevant fiduciary duties or contractual obligations that my take priority over their duties to Alussa.

Alussa has entered into an Administrative Services Agreement with the Sponsor, pursuant to which Alussa pays a total of $35,000 per month for office space, administrative and support services to such affiliate, of which Mr. Barcelo, Alussa’s Chief Executive Officer, is paid $20,000 per month and Mr. De’Ath, Alussa’s Chief Technology Officer, is paid $5,000 per month. Upon completion of Alussa’s initial business combination or its liquidation, Alussa will cease paying these monthly fees. Accordingly, in the event the consummation of Alussa’s initial business combination takes the maximum 24 months, the Sponsor will be paid a total of $840,000 ($35,000 per month) for office space, administrative and support services and Alussa will be entitled to be reimbursed for any out-of-pocket expenses.

Alussa’s Sponsor, officers and directors, and Encompass or any of their affiliates, are reimbursed for any bona-fide, documented out-of-pocket expenses incurred in connection with activities on Alussa’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. Alussa’s audit committee reviews on a quarterly basis all payments that were made to its sponsor, officers and directors, and Encompass or any of their affiliates and determines which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on Alussa’s behalf. As of the date hereof, neither Encompass nor any of its affiliates has sought reimbursement of any of its expenses. In addition, Alussa’s board approved a $1,000,000 bonus pool to be paid to Alussa’s officers (but not directors) upon the consummation of an initial business combination. Such bonuses shall not be made until after the successful completion of the Business Combination.

Prior to the consummation of the IPO, the Sponsor loaned an aggregate of $198,959 to Alussa under an unsecured promissory note, which was used for a portion of the expenses of the IPO. The loans were fully repaid upon the closing of the IPO.

In addition, in order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of its or certain of Alussa’s officers and directors may, but are not obligated to, loan Alussa funds as may be required. If Alussa completes the Business Combination, it would repay such loaned amounts. In the event that the initial business combination does not close, Alussa may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into Alussa Warrants at a price of $1.00 per warrant at the option of the lender. These warrants would be identical to the Private Placement Warrants issued to the Alussa Initial Shareholders.

The terms of such loans by Alussa’s officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. Alussa does not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor as Alussa does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the Trust Account. On February 9, 2021, Alussa entered into the Loan Note with the Sponsor (as “Payee”), pursuant to which, Payee, in its sole and absolute discretion, may loan to Alussa up to $1,500,000 for costs reasonably related to Alussa’s consummation of the Business Combination. The Loan Note does not bear any interest. The Loan Note is payable on the earliest to occur of (i) the date on which Alussa consummates the Business Combination and (ii) the date that the winding up of Alussa is effective. The Loan Note is subject to customary events if default, including failure by Alussa to pay the principal amount due pursuant to the Loan Note within five business days of the Loan Note’s maturity date and certain bankruptcy events of Alussa. At Payee’s option, at any time prior to payment in full of the principal balance of the Loan Note, Payee may elect to convert all or any portion of the unpaid principal balance of the Loan Note into that number of warrants, each whole warrant exercisable for one ordinary share of Alussa (the “Conversion Warrants”), equal to: (x) the portion of the principal amount of the Loan Note being converted, divided by (y) $1.00, rounded up to the nearest whole number of warrants. The Conversion Warrants shall be identical to the warrants issued by Alussa to the Payee in a private placement upon consummation of the Alussa’s IPO. The Conversion Warrants are subject to customary registration rights granted by Alussa to the Payee pursuant to the Loan Note. On April 6, 2021, Alussa borrowed $1,500,000 under the Loan Note, and on April 30, 2021, the Sponsor exercised its option to convert this loan to 1,500,000 warrants.

After the Business Combination, members of Alussa’s management team who remain with the company may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to the Alussa shareholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to the Alussa shareholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a shareholder meeting held to consider Alussa’s initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation.

Prior to the First Closing, Pubco, FREYR, the Major Shareholders and the Purchaser Representative will use their commercially reasonable efforts to enter into the Registration Rights Agreement in the agreed form, pursuant to which Pubco will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain Pubco Ordinary Shares and other equity securities of Pubco that are held by the parties thereto from time to time. Under the terms of the Registration Rights Agreement, the Purchaser Representative and the Major Shareholders and Shareholder Representative, can demand that Pubco register registrable securities under certain circumstances and will also have piggyback registration rights for these securities in connection with certain registrations of securities that Pubco undertakes. Following the consummation of the Business Combination, Pubco intends to file and maintain an effective registration statement under the Securities Act covering such securities.

On February 26, 2021 and in connection with the Closing, Alussa’s compensation committee and board of directors approved the payment of transaction bonuses of up to $500,000 in cash to certain Alussa officers (excluding Alussa’s Chief Executive Officer) and members of the Sponsor, conditioned upon a successful completion of the Business Combination. On June 8, 2021, Alussa’s compensation committee and board of directors approved the payment of additional transaction bonuses of up to $500,000 in cash to certain Alussa officers (including Alussa’s Chief Executive Officer), conditioned upon a successful completion of the Business Combination. Such bonuses shall not be made until after the successful completion of the Business Combination. Pursuant to the Business Combination Agreement, Alussa has obtained FREYR’s consent to pay such additional transaction bonuses.

Alussa Policy Regarding Transactions with Related Persons

Alussa’s audit committee must review and approve any related person transaction Alussa proposes to enter into. Alussa’s audit committee charter details the policies and procedures relating to transactions that may present actual, potential or perceived conflicts of interest and may raise questions as to whether such transactions are consistent with the best interest of the company and its shareholders. A summary of such policies and procedures is set forth below.

Any potential related party transaction that is brought to the audit committee’s attention will be analyzed by the audit committee, in consultation with outside counsel or members of management, as appropriate, to determine whether the transaction or relationship does, in fact, constitute a related party transaction. At its meetings, the audit committee will be provided with the details of each new, existing or proposed related party transaction, including the terms of the transaction, the business purpose of the transaction and the benefits to the company and to the relevant related party.

In determining whether to approve a related party transaction, the audit committee must consider, among other factors, the following factors to the extent relevant:

•        whether the terms of the transaction are fair to the company and on the same basis as would apply if the transaction did not involve a related party;

•        whether there are business reasons for Alussa to enter into the transaction;

•        whether the transaction would impair the independence of an outside director; and

•        whether the transaction would present an improper conflict of interest for any director or officer.

Any member of the audit committee who has an interest in the transaction under discussion must abstain from any voting regarding the transaction, but may, if so requested by the chairman of the audit committee, participate in some or all of the audit committee’s discussions of the transaction. Upon completion of its review of the transaction, the audit committee may determine to permit or to prohibit the transaction.

Pubco Related-Person Transactions Policy

Pubco has a formal, written policy, which will become effective on the date of Closing, that Pubco is not permitted to enter into a related-person transaction with its executive officers, directors (including director nominees), holders of more than 5% of any class of our voting securities and any member of the immediate family of or any entities affiliated with any of the foregoing persons, without the prior approval or, in the case of pending or ongoing related-person transactions, ratification of the audit and risk committee. For purposes of Pubco’s policy, a related-person transaction is a transaction, arrangement or relationship where Pubco was, is or will be involved and in which a related-person had, has or will have a direct or indirect material interest.

Certain transactions with related persons, however, are exempted from pre-approval including, but not limited to:

•        compensation of Pubco’s executive officers and directors that is otherwise disclosed in Pubco’s public filings with the SEC;

•        compensation, benefits and other transactions available to all of Pubco’s employees generally;

•        transactions where a related-person’s interest derives solely from his or her service as a director of another entity that is a party to the transaction;

•        transactions where a related-person’s interest derives solely from his or her ownership of less than 10% of the equity interest in another entity that is a party to the transaction; and

•        transactions where a related-person’s interest derives solely from his or her ownership of a class of Pubco’s equity securities and all holders of that class received the same benefit on a pro rata basis.

No member of the audit and risk committee may participate in any review, consideration or approval of any related-person transaction where such member or any of his or her immediate family members is the related-person. In approving or rejecting the proposed agreement, our audit and risk committee shall consider the relevant facts and circumstances available and deemed relevant to the audit and risk committee, including, but not limited to:

•        the benefits and perceived benefits to Pubco;

•        the materiality and character of the related-person’s direct and indirect interest;

•        the availability of other sources for comparable products or services;

•        the terms of the transaction; and

•        the terms available to unrelated third parties under the same or similar circumstances.

FREYR Related Person Transactions

Issuance of Ordinary Shares

Since January 1, 2018, FREYR entered into several subscription agreements pursuant to which it agreed to sell, and related persons, entities and their affiliates, agreed to purchase, an aggregate of 133,308,975 FREYR ordinary shares for an aggregate purchase price of NOK 30,786,904.90 as set forth below.

Shareholder	Number of FREYR Ordinary Shares	Total Purchase Price
ATS AS(1)	51,060,005	NOK 2,563,125.71
Entities affiliated with Teknovekst NUF(2)	47,688,876	NOK 3,044,844.42
EDGE Global LLC(3)	17,893,427	NOK 178,934.27
Helgeland Invest AS	16,666,667	NOK 25,000,000.50

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(1)      ATS AS is a wholly-owned subsidiary of ATS Next AS. Mr. Sjøtveit and his wife are co-owners and Mr. Sjøtveit is a member and his wife is the chair of the board of directors of ATS Next AS. Mr. Sjøtveit disclaims beneficial ownership of the shares held by ATS Next AS except to the extent of his pecuniary interest therein. The business address of ATS AS is Kleivveien 19 B, 1356, Bekkestua, Norway.

(2)      Includes 47,688,876 ordinary shares held of record in the aggregate by Teknovekst Invest AS and Vanir Invest I AS. Teknovekst NUF (a Norwegian branch of Teknovekst Ltd.), Vanir Invest Holding AS and Mr. Slettemoen share the power to direct the vote and disposition of securities held by Teknovekst Invest AS, and Teknovekst NUF holds more than 66.7% of the economic and voting interests in Teknovekst Invest AS. Teknovekst NUF and Vanir Invest Holding AS share the power to direct the vote and disposition of securities held by Vanir Invest I AS, and Teknovekst NUF holds more than 50.0% of the economic and voting interests in Vanir Invest I AS. Mr. Slettemoen is the sole owner and board member of Teknovekst Ltd. and Vanir Invest Holding AS, and directly or indirectly holds all of the ownership of the entities mentioned in this footnote. The business address of each of the entities and Mr. Slettemoen is Statsråd Ihlens vei 13, 2010, Strømmen, Norway.

(3)      Peter Matrai is a member of FREYR’s board of directors and affiliate of EDGE Global LLC. Tom Einar Jensen is Chief Executive Officer of FREYR. Mr. Matrai and Mr. Jensen are co-owners of EDGE Global LLC. The business address of EDGE Global LLC is 325 Chestnut Street, Philadelphia, PA, 19106.

On October 29, 2018 FREYR entered into a convertible loan agreement for a NOK 100,000 loan with Einar Kilde, currently Executive Vice President Projects of FREYR. The loan and accrued interest converted into 136,095 ordinary shares of FREYR at a share price of NOK 0.76 on or about July 24, 2020.

On October 29, 2018 FREYR entered into a convertible loan agreement for a NOK 100,000 loan with Jon Harald Shie Kilde, brother of Einar Kilde. The loan and accrued interest converted into 136,166 ordinary shares of FREYR at a share price of NOK 0.76, on or about July 24, 2020.

On October 29, 2018 FREYR entered into a convertible loan agreement for a NOK 500,000 loan with Teknovekst Ltd. The loan and accrued interest converted into 687,240 ordinary shares of FREYR at a share price of NOK 0.76, on or about July 24, 2020.

On March 9, 2020, FREYR entered into convertible loan agreements for NOK 2 million loans with each of ATS Next AS, an affiliate of ATS AS, and Teknovekst NUF. Each of the convertible notes had an interest rate of 10% per annum and contained a share-settled redemption feature upon a Qualified Financing Event. A Qualified Financing Event is defined as an event in which investors commit to subscribe for shares for an aggregate consideration of at least EUR 10 million, excluding such notes and notes issued to certain non-related parties around the same time. On July 2, 2020, FREYR entered into amendments with the lenders specifying that the lenders agreed to waive the right to the 30% conversion price discount in exchange for anti-dilution protection. The loan and accrued interest for ATS Next AS and Teknovekst NUF each converted into 1,377,534 ordinary shares of FREYR at a share price of NOK 1.50 on or about July 24, 2020, which shares are currently held by ATS AS and affiliates of Teknovekst NUF, respectively. As of December 31, 2020, these notes were not outstanding.

Services Agreements

On March 1, 2019, FREYR entered into an engagement agreement with EDGE Global, which was amended on September 1, 2020, pursuant to which Tom Einar Jensen and Peter Matrai provide services to FREYR (the “EDGE Agreement”). EDGE Global is owned 50% by Tom Einar Jensen (through his sole ownership of TEJ Management AS), Chief Executive Officer of FREYR, and 50% by Peter Matrai, a member of FREYR’s board of directors. Pursuant to the EDGE Agreement, Tom Einar Jensen is required to dedicate 90% of his working time to FREYR and Peter Matrai is required to dedicate 60% of his working time to FREYR. In exchange for such services, FREYR pays a monthly fee of $40,000 to EDGE Global and EDGE Global is entitled to certain bonuses to be determined at FREYR’s discretion from time to time. In addition, EDGE was eligible for 30% of FREYR’s targeted management bonus pool of NOK 25 million ($2 million). EDGE Global also received the right to purchase 9,275,429 ordinary shares from each of ATS Next AS and Teknovekst NUF, for an aggregate purchase price of NOK 185,510. Additionally, as compensation for such services, on May 15, 2019, FREYR issued nonqualified warrants to subscribe to 8,315,902 ordinary shares to EDGE Global and on October 6, 2020, FREYR issued 3,838,401 warrants to subscribe to EDGE Global. The EDGE Agreement will terminate upon consummation of the Business Combination, and Tom Einar Jensen and Peter Matrai will have direct engagement with Pubco following the Business Combination.

On March 31, 2020, FREYR entered into a Framework Agreement with Metier OEC, which provides for consultancy services to be performed by Metier OEC to FREYR. Jon Harald Schie Kilde is the Chief Executive Officer of Metier OEC and brother of Einar Kilde, Executive Vice President Projects (Chief Operating Officer of FREYR at the time of the contract award). Pricing under this agreement varies from NOK 900 per hour to NOK 2,500 per hour, depending on which personnel at Metier OEC are performing the services. About NOK 6,199,931 was paid to Metier OEC for such services in 2020.

On December 15, 2020, Alussa signed a mandate agreement to engage Pareto Securities as a placement agent. Additionally, on December 18, 2020, Alussa signed a mandate agreement to engage Pareto Securities to be part of the placement group as a capital markets advisor. Andreas Aamodt Kilde is an equity partner at Pareto and son of Einar Kilde, Executive Vice President Projects of FREYR.

Employment Agreements

FREYR will enter into new executive employee agreements with certain of its executive officers, effective as of the Second Closing. See the section titled “Executive Compensation — Narrative Disclosure to Summary Compensation Table — Agreements with FREYR’s Executive Chairman and Named Executive Officers”. In connection with the Business Combination, certain FREYR representatives entered into three year non-compete agreements.

Ms. Ann Sjøtveit, the wife of Mr. Torstein Sjøtveit, received approximately $37,000 and $83,000 as total compensation for the fiscal years ended December 31, 2019 and 2020, respectively, for services as Project Director Land Acquisition. Ms. Sjøtveit receives an annualized total compensation of approximately $152,000 in the fiscal year ending December 31, 2021 and, as an employee of FREYR, she qualifies for a transaction bonus in connection with the consummation of the Business Combination. The transaction bonus will be determined in accordance with the general principles for allocation approved by the FREYR board for this bonus. Ms. Sjøtveit’s total estimated compensation for the fiscal year ending December 31, 2021 is approximately $258,000.

Ms. Savannah Kilde, the daughter-in-law of Einar Kilde, receives an annualized total compensation of approximately $116,000 in the fiscal year ending December 31, 2021, for services as Head of Logistics & Raw Material 4A, and, as an employee of FREYR, she qualifies for a transaction bonus in connection with the consummation of the Business Combination. The transaction bonus will be determined in accordance with the general principles for allocation approved by the FREYR board for this bonus. Ms. Kilde’s total estimated compensation for the fiscal year ending December 31, 2021 is approximately $163,000.

Neither of Ms. Sjøtveit’s nor Ms. Kilde’s employment with FREYR required review, approval or ratification under FREYR’s rules of procedure for its board. After the completion of the Business Combination, employment arrangements with any member of the immediate family of or any entities affiliated with Pubco’s executive officers, directors or holders of more than 5% of any class of Pubco’s voting securities will require prior approval or ratification by Pubco’s audit and risk committee. For further information, see “FREYR Policy Regarding Transactions with Related Persons” and “Pubco Related-Person Transactions Policy”.

Non-Employee Director Consulting Agreements

FREYR will enter into consulting agreements with certain of its non-employee directors, effective as of the Second Closing. For more information regarding these consulting agreements, see “Executive Compensation —Consulting Agreement with FREYR Director”.

Wind Farm Business

Prior to the First Closing, the FREYR Wind Business will be transferred to SVPH as a result of the Norwegian Demerger, resulting in such business becoming held by FREYR’s shareholders through SVPH, mirroring FREYR’s then ownership structure into that company such that FREYR security holders would in the aggregate hold the same underlying interest in the same underlying business through two companies, FREYR and SVPH.

SVPH will, effective at completion of the Norway Demerger, enter into a right of first refusal agreement with FREYR whereby FREYR is granted a right of first refusal to purchase all or parts of the power production from the Sjonfjellet wind farm project for a period of up to 20 years from commencement of production. Provided and to the extent FREYR purchases the wind power production from the Sjonfjellet wind farm project, FREYR shall also have a right of first refusal to purchase the related certificates of origin or other derivative rights relating to the wind power production, as well as use the brand “Sjonfjellet” and/or related brand names of SVPH for marketing and business purposes.

SVPH and FREYR will, effective at completion of the Norway Demerger, enter into a management and service agreement whereby, subject to resources being reasonably available and upon reasonable request from the SVPH, FREYR shall during a period of up to two years provide and/or ensure the provision by any of its group companies certain services including (i) financial reporting, controlling, tax, treasury, human resources and other administrative services necessary for operation the SVPH and its business, including management services; (ii) other services related to the operation of the business such as technical services related to providing, interpreting and following-up wind data, as well as the rental of office space; and (iii) such other support and technical services that are reasonably required in order to effectively carry out and grow the business in an effective manner from the moment the Norway Demerger is completed.

Encompass Preferred Shares

Encompass and FREYR may have interests in the Business Combination that are in addition to, and may be different from, the interests of Alussa’s shareholders. In October 2020, following FREYR’s requests for funding commitments with respect to its operations in the period prior to the completion of the Business Combination, certain funds and/or separate accounts managed by Encompass committed to invest an initial amount of $7.5 million and make available an additional amount of up to $7.5 million (for an aggregate of up to $15 million) in the form of FREYR Preferred Shares and additional FREYR warrants, subject to the terms of the Funding Commitment Letter.

Pursuant to the Funding Commitment Letter, certain funds and/or separate accounts managed by Encompass acquired 7,500,000 First Tranche FREYR Preferred Shares and 92,500,000 Preferred Share Linked Warrants for $7.5 million. On February 16, 2021, FREYR exercised its right under the Funding Commitment Letter to request additional funding in the aggregate amount of $7.5 million. Accordingly, certain funds and/or separate accounts managed by Encompass subscribed for the 7,500,000 Second Tranche FREYR Preferred Shares for an additional $7.5 million and cancelled the previously issued Preferred Share Linked Warrants in exchange for new 92,500,000 Preferred Share Linked Warrants.

After the implementation of the Norway Demerger and the Norway Merger and prior to the implementation of the Cross-Border Merger, Pubco will acquire all preferred shares of Norway Merger Sub 1 (which will be issued in exchange for the FREYR Preferred Shares as a part of the Norway Merger) from the Company Preferred Share Transferors in exchange for a number of newly issued shares of Pubco equal to (A) $14,895,000 divided by (B) the PIPE Price. As part of such transaction, the 92,500,000 Norway Merger Sub 1 warrants (which will be issued in exchange for the 92,500,000 Preferred Share Linked Warrants as a part of the Norway Merger) held by the Company Preferred Share Transferors will be cancelled for no consideration.

The First Tranche FREYR Preferred Shares held by certain funds and/or separate accounts managed by Encompass constituted approximately 3.46% of voting rights in FREYR at the extraordinary general meeting that was held on February 16, 2021 to approve the Business Combination. Following the issuance of the Second Tranche FREYR Preferred Shares, Encompass and its affiliates hold in the aggregate 6.69% of voting rights in FREYR.

On January 29, 2021 Teknovekst Invest AS and Vanir Invest I AS (together, “Teknovekst”), entered into a share exchange agreement (the “Encompass Share Exchange Agreement”) with Encompass Capital Master Fund LP, BEMAP Master Fund Ltd. and Encompass Capital E L Master Fund L.P. (collectively, the “Encompass Funds”), which provides that Teknovekst will purchase all of the preferred shares in SVPH and warrants to subscribe for ordinary shares in SVPH held by the Encompass Funds or any of its Affiliates (as defined in the Encompass Share Exchange Agreement) in exchange for 120,000 shares in Norway Merger Sub 1, which shall occur on the same date as, but following the consummation of the Norway Merger and immediately prior to the Cross-Border Merger.

Secondary Shareholder Transfers

Vanir Invest I AS, ATS Next AS and EDGE Global have entered into a share exchange agreement dated as of January 27, 2021 (the “ATS and EDGE Share Exchange Agreement”), which provides that (i) Vanir Invest I AS will purchase the shares in SVPH and warrants to subscribe for ordinary shares of SVPH held by ATS Next AS, EDGE Global LLC and each of their Affiliates (as defined in the ATS and EDGE Share Exchange Agreement) in exchange for the transfer of 385,000 shares in Norway Merger Sub 1 and 213,936 shares in Norway Merger Sub 1 to ATS Next AS and EDGE Global, respectively, on the same date as, but following the consummation of, the Norway Merger and immediately prior to the Cross-Border Merger; and (ii) Vanir Invest I AS will purchase all of the shares ATS Next AS holds in Njordr AS in exchange for the transfer of 105,888 FREYR Ordinary Shares. The transfers referenced in item (ii) took place on or about April 27, 2021.

FREYR Policy Regarding Transactions with Related Persons

FREYR’s rules of procedure for its board, dated October 20, 2020, Section 8 sets out certain rules for related party transactions. Please see below for further detail. The shareholders’ agreement dated September 12, 2019 between EDGE, Teknovekst NUF, and ATS AS (the “FREYR Shareholders’ Agreement”), provides that any related party transactions shall be at arm’s length and shall be approved according to Section 3-8 of the Norwegian Companies Act when required. The FREYR Shareholders’ Agreement will be terminated as of the Second Closing.

FREYR’s Rules of procedure for FREYR’s board, dated October 20, 2020, Section 8 provides:

•        Members of FREYR’s board shall notify FREYR’s board if they hold a material direct or indirect interest in any agreement or transaction entered into by FREYR.

•        In the event of any not immaterial transactions between FREYR and shareholders, members of FREYR’s board or executive management, or close associates of any of the aforementioned, FREYR’s board shall assess on a case-by-case basis whether a fairness opinion from an independent third party should be obtained. Independent valuations should be arranged in respect of material transactions between companies in the same group where any of the companies involved have minority shareholders.

•        Transactions between FREYR and other companies in the group should be based on arm’s length terms.

•        Specific assignments by members of FREYR’s board (and/or companies with which they are associated) for FREYR in addition to their appointment as a member of the board should be limited and only when deemed to be appropriate by FREYR’s board. If they do nonetheless take on such assignments, this shall be disclosed to FREYR’s board. The remuneration for such additional duties shall be approved by FREYR’s board.

Transactions Related to the Business Combination

In connection with the Business Combination, the parties entered into a number of agreements, including the Company Preferred Share Acquisition Agreement, the Lock-Up Agreements and the Subscription Agreements. For further information, see “The Business Combination Proposal”, and “The Business Combination Proposal — FREYR Shareholder Irrevocable Undertakings”.

Indemnification Agreements

Pubco intends to enter into separate indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in the Pubco Articles. These agreements, among other things, will require Pubco to indemnify Pubco’s directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of Pubco’s directors or executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at Pubco’s request. Pubco believes that these charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in the Pubco’s amended and restated articles of association may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit Pubco and its shareholders. A shareholder’s investment may decline in value to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

DESCRIPTION OF PUBCO SECURITIES

Pubco Ordinary Shares

The following is a summary of some of the terms of the Pubco Ordinary Shares, based on the Pubco Articles and the Luxembourg law of 10th August 1915 on commercial companies, as amended (“Luxembourg Company Law”). In this section, “articles of association” refers to the Final Amended Pubco Articles which will be in effect as of the closing of the Business Combination, the form of which has been filed as an exhibit to this Registration Statement.

Share Capital

As of February 12, 2021, Pubco’s issued share capital amounted to USD 40,000, represented by a total of 40,000 redeemable shares with no nominal value (the “Initial Shares”). All Initial Shares are fully paid and subscribed for. A shareholder in a Luxembourg société anonyme holding fully paid up shares is not liable, solely because of his or her or its shareholder status, for additional payments to Pubco or its creditors.

As of February 12, 2021, Pubco does not have any authorized capital, but its sole shareholder will approve an authorized share capital which will at least allow the issuance of the ordinary shares in Pubco (the “Pubco Ordinary Shares”) required to be issued in connection with the Business Combination

As of February 12, 2021, Pubco held no shares as treasury shares.

Upon effectiveness of the First Closing, Pubco will redeem and subsequently cancel all the Initial Shares so that the share capital of Pubco will be solely represented by the Pubco Ordinary Shares.

Pubco Articles

Pubco is registered with the Luxembourg Trade and Companies’ Register under number B251199.

Its corporate purpose, as stated in Article 4 of Pubco Articles, is the holding of participations, in any form whatsoever, in Luxembourg and foreign companies, or other entities or enterprises, the acquisition by purchase, subscription, or in any other manner as well as the transfer by sale, exchange or otherwise of stock, bonds, debentures, notes and other securities or rights of any kind including interests in partnerships, and the holding, acquisition, disposal, investment in any manner (in), development, licensing or sub licensing of, any patents or other intellectual property rights of any nature or origin as well as the ownership, administration, development and management of its portfolio. Pubco may carry out its business through branches in Luxembourg or abroad. Pubco may borrow in any form and proceed to the issue by private or public of bonds, convertible bonds and debentures or any other securities or instruments it deems fit. In a general fashion Pubco may grant assistance (by way of loans, advances, guarantees or securities or otherwise) to companies or other enterprises in which Pubco has an interest or which form part of the group of companies to which the Company belongs or any entity as Pubco may deem fit (including upstream or cross stream), take any controlling, management, administrative and/or supervisory measures and carry out any operation which it may deem useful in the accomplishment and development of its purposes. Pubco can perform all commercial, technical and financial or other operations, connected directly or indirectly in all areas in order to facilitate the accomplishment of its purpose. Finally, Pubco may conduct, or be involved in any way in, directly or indirectly, the development, financing, construction and operation of batteries and/or battery cells, as well as the production of any materials required for battery cell manufacturing, and sales of batteries and/or battery cells into markets including but without limitation, electric mobility, energy storage systems as well as marine and aviation applications and any related or connected activity.

Issuance of Pubco Ordinary Shares

Pursuant to Luxembourg law, the issuance of Pubco Ordinary Shares requires approval by the general meeting of shareholders of Pubco at the quorum and majority required for the amendment of articles of association. The current sole shareholder of Pubco will approve an authorized capital and authorize the board of directors to issue Pubco Ordinary Shares up to the maximum amount of such authorized capital for a maximum period of five years after the publication of the resolution of the sole shareholder approving such authorization in the Luxembourg RESA. The general meeting may amend, renew, or extend such authorized capital and such authorization to the board of directors to issue Pubco Ordinary Shares.

Pubco recognizes only one (1) holder per share. In case a share is owned by several persons, they shall appoint a single proxy who shall represent them in respect of Pubco. Pubco has the right to suspend the exercise of all rights attached to that share until such representative has been appointed.

Upon the consummation of the Business Combination, the board of directors of Pubco will resolve on the issuance of Pubco Ordinary Shares out of the authorized capital. The board of directors also resolves on the applicable procedures and timelines to which such issuance will be subjected. If the proposal of the board of directors to issue new Pubco Ordinary Shares exceeds the limits of Pubco’s authorized share capital, the board of directors must convene the shareholders to an extraordinary general meeting for the purpose of increasing the issued and/or the authorized share capital. Such meeting will be subject to the quorum and majority requirements required for amending the articles of association.

Preemptive Rights

Under Luxembourg law, existing shareholders benefit from a preemptive subscription right on the issuance of Pubco Ordinary Shares for cash consideration. However, Pubco’s shareholders have, in accordance with Luxembourg law, authorized the board of directors to suppress, waive, or limit any preemptive subscription rights of shareholders provided by law to the extent that the board of directors deems such suppression, waiver, or limitation advisable for any issuance or issuances of Pubco Ordinary Shares within the scope of Pubco’s authorized share capital. Such authorization will be valid for a maximum period of five years after the publication of the resolution of the sole shareholder approving such authorization in the Luxembourg official gazette (Recueil Électronique des Sociétés, “RESA”). The extraordinary general meeting of shareholders may, by two-thirds majority vote, limit, waive, or cancel such preemptive rights or renew, amend, or extend them, in each case for a period not to exceed five years. Such shares may be issued above, at, or below market value. Under Luxembourg Company Law subject to certain formal requirements, which have not to date been undertaken and which include the approval of the extraordinary general meeting, such shares may also be issued below the accounting par value per share. Pubco Ordinary Shares may also be issued by way of incorporation of available reserves, including share premium. In addition, the board of directors has been authorized by the general meeting to allocate, within the limits of the authorized share capital, existing shares or new shares, including free of charge, to directors, officers and staff members of the Company or of companies or other entities in which the Company holds directly or indirectly at least 10 per cent of the capital or voting rights. Such authorization shall by operation of law, operate as a waiver by existing shareholders of their preemptive subscription right for the benefit of the recipients of such shares allotted free of charge. The board of directors may determine the terms and conditions of such allocation, which may comprise a period after which the allocation is final and a minimum holding period during which the recipients must retain the shares.

Repurchase of Pubco Ordinary Shares

Pubco cannot subscribe to its own shares. Pubco may, however, itself or through its subsidiaries repurchase issued Pubco Ordinary Shares or have another person repurchase issued Pubco Ordinary Shares for its account, subject to the following conditions:

•        prior authorization by a simple majority vote at an ordinary general meeting of shareholders, which authorization sets forth:

•        the terms and conditions of the proposed repurchase and in particular the maximum number of Pubco Ordinary Shares that may be repurchased;

•        the duration of the period for which the authorization is given, which may not exceed five years; and

•        in the case of repurchase for consideration, the minimum and maximum consideration per share, provided that the prior authorization shall not apply in the case of Pubco Ordinary Shares acquired by either Pubco, or by a person acting in his or her own name on its behalf, for the distribution thereof to its staff or to the staff of a company with which it is in a control relationship;

•        only fully paid-up Pubco Ordinary Shares may be repurchased;

•        the voting and dividend rights attached to the repurchased Pubco Ordinary Shares will be suspended as long as the repurchased Pubco Ordinary Shares are held by Pubco or its direct subsidiaries. The voting rights attached to Pubco Ordinary Shares held by indirect subsidiaries will also be suspended.

The repurchase offer must be made on the same terms and conditions to all the shareholders who are in the same position. In addition, as a listed company Pubco may repurchase Pubco Ordinary Shares on the stock market without having to make or an offer to all of its shareholders.

The authorization will be valid for a period ending on the earlier of five years from the date of such shareholder authorization and the date of its renewal by a subsequent general meeting of shareholders.

In addition, pursuant to Luxembourg Company Law, Pubco may directly or indirectly repurchase Pubco Ordinary Shares by resolution of its board of directors without the prior approval of the general meeting of shareholders if such repurchase is deemed by the board of directors to be necessary to prevent serious and imminent harm to Pubco, or if the acquisition of Pubco Ordinary Shares has been made with the intent of distribution to its employees and/or the employees of any entity having a controlling relationship with.

Form and Transfer of Pubco Ordinary Shares

Pubco Ordinary Shares are issued in registered form only and are freely transferable under Luxembourg law and Pubco’s articles of association. Luxembourg law does not impose any limitations on the rights of Luxembourg or non-Luxembourg residents to hold or vote Pubco Ordinary Shares.

Under Luxembourg law, the ownership of registered shares is prima facie established by the inscription of the name of the shareholder and the number of shares held by him or her in the shareholders’ register. Without prejudice to the conditions for transfer by book-entry where Pubco Ordinary Shares are recorded in the shareholders’ register on behalf of one or more persons in the name of a depository, each transfer of Pubco Ordinary Shares shall be effected by written declaration of transfer to be recorded in the shareholders’ register, with such declaration to be dated and signed by the transferor and the transferee or by their duly appointed agents. Pubco may accept and enter into the shareholders’ register any transfer effected pursuant to an agreement or agreements between the transferor and the transferee, true and complete copies of which have been delivered to Pubco.

Pubco’s articles of association provide that it may appoint registrars in different jurisdictions, each of whom may maintain a separate register for the Pubco Ordinary Shares entered in such register, and that the holders of shares shall be entered into one of the registers. Shareholders may elect to be entered into one of these registers and to transfer their shares to another register so maintained. Pubco’s board of directors may however impose transfer restrictions for shares that are registered, listed, quoted, dealt in, or have been placed in certain jurisdictions in compliance with the requirements applicable therein.

In the case of Pubco Ordinary Shares held through the operator of a securities settlement system or depository, Pubco Ordinary Shares will be made available to the shareholders in book-entry form and, without prejudice to the provisions of the Pubco Articles, give to the shareholders in book-entry-form beneficial ownership of the rights attaching to the Pubco Ordinary Shares.

A Norway-based central securities repository licensed to operate in accordance with Regulation EU (909/2014) will operate the register for Pubco.

Liquidation Rights and Dissolution

In the event of Pubco’s dissolution and liquidation, any surplus of the assets remaining after allowing for the payment of all of Pubco’s liabilities will be paid out to the shareholders pro rata according to their respective shareholdings. The decision to dissolve and liquidate Pubco requires approval by an extraordinary general meeting of Pubco’s shareholders.

Merger and De-Merger

A merger by absorption whereby one Luxembourg company, after its dissolution without liquidation, transfers all of its assets and liabilities to another company in exchange for the issuance of ordinary shares in the acquiring company to the shareholders of the company being acquired, or a merger effected by transfer of assets and liabilities to a newly incorporated company, must, in principle, be approved at an extraordinary general meeting of shareholders of the Luxembourg company, enacted in front of a Luxembourg notary. Similarly, a de-merger of a Luxembourg company is generally subject to the approval by an extraordinary general meeting of shareholders, enacted in front of a Luxembourg notary.

No Appraisal Rights

Neither Luxembourg law nor the Pubco Articles provide for appraisal rights of dissenting shareholders.

General Meeting of Shareholders

Any regularly constituted general meeting of shareholders represents the entire body of Pubco’s shareholders.

Any holder of a Pubco Ordinary Share is entitled to attend its general meeting of shareholders, either in person or by proxy, to address the general meeting of shareholders and to exercise voting rights, subject to the provisions of the Pubco Articles and compliance with the conditions governing attendance or representation at the meeting. Each Pubco Ordinary Share entitles the holder to one vote at a general meeting of shareholders. The Pubco Articles provide that general meetings of shareholders are convened in accordance with the provisions of law. The Luxembourg Company Law provides that convening notices for every general meeting shall contain the agenda and take the form of announcements filed with the register of commerce and companies and will be published in the Recueil Électronique des Sociétés et Associations and in a newspaper published in the Grand Duchy of Luxembourg at least fifteen days before the meeting. The convening notices shall also be communicated by post (or, in respect of any shareholder having individually agreed to receive convening notices by any other means of communications, by such means of communication) to registered shareholders at least eight days before the meeting.

A shareholder may participate in general meetings of shareholders by appointing another person as his or her proxy, the appointment of which shall be in writing. Pubco’s articles of association also provide that, in the case of Pubco Ordinary Shares held through the operator of a securities settlement system or depository, a holder of such Pubco Ordinary Shares wishing to attend a general meeting of shareholders should receive from such operator or depository a certificate certifying the number of Pubco Ordinary Shares recorded in the relevant account on the relevant record date. Pubco’s board of director may determine the formal requirements with which such certificates must comply.

The board of directors may determine a date preceding the General Meeting as the record date for admission to, and voting any Pubco Ordinary Shares at, the General Meeting (the “GM Record Date”). If a GM Record Date is determined for the admission to and voting at a General Meeting only those persons holding Pubco Ordinary Shares on the GM Record Date may attend and vote at the General Meeting (and only with respect to those Pubco Ordinary Shares held by them on the GM Record Date).

The annual general shareholder meeting must be held within six months from the end of the respective financial year at Pubco’s registered office or in any other place in Luxembourg as may be specified in the convening notice of the meeting. Other general meetings of shareholders may be held at such place and time as may be specified in the respective convening notices of the meeting.

Luxembourg law provides that the board of directors is obliged to convene a general meeting of shareholders if shareholders representing, in the aggregate, 10% of the issued share capital so request in writing with an indication of the meeting agenda. In such case, the general meeting of shareholders must be held within one month of the request. If the requested general meeting of shareholders is not held within one month, shareholders representing, in the aggregate, 10% of the issued share capital may petition the competent president of the district court in Luxembourg to have a court appointee convene the meeting. Luxembourg law provides that shareholders representing, in the aggregate, 10% of the issued share capital may request that additional items be added to the agenda of a general meeting of shareholders. That request must be made by registered mail sent to Pubco’s registered office at least five days before the general meeting of shareholders.

The board of directors of Pubco has the right to adjourn a general meeting for four weeks (up to six weeks, in case of a combined ordinary and extraordinary general meeting). It must do so if requested by one or more shareholders representing at least 10% of the share capital of Pubco. In the event of an adjournment, any resolution already adopted by the general meeting shall be cancelled and final resolutions will be adopted at the adjourned general meeting. Furthermore, one or more shareholders representing at least 10% of the share capital or at least 10% of the voting rights attached to the shares issued by Pubco may ask the board of directors of Pubco questions on one or more transactions of Pubco or any companies controlled by it.

Voting Rights

Each Pubco Ordinary Share entitles the holder thereof to one vote.

Neither Luxembourg law nor the Pubco Articles contain any restrictions as to the voting of Pubco Ordinary Shares by non-Luxembourg residents and there is no minimum shareholding (beyond owning a single Common Share or representing the owner of a single Pubco Ordinary Share) to attend or vote at a general meeting of shareholders.

As described further below, Luxembourg law distinguishes between ordinary general meetings of shareholders and extraordinary general meetings of shareholders.

Ordinary General Meetings.    At an ordinary general meeting, there is no quorum requirement and resolutions are adopted by a simple majority of validly cast votes. Abstentions are not considered “votes.”

Extraordinary General Meeting.    Extraordinary general meetings are required to be convened for among others any of the following matters: (i) the increase or decrease of the authorized or issued capital, (ii) the limitation or exclusion of preemptive rights or the authorization of the board of directors to limit or exclude such rights, (iii) the approval of a statutory merger or de-merger (scission), (iv) Pubco’s dissolution and liquidation, and (v) any amendments to the Pubco Articles. Pursuant to the Pubco Articles, for any resolutions to be considered at an extraordinary general meeting of shareholders, except for those on certain specific topics described below, the quorum shall be at least one half (50%) of Pubco’s outstanding Pubco Ordinary Shares. If such quorum is not present, a second meeting may be convened, which does not need a quorum. Any extraordinary resolution shall be adopted, except otherwise provided by law and the Pubco Articles, by at least a two-thirds majority of the votes validly cast. Abstentions are not considered “votes”. The Pubco Articles provide for an increased majority of at least 75% of votes validly cast for the amendments to articles 9.4, 9.5 and 17.3 to the articles of association. Article 9.4 set outs the requirements for candidates for election to the board of directors, and article 9.5 sets out the process for shareholders to propose candidates for the election to the board of directors to the general meeting of shareholders. Article 17.3 is the articles setting the increased majority for articles 9.4 and 9.5.

Minority Action Right.    Luxembourg Company Law provides that one or more shareholders holding, in the aggregate, at least 10% of the securities having a right to vote at the general meeting that has granted discharge to the members of the board of directors for the execution of their mandate, may act on Pubco’s behalf to file a liability claim for damages against one or more directors for mismanagement and/or a violation of Luxembourg Company Law, or of the articles of association.

Dividends

Except for shares held in treasury, each Pubco Ordinary Share is entitled to participate equally in dividends if and when declared out of funds legally available for such purposes. The Pubco Articles provide that the annual ordinary general meeting of shareholders may declare a dividend and that the board of directors may declare interim dividends within the limits set by Luxembourg law.

Declared and unpaid dividends held by Pubco for the account of its shareholders do not bear interest. Under Luxembourg law, claims for dividends lapse in favor of Pubco five years after the date on which the dividends have been declared.

Board of Directors

The Pubco Articles stipulate that it shall be managed by a board of directors composed of no less than eight (8) directors who may but do not need to be Shareholders of Pubco. The Pubco board of directors shall, to the extent required by law and otherwise may, appoint a chairman amongst its members/the Independent Directors. The chairman shall preside over all meetings of the board of directors and of shareholders. It also may appoint a secretary, who need not be a director and whose responsibility, powers and duties shall be determined by the board of directors. The Pubco board of directors will meet upon call by the chairman or any two directors.

A meeting of the board of directors shall be quorate if the majority of the directors in office (and entitled to vote) is present or represented. Resolutions are adopted by the simple majority vote of directors present or represented. No valid decision of the board of directors may be taken if the necessary quorum has not been reached. In case of an equality of votes, neither the chairman nor any other director shall have the right to cast the deciding vote. The board of directors may also take decisions by means of resolutions in writing signed by all directors entitled to vote. Each director has one vote except in case he/she has a conflict of interest in accordance with Luxembourg Company Law and Pubco’s articles association.

The directors are appointed by the general meeting of shareholders for a period not exceeding six (6) years and until their successors are elected; provided however that any one or more of the directors may be removed with or without cause (ad nutum) by the general meeting of shareholders by a simple majority of the votes cast. The directors shall be eligible for re-election indefinitely. Pursuant to the articles of association, any proposal by shareholders of candidate(s) for election to the board of directors by the general meeting of shareholders must be (i) made by one or more shareholders who together hold at least 10% of the subscribed share capital of Pubco and (ii) received by Pubco in writing pursuant to the provisions set forth in the articles of association.

Unless otherwise determined by the board of directors, candidates for election to the board of directors must provide to Pubco, (i) a written completed questionnaire with respect to the background and qualification of such person (which questionnaire shall be provided by Pubco upon written request), (ii) such information as Pubco may request including, without limitation, as may be required, necessary or appropriate pursuant to any laws or regulation applicable to the Company (including any rules, policies or regulation of any securities market where shares of the Company are listed or trading) and (iii) the written representation and undertaking that such person is in compliance, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading and other policies and guidelines of Pubco or under applicable law that are applicable to directors. Any candidate to be considered must comply as to his/her qualification and affiliations with any laws, regulations, rules or policies applicable to Pubco.

If there is a vacancy on the board of directors because of death, retirement, resignation, dismissal, removal or otherwise, the remaining directors have the right to fill such vacancy until the next general meeting of shareholders with the affirmative vote of a majority of the remaining directors appointed by the general meeting of shareholders. Within the limits provided for by Luxembourg law, the board of directors may delegate Pubco’s daily management and the authority to represent Pubco to one or more persons.

No director, solely as a result of being a director, shall be prevented from contracting with Pubco with regard to his tenure in any office or place of profit, or as vendor, purchaser, or in any other manner whatsoever. No contract or other transaction between Pubco and any other company or firm shall be affected or invalidated by the fact only that any one or more of the directors or officers of Pubco is financially interested in, or is a director, associate, officer, agent, adviser or employee of such other company or firm.

In the case of a conflict of interest of a director, such director shall indicate such conflict of interest to the board of directors and shall not deliberate or vote on the relevant matter. Any conflict of interest arising at board level shall be reported to the next general meeting of shareholders before any resolution is put to vote.

The Pubco Articles provide that directors and officers, past and present, will be entitled to indemnification from Pubco to the fullest extent permitted by Luxembourg law against liability and all expenses reasonably incurred or paid by him or her in connection with any claim, action, suit, or proceeding in which he or she would be involved by virtue of his or her being or having been a director or officer and against amounts paid or incurred by him or her in the settlement thereof. However, no indemnification will be provided against any liability to Pubco’s directors or officers (i) by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties of a director or officer, (ii) with respect to any matter as to which any director or officer shall have been finally adjudicated to have acted in bad faith and not in Pubco’s interest, or (iii) in the event of a settlement, unless approved by a court of competent jurisdiction or the board of directors.

There is no mandatory retirement age for directors under Luxembourg law and no minimum shareholding requirement for directors.

Amendment of Articles of Association

Save in respect of certain limited matters set out by Luxembourg Company Law and the articles of association which allow the board of directors to implement certain amendments to the articles of association, Luxembourg Company Law requires an extraordinary general meeting of shareholders to resolve upon an amendment of the articles of association. The agenda of the extraordinary general meeting of shareholders contained in the convening notice must indicate the proposed amendments to the articles of association. With respect to the quorum and majority requirements, see “— Voting Rights — Extraordinary General Meeting” above.

Pubco Warrants

The following is a summary of some of the terms of the Pubco Warrants. It does not purport to be complete and is subject to the execution of an amended and restated warrant agreement and the provisions of applicable law. At Closing, 24,625,000 currently outstanding Alussa Warrants will be exchanged for an equivalent amount of Pubco Warrants to purchase Pubco Ordinary Shares. Copies of the initial warrant agreement between Alussa and Continental dated November 25, 2019 and the form of the amended and restated warrant agreement are attached to this proxy statement/prospectus as Exhibits 10.28 and 4.1, respectively. You should review the copy of the amended and restated warrant agreement for a complete description of the terms and conditions applicable to the Pubco Warrants.

Pubco Public Warrants

Each whole warrant entitles the registered holder to purchase one Pubco Ordinary Share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after Closing. Pursuant to the form amended and restated warrant agreement, a warrant holder may exercise its warrants only for a whole number of Pubco Ordinary Shares. This means that only a whole warrant may be exercised at any given time by a warrant holder. The warrants will expire five years after Closing, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

Pubco will not be obligated to deliver any Pubco Ordinary Shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Pubco Ordinary Shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to Pubco satisfying its obligations described below with respect to registration. No warrant will be exercisable for cash or on a cashless basis, and Pubco will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless.

This registration statement is registering Pubco Ordinary Shares, Pubco Warrants and Pubco Ordinary Shares issuable upon the exercise of the Pubco Warrants that will be distributed in exchange for Alussa Ordinary Shares, Alussa Warrants and Alussa Units. This registration statement does not cover securities to be distributed to holders of FREYR Ordinary Shares, FREYR Warrants and FREYR Options in connection with the Business Combination, consisting of Pubco Ordinary Shares, Pubco Options, Pubco Warrants and Pubco Ordinary Shares issuable upon the exercise of Pubco Options and Pubco Warrants. These securities of Pubco will be distributed in exchange for securities of FREYR in an offshore transaction pursuant to Regulation S or in a private placement transaction and will be restricted securities under the U.S. securities laws. Pubco expects to file a registration statement on Form S-1 to register certain of these securities within 30 days of the Closing and a registration statement on Form S-8 to register any Pubco Options not registered on the registration statement on Form S-1.

Once the warrants become exercisable, Pubco may redeem the outstanding warrants (excluding Pubco Private Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days' prior written notice of redemption, which we refer to as the 30-day redemption period, to each warrant holder; and

•        if, and only if, the last reported sale price of Pubco's Ordinary Shares equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which Pubco sends the notice of redemption to the warrant holders.

Pubco established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and Pubco issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Pubco Ordinary Shares may fall below the $18.00 redemption trigger price as well as the $11.50 warrant exercise price after the redemption notice is issued. Pubco will not redeem the warrants unless a registration statement under the Securities Act covering the Pubco Ordinary Shares issuable upon exercise of the warrants is effective and a current prospectus relating to those ordinary shares is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the warrants become redeemable by Pubco, Pubco may not exercise its redemption right if the issuance of shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or it is unable to effect such registration or qualification.

If Pubco calls the warrants for redemption as described above, Pubco's management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” Pubco's management will consider, among other factors, its cash position, the number of warrants that are outstanding and the dilutive effect on its shareholders of issuing the maximum number of Pubco Ordinary Shares issuable upon the exercise of its warrants. In such event, each holder would pay the exercise price by surrendering the warrants for that number of Pubco Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Pubco Ordinary Shares underlying the warrants, multiplied by the excess of the “fair market value” (defined in the form amended and restated warrant agreement) over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Pubco Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If Pubco takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of Pubco Ordinary Shares to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. Pubco believes that this feature is an attractive option to Pubco if it does not need the cash from the exercise of the warrants after the Business Combination. If Pubco’s management calls the warrants for redemption and its management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their Pubco Private Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrants holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify Pubco in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the Pubco Ordinary Shares outstanding immediately after giving effect to such exercise.

If the number of issued and outstanding Pubco Ordinary Shares is increased by a capitalization payable in Pubco Ordinary Shares, or by a sub-division of Pubco Ordinary Shares or other similar event, then, on the effective date of such capitalization, sub-division or similar event, the number of Pubco Ordinary Shares issuable on exercise of each warrant will be increased in proportion to such increase in the issued and outstanding Pubco Ordinary Shares. A rights offering to holders of Pubco Ordinary Shares entitling holders to purchase Pubco Ordinary Shares at a price less than the fair market value will be deemed a capitalization of a number of Pubco Ordinary Shares equal to the product of (i) the number of Pubco Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Pubco Ordinary Shares) multiplied by (ii) one (1) minus the quotient of (x) the price per Pubco Ordinary Shares paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Pubco Ordinary Shares, in determining the price payable for Pubco Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Pubco Ordinary Shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Pubco Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if Alussa, at any time while the Alussa Warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of Alussa Class A Ordinary Shares on account of such Alussa Class A Ordinary Shares (or other ordinary shares into which the Alussa warrants are convertible), other than (a) certain ordinary cash dividends of not greater than $0.10 per share per annum (subject to adjustment), (b) to satisfy the redemption rights of the holders of Alussa Class A Ordinary Shares in connection with the Business Combination, (c) to satisfy the redemption rights of the holders of Class A Ordinary Shares in connection with a shareholder vote to amend Alussa’s amended and restated memorandum and articles of association to modify the substance or timing of its obligation to allow redemption in connection with its initial business combination within 24 months from the closing of its initial public offering or to redeem 100% of the Alussa Class A Ordinary Shares if Alussa does not complete the Business Combination within the period set forth in Alussa’s amended and restated memorandum and articles of association or (d) in connection with the redemption of Alussa Class A Ordinary Shares upon its failure to complete the initial business combination and any subsequent distribution of its assets upon its liquidation, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Alussa Class A Ordinary Share in respect of such event.

If the number of issued and outstanding Pubco Ordinary Shares is decreased by a consolidation, combination, reverse share split or reclassification of Pubco Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of Pubco Ordinary Shares issuable on exercise of each warrant will be decreased in proportion to such decrease in issued and outstanding Pubco Ordinary Shares.

Whenever the number of Pubco Ordinary Shares purchasable upon the exercise of the Pubco Public Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Pubco Ordinary Shares purchasable upon the exercise of the Pubco Public Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of Pubco Ordinary Shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the issued and outstanding Pubco Ordinary Shares (other than those described above or that solely affects the par value of such Pubco Ordinary Shares), or in the case of any merger or consolidation of Pubco with or into another corporation (other than a consolidation or merger in which Pubco is the continuing corporation and that does not result in any reclassification or reorganization of Pubco’s issued and outstanding Pubco Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of Pubco as an entirety or substantially as an entirety in connection with which Pubco is liquidated and dissolved, the holders of the Pubco Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Pubco Public Warrants and in lieu of Pubco’s Pubco Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Pubco Public Warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by Alussa in connection with redemption rights held by shareholders of Alussa as provided for in Alussa’s amended and restated memorandum and articles of association) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding Pubco Ordinary Shares, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Pubco Ordinary Shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of Pubco Ordinary Shares in such a transaction is payable in the form of shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Pubco Public Warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the Pubco Public Warrant exercise price will be reduced as specified in the amended and restated warrant agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the amended and restated warrant agreement) of the Pubco Public Warrant.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Pubco Ordinary Shares and any voting rights until they exercise their warrants and receive Pubco Ordinary Shares. After the issuance Pubco Ordinary Shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

The amended and restated warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision but requires the approval by the holders of at least a majority of the then outstanding Pubco Public Warrants to make any change that adversely affects the interests of the registered holders of Pubco Public Warrants.

Pubco Private Warrants

The Pubco Private Warrants (including the Pubco Ordinary Shares issuable upon exercise of the Pubco Private Warrants) will not be transferable, assignable or salable until 30 days after Closing (except, among other limited exceptions to Alussa's officers and directors and other persons or entities affiliated with the Sponsor) and they will not be redeemable by Pubco and will be exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees. Otherwise, the Pubco Private Warrants have terms and provisions that are identical to those of the Pubco Public Warrants. If the Pubco Private Warrants are held by holders other than the Sponsor or their permitted transferees, the Pubco Private Warrants will be redeemable by Pubco and exercisable by the holders on the same basis as Pubco Public Warrants.

If holders of the Pubco Private Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of Pubco Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Pubco Ordinary Shares underlying the warrants, multiplied by the excess of the “fair market value” (defined in the form amended and restated warrant agreement) over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Pubco Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

SECURITIES AND DIVIDENDS

Market of Alussa Securities

Alussa Units, Class A ordinary shares and Alussa Warrants are each traded on the New York Stock Exchange under the symbols “ALUS.U,” “ALUS” and “ALUS.WS,” respectively. Alussa Units commenced public trading on November 26, 2019 and its Class A ordinary shares and warrants commenced public trading on January 10, 2020.

Holders

On the Record Date, there was one (1) holder of record of Alussa Units, one (1) holder of record of Alussa Class A ordinary shares and two (2) holders of record of Alussa Warrants.

Dividends

Alussa has not paid any cash dividends on Alussa Ordinary Shares to date and, other than the dividend to be declared and paid to Pubco as contemplated by the Business Combination Agreement, does not intend to pay cash dividends prior to completion of its initial business combination. The payment of cash dividends in the future will be dependent upon Alussa’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of its initial business combination. The payment of any cash dividends subsequent to the initial business combination will be at the discretion of Pubco’s board of directors and subject to the company having funds lawfully available for distribution at such time. In addition, Alussa’s board of directors is not currently contemplating and does not anticipate declaring any share dividends in the foreseeable future. Further, if Alussa incurs any indebtedness in connection with its initial business combination, its ability to declare dividends may be limited by restrictive covenants it may agree to in connection therewith.

Market of FREYR Securities

There is no established public trading market for shares of FREYR in the United States. The following table shows, for the periods indicated, the high and low bid information per FREYR share as reported by the Norwegian OTC Market on which prices have been quoted since July 29, 2020.

Quarter Ended	High	Low
2020
December 31	9.8	1.9
July 29 to September 30	1.9	1.7

Holders

On the Record Date, there were 3,718 holders of record of FREYR Shares, seven (7) holders of record of FREYR Warrants and thirty (30) holders of FREYR Options.

STATUTORY APPRAISAL RIGHTS UNDER THE COMPANIES ACT OF THE CAYMAN ISLANDS

Statutory appraisal (“dissenter”) rights may be available to holders of record of Alussa Ordinary Shares who comply with the applicable requirements of Section 238 of the Cayman Companies Act. These statutory appraisal rights are described in the section titled “Extraordinary General meeting of Alussa Shareholders — Statutory Appraisal Rights under the Companies Act of the Cayman Islands”. Such statutory appraisal rights under Section 238 of the Cayman Companies Act are distinct from the right of holders of Public Shares to elect to have their shares redeemed for cash at the applicable Redemption Price in accordance with the Alussa Articles as described herein.

None of the holders of Alussa Units or Alussa Warrants have appraisal rights in connection with the Business Combination under Section 238 of the Cayman Companies Act in respect of their Alussa Units and Alussa Warrants.

SHAREHOLDER PROPOSALS

If the Business Combination is consummated and Pubco holds a 2021 annual general meeting, it will provide notice of or otherwise publicly disclose the date on which the 2021 annual meeting will be held. If the 2021 annual general meeting is held, shareholder proposals will be eligible for consideration by the directors for inclusion in the proxy statement for Pubco’s 2021 annual general meeting in accordance with Rule 14a-8 under the Exchange Act.

OTHER SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with Alussa’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Alussa Energy Acquisition Corp., PO Box 500, 71 Fort Street, Grand Cayman KY1-1106, Cayman Islands. Following the Business Combination, such communications should be sent in care of Pubco, 412F, route d’Esch, L-2086 Luxembourg, Grand Duchy of Luxembourg. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

EXPERTS

The financial statements of FREYR AS as of December 31, 2020 and 2019 and for the years then ended included in this proxy statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers AS, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. PricewaterhouseCoopers AS is a member of Den norske Revisorforening.

The financial statement of FREYR Battery as of January 31, 2021 included in this proxy statement/prospectus has been so included in reliance on the report of PricewaterhouseCoopers AS, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. PricewaterhouseCoopers AS is a member of Den norske Revisorforening.

The financial statements of Alussa Energy Acquisition Corp. as of December 31, 2020 and 2019, for the year ended December 31, 2020 and for the period from June 13, 2019 (inception) through December 31, 2019 appearing in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of Alussa Energy Acquisition Corp. to continue as a going concern as described in Note 2 to the financial statements), appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The legality of the Pubco Ordinary Shares offered hereby will be passed upon for Pubco by Elvinger Hoss Prussen, société anonyme.

The legality of the Pubco Warrants offered hereby under New York law will be passed upon for Pubco by Skadden, Arps, Slate, Meagher & Flom LLP.

ENFORCEMENT OF CIVIL LIABILITIES

Luxembourg

Pubco is incorporated under the laws of the Grand Duchy of Luxembourg with its registered and principal executive office in Luxembourg and, as a result, the rights of the holders of Pubco Ordinary Shares will be governed by Luxembourg law and Pubco’s amended and restated articles of association. Following the Business Combination, Pubco will conduct its operations through subsidiaries, all of which are located outside the United States. All of Pubco’s assets are located outside the United States, and substantially all of Pubco’s business is conducted outside the United States. All of Pubco’s officers and a majority of Pubco’s directors reside outside the United States and a substantial portion of the assets of those persons are located outside of the United States. As a result, it could be difficult or impossible for you to effect service of process on these individuals in the United States in the event that you believe that your rights have been infringed under applicable securities laws or otherwise or to enforce in the United States judgments obtained in U.S. courts against Pubco or those persons based on civil liability provisions of the U.S. securities laws. It is doubtful whether the courts in Luxembourg will enforce judgments obtained in other jurisdictions, including the United States, against Pubco or Pubco’s directors or officers under the securities laws of those jurisdictions or entertain actions in Luxembourg against Pubco or Pubco’s directors or officers under the securities laws of other jurisdictions.

Cayman Islands

The Cayman Islands has a different body of securities laws as compared to the United States and certain states such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. Additionally, Cayman Islands companies may not have standing to sue before the Federal courts of the United States.

The courts of the Cayman Islands are unlikely (i) to recognize or enforce against Alussa judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against Alussa predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. Although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Norway

FREYR is incorporated and currently existing under the laws of Kingdom of Norway. In addition, certain of FREYR’s directors and officers reside outside of the United States and most of the assets of our non-U.S. subsidiaries are located outside of the United States. As a result, it may be difficult for investors to effect service of process on FREYR or those persons in the United States or to enforce in the United States judgments obtained in U.S. courts against us or those persons based on the civil liability or other provisions of the U.S. securities laws or other laws.

In addition, the courts of Norway cannot be expected to:

•        recognize or enforce judgments of U.S. courts obtained against FREYR or its directors or officers predicated upon the civil liabilities provisions of the securities laws of the United States or any state in the United States; or

•        entertain original actions brought in Norway against FREYR or its directors or officers predicated upon the securities laws of the United States or any state in the United States.

There is currently no treaty between (i) the United States and (ii) Norway providing for reciprocal recognition and enforcement of judgments of U.S. courts in civil and commercial matters (although the United States and Norway are both parties to the New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards) and that a final judgment for the payment of money rendered by any general or state court in the United States based on civil liability, whether or not predicated solely upon the United States securities laws, would only be automatically enforceable in Norway, if and to the extent:

•        the relevant parties have agreed to such court’s jurisdiction in writing and for a specific legal action or for legal actions that arise out of a particular legal relationship; and

•        the judgment is not in conflict with Norwegian public policy rules (ordre public) or internationally mandatory provisions.

Whether these requirements are met in respect of a judgment based upon the civil liability provisions of the United States securities laws, including whether the award of monetary damages under such laws would constitute a penalty, is an issue for the court making such decision.

Subject to the foregoing, investors may be able to enforce in Norway judgments in civil and commercial matters that have been obtained from U.S. federal or state courts. Nevertheless, FREYR cannot assure you that those judgments will be recognized or enforceable in Norway.

If a Norwegian court gives judgment for the sum payable under a U.S. judgment, the Norwegian judgment will be enforceable by methods generally available for this purpose. These methods generally permit the Norwegian court discretion to prescribe the manner of enforcement. In addition, it may not be possible to obtain a Norwegian judgment or to enforce that judgment if the judgment debtor is or becomes subject to any insolvency or similar proceedings, or if the judgment debtor has any set-off or counterclaim against the judgment creditor. Investors should also note that, in any enforcement proceedings, the judgment debtor may raise any counterclaim that could have been brought if the action had been originally brought in Norway. Norwegian law permits a judgment debt, even when denominated in a foreign currency, to be paid in NOK.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, Alussa and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of Alussa’s annual report to shareholders and Alussa’s proxy statement. Upon written or oral request, Alussa will deliver a separate copy of the annual report to shareholders and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may request that Alussa deliver single copies of such documents in the future. Shareholders may notify Alussa of their requests by calling or writing Alussa at its registered office at Alussa Energy Acquisition Corp., PO Box 500, 71 Fort Street, Grand Cayman KY1-1106, Cayman Islands. Following the Business Combination, such requests should be made by calling or writing Pubco at 412F, route d’Esch, L-2086 Luxembourg, Grand Duchy of Luxembourg.

WHERE YOU CAN FIND MORE INFORMATION

Alussa currently files reports, proxy statements and other information with the SEC as required by the Exchange Act. Pubco will file reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on Alussa and Pubco at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.

All information contained in this document relating to Alussa has been supplied by Alussa, all information relating to FREYR has been supplied by FREYR, and all such information relating to Pubco has been supplied by Pubco. Information provided by one entity does not constitute any representation, estimate or projection of any other entity.

If you would like additional copies of this document or if you have questions about the Business Combination, you should contact via phone or in writing:

INDEX TO FINANCIAL STATEMENTS

FREYR AS

FREYR BATTERY

ALUSSA ENERGY ACQUISITION CORP.

FREYR AS

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Share and per Share Amounts)

	As of March 31, 2021	As of December 31, 2020
Assets
Current assets
Cash and cash equivalents	$15,768	$14,749
Restricted cash	280	196
Prepaid assets	2,007	464
VAT receivable	190	442
Interest income receivable	6	—
Total current assets	18,251	15,851
Property and equipment, net	112	80
Other long-term assets	12	—
Total assets	$18,375	$15,931
Liabilities and shareholders’ equity (deficit)
Current liabilities
Accounts payable	$1,980	$888
Accrued liabilities	1,730	2,153
Accounts payable and accrued liabilities – related party	481	322
Redeemable preferred shares	15,069	7,574
Deferred income	1,372	—
Total current liabilities	20,632	10,937
Other long-term liabilities	—	38
Total liabilities	20,632	10,975
Commitments and contingencies (Note 5)
Shareholders’ equity (deficit)
Ordinary share capital, NOK 0.01 par value, 209,196,827 shares authorized, issued and outstanding as of March, 31, 2021 and December 31, 2020	238	238
Additional paid in capital	19,562	14,945
Accumulated other comprehensive income	715	658
Accumulated deficit	(22,772)	(10,885)
Total shareholders’ equity (deficit)	(2,257)	4,956
Total liabilities and shareholders’ equity (deficit)	$18,375	$15,931

See accompanying notes to condensed consolidated financial statements

FREYR AS

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In Thousands, Except Share and per Share Amounts)

	For the three months ended March 31,
	2021	2020
Operating expenses:
General and administrative	$7,131	$593
Research and development	2,907	45
Depreciation	10	3
Other operating expenses	1,871	239
Total operating expenses	11,919	880
Loss from operations	(11,919)	(880)
Other income (expense):
Redeemable preferred shares fair value adjustment	6	—
Interest income	6	—
Warrant liability fair value adjustment	—	(66)
Convertible notes fair value adjustment	—	24
Interest expense	—	(8)
Foreign currency transaction gain (loss)	20	(5)
Other income	—	40
Loss before income taxes	(11,887)	(895)
Income tax expense	—	—
Net loss	(11,887)	(895)

Other comprehensive income (loss):
Foreign currency translation adjustments	57	246
Total comprehensive loss	$(11,830)	$(649)

Basic and diluted net loss attributable to ordinary shareholders (Note 13)	$(0.06)	$(0.01)

See accompanying notes to condensed consolidated financial statements

FREYR AS

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT

(In Thousands, Except Share Amounts)

	Ordinary Shares		Additional Paid-in Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount
Balance as of January 1, 2020	118,700,000	$143	$192	$(4)	$(1,280)	$(949)
Net loss	—	—	—	—	(895)	(895)
Other comprehensive income	—	—	—	246	—	246
Balance as of March 31, 2020	118,700,000	$143	$192	$242	$(2,175)	$(1,598)
	Ordinary Shares		Additional Paid-in Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount
Balance as of January 1, 2021	209,196,827	$238	$14,945	$658	$(10,885)	$4,956
Share-based compensation expense	—	—	4,617	—	—	4,617
Net loss	—	—	—	—	(11,887)	(11,887)
Other comprehensive income	—	—	—	57	—	57
Balance as of March 31, 2021	209,196,827	$238	$19,562	$715	$(22,772)	$(2,257)

See accompanying notes to condensed consolidated financial statements

FREYR AS

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	For the three months ended March 31,
	2021	2020
Cash flows from operating activities
Net loss	$(11,887)	$(895)
Adjustments to reconcile net loss to cash used in operating activities:
Share-based compensation expense	4,161	—
Depreciation	10	3
Foreign currency transaction gain on redeemable preferred shares	(33)	—
Redeemable preferred shares fair value adjustment	(6)	—
Warrant liability fair value adjustment	—	66
Convertible notes fair value adjustment	—	(24)
Other	—	11
Changes in assets and liabilities:
Prepaid assets	(1,545)	(158)
VAT receivable	253	140
Interest income receivable	(6)	—
Accounts payable and accrued liabilities	1,128	299
Accounts payable and accrued liabilities – related party	159	76
Deferred income	1,374	—
Net cash used in operating activities	(6,392)	(482)
Cash flows from investing activities
Purchases of property and equipment	(42)	(25)
Purchases of other long-term assets	(12)	—
Net cash used in investing activities	(54)	(25)
Cash flows from financing activities
Proceeds from issuance of redeemable preferred shares	7,500	—
Proceeds from issuance of convertible debt	—	660
Proceeds from issuance of convertible debt – related party	—	423
Net cash provided by financing activities	7,500	1,083
Effect of changes in foreign exchange rates on cash, cash equivalents, and restricted cash	49	(101)
Net increase in cash, cash equivalents, and restricted cash	1,103	475
Cash, cash equivalents, and restricted cash at beginning of period	14,945	257
Cash, cash equivalents, and restricted cash at end of period	$16,048	$732

Supplemental disclosures of cash flow information
Cash paid for interest	$—	$—
Cash paid for income taxes	—	—

Significant non-cash investing and financing activities
Settlement of accrued liabilities through issuance of non-employee warrants	$460	$—
Settlement of other long-term liabilities through issuance of employee options	38	—

Reconciliation to consolidated balance sheets
Cash and cash equivalents	$15,768	$682
Restricted cash	280	50
Cash, cash equivalents, and restricted cash	$16,048	$732

See accompanying notes to condensed consolidated financial statements.

FREYR AS

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Business and Basis of Presentation

Description of the Business

FREYR AS (the “Company”) was founded on February 1, 2018 and is incorporated and domiciled in Norway. The Company registered with the Norway Register of Business Enterprises on February 21, 2018. The Company is planning the development of lithium-ion battery facilities in Mo i Rana, Norway. The Company’s principal executive offices are in Mo i Rana, Norway.

FREYR’s mission and vision is to accelerate the decarbonization of the transportation sector and energy systems by delivering some of the world’s cleanest and most cost-effective batteries. FREYR aims to produce some of the most cost-competitive batteries with the lowest carbon footprints, which could further support the acceleration of the energy transition. FREYR is currently working to develop application of its in-licensed technology and planning the building of the battery factories in Mo i Rana. Planned principal operations have not yet commenced. As of March 31, 2021, FREYR has not derived revenue from its principal business activities. FREYR will initially target energy storage systems (“ESS”), marine applications, commercial vehicles and electric vehicles (“EV”) with slower charge requirements, and then plans to target additional markets, including consumer EVs, through both the licensing model and joint venture model. FREYR plans to produce faster charge battery cells for the broader consumer EV segment through the 24M platforms, as well as through the joint venture business model and potentially additional licensing partnerships.

Basis of Presentation and Principles of Consolidation

The Company’s condensed consolidated financial statements have been prepared in conformity with the accounting principles generally accepted in the United States of America (“U.S. GAAP”) as determined by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) and pursuant to the regulations of the U.S. Securities and Exchange Commission (“SEC”).

The condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All intercompany accounts and transactions have been eliminated in the condensed consolidated financial statements herein.

The condensed consolidated financial statements have been prepared on a going concern basis which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders and the ability of the Company to obtain the necessary financing to support its operations. For the three months ended March 31, 2021, the Company, which is in the early stages of development, had no revenues, incurred a net loss of $11,887 thousand and had negative operating cash flows of $6,392 thousand. The Company believes that its current cash is insufficient to cover the expenses it expects to incur during the twelve months after the issuance of the accompanying financial statements. While these factors initially gave rise to substantial doubt about the Company’s ability to continue as a going concern, management has alleviated these doubts through a definitive business combination agreement (“BCA”) to merge with Alussa Energy Acquisition Corp. (“Alussa”) and certain other affiliated entities through a series of transactions (the “Business Combination”) entered into on January 29, 2021. The Business Combination is subject to approval by the shareholders of Alussa and the Company and other customary closing conditions. The Business Combination is anticipated to be accounted for as a reverse capitalization in accordance with U.S. GAAP. In connection with the Business Combination, a subscription agreement was entered into between an affiliate of Alussa and various investors for proceeds of $600,000 thousand (the “PIPE Investment”). The PIPE Investment is conditioned upon the closing of the Business Combination. The proceeds of the PIPE Investment, together with the amounts remaining in Alussa’s trust account following the closing of the Business Combination, will be retained by the post-combination business.

FREYR AS

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of the condensed consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying notes. On an ongoing basis, the Company evaluates its estimates, including those related to the valuation of preferred shares, among others. The Company bases these estimates on historical experiences and on various other assumptions that it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying amounts of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates.

Unaudited Condensed Consolidated Financial Statements

The accompanying interim condensed consolidated balance sheet as of March 31, 2021, the interim condensed consolidated statements of operations and comprehensive loss for the three months ended March 31, 2021 and 2020, the interim condensed consolidated statement of shareholders’ equity for the three months ended March 31, 2021 and 2020, and the interim condensed consolidated statements of cash flows for the three months ended March 31, 2021 and 2020, are unaudited. The unaudited interim condensed consolidated financial statements have been prepared on the same basis as the audited annual consolidated financial statements and, in management’s opinion, include all adjustments, consisting of only normal recurring adjustments necessary for the fair statement of the Company’s financial position as of March 31, 2021 and its results of operations and cash flows for the three months ended March 31, 2021 and 2020. The financial data and other financial information disclosed in the notes to these condensed consolidated financial statements related to the three-month periods are also unaudited. The results of operations for the three months ended March 31, 2021 are not necessarily indicative of the results to be expected for the full fiscal year or any other period. Although the consolidated balance sheet as of December 31, 2020 was derived from the audited annual consolidated financial statements as of December 31, 2020, these interim condensed consolidated financial statements do not contain all of the footnote disclosures from the annual consolidated financial statements.

These unaudited interim condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and the related notes included in the Company’s annual financial statements for the fiscal year ended December 31, 2020.

Significant Risk and Uncertainties

The Company is subject to those risks common in the renewable energy and manufacturing industries and also those risks common to early stage development companies, including, but not limited to, the possibility of not being able to successfully develop or market its products, the ability to obtain or maintain licenses and permits to support future business, competition, dependence on key personnel and key external alliances, loss of its grant contributor, the ability to maintain and establish relationships with current and future vendors and suppliers, the successful protection of its proprietary technologies, the possibility of the factory development being disrupted, compliance with government regulations, and the possibility of not being able to obtain additional financing when needed.

Restricted Cash

Restricted cash consists of funds held in a restricted account for payment of income tax withholdings to the Norwegian government, payable every other month.

Fair Value Measurement

The Company follows the accounting guidance in ASC 820, Fair Value Measurement, for its fair value measurements of financial assets and liabilities measured at fair value on a recurring basis. Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability.

FREYR AS

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (cont.)

Fair value measurements of assets and liabilities are categorized based on the following hierarchy:

Level 1 —	Fair value determined based on quoted prices in active markets for identical assets or liabilities.
Level 2 —

Fair value determined using significant observable inputs, such as quoted prices for similar assets or liabilities or quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability, or inputs that are derived principally from or corroborated by observable market data, by correlation or other means.

Level 3 —	Fair value determined using significant unobservable inputs, such as pricing models, discounted cash flows, or similar techniques.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

For the nine convertible notes issued in 2020 (“2020 Convertible Notes”), the Company has elected the fair value option. Such election is irrevocable and is applied on an instrument-by-instrument basis at initial recognition. Any changes in the fair value of these securities are recognized in the consolidated statements of operations and comprehensive loss. Interest expense on the 2020 Convertible Notes for which the fair value option has been elected is based on stated interest rates and is recorded as interest expense within the consolidated statements of operations and comprehensive loss.

3. Property and Equipment

Property and equipment as of March 31, 2021 and December 31, 2020, consisted of the following (in thousands):

	As of March 31, 2021	As of December 31, 2020
Office equipment	$140	$98
Less: Accumulated depreciation and amortization	(26)	(15)
Less: Foreign currency translation effects	(2)	(3)
Property and equipment, net	$112	$80

Depreciation expense related to property and equipment was $10 thousand and $3 thousand for the three months ended March 31, 2021 and 2020, respectively.

4. Accrued Liabilities

Accrued liabilities as of March 31, 2021 and December 31, 2020, consisted of the following (in thousands):

	As of March 31, 2021	As of December 31, 2020
Accrued research and development costs (Note 5)	$86	$445
Accrued professional and legal fees	810	245
Accrued payroll and payroll related expenses	787	518
Accrued share-based compensation expense	—	460
Accrued other operating costs	47	485
Total accrued liabilities	$1,730	$2,153

FREYR AS

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

5. Commitments and Contingencies

Lease Commitments

The Company currently leases its corporate headquarters as well as other real estate leases that are classified as operating leases. Total rent expense was $71 thousand and $28 thousand for the three months ended March 31, 2021 and 2020, respectively. None of the leases have a minimum noncancelable lease term in excess of one year. The Company does not have any leases classified as capital leases.

Other Commitments

On December 1, 2020, the Company entered into a definitive licensing and services agreement effective December 15, 2020 with 24M to use its Semi-Solid lithium-ion battery platform technology in FREYR’s planned facilities in Mo i Rana, Norway. In accordance with this agreement and a letter agreement dated December 18, 2020, the Company has committed to pay $20,000 thousand for the rights to production of battery cells based on 24M’s current and future technology, as well as the provision of services to the Company, including technical training of engineers, the provision of information relevant to construct and operate the factory and on-site support. $700 thousand was paid and expensed in 2020 at the signing of the memorandum of understanding prior to entering into a definitive agreement. The Company determined that the remaining $19,300 thousand payable would be recognized straight-line over the service period through December 31, 2022, which was extended to December 31, 2023 through the first amendment to the definitive agreement dated January 18, 2021. As of December 31, 2020, $445 thousand was accrued related to the agreement. On January 12, 2021, $2,500 thousand was paid, as prescribed by the definitive agreement. As a result, as of March 31, 2021, a prepaid asset of $374 thousand remained and the Company’s remaining commitments were $2,500 thousand, payable on or before July 31, 2021, as well as $14,300 thousand, payable upon the financial close of the Company’s commercial facility, but no later than December 31, 2021. In accordance with the definitive agreement, the Company will also pay an ongoing royalty fee based on sales volumes with minimum annual payments of $3,000 thousand beginning on the three-year anniversary of the effective date. All expenses related to this definitive agreement are recognized as research and development costs within the condensed consolidated statements of operations and comprehensive loss.

The Company entered into agreements with a public Norwegian university to fund professorships and research within the field of energy-efficient battery plants. Under the agreements, the Company has committed to pay NOK 700 thousand annually for four years for a total of NOK 2,800 thousand to fund the professorships and NOK 1,000 thousand annually for eight years for a total of NOK 8,000 thousand to fund the research. As of March 31, 2021, the Company’s remaining commitments were NOK 1,225 thousand ($144 thousand) and NOK 6,000 thousand ($704 thousand) to fund the professorships and research, respectively. All expenses related to these agreements are recognized as research and development costs within the condensed consolidated statements of operations and comprehensive loss.

On January 23, 2020, the Company entered into an agreement with the Nordland county municipality related to the mobilization of the battery factory in Mo i Rana. Under the agreement, the Company has committed to pay NOK 500 thousand per year over three years beginning in 2020. As of March 31, 2021, the Company’s remaining commitment was NOK 1,000 thousand ($117 thousand). All expenses related to this agreement are recognized as other operating expenses within the condensed consolidated statements of operations and comprehensive loss.

Contingent Liabilities — Litigation

The Company is subject to legal and regulatory actions that arise from time to time in the ordinary course of business. The assessment as to whether a loss is probable or reasonably possible, and as to whether such loss or a range of such loss is estimable, often involves significant judgment about future events. In the opinion of management, there was not at least a reasonable possibility the Company may have incurred a material loss with respect to loss contingencies for asserted legal and other claims. However, the outcome of litigation is inherently uncertain.

FREYR AS

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

6. Fair Value Measurement

The following table sets forth, by level within the fair value hierarchy, the accounting of the Company’s financial assets and liabilities at fair value on a recurring basis according to the valuation techniques the Company uses to determine their fair value (in thousands):

	As of March 31, 2021
	Level 1	Level 2	Level 3	Total
Liabilities
Redeemable Preferred Shares	$—	$—	$15,069	$15,069
Total fair value	$—	$—	$15,069	$15,069
	As of December 31, 2020
	Level 1	Level 2	Level 3	Total
Liabilities
Redeemable Preferred Shares	$—	$—	$7,574	$7,574
Total fair value	$—	$—	$7,574	$7,574

As of March 31, 2021 and December 31, 2020, the carrying value of all other financial assets and liabilities approximated their respective fair values.

As of March 31, 2021 and December 31, 2020, the Company measured its redeemable preferred shares (the “preferred shares”) at fair value based on significant inputs not observable in the market, which caused them to be classified as Level 3 measurements within the fair value hierarchy. The valuation of the preferred shares used assumptions and estimates that the Company believed would be made by a market participant in making the same valuation. The Company assessed these assumptions and estimates on an on-going basis as additional data impacting the assumptions and estimates was obtained. Changes in the fair value of the preferred shares related to updated assumptions and estimates were recognized as a redeemable preferred shares fair value adjustment within the condensed consolidated statements of operations and comprehensive loss.

The preferred shares outstanding on March 31, 2021 and December 31, 2020 were valued using a scenario-based framework. Within each scenario, an income approach, specifically the discounted cash flow approach, was utilized based on the expected payoffs upon the conversion or redemption event, the estimated yield and the expected probability of occurrence, which management determined was a significant assumption. Using this approach, the Company determined that the fair value of the redeemable preferred shares was $15,069 thousand and $7,574 thousand as of March 31, 2021 and December 31, 2020, respectively. The Company noted that a change in the weighting of the expected forms of settlement would result in a change to the fair value ascribed to the redeemable preferred shares. See Note 7 — Redeemable Preferred Shares for further discussion on the preferred shares.

During 2020, the Company issued the 2020 Convertible Notes, of which seven were issued to third-party investors and two were issued to related parties. The Company elected to apply the fair value option to the 2020 Convertible Notes at the time they were first recognized. On July 2, 2020 and July 8, 2020, the 2020 Convertible Notes were settled. Prior to settlement, the 2020 Convertible Notes were valued using a scenario-based framework. This analysis assumed two scenarios that were weighted based on the likelihood of occurrence, one in which a qualified financing event occurred and the other in which no qualified financing event occurred and the 2020 Convertible Notes were redeemed at maturity.

On June 10, 2019, the Company entered into an agreement with a third-party investor (the “Investment Agreement”) to issue warrants in exchange for the investor funding cash investments in tranches to support the Company’s two battery projects for the period from the effective date of the agreement through September 30, 2021. The warrant liability was initially valued using a scenario-based framework that assumed varying levels of tranches of investments and the related equity valuation, which caused it to be classified as a Level 3 measurement within the fair value hierarchy. As of June 30, 2020, the Company measured its warrant liability using the indicated transaction price for the private placement that was finalized shortly after period end. This change in the valuation methodology was a result of the availability of inputs corroborated by an observable market transaction, which caused it to be

FREYR AS

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

6. Fair Value Measurement (cont.)

classified as a Level 2 measurement within the fair value hierarchy. As of September 30, 2020, and through settlement on November 23, 2020, the Company measured the fair value of the warrant liability based on inputs corroborated by observable market transactions using the over-the-counter (“OTC”) trading price. The warrant liability was settled on November 23, 2020.

The following table presents changes in the Level 3 instruments measured at fair value for the three months ended March 31, 2021 and 2020, respectively (in thousands):

	For the three months ended March 31, 2021
	Redeemable preferred shares	2020 Convertible Notes	Warrant liability
Balance (beginning of period)	$7,574	$—	$—
Additions	7,500	—	—
Fair value measurement adjustments	(6)	—	—
Foreign currency exchange effects	1	—	—
Balance (end of period)	$15,069	$—	$—
	For the three months ended March 31, 2020
	Redeemable preferred shares	2020 Convertible Notes	Warrant liability
Balance (beginning of period)	$—	$—	$93
Additions	—	1,083	—
Accrued interest	—	8	—
Fair value measurement adjustments	—	(24)	66
Foreign currency exchange effects	—	(107)	(22)
Balance (end of period)	$—	$960	$137

7. Redeemable Preferred Shares

On November 11, 2020, 7,500,000 redeemable preferred shares were issued, each with a nominal value of NOK 0.01 per share for an aggregate subscription amount of NOK 71,529 thousand ($7,500 thousand) to two affiliates of Alussa in exchange for a cash contribution of $7,500 thousand (the “Preferred Share Preference Amount”). Each preferred share is entitled to a distribution equal to $1, before and in preference to any distribution on the Company’s ordinary shares. Subsequently, each preferred share is entitled to the same distribution per share as the Company’s ordinary shares. The holders of preferred shares are entitled to the same right as ordinary shareholders including one vote per share at the Company’s general meetings. Each preferred share contained automatic settlement features on the earlier of June 30, 2021 or a qualified transaction event.

The Company also issued 92,500,000 warrants that were subscribed together with the preferred shares discussed above. Each exercisable warrant shall give the right to subscribe for one new ordinary share of the Company with a subscription price of NOK 0.01 per share (the “Warrant Contribution Amount”). No ordinary shares may be issued pursuant to the warrants unless and until the preferred shares issued are converted into ordinary shares. As such, the warrants are not separately exercisable from the preferred shares and are considered an embedded feature.

On February 16, 2021, an additional 7,500,000 redeemable preferred shares were issued, each with a nominal value of NOK 0.01 per share for an aggregate subscription amount of NOK 64,081 thousand ($7,500 thousand) to three affiliates of Alussa in exchange for a Preferred Share Preference Amount of $7,500 thousand. Each preferred share is entitled to the same distribution and rights as the initial 7,500,000 redeemable preferred shares issued. Each preferred share contains automatic settlement features on the earlier of September 30, 2021 or a qualified transaction event. The shareholders also approved to change the date of the automatic settlement features for the initial 7,500,000 redeemable preferred shares from June 30, 2021 to September 30, 2021.

FREYR AS

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

7. Redeemable Preferred Shares (cont.)

If a qualified transaction event occurs no later than September 30, 2021, the preferred shares will be exchanged for an amount of ordinary shares and exercisable warrants based on the sum total of (a) the Preferred Share Preference Amount and (b) the Warrant Contribution Amount divided by the lowest price paid per share in the qualified transaction event. The Business Combination and PIPE Investment are expected to meet the definition of a qualified transaction event. See Note 1 — Business and Basis of Presentation for further information on the Business Combination and PIPE Investment.

If the Company determines that a qualified transaction event will not occur before September 30, 2021, the Company may also redeem, at its option, all of the preferred shares for a payment in cash equal to 105% of the Preferred Share Preference Amount. Upon the redemption of the preferred shares, the warrants will be cancelled for no consideration. On September 30, 2021, if the qualified transaction event has not yet occurred and the Company has not redeemed the preferred shares, the preferred shares will be exchanged for an amount of ordinary shares and exercisable warrants based on the sum total of (a) the Preferred Share Preference Amount and (b) the Warrant Contribution Amount divided by a conversion price equal to 80% of the volume weighted average price per ordinary share during the 40 business days immediately preceding September 30, 2021.

The Company determined that the preferred shares and warrants should be considered a single financial instrument and recognized as a liability within the condensed consolidated balance sheets. The liability is measured at fair value and will be subsequently remeasured at each reporting date with changes being recorded as a redeemable preferred shares fair value adjustment within the condensed consolidated statements of operations and comprehensive loss. The fair value of the preferred shares and warrants was $15,069 thousand and $7,574 thousand as of March 31, 2021 and December 31, 2020, respectively. See Note 6 — Fair Value Measurement for further information on the preferred shares and warrants.

8. Shareholders’ Equity (Deficit)

As of March 31, 2021, the Company had ordinary shares with share capital of NOK 2,092 thousand ($238 thousand) comprising 209,196,827 shares at a nominal value of NOK 0.01 per share with NOK 181,055 thousand ($19,562 thousand) in additional paid-in capital. As of December 31, 2020, the Company had ordinary shares with share capital of NOK 2,092 thousand ($238 thousand) comprising 209,196,827 shares at a nominal value of NOK 0.01 per share with NOK 141,380 thousand ($14,945 thousand) in additional paid-in capital. The holders of ordinary shares are entitled to receive dividends as and when declared and are entitled to one vote per share at the Company’s general meetings.

9. Share-Based Compensation

Employee Awards

The Company has an Incentive Stock Option Plan (the “2019 Plan”) issued on September 11, 2019. According to the 2019 Plan, options or warrants may be granted to eligible employees, and a total of 5,000,000 ordinary shares may be issued pursuant to the exercise of options and warrants granted. On December 1, 2020, the board of directors approved to increase the amount of ordinary shares to be issued under the 2019 plan by 5,000,000 ordinary shares.

As of March 31, 2021, the Company has issued offer letters to 31 employees under the 2019 Plan. Each offer letter provides a grant schedule including the number of options or warrants to be granted on each grant date, the vesting date and the exercise period of the options. For 28 of the employees, the options or warrants will be granted on a quarterly basis over a two-year period and can be exercised at the earliest three years and at the latest five years after the date of the first legal grant date. The options granted to three of the Company’s executives vest based on service-based conditions for a portion of the awards and upon service-based conditions and the achievement of a liquidity-event-driven performance condition. In the event of a change of control, defined as a corporate transaction involving 50% or more of the combined voting power of the equity interests in the Company, the stock options and warrants and performance stock options and warrants already granted or earmarked for an employee’s first year of employment will vest immediately, given that the employee’s employment contract has not been terminated.

FREYR AS

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

9. Share-Based Compensation (cont.)

In accordance with ASC 718, Stock-Based Compensation, the grant date should be the date at which an employer and an employee reach a mutual understanding of the key terms and conditions of a share-based payment award. In addition, individual awards that are subject to approval by the board of directors, management, or both are not deemed to be granted until all such approvals are obtained.

On January 29, 2021, the Company entered into the BCA, which was simultaneously approved by the board of directors. See Note 1 — Business and Basis of Presentation for further information on the BCA and respective Business Combination. Pursuant to the BCA, the exercise prices for certain employee awards that were not previously known were established. As such, a grant date for accounting purposes was achieved for these employee awards as there was a mutual understanding of the terms and conditions. However, the board of directors does not have the requisite authorization to settle the equity awards in ordinary shares. As such, the employee awards were initially treated as cash-settled liability awards as of January 29, 2021. On February 16, 2021, the share settlement of the employee awards was approved by the Company’s shareholders at an extraordinary general meeting, and as a result, the awards were reclassified from liability to equity. On February 16, 2021, the share-based compensation liability of $38 thousand recognized in other long-term liabilities as of December 31, 2020 related to these employee awards was reclassified to equity. In addition to establishing a mutual understanding of the key terms and conditions for certain employee awards, the BCA also established a performance condition that will adjust the exercise price of certain options and warrants upon the close of the Business Combination. As a result, the total cumulative share-based compensation expense to be recognized for the employee awards will be based on the fair value of the awards estimated at the grant date for the condition or outcome that is actually satisfied, that is, the service-based condition or the liquidity-event-driven performance condition. Share-based compensation expense has not been recognized for awards that will only vest upon on the achievement of the close of the transaction or an alternative liquidity event as these events are not considered probable as of March 31, 2021. Share-based compensation expense is recognized as general and administrative expense within the condensed consolidated statements of operations and comprehensive loss.

The following table sets forth the activity relating to the employee awards outstanding for the three months ended March 31, 2021 (aggregate intrinsic value in thousands):

March 31, 2021	Number	Weighted average exercise price (NOK)	Weighted average remaining contractual life (years)	Aggregate intrinsic value
Awards outstanding at beginning of period	375,000	1.50	4.75	$365
Awards granted	2,454,583	3.87	4.47	$2,704
Awards outstanding at end of period	2,829,583	3.56	4.47	$3,068
Awards exercisable at end of period	—	—	—	$—

The following table sets forth the activity relating to performance employee awards outstanding for the three months ended March 31, 2021 (aggregate intrinsic value in thousands):

March 31, 2021	Number	Weighted average exercise price (NOK)	Weighted average remaining contractual life (years)	Aggregate intrinsic value
Performance awards outstanding at beginning of period	625,000	1.50	4.75	$608
Performance awards granted	2,291,667	4.04	4.69	2,577
Performance awards outstanding at end of period	2,916,667	3.49	4.65	$3,185
Performance awards exercisable at end of period	—	—	—	$—

FREYR AS

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

9. Share-Based Compensation (cont.)

Assumptions used to determine the fair value of employee awards and performance employee awards using the Black-Scholes-Merton option pricing model are as follows:

	For the three months ended March 31, 2021
	Range of Assumptions
Grant date fair value per warrant or option	$1.13	—	$2.00
Valuation assumptions:
Expected term (years)	4.12	—	4.88
Expected volatility	45.50%	—	46.93%
Expected dividend yield	0.00%	—	0.00%
Risk-free interest rate	(0.66)%	—	(0.63)%

The expected option and warrant terms were calculated using the remaining contractual term as the employee awards and performance employee awards were deeply in-the-money as of the valuation date. The expected volatilities were derived from the average historical daily stock volatilities of a peer group of public companies that the Company considers to be comparable to its business over a period equivalent to the expected terms of the share-based awards. The expected dividend yield was based on the Company’s expectation of not paying dividends in the foreseeable future. Consequently, the expected dividend yield used is zero. The risk-free interest rates were based on the AAA-Rated Euro Area Central Government Bond Yields.

Compensation expense recorded for the three months ended March 31, 2021 for the employee awards was $376 thousand. As of March 31, 2021, unrecognized compensation expense related to non-vested share-based compensation arrangements granted under the 2019 Plan was $4,532 thousand. The expense is expected to be fully recognized over a period of 2.45 years. As noted above, the final measure of compensation expense for the employee awards will be based on the amount estimated at the grant date for the condition or outcome that is actually achieved. Upon the close of the Business Combination, 5,649,792 options and warrants will vest with a weighted-average grant date fair value of $1.65 per option or warrant as of February 16, 2021. No compensation expense was recorded for the three months ended March 31, 2020.

Nonemployee Awards — Related Party

On March 1, 2019, the Company entered into a consulting agreement with EDGE Global LLC (“EDGE”) for the Company’s CEO and Chief Commercial Officer (“CCO”) to be hired in to perform certain services related to leadership, technology selection and operational services (the “2019 EDGE Agreement”). Per the 2019 EDGE Agreement, the Company agreed to issue 8,315,902 warrants to EDGE equaling 6.5% of the total outstanding shares of the Company as of the effective date of the 2019 EDGE Agreement. On July 8, 2020, the Company resolved to issue 8,315,902 warrants to EDGE under the 2019 EDGE Agreement upon the consummation of a New Capital Raise as defined in the 2019 EDGE Agreement. The warrants may be exercised at the latest of May 15, 2024. Each warrant shall give the right to subscribe for one new ordinary share of the Company with a subscription price of NOK 1.44 per share.

On September 1, 2020, the Company amended the 2019 EDGE Agreement, effective as of July 1, 2020 (the “2020 EDGE Agreement”). This amendment extended the term of the 2019 EDGE agreement to December 31, 2021, and also set forth the new terms and conditions governing EDGE’s engagement with the Company. Under the 2020 EDGE Agreement, the Company agreed to issue 3,838,401 warrants to EDGE. The warrants will vest over an eighteen-month graded vesting period and expire on September 30, 2025. Each warrant provided the right to subscribe for one new ordinary share of the Company with a subscription price of NOK 1.50 per share. On September 25, 2020, the board approved the modification of the subscription price to be NOK 1.85 per share. On October 6, 2020, the issuance of warrants was approved by the Company’s shareholders at the extraordinary general meeting reclassifying the award

FREYR AS

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

9. Share-Based Compensation (cont.)

from a liability to equity after which the fair value of the award was no longer remeasured. The following table sets forth the activity relating to warrants outstanding for the three months ended March 31, 2021 (aggregate intrinsic value in thousands):

March 31, 2021	Number	Weighted average exercise price (NOK)	Weighted average remaining contractual life (years)	Aggregate intrinsic value
Warrants outstanding at beginning of period	12,154,303	1.57	3.81	$11,724
Warrants granted	—	—	—	—
Warrants outstanding at end of period	12,154,303	1.57	3.56	$16,012
Warrants exercisable at end of period	10,235,110	1.52	3.38	$13,547

Assumptions used to determine the fair value of warrants under the EDGE Agreements using the Black-Scholes-Merton option pricing model are as follows:

	July 8, 2020	October 6, 2020
Grant date fair value per warrant	$0.05	$0.07
Valuation assumptions:
Expected term (years)	4.00	2.80
Expected volatility	43.29%	43.10%
Expected dividend yield	0.00%	0.00%
Risk-free interest rate	(0.65)%	(0.71)%

The expected term was calculated using the simplified method based on the warrants vesting term and contractual terms as there was not sufficient relevant historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior. The expected volatility was derived from the average historical daily stock volatilities of a peer group of public companies that the Company considers to be comparable to its business over a period equivalent to the expected term of the share-based grants. The expected dividend yield was based on the Company’s expectation of not paying dividends in the foreseeable future. Consequently, the expected dividend yield used is zero. The risk-free interest rate was based on the AAA-Rated Euro Area Central Government Bond Yields.

The fair value of warrants related to the EDGE Agreement which vested during the three months ended March 31, 2021 was $46 thousand. No warrants vested during the three months ended March 31, 2020. Compensation expense recorded for the three months ended March 31, 2021 for the warrants was $46 thousand. As of March 31, 2021, unrecognized compensation expense related to non-vested share-based compensation arrangements granted for the nonemployee awards was $137 thousand. The expense is expected to be fully recognized over 0.75 years. No compensation expense was recorded for the three months ended March 31, 2020.

See Note 12 — Related Party Transactions for further information on the non-equity-based compensation arrangements pursuant to the consulting agreements between the Company and EDGE.

Nonemployee Awards

On December 4, 2020, the Company entered into an agreement with a third-party service provider for its support in initiating and enabling high-level discussions with Japanese technology providers with the purpose of entering into license agreements. In accordance with the agreement, the Company planned to issue 2,308,526 warrants as payment-in-kind. Per the agreement, the warrants vest immediately and may be exercised at any time with the latest being September 30, 2023. As of December 31, 2020, as the warrants had yet to be approved by the shareholders, they were treated as cash-settled liability awards. Until the share issuance is approved by the shareholders, the third-party service provider retains a put option to demand cash payment in the amount of EUR 375 thousand ($427 thousand), which was recognized as accrued share-based compensation expense within accrued liabilities in the Company’s

FREYR AS

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

9. Share-Based Compensation (cont.)

condensed consolidated balance sheets as of December 31, 2020. On February 16, 2021, the Company’s shareholders resolved to issue the 2,308,526 warrants with an exercise price of NOK 0.01. On March 8, 2021, the warrants were subscribed for by the third-party service provider, and as the put option was no longer in the control of the third-party service provider, the warrants were reclassified from liability to equity and remeasured to the fair value on the date of subscription. As part of this reclassification, the share-based compensation liability of $460 thousand recognized in accrued liabilities as of December 31, 2020 was reclassified to equity. The following table sets forth the activity relating to warrants outstanding for the three months ended March 31, 2021 (aggregate intrinsic value in thousands):

March 31, 2021	Number	Weighted average exercise price (NOK)	Weighted average remaining contractual life (years)	Aggregate intrinsic value
Warrants outstanding at beginning of period	2,308,526	0.01	2.75	$2,649
Warrants granted	—	—	—	—
Warrants outstanding at end of period	2,308,526	0.01	2.50	$3,464
Warrants exercisable at end of period	2,308,526	0.01	2.50	$3,464

Assumptions used to determine the fair value of warrants using the Black-Scholes-Merton option pricing model are as follows:

March 8, 2021
Grant date fair value per warrant	$1.82
Valuation assumptions:
Expected term (years)	3.00
Expected volatility	49.80%
Expected dividend yield	0.00%
Risk-free interest rate	(0.66)%

The expected term is the contractual term per the agreement between the Company and the third-party service provider. The expected volatility was derived from the average historical daily stock volatilities of a peer group of public companies that the Company considers to be comparable to its business over a period equivalent to the expected term of the options. The expected dividend yield was based on the Company’s expectation of not paying dividends in the foreseeable future. Consequently, the expected dividend yield used is zero. The risk-free interest rate was based on the AAA-Rated Euro Area Central Government Bond Yields as well, as US Treasury Rates.

The fair value of the warrants issued to the third-party service provider which vested during the three months ended March 31, 2021 was $4,200 thousand. No warrants vested during the three months ended March 31, 2020. Compensation expense recorded for the three months ended March 31, 2021 for the warrants was $3,739 thousand. As of March 31, 2021, all compensation expense was recognized related to the share-based compensation arrangement. There was no compensation expense recorded for the three months ended March 31, 2020.

10. Government Grants

On February 12, 2021, the Company was awarded a grant for research, development and innovation in environmental technology. The grant was awarded to assist with the costs incurred associated with employees and staff, contract research and consultants, overhead and operating expenses and intellectual property, patents and licenses. The grant is paid out in three installments based on meeting certain milestones in the agreement, in which the last milestone is payable after the final project report is approved. The grant is subject to meeting certain business size thresholds and conditions, such as documenting and supporting costs incurred, obtaining a third-party attestation of the Company’s related records and implementing policies that demonstrate good corporate governance. For the portion of any grant received for which costs have not yet been either incurred or supported through the appropriate documentation, the

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

10. Government Grants (cont.)

Company recognizes deferred income in the condensed consolidated balance sheets. Although the first milestone was met during the three months ended March 31, 2021, the appropriate documentation of the financing of project costs and third-party attestation had not yet occurred. As such, for the three months ended March 31, 2021, the Company recognized $1,372 thousand as deferred income in the condensed consolidated balance sheets.

On March 1, 2021, the Company was awarded a grant for the development and construction of the pilot plant in Mo i Rana, Norway. The grant was awarded to assist with the costs incurred associated with payroll, rent and depreciation, research and development costs, costs directly related to the production of the pilot and other operating expenses. The grant is paid in arrears upon request based on progress and accounting reports with the last milestone becoming payable after the final project report is approved. The grant is subject to achieving successful financing of the pilot plant and other conditions, such as documenting and supporting costs incurred and obtaining a third-party attestation of the Company’s related records. For the three months ended March 31, 2021, the Company had not yet satisfied the requirements and thus did not recognize any income within the condensed consolidated statements of operations and comprehensive loss.

11. Income Taxes

The Company has no provision for income taxes for the three months ended March 31, 2021 and 2020. The Company has no current tax expense, as a result of historical losses, and has no current deferred tax expense, as a result of the valuation allowance against its deferred tax assets.

Recognition of deferred tax assets is appropriate when realization of such assets is more likely than not. Based upon the available evidence, which includes the Company’s historical operating performance, cumulative net losses and projected future losses, the Company has recognized a valuation allowance against its deferred tax assets. The Company’s valuation allowance increased by $1,701 thousand and $187 thousand for the three months ended March 31, 2021 and 2020, respectively.

For the three months ended March 31, 2021 and 2020, the Company had net operating loss carryforwards of approximately $19,882 thousand and $2,911 thousand, respectively. These net operating loss carryforwards can be carried forward by the Company indefinitely. As of March 31, 2021 and December 31, 2020, the Company recorded $4,097 thousand and $2,397 thousand, respectively, in valuation allowance against the deferred tax assets. Any difference between the valuation allowance noted here and the change in valuation allowance noted above is due to foreign currency translation differences.

The Company records unrecognized tax benefits in accordance with ASC 740-10, Income Taxes. ASC 740-10 prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of uncertain tax positions taken or expected to be taken in the Company’s income tax return. In accordance with the guidance, the Company did not have any unrecognized tax benefits as of March 31, 2021 and December 31, 2020.

A reconciliation of the effective rate of tax and tax rate in the Company’s country of registration, Norway, (in thousands, except percentages):

	For the three months ended March 31,
	2021	2020
Pretax net loss	$(11,887)	$(895)
Statutory tax rate	22%	22%
Income taxes calculated at statutory tax rate	$(2,615)	$(197)
Changes in valuation allowance	1,701	187
Permanent tax items	914	10
Effect of change in exchange rate	—	—
Effect of change in tax rate	—	—
Tax expense	$—	$—
Effective rate of tax	0%	0%

FREYR AS

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

11. Income Taxes (cont.)

Deferred taxes result from temporary differences between financial reporting carrying amounts and the tax basis of existing assets and liabilities. As of March 31, 2021 and December 31, 2020, the Company had no net deferred tax asset. The principal components of the deferred tax assets and liabilities are summarized as follows (in thousands):

	As of March 31, 2021	As of December 31, 2020
Deferred tax assets
Tax losses carryforwards	$4,374	$2,494
Accruals and provisions for liabilities	—	—
Total deferred tax assets before valuation allowance	4,374	2,494
Valuation allowance	(4,097)	(2,397)
Total deferred tax assets	277	97
Deferred tax liabilities
Property and equipment	3	2
Prepayment and deferred income	274	95
Total deferred tax liabilities	277	97
Net deferred tax asset	$—	$—

12. Related Party Transactions

Accounts payable and accrued liabilities — related party as of March 31, 2021 and December 31, 2020, consisted of the following (in thousands):

	As of March 31, 2021	As of December 31, 2020
Accounts payable	$362	$320
Accrued professional and legal fees	119	—
Accrued other operating costs	—	2
Total accounts payable and accrued liabilities – related party	$481	$322

Consulting Agreements

The 2019 EDGE Agreement provided that the Company shall pay EDGE a monthly retainer fee. See Note 9 — Share Based Compensation for further discussion on the option agreements between the Company and EDGE. Furthermore, the Company agreed to make certain milestone payments to EDGE based on the closing of certain additional financing rounds as defined within the 2019 EDGE Agreement. The 2019 EDGE Agreement was superseded on September 1, 2020 by the 2020 EDGE Agreement which extended the term of the 2019 EDGE agreement to December 31, 2021 and set forth the new terms and conditions governing EDGE’s engagement with the Company. Under the 2020 EDGE Agreement, the monthly cash retainer was adjusted to $40 thousand and EDGE was entitled to a discretionary annual cash bonus in 2020 up to 30% of the total amount of the monthly cash retainer. However, at its discretion, the Company decided not to pay the annual cash bonus. In addition, EDGE was eligible for 30% of the Company’s targeted management bonus pool of NOK 25,000 thousand ($2,000 thousand), which the Company intends to establish to reward management’s efforts upon the successful close of the financing of the battery facility prior to June 30, 2021. On January 18, 2021, the board resolved to terminate the 2020 EDGE Agreement and enter into individual contracts, subject to the closing of the Business Combination. Pursuant to the termination, EDGE will no longer be eligible to participate in the Company’s targeted management bonus pool.

FREYR AS

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

12. Related Party Transactions (cont.)

The expenses incurred in relation to the consulting services provided for the three months ended March 31, 2021 and 2020 were $130 thousand and $127 thousand, respectively. These expenses are recognized as general and administrative expenses within the condensed consolidated statements of operations and comprehensive loss. The unpaid amount of $6 thousand and $42 thousand was recognized in accounts payable and accrued liabilities — related party as of March 31, 2020 and December 31, 2020, respectively.

In 2020, the Company entered into a framework agreement with Metier OEC, which provides for consulting services. The CEO of Metier OEC is the brother of the Executive Vice President Projects of the Company. The expenses incurred in relation to the consulting services provided for the three months ended March 31, 2021 and 2020 were $1,168 thousand and $77 thousand, respectively. These expenses are recognized as other operating expenses within the condensed consolidated statements of operations and comprehensive loss. The unpaid amount of $475 thousand and $280 thousand was recognized in accounts payable and accrued liabilities — related party as of March 31, 2021 and December 31, 2020, respectively.

Convertible Debt

During the three months ended March 31, 2020, the Company issued two related party 2020 Convertible Notes. See Note 6 — Fair Value Measurement for further discussion.

13. Basic and Diluted Net Loss Per Share

The Company uses the two-class method to calculate net loss per share for the three months ended March 31, 2021. Under the two-class method, undistributed earnings for the period are allocated to participating securities, including the redeemable preferred shares, based on the contractual participation rights of the security to share in the current earnings as if all current period earnings had been distributed. As there is no contractual obligation for the redeemable preferred shares to share in losses, the Company’s basic net loss per share attributable to ordinary shareholders for the three months ended March 31, 2021 is computed by dividing net loss attributable to ordinary shareholders by the weighted-average number of ordinary shares outstanding. The Company’s basic net loss per share attributable to ordinary shareholders for the three months ended March 31, 2020 was computed by dividing the net loss attributable to ordinary shareholders by the weighted-average ordinary shares outstanding. No dividends were declared or paid for the three months ended March 31, 2021 and 2020.

Diluted net loss per share attributable to ordinary shareholders adjusts basic net loss per share attributable to ordinary shareholders to give effect to all potential ordinary shares that were dilutive and outstanding during the period. For the three months ended March 31, 2021 and 2020, no instrument was determined to have a dilutive effect.

The following table sets forth the computation of the Company’s basic and diluted net loss per share attributable to ordinary shareholders for the three months ended March 31, 2021 and 2020 (amounts in thousands, except share and per share amounts):

	For the three months ended March 31,
	2021	2020
Numerator:
Net loss attributable to ordinary shareholders – basic and diluted	$(11,887)	$(895)
Denominator:
Weighted average ordinary shares outstanding – basic and diluted	209,196,827	118,700,000
Earnings per share:
Basic and diluted	$(0.06)	$(0.01)

FREYR AS

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

13. Basic and Diluted Net Loss Per Share (cont.)

The following table discloses the weighted-average shares outstanding of securities that could potentially dilute basic net loss per share in the future that were not included in the computation of diluted net loss per share as the impact would be anti-dilutive:

	For the three months ended March 31,
	2021	2020
EDGE warrants	12,154,303	—
Other nonemployee warrants	2,308,526	—
Employee options	3,541,525	—
Employee warrants	610,000	—
2018 Convertible Notes	—	954,219
2020 Convertible Notes	—	2,054,815
Warrant liability	—	1,836,742

Redeemable preferred shares	11,083,333	—

14. Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed consolidated financial statements were issued. Except as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed consolidated financial statements.

On May 3, 2021, FREYR paid NOK 300 thousand with respect to a letter of intent signed to lease space at Mo Industripark AS to obtain the binding offer to lease certain areas for a customer qualification plant, which expires June 30, 2021, the exclusive right to lease and develop a second area, as well as a first right of refusal for a third area, which expires on June 30, 2022.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of FREYR AS

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of FREYR AS and its subsidiary (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of operations and comprehensive loss, of shareholders’ equity (deficit) and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers AS

Oslo, Norway

March 26, 2021

We have served as the Company’s auditor since 2020.

FREYR AS
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share and per Share Amounts)

	As of December 31,
	2020	2019
Assets
Current assets
Cash and cash equivalents	$14,749	$179
Restricted cash	196	78
Prepaid assets	464	15
VAT receivable	442	183
Total current assets	15,851	455
Property and equipment, net	80	19
Total assets	$15,931	$474
Liabilities and shareholders’ equity (deficit)
Current liabilities
Accounts payable	$888	$733
Accrued liabilities	2,153	442
Accounts payable and accrued liabilities – related party	322	75
Redeemable preferred shares	7,574	—
Total current liabilities	10,937	1,250
Warrant liability	—	93
Convertible debt – related party	—	80
Other long-term liabilities	38	—
Total liabilities	10,975	1,423
Commitments and contingencies (Note 7)
Shareholders’ equity (deficit)
Ordinary share capital, NOK 0.01 par value, 209,196,827 and 118,700,000 shares authorized, issued and outstanding as of December 31, 2020 and 2019, respectively	238	143
Additional paid in capital	14,945	192
Accumulated other comprehensive income (loss)	658	(4)
Accumulated deficit	(10,885)	(1,280)
Total shareholders’ equity (deficit)	4,956	(949)
Total liabilities and shareholders’ equity (deficit)	$15,931	$474

See accompanying notes to consolidated financial statements.

FREYR AS
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In Thousands, Except Share and per Share Amounts)

	For the year ended December 31,
	2020	2019
Operating expenses:
General and administrative	$4,377	$1,361
Research and development	1,865	545
Depreciation	15	1
Other operating expenses	2,666	566
Total operating expenses	8,923	2,473
Loss from operations	(8,923)	(2,473)
Other income (expense):
Warrant liability fair value adjustment	(1,670)	1,146
Redeemable preferred shares fair value adjustment	(70)	—
Convertible notes fair value adjustment	(201)	—
Interest expense	(53)	(3)
Interest income	20	—
Foreign currency transaction gain (loss)	38	(9)
Gain on settlement of warrant liability	466	—
Other income	788	138
Loss before income taxes	(9,605)	(1,201)
Income tax expense	—	—
Net loss	(9,605)	(1,201)

Other comprehensive income (loss):
Foreign currency translation adjustments	662	(3)
Total comprehensive loss	$(8,943)	$(1,204)

Net loss attributable to ordinary shareholders (Note 15):
Basic	$(0.06)	$(0.01)
Diluted	$(0.06)	$(0.02)

See accompanying notes to consolidated financial statements.

FREYR AS
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)
(In Thousands, Except Share Amounts)

	Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity (Deficit)
	Shares	Amount
Balance as of January 1, 2019	118,700,000	$143	$—	$(79)	$(1)	$63
Share-based compensation expense	—	—	192	—	—	192
Net loss	—	—	—	(1,201)	—	(1,201)
Other comprehensive loss	—	—	—	—	(3)	(3)
Balance as of December 31, 2019	118,700,000	143	192	(1,280)	(4)	(949)
Capital contributions from Rana municipality, net of issuance costs	6,666,667	7	989	—	—	996
Capital contributions from private placement, net of issuance costs	71,648,042	76	10,478	—	—	10,554
Capital contributions from conversion of convertible debt to ordinary shares	9,973,253	10	1,694	—	—	1,704
Capital contributions from settlement of the warrant liability	2,208,865	2	1,057	—	—	1,059
Share-based compensation expense	—	—	535	—	—	535
Net loss	—	—	—	(9,605)	—	(9,605)
Other comprehensive income	—	—	—	—	662	662
Balance as of December 31, 2020	209,196,827	$238	$14,945	$(10,885)	$658	$4,956

See accompanying notes to consolidated financial statements.

FREYR AS
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

	For the year ended December 31,
	2020	2019
Cash flows from operating activities
Net loss	$(9,605)	$(1,201)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation	15	1
Warrant liability fair value adjustment	1,670	(1,146)
Redeemable preferred shares fair value adjustment	70	—
Convertible notes fair value adjustment	201	—
Share-based compensation expense	535	192
Foreign currency transaction gain on redeemable preferred shares	(807)	—
Gain on settlement of warrant liability	(466)	—
Other	82	10
Changes in assets and liabilities:
Prepaid assets	(408)	(15)
VAT receivable	(231)	(183)
Accounts payable and accrued liabilities	1,347	1,151
Accounts payable and accrued liabilities – related party	226	20
Deferred income	—	(30)
Other long term-liabilities	35	—
Net cash used in operating activities	(7,336)	(1,201)
Cash flows from investing activities
Purchases of property and equipment	(71)	(20)
Net cash used in investing activities	(71)	(20)
Cash flows from financing activities
Capital contributions – ordinary shares	12,351	—
Issuance costs	(799)	—
Proceeds from issuance of warrant liability	—	1,229
Proceeds from issuance of convertible debt	1,104	—
Proceeds from issuance of convertible debt – related party	427	—
Proceeds from issuance of redeemable preferred shares	7,500	—
Payments related to convertible debt	(125)	—
Net cash provided by financing activities	20,458	1,229
Effect of changes in foreign exchange rates on cash, cash equivalents, and restricted cash	1,637	(2)
Net increase in cash, cash equivalents, and restricted cash	14,688	6
Cash, cash equivalents, and restricted cash at beginning of period	257	251
Cash, cash equivalents, and restricted cash at end of period	$14,945	$257

Supplemental disclosures of cash flow information
Cash paid for interest	$14	$—
Cash paid for income taxes	$—	$—

Significant non-cash investing and financing activities
Conversion of convertible debt to ordinary shares	$1,704	$—
Equity settlement of warrant liability through issuance of ordinary shares	$1,057	$—
Non-cash settlement of warrant liability through assumption of accrued liability	$360	$—

Reconciliation to consolidated balance sheets
Cash and cash equivalents	$14,749	$179
Restricted cash	196	78
Cash, cash equivalents, and restricted cash	$14,945	$257

See accompanying notes to consolidated financial statements.

FREYR AS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Business and Basis of Presentation

Description of the Business

FREYR AS (the “Company”) was founded on February 1, 2018 and is incorporated and domiciled in Norway. The Company registered with the Norway Register of Business Enterprises on February 21, 2018. The Company is planning the development of lithium-ion battery facilities in Mo i Rana, Norway. The Company’s principal executive offices are in Mo i Rana, Norway.

FREYR’s mission and vision is to accelerate the decarbonization of the transportation sector and energy systems by delivering some of the world’s cleanest and most cost-effective batteries. FREYR aims to produce some of the most cost-competitive batteries with the lowest carbon footprints, which could further support the acceleration of the energy transition. FREYR is currently working to develop application of its in-licensed technology and planning the building of the battery factories in Mo i Rana. Planned principal operations have not yet commenced. As of December 31, 2020, FREYR has not derived revenue from its principal business activities. FREYR will initially target energy storage systems (“ESS”), marine applications, commercial vehicles and electric vehicles (“EV”) with slower charge requirements, and then plans to target additional markets, including consumer EVs, through both the licensing model and joint venture model. FREYR plans to produce faster charge battery cells for the broader consumer EV segment through the 24M platforms, as well as through the joint venture business model and potentially additional licensing partnerships.

Basis of Presentation and Principles of Consolidation

The Company’s consolidated financial statements have been prepared in conformity with the accounting principles generally accepted in the United States of America (“U.S. GAAP”) as determined by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) for annual financial information and pursuant to the regulations of the U.S. Securities and Exchange Commission (“SEC”).

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All intercompany accounts and transactions have been eliminated in the consolidated financial statements herein. Certain prior period amounts have been reclassified to conform to the current year presentation.

The consolidated financial statements have been prepared on a going concern basis which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders and the ability of the Company to obtain the necessary financing to support its operations. For the year ended December 31, 2020, the Company, which is in the early stages of development, had no revenues, incurred a net loss of $9,605 thousand and had negative operating cash flows of $7,336 thousand. The Company believes that its current cash is insufficient to cover the expenses it expects to incur during the twelve months after the issuance of the accompanying financial statements. While these factors initially gave rise to substantial doubt about the Company’s ability to continue as a going concern, management has alleviated these doubts through a definitive business combination agreement to merge with Alussa Energy Acquisition Corp. (“Alussa”) and certain other affiliated entities through a series of transactions (the “Business Combination”). The Business Combination is subject to approval by the shareholders of Alussa and the Company and other customary closing conditions. See Note 16 — Subsequent Events for further information on the Company’s planned Business Combination.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of the consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. On an ongoing basis, the Company evaluates its estimates, including those related to the valuation of ordinary shares and the warrant liability, among others. The Company bases these estimates on historical

FREYR AS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (cont.)

experiences and on various other assumptions that it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying amounts of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates.

Segment Information

The Company is focused on the development of lithium-ion batteries as its primary business and the Company’s Chief Executive Officer (“CEO”), who is the chief operating decision-maker, manages the Company’s operations as a single operating segment for purposes of allocating resources and evaluating financial performance.

Significant Risk and Uncertainties

The Company is subject to those risks common in the renewable energy and manufacturing industries and also those risks common to early stage development companies, including, but not limited to, the possibility of not being able to successfully develop or market its products, the ability to obtain or maintain licenses and permits to support future business, competition, dependence on key personnel and key external alliances, loss of its grant contributor, the ability to maintain and establish relationships with current and future vendors and suppliers, the successful protection of its proprietary technologies, the possibility of the factory development being disrupted, compliance with government regulations, and the possibility of not being able to obtain additional financing when needed.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist principally of cash and cash equivalents. The Company seeks to mitigate its credit risk with respect to cash and cash equivalents by making deposits with large, reputable financial institutions.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and current balances with banks and similar institutions. As of December 31, 2020 and 2019, cash and cash equivalents were $14,749 thousand and $179 thousand, respectively.

Restricted Cash

Restricted cash consists of funds held in a restricted account for payment of income tax withholdings to the Norwegian government, payable every other month. As of December 31, 2020 and 2019, restricted cash was $196 thousand and $78 thousand, respectively.

Fair Value Measurement

The Company follows the accounting guidance in ASC 820, Fair Value Measurement, for its fair value measurements of financial assets and liabilities measured at fair value on a recurring basis. Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability.

Fair value measurements of assets and liabilities are categorized based on the following hierarchy:

Level 1 — Fair value determined based on quoted prices in active markets for identical assets or liabilities.

Level 2 — Fair value determined using significant observable inputs, such as quoted prices for similar assets or liabilities or quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability, or inputs that are derived principally from or corroborated by observable market data, by correlation or other means.

FREYR AS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (cont.)

Level 3 — Fair value determined using significant unobservable inputs, such as pricing models, discounted cash flows, or similar techniques.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

For the nine convertible notes issued in 2020 (“2020 Convertible Notes”), the Company has elected the fair value option. Such election is irrevocable and is applied on an instrument-by-instrument basis at initial recognition. Any changes in the fair value of these securities are recognized in the consolidated statements of operations and comprehensive loss. Interest expense on the 2020 Convertible Notes for which the fair value option has been elected is based on stated interest rates and is recorded as interest expense within the consolidated statements of operations and comprehensive loss.

VAT Receivable

The Company was registered for Value Added Tax (“VAT”) deduction as of May 1, 2019 for income tax purposes. The Company accounts for any VAT paid on invoices for goods or services purchased from suppliers as a VAT receivable. Periodically, the net VAT balance is calculated as either due to or due from the Norwegian Tax Administration (“NTA”). As the Company does not have any revenues, no VAT payable has been recognized. As of December 31, 2020 and 2019, the VAT receivable was $442 thousand and $183 thousand, respectively.

Property and Equipment

Property and equipment is recorded at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful life of the related asset, which ranges from two to five years.

Maintenance and repairs are charged to expense as incurred and improvements are capitalized. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the accompanying consolidated statements of operations and comprehensive loss.

Leases

The Company accounts for its leases under ASC 840, Leases. Under this guidance, lessees classify arrangements meeting the definition of a lease as either operating or capital leases. Leases are classified as capital leases whenever the terms of the lease transfer substantially all of the risks and rewards of ownership to the lessee. All other leases are recorded as operating leases. As of December 31, 2020, all of the Company’s leases were operating leases. The Company recognizes rent expense on a straight-line basis over the lease term.

Grants

The Company recognizes grants received as other income over the periods in which the related costs are incurred and the conditions for receiving the grant have been fulfilled, assuming no restrictions apply with respect to the potential repayment of the grants. If the grants become repayable, the repayment will be first applied against any related unamortized deferred income and the excess will be recorded as an expense.

Research and Development Cost

Costs related to research and development are expensed as incurred. Research and development expenses consist primarily of compensation to employees engaged in research and development activities, internal and external engineering, supplies and services, and contributions to research institutions.

FREYR AS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (cont.)

Foreign Currency Translation and Transaction Gains and Losses

The functional currency of the Company is its local currency. The Company’s consolidated financial statements have been translated from its functional currency into the presentation currency, U.S. dollars, in accordance with U.S. GAAP. Assets and liabilities are translated at the foreign exchange rates as of the balance sheet dates presented and revenue and expenses are translated at the average foreign exchange rates for the periods presented. Components of equity outside of accumulated other comprehensive income (loss) are translated at the applicable foreign exchange rates as of the dates on which the transaction occurred. Currency translation adjustments are recorded as a component of other comprehensive income (loss). Transaction gains and losses recognized as a result of transactions denominated in a currency other than the functional currency are included in foreign currency transaction gain (loss) on the consolidated statements of operations and comprehensive loss. For the years ended December 31, 2020 and 2019, a net transaction gain of $38 thousand and a net transaction loss of $9 thousand, respectively, was recognized.

Share-Based Compensation

The Company measures and recognizes compensation expense for all equity-based awards made to employees, directors, and non-employees, including share options, based on estimated fair values recognized over the requisite service period in accordance with ASC 718, Stock-Based Compensation. Share-based payments, including grants of share options, are recognized in the consolidated statements of operations and comprehensive loss as general and administrative expense. The Company recognizes compensation expense for all equity-based employee awards with service-based vesting requirements on a straight-line basis over the requisite service period of the awards, which is generally the award’s vesting period. These amounts are reduced by forfeitures as the forfeitures occur.

Defined Contribution Plan

The Company is obligated to have an occupational pension scheme under the Mandatory Occupational Pensions Act. The Company’s pension plan (“Pension Plan”) is a defined contribution plan, in which the costs are recognized as pension expense, within general and administrative expense in the consolidated statements of operations and comprehensive loss. The Company contributes 5% of each employees’ salary for amounts up to 7.1 times “G”, an amount established by the NTA that is effective on May 1 of each year, and then contributes 11.4% for amounts between 7.1 and 12 times “G”. “G” was NOK 97 thousand from May 1, 2018 to April 30, 2019, NOK 100 thousand from May 1, 2019 to April 30, 2020, and NOK 101 thousand from May 1, 2020 to April 30, 2021. Further contribution by employees is voluntary. For the years ended December 31, 2020 and 2019, the Company recognized general and administrative expense of $84 thousand and $10 thousand, respectively, for contributions to the Pension Plan.

Income Taxes

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements. Under this method, deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the carrying amounts of assets and liabilities for income tax purposes and operating losses carried forward, measured by applying tax rates based on currently enacted tax laws.

Valuation allowances are calculated, when necessary, to reduce the net deferred tax assets to an amount that is more likely than not to be realized. Changes in the valuation allowances occurring in subsequent periods are included in the consolidated statements of operations and comprehensive loss.

The Company recognizes uncertain tax positions based upon its estimate of whether, and the extent to which, additional taxes will be due when such estimates are more likely than not to be sustained. Uncertain income tax positions are not recognized if there is less than a 50% likelihood of being sustained.

FREYR AS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (cont.)

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. The Company qualifies as an emerging growth company, as defined in the JOBS Act, and therefore intends to take advantage of certain exemptions from various public company reporting requirements, including delaying adoption of new or revised accounting standards until those standards apply to private companies. The effective dates shown below reflect the election to use the extended transition period.

Recently Issued Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which is intended to simplify the accounting for convertible instruments by removing certain separation models and amending the disclosure requirements. ASU 2020-06 amends the guidance on the derivatives scope exception for contracts in an entity’s own equity and improves the consistency of the earnings per share calculations across entities by requiring entities to use the if-converted method to calculate diluted earnings per share for convertible instruments. This guidance is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is not permitted before fiscal years beginning after December 15, 2020. The Company is currently evaluating the impact of this standard on its consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in ASC 740 and also clarifies and amends existing guidance to improve consistent application. This guidance is effective for the Company beginning January 1, 2022 and interim periods within fiscal years beginning after December 15, 2022, with early adoption permitted. The Company is currently evaluating the impact of this standard on its consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. In July 2018, ASU 2018-10, Codification Improvements to Topic 842, Leases, was issued to provide more detailed guidance and additional clarification for implementing ASU 2016-02. Furthermore, in July 2018, the FASB issued ASU 2018-11, Leases (Topic 842): Targeted Improvements, which provides an optional transition method in addition to the existing modified retrospective transition method by allowing a cumulative effect adjustment to the opening balance of retained earnings in the period of adoption. Furthermore, in March 2019, the FASB issued ASU 2019-01, Leases (Topic 842): Codification Improvements, which clarifies transition disclosure requirements and in June 2020, the FASB issued ASU 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842): Effective Dates for Certain Entities, which updates the effective dates for certain entities. This guidance is effective for the Company for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company is currently evaluating the effect of the adoption of this guidance.

Adoption of Accounting Pronouncements

In April 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. ASU 2020-04 provides optional expedients and exceptions in applying the guidance for contracts, hedging relationships, and other transactions that reference LIBOR or another reference

FREYR AS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (cont.)

rate expected to be discontinued as a result of reference rate reform. The expedients and exceptions do not apply to contract modifications made and hedging relationships entered into or evaluated after December 31, 2022, except for hedging relationships existing as of December 31, 2022, that an entity has elected certain optional expedients for and that are retained through the end of the hedging relationship. This guidance was effective upon issuance on March 12, 2020 and can be applied through December 31, 2022. The Company adopted this guidance as of March 12, 2020. Adoption of the standard did not have a material impact on the consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement, which modifies the disclosure requirements on fair value measurements in ASC 820, Fair Value Measurement. ASU 2018-13 removes from, modifies and adds into ASC 820 certain disclosure requirements. The amendments from ASU 2018-13 are effective for all fiscal years, and interim periods within those years, beginning after December 15, 2019. The Company adopted this guidance as of January 1, 2020. Adoption of the standard did not have a material impact on the consolidated financial statements.

3. Property and Equipment

Property and equipment as of December 31, 2020 and 2019, consisted of the following (in thousands):

	As of December 31,
	2020	2019
Office equipment	$98	$20
Less: Accumulated depreciation and amortization	(15)	(1)
Less: Foreign currency translation effects	(3)	—
Property and equipment, net	$80	$19

Depreciation expense related to property and equipment was $15 thousand and $1 thousand for the years ended December 31, 2020 and 2019, respectively.

4. Accrued Liabilities

Accrued liabilities as of December 31, 2020 and 2019, consisted of the following (in thousands):

	As of December 31,
	2020	2019
Accrued research and development costs (Note 7)	$445	$—
Accrued professional and legal fees	245	178
Accrued payroll and payroll related expenses	518	242
Accrued share-based compensation expense	460	—
Accrued other operating costs	485	22
Total accrued liabilities	$2,153	$442

5. Warrant Liability

On June 10, 2019, the Company entered into an agreement with a third-party investor (the “Investment Agreement”) to issue warrants in exchange for the investor funding cash investments in the Company. Pursuant to the Investment Agreement, the investor will fund cash investments in tranches to support the Company’s two battery projects for the period from the effective date of the agreement through September 30, 2021. On June 15, 2019, the Company entered into an agreement with the investor and other project partners specifying the details about one of the battery projects (the “Innovation Project Agreement”). As specified in the Investment Agreement, the investor is entitled to receive warrants pursuant to the terms of the Investment Agreement based on tranches of cash investments (the “Tranche Warrants”). For each tranche of investment equaling EUR 250 thousand, the investor shall be entitled to receive investor warrants equaling 0.3448% of the outstanding ordinary shares of the Company on a fully diluted basis. In total, the investor shall be entitled to receive Tranche Warrants equaling 10% of the Company’s fully diluted

FREYR AS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5. Warrant Liability (cont.)

equity capitalization if the full amount of the agreed upon cash investment in the Company is funded by the investor. The investor is entitled to additional warrants (the “Milestone Warrants”) upon the investor’s achievement of certain milestones in relation to the Strategic Battery Cell Technology Partnership (as defined in the Investment Agreement) equaling 4% of the Company’s fully diluted equity capitalization. In addition, pursuant to the Investment Agreement, the investor has the right to invest additional funds in the Company any time during the 12-month period after June 10, 2019. In exchange for the additional investment, the investor is entitled to additional warrants (the “Additional Investment Warrants,” together with the “Tranche Warrants” and the “Milestone Warrants,” are collectively referred to as the “Investment Agreement Warrants”) based on a formula provided by the Investment Agreement.

Each Investment Agreement Warrant entitles the investor to purchase one ordinary share of the Company at an exercise price of NOK 0.01 per share. All of the warrants vest immediately upon issuance and can be exercised at any time during the term, which is the longer of (a) three years from the date of issuance, or (b) two years after the completion or termination of the battery project per the Innovation Project Agreement. The Company determined that the Investment Agreement Warrants should be considered a single equity contract and recognized as a liability within the consolidated balance sheets in accordance with ASC 815-10-S99-4. The warrant liability is measured at fair value and is subsequently remeasured at each reporting date with changes recorded as a warrant liability fair value adjustment within the consolidated statements of operations and comprehensive loss. Pursuant to the Investment Agreement, the investor contributed EUR 1,100 thousand ($1,229 thousand) during the year ended December 31, 2019. As of December 31, 2019, the fair value of the Investment Agreement Warrants was $93 thousand, equaling 1.58% of the outstanding ordinary shares of the Company on a fully diluted basis pursuant to the Investment Agreement.

As of July 8, 2020, the investor had contributed an additional EUR 221 thousand ($76 thousand) to other project partners in the Innovation Project Agreement on behalf of the Company as a contribution under the terms of the Investment Agreement. As a result of these contributions, the investor was entitled to Investment Agreement Warrants totaling 1.82% of the Company’s fully diluted equity capitalization. Thus, on July 8, 2020, the Company resolved to issue 3,992,792 warrants pursuant to the Investment Agreement. On November 23, 2020, the Company and the investor entered into a separate agreement (“the Termination Agreement”) to terminate the Investment Agreement and the Innovation Project Agreement effective December 31, 2019. In accordance with the Termination Agreement, the Company shall pay EUR 309 thousand ($360 thousand) and issue 2,208,865 ordinary shares ($1,057 thousand) to the investor in order to settle and cancel the Investment Agreement Warrants and reimburse the investor for certain expenditures incurred under the Innovation Project Agreement. On December 18, 2020, the board approved the issuance of the new ordinary shares and the Investment Agreement Warrants lapsed. As of the settlement date on November 23, 2020, the Investment Agreement Warrants were remeasured to fair value and the warrant liability was settled. The warrant liability was derecognized, additional paid-in capital was recognized for the fair value of the ordinary shares issued, a liability was recorded for the cash due, and the remaining balance was recognized as a gain on settlement of warrant liability. In connection with the ordinary shares issued pursuant to the Termination Agreement, the investor contributed NOK 0.01 per share for share capital of NOK 22 thousand ($2 thousand). See Note 8 — Fair Value Measurement and Note 15 — Basic and Diluted Loss Per Share for further information on the Investment Agreement Warrants.

6. Convertible Debt

Convertible Debt

During the first six months of 2020, the Company issued the nine 2020 Convertible Notes, of which seven were issued to third-party investors for a total of NOK 10,342 thousand ($1,104 thousand) and two were issued to related parties and are described below. The 2020 Convertible Notes were issued at par, and no debt issuance costs were incurred. Each of the 2020 Convertible Notes has an interest rate of 10% per annum, recognized as interest expense within the consolidated statement of operations and comprehensive loss, and contains a share-settled redemption feature upon a Qualified Financing Event. A Qualified Financing Event is defined as an event that investors commit to subscribe for shares for an aggregate consideration of at least EUR 10,000 thousand, separate from the 2020 Convertible Notes. The Company elected to apply the fair value option to the 2020 Convertible Notes at the time they were first recognized. Prior to settlement, the fair value of the 2020 Convertible Notes would have been included in convertible debt and convertible debt — related party in the Company’s consolidated balance sheets.

FREYR AS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6. Convertible Debt (cont.)

On July 2, 2020, the Company settled one of the 2020 Convertible Notes by paying cash for the outstanding principal amount plus accrued and unpaid interest and a prepayment penalty fee for a total of NOK 1,185 thousand ($126 thousand) and entered into amendments with the remaining lenders specifying that the lenders agreed to waive the right to the 30% conversion price discount in exchange for anti-dilution protection. Per the amendment, until the Company is listed on a reputable stock exchange, if any additional ordinary shares are issued by the Company at a price lower than NOK 1.50 per share, the investors will receive additional shares. On July 8, 2020, five lenders exercised their conversion rights at a ratio of NOK 1.50 per share with a total of 5,399,221 ordinary shares issued. One lender exercised its conversion right at the same ratio for 859,463 ordinary shares on July 8, 2020, but shares were issued on December 7, 2020. As a result, NOK 10,700 thousand ($1,130 thousand) was converted into ordinary shares. There were no outstanding 2020 Convertible Notes as of December 31, 2020. See Note 8 — Fair Value Measurement for further information on the 2020 Convertible Notes.

Convertible Debt — Related Party

During 2018, the Company issued convertible notes totaling NOK 700 thousand ($86 thousand) to three shareholders (the “2018 Convertible Notes”). Per the agreements, the Company could not redeem the 2018 Convertible Notes prior to the maturity date of January 1, 2035. From October 29, 2020 through October 29, 2025, the lenders could, at their option, convert the total of the outstanding principal amount and accrued interest of the 2018 Convertible Notes into the Company’s ordinary shares at a ratio of NOK 0.76 per share. However, on July 8, 2020, the Company’s shareholders approved the early conversion of the 2018 Convertible Notes. All three shareholders exercised their conversion rights at a ratio of NOK 0.76 per share and received 959,501 ordinary shares in exchange for the 2018 Convertible Notes. As a result, NOK 729 thousand ($77 thousand) was converted into ordinary shares.

Two of the 2020 Convertible Notes issued were to related parties for a total of NOK 4,000 thousand ($427 thousand). On July 8, 2020, both lenders exercised their conversion rights at a ratio of NOK 1.50 per share with a total of 2,755,068 ordinary shares issued. As a result, NOK 4,709 thousand ($497 thousand) was converted into ordinary shares. See Note 8 — Fair Value Measurement for further information on the 2020 Convertible Notes.

7. Commitments and Contingencies

Lease Commitments

The Company currently leases its corporate headquarters as well as other real estate leases that are classified as operating leases. Total rent expense was $148 thousand and $27 thousand for the years ended December 31, 2020 and 2019, respectively. None of the leases have a minimum noncancelable lease term in excess of one year. The Company does not have any leases classified as capital leases.

Other Commitments

On December 1, 2020, the Company entered into a definitive licensing and services agreement effective December 15, 2020 with 24M to use its Semi-Solid lithium-ion battery platform technology in FREYR’s planned facilities in Mo i Rana, Norway. In accordance with this agreement and a letter agreement dated December 18, 2020, the Company has committed to pay $20,000 thousand for the rights to production of battery cells based on 24M’s current and future technology, as well as the provision of services to the Company, including technical training of engineers, the provision of information relevant to construct and operate the factory and on-site support. For the year ended December 31, 2020, $700 thousand was paid and expensed at the signing of the memorandum of understanding prior to entering into a definitive agreement. As of December 31, 2020, the Company’s remaining commitments were $2,500 thousand, payable on or before January 15, 2021 and July 31, 2021, as well as $14,300 thousand, payable upon the financial close of the Company’s commercial facility, but no later than December 31, 2021. The Company determined that the $19,300 thousand due under the definitive agreement would be recognized straight-line over the service period. As such, as of December 31, 2020, $445 thousand was accrued related to the agreement. The Company will also pay an ongoing royalty fee based on sales volumes with minimum annual payments of $3,000 thousand

FREYR AS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. Commitments and Contingencies (cont.)

beginning on the three-year anniversary of the effective date. All expenses related to this definitive agreement are recognized as research and development costs within the consolidated statements of operations and comprehensive loss. See Note 16 – Subsequent Events for further information on the definitive agreement.

The Company entered into agreements with a public Norwegian university to fund professorships, research within the field of energy-efficient battery plants, research positions for battery cell production, and doctoral and post-doctoral fellowships. Under the agreements, the Company has committed to pay NOK 700 thousand annually for four years for a total of NOK 2,800 thousand to fund the professorships, NOK 1,000 thousand annually for eight years for a total of NOK 8,000 thousand to fund the research, NOK 1,450 thousand in January 2021 to fund the research positions and NOK 3,616 thousand to fund the doctoral and post-doctoral fellowships. As of December 31, 2020, the Company’s remaining commitments were NOK 1,925 thousand ($226 thousand), NOK 7,000 thousand ($820 thousand), NOK 1,450 thousand ($170 thousand) and NOK 731 thousand ($86 thousand) to fund the professorships, research, research positions, and doctoral and post-doctoral fellowships, respectively. All expenses related to these agreements are recognized as research and development costs within the consolidated statements of operations and comprehensive loss.

On January 23, 2020, the Company entered into an agreement with the Nordland county municipality related to the mobilization of the battery factory in Mo i Rana. Under the agreement, the Company has committed to pay NOK 500 thousand per year over the next three years beginning in 2020. As of December 31, 2020, the Company’s remaining commitment was NOK 1,000 thousand ($117 thousand). All expenses related to this agreement are recognized as other operating expenses within the consolidated statements of operations and comprehensive loss.

Contingent Liabilities — Litigation

The Company is subject to legal and regulatory actions that arise from time to time in the ordinary course of business. The assessment as to whether a loss is probable or reasonably possible, and as to whether such loss or a range of such loss is estimable, often involves significant judgment about future events. In the opinion of management, there was not at least a reasonable possibility the Company may have incurred a material loss with respect to loss contingencies for asserted legal and other claims. However, the outcome of litigation is inherently uncertain.

8. Fair Value Measurement

The following table sets forth, by level within the fair value hierarchy, the accounting of the Company’s financial assets and liabilities at fair value on a recurring basis according to the valuation techniques the Company uses to determine their fair value (in thousands):

	As of December 31, 2020
	Level 1	Level 2	Level 3	Total
Liabilities
Redeemable preferred shares	$—	$—	$7,574	$7,574
Total fair value	$—	$—	$7,574	$7,574
	As of December 31, 2019
	Level 1	Level 2	Level 3	Total
Liabilities
Warrant liability	$—	$—	$93	$93
Total fair value	$—	$—	$93	$93

As of December 31, 2020 and 2019, the carrying value of all other financial assets and liabilities approximated their respective fair values.

FREYR AS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. Fair Value Measurement (cont.)

As of December 31, 2020 and 2019, the Company measured its redeemable preferred shares (the “preferred shares”) and warrant liability for the Investment Agreement Warrants, respectively, at fair value based on significant inputs not observable in the market, which caused them to be classified as Level 3 measurements within the fair value hierarchy. The valuation of the preferred shares and warrant liability used assumptions and estimates that the Company believed would be made by a market participant in making the same valuation. The Company assessed these assumptions and estimates on an on-going basis as additional data impacting the assumptions and estimates was obtained. Changes in the fair value of the preferred shares and warrant liability related to updated assumptions and estimates were recognized as a redeemable preferred shares fair value adjustment and warrant liability fair value adjustment, respectively, within the consolidated statements of operations and comprehensive loss.

The preferred shares outstanding on December 31, 2020 were valued using a scenario-based framework. Within each scenario, an income approach, specifically the discounted cash flow approach, was utilized based on the expected payoffs upon the conversion or redemption event, the estimated yield and the expected probability of occurrence, which management determined was a significant assumption. Using this approach, the Company determined that the fair value of the redeemable preferred shares as of December 31, 2020 was $7,574 thousand. The Company noted that a change in the weighting of the expected forms of settlement would result in a change to the fair value ascribed to the redeemable preferred shares. See Note 9 — Redeemable Preferred Shares for further discussion on the preferred shares. No preferred shares were outstanding as of December 31, 2019.

The 2020 Convertible Notes were settled on July 2, 2020 and July 8, 2020. See Note 6 — Convertible Debt for further information on the settlement of the 2020 Convertible Notes. Prior to settlement, the 2020 Convertible Notes were valued using a scenario-based framework. This analysis assumed two scenarios that were weighted based on the likelihood of occurrence, one in which a Qualified Financing Event occurred and the other in which no Qualified Financing Event occurred and the 2020 Convertible Notes were redeemed at maturity.

The warrant liability outstanding on December 31, 2019 was valued using a scenario-based framework. This analysis assumed varying levels of tranches of investments and the related equity valuation. Given information that was known and knowable as of December 31, 2019, the scenario-based analysis was heavily weighted towards the low scenario, which estimated the equity value of the Company using the cost approach. Based on an assumed equity value of $5,850 thousand, a term of one year, and a risk-free rate of -0.62%, the Company determined that the fair value of the warrant liability as of December 31, 2019 was $93 thousand. The Company noted that a decrease or increase in the estimated equity value of the Company would result in a corresponding lower or higher estimated fair value ascribed to the warrant liability.

As of June 30, 2020, the Company measured its warrant liability using the indicated transaction price for the private placement that was finalized shortly after period end. This change in the valuation methodology was a result of the availability of inputs corroborated by an observable market transaction, which caused it to be classified as a Level 2 measurement within the fair value hierarchy. As of September 30, 2020, and through settlement on November 23, 2020, the Company measured the fair value of the warrant liability based on inputs corroborated by observable market transactions using the over-the-counter (“OTC”) trading price.

The warrant liability was settled on November 23, 2020 as a result of the Termination Agreement discussed in Note 5 — Warrant Liability. The outstanding warrant liability was valued prior to settlement based on the 3,992,792 Investment Agreement Warrants the investor was entitled to and the OTC share price of the Company’s ordinary share as of November 23, 2020. Pursuant to the Termination Agreement, the warrant liability was settled for EUR 309 thousand ($360 thousand) payable in cash and the issuance of 2,208,865 ordinary shares, for which the value was calculated based on the OTC share price of NOK 4.30 per ordinary share.

FREYR AS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. Fair Value Measurement (cont.)

The following table presents changes in the Level 3 warrant liability measured at fair value for the years ended December 31, 2020 and 2019, respectively (in thousands):

	For the year ended December 31, 2020
	Redeemable preferred shares	2020 Convertible Notes	Warrant liability
Balance (beginning of year)	$—	$—	$93
Additions	7,500	1,531	76
Accrued interest	—	33	—
Fair value measurement adjustments	70	201	233
Foreign currency exchange effects	4	—	(6)
Transfer to Level 2	—	—	(396)
Settlements	—	(1,765)	—
Balance (end of year)	$7,574	$—	$—
	For the year ended December 31, 2019
	Redeemable preferred shares	2020 Convertible Notes	Warrant liability
Balance (beginning of year)	$—	$—	$—
Additions	—	—	1,229
Accrued interest	—	—	—
Fair value measurement adjustments	—	—	(1,146)
Foreign currency exchange effects	—	—	10
Transfer to Level 2	—	—	—
Settlements	—	—	—
Balance (end of year)	$—	$—	$93

9. Redeemable Preferred Shares

On November 11, 2020, 7,500,000 redeemable preferred shares were issued, each with a nominal value of NOK 0.01 per share for an aggregate subscription amount of NOK 71,529 thousand ($7,500 thousand) to two affiliates of Alussa in exchange for a cash contribution of $7,500 thousand (the “Preferred Share Preference Amount”). Each preferred share is entitled to a distribution equal to $1, before and in preference to any distribution on the Company’s ordinary shares. Subsequently, each preferred share is entitled to the same distribution per share as the Company’s ordinary shares. The holders of preferred shares are entitled to the same right as ordinary shareholders including one vote per share at the Company’s general meetings. Each preferred share initially contained automatic settlement features on the earlier of June 30, 2021 or a qualified transaction event. On February 16, 2021, the shareholders approved to change the date of the automatic settlement features from June 30, 2021 to September 30, 2021.

The Company also issued 92,500,000 warrants that were subscribed together with the preferred shares discussed above. Each exercisable warrant shall give the right to subscribe for one new ordinary share of the Company with a subscription price of NOK 0.01 per share (the “Warrant Contribution Amount”). No ordinary shares may be issued pursuant to the warrants unless and until the preferred shares issued are converted into ordinary shares. As such, the warrants are not separately exercisable from the preferred shares and are considered an embedded feature.

If a qualified transaction event occurs no later than September 30, 2021, the preferred shares will be exchanged for an amount of ordinary shares and exercisable warrants based on the sum total of (a) the Preferred Share Preference Amount and (b) the Warrant Contribution Amount divided by the lowest price paid per share in the qualified transaction event. The Business Combination and PIPE Investment are expected to meet the definition of a qualified transaction event. See Note 16 — Subsequent Events for further information on the Business Combination and PIPE Investment.

FREYR AS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9. Redeemable Preferred Shares (cont.)

If the Company determines that a qualified transaction event will not occur before September 30, 2021, the Company may also redeem, at its option, all of the preferred shares for a payment in cash equal to 105% of the Preferred Share Preference Amount. Upon the redemption of the preferred shares, the warrants will be cancelled for no consideration. On September 30, 2021, if the qualified transaction event has not yet occurred and the Company has not redeemed the preferred shares, the preferred shares will be exchanged for an amount of ordinary shares and exercisable warrants based on the sum total of (a) the Preferred Share Preference Amount and (b) the Warrant Contribution Amount divided by a conversion price equal to 80% of the volume weighted average price per ordinary share during the 40 business days immediately preceding September 30, 2021.

The Company determined that the preferred shares and warrants should be considered a single financial instrument and recognized as a liability within the consolidated balance sheets. The liability is measured at fair value and will be subsequently remeasured at each reporting date with changes being recorded as a redeemable preferred shares fair value adjustment within the consolidated statements of operations and comprehensive loss. As of December 31, 2020, the fair value of the preferred shares and warrants is $7,574 thousand. See Note 8 — Fair Value Measurement for further information on the preferred shares and warrants.

10. Shareholders’ Equity (Deficit)

As of December 31, 2020, the Company has ordinary shares with share capital of NOK 2,092 thousand ($238 thousand) comprising 209,196,827 shares at a nominal value of NOK 0.01 per share with NOK 141,380 thousand ($14,945 thousand) in additional paid-in capital. As of December 31, 2019, the Company had share capital of NOK 1,187 thousand ($143 thousand) comprised 118,700,000 shares at a nominal value of NOK 0.01 per share with NOK 1,690 thousand ($192 thousand) in additional paid-in capital. The holders of ordinary shares are entitled to receive dividends as and when declared and are entitled to one vote per share at the Company’s general meetings.

Transactions Related to Ordinary Shares

On May 22, 2020, 5,239,777 ordinary shares, each with a nominal value of NOK 0.01 per share and consideration of NOK 1.91 per share, were issued to the municipality of Rana in exchange for an investment totaling NOK 10,000 thousand ($1,000 thousand) in accordance with a shareholder and investment agreement entered into on May 15, 2020 (the “Rana Agreement”). Issuance costs of NOK 53 thousand ($5 thousand) were netted against the proceeds received. On July 8, 2020, as a result of a qualified financing event in which the Company issued shares with consideration of at least NOK 50,000 thousand at an average price that was less than the transaction price of the Rana Agreement, an additional 1,426,890 ordinary shares were issuable to the municipality of Rana. These additional shares had a nominal value of NOK 0.01 per share and were issued for total consideration of NOK 14 thousand ($2 thousand).

On July 8, 2020, 71,648,042 ordinary shares were issued in a private placement for proceeds received of NOK 107,472 thousand ($11,348 thousand). Issuance costs of NOK 7,518 thousand ($794 thousand) were netted against the proceeds received. In connection with the private placement and as discussed in Note 6 — Convertible Debt, 11 lenders exchanged their convertible debt for 9,973,253 ordinary shares in accordance with the agreements for the 2018 Convertible Notes and 2020 Convertible Notes.

On December 18, 2020, 2,208,865 ordinary shares, each with a nominal value of NOK 0.01 per share, were issued to a third-party investor as part of the settlement and termination of the Investment Agreement discussed in Note 5 — Warrant Liability.

11. Share-Based Compensation

Employee Awards

The Company has an Incentive Stock Option Plan (the “2019 Plan”) issued on September 11, 2019. According to the 2019 Plan, options may be granted to eligible employees, and a total of 5,000,000 ordinary shares may be issued pursuant to the exercise of options granted. On December 1, 2020, the board of directors approved to increase the amount or ordinary shares to be issued under the 2019 plan by 5,000,000.

FREYR AS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. Share-Based Compensation (cont.)

As of December 31, 2020, the Company has issued offer letters to 22 employees under the 2019 Plan. Each offer letter provides a grant schedule including the number of options to be granted on each grant date, the vesting date and the exercise period of the options. For 21 of the employees, the options will be granted on a quarterly basis over a two-year period and can be exercised at the earliest three years and at the latest five years after the date of the first legal grant date. The options granted to the Company’s Chief Financial Officer (“CFO”) will cliff vest, while the performance options will vest based on a liquidity-event-based performance condition. In the event of a change of control, defined as a corporate transaction involving 50% or more of the combined voting power of the equity interests in the Company, the stock options and performance stock options already granted or earmarked for an employee’s first year of employment will vest immediately, given that the employee’s employment contract has not been terminated.

In accordance with ASC 718, Stock-Based Compensation, the grant date should be the date at which an employer and an employee reach a mutual understanding of the key terms and conditions of a share-based payment award. In addition, individual awards that are subject to approval by the board of directors, management, or both are not deemed to be granted until all such approvals are obtained. At board meetings on July 1, 2020 and September 2, 2020, the Company resolved to issue 900,000 options and 1,360,000 options, respectively, to its employees under the 2019 Plan. However, as of December 31, 2020, the exercise prices of these options have not been determined by the board of directors and there is not a mutual understanding of the terms and conditions of the awards, except for the options granted to the CFO. As a result, a grant date for accounting purposes has been achieved only for the options granted to the CFO. As the board does not have the authorization to issue shares and settle the options in equity without shareholder approval, the options granted to the CFO will be treated as cash-settled liability awards until approved by the shareholders.

The stock options and performance stock options were granted to the CFO with an exercise price of NOK 1.50 per share. The stock options cliff vest on October 1, 2023 and expire on September 30, 2025. The performance stock options vest on liquidity events, i.e., the close of funding for the first two facilities, that are not considered probable as of December 31, 2020 as the liquidity events have not yet occurred.

The following table sets forth the activity relating to stock options outstanding for the year ended December 31, 2020 (aggregate intrinsic value in thousands):

For the year ended December 31, 2020	Number	Weighted average exercise price (NOK)	Weighted average remaining contractual life (years)	Aggregate intrinsic value
Options outstanding at beginning of year	—	—
Options granted	375,000	1.50
Options outstanding at end of year	375,000	1.50	4.75	$365
Options exercisable at end of year	—	—	—	$—

The following table sets forth the activity relating to performance stock options outstanding for the year ended December 31, 2020 (aggregate intrinsic value in thousands):

For the year ended December 31, 2020	Number	Weighted average exercise price (NOK)	Weighted average remaining contractual life (years)	Aggregate intrinsic value
Performance options outstanding at beginning of year	—	—
Performance options granted	625,000	1.50
Performance options outstanding at end of year	625,000	1.50	4.75	$608
Performance options exercisable at end of year	—	—	—	$—

FREYR AS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. Share-Based Compensation (cont.)

Assumptions used to determine the fair value of options and performance options granted to the CFO using the Black-Scholes-Merton option pricing model are as follows:

As of December 31, 2020
Fair value per option	$0.97
Valuation assumptions
Expected option term (years)	4.75
Expected volatility	45.70%
Expected dividend yield	0.00%
Risk-free interest rate	(0.73)%

The expected option term was calculated using the remaining contractual term as the options and performance options were deeply in-the-money as of the valuation date. The expected volatility was derived from the average historical daily stock volatilities of a peer group of public companies that the Company considers to be comparable to its business over a period equivalent to the expected term of the share-based grants. The expected dividend yield was based on the Company’s expectation of not paying dividends in the foreseeable future. Consequently, the expected dividend yield used is zero. The risk-free interest rate was based on the AAA-Rated Euro Area Central Government Bond Yields.

Compensation expense recorded for the year ended December 31, 2020 for the stock options was $35 thousand. As of December 31, 2020, unrecognized compensation expense related to non-vested stock-based compensation arrangements granted under the 2019 Plan was $326 thousand. The expense is expected to be fully recognized over a period of 2.75 years.

Nonemployee Awards — Equity Classified

On October 15, 2018, the Company entered into a consulting agreement with EDGE Global LLC (“EDGE”) for the Company’s CEO and Chief Commercial Officer (“CCO”) to perform certain services related to leadership, technology selection and operational services (the “2018 EDGE Agreement”). Under the 2018 EDGE Agreement, the Company would issue EDGE options equaling 2% of the total outstanding ordinary shares of the Company on a fully diluted basis prior to January 31, 2019. In addition, upon completion of certain debt or equity transactions meeting specified thresholds, the Company agreed to issue options equaling 5% of the total outstanding ordinary shares of the Company on a fully diluted basis to EDGE. The terms and conditions under the 2018 EDGE Agreement were subsequently superseded by a new consulting agreement entered into between the Company and EDGE on November 1, 2018 (the “New 2018 EDGE Agreement”). The options under the 2018 EDGE agreement were not approved by the board of directors and an exercise price for the options was not determined. There were no options issued to EDGE under the 2018 EDGE Agreement.

Per the New 2018 EDGE Agreement, the Company agreed to issue options equaling 12.5% of the total outstanding ordinary shares of the Company on a fully diluted basis. The exercise price of the options was not set and there was no mutual understanding of the key terms of the arrangement prior to the New 2018 EDGE Agreement being superseded by a new consulting agreement entered into between the Company and EDGE on March 1, 2019 (the “2019 EDGE Agreement”). No options were issued to EDGE under the New 2018 EDGE Agreement.

Per the 2019 EDGE Agreement, the Company agreed to issue 8,315,902 warrants to EDGE equaling 6.5% of the total outstanding shares of the Company as of the effective date of the 2019 EDGE Agreement. On July 8, 2020, the Company resolved to issue 8,315,902 warrants to EDGE under the 2019 EDGE Agreement upon the consummation of a New Capital Raise as defined in the 2019 EDGE Agreement. The warrants may be exercised at the latest of May 15, 2024. Each warrant shall give the right to subscribe for one new ordinary share of the Company with a subscription price of NOK 1.44 per share.

FREYR AS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. Share-Based Compensation (cont.)

On September 1, 2020, the Company amended the 2019 EDGE Agreement, effective as of July 1, 2020 (the “2020 EDGE Agreement”). This amendment extended the term of the 2019 EDGE agreement to December 31, 2021, and also set forth the new terms and conditions governing EDGE’s engagement with the Company. Under the 2020 EDGE Agreement, the Company agreed to issue 3,838,401 warrants to EDGE. The warrants will vest over an eighteen-month graded vesting period and expire on September 30, 2025. Each warrant provided the right to subscribe for one new ordinary share of the Company with a subscription price of NOK 1.50 per share. On September 25, 2020, the board approved the modification of the subscription price to be NOK 1.85 per share. On October 6, 2020, the issuance of warrants was approved by the Company’s shareholders at the extraordinary general meeting reclassifying the award from a liability to equity after which the fair value of the award is no longer remeasured. The following table sets forth the activity relating to warrants outstanding for the year ended December 31, 2020 (aggregate intrinsic value in thousands):

For the year ended December 31, 2020	Number	Weighted average exercise price (NOK)	Weighted average remaining contractual life (years)	Aggregate intrinsic value
Warrants outstanding at beginning of year	—	—
Warrants granted	12,154,303	1.57
Warrants outstanding at end of year	12,154,303	1.57	3.81	$11,724
Warrants exercisable at end of year	9,595,374	1.49	3.56	$9,340

Assumptions used to determine the fair value of warrants under the EDGE Agreements using the Black-Scholes-Merton option pricing model are as follows:

	July 8, 2020	October 6, 2020
Grant date fair value per warrant	$0.05	$0.07
Valuation assumptions
Expected term (years)	4.00	2.80
Expected volatility	43.29%	43.10%
Expected dividend yield	0.00%	0.00%
Risk-free interest rate	(0.65)%	(0.71)%

The expected term is calculated using the simplified method based on the warrants vesting term and contractual terms as there was not sufficient relevant historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior. The expected volatility was derived from the average historical daily stock volatilities of a peer group of public companies that the Company considers to be comparable to its business over a period equivalent to the expected term of the share-based grants. The expected dividend yield was based on the Company’s expectation of not paying dividends in the foreseeable future. Consequently, the expected dividend yield used is zero. The risk-free interest rate was based on the AAA-Rated Euro Area Central Government Bond Yields.

Compensation expense recorded for the year ended December 31, 2020 for the warrants was $535 thousand. As of December 31, 2020, unrecognized compensation expense related to non-vested stock-based compensation arrangements granted for the nonemployee awards was $183 thousand. The expense is expected to be fully recognized over one year.

Additionally, the two founders of the Company (the “Founders”) agreed to sell to EDGE shares currently owned by the Founders equaling 14.5% of the total outstanding ordinary shares of the Company on a fully diluted basis at NOK 0.01 per share. On May 20, 2019, the Founders entered into a purchase agreement with EDGE (the “Stock Purchase Agreement”) pursuant to the 2019 EDGE Agreement, and EDGE purchased 18,550,858 ordinary shares with a value of NOK 0.10 per share from the Founders. The ordinary shares sold to EDGE under the Stock Purchase

FREYR AS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. Share-Based Compensation (cont.)

Agreement represented share-based compensation to EDGE in exchange for services, as they were specified as part of the total service fees pursuant to the 2019 EDGE Agreement and sold to EDGE at a discount (i.e., at the par value of the ordinary shares). For the year ended December 31, 2019, the Company recognized $192 thousand of share-based compensation expense, which was calculated based on the difference between the fair value and the purchase price multiplied by the number of ordinary shares purchased by EDGE.

See Note 14 — Related Party Transactions for further information on the non-equity-based compensation arrangements pursuant to the consulting agreements between the Company and EDGE.

Nonemployee Awards – Liability Classified

On December 4, 2020, the Company entered into an agreement with a third-party service provider for its support in initiating and enabling high-level discussions with Japanese technology providers with the purpose of entering into license agreements. The Company plans to issue 2,308,526 warrants as payment-in-kind. The warrants will vest immediately and may be exercised at any time with the latest being September 30, 2023. As the warrants have yet to be approved by the shareholders, they will be treated as cash-settled liability awards until approved by the shareholders. Until the share issuance is approved by the shareholders, the third-party service provider retains a put option to demand cash payment in the amount of EUR 375 thousand ($427 thousand) recognized as accrued share-based compensation expense within accrued liabilities in the Company’s consolidated balance sheet. Once approved by the shareholders, the warrants will be remeasured to fair value and reclassified from a liability to equity. On February 16, 2021, the Company’s shareholders resolved to issue the 2,308,526 warrants with an exercise price of NOK 0.01. Compensation expense recorded for the year ended December 31, 2020 for the warrants was $427 thousand.

12. Government Grants

On September 4, 2018, the Company was awarded a grant for research, development and innovation. The grant was awarded to assist with the costs incurred associated with employees and staff, contract research and overhead and operating expenses. The grant is paid out in three installments based on meeting certain milestones in the agreement, in which the last milestone is payable after the final project report is approved. The second milestone was met during the year ended December 31, 2019 and the third milestone was met during the year ended December 31, 2020 with $138 thousand and $41 thousand, respectively, recognized as other income within the consolidated statements of operations and comprehensive loss.

On March 5, 2020, the Company was awarded an additional grant for research, development and innovation. Similar to the grant awarded in 2018, the 2020 grant is paid out in three installments based on meeting certain milestones in the agreement, in which the last payment milestone is payable after the final project report is approved. All milestones were met during the year ended December 31, 2020 and $747 thousand was recognized as other income within the consolidated statements of operations and comprehensive loss.

13. Income Taxes

The Company has no provision for income taxes for the years ended December 31, 2020 and 2019. The Company has no current tax expense, as a result of historical losses, and has no current deferred tax expense, as a result of the valuation allowance against its deferred tax assets.

Recognition of deferred tax assets is appropriate when realization of such assets is more likely than not. Based upon the available evidence, which includes the Company’s historical operating performance, cumulative net losses and projected future losses, the Company has recognized a valuation allowance against its deferred tax assets. The Company’s valuation allowance increased by $1,728 thousand and $468 thousand for the years ended December 31, 2020 and 2019, respectively.

For the years ended December 31, 2020 and 2019, the Company had net operating loss carryforwards of approximately $11,336 thousand and $2,255 thousand, respectively. These net operating loss carryforwards can be carried forward by the Company indefinitely. As of December 31, 2020 and 2019, the Company recorded $2,397

FREYR AS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. Income Taxes (cont.)

thousand and $485 thousand, respectively, in valuation allowance against the deferred tax assets. Any difference between the valuation allowance noted here and the change in valuation allowance noted above is due to foreign currency translation differences.

The Company records unrecognized tax benefits in accordance with ASC 740-10, Income Taxes. ASC 740-10 prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of uncertain tax positions taken or expected to be taken in the Company’s income tax return. In accordance with the guidance, the Company did not have any unrecognized tax benefits as of December 31, 2020 and 2019.

A reconciliation of the effective rate of tax and tax rate in the Company’s country of registration, Norway, (in thousands, except percentages):

	For the year ended December 31,
	2020	2019
Pretax net loss	$(9,605)	$(1,201)
Statutory tax rate	22%	22%
Income taxes calculated at statutory tax rate	$(2,113)	$(264)
Changes in valuation allowance	1,728	468
Permanent tax items	385	(205)
Effect of change in exchange rate	—	—
Effect of change in tax rate	—	1
Tax expense	$—	$—
Effective rate of tax	0%	0%

Deferred taxes result from temporary differences between financial reporting carrying amounts and the tax basis of existing assets and liabilities. As of December 31, 2020 and 2019, the Company had no net deferred tax asset. The principal components of the deferred tax assets and liabilities are summarized as follows (in thousands):

	As of December 31,
	2020	2019
Deferred tax assets
Tax losses carryforwards	$2,494	$496
Accruals and provisions for liabilities	—	—
Total deferred tax assets before valuation allowance	2,494	496
Valuation allowance	(2,397)	(485)
Total deferred tax assets	97	11
Deferred tax liabilities
Property and equipment	2	1
Prepayment and deferred income	95	10
Total deferred tax liabilities	97	11
Net deferred tax asset	$—	$—

FREYR AS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14. Related Party Transactions

Accounts payable and accrued liabilities – related party as of December 31, 2020 and 2019, consisted of the following (in thousands):

	As of December 31,
	2020	2019
Accounts payable	$320	$31
Accrued professional and legal fees	—	21
Accrued other operating costs	2	20
Accrued interest	—	3
Total accounts payable and accrued liabilities – related party	$322	$75

Consulting Agreements

The 2019 EDGE Agreement provided that the Company shall pay EDGE a monthly retainer fee. See Note 11 — Share Based Compensation for further discussion on the option agreements between the Company and EDGE. Furthermore, the Company agreed to make certain milestone payments to EDGE based on the closing of certain additional financing rounds as defined within the 2019 EDGE Agreement. The 2019 EDGE Agreement was superseded on September 1, 2020 by the 2020 EDGE Agreement which extended the term of the 2019 EDGE agreement to December 31, 2021 and set forth the new terms and conditions governing EDGE’s engagement with the Company. Under the 2020 EDGE Agreement, the monthly cash retainer was adjusted to $40 thousand and EDGE was entitled to a discretionary annual cash bonus in 2020 up to 30% of the total amount of the monthly cash retainer. However, at its discretion, the Company decided not to pay the annual cash bonus. In addition, EDGE was eligible for 30% of the Company’s targeted management bonus pool of NOK 25,000 thousand ($2,000 thousand), which the Company intends to establish to reward management’s efforts upon the successful close of the battery facility prior to June 30, 2021. See Note 11 — Share Based Compensation for further discussion on agreements between the Company and EDGE. On January 18, 2021, the board resolved to terminate the 2020 EDGE Agreement and enter into individual contracts, subject to the closing of the Business Combination. Pursuant to the termination, EDGE will no longer be eligible to participate in the Company’s targeted management bonus pool.

The expenses incurred in relation to the consulting services provided for the years ended December 31, 2020 and 2019 were $568 thousand and $473 thousand, respectively. The unpaid amount of $42 thousand and $51 thousand was recognized in accounts payable and accrued liabilities — related party as of December 31, 2020 and 2019, respectively.

In 2018, the Company agreed to reimburse expenses incurred on behalf of the Company by Njordr, owned by the Company’s chairman of the board and considered a related party, for consulting work performed related to the development of the 600 MW onshore wind park in the Rana and Nesna municipalities. The unpaid amount of nil and $21 thousand was recognized in accounts payable and accrued liabilities — related party as of December 31, 2020 and 2019, respectively.

In 2020, the Company entered into a framework agreement with Metier OEC, which provides for consulting services. The CEO of Metier OEC is the brother of the Chief Operating Officer (“COO”) of the Company. The expenses incurred in relation to the consulting services provided for the years ended December 31, 2020 and 2019 were $917 thousand and nil, respectively. The unpaid amount of $280 thousand and nil was recognized in accounts payable and accrued liabilities — related party as of December 31, 2020 and 2019, respectively.

Convertible Debt

During the year ended December 31, 2020, the Company converted the 2018 Convertible Notes and settled the two related party 2020 Convertible Notes through the issuance of equity at the specified conversion rate. See Note 6 — Convertible Debt for further discussion.

FREYR AS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15. Basic and Diluted Net Loss Per Share

The Company uses the two-class method to calculate net loss per share for the year ended December 31, 2020. Under the two-class method, undistributed earnings for the period are allocated to participating securities, including the redeemable preferred shares, based on the contractual participation rights of the security to share in the current earnings as if all current period earnings had been distributed. As there is no contractual obligation for the redeemable preferred shares to share in losses, the Company’s basic net loss per share attributable to ordinary shareholders for the year ended December 31, 2020 is computed by dividing net loss attributable to ordinary shareholders by the weighted-average number of ordinary shares outstanding. The Company’s basic net loss per share attributable to ordinary shareholders for the year ended December 31, 2019 was computed by dividing the net loss attributable to ordinary shareholders by the weighted-average ordinary shares outstanding. No dividends were declared or paid for the years ended December 31, 2020 and 2019.

Diluted net loss per share attributable to ordinary shareholders adjusts basic net loss per share attributable to ordinary shareholders to give effect to all potential ordinary shares that were dilutive and outstanding during the period. For the year ended December 31, 2020, no instrument was determined to have a dilutive effect. For the year ended December 31, 2019, the dilutive effect of the Investment Agreement Warrants was included in the computation of diluted net loss per share attributable to ordinary shareholders using the treasury stock method.

The following table sets forth the computation of the Company’s basic and diluted net loss per share attributable to ordinary shareholders for the years ended December 31, 2020 and 2019 (amounts in thousands, except share and per share amounts):

	For the year ended December 31,
	2020	2019
Numerator:
Net loss attributable to ordinary shareholders – basic	$(9,605)	$(1,201)
Dilutive effect of Investment Agreement Warrants	—	(1,136)
Net loss attributable to ordinary shareholders – diluted	$(9,605)	$(2,337)
Denominator:
Weighted average ordinary shares outstanding – basic	158,142,423	118,700,000
Dilutive effect of Investment Agreement Warrants	—	800,174
Weighted average ordinary shares outstanding – diluted	158,142,423	119,500,174
Earnings per share:
Basic	$(0.06)	$(0.01)
Diluted	$(0.06)	$(0.02)

The following table discloses the weighted-average shares outstanding of securities that could potentially dilute basic net loss per share in the future that were not included in the computation of diluted net loss per share as the impact would be anti-dilutive:

	For the year ended December 31,
	2020	2019
2018 Convertible Notes	—	921,053
EDGE warrants	5,257,396	—
Other nonemployee warrants	170,301	—
Employee options	327,869	—

Redeemable preferred shares	1,024,590	—

FREYR AS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16. Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the consolidated financial statements were issued. Except as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the consolidated financial statements.

On January 18, 2021, the Company amended the definitive licensing and services agreement effective December 15, 2020 with 24M. This amendment extended the latest date of services to be provided from December 31, 2022 to December 31, 2023 and noted that beyond December 31, 2023, any services provided would be incurred on a time and materials basis. No other major changes were made to the definitive agreement.

On January 29, 2021, the Company entered into a definitive business combination agreement to merge with Alussa and certain other affiliated entities through a series of transactions. The Business Combination is subject to approval by the shareholders of both Alussa and the Company and other customary closing conditions. The Business Combination is anticipated to be accounted for as a reverse capitalization in accordance with U.S. GAAP. In connection with the Business Combination, a subscription agreement was entered into between an affiliate of Alussa and various investors for proceeds of $600,000 thousand (the “PIPE Investment”). The PIPE Investment is conditioned upon the closing of the Business Combination. The proceeds of the PIPE Investment, together with the amounts remaining in Alussa’s trust account following the closing of the Business Combination, will be retained by the post-combination business.

Pursuant to the business combination agreement, the exercise prices of all share-based compensation awards that were not previously known were established. See Note 11 — Share Based Compensation for further discussion on the awards.

On February 12, 2021, the Company was awarded NOK 39,000 thousand for research, development and innovation in environmental technology. The grant is subject to meeting certain business size thresholds and conditions, such as documenting and supporting costs incurred, obtaining a third-party attestation of the Company’s related records and implementing policies that demonstrate good corporate governance. The grant will be earned only upon successful completion of the conditions mentioned above.

On February 16, 2021, the Company’s shareholders resolved to increase the share capital by issuing an additional 7,500,000 of redeemable preferred shares, each with a nominal value of NOK 0.01. The aggregate subscription amount for the additional preferred shares was NOK 64,156 thousand ($7,500 thousand). Each preferred share shall automatically convert into one ordinary share at the earlier of September 30, 2021 or a Qualifying Transaction Event (as defined in the articles of association).

On March 1, 2021, the Company was awarded NOK 142,000 thousand for the development and construction of the pilot plant in Mo i Rana, Norway. The grant is subject to achieving successful financing of the pilot plant and other conditions, such as documenting and supporting costs incurred and obtaining a third-party attestation of the Company’s related records. The grant will be earned only upon successful completion of the conditions mentioned above.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholder of FREYR Battery

Opinion on the Financial Statement — Balance Sheet

We have audited the accompanying consolidated balance sheet of FREYR Battery and its subsidiary (the “Company”) as of January 31, 2021, including the related notes (collectively referred to as the “consolidated financial statement”). In our opinion, the consolidated financial statement presents fairly, in all material respects, the financial position of the Company as of January 31, 2021 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

The consolidated financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statement based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit of this consolidated financial statement in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statement is free of material misstatement, whether due to error or fraud.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statement. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statement. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers AS

Oslo, Norway
February 16, 2021

We have served as the Company’s auditor since 2021.

FREYR BATTERY
Consolidated Balance Sheet as of January 31, 2021
(U.S. dollars in actuals)

Assets
Cash	$40,000
Total Assets	$40,000

Temporary Equity
Ordinary shares subject to possible redemption, no nominal value, 40,000 shares authorized, issued and outstanding	$40,000
Total Temporary Equity	$40,000

FREYR BATTERY
Notes to Consolidated Balance Sheet

Note 1: Background and Nature of Operations

FREYR Battery (the “Company”) was incorporated as a public limited liability company (“Société Anonyme”) under the laws of Grand Duchy of Luxembourg on January 20, 2021. The Company was formed for the purpose of effecting a merger between Alussa Energy Acquisition Corp. (“Alussa”), FREYR AS (“FREYR”), and certain other affiliated entities through a series of transactions (the “Business Combination”) pursuant to the definitive agreement entered into on January 29, 2021. In conjunction with the Business Combination, Alussa and FREYR will become wholly-owned subsidiaries of and will be operated by the Company. Upon the completion of the Business Combination, the Company will succeed to substantially all of the operations of its predecessor, FREYR.

Note 2: Basis of Presentation and Accounting

The balance sheet is presented in accordance with accounting principles generally accepted in the United States of America. Separate statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows have not been presented because there have been no activities in this entity as of January 31, 2021.

Basis for Consolidation

The consolidated balance sheet includes the accounts of the Company and its wholly-owned subsidiary. The Company did not have any operations for the period ended January 31, 2021.

Note 3: Summary of Significant Accounting Policies — Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

Note 4: Temporary Equity

The Company has issued share capital of 40 thousand fully paid redeemable shares with no nominal value in exchange for $40 thousand. The shares are redeemable at any time by the Company; however, as the holder of the redeemable shares also controls the Company, the redemption option is not considered to be within the control of the Company. As a result, the redeemable shares are classified as temporary equity.

Note 5: Subsequent Events

The Company has evaluated subsequent events through the date of issuance.

ALUSSA ENERGY ACQUISITION CORP.
CONDENSED BALANCE SHEETS

	March 31, 2021 (unaudited)	December 31, 2020
ASSETS
Current Assets
Cash	$334,000	$370,958
Prepaid expenses and other current assets	219,917	234,167
Total Current Assets	553,917	605,125
Marketable securities held in Trust Account	289,838,722	289,834,441
Total Assets	$290,392,639	$290,439,566

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued expenses	$8,133,536	$3,405,463
Advance from related party	550,000	—
Total Current Liabilities	8,683,536	3,405,463
Deferred underwriting fee payable	10,062,500	10,062,500
Warrant liabilities	60,950,000	35,356,250
Total Liabilities	79,696,036	48,824,213

Commitments (Note 6)

Class A ordinary shares subject to possible redemption, 20,403,682 and 23,470,955 shares at redemption value at March 31, 2021 and December 31, 2020	205,696,595	236,615,344

Shareholders’ Equity
Preference shares, $0.0001 par value; 2,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 8,346,318 and 5,279,045 shares issued and outstanding (excluding 20,403,682 and 23,470,955 shares subject to possible redemption) at March 31, 2021 and December 31, 2020, respectively	835	528
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 7,187,500 shares issued and outstanding at March 31, 2021 and December 31, 2020	719	719
Additional paid-in capital	49,025,999	18,107,557
Accumulated deficit	(44,027,545)	(13,108,795)
Total Shareholders’ Equity	5,000,008	5,000,009
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$290,392,639	$290,439,566

The accompanying notes are an integral part of the unaudited condensed financial statements.

ALUSSA ENERGY ACQUISITION CORP.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2021	2020
Operating costs	$5,329,281	$499,845
Loss from operations	(5,329,281)	(499,845)

Other income (expense):
Interest income	4,281	892,590
Unrealized gain on marketable securities held in Trust Account	—	881,891
Change in fair value of warrant liabilities	(25,593,750)	7,668,750
Other income (expense)	(25,589,469)	9,443,231
Net income (loss)	$(30,918,750)	$8,943,386
Weighted average redeemable ordinary shares outstanding, basic and diluted	23,470,955	24,391,533
Basic and diluted net income per redeemable ordinary share (Note 3)	$—	$0.03
Weighted average non-redeemable ordinary shares outstanding, basic and diluted	12,466,545	11,545,967
Basic and diluted net income (loss) per non-redeemable ordinary share (Note 3)	$(2.48)	$0.71

The accompanying notes are an integral part of the unaudited condensed financial statements.

ALUSSA ENERGY ACQUISITION CORP.
CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
(Unaudited)

	Three Months Ended March 31, 2021
	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid in Capital	Accumulated Deficit	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
Balance – January 1, 2021	5,279,045	$528	7,187,500	$719	$18,107,557	$(13,108,795)	$5,000,009
Class A ordinary shares subject to redemption	3,067,273	307	—	—	30,918,442	—	30,918,749
Net loss	—	—	—	—	—	(30,918,750)	(30,918,750)
Balance – March 31, 2021	8,346,318	$835	7,187,500	$719	$49,025,999	$(44,027,545)	$5,000,008
	Three Months Ended March 31, 2020
	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid in Capital	Accumulated Deficit	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
Balance – January 1, 2020	4,358,467	$436	7,187,500	$719	$9,778,630	$(4,779,782)	$5,000,003
Class A ordinary shares subject to redemption	(738,384)	(73)	—	—	(8,943,307)	—	(8,943,380)
Net loss	—	—	—	—	—	8,943,386	8,943,386
Balance – March 31, 2020	3,620,083	$363	7,187,500	$719	$835,323	$4,163,604	$5,000,009

The accompanying notes are an integral part of the unaudited condensed financial statements.

ALUSSA ENERGY ACQUISITION CORP.
CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	2021	2020
Cash Flows from Operating Activities:
Net income (loss)	$(30,918,750)	$8,943,386

Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(4,281)	(892,590)
Unrealized gain on marketable securities held in Trust Account	—	(881,891)
Change in fair value of warrant liabilities	25,593,750	(7,668,750)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	14,250	31,155
Accounts payable and accrued expenses	4,728,073	66,527
Net cash used in operating activities	(586,958)	(402,163)

Cash Flows from Financing Activities:
Proceeds from promissory note – related party	550,000	—
Net cash provided by financing activities	550,000	—
Net Change in Cash	(36,958)	(402,163)
Cash – Beginning	370,958	2,282,362
Cash – Ending	$334,000	$1,880,199

Non-cash investing and financing activities:
Change in fair value of Class A ordinary shares subject to redemption	$(30,918,749)	$8,943,381

The accompanying notes are an integral part of the unaudited condensed financial statements.

ALUSSA ENERGY ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Alussa Energy Acquisition Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on June 13, 2019. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”). The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company intends to focus on businesses that complement its management team’s expertise in the production, operation and development of crude oil and natural gas wells and related infrastructure.

All activity for the period from June 13, 2019 (inception) through November 29, 2019 was related to the Company’s formation and the initial public offering (the “Initial Public Offering”), which is described below. Since the consummation of the Initial Public Offering through March 31, 2021, all activity has related to identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statements for the Company’s Initial Public Offering were declared effective on November 27, 2019. On November 29, 2019, the Company consummated the Initial Public Offering of 25,000,000 units (the “Units”), generating gross proceeds of $250,000,000, which is described in Note 3. Each Unit consists of one of the Company’s Class A ordinary shares, par value $0.0001 per share (the “Class A Shares”) and one-half of one warrant (the “Public Warrants”). Each whole Public Warrant entitles the holder to purchase one Class A Share. The Class A Shares sold as part of the Units in the Initial Public Offering are referred to herein as the “public shares.”

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 8,000,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to the Company’s sponsor, Alussa Energy Sponsor LLC (the “Sponsor”), generating gross proceeds of $8,000,000, which is described in Note 5.

Following the closing of the Initial Public Offering on November 29, 2019, an amount of $250,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering, and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) and invested only in specified U.S. government treasury bills with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government treasury obligations, until the earlier of (i) the consummation of the Business Combination and (ii) the Company’s failure to consummate a Business Combination within the prescribed time.

On December 4, 2019, the underwriters notified the Company of their intention to fully exercise their over-allotment option on December 5, 2019. As such, on December 5, 2019 the Company consummated the sale of an additional 3,750,000 Units, at $10.00 per Unit, and the sale of an additional 750,000 Private Placement Warrants, at $1.00 per Private Placement Warrant, generating total gross proceeds of $38,250,000. A total of $37,500,000 of the net proceeds was deposited into the Trust Account, bringing the aggregate proceeds held in the Trust Account to $287,500,000.

Transaction costs amounted to $16,326,240, consisting of $5,750,000 of underwriting fees, $10,062,500 of deferred underwriting fees and $513,740 of other costs. In addition, at March 31, 2021, cash of $334,000 was held outside of the Trust Account and is available for working capital purposes.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to successfully effect a Business Combination. Placing funds in the Trust Account

ALUSSA ENERGY ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors, service providers, prospective target businesses or other entities it engages execute agreements with the Company waiving any claim of any kind in or to any monies held in the Trust Account, there is no guarantee that such persons will execute such agreements. The Sponsor has agreed that it will be liable to the Company under certain circumstances if and to the extent any claims by such persons reduce the amount of funds in the Trust Account below a specified threshold. The Company has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are securities of the Company. Therefore, the Sponsor may not be able to satisfy those obligations should they arise. The remaining net proceeds (not held in the Trust Account) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses as well as any taxes.

The Company will provide the holders of the public shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their public shares upon the completion of the Business Combination, either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer, in either case at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest (which interest shall be net of taxes payable) divided by the number of then outstanding public shares. Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the public shares. In connection with any shareholder vote required to approve any Business Combination, the Sponsor and any other shareholder of the Company prior to the consummation of the Initial Public Offering (collectively with the Sponsor, the “Initial Shareholders”) and the Company’s directors and officers will agree (i) to vote any of their respective Ordinary Shares (as defined below) in favor of the initial Business Combination and (ii) not to redeem any of their Ordinary Shares in connection therewith.

The Company will proceed with a Business Combination only if it has net tangible assets of at least $5,000,001 upon consummation of the Business Combination and, in the case of a shareholder vote, a majority of the outstanding Ordinary Shares voted are voted in favor of the Business Combination. The amount in the Trust Account is initially anticipated to be $10.00 per public share. The per-share amount to be distributed to shareholders who properly redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters. There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The New York Stock Exchange (the “NYSE”) rules require that the Business Combination must be with one or more target businesses that together have an aggregate fair market value equal to at least 80% of the balance in the Trust Account (less any Deferred Commissions (as defined below) and taxes payable on interest earned) at the time of the Company signing a definitive agreement in connection with the Business Combination.

If the Company has not completed a Business Combination by November 29, 2021, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding public shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and its Board of Directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of

ALUSSA ENERGY ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

creditors and the requirements of other applicable law. In the event of a liquidation, the Public Shareholders will be entitled to receive a full pro rata interest in the Trust Account ($10.00 per share, plus any pro rata interest earned on the Trust Account not previously released to the Company and less up to $100,000 of interest to pay dissolution expenses). There will be no redemption rights or liquidating distributions with respect to the Founder Shares (as defined in Note 6) or the Private Placement Warrants, which will expire worthless if the Company fails to complete a Business Combination by November 29, 2021.

On January 29, 2021, we entered into a Business Combination Agreement (the “Business Combination Agreement”) with FREYR AS, a company organized under the laws of Norway (“FREYR”), the Sponsor, in the capacity as the representative for the Alussa shareholders in accordance with the terms and conditions of the Business Combination Agreement, FREYR Battery, a corporation in the form of a public limited liability company organized under the laws of Luxembourg (“Pubco”), Norway Sub 1 AS, a private limited liability company under the laws of Norway (“Norway Merger Sub 1”), Norway Sub 2 AS, a private limited liability company under the laws of Norway (“Norway Merger Sub 2” and together with Norway Merger Sub 1, the “Norway Merger Subs”), Adama Charlie Sub, a Cayman Islands exempted company (“Cayman Merger Sub”), certain shareholders of FREYR named in the Business Combination Agreement (the “Major Shareholders”), and ATS NEXT AS, in the capacity as the representative for the Major Shareholders in accordance with the terms and conditions of the Business Combination Agreement (the “Shareholder Representative”).

Prior to the completion of the transactions contemplated by the Business Combination Agreement, the Norway Merger Subs shall be wholly-owned subsidiaries of the Company.

Pursuant to the terms of the Business Combination Agreement, (a) the Company will merge with and into Cayman Merger Sub, with the Company continuing as the surviving entity (the “Cayman Merger”), (b) the Company will distribute all of its interests in Norway Merger Sub 1 to Pubco, (c) FREYR will merge with and into Norway Merger Sub 2, with Norway Merger Sub 2 continuing as the surviving entity (the “Norway Merger”), (d) Norway Merger Sub 1 will merge with and into Pubco, with Pubco continuing as the surviving entity (the “Cross-Border Merger”), as a result of which, (i) each issued and outstanding security of the Company immediately prior to the effective time of the Cayman Merger shall be exchanged for the right of the holder thereof to receive securities of Pubco in accordance with the Business Combination Agreement (or, in the case of Dissenting Purchaser Shareholders, if any, the right to receive the fair value of such holder’s Dissenting Purchaser Ordinary Shares and such other rights as are granted by the Cayman Companies Law), (ii) each issued and outstanding security of FREYR immediately prior to the effective time of the Norway Merger shall be exchanged for the right of the holder thereof to receive securities of Norway Merger Sub 1 in accordance with the Business Combination Agreement and (iii) each issued and outstanding security of Norway Merger Sub 1 immediately prior to the Cross-Border Effective Time shall be exchanged for the right of the holder to receive securities of Pubco, all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the provisions of applicable law.

The Business Combination will be consummated in accordance with the terms and subject to the conditions as further described in the Business Combination Agreement.

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these condensed financial statements. The condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

ALUSSA ENERGY ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)

NOTE 2. LIQUIDITY AND GOING CONCERN

As of March 31, 2021, the Company had $334,000 in its operating bank accounts, $289,838,722 in securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its ordinary shares in connection therewith and working capital deficit of $(8,129,619). As of March 31, 2021, approximately $2,338,700 of the amount on deposit in the Trust Account represented interest income and unrealized gain, which is available to pay the Company’s tax obligations.

Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination.

The Company will need to raise additional capital through loans or additional investments from its Sponsor, shareholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available on commercially acceptable terms, if at all. See Note 5 for further discussions of subsequent borrowings under the loan note dated February 9, 2021.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern through November 29, 2021, the date that the Company will be required to cease all operations, except for the purpose of winding up, if a Business Combination is not consummated. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the Securities and Exchange Commission (the “SEC”). Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Amendment No. 1 on Form 10-K/A for the year ended December 31, 2020 as filed with the SEC on May 6, 2021, which contains the audited financial statements (as restated) and notes thereto. The financial information as of December 31, 2020 is derived from the audited financial statements (as restated) presented in the Company’s amended Annual Report on Form 10-K/A for the year ended December 31, 2020. The interim results for the three months ended March 31, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any future interim periods.

ALUSSA ENERGY ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the condensed financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company did not have any cash equivalents as of March 31, 2021 and December 31, 2020.

Marketable Securities Held in Trust Account

At March 31, 2021 and December 31, 2020, the assets held in the Trust Account were substantially held in a money market fund holding U.S. Treasury Bills, which are classified as trading securities in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 320 “Investments — Debt and Equity Securities.”

ALUSSA ENERGY ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Ordinary Shares Subject to Possible Redemption

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s condensed balance sheets.

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2021 and December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The Company is considered an exempted Cayman Islands Company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.

Net Income (Loss) Per Ordinary Share

Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding for the period. The Company applies the two-class method in calculating earnings per share. Class A ordinary shares subject to possible redemption at March 31, 2021 and December 31, 2020, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic net income (loss) per ordinary share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of warrants sold in the Initial Public Offering and the private placements to purchase 23,125,000 ordinary shares in the calculation of diluted net income (loss) per share, since the exercise of the warrants into ordinary shares is contingent upon the occurrence of future events. As a result, diluted net income (loss) per ordinary share is the same as basic net income (loss) per ordinary share for the period presented.

ALUSSA ENERGY ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Reconciliation of Net Income (Loss) Per Ordinary Share

The Company’s net income (loss) is adjusted for the portion of income that is attributable to ordinary shares subject to possible redemption, as these shares only participate in the earnings of the Trust Account and not the income or losses of the Company. Accordingly, basic and diluted net income (loss) per ordinary share is calculated as follows:

	Three Months Ended March 31,
	2021	2020
Redeemable ordinary shares
Numerator:
Interest income attributable to redeemable ordinary shares	$3,038	$780,199
Net income attributable to redeemable ordinary shares	$3,038	$780,199

Denominator:
Weighted average redeemable ordinary shares outstanding, basic and diluted	23,470,955	24,391,533
Basic and diluted net income per redeemable ordinary share	$0.00	$0.03

Non-redeemable ordinary shares
Numerator:
Net income (loss)	$(30,918,750)	$8,943,386
Less: Net income attributable to redeemable ordinary shares	(3,038)	(780,199)
Net income (loss) attributable to non-redeemable ordinary shares	$(30,921,788)	$8,163,187

Denominator:
Weighted average non-redeemable ordinary shares outstanding, basic and diluted	12,466,545	11,545,967
Basic and diluted net income (loss) per non-redeemable ordinary share	$(2.48)	$0.71

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The Company follows the guidance in ASC 820, “Fair Value Measurement”, for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

See Note 8 for additional information on assets and liabilities measured at fair value.

ALUSSA ENERGY ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Public Warrants and Private Placement Warrants

The Company evaluated the Public Warrants and Private Placement Warrants (collectively, “Warrants”, which are discussed in Note 1, Note 3, Note 4, Note 7 and Note 8) in accordance with ASC 815-40, “Derivatives and Hedging — Contracts in Entity’s Own Equity”, and concluded that a provision in the Warrant Agreement related to certain tender or exchange offers precludes the Warrants from being accounted for as components of equity. As the Warrants meet the definition of a derivative as contemplated in ASC 815, “Derivatives and Hedging”, the Warrants are recorded as derivative liabilities on the balance sheets and measured at fair value at inception (concurrent with or shortly after the date of the IPO) and at each reporting date in accordance with ASC 820, with changes in fair value recognized in the statements of operations in the period of change.

Recently Issued Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying condensed financial statements.

NOTE 4. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 28,750,000 Units, which includes the exercise by the underwriters of their over-allotment option in full of 3,750,000 Units, at a price of $10.00 per Unit. Each Unit consists of one Class A Share and one-half of one Warrant. Each whole Warrant entitles the holder to purchase one Class A Share at a price of $11.50 per share. The Warrants will become exercisable on the later of 30 days after completion of the Business Combination or November 29, 2020 and will expire five years from the completion of the Business Combination or earlier upon redemption or liquidation. The Company may redeem the Warrants at a price of $0.01 per Warrant upon 30 days’ notice, only in the event that the last sale price of the Class A Shares is at least $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which notice of redemption is given. The Company will not redeem the Warrants unless a registration statement under the Securities Act covering the Class A Shares issuable upon exercise of the Warrants is effective and a current prospectus relating to those shares is available throughout the 30 day redemption period, unless the Warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If the Company redeems the Warrants as described above, management will have the option to require all holders that wish to exercise their Warrants to do so on a cashless basis; provided that an exemption from registration is available. No Warrants will be exercisable for cash unless the Company has an effective registration statement covering the Class A Shares issuable upon exercise of the Warrants and a current prospectus relating to such shares. If the shares issuable upon exercise of the Warrants are not registered under the Securities Act, holders will be permitted to exercise their Warrants on a cashless basis. However, no Warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any Class A Shares to holders seeking to exercise their Warrants, unless the issuance of the Class A Shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available.

In addition, if (x) the Company issues additional ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A Share (with such issue price or effective issue price to be determined in good faith by the Company’s Board of Directors, and in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the sponsor or such affiliates prior to such issuance) (the “Newly Issued Price”),

ALUSSA ENERGY ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)

NOTE 4. INITIAL PUBLIC OFFERING (cont.)

(y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination, and (z) the volume weighted average trading price of the Company’s Class A Shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

NOTE 5. PROMISSORY NOTE — RELATED PARTY

On February 9, 2021, the Company issued an unsecured promissory note to the Sponsor pursuant to the working capital loans agreement as described in Note 6, by which the Company may borrow up to $1,500,000 in the aggregate. The note is non-interest bearing and payable on the earlier to occur of (i) the completion of an initial Business Combination or (ii) liquidation. During the three months ended March 31, 2021, the Sponsor made a $550,000 advance to the Company to assist with operation expenses. On April 6, 2021, the Company borrowed $1,500,000 under the loan note, net of the $550,000 advance. On April 30, 2021, the Sponsor elected to convert the loan note into 1,500,000 warrants that are identical to the Private Placement Warrants.

NOTE 6. COMMITMENTS

On February 10, 2020, the Company entered into a transactional support agreement with a service provider, pursuant to which the service provider agreed to assist the Company in evaluating acquisition opportunities in the energy industry, including valuation and qualitative assessments, as well as investor presentations. In 2021, the Company paid the service provider a fee of $100,000 and will pay the service provider an additional fee upon the closing of a Business Combination. The fee payable at the closing of the Business Combination is dependent upon the timing of the closing and ranges between $975,000 and $1,950,000. The additional fee will not be payable in the event the Company does not consummate a Business Combination.

On February 28, 2020, the Company entered into a consulting agreement with a service provider, pursuant to which the service provider will provide the Company with advisory or transaction support for a potential Business Combination. The Company will pay the service provider a fee of $75,000 per month, for total fees of $225,000. In addition, on March 1, 2020, the Company entered into a transactional support agreement with the same service provider, pursuant to which the Company agreed to pay the service provider a fee equal to 1% of the consideration paid by the Company for the equity of a target company, up to a maximum fee of $5,000,000, if the Company consummates a Business Combination with a target company located in certain countries, as listed in the agreement. The fee will not be payable in the event the Company does not consummate a Business Combination.

On April 27, 2020, the Company entered into a consulting agreement, pursuant to which the consultant will provide the Company with advisory services for a potential Business Combination with a specific counter-party. In the event the Company consummates the Business Combination, the Company will pay the consultant 250,000 Euros.

The underwriters were paid a cash fee of 2.0% per Unit, or $5,750,000 in the aggregate at the closing of the Initial Public Offering. Upon completion of the initial Business Combination, the Underwriters will be entitled to $10,062,500, which constitutes the Underwriters’ deferred fee of 3.5%. The deferred fee will be forfeited by the Underwriters solely in the event that the Company fails to complete a Business Combination, subject to the terms of the underwriting agreement.

The Company entered into an agreement, commencing on November 25, 2019 through the earlier of the consummation of a Business Combination or the Company’s liquidation, to pay an aggregate of $35,000 per month to the Sponsor for office space, administrative and support services, of which Mr. Daniel Barcelo, the Company’s

ALUSSA ENERGY ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)

NOTE 6. COMMITMENTS (cont.)

Chief Executive Officer and President, will be paid $20,000 per month and Mr. Nick De’Ath, the Company’s Chief Technology Officer, will be paid $5,000 per month. The Company’s Sponsor, officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on their behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on behalf of the Company. During the three months ended March 31, 2021 and 2020, the Company incurred and paid $105,000 in fees for these services.

In addition, in order to finance transaction costs in connection with an intended initial Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required. If the Company completes its initial Business Combination, it would repay such loaned amounts. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants issued to the Sponsor.

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 8,750,000 Private Placement Warrants at $1.00 per warrant, for an aggregate purchase price of $8,750,000 from the Company. A portion of the proceeds from the sale of the Private Placement Warrants were placed into the Trust Account. Each Private Placement Warrant is exercisable for one Class A Share at a price of $11.50 per share. The Private Placement Warrants are identical to the Warrants included in the Units sold in the Initial Public Offering except that the Private Placement Warrants: (i) will not be redeemable by the Company; (ii) may be exercised for cash or on a cashless basis, as described in the registration statement relating to the Initial Public Offering, so long as they are held by the Sponsor or any of its permitted transferees and (iii) are (including the ordinary shares issuable upon exercise of the Private Placement Warrants) entitled to registration rights. Additionally, the Sponsor has agreed not to transfer, assign or sell any of the Private Placement Warrants, including the Class A Shares issuable upon exercise of the Private Placement Warrants (except to certain permitted transferees), until 30 days after the completion of the Business Combination.

NOTE 7. SHAREHOLDERS’ EQUITY

Preference Shares

The Company is authorized to issue 2,000,000 preference shares with a par value of $0.0001. The Company’s Board of Directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The Board of Directors will be able to, without shareholder approval, issue preferred shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the Ordinary Shares and could have anti-takeover effects.

At March 31, 2021 and December 31, 2020, there were no preference shares issued or outstanding.

Ordinary Shares

The Company is authorized to issue 200,000,000 Class A Shares, with a par value of $0.0001 each, and 20,000,000 Class B ordinary shares, with a par value of $0.0001 each (the “Class B Shares” and, together with the Class A Shares, the “Ordinary Shares”). Holders of the Ordinary Shares are entitled to one vote for each Ordinary Share; provided that only holders of the Class B Shares have the right to vote on the election of directors prior to the Business Combination. The Class B Shares will automatically convert into Class A Shares at the time of the Business Combination, on a one-for-one basis, subject to adjustment for share splits, share dividends, rights issuances,

ALUSSA ENERGY ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)

NOTE 7. SHAREHOLDERS’ EQUITY (cont.)

subdivisions, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A Shares, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to the closing of the Business Combination, the ratio at which the Class B Shares shall convert into Class A Shares will be adjusted (unless the holders of a majority of the outstanding Class B ordinary shares agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A Shares issuable upon conversion of all Class B Shares will equal, in the aggregate, 20% of the sum of all Ordinary Shares outstanding upon completion of the Initial Public Offering plus all Class A Shares and equity-linked securities issued or deemed issued in connection with the Business Combination, excluding any Ordinary Shares or equity-linked securities issued, or to be issued, to any seller in the Business Combination, any Private Placement-equivalent Warrants issued to the Sponsor or its affiliates upon conversion of loans made to the Company. Holders of Founder Shares may also elect to convert their Class B Shares into an equal number of Class A Shares, subject to adjustment as provided above, at any time.

At March 31, 2021 and December 31, 2020, there were 8,346,318 and 5,279,045 Class A Shares issued and outstanding, excluding 20,403,682 and 23,470,955 Class A Shares subject to possible redemption, respectively. At March 31, 2021 and December 31, 2020, there were 7,187,500 Class B Shares issued and outstanding.

Founder Shares

On June 14, 2019, an aggregate of 5,750,000 Class B Shares (the “Founder Shares”) were issued to the Sponsor for an aggregate purchase price of $25,000. In October 2019, the Company declared a share dividend satisfied by way of issuance of 0.125 of a share for each ordinary share in issue and on November 25, 2019, the Company declared a share dividend satisfied by way of issuance of 0.111111 of a share for each ordinary share in issue, resulting in an aggregate of 7,187,500 Founder Shares being held by the Sponsor. The 7,187,500 Founder Shares included an aggregate of up to 937,500 Founder Shares that were subject to forfeiture if the over-allotment option was not exercised in full by the Underwriters in order to maintain the Initial Shareholder’s ownership at 20% of the issued and outstanding Ordinary Shares upon completion of the Initial Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment option on December 5, 2019, a total of 937,500 Founder Shares are no longer subject to forfeiture.

The Founder Shares are identical to the Class A Shares included in the Units being sold in the Initial Public Offering, except that the Founder Shares (i) have the voting rights described above, (ii) are subject to certain transfer restrictions described below and (iii) are convertible into Class A Shares on a one-for-one basis, subject to adjustment pursuant to the anti-dilution provisions contained therein. The Founder Shares may not be transferred, assigned or sold until the earlier of (i) one year after the completion of the Business Combination and (ii) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction after the Business Combination that results in all of the Public Shareholders having the right to exchange their Class A Shares for cash, securities or other property. Notwithstanding the foregoing, if the last sale price of the Class A Shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, the Founder Shares will be released from the lock-up.

Warrants

Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering or November 29, 2020. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.

ALUSSA ENERGY ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)

NOTE 7. SHAREHOLDERS’ EQUITY (cont.)

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants is effective and a current prospectus relating to those shares is available throughout the 30 day redemption period, unless the Public Warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. No Public Warrants will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any Class A ordinary shares to holders seeking to exercise their Public Warrants, unless the issuance of the Class A ordinary shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available.

The Company has determined that after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement registering the issuance, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the Public Warrants. The Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the Business Combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the Warrant Agreement. Notwithstanding the above, if the Class A ordinary shares are, at the time of any exercise of a Public Warrant, not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act within 60 business days after the closing of the Business Combination, the holders of the Public Warrants shall have the right to exercise their Public Warrants on a “cashless basis” in accordance with the Section 3(a)(9) of the Securities Act and, by exchanging the Public Warrants for the number of Class A ordinary share per Public Warrant equal to the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying such Public Warrant, multiplied by the excess of the fair market value over the exercise price by (y) the fair market value.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00. Once the Public Warrants become exercisable, the Company may redeem the Public Warrants:

•        In whole and not in part;

•        At a price of $0.01 per Public Warrant

•        Upon not less than 30 days’ prior written notice of redemption to each Public Warrant holder

•        If, and only if, the reported last sale price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the Public Warrant holders equals or exceeds $18.00 per share (as adjusted).

If and when the Public Warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share split, share dividend, rights issuance, subdivision, reorganization, recapitalization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

ALUSSA ENERGY ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)

NOTE 7. SHAREHOLDERS’ EQUITY (cont.)

In addition, if (x) the Company issues additional ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s Board of Directors, and in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the sponsor or such affiliates prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination, and (z) the volume weighted average trading price of the Company’s Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Public Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Warrants included in the Units sold in the Initial Public Offering except that the Private Placement Warrants: (i) will not be redeemable by the Company; (ii) may be exercised for cash or on a cashless basis, as described in the registration statement relating to the Initial Public Offering, so long as they are held by the Sponsor or any of its permitted transferees and (iii) are (including the ordinary shares issuable upon exercise of the Private Placement Warrants) entitled to registration rights. Additionally, the Sponsor has agreed not to transfer, assign or sell any of the Private Placement Warrants, including the Class A Shares issuable upon exercise of the Private Placement Warrants (except to certain permitted transferees), until 30 days after the completion of the Business Combination.

NOTE 8. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC Topic 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

ALUSSA ENERGY ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)

NOTE 8. FAIR VALUE MEASUREMENTS (cont.)

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at March 31, 2021 and December 31, 2020, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

	March 31, 2021
	Level 1	Level 2	Level 3	Total
Assets:
Marketable securities held in Trust Account	$289,838,722	$—	$—	$289,838,722
Total fair value	$289,838,722	$—	$—	$289,838,722

Liabilities:
Public Warrants	$32,775,000	$—	$—	$32,775,000
Private Placement Warrants	—	—	28,175,000	28,175,000
Total fair value	$32,775,000	$—	$28,175,000	$60,950,000
	December 31, 2020
	Level 1	Level 2	Level 3	Total
Assets:
Marketable securities held in Trust Account	$289,834,441	$—	$—	$289,834,441
Total fair value	$289,834,441	$—	$—	$289,834,441

Liabilities:
Public Warrants	$17,681,250	$—	$—	$17,681,250
Private Placement Warrants	—	—	17,675,000	17,675,000
Total fair value	$17,681,250	$—	$17,675,000	$35,356,250

Public Warrants and Private Placement Warrants

The Public Warrants and Private Placement Warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the balance sheets. The warrant liabilities are measured at fair value at issuance and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the statements of operations.

As of March 31, 2021 and December 31, 2020, the Public Warrants were classified as a Level 1 fair value measurement due to the use of an observable market quote in an active market under the ticker ALUS.WS and the Private Placement Warrants were classified as a Level 3 fair value measurement based on the use of unobservable inputs. As of March 31, 2021 and December 31, 2020, the fair value of the Public Warrants was $32,775,000 and $17,681,250, respectively, based on the closing price of ALUS.WS on the respective dates of $2.28 and $1.23 per Public Warrant, respectively.

The Company’s use of the Black-Scholes option pricing model for the Private Placement Warrants as of March 31, 2021 and December 31, 2020 required the use of subjective assumptions:

•        The risk-free interest rate assumption was based on the U.S. Constant Maturity Treasury yield, which was commensurate with the contractual terms of the Private Placement Warrants, which expire on the earlier of (i) five years after the completion of the initial Business Combination and (ii) redemption or liquidation. An increase in the risk-free interest rate in isolation, would result in an increase in the fair value measurement of the warrant liabilities and vice versa.

ALUSSA ENERGY ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)

NOTE 8. FAIR VALUE MEASUREMENTS (cont.)

•        The expected term was determined to be 5.2 and 5.5 years as of March 31, 2021 and December 31, 2020, respectively, as the Private Placement Warrants become exercisable on the later of (i) 30 days after the completion of the Business Combination and (ii) 12 months from the IPO date or November 29, 2020. An increase in the expected term, in isolation, would result in an increase in the fair value measurement of the warrant liabilities and vice versa.

•        The expected volatility assumption was based on the implied volatility from a set of comparable publicly-traded warrants as determined based on the size and proximity of other similar business combinations. An increase in expected volatility, in isolation, would result in an increase in the fair value measurement of the warrant liabilities and vice versa.

•        The fair value of the Units, which each consist of one Class A ordinary shares and one-half of one Public Warrant, represents the closing price on the measurement date as observed from the ticker ALUS.U.

The key inputs into the Black-Scholes option model for the Private Placement Warrants were as follows on each respective date:

	March 31, 2021	December 31, 2020
Risk-free interest rate	0.96%	0.43%
Term (years)	5.2	5.5
Volatility	40.03%	26.17%
Dividend yield	0.0%	0.0%
Exercise price	$11.50	$11.50
Share price	$10.00	$10.06

The following table presents changes in the Level 3 Private Placement Warrants measured at fair value for the three months ended March 31, 2021 and 2020:

	Public Warrants	Private Placement Warrants	Warrant Liabilities
Fair value as of December 31, 2020	$17,681,250	$17,675,000	$35,356,250
Change in fair value of warrant liabilities	15,093,750	10,500,000	25,593,750
Fair value as of March 31, 2021	$32,775,000	$28,175,000	$60,950,000
Fair value as of December 31, 2019	$18,975,000	$11,987,500	$30,962,500
Change in fair value of warrant liabilities	(8,193,750)	525,000	(7,668,750)
Fair value as of March 31, 2020	$10,781,250	$12,512,500	$23,293,750

NOTE 9. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of
Alussa Energy Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Alussa Energy Acquisition Corp. (the “Company”) as of December 31, 2020 and 2019, the related statements of operations, changes in shareholders’ equity and cash flows for the year ended December 31, 2020 and for the period from June 13, 2019 (inception) through December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the year ended December 31, 2020 and for the period from June 13, 2019 (inception) through December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company’s business plan is dependent on the completion of a business combination and the Company’s cash and working capital as of December 31, 2020 are not sufficient to complete its planned activities. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Restatement of the 2020 and 2019 Financial Statements

As discussed in Note 1A to the financial statements, the accompanying financial statements as of December 31, 2020 and 2019, for the year ended December 31, 2020 and for the period from June 13, 2019 (inception) through December 31, 2019, have been restated.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor since 2019.

Houston, Texas
March 1, 2021, except for the effects of the restatement discussed in Note 1A as to which the date is May 5, 2021.

ALUSSA ENERGY ACQUISITION CORP.
BALANCE SHEETS

	December 31,
	2020 (As Restated)	2019 (As Restated)
ASSETS
Current Assets
Cash	$370,958	$2,282,362
Prepaid expenses and other current assets	234,167	113,049
Total Current Assets	605,125	2,395,411

Marketable securities held in Trust Account	289,834,441	287,830,781
Total Assets	$290,439,566	$290,226,192

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities – Accounts payable and accrued expenses	$3,405,463	$5,224
Deferred underwriting fee payable	10,062,500	10,062,500
Warrant liabilities	35,356,250	30,962,500
Total Liabilities	48,824,213	41,030,224

Commitments

Class A ordinary shares subject to possible redemption, 23,470,955 and 24,391,533 shares at redemption value at December 31, 2020 and 2019, respectively	236,615,344	244,195,965

Shareholders’ Equity
Preference shares, $0.0001 par value; 2,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 5,279,045 and 4,358,467 shares issued and outstanding (excluding 23,470,955 and 24,391,533 shares subject to possible redemption) at December 31, 2020 and 2019, respectively	528	436
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 7,187,500 shares issued and outstanding at December 31, 2020 and 2019	719	719
Additional paid-in capital	18,107,557	9,778,630
Accumulated deficit	(13,108,795)	(4,779,782)
Total Shareholders’ Equity	5,000,009	5,000,003
Total Liabilities and Shareholders’ Equity	$290,439,566	$290,226,192

The accompanying notes are an integral part of the financial statements.

ALUSSA ENERGY ACQUISITION CORP.
STATEMENTS OF OPERATIONS

	Year Ended December 31, 2020 (As Restated)	For the Period from June 13, 2019 (Inception) through December 31, 2019 (As Restated)
Operating costs	$5,190,525	$1,173,063
Loss from operations	(5,190,525)	(1,173,063)

Other income (expense):
Interest income	2,003,660	290,672
Unrealized gain on marketable securities held in Trust Account	—	40,109
Change in fair value of warrant liabilities	(4,393,750)	(3,937,500)
Other income (expense)	(2,390,090)	(3,606,719)

Net loss	$(7,580,615)	$(4,779,782)

Weighted average redeemable ordinary shares outstanding, basic and diluted	24,958,411	3,820,067

Basic and diluted net income per redeemable ordinary share (Note 3)	$0.07	$0.06

Weighted average non-redeemable ordinary shares outstanding, basic and diluted	10,979,089	7,016,376

Basic and diluted net loss per non-redeemable ordinary share (Note 3)	$(0.84)	$(0.72)

The accompanying notes are an integral part of the financial statements.

ALUSSA ENERGY ACQUISITION CORP.
STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
YEAR ENDED DECEMBER 31, 2020 (AS RESTATED)

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-In Capital	Accumulated Deficit	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
Balance – January 1, 2020	4,358,467	$436	7,187,500	$719	$9,778,630	$(4,779,782)	$5,000,003
Class A ordinary shares subject to possible redemption	920,578	92	—	—	8,328,927	(748,398)	7,580,621
Net loss	—	—	—	—	—	(7,580,615)	(7,580,615)
Balance – December 31, 2020	5,279,045	$528	7,187,500	$719	$18,107,557	$(13,108,795)	$5,000,009

FOR THE PERIOD FROM JUNE 13, 2019 (INCEPTION) THROUGH DECEMBER 31, 2019 (AS RESTATED)

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-In Capital	Accumulated Deficit	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
Balance – June 13, 2019 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	7,187,500	719	24,281	—	25,000
Sale of 28,750,000 Units, net of underwriting discounts and offering expenses	28,750,000	2,875	—	—	253,947,875	—	253,950,750
Class A ordinary shares subject to possible redemption	(24,391,533)	(2,439)	—	—	(244,193,526)	—	(244,195,965)
Net loss	—	—	—	—	—	(4,779,782)	(4,779,782)
Balance – December 31, 2019	4,358,467	$436	7,187,500	$719	$9,778,630	$(4,779,782)	$5,000,003

The accompanying notes are an integral part of the financial statements.

ALUSSA ENERGY ACQUISITION CORP.
STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2020 (As Restated)	For the Period from June 13, 2019 (Inception) Through December 31, 2019 (As Restated)
Cash Flows from Operating Activities:
Net loss	$(7,580,615)	$(4,779,782)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(2,003,660)	(290,672)
Unrealized gain on marketable securities held in Trust Account	—	(40,109)
Underwriting fees and offering costs allocated to warrant liabilities	—	1,051,990
Change in fair value of warrant liabilities	4,393,750	3,937,500
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(121,118)	(113,049)
Accounts payable and accrued expenses	3,400,239	5,224
Net cash used in operating activities	(1,911,404)	(228,898)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	—	(287,500,000)
Net cash used in investing activities	—	(287,500,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	—	281,750,000
Proceeds from sale of Private Placement Warrants	—	8,750,000
Proceeds from promissory note – related party	—	198,959
Repayment of promissory note – related party	—	(198,959)
Payment of offering costs	—	(488,740)
Net cash provided by financing activities	—	290,011,260

Net Change in Cash	(1,911,404)	2,282,362
Cash – Beginning	2,282,362	—
Cash – Ending	$370,958	$2,282,362

Non-Cash Investing and Financing Activities:
Initial classification of Class A ordinary shares subject to possible redemption	$—	$247,917,190
Change in fair value of Class A ordinary shares subject to possible redemption	$(7,580,621)	$(3,721,225)
Deferred underwriting fee	$—	$10,062,500
Offering costs paid directly by Sponsor from proceeds from issuance of Class B ordinary shares	$—	$25,000

The accompanying notes are an integral part of the financial statements.

ALUSSA ENERGY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 1A. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the Securities and Exchange Commission (“SEC”) together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (the “SEC Statement”). Specifically, the SEC Statement focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the warrant agreements, dated as of November 25, 2019, between the Company and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agreement”). As a result of the SEC Statement, the Company reevaluated the accounting treatment of (i) the 14,375,000 redeemable warrants (the “Public Warrants”) that were included in the units issued by the Company in its initial public offering (the “IPO”) and for the underwriters’ exercise of their over-allotment option and (ii) the 8,750,000 warrants that were issued to the Company’s sponsor in private placements that closed concurrently with the IPO and the underwriters’ exercise of their over-allotment option (the “Private Placement Warrants”, collectively with the Public Warrants, the “Warrants”, which are discussed in Note 1B, Note 3, Note 4, Note 8 and Note 10). The Company previously accounted for the Warrants as components of equity.

In further consideration of the guidance in Accounting Standards Codification (“ASC”) 815-40, “Derivatives and Hedging — Contracts in Entity’s Own Equity”, the Company concluded that a provision in the Warrant Agreement related to certain tender or exchange offers precludes the Warrants from being accounted for as components of equity. As the Warrants meet the definition of a derivative as contemplated in ASC 815, “Derivatives and Hedging”, the Warrants should be recorded as derivative liabilities on the balance sheets and measured at fair value at issuance and at each reporting date in accordance with ASC 820, “Fair Value Measurement”, with changes in fair value recognized in the statements of operations in the period of change.

The Company’s management and the audit committee of the Company’s Board of Directors concluded that it is appropriate to restate the Company’s previously issued audited financial statements as of December 31, 2020 and 2019 and for the year ended December 31, 2020 and the period from June 13, 2019 (inception) through December 31, 2019, as previously reported in its Form 10-K (the “Original Form 10-K”), filed with the SEC on March 1, 2021.

A summary of the accounting impact of these adjustments to the Company’s condensed financial statements as of and for the related interim periods is provided in Note 10, “Restatement of Quarterly Condensed Financial Statements”.

ALUSSA ENERGY ACQUISITION CORP.
Notes to Financial Statements

NOTE 1A. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

The following tables reflect the impact of the adjustments to the specific line items presented in the Company’s previously reported financial statements. The amounts originally reported were derived from the Company’s Original Form 10-K and its Form 8-K filed on December 5, 2019:

	December 31, 2020
	As Originally Reported	Adjustments	As Restated
Balance Sheet

Liabilities and Shareholders’ Equity
Warrant liabilities	$—	$35,356,250	$35,356,250
Total Liabilities	13,467,963	35,356,250	48,824,213

Class A ordinary shares subject to possible redemption, 23,470,955 shares at redemption value at December 31, 2020	271,971,597	(35,356,253)	236,615,344

Shareholders’ Equity
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 5,279,045 shares issued and outstanding (excluding 23,470,955 shares subject to possible redemption) at December 31, 2020	177	351	528
Additional paid-in capital	7,976,267	10,131,290	18,107,557
Accumulated Deficit	(2,977,157)	(10,131,638)	(13,108,795)
Total Shareholders’ Equity	5,000,006	3	5,000,009
Total Liabilities and Shareholders’ Equity	$290,439,566	$—	$290,439,566
	December 31, 2019
	As Originally Reported	Adjustments	As Restated
Balance Sheet

Liabilities and Shareholders’ Equity
Warrant liabilities	$—	$30,962,500	$30,962,500
Total Liabilities	10,067,724	30,962,500	41,030,224

Class A ordinary shares subject to possible redemption, 24,391,533 shares at redemption value at December 31, 2019	275,158,458	(30,962,493)	244,195,965

Shareholders’ Equity
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 4,358,467 shares issued and outstanding (excluding 24,391,533 shares subject to possible redemption) at December 31, 2019	127	309	436
Additional paid-in capital	4,789,456	4,989,174	9,778,630
(Accumulated deficit) Retained earnings	209,708	(4,989,490)	(4,779,782)
Total Shareholders’ Equity	5,000,010	(7)	5,000,003
Total Liabilities and Shareholders’ Equity	$290,226,192	$—	$290,226,192

ALUSSA ENERGY ACQUISITION CORP.
Notes to Financial Statements

NOTE 1A. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

	November 29, 2019
	As Originally Reported	Adjustments	As Revised
Balance Sheet

Liabilities and Shareholders’ Equity
Warrant liabilities	$—	$26,515,000	$26,515,000
Total Liabilities	9,236,505	26,515,000	35,751,505

Class A ordinary shares subject to possible redemption, 21,223,969 shares at redemption value at November 29, 2019	238,754,690	(26,515,000)	212,239,690

Shareholders’ Equity
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 3,776,031 shares issued and outstanding (excluding 21,223,969 shares subject to possible redemption) at December 31, 2019	112	265	377
Additional paid-in capital	5,005,739	3,600,876	8,606,615
Accumulated deficit	(6,565)	(3,601,141)	(3,607,706)
Total Shareholders’ Equity	5,000,005	—	5,000,005
Total Liabilities and Shareholders’ Equity	$252,991,200	$—	$252,991,200
	Year Ended December 31, 2020
	As Originally Reported	Adjustments	As Restated
Statement of Operations

Other income (expense):
Change in fair value of warrant liabilities	$—	$(4,393,750)	$(4,393,750)
Other income (expense)	2,003,660	(4,393,750)	(2,390,090)

Net loss	$(3,186,865)	$(4,393,750)	$(7,580,615)

Weighted average redeemable ordinary shares outstanding, basic and diluted	—	24,958,411	24,958,411

Basic and diluted net income per redeemable ordinary share	$—	$0.07	$0.07

Weighted average non-redeemable ordinary shares outstanding, basic and diluted	8,515,209	2,463,880	10,979,089

Basic and diluted net loss per non-redeemable ordinary share	$(0.60)	$(0.24)	$(0.84)

ALUSSA ENERGY ACQUISITION CORP.
Notes to Financial Statements

NOTE 1A. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

	For the Period from June 13, 2019 (Inception) through December 31, 2019
	As Originally Reported	Adjustments	As Restated
Statement of Operations

Operating costs	$121,073	$1,051,990	$1,173,063
Loss from operations	(121,073)	(1,051,990)	(1,173,063)

Other income (expense):
Change in fair value of warrant liabilities	$—	$(3,937,500)	$(3,937,500)
Other income (expense)	330,781	(3,937,500)	(3,606,719)

Net (loss) income	$209,708	$(4,989,490)	$(4,779,782)

Weighted average redeemable ordinary shares outstanding, basic and diluted	—	3,820,067	3,820,067

Basic and diluted net income per redeemable ordinary share	$—	$0.06	$0.06

Weighted average non-redeemable ordinary shares outstanding, basic and diluted	6,567,276	449,100	7,016,376

Basic and diluted net loss per non-redeemable ordinary share	$(0.02)	$(0.70)	$(0.72)
	December 31, 2020
	As Originally Reported	Adjustments	As Restated
Statement of Changes in Shareholders’ Equity

Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 5,279,045 shares issued and outstanding (excluding 23,470,955 shares subject to possible redemption) at December 31, 2020	$177	$351	$528
Additional paid-in capital	7,976,267	10,131,290	18,107,557
Accumulated deficit	(2,977,157)	(10,131,638)	(13,108,795)
Total Shareholders’ Equity	$5,000,006	$3	$5,000,009
	December 31, 2019
	As Originally Reported	Adjustments	As Restated
Statement of Changes in Shareholders’ Equity

Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 4,358,467 shares issued and outstanding (excluding 24,391,533 shares subject to possible redemption) at December 31, 2019	$127	$309	$436
Additional paid-in capital	4,789,456	4,989,174	9,778,630
(Accumulated deficit) Retained earnings	209,708	(4,989,490)	(4,779,782)
Total Shareholders’ Equity	$5,000,010	$(7)	$5,000,003

ALUSSA ENERGY ACQUISITION CORP.
Notes to Financial Statements

NOTE 1A. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

	Year Ended December 31, 2020
	As Originally Reported	Adjustments	As Restated
Statement of Cash Flows

Cash Flows from Operating Activities:
Net loss	$(3,186,865)	$(4,393,750)	$(7,580,615)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of warrant liabilities	—	4,393,750	4,393,750
Net cash used in operating activities	(1,911,404)	—	(1,911,404)

Non-Cash Investing and Financing Activities:
Change in fair value of Class A ordinary shares subject to possible redemption	$(3,186,861)	$(4,393,760)	$(7,580,621)
	For the Period from June 13, 2019 (Inception) through December 31, 2019
	As Originally Reported	Adjustments	As Restated
Statement of Cash Flows

Cash Flows from Operating Activities:
Net (loss) income	$209,708	$(4,989,490)	$(4,779,782)
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Underwriting fees and offering costs allocated to warrant liabilities	—	1,051,990	1,051,990
Change in fair value of warrant liabilities	—	3,937,500	3,937,500
Net cash used in operating activities	(228,898)	—	(228,898)

Non-Cash Investing and Financing Activities:
Initial classification of Class A ordinary shares subject to possible redemption	$274,942,190	$(27,025,000)	$247,917,190
Change in fair value of Class A ordinary shares subject to possible redemption	$216,268	$(3,937,493)	$(3,721,225)

NOTE 1B. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Alussa Energy Acquisition Corp. is a newly organized blank check company incorporated as a Cayman Islands exempted company on June 13, 2019. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”). The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company intends to focus on businesses that complement its management team’s expertise in the production, operation and development of crude oil and natural gas wells and related infrastructure.

All activity for the period from June 13, 2019 (inception) through November 29, 2019 was related to the Company’s formation and the initial public offering (the “Initial Public Offering”), which is described below. Since the consummation of the Initial Public Offering through December 31, 2020, all activity has related to identifying a

ALUSSA ENERGY ACQUISITION CORP.
Notes to Financial Statements

NOTE 1B. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statements for the Company’s Initial Public Offering were declared effective on November 27, 2019. On November 29, 2019, the Company consummated the Initial Public Offering of 25,000,000 units (the “Units”), generating gross proceeds of $250,000,000, which is described in Note 3. Each Unit consists of one of the Company’s Class A ordinary shares, par value $0.0001 per share (the “Class A Shares”) and one-half of one warrant (the “Warrants”). Each whole Warrant entitles the holder to purchase one Class A Share. The Class A Shares sold as part of the Units in the Initial Public Offering are referred to herein as the “public shares.”

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 8,000,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to the Company’s sponsor, Alussa Energy Sponsor LLC (the “Sponsor”), generating gross proceeds of $8,000,000, which is described in Note 5.

Following the closing of the Initial Public Offering on November 29, 2019, an amount of $250,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering, and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) and invested only in specified U.S. government treasury bills with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government treasury obligations, until the earlier of (i) the consummation of the Business Combination and (ii) the Company’s failure to consummate a Business Combination within the prescribed time.

On December 4, 2019, the underwriters notified the Company of their intention to fully exercise their over-allotment option on December 5, 2019. As such, on December 5, 2019 the Company consummated the sale of an additional 3,750,000 Units, at $10.00 per Unit, and the sale of an additional 750,000 Private Placement Warrants, at $1.00 per Private Placement Warrant, generating total gross proceeds of $38,250,000. A total of $37,500,000 of the net proceeds was deposited into the Trust Account, bringing the aggregate proceeds held in the Trust Account to $287,500,000.

Transaction costs amounted to $16,326,240, consisting of $5,750,000 of underwriting fees, $10,062,500 of deferred underwriting fees and $513,740 of other costs. In addition, at December 31, 2020, cash of $370,958 was held outside of the Trust Account and is available for working capital purposes.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to successfully effect a Business Combination. Placing funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors, service providers, prospective target businesses or other entities it engages execute agreements with the Company waiving any claim of any kind in or to any monies held in the Trust Account, there is no guarantee that such persons will execute such agreements. The Sponsor has agreed that it will be liable to the Company under certain circumstances if and to the extent any claims by such persons reduce the amount of funds in the Trust Account below a specified threshold. The Company has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are securities of the Company. Therefore, the Sponsor may not be able to satisfy those obligations should they arise. The remaining net proceeds (not held in the Trust Account) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses as well as any taxes.

The Company will provide the holders of the public shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their public shares upon the completion of the Business Combination, either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer, in either

ALUSSA ENERGY ACQUISITION CORP.
Notes to Financial Statements

NOTE 1B. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

case at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest (which interest shall be net of taxes payable) divided by the number of then outstanding public shares. Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the public shares. In connection with any shareholder vote required to approve any Business Combination, the Sponsor and any other shareholder of the Company prior to the consummation of the Initial Public Offering (collectively with the Sponsor, the “Initial Shareholders”) and the Company’s directors and officers will agree (i) to vote any of their respective Ordinary Shares (as defined below) in favor of the initial Business Combination and (ii) not to redeem any of their Ordinary Shares in connection therewith.

The Company will proceed with a Business Combination only if it has net tangible assets of at least $5,000,001 upon consummation of the Business Combination and, in the case of a shareholder vote, a majority of the outstanding Ordinary Shares voted are voted in favor of the Business Combination. The amount in the Trust Account is initially anticipated to be $10.00 per public share. The per-share amount to be distributed to shareholders who properly redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters. There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The New York Stock Exchange (the “NYSE”) rules require that the Business Combination must be with one or more target businesses that together have an aggregate fair market value equal to at least 80% of the balance in the Trust Account (less any Deferred Commissions (as defined below) and taxes payable on interest earned) at the time of the Company signing a definitive agreement in connection with the Business Combination.

If the Company has not completed a Business Combination by November 29, 2021, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding public shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and its Board of Directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In the event of a liquidation, the Public Shareholders will be entitled to receive a full pro rata interest in the Trust Account ($10.00 per share, plus any pro rata interest earned on the Trust Account not previously released to the Company and less up to $100,000 of interest to pay dissolution expenses). There will be no redemption rights or liquidating distributions with respect to the Founder Shares (as defined in Note 6) or the Private Placement Warrants, which will expire worthless if the Company fails to complete a Business Combination by November 29, 2021.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

ALUSSA ENERGY ACQUISITION CORP.
Notes to Financial Statements

NOTE 2. LIQUIDITY AND GOING CONCERN

As of December 31, 2020, the Company had $370,958 in its operating bank accounts, $289,834,441 in securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its ordinary shares in connection therewith and working capital deficit of $(2,800,338). As of December 31, 2020, approximately $2,334,000 of the amount on deposit in the Trust Account represented interest income and unrealized gain, which is available to pay the Company’s tax obligations.

Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination.

The Company will need to raise additional capital through loans or additional investments from its Sponsor, shareholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern through November 29, 2021, the date that the Company will be required to cease all operations, except for the purpose of winding up, if a Business Combination is not consummated. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

ALUSSA ENERGY ACQUISITION CORP.
Notes to Financial Statements

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Use of Estimates

The preparation of the financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020 and 2019.

Marketable Securities Held in Trust Account

At December 31, 2020, the assets held in the Trust Account were substantially held in U.S. Treasury Securities Money Market Fund. At December 31, 2019, the assets held in the Trust Account were substantially held in U.S. Treasury Bills.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheets.

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020 and 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

ALUSSA ENERGY ACQUISITION CORP.
Notes to Financial Statements

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company is considered an exempted Cayman Islands Company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.

Net Income (Loss) Per Ordinary Share

Net loss per ordinary share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding for the period. The Company applies the two-class method in calculating earnings per share. Class A ordinary shares subject to possible redemption at December 31, 2020 and 2019, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic net loss per ordinary share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of warrants sold in the Initial Public Offering and the private placement to purchase 23,125,000 ordinary shares in the calculation of diluted loss per share, since the exercise of the warrants into ordinary shares is contingent upon the occurrence of future events. As a result, diluted net loss per ordinary share is the same as basic net loss per ordinary share for the period presented.

Reconciliation of Net Income (Loss) Per Ordinary Share

The Company’s net income (loss) is adjusted for the portion of income that is attributable to ordinary shares subject to possible redemption, as these shares only participate in the earnings of the Trust Account and not the income or losses of the Company. Accordingly, basic and diluted loss per ordinary share is calculated as follows:

	Year Ended December 31, 2020 (As Restated)	For the Period from June 13, 2019 (Inception) through December 31, 2019 (As Restated)
Redeemable ordinary shares
Numerator:
Interest income attributable to redeemable ordinary shares	$1,635,750	$246,606
Net income attributable to redeemable ordinary shares	$1,635,750	$246,606

Denominator:
Weighted average redeemable ordinary shares outstanding, basic and diluted	24,958,411	3,820,067
Basic and diluted net income per redeemable ordinary share	$0.07	$0.06

Non-redeemable ordinary shares
Numerator:
Net loss	$(7,580,615)	$(4,779,782)
Less: Net income attributable to redeemable ordinary shares	(1,635,750)	(246,606)
Net loss attributable to non-redeemable ordinary shares	$(9,216,365)	$(5,026,389)

Denominator:
Weighted average non-redeemable ordinary shares outstanding, basic and diluted	10,979,089	7,016,376
Basic and diluted net loss per non-redeemable ordinary share	$(0.84)	$(0.72)

ALUSSA ENERGY ACQUISITION CORP.
Notes to Financial Statements

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The Company follows the guidance in ASC Topic 820, “Fair Value Measurement”, for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

See Note 8 for additional information on assets and liabilities measured at fair value.

Public Warrants and Private Placement Warrants

The Company evaluated the Public Warrants and Private Placement Warrants (collectively, “Warrants”, which are discussed in Note 1A, Note 1B, Note 3, Note 4, Note 8 and Note 10) in accordance with ASC 815-40, “Derivatives and Hedging — Contracts in Entity’s Own Equity”, and concluded that a provision in the Warrant Agreement related to certain tender or exchange offers precludes the Warrants from being accounted for as components of equity. As the Warrants meet the definition of a derivative as contemplated in ASC 815, the Warrants are recorded as derivative liabilities on the balance sheets and measured at fair value at inception (concurrent with or shortly after the date of the IPO) and at each reporting date in accordance with ASC 820, “Fair Value Measurement”, with changes in fair value recognized in the statements of operations in the period of change.

Recently Issued Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying financial statements.

NOTE 4. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 28,750,000 Units, which includes the exercise by the underwriters of their over-allotment option in full of 3,750,000 Units, at a price of $10.00 per Unit. Each Unit consists of one Class A Share and one-half of one Warrant. Each whole Warrant entitles the holder to purchase one Class A Share at a price of $11.50 per share. The Warrants will become exercisable on the later of 30 days after completion of the Business Combination or November 29, 2020 and will expire five years from the completion of the Business Combination or earlier upon redemption or liquidation. The Company may redeem the Warrants at a price of $0.01 per Warrant upon 30 days’ notice, only in the event that the last sale price of the Class A Shares is at least $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which notice of redemption is given. The Company will not redeem the Warrants unless a registration statement under the Securities Act covering the Class A Shares issuable upon exercise of the Warrants is effective and a current prospectus relating to those shares is available throughout the 30 day redemption period, unless the Warrants may be exercised

ALUSSA ENERGY ACQUISITION CORP.
Notes to Financial Statements

NOTE 4. INITIAL PUBLIC OFFERING (cont.)

on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If the Company redeems the Warrants as described above, management will have the option to require all holders that wish to exercise their Warrants to do so on a cashless basis; provided that an exemption from registration is available. No Warrants will be exercisable for cash unless the Company has an effective registration statement covering the Class A Shares issuable upon exercise of the Warrants and a current prospectus relating to such shares. If the shares issuable upon exercise of the Warrants are not registered under the Securities Act, holders will be permitted to exercise their Warrants on a cashless basis. However, no Warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any Class A Shares to holders seeking to exercise their Warrants, unless the issuance of the Class A Shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available.

In addition, if (x) the Company issues additional ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A Share (with such issue price or effective issue price to be determined in good faith by the Company’s Board of Directors, and in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the sponsor or such affiliates prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination, and (z) the volume weighted average trading price of the Company’s Class A Shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

NOTE 5. PROMISSORY NOTE — RELATED PARTY

On June 14, 2019, the Company issued an unsecured promissory note to the Sponsor pursuant to which the Company may borrow up to $300,000 in the aggregate. During 2019, the Company borrowed $198,959 under the promissory note. The note was non-interest bearing and payable on the earlier to occur of (i) December 31, 2019 or (ii) the consummation of the Initial Public Offering. The borrowings outstanding under the Promissory Note of $198,959 were repaid on December 2, 2019.

NOTE 6. COMMITMENTS

On February 10, 2020, the Company entered into a transactional support agreement with a service provider, pursuant to which the service provider agreed to assist the Company in evaluating acquisition opportunities in the energy industry, including valuation and qualitative assessments, as well as investor presentations. The Company paid the service provider a fee of $100,000 and will pay the service provider an additional fee upon the closing of a Business Combination. The fee payable at the closing of the Business Combination is dependent upon the timing of the closing and ranges between $975,000 and $1,950,000. The additional fee will not be payable in the event the Company does not consummate a Business Combination.

February 28, 2020, the Company entered into a consulting agreement with a service provider, pursuant to which the service provider provided the Company with advisory or transaction support for a potential Business Combination. The Company paid the service provider a fee of $75,000 per month for three months, for total fees of $225,000. In addition, on February 28, 2020, the Company entered into a transactional support agreement with the same service provider, pursuant to which the Company agreed to pay the service provider a fee equal to 1% of the consideration paid by the Company for the equity of a target company, up to a maximum fee of $5,000,000, if the Company consummates a Business Combination with a target company located in certain countries, as listed in the agreement. The fee will not be payable in the event the Company does not consummate a Business Combination.

ALUSSA ENERGY ACQUISITION CORP.
Notes to Financial Statements

NOTE 6. COMMITMENTS (cont.)

On April 27, 2020, the Company entered into a consulting agreement, pursuant to which the consultant will provide the Company with advisory services for a potential Business Combination with a specific counter-party. In the event the Company consummates the Business Combination, the Company will pay the consultant 250,000 Euros.

The Company granted the underwriters (the “Underwriters”) a 45-day option from the date of the Initial Public Offering to purchase up to 3,750,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On December 5, 2019, the underwriters fully exercised their over-allotment option to purchase an additional 3,750,000 Units at $10.00 per Unit.

The underwriters were paid a cash fee of 2.0% per Unit, or $5,750,000 in the aggregate at the closing of the Initial Public Offering. Upon completion of the initial Business Combination, the Underwriters will be entitled to $10,062,500, which constitutes the Underwriters’ deferred fee of 3.5%. The deferred fee will be forfeited by the Underwriters solely in the event that the Company fails to complete a Business Combination, subject to the terms of the underwriting agreement.

The Company entered into an agreement, commencing on November 25, 2019 through the earlier of the consummation of a Business Combination or the Company’s liquidation, to pay an aggregate of $35,000 per month to the Sponsor for office space, administrative and support services, of which Mr. Daniel Barcelo, the Company’s Chief Executive Officer and President, will be paid $20,000 per month and Mr. Nick De’Ath, the Company’s Chief Technology Officer, will be paid $5,000 per month. The Company’s Sponsor, officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on their behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on behalf of the Company. During the year ended December 31, 2020 and for the period from June 13, 2019 (inception) through December 3, 2019, the Company incurred and paid $420,000 and $35,000 in fees for these services, respectively.

In addition, in order to finance transaction costs in connection with an intended initial Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. If the Company completes its initial Business Combination, it would repay such loaned amounts without interest. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants issued to the Sponsor.

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 8,750,000 Private Placement Warrants at $1.00 per warrant, for an aggregate purchase price of $8,750,000 from the Company. A portion of the proceeds from the sale of the Private Placement Warrants were placed into the Trust Account. Each Private Placement Warrant is exercisable for one Class A Share at a price of $11.50 per share. The Private Placement Warrants are identical to the Warrants included in the Units sold in the Initial Public Offering except that the Private Placement Warrants: (i) will not be redeemable by the Company; (ii) may be exercised for cash or on a cashless basis, as described in the registration statement relating to the Initial Public Offering, so long as they are held by the Sponsor or any of its permitted transferees and (iii) are (including the ordinary shares issuable upon exercise of the Private Placement Warrants) entitled to registration rights. Additionally, the Sponsor has agreed not to transfer, assign or sell any of the Private Placement Warrants, including the Class A Shares issuable upon exercise of the Private Placement Warrants (except to certain permitted transferees), until 30 days after the completion of the Business Combination.

ALUSSA ENERGY ACQUISITION CORP.
Notes to Financial Statements

NOTE 7. SHAREHOLDERS’ EQUITY AND WARRANTS

Preference Shares

The Company is authorized to issue 2,000,000 preference shares with a par value of $0.0001. The Company’s Board of Directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The Board of Directors will be able to, without shareholder approval, issue preferred shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the Ordinary Shares and could have anti-takeover effects.

At December 31, 2020 and 2019, there were no preference shares issued or outstanding.

Ordinary Shares

The Company is authorized to issue 200,000,000 Class A Shares, with a par value of $0.0001 each, and 20,000,000 Class B ordinary shares, with a par value of $0.0001 each (the “Class B Shares” and, together with the Class A Shares, the “Ordinary Shares”). Holders of the Ordinary Shares are entitled to one vote for each Ordinary Share; provided that only holders of the Class B Shares have the right to vote on the election of directors prior to the Business Combination. The Class B Shares will automatically convert into Class A Shares at the time of the Business Combination, on a one-for-one basis, subject to adjustment for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A Shares, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to the closing of the Business Combination, the ratio at which the Class B Shares shall convert into Class A Shares will be adjusted (unless the holders of a majority of the outstanding Class B ordinary shares agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A Shares issuable upon conversion of all Class B Shares will equal, in the aggregate, 20% of the sum of all Ordinary Shares outstanding upon completion of the Initial Public Offering plus all Class A Shares and equity-linked securities issued or deemed issued in connection with the Business Combination, excluding any Ordinary Shares or equity-linked securities issued, or to be issued, to any seller in the Business Combination, any Private Placement-equivalent Warrants issued to the Sponsor or its affiliates upon conversion of loans made to the Company. Holders of Founder Shares may also elect to convert their Class B Shares into an equal number of Class A Shares, subject to adjustment as provided above, at any time.

At December 31, 2020 and 2019, there were 5,279,045 and 4,358,467 Class A Shares issued and outstanding, excluding 23,470,955 and 24,391,533 Class A Shares subject to possible redemption, respectively. At December 31, 2020 and 2019, there were 7,187,500 Class B Shares issued and outstanding.

Founder Shares

On June 14, 2019, an aggregate of 5,750,000 Class B Shares (the “Founder Shares”) were issued to the Sponsor for an aggregate purchase price of $25,000. In October 2019, the Company declared a share dividend satisfied by way of issuance of 0.125 of a share for each ordinary share in issue and on November 25, 2019, the Company declared a share dividend satisfied by way of issuance of 0.111111 of a share for each ordinary share in issue, resulting in an aggregate of 7,187,500 Founder Shares being held by the Sponsor. The 7,187,500 Founder Shares included an aggregate of up to 937,500 Founder Shares that were subject to forfeiture if the over-allotment option was not exercised in full by the Underwriters in order to maintain the Initial Shareholder’s ownership at 20% of the issued and outstanding Ordinary Shares upon completion of the Initial Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment option on December 5, 2019, a total of 937,500 Founder Shares are no longer subject to forfeiture.

The Founder Shares are identical to the Class A Shares included in the Units being sold in the Initial Public Offering, except that the Founder Shares (i) have the voting rights described above, (ii) are subject to certain transfer restrictions described below and (iii) are convertible into Class A Shares on a one-for-one basis, subject to adjustment pursuant to the anti-dilution provisions contained therein. The Founder Shares may not be transferred, assigned or

ALUSSA ENERGY ACQUISITION CORP.
Notes to Financial Statements

NOTE 7. SHAREHOLDERS’ EQUITY AND WARRANTS (cont.)

sold until the earlier of (i) one year after the completion of the Business Combination and (ii) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction after the Business Combination that results in all of the Public Shareholders having the right to exchange their Class A Shares for cash, securities or other property. Notwithstanding the foregoing, if the last sale price of the Class A Shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, the Founder Shares will be released from the lock-up.

Warrants

Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering or November 29, 2020. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants is effective and a current prospectus relating to those shares is available throughout the 30 day redemption period, unless the Public Warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. No Public Warrants will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any Class A ordinary shares to holders seeking to exercise their Public Warrants, unless the issuance of the Class A ordinary shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available.

The Company has determined that after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement registering the issuance, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the Public Warrants. The Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the Business Combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the Warrant Agreement. Notwithstanding the above, if the Class A ordinary shares are, at the time of any exercise of a Public Warrant, not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act with 60 business days after the closing of the Business Combination, the holders of the Public Warrants shall have the right to exercise their Public Warrants on a “cashless basis” in accordance with the Section 3(a)(9) of the Securities Act and, by exchanging the Public Warrants for the number of Class A ordinary share per Public Warrant equal to the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying such Public Warrant, multiplied by the excess of the fair market value over the exercise price by (y) the fair market value.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00. Once the Public Warrants become exercisable, the Company may redeem the Public Warrants:

•        In whole and not in part;

•        At a price of $0.01 per Public Warrant

•        Upon not less than 30 days’ prior written notice of redemption to each Public Warrant holder

•        If, and only if, the reported last sale price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the Public Warrant holders equals or exceeds $18.00 per share (as adjusted).

If and when the Public Warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

ALUSSA ENERGY ACQUISITION CORP.
Notes to Financial Statements

NOTE 7. SHAREHOLDERS’ EQUITY AND WARRANTS (cont.)

The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share split, share dividend, rights issuance, subdivision, reorganization, recapitalization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

In addition, if (x) the Company issues additional ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s Board of Directors, and in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the sponsor or such affiliates prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination, and (z) the volume weighted average trading price of the Company’s Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Public Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Warrants included in the Units sold in the Initial Public Offering except that the Private Placement Warrants: (i) will not be redeemable by the Company; (ii) may be exercised for cash or on a cashless basis, as described in the registration statement relating to the Initial Public Offering, so long as they are held by the Sponsor or any of its permitted transferees and (iii) are (including the ordinary shares issuable upon exercise of the Private Placement Warrants) entitled to registration rights. Additionally, the Sponsor has agreed not to transfer, assign or sell any of the Private Placement Warrants, including the Class A Shares issuable upon exercise of the Private Placement Warrants (except to certain permitted transferees), until 30 days after the completion of the Business Combination.

NOTE 8. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC Topic 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually. The Company also follows the guidance in ASC Topic 815 for its Public Warrants and Private Placement Warrants that are re-measured and reported at fair value each reporting period.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

ALUSSA ENERGY ACQUISITION CORP.
Notes to Financial Statements

NOTE 8. FAIR VALUE MEASUREMENTS (cont.)

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2020 and 2019, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

	December 31, 2020 (As Restated)
	Level 1	Level 2	Level 3	Total
Assets:
Marketable securities held in Trust Account	$289,834,441	$—	$—	$289,834,441
Total fair value	$289,834,441	$—	$—	$289,834,441

Liabilities:
Public Warrants	$17,681,250	$—	$—	$17,681,250
Private Placement Warrants	—	—	17,675,000	17,675,000
Total fair value	$17,681,250	$—	$17,675,000	$35,356,250
	December 31, 2019 (As Restated)
	Level 1	Level 2	Level 3	Total
Assets:
Marketable securities held in Trust Account	$287,830,781	$—	$—	$287,830,781
Total fair value	$287,830,781	$—	$—	$287,830,781

Liabilities:
Public Warrants	$—	$—	$18,975,000	$18,975,000
Private Placement Warrants	—	—	11,987,500	11,987,500
Total fair value	$—	$—	$30,962,500	$30,962,500

Public Warrants and Private Placement Warrants

The Public Warrants and Private Placement Warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the balance sheets. The warrant liabilities are measured at fair value at issuance and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the statements of operations.

Initial Measurement

The Company measured the fair value for the Warrants at issuance using a Monte Carlo simulation model for the Public Warrants and a Black-Scholes option pricing model for the Private Placement Warrants. The Company allocated the proceeds received from the sale of Units (which include one Class A ordinary share and one-half of one Public Warrant), to the Public Warrants based on their fair value at issuance, with the remaining proceeds allocated to Class A ordinary shares . The Warrants were classified at Level 3 at the initial measurement date due to the use of unobservable inputs.

ALUSSA ENERGY ACQUISITION CORP.
Notes to Financial Statements

NOTE 8. FAIR VALUE MEASUREMENTS (cont.)

The Company’s use of a Black-Scholes option pricing model and Monte Carlo simulation model required the use of subjective assumptions:

•        The risk-free interest rate assumption was based on the U.S. Constant Maturity Treasury yield, which was commensurate with the contractual terms of the Warrants, which expire on the earlier of (i) five years after the completion of the initial Business Combination and (ii) redemption or liquidation. An increase in the risk-free interest rate in isolation, would result in an increase in the fair value measurement of the warrant liabilities and vice versa.

•        The expected term was determined to be 5.5 years, as the Warrants become exercisable on the later of (i) 30 days after the completion of the Business Combination and (ii) 12 months from the IPO date or November 29, 2020. An increase in the expected term, in isolation, would result in an increase in the fair value measurement of the warrant liabilities and vice versa.

•        The expected volatility assumption was based on the implied volatility from a set of comparable publicly-traded warrants as determined based on the size and proximity of other similar business combinations. An increase in expected volatility, in isolation, would result in an increase in the fair value measurement of the warrant liabilities and vice versa.

•        The fair value of the Units, which each consist of one Class A ordinary share and one-half of one Public Warrant, represents the closing price on the measurement date as observed from the ticker ALUS.U.

Subsequent Measurement

The Warrants are measured at fair value on a recurring basis. As of December 31, 2019, the Public and Private Placement Warrants were classified as Level 3 fair value measurements based on the use of unobservable inputs. However, the subsequent measurement of the Public Warrants as of December 31, 2020 is classified as a Level 1 fair value measurement due to the use of an observable market quote in an active market under the ticker ALUS.WS. As of December 31, 2020, the fair value of the Public Warrants was $17,681,250 based on the closing price of ALUS.WS on that date of $1.23 per Public Warrant. As of December 31, 2020, the Private Placement Warrants remained a Level 3 measurement.

The key inputs into the Black-Scholes option model and Monte Carlo simulation model for the Public Warrants and Private Placement Warrants, were as follows on each respective date:

	November 29, 2019 (Initial Measurement)	December 5, 2019 (Initial Measurement)	December 31, 2019	December 31, 2020
Risk-free interest rate	1.64%	1.64%	1.72%	0.43%
Term (years)	5.5	5.5	5.5	5.5
Volatility	20.0%	20.0%	20.0%	26.17%
Dividend yield	0.0%	0.0%	0.0%	0.0%
Exercise price	$11.50	$11.50	$11.50	$11.50
Share price	$9.37 (1)	$9.38 (1)	$9.42 (1)	$10.06

____________

(1)      As of the respective dates, the Units had not been separated into Class A ordinary shares and Public Warrants. As such, an implied share price was determined using the observed Unit price.

ALUSSA ENERGY ACQUISITION CORP.
Notes to Financial Statements

NOTE 8. FAIR VALUE MEASUREMENTS (cont.)

The following table presents the changes in the fair value of warrant liabilities through December 31, 2020:

	Public Warrants	Private Placement Warrants	Warrant Liabilities
Fair value as of June 13, 2019	$—	$—	$—
Fair value for warrants issued on November 29, 2019	15,875,000	10,640,000	26,515,000
Fair value for warrants issued on December 5, 2019	2,400,000	997,500	3,397,500
Change in fair value of warrant liabilities	700,000	350,000	1,050,000
Fair value as of December 31, 2019	18,975,000	11,987,500	30,962,500
Change in fair value of warrant liabilities(1)	(1,293,750)	5,687,500	4,393,750
Fair value as of December 31, 2020	$17,681,250	$17,675,000	$35,356,250

____________

(1)      Due to the use of quoted prices in an active market (Level 1) to measure the fair values of the Public Warrants subsequent to December 31, 2019, Public Warrants with a fair value of $10,781,250 were transferred out of Level 3 for the year ended December 31, 2020.

NOTE 9. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than disclosed below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On January 29, 2021, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) with FREYR A/S, a company organized under the laws of Norway (“FREYR”), the Sponsor, in the capacity as the representative for the Alussa shareholders in accordance with the terms and conditions of the Business Combination Agreement, FREYR Battery, a corporation in the form of a public limited liability company organized under the laws of Luxembourg (“Pubco”), Norway Sub 1 AS, a private limited liability company under the laws of Norway (“Norway Merger Sub 1”), Norway Sub 2 AS, a private limited liability company under the laws of Norway (“Norway Merger Sub 2” and together with Norway Merger Sub 1, the “Norway Merger Subs”), Adama Charlie Sub, a Cayman Islands exempted company (“Cayman Merger Sub”), certain shareholders of FREYR named in the Business Combination Agreement (the “Major Shareholders”), and ATS NEXT AS, in the capacity as the representative for the Major Shareholders in accordance with the terms and conditions of the Business Combination Agreement (the “Shareholder Representative”).

Prior to the completion of the transactions contemplated by the Business Combination Agreement, the Norway Merger Subs shall be wholly-owned subsidiaries of the Company.

Pursuant to the terms of the Business Combination Agreement, (a) the Company will merge with and into Cayman Merger Sub, with the Company continuing as the surviving entity (the “Cayman Merger”), (b) the Company will distribute all of its interests in Norway Merger Sub 1 to Pubco, (c) FREYR will merge with and into Norway Merger Sub 2, with Norway Merger Sub 2 continuing as the surviving entity (the “Norway Merger”), (d) Norway Merger Sub 1 will merge with and into Pubco, with Pubco continuing as the surviving entity (the “Cross-Border Merger”), as a result of which, (i) each issued and outstanding security of the Company immediately prior to the effective time of the Cayman Merger shall be exchanged for the right of the holder thereof to receive securities of Pubco in accordance with the Business Combination Agreement (or, in the case of Dissenting Purchaser Shareholders, if any, the right to receive the fair value of such holder’s Dissenting Purchaser Ordinary Shares and such other rights as are granted by the Cayman Companies Law), (ii) each issued and outstanding security of FREYR immediately prior to the effective time of the Norway Merger shall be exchanged for the right of the holder thereof to receive securities of Norway Merger Sub 1 in accordance with the Business Combination Agreement and (iii) each issued and outstanding security of Norway Merger Sub 1 immediately prior to the Cross-Border Effective Time shall be exchanged for the right of the holder to receive securities of Pubco, all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the provisions of applicable law.

The Business Combination will be consummated in accordance with the terms and subject to the conditions as further described in the Business Combination Agreement.

ALUSSA ENERGY ACQUISITION CORP.
Notes to Financial Statements

NOTE 9. SUBSEQUENT EVENTS (cont.)

On February 9, 2021, the Company issued an unsecured promissory note to the Sponsor pursuant to the Working Capital Loans agreement as described in Note 6, by which the Company may borrow up to $1,500,000 in the aggregate. The note is non-interest bearing and payable on the earlier to occur of (i) the completion of an initial Business Combination or (ii) liquidation. On April 6, 2021, the Company borrowed $1,500,000 under the loan note. On April 30, 2021, the Sponsor elected to convert the loan note into 1,500,000 warrants that are identical to the Private Placement Warrants.

NOTE 10: RESTATEMENT OF QUARTERLY CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

	As Restated
	September 30, 2020	June 30, 2020	March 31, 2020
BALANCE SHEETS
ASSETS
Current Assets
Cash	$1,109,632	$1,399,600	$1,880,199
Prepaid expenses and other current assets	41,817	84,716	81,894
Total Current Assets	1,151,449	1,484,316	1,962,093

Marketable securities held in Trust Account	289,791,930	289,642,871	289,605,262
Total Assets	$290,943,379	$291,127,187	$291,567,355

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities – Accounts payable and accrued expenses	$39,327	$47,847	$71,751
Deferred underwriting fee payable	10,062,500	10,062,500	10,062,500
Warrant liabilities	23,606,250	21,293,750	23,293,749
Total Liabilities	33,708,077	31,404,097	33,428,000

Commitments	—	—	—

Class A ordinary shares subject to possible redemption, 25,024,040, 25,283,856 and 25,129,917 shares at redemption value at September 30, 2020, June 30, 2020 and March 31, 2020, respectively	252,235,299	254,723,083	253,139,346

Shareholders’ Equity
Preference shares, $0.0001 par value; 2,000,000 shares authorized; none issued and outstanding	—	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 3,725,960, 3,466,144, and 3,620,083 shares issued and outstanding (excluding 25,024,040, 25,283,856 and 25,129,917 shares subject to possible redemption) at September 30, 2020, June 30, 2020 and March 31, 2020, respectively	372	346	363
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 7,187,500 shares issued and outstanding at September 30, 2020, June 30, 2020, and March 31, 2020	719	719	719
Additional paid-in capital	2,487,758	—	835,323
Retained earnings	2,511,154	4,998,942	4,163,604
Total Shareholders’ Equity	5,000,003	5,000,007	5,000,009

Total Liabilities and Shareholders’ Equity	$290,943,379	$291,127,187	$291,567,355

ALUSSA ENERGY ACQUISITION CORP.
Notes to Financial Statements

NOTE 10: RESTATEMENT OF QUARTERLY CONDENSED FINANCIAL STATEMENTS (UNAUDITED) (cont.)

	As Restated
	September 30, 2020		June 30, 2020		March 31, 2020
	Three Months Ended	Nine Months Ended	Three Months Ended	Six Months Ended	Three Months Ended
STATEMENTS OF OPERATIONS
Operating costs	$324,347	$1,278,065	$453,873	$953,718	$499,845
Loss from operations	(324,347)	(1,278,065)	(453,873)	(953,718)	(499,845)

Other income (expense):
Interest income	93,440	1,944,601	958,571	1,851,161	892,590
Unrealized gain on marketable securities held in Trust Account	55,619	16,548	(920,962)	(39,071)	881,891
Change in fair value of warrant liabilities	(2,312,500)	7,356,250	2,000,000	9,668,750	7,668,750
Other income (expense)	(2,163,441)	9,317,399	2,037,609	11,480,840	9,443,231

Net income (loss)	$(2,487,788)	$8,039,334	$1,583,736	$10,527,122	$8,943,386

Weighted average redeemable ordinary shares outstanding, basic and diluted	25,283,856	24,936,375	25,129,917	24,760,725	24,391,533

Basic and diluted net income per redeemable ordinary share	$0.00	$0.07	$0.03	$0.07	$0.03

Weighted average non-redeemable ordinary shares outstanding, basic and diluted	10,653,644	11,001,125	10,807,583	11,176,775	11,545,967

Basic and diluted net income (loss) per non-redeemable ordinary share	$(0.24)	$0.58	$0.07	$0.80	$0.71
	For the Three Months Ended March 31, 2020 (As Restated)
	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-In Capital	(Accumulated Deficit) Retained Earnings	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
Balance – January 1, 2020	4,358,467	$436	7,187,500	$719	$9,778,630	$(4,779,782)	$5,000,003
Class A ordinary shares subject to possible redemption	(738,384)	(73)	—	—	(8,943,307)	—	(8,943,380)
Net income	—	—	—	—	—	8,943,386	8,943,386
Balance – March 31, 2020	3,620,083	$363	7,187,500	$719	$835,323	$4,163,604	$5,000,009

ALUSSA ENERGY ACQUISITION CORP.
Notes to Financial Statements

NOTE 10: RESTATEMENT OF QUARTERLY CONDENSED FINANCIAL STATEMENTS (UNAUDITED) (cont.)

	For the Three Months Ended June 30, 2020 (As Restated)
	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-In Capital	Retained Earnings	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
Balance – March 31, 2020	3,620,083	$363	7,187,500	$719	$835,323	$4,163,604	$5,000,009
Class A ordinary shares subject to possible redemption	(153,939)	(17)	—	—	(835,323)	(748,398)	(1,583,738)
Net income	—	—	—	—	—	1,583,736	1,583,736
Balance – June 30, 2020	3,466,144	$346	7,187,500	$719	$—	$4,998,942	$5,000,007
	For the Six Months Ended June 30, 2020 (As Restated)
	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-In Capital	(Accumulated Deficit) Retained Earnings	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
Balance – January 1, 2020	4,358,467	$436	7,187,500	$719	$9,778,630	$(4,779,782)	$5,000,003
Class A ordinary shares subject to possible redemption	(892,323)	(90)	—	—	(9,778,630)	(748,398)	(10,527,118)
Net income	—	—	—	—	—	10,527,122	10,527,122
Balance – June 30, 2020	3,466,144	$346	7,187,500	$719	$—	$4,998,942	$5,000,007
	For the Three Months Ended September 30, 2020 (As Restated)
	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-In Capital	Retained Earnings	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
Balance – June 30, 2020	3,466,144	$346	7,187,500	$719	$—	$4,998,942	$5,000,007
Class A ordinary shares subject to possible redemption	259,816	26	—	—	2,487,758	—	2,487,784
Net loss	—	—	—	—	—	(2,487,788)	(2,487,788)
Balance – September 30, 2020	3,725,960	$372	7,187,500	$719	$2,487,758	$2,511,154	$5,000,003
	For the Nine Months Ended September 30, 2020 (As Restated)
	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-In Capital	(Accumulated Deficit) Retained Earnings	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
Balance – January 1, 2020	4,358,467	$436	7,187,500	$719	$9,778,630	$(4,779,782)	$5,000,003
Class A ordinary shares subject to possible redemption	(632,507)	(64)	—	—	(7,290,872)	(748,398)	(8,039,334)
Net income	—	—	—	—	—	8,039,334	8,039,334
Balance – September 30, 2020	3,725,960	$372	7,187,500	$719	$2,487,758	$2,511,154	$5,000,003

ALUSSA ENERGY ACQUISITION CORP.
Notes to Financial Statements

NOTE 10: RESTATEMENT OF QUARTERLY CONDENSED FINANCIAL STATEMENTS (UNAUDITED) (cont.)

	As Restated
	Nine Months Ended September 30, 2020	Six Months Ended June 30, 2020	Three Months Ended March 31, 2020
STATEMENTS OF CASH FLOWS
Cash Flows from Operating Activities
Net income	$8,039,334	$10,527,122	$8,943,386
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(1,944,601)	(1,851,161)	(892,590)
Unrealized gain on marketable securities held in Trust Account	(16,548)	39,071	(881,891)
Change in fair value of warrant liabilities	(7,356,250)	(9,668,750)	(7,668,750)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	71,232	28,333	31,155
Accrued expenses	34,103	42,623	66,527
Net cash used in operating activities	(1,172,730)	(882,762)	(402,163)

Net Change in Cash	(1,172,730)	(882,762)	(402,163)
Cash – Beginning	2,282,362	2,282,362	2,282,362
Cash – Ending	$1,109,632	$1,399,600	$1,880,199

Non-Cash Investing and Financing Activities:
Change in fair value of Class A ordinary shares subject to possible redemption	$8,039,334	$10,527,118	$8,943,381
	September 30, 2020
	As Originally Reported	Adjustments	As Restated
Balance Sheet

Liabilities and Shareholders’ Equity
Warrant liabilities	$—	$23,606,250	$23,606,250
Total Liabilities	10,101,827	23,606,250	33,708,077

Class A ordinary shares subject to possible redemption, 25,024,040 shares at redemption value at September 30, 2020	275,841,548	(23,606,249)	252,235,299

Shareholders’ Equity
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 3,725,960 shares issued and outstanding (excluding 25,024,040 shares subject to possible redemption) at September 30, 2020	138	234	372
Additional paid-in capital	4,106,355	(1,618,597)	2,487,758
Retained earnings	892,792	1,618,362	2,511,154
Total Shareholders’ Equity	5,000,004	(1)	5,000,003

Total Liabilities and Shareholders’ Equity	$290,943,379	$—	$290,943,379

ALUSSA ENERGY ACQUISITION CORP.
Notes to Financial Statements

NOTE 10: RESTATEMENT OF QUARTERLY CONDENSED FINANCIAL STATEMENTS (UNAUDITED) (cont.)

	June 30, 2020
	As Originally Reported	Adjustments	As Restated
Balance Sheet

Liabilities and Shareholders’ Equity
Warrant liabilities	$—	$21,293,750	$21,293,750
Total Liabilities	10,110,347	21,293,750	31,404,097

Class A ordinary shares subject to possible redemption, 25,283,856 shares at redemption value at June 30, 2020	276,016,831	(21,293,748)	254,723,083

Shareholders’ Equity
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 3,466,144 shares issued and outstanding (excluding 25,283,856 shares subject to possible redemption) at June 30, 2020	135	211	346
Additional paid-in capital	3,931,075	(3,931,075)	—
Retained earnings	1,068,080	3,930,862	4,998,942
Total Shareholders’ Equity	5,000,009	(2)	5,000,007

Total Liabilities and Shareholders’ Equity	$291,127,187	$—	$291,127,187
	March 31, 2020
	As Originally Reported	Adjustments	As Restated
Balance Sheet

Liabilities and Shareholders’ Equity
Warrant liabilities	$—	$23,293,749	$23,293,749
Total Liabilities	10,134,251	23,293,749	33,428,000

Class A ordinary shares subject to possible redemption 25,129,917 shares at redemption value at March 31, 2020	276,433,098	(23,293,752)	253,139,346

Shareholders’ Equity
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 3,620,083 shares issued and outstanding (excluding 25,129,917 shares subject to possible redemption) at March 31, 2020	131	232	363
Additional paid-in capital	3,514,812	(2,679,489)	835,323
Retained earnings	1,484,344	2,679,260	4,163,604
Total Shareholders’ Equity	5,000,006	3	5,000,009

Total Liabilities and Shareholders’ Equity	$291,567,355	$—	$291,567,355

ALUSSA ENERGY ACQUISITION CORP.
Notes to Financial Statements

NOTE 10: RESTATEMENT OF QUARTERLY CONDENSED FINANCIAL STATEMENTS (UNAUDITED) (cont.)

	For the Three Months Ended September 30, 2020
	As Originally Reported	Adjustments	As Restated
Statement of Operations

Other income (expense):
Change in fair value of warrant liabilities	$—	$(2,312,500)	$(2,312,500)
Other income (expense)	149,059	(2,312,500)	(2,163,441)

Net loss	$(175,288)	$(2,312,500)	$(2,487,788)

Weighted average redeemable ordinary shares outstanding, basic and diluted	—	25,283,856	25,283,856

Basic and diluted net income per redeemable ordinary share	$—	$0.00	$0.00

Weighted average non-redeemable ordinary shares outstanding, basic and diluted	8,540,023	2,113,621	10,653,644

Basic and diluted net loss per non-redeemable ordinary share	$(0.04)	$(0.20)	$(0.24)
	For the Nine Months Ended September 30, 2020
	As Originally Reported	Adjustments	As Restated
Statement of Operations

Other income (expense):
Change in fair value of warrant liabilities	$—	$7,356,250	$7,356,250
Other income (expense)	1,961,149	7,356,250	9,317,399

Net income	$683,084	$7,356,250	$8,039,334

Weighted average redeemable ordinary shares outstanding, basic and diluted	—	24,936,375	24,936,375

Basic and diluted net income per redeemable ordinary share	$—	$0.07	$0.07

Weighted average non-redeemable ordinary shares outstanding, basic and diluted	8,496,307	2,504,818	11,001,125

Basic and diluted net income (loss) per non-redeemable ordinary share	$(0.14)	$0.72	$0.58

ALUSSA ENERGY ACQUISITION CORP.
Notes to Financial Statements

NOTE 10: RESTATEMENT OF QUARTERLY CONDENSED FINANCIAL STATEMENTS (UNAUDITED) (cont.)

	For the Three Months Ended June 30, 2020
	As Originally Reported	Adjustments	As Restated
Statement of Operations

Other income (expense):
Change in fair value of warrant liabilities	$—	$2,000,000	$2,000,000
Other income (expense)	37,609	2,000,000	2,037,609

Net (loss) income	$(416,264)	$2,000,000	$1,583,736

Weighted average redeemable ordinary shares outstanding, basic and diluted	—	25,129,917	25,129,917

Basic and diluted net income per redeemable ordinary share	$—	$0.03	$0.03

Weighted average non-redeemable ordinary shares outstanding, basic and diluted	8,495,141	2,312,442	10,807,583

Basic and diluted net income (loss) per non-redeemable ordinary share	$(0.05)	$0.12	$0.07
	For the Six Months Ended June 30, 2020
	As Originally Reported	Adjustments	As Restated
Statement of Operations

Other income (expense):
Change in fair value of warrant liabilities	$—	$9,668,750	$9,668,750
Other income (expense)	1,812,090	9,668,750	11,480,840

Net income	$858,372	$9,668,750	$10,527,122

Weighted average redeemable ordinary shares outstanding, basic and diluted	—	24,760,725	24,760,725

Basic and diluted net income per redeemable ordinary share	$—	$0.07	$0.07

Weighted average non-redeemable ordinary shares outstanding, basic and diluted	8,474,209	2,702,566	11,176,775

Basic and diluted net income (loss) per non-redeemable ordinary share	$(0.10)	$0.90	$0.80

ALUSSA ENERGY ACQUISITION CORP.
Notes to Financial Statements

NOTE 10: RESTATEMENT OF QUARTERLY CONDENSED FINANCIAL STATEMENTS (UNAUDITED) (cont.)

	For the Three Months Ended March 31, 2020
	As Originally Reported	Adjustments	As Restated
Statement of Operations

Other income (expense):
Change in fair value of warrant liabilities	$—	$7,668,750	$7,668,750
Other income (expense)	1,774,481	7,668,750	9,443,231

Net income	$1,274,636	$7,668,750	$8,943,386

Weighted average redeemable ordinary shares outstanding, basic and diluted	—	24,391,533	24,391,533

Basic and diluted net income per redeemable ordinary share	$—	$0.03	$0.03

Weighted average non-redeemable ordinary shares outstanding, basic and diluted	8,453,276	3,092,691	11,545,967

Basic and diluted net income (loss) per non-redeemable ordinary share	$(0.05)	$0.76	$0.71
	For the Nine Months Ended September 30, 2020
	As Originally Reported	Adjustments	As Restated
Statement of Cash Flows

Cash Flows from Operating Activities:
Net income	$683,084	$7,356,250	$8,039,334
Adjustments to reconcile net income to net cash used in operating activities:
Change in fair value of warrant liabilities	—	(7,356,250)	(7,356,250)
Net cash used in operating activities	(1,172,730)	—	(1,172,730)

Non-Cash Investing and Financing Activities:
Change in fair value of Class A ordinary shares subject to possible redemption	$683,090	$7,356,244	$8,039,334

ALUSSA ENERGY ACQUISITION CORP.
Notes to Financial Statements

NOTE 10: RESTATEMENT OF QUARTERLY CONDENSED FINANCIAL STATEMENTS (UNAUDITED) (cont.)

	For the Six Months Ended June 30, 2020
	As Originally Reported	Adjustments	As Restated
Statement of Cash Flows

Cash Flows from Operating Activities:
Net income	$858,372	$9,668,750	$10,527,122
Adjustments to reconcile net income to net cash used in operating activities:
Change in fair value of warrant liabilities	—	(9,668,750)	(9,668,750)
Net cash used in operating activities	(882,762)	—	(882,762)

Non-Cash Investing and Financing Activities:
Change in fair value of Class A ordinary shares subject to possible redemption	$858,373	$9,668,745	$10,527,118
	For the Three Months Ended March 31, 2020
	As Originally Reported	Adjustments	As Restated
Statement of Cash Flows

Cash Flows from Operating Activities:
Net income	$1,274,636	$7,668,750	$8,943,386
Adjustments to reconcile net income to net cash used in operating activities:
Change in fair value of warrant liabilities	—	(7,668,750)	(7,668,750)
Net cash used in operating activities	(402,163)	—	(402,163)

Non-Cash Investing and Financing Activities:
Change in fair value of Class A ordinary shares subject to possible redemption	$1,274,640	$7,668,741	$8,943,381

Annex A

EXECUTION VERSION

BUSINESS COMBINATION AGREEMENT

by and among

ALUSSA ENERGY ACQUISITION CORP.

as Purchaser,

ALUSSA ENERGY SPONSOR LLC,

in the capacity as the Purchaser Representative,

FREYR AS,

as the Company,

ATS AS,

in the capacity as the Shareholder Representative,

NORWAY SUB 1 AS,

NORWAY SUB 2 AS,

ADAMA CHARLIE SUB,

FREYR BATTERY,

AND

THE MAJOR SHAREHOLDERS

Dated as of January 29, 2021

Annex Page No.
Article I DISTRIBUTIOn; PREFERRED Share Transfer
1.1	Distribution	A-2
1.2	Preferred Share Transfer	A-2

Article II MERGERS
2.1	Mergers	A-3
2.2	Effective Times	A-3
2.3	Effect of the Mergers	A-4
2.4	Organizational Documents of Surviving Corporations	A-4
2.5	Directors and Officers of the Surviving Corporations	A-4
2.6	Effect of Mergers on Issued Securities of Purchaser, Pubco, the Merger Subs and the Company	A-5
2.7	Exchange Procedures	A-6
2.8	Treatment of Company Options, Company Warrants and EDGE Warrants.	A-7
2.9	Fractional Pubco Securities	A-8
2.10	Tax Consequences	A-8
2.11	Termination of Certain Agreements	A-8

Article III ESCROW
3.1	Escrow	A-9

Article IV CLOSINGS
4.1	First Closing	A-9
4.2	Second Closing	A-9
4.3	Signatures for the Closings	A-9

Article V REPRESENTATIONS AND WARRANTIES OF PURCHASER
5.1	Organization and Standing	A-10
5.2	Authorization; Binding Agreement	A-10
5.3	Governmental Approvals	A-10
5.4	Non-Contravention	A-10
5.5	Capitalization	A-11
5.6	SEC Filings and Purchaser Financials	A-12
5.7	Absence of Certain Changes	A-13
5.8	Compliance with Laws	A-13
5.9	Actions; Orders; Permits	A-13
5.10	Taxes and Returns	A-14
5.11	Employees	A-14
5.12	Investment Company Act	A-14
5.13	Finders and Brokers	A-14
5.14	Certain Business Practices	A-14
5.15	Independent Investigation	A-15
5.16	Trust Account	A-15
5.17	Exclusivity of Representations and Warranties	A-15

Annex A-i

Annex Page No.
Article VI REPRESENTATIONS AND WARRANTIES OF PUBCO
6.1	Organization and Standing	A-15
6.2	Authorization; Binding Agreement	A-16
6.3	Governmental Approvals	A-16
6.4	Non-Contravention	A-16
6.5	Capitalization	A-16
6.6	Ownership of Exchange Shares	A-17
6.7	Compliance with Laws	A-17
6.8	Pubco and Cayman Merger Sub Activities	A-17
6.9	Finders and Brokers	A-17
6.10	Investment Company Act	A-17
6.11	Information Supplied	A-18
6.12	Independent Investigation	A-18
6.13	Exclusivity of Representations and Warranties	A-18

Article VII REPRESENTATIONS AND WARRANTIES OF THE COMPANY
7.1	Organization and Standing	A-19
7.2	Authorization; Binding Agreement	A-19
7.3	Capitalization	A-19
7.4	Subsidiaries	A-20
7.5	Governmental Approvals	A-20
7.6	Non-Contravention	A-21
7.7	Financial Statements	A-21
7.8	Absence of Certain Changes	A-22
7.9	Compliance with Laws	A-22
7.10	Company Permits	A-22
7.11	Litigation	A-22
7.12	Material Contracts	A-22
7.13	Intellectual Property	A-25
7.14	Taxes and Returns	A-26
7.15	Real Property	A-26
7.16	Title to and Sufficiency of Assets	A-27
7.17	Employee Matters	A-27
7.18	Benefit Plans	A-28
7.19	Environmental Matters	A-29
7.20	Transactions with Related Persons	A-30
7.21	Business Insurance	A-30
7.22	Customers and Vendors	A-30
7.23	Certain Business Practices	A-31
7.24	Data Protection and Cybersecurity	A-31
7.25	Information Technology	A-32
7.26	Investment Company Act	A-32
7.27	Finders and Brokers	A-32
7.28	Information Supplied	A-32
7.29	Solvency	A-32
7.30	Disclosed MOUs	A-32
7.31	Exclusivity of Representations and Warranties	A-33
7.32	Independent Investigation	A-33

Annex A-ii

Annex Page No.
Article VIII Representations and warranties of the major shareholders
8.1	Organization and Standing	A-33
8.2	Authorization; Binding Agreement	A-33
8.3	Ownership	A-34
8.4	Governmental Approvals	A-34
8.5	Non-Contravention	A-34
8.6	No Litigation	A-34
8.7	Finders and Brokers	A-34
8.8	Independent Investigation	A-34

Article IX COVENANTS
9.1	Access and Information	A-35
9.2	Conduct of Business of the Company	A-35
9.3	Conduct of Business of Purchaser, Pubco and Merger Subs	A-37
9.4	Purchaser Public Filings	A-38
9.5	No Solicitation	A-38
9.6	No Trading	A-39
9.7	Notification of Certain Matters	A-39
9.8	Efforts	A-40
9.9	Further Assurances	A-41
9.10	The Registration Statement	A-41
9.11	Public Announcements	A-42
9.12	Post-Closing Board of Directors	A-43
9.13	Indemnification of Directors and Officers; Tail Insurance	A-43
9.14	Trust Account Proceeds	A-44
9.15	Commitment Agreements	A-44
9.16	Registration of the Exchange Shares	A-45
9.17	Delisting and Deregistration	A-46
9.18	Pubco NYSE Listing	A-46
9.19	Equity Plans	A-46
9.20	Company Shareholder Approval	A-46
9.21	Merger Subs’ and Pubco Shareholder Approvals	A-47
9.22	Section 16 of the Exchange Act	A-47
9.23	Transfer Taxes	A-47
9.24	Registration Rights Agreement	A-47
9.25	Resignations	A-47
9.26	Termination of Existing Registration Rights Agreement	A-47
9.27	First Amended Pubco Articles	A-47
9.28	Net Tangible Assets	A-47
9.29	Company Disclosure Schedules	A-48
9.30	Norway Demerger	A-48
9.31	No Leakage	A-48
9.32	Employment Agreements	A-48

Article X SURVIVAL
10.1	Survival	A-48
10.2	Indemnification	A-49
Annex A-iii

Annex Page No.
10.3	Limitations and General Indemnification Provisions	A-49
10.4	Indemnification Procedures	A-50
10.5	Indemnification Payments	A-51
10.6	Exclusive Remedy	A-51

Article XI LEAKAGE; legal costS adjustments
11.1	Leakage	A-51
11.2	Legal Cost Adjustment	A-52

Article XII CLOSINGs CONDITIONS
12.1	Conditions to Each Party’s Obligations	A-53
12.2	Conditions to Obligations of the Company and the Major Shareholders	A-53
12.3	Conditions to Obligations of Purchaser	A-54
12.4	Second Closing	A-55
12.5	Frustration of Conditions	A-55

Article XIII TERMINATION AND EXPENSES
13.1	Termination	A-55
13.2	Effect of Termination	A-56
13.3	Fees and Expenses	A-56

Article XIV WAIVERS AND RELEASES
14.1	Waiver of Claims Against Trust	A-57
14.2	No Recourse	A-58

Article XV MISCELLANEOUS
15.1	Notices	A-58
15.2	Binding Effect; Assignment	A-60
15.3	Third Parties	A-60
15.4	Arbitration	A-60
15.5	Governing Law; Jurisdiction	A-60
15.6	Specific Performance	A-60
15.7	Severability	A-61
15.8	Amendment	A-61
15.9	Waiver	A-61
15.10	Entire Agreement	A-61
15.11	Interpretation	A-61
15.12	Counterparts	A-62
15.13	Purchaser Representative	A-62
15.14	Shareholder Representative	A-63
15.15	Legal Representation	A-64
15.16	No Liability	A-65

Article XVI DEFINITIONS
16.1	Certain Definitions	A-65

Annex A-iv

INDEX OF EXHIBITS

Exhibit	Description
Exhibit A	Form of Norway Demerger Plan
Exhibit B	Form of Cayman Merger Plan
Exhibit C	Form of Norway Merger Plan
Exhibit D	Form of Cross-Border Merger Plan
Exhibit E	Form of Escrow Agreement
Exhibit F	Form of Pubco Equity Plan
Exhibit G	Form of Registration Rights Agreement
Exhibit H	Form of First Amended Pubco Articles
Exhibit I	Form of Final Amended Pubco Articles
Exhibit J	Employment Term Sheets

Annex A-v

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of January 29, 2021 by and among (i) Alussa Energy Acquisition Corp., an exempted company incorporated under the laws of the Cayman Islands (together with its successors, “Purchaser”), (ii) Alussa Energy Sponsor LLC, a limited liability company formed under the laws of Delaware, in the capacity as the representative from and after the First Closing (as defined below) for the shareholders of Purchaser, as well as Pubco, in accordance with the terms and conditions of this Agreement (the “Purchaser Representative”), (iii) FREYR Battery, a corporation in the form of a public limited liability company (société anonyme) incorporated under the laws of Luxembourg, with registered office at 412F, route d’Esch, L-2086 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés) (“Pubco”), (iv) Norway Sub 1 AS, a private limited liability company under the laws of Norway (“Norway Merger Sub 1”), (v) Norway Sub 2 AS, a private limited liability company under the laws of Norway (“Norway Merger Sub 2” and, together with Norway Merger Sub 1, the “Norway Merger Subs”), (vi) Adama Charlie Sub, an exempted company incorporated under the laws of the Cayman Islands (“Cayman Merger Sub” and, together with the Norway Merger Subs, the “Merger Subs”), (vii) FREYR AS, a company organized under the laws of Norway (the “Company”), (viii) certain shareholders of the Company as set forth in Schedule 8.3 (the “Major Shareholders”) and (ix) ATS AS, in the capacity as the representative for the Major Shareholders in accordance with the terms and conditions of this Agreement (the “Shareholder Representative”). Purchaser, the Purchaser Representative, Pubco, the Merger Subs, the Company, the Major Shareholders and the Shareholder Representative are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS:

WHEREAS, the Company, directly and indirectly through its subsidiaries, engages in the business of energy storage;

WHEREAS, Pubco is a wholly-owned subsidiary of the Purchaser Representative;

WHEREAS, Cayman Merger Sub is a wholly-owned subsidiary of Pubco;

WHEREAS, Norway Merger Sub 1 is a wholly-owned subsidiary of the Purchaser;

WHEREAS, Norway Merger Sub 2 is a wholly-owned subsidiary of Norway Merger Sub 1;

WHEREAS, prior to the First Closing, the Company intends to transfer its wind farm business to Sjonfjellet Vindpark Holding AS (“SVPH”), a private limited liability company to be incorporated by way of demerger resulting in such business becoming held by the Company’s shareholders through such company (the “Norway Demerger”) in accordance with the plan of demerger substantially in the form set forth in Exhibit A (the “Norway Plan of Demerger”);

WHEREAS, simultaneously with the execution of this Agreement, Encompass Capital Master Fund LP, BEMAP Master Fund Ltd. and Encompass Capital E L Master Fund L.P. (the “Encompass Holders” or the “Transferors”) have entered into a share acquisition agreement (the “Preferred Share Acquisition Agreement”) with Pubco and the Company, pursuant to which the Transferors have agreed to contribute in kind all of the Company Preferred Shares and the Company Preferred Shares Linked Warrants (the “Preferred Share Transfer”);

WHEREAS, the Parties desire and intend to effect a business combination transaction whereby (a) the Purchaser will merge with and into Cayman Merger Sub, with the Purchaser continuing as the surviving entity and Pubco issuing the consideration contemplated thereby (the “Cayman Merger”), (b) the Purchaser will distribute all of its interests in Norway Merger Sub 1 to Pubco, (c) the Company will merge with and into Norway Merger Sub 2, with Norway Merger Sub 2 continuing as the surviving entity and Norway Merger Sub 1 issuing the consideration contemplated thereby (the “Norway Merger”), (d) Norway Merger Sub 1 will merge with and into Pubco, with Pubco continuing as the surviving entity and Pubco issuing the consideration contemplated thereby (the “Cross-Border Merger” and, together with the Cayman Merger and the Norway Merger, the “Mergers”, and the Mergers, together with the Preferred Share Transfer and the other transactions contemplated by this Agreement and the Ancillary Documents (as defined below), the “Transactions”), as a result of which, (i) each issued and outstanding security of the Purchaser immediately prior to the Cayman Effective Time (as defined below) shall be exchanged for the right of the holder thereof to receive securities of Pubco in accordance with this Agreement (or, in the case of Dissenting Purchaser Shareholders, if any, the right to receive the fair value of such holder’s Dissenting Purchaser Ordinary Shares and such other rights as are

Annex A-1

granted by the Cayman Companies Act), (ii) each issued and outstanding security of the Company immediately prior to the Norway Effective Time (as defined below) shall be exchanged for the right of the holder thereof to receive securities of Norway Merger Sub 1 in accordance with this Agreement and (iii) each issued and outstanding security of Norway Merger Sub 1 (other than those held by Pubco) immediately prior to the Cross-Border Effective Time (as defined below) shall be exchanged for the right of the holder to receive securities of Pubco, all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of applicable law;

WHEREAS, on or prior to the date hereof, certain Purchaser Shareholders holding at least 25% of the Purchaser Ordinary Shares as of the date this Agreement have entered into irrevocable undertakings with the Purchaser and Company (the “Purchaser Shareholder Irrevocable Undertakings”), pursuant to which those Purchaser Shareholders committed to vote in favor of the Purchaser Shareholder Approval Matters;

WHEREAS, on or prior to the date hereof, the Major Shareholders, who in aggregate hold 55.76% of the Company Shares as of the date of this Agreement, have entered into irrevocable undertakings with the Company and Purchaser (the “Major Shareholder Irrevocable Undertakings”), pursuant to which the Major Shareholders committed to vote in favor of the Company Shareholder Approval Matters;

WHEREAS, on or prior to the date hereof, (i) Pubco, on the one hand, and (ii) Purchaser or certain of the other Major Shareholders, on the other hand, have entered into lock-up agreements (each, a “Lock-Up Agreement” and collectively the “Lock-Up Agreements”);

WHEREAS, the sole director, boards of directors or members (as applicable) of Purchaser, the Purchaser Representative, the Company, Pubco, the Merger Subs and the Major Shareholders (which are not natural Persons) have each (a) determined that the Transactions (to the extent such Transactions are applicable to such Person) are fair, advisable and in the best interests of their respective companies and security holders, and (b) approved this Agreement and the Transactions (to the extent such Transactions are applicable to such Person), upon the terms and subject to the conditions set forth herein;

WHEREAS, based on the capitalization of the Company as of the date hereof, and assuming (i) none of the Purchaser Shareholders have exercised a Redemption or dissent rights in accordance with Section 238 of the Cayman Companies Act, (ii) that each of the PIPE Investments contemplated under the Commitment Agreements are consummated, (iii) that there are no adjustments to the Equity Consideration and (iv) the additional 7,500,000 Company Preferred Shares pursuant to the Funding Commitment Letter are issued prior to the First Closing, the Transactions would result in Pubco being owned 30% by the Company Shareholders (on a fully-diluted basis) and the Transferors pursuant to the Preferred Share Acquisition Agreement, 26% by the shareholders of Purchaser and 44% by the investors under the Commitment Agreements;

WHEREAS, it is the intention of the Parties that Pubco will have its securities listed on the NYSE; and

WHEREAS, certain capitalized terms used herein are defined in Article XVI hereof.

NOW, THEREFORE, in consideration of the premises set forth above, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I
DISTRIBUTIOn; PREFERRED Share Transfer

1.1 Distribution. On the Second Closing, and prior to the consummation of the transactions contemplated by Section 1.2, the Purchaser shall pay a dividend in favor of Pubco which shall be satisfied in-kind by the distribution of all of its interests in Norway Merger Sub 1 to Pubco.

1.2 Preferred Share Transfer. On the Second Closing, immediately following the Norway Effective Time and immediately prior to the Cross-Border Effective Time, Pubco shall cause the consummation of the transactions contemplated by the Preferred Share Acquisition Agreement.

Annex A-2

Article II
MERGERS

2.1 Mergers.

(a) On the First Closing, in accordance with the applicable provisions of the Cayman Companies Act, Pubco, the Purchaser and Cayman Merger Sub shall consummate the Cayman Merger by taking those steps in accordance with Section 2.2(i), pursuant to which Cayman Merger Sub shall be merged with and into the Purchaser with Purchaser being the surviving entity, following which the separate corporate existence of the Cayman Merger Sub shall cease and the Purchaser shall continue as the surviving company (the “Cayman Surviving Corporation”) (provided that references in this Agreement to the Cayman Merger Sub for periods after the Cayman Effective Time shall include the Cayman Surviving Corporation) in accordance with a plan of merger for the Cayman Merger (the “Cayman Plan of Merger”) substantially in the form set forth in Exhibit B.

(b) On the Second Closing, in accordance with the applicable provisions of the Norwegian Companies Act, the Company, Norway Merger Sub 2 and Norway Merger Sub 1 shall consummate the Norway Merger by taking those steps in accordance with Section 2.2(ii), pursuant to which the Company shall be merged with and into Norway Merger Sub 2 with Norway Merger Sub 2 being the surviving entity, following which the separate corporate existence of the Company shall cease and Norway Merger Sub 2 shall continue as the surviving corporation (the “Norway Surviving Corporation”) (provided that references in this Agreement to the Company for periods after the Norway Effective Time shall include the Norway Surviving Corporation) in accordance with the plan of merger (the “Norway Plan of Merger”) substantially in the form set forth in Exhibit C.

(c) Immediately following the completion of the Preferred Share Transfer, in accordance with the applicable provisions of the Luxembourg Companies Act and the Norwegian Companies Act, Pubco and Norway Merger Sub 1 shall consummate the Cross-Border Merger by taking those steps in accordance with Section 2.2(iii), pursuant to which Norway Merger Sub 1 shall be merged with and into Pubco with Pubco being the surviving entity, following which the separate corporate existence of Norway Merger Sub 1 shall cease and Pubco shall continue as the surviving corporation (the “Lux Surviving Corporation” and, together with the Cayman Surviving Corporation and the Norway Surviving Corporation, the “Surviving Corporations”) (provided that references in this Agreement to Norway Merger Sub 1 for periods after the Cross-Border Effective Time shall include the Lux Surviving Corporation) in accordance with the plan of merger (the “Cross-Border Plan of Merger”) substantially in the form set forth in Exhibit D.

2.2 Effective Times. (i) On the First Closing, the Purchaser and Cayman Merger Sub shall cause the executed Cayman Plan of Merger and other required Cayman Merger Filing Documents to be filed with the Cayman Registrar (the time the Cayman Plan of Merger is registered by the Cayman Registrar, or such later time as may be specified in the Cayman Plan of Merger, being the “Cayman Effective Time”), (ii) on the Second Closing, the Company, Norway Merger Sub 2 and Norway Merger Sub 1 shall cause the Norway Merger to be consummated in accordance with the Norway Plan of Merger and with the relevant provisions of the Norwegian Companies Act, and by making the required filings, and after the end of the creditor period, register the completion of Norway Merger in the Norwegian Business Register (the time when such registration of completion is completed, being the “Norway Effective Time”) and (iii) immediately following, and for the avoidance of doubt, subject to and conditional upon the, completion of the Preferred Share Transfer, Pubco and Norway Merger Sub 1 shall cause the Cross-Border Merger to be consummated in accordance with the Cross-Border Plan of Merger, by (a) making the required filings and obtaining a certificate of merger for Norway Merger Sub 2, in form and substance reasonably acceptable to Purchaser and the Company (the “Norwegian Certificate of Merger”) from the Norwegian Business Registry, (b) causing the Cross-Border Merger Resolutions to be published in the RESA, in form and substance reasonably acceptable to Purchaser and the Company (the “Cross-Border Merger Publication”) and (c) causing a representative of Pubco to appear before a Luxembourg notary to record that all conditions precedent to the Cross-Border Merger set out in the Cross-Border Merger Resolutions have been satisfied (the “Cross-Border Merger Deed of Record” and, together with the Cross-Border Merger Publication, the Cayman Certificate of Merger and the Norway Certificate of Merger, the “Certificates of Merger”), all in accordance with the relevant provisions of the Norwegian Companies Act and the Luxembourg Companies Act, or such later time as may be specified in the Cross-Border Merger Resolutions, being the “Cross-Border Effective Time”, and, together with the Cayman Effective Time and the Norway Effective Time, the “Effective Times”, and each an “Effective Time”).

Annex A-3

2.3 Effect of the Mergers. At the relevant Effective Time, the effect of the Mergers shall be as provided in this Agreement, the Certificates of Merger, the Cross-Border Plan of Merger, the Norway Plan of Merger, the Cayman Plan of Merger and the applicable provisions of the Cayman Companies Act, the Luxembourg Companies Act and the Norwegian Companies Act, as applicable. Without limiting the generality of the foregoing, and subject thereto, at each applicable Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of:

(a) the Purchaser and the Cayman Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Purchaser as the surviving company (including all rights and obligations with respect to the Trust Account), which shall include the assumption by the Cayman Surviving Corporation of any and all agreements, covenants, duties and obligations of the Purchaser and the Cayman Merger Sub set forth in this Agreement to be performed after the Cayman Effective Time, and the Cayman Surviving Corporation shall continue its existence as a wholly-owned Subsidiary of Pubco;

(b) the Company and Norway Merger Sub 2 shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Norway Merger Sub 2 as the surviving corporation, which shall include the assumption by the Norway Surviving Corporation of any and all agreements, covenants, duties and obligations of the Company and Norway Merger Sub 2 set forth in this Agreement to be performed after the Norway Effective Time, and the Norway Surviving Corporation shall continue its existence as, following completion of the Cross-Border Merger, a wholly-owned Subsidiary of Pubco; and

(c) Pubco and Norway Merger Sub 1 shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Pubco as the surviving corporation, which shall include the assumption by Pubco of any and all agreements, covenants, duties and obligations of Pubco and Norway Merger Sub 1 set forth in this Agreement to be performed after the Cross-Border Effective Time.

2.4 Organizational Documents of Surviving Corporations.

(a) At the Cayman Effective Time, the Purchaser Articles, as in effect immediately prior to the Cayman Effective Time, shall remain the memorandum and articles of association of the Cayman Surviving Corporation. Immediately following the Second Closing, Pubco shall amend and restate the memorandum and articles of association of the Cayman Surviving Corporation to read in their entirety in the form of the articles of association of the Cayman Merger Sub immediately prior to the Cayman Effective Time.

(b) At the Norway Effective Time, the Articles of Association of Norway Merger Sub 2, as in effect immediately prior to the Norway Effective Time, shall remain the Articles of Association of Norway Merger Sub 2 (except that the name of the corporation shall be updated therein) and, as so amended, shall be the Articles of Association of the Norway Surviving Corporation, until thereafter amended in accordance with the terms thereof and the Norwegian Companies Act.

(c) At the Cross-Border Effective Time, the applicable Pubco Articles, as in effect immediately prior to the Cross-Border Effective Time, shall be amended to read in their entirety in the form of the Final Amended Pubco Articles and, as so amended, shall be the articles of association of the Lux Surviving Corporation, until thereafter amended in accordance with the terms thereof and the Luxembourg Companies Act.

2.5 Directors and Officers of the Surviving Corporations.

(a) At the relevant Effective Time, the board of directors and executive officers of the Company, Purchaser, Cayman Merger Sub and the Norway Merger Subs shall resign and the boards of directors and executive officers of the Cayman Surviving Corporation and Norway Surviving Corporation shall be as determined by Pubco, each to hold office in accordance with the Organizational Documents of the Cayman Surviving Corporation and the Norway Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(b) At the Cayman Effective Time, the board of directors of Pubco shall resign and the board of directors of Pubco shall be appointed in accordance with Section 9.12 and, at the Cross-Border Effective Time, the board of directors of Pubco (as the Lux Surviving Corporation) shall be appointed in accordance with Section 9.12.

Annex A-4

2.6 Effect of Mergers on Issued Securities of Purchaser, Pubco, the Merger Subs and the Company. At the relevant Effective Time, by virtue of the Mergers and without any action on the part of any Party or the holders of securities of Purchaser, the Company, Pubco or the Merger Subs:

(a) Purchaser Units. Each Purchaser Unit outstanding immediately prior to the Cayman Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one Purchaser Ordinary Share and one-half of a Purchaser Warrant in accordance with the terms of the applicable Purchaser Unit, which underlying Purchaser Securities shall be converted in accordance with the applicable terms of this Section 2.6 below.

(b) Purchaser Ordinary Shares.

(i) Each Purchaser Ordinary Share issued and outstanding immediately prior to the Cayman Effective Time (other than those described in Section 2.6(b)(ii) and 2.6(c) below) shall be converted into the right to receive one Pubco Ordinary Share, following which all issued and outstanding Purchaser Ordinary Shares shall be held by Pubco.

(ii) Dissenting Purchaser Ordinary Shares. Each Dissenting Purchaser Ordinary Share issued and outstanding immediately prior to the Cayman Effective Time held by a Dissenting Purchaser Shareholder, if any, shall be cancelled and extinguished and each Dissenting Purchaser Shareholder shall be entitled to be paid the fair value of such Dissenting Purchaser Ordinary Share and such other rights as are granted by the Cayman Companies Act.

(c) Cancellation of Capital Stock Owned by Purchaser. Each share of Purchaser owned by Purchaser as treasury shares immediately prior to the Cayman Effective Time, if any, shall be cancelled and extinguished without any conversion thereof or payment therefor.

(d) Cancellation of Shares of Cayman Merger Sub. Each Cayman Merger Sub Share issued and outstanding immediately prior to the Cayman Effective Time shall automatically be cancelled and shall cease to exist.

(e) Purchaser Warrants. Pursuant to the terms of the Purchaser Public Warrants and Purchaser Private Warrants, each (i) Purchaser Public Warrant outstanding immediately prior to the Cayman Effective Time shall be exchanged for the right to receive one Pubco Public Warrant and (ii) each Purchaser Private Warrant outstanding immediately prior to the Cayman Effective Time shall be exchanged for the right to receive one Pubco Private Warrant, and all Purchaser Warrants shall thereupon be deemed terminated and no longer outstanding. Pursuant to the terms of the Purchaser Public Warrants and Purchaser Private Warrants, each of the Pubco Public Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Purchaser Public Warrants, and each of the Pubco Private Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Purchaser Private Warrants, except that in each case they shall represent the right to acquire Pubco Ordinary Shares in lieu of Purchaser Ordinary Shares (subject to any amendment required by the Luxembourg Companies Act). At or prior to the Cayman Effective Time, Pubco shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Pubco Warrants remain outstanding, a sufficient number of Pubco Ordinary Shares for delivery or issuance upon the exercise of such Pubco Warrants.

(f) Company Shares, Company Preferred Shares and Company Preferred Share Linked Warrants. Each Company Share (other than those described in Section 2.6(j) below), each Company Preferred Share and each Company Preferred Share Linked Warrant issued and outstanding immediately prior to the Norway Effective Time shall automatically be converted into one Norway Merger Sub 1 Share, Norway Merger Sub 1 Preferred Share and Norway Merger Sub 1 Preferred Share Linked Warrant, respectively, following which all such Company Shares, Company Preferred Shares and Company Preferred Share Linked Warrants shall cease to be outstanding and shall automatically be cancelled and cease to exist, and each Norway Merger Sub 1 Share, Norway Merger Sub 1 Preferred Share and Norway Merger Sub 1 Preferred Linked Warrant held by Pubco at the Norway Effective Time shall be cancelled (or redeemed).

(g) Norway Merger Sub 1 Shares, Norway Merger Sub 1 Preferred Shares and Norway Merger Sub 1 Preferred Share Linked Warrants. Each Norway Merger Sub 1 Share issued and outstanding immediately prior to the Cross-Border Effective Time (other than those held by Pubco) shall automatically be converted into the right to receive the number of Pubco Ordinary Shares equal to the Exchange Ratio (subject to the withholding of the Escrow Shares in accordance with Section 3.1) (such aggregate number of Pubco Ordinary Shares, the “Exchange Shares”), following

Annex A-5

which all such Norway Merger Sub 1 Shares shall cease to be outstanding and shall automatically be cancelled and shall cease to exist. Any Norway Merger Sub 1 Shares, Norway Merger Sub 1 Preferred Shares and Norway Merger Sub 1 Preferred Share Linked Warrants held by Pubco shall be cancelled and shall cease to exist.

(h) Restricted Securities. The Exchange Shares issued by Pubco to the Norway Merger Sub 1 Shareholders pursuant to the terms and conditions set forth in this Agreement will have such hold periods as are required under applicable securities laws and as a result may not be sold, transferred or otherwise disposed of, except pursuant to an effective registration statement under the Securities Act, or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and in each case only in accordance with all applicable securities laws. The book entry evidencing the Exchange Shares will include appropriate restrictions in order to reflect the fact that the Exchange Shares will be issued by Pubco to the Norway Merger Sub 1 Shareholders pursuant to an exemption from the registration requirements of the Securities Act and may not be offered or sold, directly or indirectly, in the United States (as defined in the Securities Act) or to U.S. persons (as defined in the Securities Act) except in accordance with an effective registration statement under the Securities Act, or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and in each case only in accordance with applicable state securities laws. In addition, hedging transactions involving the Exchange Shares may not be conducted unless in compliance with the Securities Act.

(i) Redemption of Pubco Shares held by Purchaser Representative. All Pubco Shares held by Purchaser Representative prior to the First Closing shall be redeemed by Pubco for a cash payment equal to the issuance price of such shares. For the avoidance of doubt, this Section 2.6(i) shall not apply to any Pubco Securities acquired by the Purchaser Representative in connection with the Mergers.

(j) Cancellation of Capital Stock Owned by the Company. Each share of capital stock of the Company owned by the Company as treasury shares shall be cancelled and extinguished without any conversion thereof or payment therefor.

2.7 Exchange Procedures.

(a) Appointment of Transfer Agent. Prior to the First Closing, Pubco shall appoint the Norwegian electronic securities register, Verdipapirsentralen ASA (“Euronext VPS”) as registrar and appoint a transfer agent reasonably acceptable to the Company (the “Transfer Agent”), as its agent, for the purpose of exchanging (i) Norway Merger Sub 1 Shares for Company Shares and (ii) Pubco Securities for Purchaser Securities and Norway Merger Sub 1 Shares, as applicable. Norway Merger Sub 1 agrees to issue Norway Merger Sub 1 Shares as and to the extent required by this Agreement and the Norway Plan of Merger to the holders of Company Shares (other than Pubco). Pubco agrees to issue Pubco Securities as and to the extent required by this Agreement and the Cayman Plan of Merger to the holders of Purchaser Ordinary Shares, Purchaser Warrants and Norway Merger Sub 1 Shares. The Transfer Agent shall effect the exchange of Company Shares for a number of Norway Merger Sub 1 Shares, and Purchaser Securities and Norway Merger Sub 1 Shares for a number of Pubco Securities, each in accordance with the terms of this Agreement, the Norway Plan of Merger, the Cayman Plan of Merger or the Cross-Border Plan of Merger, and, to the extent applicable, customary transfer agent procedures and the rules and regulations of the Depository Trust Company.

(b) Transfers of Ownership. Outstanding Purchaser Securities, Company Shares and Norway Merger Sub 1 Shares converted into the right to receive the consideration provided in Section 2.6 will be deemed, from and after the applicable Effective Time, to evidence only the right to secure the consideration to which the holder thereof is entitled hereunder. In the case of (i) certificated shares, each certificate previously evidencing shares, or (ii) non-certificated shares represented by book entry, each document as may be required to be provided to the Transfer Agent pursuant to the applicable letter of transmittal as evidence, of (A) Purchaser Ordinary Shares (other than those described in Section 2.6(b)(ii) and Section 2.6(c)) shall be exchanged for a book entry representing a number of Pubco Ordinary Shares determined in accordance with Section 2.6, (B) Company Shares shall be exchanged for a book entry representing a number of Norway Merger Sub 1 Shares determined in accordance with Section 2.6(f) and (C) Norway Merger Sub 1 Shares (other than those held by Pubco) shall be exchanged for a book entry representing a number of Pubco Ordinary Shares determined in accordance with Section 2.6(g) to the extent applicable, upon the surrender of such certificate (in the case of certificated shares) or applicable document (in the case of non-certificated shares) in accordance with this Section 2.7(b). Until surrendered in accordance with this Section 2.7(b), each Purchaser Ordinary Share, Company Share and Norway Merger Sub 1 Share (other than those described in Section 2.6(b)(ii), Section 2.6(c) and Section 2.6(j) and the Norway Merger Sub 1 Shares held by Pubco) shall thereafter represent only

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the right to receive a number of Norway Merger Sub 1 Shares or Pubco Ordinary Shares, as applicable, determined in accordance with this Agreement and, in the case of the Company Shares, the Norway Plan of Merger, and in the case of the Purchaser Ordinary Shares, the Cayman Plan of Merger.

(c) No Liability. Notwithstanding anything to the contrary in this Section 2.7, none of the Surviving Corporations, including Pubco, or any other Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(d) Surrender of Purchaser Securities, Company Shares and Norway Merger Sub 1 Shares. All securities issued upon the surrender (to the extent applicable) of Purchaser Securities, Company Shares and Norway Merger Sub 1 Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of Purchaser Securities, Norway Merger Sub 1 Shares or Company Shares shall also apply to the Norway Merger Sub 1 Shares or Pubco Securities, as applicable, so issued in exchange.

(e) Lost, Stolen or Destroyed Certificates. In the event any certificates shall have been lost, stolen or destroyed, Norway Merger Sub 1 shall issue in exchange for such lost, stolen or destroyed certificates, as the case may be, upon the making of an affidavit of that fact by the holder thereof, such securities, as may be required pursuant to Section 2.6; provided, however, that Norway Merger Sub 1 may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to agree to indemnify the Surviving Corporations, or deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Surviving Corporations with respect to the certificates alleged to have been lost, stolen or destroyed.

2.8 Treatment of Company Options, Company Warrants and EDGE Warrants.

(a) Immediately prior to the Norway Effective Time, each Company Option set forth on Schedule 2.8(a) and that is outstanding as of such time shall be converted into the right to receive an option relating to Pubco Ordinary Shares upon substantially the same terms and conditions as are in effect with respect to such Company Options immediately prior to the Norway Effective Time (subject to any amendments required by the Luxembourg Companies Act), including with respect to vesting and termination-related provisions (each, a “Pubco Option”) except that (i) such Pubco Options shall relate to that whole number of Pubco Ordinary Shares (rounded down to the nearest whole share) equal to the number of shares of Company Shares subject to such Company Option, multiplied by the Exchange Ratio, and (ii) the exercise price per share for each such Pubco Option shall be equal to the exercise price per share of such Company Option in effect immediately prior to the Norway Effective Time as set forth in Section 7.3(a) of the Company Disclosure Schedules, divided by the Exchange Ratio and, to the fullest extent permitted by the terms of such Company Option or by consent from the holder of such Company Option, translated into US dollars based on the Relevant NOK/USD Exchange Rate (the exercise price per share, as so determined, being rounded up to the nearest full øre (1/100 of one NOK) or cent, as the case may be); provided, however, that the conversion of the Company Options will be made in a manner consistent with Treasury Regulation Section 1.424-1, such that such conversion will not constitute a “modification” of such Company Options for purposes of Section 409A or Section 424 of the Code.

(b) Immediately prior to the Norway Effective Time, each Company Warrant that is then outstanding shall be converted into the right to receive a warrant relating to Pubco Ordinary Shares upon substantially the same terms and conditions as are in effect with respect to such warrant immediately prior to the Norway Effective Time (subject to any amendments required by the Luxembourg Companies Act), including with respect to vesting and termination-related provisions (each, a “Pubco Warrant”) except that (a) such Pubco Warrant shall relate to that whole number of Pubco Ordinary Shares (rounded down to the nearest whole share) equal to the number of shares of Company Shares subject to such Company Warrant, multiplied by the Exchange Ratio, and (b) the exercise price per share for each such Pubco Warrant shall be equal to the exercise price per share of such Company Warrant in effect immediately prior to the Norway Effective Time as set forth in Section 7.3(a) of the Company Disclosure Schedules, divided by the Exchange Ratio and, to the fullest extent permitted by the terms of such Company Warrant or by consent from the holder of such Company Warrant, translated into US dollars based on the Relevant NOK/USD Exchange Rate (the exercise price per share, as so determined, being rounded up to the nearest full øre (1/100 of one NOK) or cent, as the case may be); provided, however, that the conversion of the Company Warrants will be made in a manner consistent with Treasury Regulation Section 1.424-1, such that such conversion will not constitute a “modification” of such Company Warrants for purposes of Section 409A or Section 424 of the Code.

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(c) Immediately prior to the Norway Effective Time, each Company EDGE Warrant that is then outstanding shall be converted into the right to receive a warrant relating to Pubco Ordinary Shares upon substantially the same terms and conditions as are in effect with respect to such warrant immediately prior to the Norway Effective Time (subject to any amendments required by the Luxembourg Companies Act), including with respect to vesting and termination-related provisions (each, a “Pubco EDGE Warrant”) except that (a) such Pubco EDGE Warrant shall relate to that whole number of Pubco Ordinary Shares (rounded down to the nearest whole share) equal to the number of shares of Company Shares subject to such Company EDGE Warrant, multiplied by the Exchange Ratio, and (b) the exercise price per share for each such Pubco EDGE Warrant shall be equal to the exercise price per share of such Company EDGE Warrant in effect immediately prior to the Norway Effective Time as set forth in Section 7.3(a) of the Company Disclosure Schedules, divided by the Exchange Ratio and, to the fullest extent permitted by the terms of such Company EDGE Warrant or by consent from the holder of such Company EDGE Warrant, translated into US dollars based on the Relevant NOK/USD Exchange Rate (the exercise price per share, as so determined, being rounded up to the nearest full øre (1/100 of one NOK) or cent, as the case may be); provided, however, that the conversion of the Company EDGE Warrants will be made in a manner consistent with Treasury Regulation Section 1.424-1, such that such conversion will not constitute a “modification” of such Company EDGE Warrants for purposes of Section 409A or Section 424 of the Code.

(d) Pubco and Company shall take all necessary actions to effect the treatment of Company Options, Company Warrants and EDGE Warrants pursuant to Section 2.8 in accordance with, as applicable, the Company Benefit Plan, the applicable award agreements, the terms of the EDGE Warrants set forth in the Company’s shareholders’ resolutions passed July 8, 2020 and October 6, 2020, respectively and the applicable agreement set forth in Schedule 2.8(d).

(e) Pubco shall take all necessary action to ensure that no Pubco Option, Pubco Warrant or Pubco EDGE Warrant may be exercised prior to the effective date of an applicable Form S-8 (or other applicable registration form or exemption therefrom) of Pubco.

(f) Pubco shall take all necessary actions to ensure that each Pubco Ordinary Share underlying each Pubco Option, Pubco Warrant and Pubco EDGE Warrant issued pursuant to this Section 2.8 shall promptly, and in any event within sixty (60) calendar days from the date on which Pubco files the Form 8-K relating to the Second Closing, be registered on an applicable Form S-8 (or other applicable form) of Pubco.

2.9 Fractional Pubco Securities. Notwithstanding anything to the contrary contained herein, no fraction of a Pubco Security will be issued by Pubco by virtue of this Agreement or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a Pubco Security (after aggregating all fractional Pubco Securities that would otherwise be received by such Person) shall instead have the number of Pubco Securities issued to such Person rounded down in the aggregate to the nearest whole Pubco Security.

2.10 Tax Consequences. The Parties hereby agree and acknowledge that, for U.S. federal income tax purposes, (i) the Cayman Merger is intended to qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, (ii) Preferred Share Transfer, the Norway Merger and the Cross-Border Merger are intended to be treated as a single integrated transaction that qualifies as a reorganization within the meaning of Section 368(a) of the Code, and (iii) this Agreement is intended to constitute and the Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation sections 1.368-2(g) and 1.368-3(a). The Parties hereby agree to file all Tax and other returns on a basis consistent with such characterization. Each of the Parties acknowledges and agrees that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any Taxes that may arise if the Cayman Merger does not qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code or the Norway Merger does not qualify as a reorganization within the meaning of Section 368(a) of the Code.

2.11 Termination of Certain Agreements. The Company and the Major Shareholders shall, effective as of the Second Closing, cause any shareholders, voting or similar agreement among the Company and any of the Shareholders with respect to the Company Securities, and each Major Shareholder shall cause such agreements to terminate in full without any loss or liability to the Company whatsoever. Further, the Company and each Major Shareholder hereby waives any obligations of the Parties under the Company’s Organizational Documents or any agreement described in the sentence above with respect to the transactions contemplated by this Agreement and the Ancillary Documents, and any failure of the Parties to comply with the terms thereof in connection with the Transactions.

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Article III
ESCROW

3.1 Escrow. At or prior to the First Closing, Pubco, the Purchaser Representative, the Shareholder Representative and the Escrow Agent shall enter into an Escrow Agreement, effective as of the Second Closing, in substantially the form attached hereto as Exhibit E (the “Escrow Agreement”), pursuant to which Pubco shall cause to be delivered to the Escrow Agent at the Second Closing a number of Exchange Shares (each valued at the lower of (i) the Redemption Price and the (ii) PIPE Price) equal to five percent (5%) of the Base Consideration (including any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, the “Escrow Shares”) (which Escrow Shares would have otherwise been deliverable to the Major Shareholders at the Second Closing), with the Escrow Shares, along with any dividends, distributions and other earnings thereon and other Escrow Property, to be held by the Escrow Agent in a segregated escrow account (“Escrow Account”) and disbursed therefrom in accordance with the terms and conditions of this Agreement and the Escrow Agreement. The Escrow Shares and other Escrow Property shall serve as partial security for the Major Shareholders’ obligations after the Second Closing under Article X and Article XI. The portion of the Exchange Shares that shall be withheld at the Second Closing for deposit in the Escrow Account shall be allocated among the Major Shareholders based on their respective Major Shareholder Pro Rata Percentage (such percentage being each such Major Shareholder’s “Escrow Allocation”). For the avoidance of doubt, no Exchange Shares to be received by Shareholders other than the Major Shareholders shall be withheld at the Second Closing and deposited into the Escrow Account. Each Major Shareholder shall be deemed to be the owner of its Escrow Allocation of the Escrow Shares and to be entitled to the related dividends, distributions and other earnings thereon in respect of its Escrow Allocation of such Escrow Shares upon release from escrow to the Major Shareholders, subject to the retention of any dividends, distributions and other earnings thereon in the Escrow Account until disbursed therefrom in accordance with the terms and conditions of this Agreement and the Escrow Agreement. Each Major Shareholder shall have the right to vote its Escrow Allocation of such Escrow Shares during the time held in the Escrow Account as Escrow Shares.

Article IV
CLOSINGS

4.1 First Closing. Subject to the satisfaction or waiver of the conditions set forth in Article XII, the consummation of the transactions contemplated by Section 2.1(a) (the “First Closing”) shall take place by means of telecommunication on the fifth (5th) Business Day after all the Closings conditions to this Agreement set forth in Article XII have been satisfied or waived at 5:00 p.m. Central European Time (other than the Closings conditions that by their terms are to be satisfied at the First Closing, but subject to the satisfaction or waiver of such conditions), or at such other date, time or place as Purchaser and the Company may agree in writing (the date and time at which the First Closing is actually held being the “First Closing Date”). Notwithstanding Sections 4.1 or 4.2, the Parties may, by mutual agreement in writing, postpone the Closing Dates as necessary to disapply the dissenters’ rights available to Purchaser Shareholders under the Cayman Companies Act with respect to the Transactions.

4.2 Second Closing. The consummation the transactions contemplated by this Agreement (other than those which occur on the First Closing) (the “Second Closing” and together with the First Closing, the “Closings” and each, a “Closing”) shall take place by means of telecommunication on the second (2nd) Business Day after the First Closing at 5:00 p.m. Central European Time, or at such other date, time or place as Purchaser and the Company may agree in writing (the date and time at which the Second Closing is actually held being the “Second Closing Date”, and together with the First Closing Date, the “Closing Dates” and each, a “Closing Date”).

4.3 Signatures for the Closings. Signatures for the Closings may be transmitted by emailed PDF files or by facsimile.

Article V
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in (i) the disclosure schedules delivered by Purchaser to the Company on the date hereof (the “Purchaser Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (ii) the SEC Reports that are available on the SEC’s website through

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EDGAR (other than disclosures in the “Risk Factors” or “Special Notes Regarding Forward-Looking Statements” sections of such reports and other disclosures that are similarly predictive or forward-looking in nature), Purchaser represents and warrants to the Company, as of the date hereof and as of the First Closing, as follows:

5.1 Organization and Standing. Purchaser is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Each Norway Merger Sub is a corporation duly incorporated and validly existing under the Laws of Norway. Each of Purchaser and the Norway Merger Subs has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser and each of the Norway Merger Subs is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. Purchaser has heretofore made available to the Company accurate and complete copies of the Organizational Documents of Purchaser and the Norway Merger Subs, each as currently in effect. Neither Purchaser nor the Norway Merger Subs are in violation of any provision of its Organizational Documents in any material respect.

5.2 Authorization; Binding Agreement. Each of Purchaser and the Norway Merger Subs has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Purchaser Shareholder Approval, Norway Merger Sub 1 Shareholder Approval and Norway Merger Sub 2 Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of Purchaser and the Norway Merger Subs and (b) other than the Required Purchaser Shareholder Approval, Norway Merger Sub 1 Shareholder Approval and Norway Merger Sub 2 Shareholder Approval, no other corporate proceedings on the part of Purchaser or the Norway Merger Subs are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Purchaser or the Norway Merger Subs is a party shall be when delivered, duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

5.3 Governmental Approvals. Except as otherwise described in Schedule 5.3, no Consent of or with any Governmental Authority, on the part of Purchaser or the Norway Merger Subs is required to be obtained or made in connection with the execution, delivery or performance by such Party of this Agreement and each Ancillary Document to which it is a party or the consummation by Purchaser or the Norway Merger Subs of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings and Consents as are contemplated by this Agreement, (c) any filings required with NYSE or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a material impact on the ability of Purchaser or the Norway Merger Subs on a timely basis to consummate the Transactions.

5.4 Non-Contravention. Except as otherwise described in Schedule 5.4, the execution and delivery by Purchaser and the Norway Merger Subs of this Agreement and each Ancillary Document to which it is a party, the consummation by such Party of the transactions contemplated hereby and thereby, and compliance by such Party with any of the provisions hereof and thereof, will not (a) subject to receiving the Required Purchaser Shareholder Approval, the Norway Merger Sub 1 Shareholder Approval and the Norway Merger Sub 2 Shareholder Approval, conflict with or violate any provision of such Party’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to such Party or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event

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which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Party under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of such Party under, (viii) give rise to any obligation to obtain any Consent from or provide any notice to any Person who is not a Party or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract to which such Party is a party, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to adversely affect the Purchaser in any material respect or have a material impact on the ability of Purchaser or the Norway Merger Subs on a timely basis to consummate the Transactions.

5.5 Capitalization.

(a) Purchaser is authorized to issue 200,000,000 Class A ordinary shares of par value $0.0001 each, 20,000,000 Class B ordinary shares of par value $0.0001 each and 2,000,000 preference shares of par value $0.0001 each. As of the date of this Agreement, there are no issued or outstanding Purchaser Preferred Shares. As of the date of this Agreement, Norway Merger Sub 1 has issued 3,000 shares of par value of NOK 10.00 and Norway Merger Sub 2 has issued 3,000 shares of par value of NOK 10.00. All outstanding Purchaser Ordinary Shares, Norway Merger Sub 1 Shares and Norway Merger Sub 2 Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Companies Act, the Norway Companies Act or the respective Party’s Organizational Documents. None of the outstanding Purchaser Securities, Norway Merger Sub 1 Shares or the Norway Merger Sub 2 Shares has been issued in violation of any applicable securities Laws. Prior to giving effect to the transactions contemplated by this Agreement, Purchaser and the Norway Merger Subs do not have any Subsidiaries (other than the Norway Merger Subs in the case of Purchaser, and Norway Merger Sub 2 in the case of Norway Merger Sub 1), or own any equity, profits or voting interests in any other Person (other than Purchaser’s 100% ownership of the Norway Merger Subs, and Norway Merger Sub 1’s 100% ownership of Norway Merger Sub 2), or have any agreement or commitment to purchase any such interest, and each of Purchaser and the Norway Merger Subs has not agreed, is not obligated to make, and is not bound by any written, oral or other agreement, contract, binding understanding, instrument, note, option, warrant, purchase order, license, commitment or undertaking of any nature (other than this Agreement and the Ancillary Documents) under which it is or may upon the occurrence of certain events specified therein become obligated to make, any investment in or capital contribution to any other entity.

(b) Except as set forth in Schedule 5.5(b) there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of Purchaser or the Norway Merger Subs or (B) obligating Purchaser or the Norway Merger Subs to issue, transfer, deliver or sell or cause to be issued, transferred, delivered or sold any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating Purchaser or the Norway Merger Subs to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the Redemption or as expressly set forth in this Agreement, the Purchaser’s Organizational Documents, there are no outstanding obligations of Purchaser or the Norway Merger Subs to repurchase, redeem or otherwise acquire any shares or other securities of Purchaser or the Norway Merger Subs (as applicable) or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 5.5(b), and other than the Purchaser Shareholder Irrevocable Undertakings and the Insider Letter, Purchaser and Norway Merger Subs are not party to any agreement which contains registration rights other than the Existing Registration Rights Agreement, there are no shareholders agreements, voting trusts or other agreements or understandings to which Purchaser or the Norway Merger Subs is a party with respect to the voting of any shares of Purchaser or the Norway Merger Subs. As a result of the consummation of the transactions contemplated hereby, except as set forth on Schedule 5.5(b), no warrants, options or other securities of Purchaser or Norway Merger Subs are issuable and no rights in connection with any shares, warrants, options or other securities of Purchaser or the Norway Merger Subs accelerate or otherwise become triggered (whether as to voting, exercisability, convertibility or otherwise).

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(c) All Indebtedness of Purchaser as of the date of this Agreement is disclosed on Schedule 5.5(c). No Indebtedness of Purchaser contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Purchaser or (iii) the ability of Purchaser to grant any Lien on its properties or assets. None of the Norway Merger Subs has any Indebtedness.

(d) As of the date hereof, Purchaser has Purchaser Warrants comprised of 8,750,000 Purchaser Private Warrants and 14,375,000 Purchaser Public Warrants. The Purchaser Public Warrants are exercisable for one (1) Purchaser Class A Ordinary Share per warrant at a purchase price of $11.50 per share. The Purchaser Private Warrants are exercisable for one (1) Purchaser Class A Ordinary Share per warrant at a purchase price of $11.50 per share. No Purchaser Warrants are exercisable until the Closings. All outstanding Purchaser Warrants (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, and all requirements set forth in (1) the Purchaser Organizational Documents and (2) any other applicable contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Purchaser’s Organizational Documents or any Contract to which Purchaser is a party or otherwise bound.

(e) Purchaser is not entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors of Purchaser or any of its Affiliates. At the Second Closing and, after giving effect to the release of the funds held in the Trust Account, Purchaser and its Subsidiaries (i) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its recourse debts as they mature or become due); (ii) will have adequate capital and liquidity with which to engage in its business and all businesses in which it is about to engage; and (iii) will not have incurred and does not plan to incur debts beyond its ability to pay as they mature or become due.

(f) Except as set forth in Schedule 5.5(f), since the date of formation of Purchaser and the Norway Merger Subs, and except as contemplated by this Agreement, Purchaser and the Norway Merger Subs have not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and Purchaser’s and the Norway Merger Subs’ boards of directors have not authorized any of the foregoing.

5.6 SEC Filings and Purchaser Financials.

(a) Purchaser, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, Purchaser has delivered to the Company copies in the form filed with the SEC of all of the following: (i) Purchaser’s annual reports on Form 10-K for each fiscal year of Purchaser beginning with the first year Purchaser was required to file such a form, (ii) Purchaser’s quarterly reports on Form 10-Q for each fiscal quarter that Purchaser filed such reports to disclose its quarterly financial results since the beginning of the first fiscal year of Purchaser referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by Purchaser with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) or (ii) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Public Certifications are each true as of their respective dates of filing. As used in this Section 5.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is filed, furnished, supplied

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or otherwise made available to the SEC. As of the date of this Agreement, to the Knowledge of the Purchaser, the SEC Reports are not currently subject to any SEC review and there are no open SEC comments to any SEC Reports which have not been responded to. As of the date of this Agreement, (A) the Purchaser Units, the Purchaser Class A Ordinary Shares and the Purchaser Public Warrants are listed on the NYSE, (B) Purchaser has not received any written deficiency notice from the NYSE relating to the continued listing requirements of such Purchaser Securities, (C) there are no Actions pending or, to the Knowledge of Purchaser, threatened against Purchaser by the NYSE or the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Purchaser Securities on the NYSE and (D) Purchaser is in compliance with all of the applicable corporate governance rules of the NYSE.

(b) The financial statements and notes of Purchaser contained or incorporated by reference in the SEC Reports (the “Purchaser Financials”), complied as to form with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of Purchaser at the respective dates of and for the periods referred to in such financial statements (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(c) Purchaser maintains disclosure controls and procedures that satisfy the requirements of Rule 13a-15 under the Exchange Act, and such disclosure controls and procedures are designed to ensure that all material information concerning Purchaser is made known on a timely basis to the individuals responsible for the preparation of Purchaser’s filings with the SEC and other public disclosure documents.

(d) Except as and to the extent reflected or reserved against in the Purchaser Financials, Purchaser has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in the Purchaser Financials, other than Liabilities that have been incurred in the ordinary course of business consistent with past practice since the date of the last balance sheet.

5.7 Absence of Certain Changes. As of the date of this Agreement, except as set forth in Schedule 5.7, Purchaser has, (a) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities and (b) since December 31, 2019, there has not been any event or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, an adverse effect on the Purchaser, in any material respect.

5.8 Compliance with Laws. Each of Purchaser and the Norway Merger Subs is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have an adverse effect on the Purchaser and the Norway Merger Subs, in any material respect, and neither Purchaser nor the Norway Merger Subs has received written notice alleging any violation of applicable Law in any material respect by Purchaser or the Norway Merger Subs.

5.9 Actions; Orders; Permits. There is no pending or, to the Knowledge of Purchaser, threatened Action to which Purchaser is subject which would reasonably be expected to have an adverse effect on Purchaser, in any material respect. There is no material Action that Purchaser has pending against any other Person. Neither Purchaser, nor, to the Knowledge of Purchaser, any of its directors or officers are subject to any material Orders of any Governmental Authority, nor are any such Orders pending. None of Purchaser’s directors or officers have in the past five (5) years been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud. Purchaser holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Permit or for such Permit to be in full force and effect would not reasonably be expected to have an adverse effect on Purchaser, in any material respect.

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5.10 Taxes and Returns.

(a) Purchaser has timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, and all such Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP. There are no material audits, examinations, investigations or other proceedings pending against Purchaser in respect of any material Tax, and Purchaser has not been notified in writing of any material proposed Tax claims or assessments against Purchaser (other than, in each case, claims or assessments for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP or are immaterial in amount). There are no material Liens with respect to Taxes upon any of Purchaser’s assets, other than Permitted Liens. Purchaser has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by Purchaser for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b) Purchaser is not aware of the existence of any fact, or any action it has taken (or failed to take) or agreed to take, that would reasonably be expected to prevent or impede the Norway Merger from qualifying as reorganizations within the meaning of Section 368(a) of the Code.

5.11 Employees. Other than reimbursement of any out-of-pocket expenses incurred by the Purchaser’s officers and directors in connection with activities on the Purchaser’s behalf in an aggregate amount not in excess of the amount of cash held by the Purchaser outside of the Trust Account, the Purchaser has no unsatisfied material liability with respect to any employee, officer or director. The Purchaser has never, and does not currently maintain, sponsor, contribute to or have any direct liability under any employee benefit plan nonqualified deferred compensation plan, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plans, programs or arrangements.

5.12 Investment Company Act. Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act.

5.13 Finders and Brokers. Except as set forth on Schedule 5.13, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser or any of its Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser.

5.14 Certain Business Practices.

(a) Since the formation of Purchaser, neither Purchaser, nor any of its Representatives acting on its behalf, has in material violation of applicable Law (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of Anti-Bribery Laws or (iii) directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Purchaser or assist it in connection with any actual or proposed transaction.

(b) The operations of Purchaser are and have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving Purchaser with respect to any of the foregoing is pending or, to the Knowledge of Purchaser, threatened.

(c) None of Purchaser or any of its directors or officers, or, to the Knowledge of Purchaser, any other Representative acting on behalf of Purchaser is currently identified on the specially designated nationals or other blocked person list or otherwise currently the subject of any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and Purchaser has not directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country targeted under comprehensive sanctions by

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OFAC (such countries, as of the date hereof, being the Crimea region of Ukraine, Cuba, Iran, North Korea, and Syria) or for the purpose of financing the activities of any Person the subject of, or otherwise in violation of, any U.S. sanctions administered by OFAC, in each case in violation of applicable sanctions.

5.15 Independent Investigation. Each of Purchaser and the Norway Merger Subs has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Target Companies and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies for such purpose. Each of Purchaser and the Norway Merger Subs acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company and the Major Shareholders set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to Purchaser or the Norway Merger Subs pursuant hereto; and (b) none of the Company, the Major Shareholders or their respective Representatives have made any representation or warranty as to the Target Companies, the Major Shareholders or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to Purchaser or the Norway Merger Subs pursuant hereto and each of Purchaser and the Norway Merger Subs is expressly disclaiming any reliance on any representations or warranties other than those set forth in Articles VII and VIII of this Agreement.

5.16 Trust Account. As of the date hereof, there is at least $279 million invested in the Trust Account, maintained by the Trustee pursuant to the Trust Agreement. Prior to the Second Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement. Amounts in the Trust Account are invested in United States government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. Purchaser has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice in lapse of time or both, would constitute a material breach thereunder. As of the date hereof, there are no claims or proceedings pending with respect to the Trust Account. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder and the satisfaction of the other conditions to the Closings set forth in Article XII, Purchaser has no reason to believe that any of the conditions to the use of the funds in the Trust Account on the Second Closing Date (net of obligations with respect to redemptions and the payment of Taxes and other permitted payments or distributions) will not be satisfied as of the First Closing Date.

5.17 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article V (as modified by the Purchaser Disclosure Schedules), the Ancillary Documents and any certificates delivered pursuant to this Agreement, the Purchaser hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Purchaser, its Affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to the Company, its affiliates or any of their respective Representatives by, or on behalf of, the Purchaser, and any such representations or warranties are expressly disclaimed.

Article VI
REPRESENTATIONS AND WARRANTIES OF PUBCO

Pubco represents and warrants to the Company, as of the date hereof and as of the First Closing and Second Closing (provided that the representations and warranties of Pubco as of the Second Closing shall be deemed qualified to give effect to any transactions contemplated to occur on the First Closing), as follows:

6.1 Organization and Standing. Pubco is a corporation in the form of a public limited liability company (société anonyme) duly incorporated and validly existing under the laws of Luxembourg. Cayman Merger Sub is an exempted company, duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Each of Pubco and the Cayman Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Pubco and the Cayman Merger Sub is duly qualified or licensed and, in the case of Cayman Merger Sub is in good standing, to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes

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such qualification or licensing necessary. Pubco has heretofore made available to Purchaser accurate and complete copies of the Organizational Documents of Pubco and the Cayman Merger Sub each as currently in effect. Neither Pubco nor the Cayman Merger Sub is in violation of any provision of its Organizational Documents in any material respect.

6.2 Authorization; Binding Agreement. Subject to obtaining the Required Pubco Shareholder Approval and the Required Cayman Merger Sub Shareholder Approval, each of Pubco and the Cayman Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors and shareholders of Pubco and the Cayman Merger Sub and no other corporate proceedings, other than as expressly set forth elsewhere in this Agreement, on the part of Pubco or the Cayman Merger Sub is necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Pubco or the Cayman Merger Sub is a party has been or shall be when delivered, duly and validly executed and delivered by such Party and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to the Enforceability Exceptions.

6.3 Governmental Approvals. Except as otherwise described on Schedule 6.3, no Consent of or with any Governmental Authority, on the part of Pubco or the Cayman Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by such Party of this Agreement and each Ancillary Document to which it is a party or the consummation by such Party of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings or Consents as contemplated by this Agreement, (c) any filings required with the NYSE or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a material impact on the ability of Pubco or the Cayman Merger Sub on a timely basis to consummate the Transactions.

6.4 Non-Contravention. The execution and delivery by Pubco and the Cayman Merger Sub of this Agreement and each Ancillary Document to which it is a party, the consummation by such Party of the transactions contemplated hereby and thereby, and compliance by such Party with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of such Party’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 6.3 hereof, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to such Party or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Party under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of such Party under, (viii) give rise to any obligation to obtain any Consent from or provide any notice to any Person who is not a Party or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of such Party, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not, individually or in the aggregate, reasonably be expected to have a material impact on the ability of Pubco or Cayman Merger Sub on a timely basis to consummate the Transactions.

6.5 Capitalization.

(a) As of the date hereof, Pubco’s outstanding share capital consists of 40,000 fully paid redeemable shares with no nominal value. As of the date hereof, Cayman Merger Sub is authorized to issue 50,000 ordinary shares, of par value $1.00 each. The issued and outstanding Cayman Merger Sub Shares consist of one ordinary share, of par value $1.00. Prior to giving effect to the transactions contemplated by this Agreement, other than the Cayman Merger Sub, Pubco does not have any Subsidiaries or own any equity interests in any other Person.

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(b) Except with respect to the Commitment Agreements and the Preferred Share Purchase Agreement, there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of Pubco or the Cayman Merger Sub or (B) obligating Pubco and the Cayman Merger Sub to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating Pubco or the Cayman Merger Sub to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Each of Pubco and the Cayman Merger Sub is not a party to any agreement which contains registration rights, there are no shareholders agreements, voting trusts or other agreements or understandings to which each of Pubco or the Cayman Merger Sub is a party with respect to the voting of any shares of Pubco or the Cayman Merger Sub (other than this Agreement and the Ancillary Documents). As a result of the consummation of the transactions contemplated hereby, no warrants, options or other securities of Pubco or the Cayman Merger Sub are issuable and no rights in connection with any shares, warrants, options or other securities of Pubco or the Cayman Merger Sub accelerate or otherwise become triggered (whether as to voting, exercisability, convertibility or otherwise).

(c) Neither Pubco nor the Cayman Merger Sub has any Indebtedness.

(d) Since the date of formation of Pubco and the Cayman Merger Sub, and except as contemplated by this Agreement, each of Pubco and the Cayman Merger Sub has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and each of Pubco’s and the Cayman Merger Sub’s board of directors has not authorized any of the foregoing.

6.6 Ownership of Exchange Shares. (i) All Exchange Shares to be issued and delivered in accordance with Article II shall be, upon issuance and delivery of such Exchange Shares, duly authorized, validly issued, fully paid, non-assessable and free and clear of all Liens, and (ii) upon issuance and delivery of such Exchange Shares, each holder of such Exchange Shares shall have good and valid title to its portion of such Exchange Shares, in each case of clauses (i) and (ii), other than restrictions arising from applicable securities Laws, the Lock-Up Agreements, the Registration Rights Agreement, the Pubco Articles, the provisions of this Agreement and any Liens incurred by such holder and (iii) the issuance of such Exchange Shares pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

6.7 Compliance with Laws. Each of Pubco and the Cayman Merger Sub is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have an adverse effect on any of the Pubco or the Cayman Merger Sub, in any material respect, and each of Pubco and the Cayman Merger Sub has not received written notice alleging any violation of applicable Law in any material respect by the Pubco or the Cayman Merger Sub.

6.8 Pubco and Cayman Merger Sub Activities. Since their formation, Pubco and the Cayman Merger Sub have not engaged in any business activities other than as contemplated by this Agreement, do not own directly or indirectly any ownership, equity, profits or voting interest in any Person (other than Pubco’s 100% ownership of the Cayman Merger Sub) and have no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which they are a party and the Transactions, and, other than this Agreement and the Ancillary Documents to which they are a party, Pubco and the Cayman Merger Sub are not party to or bound by any Contract.

6.9 Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, Pubco, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Pubco or the Cayman Merger Sub.

6.10 Investment Company Act. Pubco is not an “investment company”, a Person directly or indirectly controlled by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meanings of the Investment Company Act.

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6.11 Information Supplied. None of the information supplied or to be supplied by Pubco or the Cayman Merger Sub expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) or stock exchange (including the NYSE) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to the holders of Purchaser Securities or Pubco’s stockholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Pubco or the Cayman Merger Sub expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Pubco nor the Cayman Merger Sub makes any representation, warranty or covenant with respect to any information supplied by or on behalf of Purchaser, the Target Companies, the Shareholders or any of their respective Affiliates.

6.12 Independent Investigation. Each of Pubco and the Cayman Merger Sub has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Target Companies and Purchaser and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies and Purchaser for such purpose. Each of Pubco and the Cayman Merger Sub acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company and Purchaser set forth in this Agreement (including the related portions of the Company Disclosure Schedules and the Purchaser Disclosure Schedules) and in any certificate delivered to Pubco or the Cayman Merger Sub pursuant hereto; and (b) none of the Company, the Major Shareholders or their respective Representatives have made any representation or warranty as to the Target Companies, the Major Shareholders or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules), in any Ancillary Document or in any certificate delivered to Pubco or the Cayman Merger Sub pursuant hereto and Pubco is expressly disclaiming any reliance on any representations or warranties other than those set forth in Articles VII and VIII of this Agreement.

6.13 Exclusivity of Representations and Warranties Except as otherwise expressly provided in this Article VI (as modified by the Pubco Disclosure Schedules), the Ancillary Documents and any certificates delivered pursuant to this Agreement, Pubco expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to Pubco, its Affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to the Company, its affiliates or any of their respective Representatives by, or on behalf of, the Pubco, and any such representations or warranties are expressly disclaimed.

Article VII
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to Purchaser no later than the time immediately preceding the entering into of this Agreement (the “Company Disclosure Schedules”), the Company hereby represents and warrants to Purchaser and Pubco, as of the time of entering into of this Agreement and, subject to any updates delivered by the Company to Purchaser pursuant to Section 9.29, as of the time immediately preceding the First Closing and as of the time immediately preceding the Second Closing, that the statements contained in this Article VII are true and correct (provided that such disclosure shall be deemed to qualify or provide disclosure in

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response to (x) the section or subsection of this Article VII under which such disclosure is made in the Company Disclosure Schedules, and (y) any other section or subsection of this Article VII to the extent it is reasonably apparent on its face), as follows:

7.1 Organization and Standing. The Company is a company duly organized and validly existing under the Laws of Norway and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each other Target Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Target Company is duly qualified or licensed and in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing would not be material to the Target Companies, taken as a whole. Schedule 7.1 lists the jurisdiction of organization of each Target Company and all names other than its legal name under which any Target Company does business as of the date hereof. The Company has provided to Purchaser or Purchaser’s counsel accurate and complete copies of the Organizational Documents of each Target Company, each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organizational Documents in any material respect.

7.2 Authorization; Binding Agreement. Other than with respect to the Required Company Shareholder Approval, the Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been, subject to receipt of the Required Company Shareholder Approval, duly and validly authorized by the board of directors and shareholders of the Company in accordance with the Company’s Organizational Documents and the Norwegian Companies Act any other applicable Law and any Contract to which the Company or any of its shareholders are party or bound and (b) no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby (other than the approval by the Company’s board of directors of the Norway Demerger Plan and the Norway Merger Plan, the Required Company Shareholder Approval and the filing and recordation of appropriate documents, in connection with the Agreement and each Ancillary Document to which the Company is or is required to be a party, as required by applicable Law). This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party at the applicable Closing shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

7.3 Capitalization.

(a) The Company is authorized to issue an additional 108,112,829 Company Shares, of which 15,612,829 are authorized to be issued by way of the Company Warrants and EDGE Warrants and 92,500,000 Company Shares are authorized to be issued by way of the Company Preferred Share Linked Warrants. As of the date hereof, the outstanding capital shares of the Company consists of 209,196,827 Company Shares and 7,500,000 Company Preferred Shares, which are owned legally (registered) and beneficially by the Persons set forth on Schedule 7.3(a), and there are no other outstanding equity interests of the Company other than the Company Options referred to in Section 2.8(a) and 7.3(b). After giving effect to the transactions contemplated by this Agreement and the Preferred Share Acquisition Agreement, Pubco shall own all of the issued and outstanding equity interests of the Company free and clear of any Liens. Except as set forth on Schedule 7.3(a), all of the outstanding shares and other equity interests of the Company have been duly authorized, are fully paid and non-assessable and were not issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Norwegian Companies Act, any other applicable Law, the Company’s Organizational Documents or any Contract to which the Company is a party or by which the Company or its securities are bound. As of the date hereof, the Company holds 0 shares in treasury.

(b) Schedule 7.3(b) sets forth a true and complete list, as of the date hereof of each Company Equity Plan. The board of directors of the Company shall amend the Company Equity Plan and take all other necessary actions, effective as of immediately prior to the First Closing, in order to (i) cancel the remaining unallocated share reserve under the

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Company Equity Plan and provide that shares in respect of Company Options that for any reason become re-eligible for future issuance, shall be cancelled, and (ii) provide that no new Company Options will be granted under the Company Equity Plan. Schedule 2.8(a) sets forth the beneficial and record owners of all outstanding Company Options as of the date hereof (including the number of Company Options held), all of which Company Options will be fully satisfied by the Company at or promptly following the Second Closing (except for such Company Options that will be rolled over into options relating to equity of Pubco pursuant to the provisions of Section 2.8(a)). Except as set forth on Schedule 7.3(b), there are no Company Convertible Securities or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of its shareholders are a party or bound relating to any equity securities of the Company, whether or not outstanding. Other than the Company Equity Plan, there are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. Other than the Major Shareholder Irrevocable Undertakings, there are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Company’s equity interests. Except as set forth in the Company’s Organizational Documents, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its equity interests or securities, nor has the Company granted any registration rights to any Person with respect to its equity securities. All of the issued and outstanding securities of the Company have been granted, offered, sold and issued in compliance with all applicable securities Laws. As a result of the consummation of the transactions contemplated by this Agreement, no equity interests of the Company are issuable and, other than in connection with the Company Equity Plan, Company Warrants and EDGE Warrants), in each case consistent with Section 2.8(a), Section 2.8(b) and Section 2.8(c), no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c) Since the Locked Box Date, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the board of directors of the Company has not authorized any of the foregoing.

7.4 Subsidiaries. Schedule 7.4 sets forth the name of each Subsidiary of the Company as of the date hereof, and with respect to each Subsidiary (a) its jurisdiction of organization, (b) its authorized shares or other equity interests (if applicable), and (c) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and owned by one or more of the Target Companies free and clear of all Liens. There are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary. Except as set forth on Schedule 7.4, there are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any equity interests of any Subsidiary of the Company. Except for the equity interests of the Subsidiaries listed on Schedule 7.4, there are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company. The Company does not own or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person. No Target Company is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of a Target Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person (other than another Target Company).

7.5 Governmental Approvals. Except as otherwise described in Schedule 7.5, no Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) such Consents as are expressly contemplated by this Agreement or any Ancillary Document, (b) pursuant to Antitrust Laws, (c) any filings required with the NYSE or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) those Consents, the failure of which to obtain prior to the respective Closing, would not individually or in the aggregate reasonably be expected to be material to the Target Companies, taken as a whole, or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

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7.6 Non-Contravention. Except as otherwise described in Schedule 7.6, the execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is or is required to be a party or otherwise bound, and the consummation by any Target Company of the transactions contemplated hereby and thereby and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any Target Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 7.5 hereof, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to any Target Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments (including a Change of Control Payment) or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of any Target Company under, (viii) give rise to any obligation to obtain any Consent from or provide any notice to any Person who is not a Party or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except in the case of clauses (b) and (c) as would not individually or in the aggregate reasonably be expected to be material to the Target Companies taken as a whole, or materially affect the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

7.7 Financial Statements.

(a) As used herein, the term “Company Financials” means (i) the Company prepared unaudited consolidated financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the unaudited consolidated balance sheets of the Target Companies as of December 31, 2019 and December 31, 2018, and the related consolidated unaudited income statements, changes in shareholder equity and statements of cash flows for the years then ended, (ii) the Company prepared unaudited financial statements, consisting of the unaudited consolidated balance sheets of the Target Companies as of September 30, 2020 (the “Interim Balance Sheet Date”) and the related unaudited consolidated income statement, changes in shareholder equity and statement of cash flows for the nine (9) months then ended, and (iii) when delivered in accordance with Section 9.10(g), the Required Registration Statement Company Financials. True and correct copies of the Company Financials have been or, in the case of the Required Registration Statement Company Financials, will be, provided to Purchaser. The Company Financials (i) were prepared in accordance with GAAP, consistently applied throughout and among the periods involved and (ii) were prepared from, and in accordance in all material respects, with the books and records of the Target Companies. The Company Financials fairly present in all material respects the consolidated financial position of the Company as of the respective dates thereof. No Target Company has ever been subject to the reporting requirements of Section 13(g) and 15(d) of the Exchange Act.

(b) All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws in all material respects. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws in all material respects. The Company has not been subject to or involved in any fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Target Company. No Target Company, nor, any of its officers, directors or employees has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of such Target Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that such Target Company has engaged in questionable accounting or auditing practices.

(c) As of the date hereof, the Target Companies do not have any Indebtedness other than the Indebtedness set forth on Schedule 7.7(c) and in such amounts (including principal and any accrued but unpaid interest or other obligations with respect to such Indebtedness), as set forth on Schedule 7.7(b). Except as disclosed on Schedule 7.7(b), no Indebtedness of any Target Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any Target Company, (iii) the ability of the Target Companies to grant any Lien

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on their respective properties or assets or (iv) the consummation of the transactions contemplated by this Agreement or by the Ancillary Documents. Except as disclosed on Schedule 7.7(c), no Indebtedness requires the Company or any Target Company to make any payment to another Person related to, in connection with, or as a result of the transactions contemplated by this Agreement (a “Change of Control Payment”) and the Ancillary Documents or that gives a third party a right to receive or elect to receive a Change of Control Payment.

(d) All financial projections with respect to the Target Companies that were made available by or on behalf of the Company to the Purchaser or its Representatives were prepared in good faith using assumptions that the Company believes to be reasonable.

7.8 Absence of Certain Changes. Except for actions expressly contemplated by this Agreement, since September 30, 2020, each Target Company (a) has conducted its business only in the ordinary course of business consistent with past practice, (b) has not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action, other than the issuance of any equity or equity-linked instruments between the Locked Box Date and the date of this Agreement and reflected in Schedule 7.3(a), that would be prohibited by Section 9.2 (without giving effect to Schedule 9.2) if such action were taken on or after the date hereof without the consent of Purchaser.

7.9 Compliance with Laws.

(a) In the past five (5) years, except as set forth on Schedule 7.9(a), no Target Company is or has been, in any material respects, in non-compliance with, or in violation of, nor has any Target Company received any written or, to the Knowledge of the Company, oral notice of any non-compliance with, or violation of, any applicable Laws by which it or any of its properties, assets, employees, business or operations are or were bound or affected.

(b) The Company and the Target Companies maintain a program of policies, procedures, and internal controls reasonably designed and implemented to (i) prevent the use of the products and services of the Company and the Target Companies in a manner that violates applicable Law (including money laundering or fraud), and (ii) otherwise provide reasonable assurance that violations of applicable Law by any of the Company’s or the Target Companies’ directors, officers, employees or its or their respective agents, representatives or other Persons, acting on behalf of the Company or any of the Company’s Subsidiaries, will be prevented, detected and deterred.

7.10 Company Permits. The Company has made available to Purchaser true, correct and complete copies of all material Company Permits, all of which material Company Permits are listed on Schedule 7.10. All of the material Company Permits are in full force and effect, and no suspension or cancellation of any of the material Company Permits is pending or, to the Company’s Knowledge, threatened. No Target Company is in violation in any material respect of the terms of any material Company Permit, and no Target Company has received any written or, to the Knowledge of the Company, oral notice of any Actions relating to the revocation, suspension or modification of any material Company Permit, and no Target Company has received any notice that any Governmental Authority that has issued any material Permit intends to cancel, suspend, terminate or not renew any such material Permit.

7.11 Litigation. As of the date hereof, there is no (a) Action of any nature currently pending or, to the Knowledge of the Company, threatened; or (b) Order now pending or outstanding or that was rendered by a Governmental Authority, in either case of (a) or (b) by or against any Target Company, its current or former directors or officers (provided, that any litigation involving the directors or officers of a Target Company must be related to the Target Company’s business), its business, equity securities or assets. In the past five (5) years, none of the current or former officers, senior management or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

7.12 Material Contracts.

(a) Schedule 7.12(a) sets forth, as of the date of this Agreement, a true, correct and complete list of, and the Company has made available to Purchaser, true, correct and complete copies of, each Contract to which any Target Company is a party or bound (each Contract required to be set forth on Schedule 7.12(a), a “Company Material Contract”) that:

(i) contains covenants that limit the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit

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any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Target Company that is greater than $100,000 (other than obligations of, or payments to, the Target Companies, arising from purchase or sale agreements entered into in the ordinary course of business);

(v) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $250,000 or shares or other equity interests of the Target Companies or another Person;

(vi) relates to any merger, amalgamation, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;

(vii) by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Target Companies under such Contract or Contracts of at least $100,000 per year or $250,000 in the aggregate;

(viii) is with any Company Customer in excess of $1,000,000, or with the top 10 Company Vendors by amounts paid for each of (a) the twelve months ended on December 31, 2019 and (b) the period from January 1, 2020 through the Interim Balance Sheet Date;

(ix) obligates the Target Companies to provide continuing indemnification or a guarantee of obligations of a Person who is not a Party after the date hereof in excess of $250,000;

(x) is between any Target Company, on the one hand, and any directors, officers or employees of a Target Company or Related Person, on the other hand (other than at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice), including all non-competition, severance and indemnification agreements;

(xi) obligates the Target Companies to make any capital commitment or expenditure in excess of $250,000 (including pursuant to any joint venture) in any calendar year;

(xii) grants to any Person (other than the Companies or the Target Companies) a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests in any Company or any of the Target Companies;

(xiii) (A) relates to a material settlement entered into within three (3) years prior to the date of this Agreement, or (B) under which any Target Company or counterparty thereto has outstanding material obligations (other than customary confidentiality obligations);

(xiv) evidencing a Company Real Property Lease involving aggregate payments in excess of $100,000 in any calendar year;

(xv) provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any personal property that involves aggregate payments in excess of $100,000 in any calendar year;

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(xvi) is with a current officer, manager, director, employee or worker of, or consultant to, the Company or any of the Target Companies that provide annual base compensation (excluding bonus and other benefits) in excess of $100,000, or that provides for change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the transactions contemplated hereby;

(xvii) requires the Company or any Target Company to assign to any Person any of its rights in any Intellectual Property developed by the Company or any Target Company under such Contract;

(xviii) requires any current or former officer, manager, director, employee or worker of, or consultant to, the Company or any of the Target Companies, who is or was substantially involved in or had substantially contributed to the invention, creation or development of any Intellectual Property used in connection with the conduct of the respective businesses of the Target Companies to assign to the Company or any of the Target Companies any Intellectual Property arising from the services performed for the Company or Target Company by such Persons;

(xix) is a collective bargaining (or similar) agreement or Contract between any Company or any of the Target Companies, on one hand, and any labor union, works council or other body representing employees of any Company or any of the Target Companies, on the other hand;

(xx) grants to any Person (other than the Companies or the Target Companies) a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests in any Company or any of the Target Companies;

(xxi) (A) grants to a third Person the right to use or register any Intellectual Property owned by the Company or (B) grants the right to use or register any Intellectual Property owned by a third Person that is material to the business of the Company other than (i) Contracts granting nonexclusive rights to use commercially available off-the-shelf software, (ii) Contracts granted to customers in the ordinary course of business that are substantially in the same form as the Company’s standard form customer agreements as have been provided to Purchaser on or prior to the date of this Agreement, (iii) licenses granted to service providers who access Intellectual Property owned by the Company on behalf of the Company as part of their provision of services to the Company; or (iv) nondisclosure agreements entered into in the ordinary course of business;

(xxii) provides another Person (other than another Target Company or any manager, director or officer of any Target Company) with a power of attorney that relate to the Company or its business;

(xxiii) will be required to be filed as an exhibit to the Registration Statement under applicable SEC requirements;

(xxiv) grants to any third Person (A) any “most favored nation rights” or (B) price guarantees for a period greater than one year from the date of this Agreement and requires aggregate future payments to the Companies and their Target Companies in excess of $250,000 in any calendar year;

(xxv) is with a Governmental Authority other than any Company Permits;

(xxvi) any outstanding written commitment to enter into any Contract described in subsections (i) to (xxv) of this Section 7.12(a).

(b) Except as disclosed in Schedule 7.12(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Target Company party thereto and; (ii) to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) no Target Company is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract; (v) no Target Company has received written or, to the Knowledge of the Company, oral notice of an intention by any party to any

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such Company Material Contract to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect any Target Company in any material respect, and (vi) no Target Company has waived any material rights under any such Company Material Contract.

7.13 Intellectual Property.

(a) Schedule 7.13(a) sets forth, as of the date hereof, all Patents and Patent applications, Trademarks and service mark registrations and applications, copyright registrations and applications and registered Internet Assets and applications in which a Target Company is the owner, applicant or assignee, specifying as to each item, if applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (the foregoing, “Material Company IP”). Each Target Company owns, free and clear of all Liens, all Material Company IP. All Material Company IP is owned exclusively by the applicable Target Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any Person who is not a Party with respect to such Material Company IP.

(b) Except as, individually or in the aggregate, has not and would not reasonably be expected to adversely affect the Target Companies, taken as a whole, in any material respect, each Target Company has a valid and enforceable license to use all Intellectual Property that is used or held for use in the business of such Target Company as currently conducted.

(c) All registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by any Target Company are subsisting and in force, and all applications to register any Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind.

(d) Except as, individually or in the aggregate, has not had and would not reasonably be expected to adversely affect the Target Companies, taken as a whole, in any material respect: (i) no Action is pending or threatened against a Target Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense any Intellectual Property currently owned, licensed or used by the Target Companies; (ii) no Target Company has received any written notice, or to the Knowledge of the Company, oral notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of any Target Company, nor to the Knowledge of the Company is there a reasonable basis therefor; (iii) there are no Orders to which any Target Company is a party (or is bound and of which the Target Company has actual written notice) that (A) restrict the rights of a Target Company to use, transfer, license or enforce any Intellectual Property owned by a Target Company, (B) restrict the conduct of the business of a Target Company in order to accommodate a third Person’s Intellectual Property, or (C) grant any third Person any right with respect to any Intellectual Property owned by a Target Company; (iv) no Target Company is, or is expected to be, infringing, misappropriating or otherwise violating or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in connection with the conduct of the respective businesses of the Target Companies as currently or previously conducted, or as currently contemplated to be conducted; and (v) to the Company’s Knowledge, no Person is infringing upon, has misappropriated or is otherwise violating any Intellectual Property owned, or exclusively licensed to any Target Company (“Company IP”).

(e) All current and former officers, employees and independent contractors of a Target Company who are or were materially involved in or have materially contributed to the invention, creation or development of any Intellectual Property used in connection with the conduct of the respective businesses of the Target Companies have assigned to the Target Companies all Intellectual Property arising from the services performed for a Target Company by such Persons. To the Knowledge of the Company, no current or former officers, employees or independent contractors of a Target Company have claimed in writing any ownership interest in any Intellectual Property owned by a Target Company. Each Target Company has taken reasonable security measures in order to protect the secrecy, confidentiality and value of the Company IP.

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7.14 Taxes and Returns.

(a) Each Target Company has timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it (taking into account all available extensions), and all such Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established.

(b) No jurisdiction in which a Target Company does not file Tax Returns or pay Taxes has claimed to such Target Company in writing that such Target Company it is or may be subject to taxation by that jurisdiction.

(c) There are no audits, examinations, investigations or other proceedings pending against any Target Company in respect of any Tax, and no Target Company has been notified in writing of any proposed Tax claims or assessments against any Target Company (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).

(d) There are no Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens.

(e) No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by a Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(f) No Target Company has made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closings.

(g) No Target Company that is treated as a domestic corporation (as such term is defined in Section 7701 of the Code) has participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in U.S. Treasury Regulation section 1.6011-4.

(h) No Target Company has any Liability for the Taxes of another Person (other than another Target Company) (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business, the primary purpose of which is not the sharing of Taxes). No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business, the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority).

(i) No Target Company has requested, or is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(j) No Target Company is treated as a domestic corporation (as such term is defined in Section 7701 of the Code) for U.S. federal income tax purposes.

7.15 Real Property.

(a) Schedule 7.15(a) contains a complete and accurate list as of the date hereof of (i) all material real property and interests in real property owned in fee by a Target Company as of the date hereof (collectively, the “Company Owned Properties”). With respect to each parcel of the Company Owned Property: (i) the Target Companies have good and marketable fee title to all Company Owned Properties, free and clear of all Liens (ii) the Target Companies have not leased or otherwise granted to any Person the right to use or occupy such Company Owned Property or any material portion thereof, and (iii) there are no options, rights of first refusal or rights of first offer to purchase such Company Owned Properties or any portion thereof or interest therein.

(b) All of the Company Real Properties and buildings, fixtures and improvements thereon, taken as a whole, (i) (A) are in reasonable operating condition without material structural defects, and all material mechanical and other systems located thereon are in reasonable operating condition, and (B) no condition exists requiring material

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repairs, alterations or corrections and (ii) are suitable, sufficient and appropriate in all material respects for their current and contemplated uses. None of the material improvements located on the Company Real Properties constitute a legal non-conforming use or otherwise require any special dispensation, variance or special permit under any Laws or Contract. With respect to the Company Real Properties: (i) there are no material condemnation or eminent domain Actions pending or threatened in writing relating to any Company Real Property, and the Company has not received any notice of the intention of any Governmental Authority or other Person to take or use all or any material part thereof; (ii) there are no material Actions relating to boundary lines, ingress and egress, adverse possession or similar issues which are pending or threatened in writing; (iii) except as are not and would not reasonably be expect to be, individually or in the aggregate, material to the Target Companies, the existing buildings and improvements located on the Company Real Properties are located entirely within the boundary lines of such Company Real Property or on permanent easements on adjoining land benefiting such Company Real Property and may lawfully be used under applicable zoning and land use laws for the purposes for which they are presently being used; and (iv) the Company Real Properties are in compliance in all material respects with the terms and provisions of any restrictive covenants, easements, or agreements affecting such Company Real Property.

(c) Schedule 7.15(c) contains a complete and accurate list as of the date hereof of all premises currently leased or subleased or otherwise used or occupied by a Target Company for the operation of the business of a Target Company (the “Company Leased Properties” and together with the Company Owned Properties, the “Company Real Properties”), and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”). The Company has provided to Purchaser a true and complete copy of each of the Company Real Property Leases. With respect to each Company Real Property Lease, (i) each Company Real Property Lease is valid, binding and enforceable in accordance with its terms and are in full force and effect and (ii) there is not any existing material default on the part of a Target Company of the Company Real Property Leases, and no Target Company has received notice of any such condition.

7.16 Title to and Sufficiency of Assets. Each Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its material assets, free and clear of all Liens other than (i) Permitted Liens, and (ii) Liens set forth on Schedule 7.16. The assets (including contractual rights) of the Target Companies constitute all of the material assets, rights and properties that are used in the operation of the businesses of the Target Companies as it is now conducted, and taken together, are adequate and sufficient in all material respects for the operation of the businesses of the Target Companies as currently conducted, provided, that no representations or warranties are made in this Section 7.16 with respect to Intellectual Property rights.

7.17 Employee Matters.

(a) No Target Company is a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of any Target Company nor is there a duty to consult with any such part or body and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. There are no unresolved labor controversies (including unresolved grievances and age, claims regarding any enhanced benefits or other discrimination claims) that are pending or, to the Knowledge of the Company, threatened between any Target Company and Persons employed by or providing services as independent contractors to a Target Company.

(b) Each Target Company (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against a Target Company, (ii) is not liable for any past due arrears of wages or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice).

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There are no Actions pending or, to the Knowledge of the Company, threatened against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c) Schedule 7.17(c) sets forth a complete and accurate information regarding the employees of the Target Companies as of the date hereof, showing for each employee (i) the employee’s job title or description, employer, location, salary level (including any bonus, commission, deferred compensation or other remuneration payable (other than any such arrangements under which payments are at the discretion of the Target Companies)), (ii) any bonus, commission or other remuneration other than salary paid during the calendar year ending December 31, 2019, and (iii) any wages, salary, bonus, commission or other compensation due and owing to each employee during or for the calendar year ending December 31, 2020. Except as set forth on Schedule 7.17(c), the Target Companies have paid in full to all their employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and no Target Company has any obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement, or commitment or any applicable Law, custom, trade or practice. Except as set forth in Schedule 7.17(c), each Target Company employee has entered into the Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with a Target Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to Purchaser by the Company. For the purposes of applicable Law, all independent contractors who are currently, or within the last three (3) years have been, engaged by a Target Company are bona fide independent contractors and not employees of a Target Company and no independent contractor has claimed otherwise.

(d) No employee of a Target Company with annual base salary of $100,000 or more or at a senior management or technical level has provided written or, to the Knowledge of the Company, oral notice of his or her plan to terminate his or her employment.

(e) To the Knowledge of the Company, no current or former employee, worker or independent contractor of the Company or any Target Company is in violation of (i) any restrictive covenant, nondisclosure obligation or fiduciary duty to the Company or any Target Company or (ii) any restrictive covenant or nondisclosure obligation to a former employee or engager of any such individual relating to (A) the right of any such individual to work for or provide services to the Company or any of the Target Companies or (B) the knowledge or use of any Trade Secrets or proprietary information.

7.18 Benefit Plans.

(a) Set forth on Schedule 7.18(a) is a true and complete list as of the date hereof of each Foreign Plan of a Target Company (each, a “Company Benefit Plan”) and the Company has no liability (whether current, contingent or prospective) in respect of any other employee benefit. Except as set forth on Schedule 7.18(a), no Target Company has ever maintained or contributed to (or had an obligation to contribute to) any Benefit Plan, whether or not subject to ERISA, which is not a Foreign Plan.

(b) With respect to each Company Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of a Target Company, the Company has made available to Purchaser accurate and complete copies, if applicable, of: (i) all plan documents and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto), and written descriptions of any Company Benefit Plans which are not in writing; (ii) the most recent annual and periodic accounting of plan assets; (iii) the most recent actuarial valuation; and (iv) all communications with any Governmental Authority concerning any matter that is still pending or for which a Target Company has any outstanding Liability or obligation.

(c) Except as, individually or in the aggregate, has not had and would not reasonably be expected to adversely affect the Target Companies, taken as a whole, in any material respect, with respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in accordance with its terms and the requirements of all applicable Laws, and has been maintained, where required, in good standing with applicable regulatory authorities and Governmental Authorities; (ii) no breach of fiduciary duty has occurred; (iii) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary

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course of administration); (iv) all contributions, premiums and other payments (including any special contribution, interest or penalty) required to be made with respect to a Company Benefit Plan have been timely made; (v) all benefits accrued under any unfunded Company Benefit Plan have been paid, accrued, or otherwise adequately reserved in accordance with GAAP and are reflected on the Company Financials; (vi) no Company Benefit Plan provides for retroactive increases in contributions, premiums or other payments in relation thereto; and (vii) no Target Company has incurred any obligation in connection with the termination of, or withdrawal from, any Company Benefit Plan.

(d) To the extent applicable, the present value of the accrued benefit liabilities (whether or not vested) under each Company Benefit Plan, determined as of the end of the Company’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Company Benefit Plan allocable to such benefit liabilities.

(e) Other than pursuant to the Company Equity Plan, the consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not, either alone or in combination with another event: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation under any Company Benefit Plan or under any applicable Law; or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any director, employee or independent contractor of a Target Company. The consummation of the transactions contemplated hereby will not, alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code to any employee, officer or other individual service provider of the Company or of a Subsidiary of the Company. No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code.

(f) All Company Options have been granted in accordance with the terms of the Company Equity Plan. The treatment of Company Options under this Agreement does not violate the terms of the Company Equity Plan or any Contract governing the terms of such awards. Each Company Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been maintained, in form and operation, in all material respects In material compliance with Section 409A of the Code.

(g) Except to the extent required by applicable Law, no Target Company provides health or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

(h) All Company Benefit Plans can be terminated at any time as of or prior to the First Closing Date without resulting in any material Liability to any Target Company, Pubco, Purchaser or their respective Affiliates for any additional contributions, penalties, premiums, fees, fines, excise taxes or any other charges or liabilities.

7.19 Environmental Matters. Except as, individually or in the aggregate, has not had and would not reasonably be expected to adversely affect the Target Companies, taken as a whole, in any material respect, or as set forth in Schedule 7.19:

(a) Each Target Company is and has been in compliance with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

(b) No Target Company is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. No Target Company has assumed, contractually or by operation of Law, any Liabilities or obligations under any Environmental Laws.

(c) No Action has been made or is pending, or to the Company’s Knowledge, threatened against any Target Company or any assets of a Target Company alleging either or both that a Target Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law. There is no investigation of the business, operations, or currently owned, operated, or leased property of a Target

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Company or, to the Company’s Knowledge, previously owned, operated, or leased property of a Target Company pending or, to the Company’s Knowledge, threatened that could lead to the imposition of any Liens under any Environmental Law or Environmental Liabilities.

(d) No Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any Liability or obligation under applicable Environmental Laws.

(e) The Company has provided to Purchaser all environmental site assessments, audits, studies, reports, analysis and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of any Target Company that are in a Target Company’s possession.

7.20 Transactions with Related Persons. Except (i) for payment of salary for services rendered in the ordinary course of business consistent with past practice, (ii) for reimbursement for reasonable expenses incurred on behalf of the Company or any of the Target Companies in the ordinary course of business consistent with past practice, (iii) for other employee benefits made in the ordinary course of business consistent with past practice, (iv) as described in the Company Financials delivered on or prior to the date of this Agreement, or (v) as set forth on Schedule 7.20, no Target Company nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of a Target Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past three (3) years has been, a party to any transaction with a Target Company, including any Contract (a) providing for the furnishing of services by (other than as officers, directors or employees of the Target Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Target Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest. Except as set forth on Schedule 7.20, no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of any Target Company. The assets of the Target Companies do not include any receivable or other obligation from a Related Person, and the liabilities of the Target Companies do not include any payable or other obligation to any Related Person.

7.21 Business Insurance.

(a) Schedule 7.21(a) lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) under which the Target Companies are insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement, copies of which have been provided to the Purchaser. All premiums due and payable under all such insurance policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closings. To the Knowledge of the Company, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. No Target Company has received any notice from, or on behalf of, any insurance carrier relating to any refusal to issue an insurance policy or non-renewal of a policy. No Target Company has any self-insurance or other co-insurance program. Except as set forth in Schedule 7.21(a), there are no claims related to the business of the Company pending under any such insurance policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.

7.22 Customers and Vendors. Schedule 7.22 lists, by dollar volume received or paid, as applicable, for each of (a) the twelve (12) months ended on December 31, 2019 and (b) the period from January 1, 2020 through the Interim Balance Sheet Date, all customers of the Target Companies (the “Company Customers”) and all vendors of goods or services to the Target Companies (the “Company Vendors”), along with the amounts of such dollar volumes. The relationships of each Target Company with the Company Customers and Company Vendors are good commercial working relationships, and no Company Vendor or Company Customer within the last twelve (12) months has cancelled or otherwise terminated, or has notified the Company in writing that it intends to cancel or otherwise terminate, any material relationships of such Person with a Target Company, (i) no Company Vendor or Company Customer

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has during the last twelve (12) months decreased materially or, to the Company’s Knowledge, threatened to stop or materially decrease, limit, or modify its material relationships with a Target Company, and (ii) no Target Company has within the past two (2) years been engaged in any material dispute with any Company Vendor or Company Customer.

7.23 Certain Business Practices.

(a) Since December 31, 2017, none of the Target Companies, nor, to the Company’s Knowledge, any of the Target Companies’ directors or officers, agents or employees acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of any Anti-Bribery Laws or (iii) directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction.

(b) The Company and the Target Companies have instituted and maintain policies and procedures reasonably designed to ensure compliance in all material respects with any local or foreign and money laundering statutes and Anti-Bribery Laws.

(c) The operations of each Target Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving a Target Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(d) No Target Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company, is currently identified on the specially designated nationals or other blocked person list or otherwise currently the subject of any U.S. sanctions administered by OFAC, and no Target Company has directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any country targeted under comprehensive sanctions by OFAC (such countries, as of the date hereof, being the Crimea region of Ukraine, Cuba, Iran, North Korea and Syria) or for the purpose of financing the activities of any Person the subject of, or otherwise in violation of, any U.S. sanctions administered by OFAC, in each case in violation of applicable sanctions.

7.24 Data Protection and Cybersecurity.

(a) For the purposes of this Section 7.24(a), the terms “personal data,” “personal data breach,” “process” (and its cognates) and “supervisory authority” shall have the meaning given to them in applicable Data Protection Laws.

(b) Each Target Company complies in all material respects with Data Protection Laws through the implementation and ongoing monitoring of appropriate written policies, notices, logs, and procedures, including by safeguarding all transfers of personal data to and from third parties located outside the European Economic Area by way of a valid data transfer mechanism under Data Protection Laws. Each Target Company maintains accurate and up-to-date records of all their personal data processing activities as required under Data Protection Laws.

(c) Each Target Company has, where required by applicable Law, entered into contracts with its material suppliers that meet the requirements of Data Protection Laws in all material respects.

(d) Each Target Company has, where required by applicable Law, implemented appropriate technical and organizational measures, to protect against personal data breaches and cybersecurity incidents, as monitored through penetration tests and vulnerability assessments (including by remediating any and all material identified vulnerabilities).

(e) Since January 1, 2018, no Target Company has: (i) suffered any material personal data breach or cybersecurity incident; (ii) been subject to investigations, notices or requests from any supervisory authority or other regulatory authority in relation to their data processing activities and compliance with Data Protection Laws; or (iii) received written notice from any individuals or Governmental Authority alleging non-compliance with Data Protection Laws.

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7.25 Information Technology.

(a) The IT Systems are in satisfactory working order in all material respects and have functioned materially in accordance with all applicable specifications and requirements of the business of the Company.

(b) The Target Companies have implemented security, maintenance, backup, archiving, and virus and malicious device scanning and protection measures with respect to the IT Systems in accordance with industry best practices.

(c) Since January 1, 2019, the IT systems have not (i) experienced a defect, bug or virus that caused a material disruption to the operations of any Target Company; or (ii) suffered any unauthorized access by any Person who is not a Party. Adequate business continuity and disaster recovery procedures for the IT Systems have been implemented in order to prevent the loss of and enable the recovery of data to ensure the continuation of the business of each Target Company without any disruption or loss in the event of any failure of the IT Systems.

(d) All use and distribution of software and open source materials by each Target Company is in material compliance with all open source licenses applicable thereto. No Target Company has used any copyleft materials in a manner that requires any software or products, or any portion thereof, to be subject to copyleft licenses or other restrictions or obligations that would have an adverse effect on the Target Companies.

7.26 Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act.

7.27 Finders and Brokers. Except as set forth in Schedule 7.27, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any Target Company.

7.28 Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) or stock exchange (including the NYSE) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; (c) in this Agreement or the Company Disclosure Schedules or (d) in the mailings or other distributions to holders of Purchaser Securities or Company Securities and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (d), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

7.29 Solvency. The Company is not entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Affiliates. After giving effect to the Mergers contemplated hereby, at and immediately after the Cross-Border Effective Time, the Company and its Subsidiaries (i) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its recourse debts as they mature or become due); (ii) will have adequate capital and liquidity with which to engage in its business and all businesses in which it is about to engage; and (iii) will not have incurred and does not plan to incur debts beyond its ability to pay as they mature or become due.

7.30 Disclosed MOUs.

(a) The Company has set out in folders 3.1.3 and 3.1.6 of the Data Room, true, complete and accurate copies of all non-binding memoranda of understandings, letters of intent and other such agreements with potential customers and suppliers as of the date hereof (the “Disclosed MOUs”) which, if the Company were to enter into definitive documents in accordance with the terms of such agreements on the date hereof, would be reasonably likely to constitute a Top Customer Contract or a Top Vendor Contract.

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(b) As of the date hereof, the Company is pursuing discussions and taking such action in good faith to enter into definitive agreements with the potential customers and suppliers with whom they have entered into the Disclosed MOUs, except to the extent that entry into such definitive agreements would be or become mutually exclusive of one another.

7.31 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article VII (as modified by the Company Disclosure Schedules), the Ancillary Documents and any certificates delivered pursuant to this Agreement, the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to Purchaser, its affiliates or any of their respective Representatives by, or on behalf of, Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, neither Company nor any other Person on behalf of Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Purchaser, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to the Purchaser, its affiliates or any of their respective Representatives or any other Person, and that any such representations or warranties are expressly disclaimed.

7.32 Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of Purchaser and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Purchaser for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of Purchaser set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto; and (b) none of Purchaser or its respective Representatives have made any representation or warranty as to Purchaser or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules), in any Ancillary Document or in any certificate delivered to Company pursuant hereto and the Company is expressly disclaiming any reliance on any representations or warranties other than those set forth in Article V of this Agreement.

Article VIII
Representations and warranties of the major shareholders

Each Major Shareholder represents and warrants to Purchaser (in respect of itself only and not in respect of any other Major Shareholder), as of the date hereof and as of the First Closing and Second Closing, as follows:

8.1 Organization and Standing. Such Major Shareholder, if not a natural Person, is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

8.2 Authorization; Binding Agreement. Such Major Shareholder has all requisite power, authority and legal right and capacity to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform such Major Shareholder’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which such Major Shareholder is or is required to be a party has been or shall be when delivered, duly and validly executed and delivered by such Major Shareholder and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of such Major Shareholder, enforceable against such Major Shareholder in accordance with its terms, subject to the Enforceability Exceptions.

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8.3 Ownership. Each Major Shareholder owns good and valid title to the Company Shares set opposite such Major Shareholder’s name on Schedule 8.3 (free and clear of any and all Liens). There are no proxies, voting rights, shareholders’ agreements or other agreements to which such Major Shareholder is a party or by which such Major Shareholder is bound, with respect to the voting or transfer of any of such Major Shareholder’s Company Shares (other than this Agreement and any Ancillary Document).

8.4 Governmental Approvals. No Consent of or with any Governmental Authority on the part of such Major Shareholder is required to be obtained or made in connection with the execution, delivery or performance by such Major Shareholder of this Agreement or any Ancillary Documents or the consummation by such Major Shareholder of the transactions contemplated hereby or thereby other than (a) such filings as expressly contemplated by this Agreement, (b) pursuant to Antitrust Laws, (c) any filings required with the NYSE or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a material impact on the ability of such Major Shareholder on a timely basis to consummate the Transactions.

8.5 Non-Contravention. The execution and delivery by such Major Shareholder of this Agreement and each Ancillary Document to which it is a party or otherwise bound and the consummation by such Major Shareholder of the transactions contemplated hereby and thereby, and compliance by such Major Shareholder with any of the provisions hereof and thereof, will not, (a) if such Major Shareholder is an entity, conflict with or violate any provision of such Major Shareholder’s Organizational Documents, (b) conflict with or violate any Law, Order or Consent applicable to such Major Shareholder or any of its properties or assets or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Major Shareholder under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of such Major Shareholder under, (viii) give rise to any obligation to obtain any Consent from a Person who is not a Party or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Contract to which such Major Shareholder is a party or such Major Shareholder or its properties or assets are otherwise bound, except for any deviations from any of the foregoing clauses (a), (b) or (c) that has not had and would not reasonably be expected to materially impair or delay the ability of such Major Shareholder to consummate the Transactions.

8.6 No Litigation. There is no Action pending or threatened, nor any Order is outstanding, against or involving such Major Shareholder, whether at law or in equity, before or by any Governmental Authority, which would reasonably be expected to materially and adversely affect the ability of such Major Shareholder to consummate the transactions contemplated by, and discharge its obligations under, this Agreement and the Ancillary Documents to which such Major Shareholder is or is required to be a party.

8.7 Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, Pubco, the Company or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Major Shareholder.

8.8 Independent Investigation. Such Major Shareholder has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of Purchaser. Such Major Shareholder acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation; and (b) none of Purchaser, or their respective Representatives have made any representation or warranty to such Major Shareholder as to Purchaser.

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Article IX
COVENANTS

9.1 Access and Information.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 13.1 or the Second Closing (the “Interim Period”), upon reasonable advance written notice from Purchaser, the Company will provide, and use its commercially reasonable efforts to cause its Representatives to provide, Purchaser and its Representatives reasonable access, at Purchaser’s expense, during normal business hours, under the supervision of personnel of the Company or its Representatives, and in such a manner as not to unreasonably interfere with the normal operations of the business of the Target Companies, to (a) such materials and information about the Target Companies as Purchaser may reasonably request, and (b) specified members of management of the Target Companies as the Purchaser may reasonably request. Notwithstanding the foregoing, the Company will not be required to disclose any information to Purchaser or its Representatives if such disclosure would be reasonably likely to (i) jeopardize any attorney-client or other legal privilege, or (ii) contravene any applicable Law or Contract.

(b) During the Interim Period, upon reasonable advance written notice from the Company, Purchaser, Pubco and the Merger Subs will provide, and use its commercially reasonable efforts to cause its Representatives to provide, the Company and its Representatives reasonable access, at the Company’s expense, during normal business hours, under the supervision of personnel of Purchaser or its Representatives, and in such a manner as not to unreasonably interfere with the normal operations of the business of Purchaser, to (a) such materials and information about Purchaser, Pubco and the Merger Subs as the Company may reasonably request, and (b) specified members of management of Purchaser, Pubco and the Merger Subs as the Company may reasonably request. Notwithstanding the foregoing, Purchaser will not be required to disclose any information to the Company or its Representatives if such disclosure would be reasonably likely to (i) jeopardize any attorney-client or other legal privilege, or (ii) contravene any applicable Law or Contract.

9.2 Conduct of Business of the Company.

(a) Unless Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents or as set forth on Schedule 9.2, the Company shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice and/or the Company Business Plan (as applicable) and (ii) comply in all material respects with all Laws applicable to the Target Companies and their respective businesses, assets and employees.

(b) Without limiting the generality of Section 9.2(a) and except as contemplated by the terms of this Agreement, the Ancillary Documents, the Company Business Plan or as set forth on Schedule 9.2, during the Interim Period, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and each shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, its or any of the Target Companies’ Organizational Documents or form or cause to be formed any new Subsidiary;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities, or permit the cashless conversion or exercise of any of its securities and any other equity-based awards; provided that the Company shall be permitted to (a) issue equity securities pursuant to the Funding Commitment Letter, (b) commit to grant 2,200,000 Pubco Options in accordance with the contemplated terms of and pursuant to the Pubco Equity Plan and subject to receipt of any approvals required under Applicable Law and (c) commit to grant up to 333,333 Pubco Options in any month in accordance with the contemplated terms of and pursuant to the Pubco Equity Plan and subject to receipt of any approvals required under Applicable Law, which grants shall be made subject to the Second Closing having occurred; provided, that any individual commitment to grant in

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excess of 50,000 Pubco Options shall be subject to the prior written approval of the Purchaser (such approval not to be unreasonably withheld, conditioned or delayed); and, provided, further, that in respect of any conditional grant in respect of (b) and (c), in the event that the Second Closing does not occur, the Company may grant Company Fallback Options in such numbers and on such terms as it shall determine;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities other than pursuant to the terms of the Funding Commitment Letter and to effect the Norway Demerger;

(iv) (A) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $100,000 or $250,000 in the aggregate other than pursuant to the terms of the Funding Commitment Letter, (B) make a loan or advance to or investment in any Person in excess of $100,000 individually or $250,000 in the aggregate (other than advancement of expenses to employees in the ordinary course of business consistent with past practice), or (C) guarantee or endorse any Indebtedness or obligation of any Person, in any such case in excess of $100,000 individually or $250,000 in the aggregate;

(v) (A) increase the wages, salaries or compensation of its employees and other service providers other than in the ordinary course of business and consistent with past practice, (B) make or commit to make any bonus payment (whether in cash, property or securities) to any employee or other service provider which exceed $100,000, (C) grant any severance, retention, change in control or termination or similar pay, other than as provided for in any written agreements, in the ordinary course of business, consistent with past practice or as required by applicable Law, (D) establish any trust or take any other action to secure the payment of any compensation payable by the Company, or (E) materially increase other benefits of employees generally, or enter into, establish, amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law, or pursuant to the terms of any Company Benefit Plan;

(vi) transfer, pledge or exclusively license to any Person or permit to lapse or fail to preserve any Material Company IP;

(vii) modify, terminate or waive or assign any material right under, any Company Material Contract, or enter into any Contract that would be a Company Material Contract;

(viii) enter into any new line of business;

(ix) limit the right of the Company or any of the Target Companies to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or grant any exclusive or similar rights to any Person;

(x) amend in a manner detrimental to the Company or any of the Target Companies, terminate, cancel, surrender, permit to lapse or fail to renew or use reasonable best efforts to maintain any authorization from a Governmental Authority or Permit required for the conduct of the business of the Company or any of the Target Companies or otherwise fail to use reasonable best efforts to maintain and preserve its relationships with any Governmental Authority, customers, suppliers, contractors and other Persons with which it has material business relations;

(xi) acquire, including by merger, amalgamation, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets, in each case outside the ordinary course of business consistent with past practice

(xii) make capital expenditures in excess of $100,000 (individually for any project (or set of related projects) or $250,000 in the aggregate);

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(xiii) adopt a plan of complete or partial liquidation, dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization (except to the extent permitted by clause (xii) above);

(xiv) enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company;

(xv) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xvi) acquire any ownership interest in any real property;

(xvii) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, in the ordinary course of business consistent with past practice, as reasonably necessary to conduct the business and on arms-length terms);

(xviii) waive, release, settle, compromise or otherwise resolve any investigation, claim, Action, litigation or other legal proceedings, other than such actions which result in the Company being obligated to pay monetary damages in an amount less than $100,000;

(xix) make or rescind any material election relating to Taxes (other than elections made in the ordinary course of business), settle any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any material amended Tax Return or claim for refund in a manner inconsistent with past practice (including surrendering any right to a refund), or make any material change in its accounting or Tax policies or procedures; or

(xx) authorize or agree to do any of the foregoing actions.

(c) Each of Purchaser, Pubco and the Merger Subs acknowledges and agrees that (i) nothing contained in this Agreement shall give any such Person, directly or indirectly, the right to control or direct the Company’s or the Target Companies’ operations during the Interim Period, (ii) during the Interim Period, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over it and its subsidiaries’ operations; and (iii) the Company Business Plan shall be understood in the context of the Company being in an initial development phase and that the Company Business Plan is meant for high-level guidance only, and the Company shall be deemed to conduct its operations in accordance with the Company Business Plan to the extent that it conducts its business with the good faith aim of increasing the value of its business and in a manner generally consistent with the Company Business Plan.

9.3 Conduct of Business of Purchaser, Pubco and Merger Subs.

(a) Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed, during the Interim Period), except as expressly contemplated by this Agreement or the Ancillary Documents or as set forth on Schedule 9.3, Purchaser, Pubco and Merger Subs shall each (i) conduct its respective business, in all material respects, in the ordinary course of business consistent with past practice, and (ii) comply in all material respects with all Laws applicable to such Person and its business, assets and employees.

(b) Without limiting the generality of Section 9.3(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents or as set forth on Schedule 9.3, during the Interim Period, none of Purchaser, Pubco or the Merger Subs shall:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents, except to the extent required by applicable Law;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

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(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $250,000 (individually or in the aggregate), make a loan or advance to or investment in any Person, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 9.3(b)(iv) shall not prevent Purchaser from borrowing funds necessary to finance its ordinary course administrative costs and expenses and Expenses incurred in connection with the consummation of the Transactions, including any PIPE Investment (such expenses, “Purchaser Transaction Expenses”));

(v) amend, waive, terminate or otherwise change the Trust Agreement in any manner adverse to Purchaser, the Company or Pubco;

(vi) adopt a plan of complete or partial liquidation, dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Mergers);

(vii) acquire, including by merger, amalgamation, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(viii) enter into any new Contracts or commitments other than Contracts providing for payments by Purchaser, Pubco and the Merger Subs, collectively, on an annual basis of less than $250,000 and Contracts entered into in connection with the consummation of the Transactions, including any PIPE Investment;

(ix) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(x) authorize or agree to do any of the foregoing actions.

9.4 Purchaser Public Filings. During the Interim Period, Purchaser will keep current and timely file all of the forms, reports, schedules, statements and other documents required to be filed by Purchaser with the SEC, including all necessary amendments and supplements thereto, and otherwise comply in all material respects with applicable securities Laws (the “Additional SEC Reports”). All such Additional SEC Reports (including any financial statements or schedules included therein) shall be prepared in accordance and comply in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Additional SEC Reports. The Additional SEC Reports (including any financial statements or schedules included therein) will not, at the time they are filed or subsequently amended, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As used in this Section 9.4, the term “file” shall be broadly construed to include any manner in which a document or information is filed, furnished, supplied or otherwise made available to the SEC. During the Interim Period, Purchaser shall use its commercially reasonable efforts prior to the Mergers to maintain the listing of the Purchaser Units, the Purchaser Class A Ordinary Shares and the Purchaser Public Warrants on the NYSE; provided, that the Parties acknowledge and agree that from and after the First Closing, the Parties intend to list on the NYSE only the Pubco Ordinary Shares and the Pubco Public Warrants.

9.5 No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company and the Target Companies, a transaction (other than the transactions contemplated by this Agreement) concerning the sale or transfer of (x) more than 20% of the business or assets of the Target Companies, taken as a whole (calculated on the basis of the fair market value thereof), or (y) more than 20% of the voting securities of the Company or the Target Companies, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, amalgamation,

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consolidation, joint venture or partnership, or otherwise and (B) with respect to Purchaser, Pubco, Merger Subs or and their Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination involving Purchaser.

(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall direct its Representatives to not, without the prior written consent of the Company and Purchaser, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(c) The Purchaser and the Company shall notify the other as promptly as practicable (and in any event within 48 hours of becoming aware thereof) in writing of the receipt by such Party or any of Affiliates or its or their Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could reasonably be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates in connection with an Acquisition Proposal, specifying in each case, (A) the material terms and conditions thereof (including a copy thereof (if in writing) or a written summary thereof (if oral)) and (B) the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information (provided that the Purchaser shall not be required to keep the Company informed of such status where it does not commence discussions with the potential transaction counterparty or its Representatives regarding such potential Alternative Transaction). During the Interim Period, each Party shall, and shall direct its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

9.6 No Trading. The Company and the Major Shareholders each acknowledge and agree that it is aware, and that their respective Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of Purchaser, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and the NYSE promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company, and the Major Shareholders each hereby agree that it shall not purchase or sell any securities of Purchaser, communicate such information to any Person who is not a Party, take any other action with respect to Purchaser in violation of such Laws, or cause or encourage any Person to do any of the foregoing. The Purchaser agrees that it shall not purchase or sell any Company Securities in violation of Law or cause or encourage any Person to do any of the foregoing.

9.7 Notification of Certain Matters. During the Interim Period, each Party shall give notice to the other Parties as promptly as practicable if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in a manner as would reasonably be expected to cause or result in any of the conditions set forth in Article XII not being satisfied or the satisfaction of those conditions being materially delayed; (b) receives any notice or other communication in writing from any Person who is not a Party (including any Governmental Authority) alleging (i) that the Consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or (ii) that the consummation of the Transactions by such Party or its Affiliates would violate applicable Law; (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions set forth in

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Article XII not being satisfied or the satisfaction of those conditions being materially delayed, or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the First Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

9.8 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b) As soon as reasonably practicable following the date of this Agreement, and in any event within ten (10) Business Days thereafter, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish to the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby prior to the respective Closing, each Party shall, if requested by such Governmental Authority or by the other Party, arrange for its Representatives to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(c) Prior to the respective Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts. Notwithstanding the foregoing, other than as explicitly set forth in this Agreement no Party shall be required to pay any fees, rents or make similar payments to any third Persons in order to comply with the terms of this Section 9.8.

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9.9 Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

9.10 The Registration Statement.

(a) As promptly as practicable after the date hereof, Purchaser and Pubco shall prepare with the reasonable assistance of the Company, and file with the SEC, a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Pubco Securities to be issued under this Agreement to the holders of Purchaser Securities prior to the Cayman Effective Time, which Registration Statement will also contain a proxy statement of Purchaser (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from Purchaser Shareholders for the matters to be acted upon at the Purchaser Special Meeting and providing the Purchaser Shareholders an opportunity in accordance with Purchaser’s Organizational Documents and the IPO Prospectus to have their Purchaser Class A Ordinary Shares redeemed (the “Redemption”) in conjunction with the Purchaser Shareholder vote on the Purchaser Shareholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Purchaser Shareholders to vote, at an extraordinary general meeting of the Purchaser Shareholders to be called and held for such purpose (such meeting, together with an adjourned meeting, the “Purchaser Special Meeting”), in favor of resolutions approving the Purchaser Shareholder Approval Matters, and the adjournment of the Purchaser Special Meeting, if necessary or desirable in the reasonable determination of Purchaser.

(b) In connection with the Registration Statement, Purchaser and Pubco will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in Purchaser’s Organizational Documents and the rules and regulations of the SEC and the NYSE. The Company shall provide Purchaser and Pubco with such information concerning the Target Companies and their equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

(c) Purchaser and Pubco shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Purchaser Special Meeting and the Redemption. Each of Purchaser, Pubco and the Company shall, and shall cause each of its Subsidiaries to, make their respective officers and employees, upon reasonable advance notice, available to the Company, Pubco, Purchaser and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. Purchaser and Pubco shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to the Purchaser Shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and Purchaser’s Organizational Documents.

(d) Purchaser and Pubco, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use their commercially reasonable efforts to (i) “clear” comments from the SEC, (ii) cause the Registration Statement to become effective and (iii) keep the Registration Statement effective for as long as necessary to consummate the transactions contemplated hereby.

(e) As soon as practicable after the SEC declares the Registration Statement effective, Purchaser shall distribute the Proxy Statement contained in the Registration Statement to the Purchaser Shareholders and, pursuant thereto, shall duly call, give notice of, convene and hold (subject to the last sentence of this Section 9.10(e)) the Purchaser Special Meeting in accordance with the Cayman Companies Act, Purchaser’s Organizational Documents

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and the rules and regulations applicable to the SEC and NYSE for a date as soon as practicable following the date on which the SEC declared the Registration Statement effective and shall solicit proxies from the holders of Purchaser Ordinary Shares to vote in favor of the Purchaser Shareholder Approval Matters. Purchaser, acting through its board of directors, shall include in the Proxy Statement the recommendation of its board of directors that the holders of Purchaser Ordinary Shares vote in favor of the Purchaser Shareholder Approval Matters, and shall otherwise use its best efforts to obtain the Required Purchaser Shareholder Approval. Purchaser shall provide the Company with (a) updates with respect to the tabulated vote counts received by Purchaser, and (b) the right to review and comment on all communication sent to Purchaser Shareholders, holders of Purchaser Warrants and/or proxy solicitation firms. Subject to applicable Law, neither Purchaser’s board of directors nor any committee or agent or representative thereof shall (i) withdraw (or modify in any manner adverse to the Company), or propose publicly to withdraw (or modify in any manner adverse to the Company), Purchaser board’s recommendation that Purchaser Shareholders vote in favor of the Purchaser Shareholder Approval Matters, (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Alternative Transaction, (iii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, or allow Purchaser to execute or enter into, any agreement related to an Alternative Transaction, (iv) enter into any agreement, letter of intent, or agreement in principle requiring Purchaser to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, (v) fail to recommend against any Alternative Transaction, (vi) fail to re-affirm the aforementioned Purchaser board recommendation at the written request of the Company within five (5) Business Days of such request or (vii) resolve or agree in writing to do any of the foregoing (any of the actions listed in sub-clauses (i) through (vii) of this sentence, a “Purchaser Change of Recommendation”). If on the date for which the Purchaser Special Meeting is scheduled, Purchaser has not received proxies representing a sufficient number of shares to obtain the Required Purchaser Shareholder Approval, whether or not a quorum is present, Purchaser may make one or more successive postponements or adjournments of the Purchaser Special Meeting, and shall hold the Purchaser Special Meeting as soon as reasonably practicable upon Purchaser’s determination that it has received proxies representing a sufficient number of shares to obtain the Required Purchaser Shareholder Approval.

(f) Purchaser and Pubco shall comply with all applicable Laws, any applicable rules and regulations of the SEC, the NYSE, Purchaser’s and Pubco’s Organizational Documents, respectively, the Cayman Companies Act and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Purchaser Special Meeting and the Redemption.

(g) As promptly as practicable after the date hereof and to the extent required by applicable law, rules or practices of the SEC or the requirements of any applicable securities exchange, the Company shall provide to Purchaser and Pubco (collectively, the “Required Registration Statement Company Financials”): (i) consolidated financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Target Companies as of December 31, 2020, December 31, 2019 and December 31, 2018, and the related consolidated audited income statements, changes in shareholder equity and statements of cash flows for the years then ended, and (to the extent required by applicable Law or rules or practices of the SEC with respect to the Registration Statement ) audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor, and (ii) if required to be provided by applicable Law or rules or practices of the SEC as of the date of the initial filing of the Registration Statement with the SEC in order for the SEC to accept and review such filing the Company prepared and auditor reviewed financial statements, consisting of the consolidated balance sheets of the Target Companies as of the latest available calendar quarter end date and the related consolidated income statement, changes in shareholder equity and statement of cash flows for the period then ended.

9.11 Public Announcements.

(a) The Parties agree that, during the Interim Period, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent (not be unreasonably withheld, conditioned or delayed) of Purchaser, Pubco and the Company, except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

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(b) The Purchaser and Company shall issue a press release announcing the execution of this Agreement (the “Signing Press Release”) in the form agreed by the Purchaser and the Company as promptly as practicable after the execution of this Agreement. Promptly after the issuance of the Signing Press Release, Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review and comment upon prior to filing (with the Company reviewing and commenting upon such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement). The Purchaser, Pubco and Company shall mutually agree upon and, on the date of the Second Closing issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, Pubco shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closings as required by Federal Securities Laws which each of Shareholder Representative and Purchaser Representative shall review and comment upon prior to filing, and Pubco shall use reasonable efforts to incorporate such comments. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other Person in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any Person who is not a Party and/or any Governmental Authority in connection with the transactions contemplated hereby. To the extent that a Party is required to furnish information concerning themselves in accordance with the foregoing sentence, such Party shall be provided a reasonable opportunity to review and comment on the disclosure containing such information regarding such Party, and the Purchaser and Company shall use reasonable efforts to incorporate any such comments from such Party.

(c) During the Interim Period, each of the Company and the Purchaser shall provide the other Party with a draft of any press release or other public announcement it intends to make about the Company at least one Business Day prior to publishing such press release or other public announcement.

9.12 Post-Closing Board of Directors. The Parties shall take all necessary action, including causing the directors of Pubco to resign, so that, effective as of the First Closing, Pubco’s board of directors will consist of three (3) directors identified by the Purchaser Representative. The Parties shall take all necessary action, including causing the directors of Pubco to resign, so that effective as of the Second Closing, Pubco’s board of directors (the “Post-Closing Pubco Board”) will consist of eight (8) natural Persons. The Parties shall take all necessary action to designate and appoint to the Post-Closing Pubco Board (a) the three (3) Persons that are designated in writing by Purchaser prior to the First Closing (the “Purchaser Directors”), at least two (2) of whom shall qualify as independent directors under NYSE rules, (b) the three (3) Persons that are designated in writing by the Company prior to the First Closing, at least one (1) of whom shall be required to qualify as an independent director under NYSE rules and (c) the two (2) Persons that shall be mutually agreed in writing between the Purchaser and the Company prior to the First Closing whom shall qualify as an independent director under NYSE rules, provided that the Parties shall ensure that the composition of the Post-Closing Board satisfies the applicable requirement for Pubco to qualify as a “foreign private issuer” (as defined in the Securities Act). Purchaser Representative shall be entitled to remove any Purchaser Director prior to the lock-up period applicable to Purchaser Representative under the Lock-Up Agreement. In the event that any of the Purchaser Directors is removed, resigns, retires or otherwise ceases to be a director prior to the later of (x) the expiration of the lock-up period applicable to the Purchaser Representative pursuant to the Lock-Up Agreement or (y) the date that the Pubco shares are permitted to be resold as a result of the effectiveness of a registration statement (or statements), sufficient to permit the resale of the Pubco shares issued to Purchaser Representative in connection with the Transactions, the Purchaser Representative shall have the right to nominate and appoint a replacement Purchaser Director.

9.13 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of Purchaser and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of Purchaser (the “Purchaser D&O Indemnified Persons”) as provided in Purchaser’s Organizational Documents or under any indemnification, employment or other similar

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agreements between any Purchaser D&O Indemnified Person and Purchaser, in each case as in effect on the date of this Agreement, shall survive the Closings and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Second Closing, Pubco shall cause the Organizational Documents of Pubco to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to Purchaser D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of Purchaser to the extent permitted by applicable Law. The provisions of this Section 9.13 shall survive the Closings and are intended to be for the benefit of, and shall be enforceable by, each of the Purchaser D&O Indemnified Persons and their respective heirs and representatives.

(b) For the benefit of Purchaser’s directors and officers, Purchaser, in coordination with Pubco and the Company, shall be permitted prior to the Second Closing Date to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Second Closing Date for events occurring prior to the Second Closing Date (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Purchaser’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, Pubco and Purchaser shall maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and Pubco and Purchaser shall timely pay or cause to be paid all premiums with respect to the D&O Tail Insurance.

(c) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Company and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Company (the “Company D&O Indemnified Persons”) as provided in the Company’s Organizational Documents or under any indemnification, employment or other similar agreements between any Company D&O Indemnified Person and the Company, in each case as in effect on the date of this Agreement, shall survive the Closings and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Second Closing, Pubco shall cause the Organizational Documents of Pubco to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to Company D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the Company to the extent permitted by applicable Law. The provisions of this Section 9.13 shall survive the Closings and are intended to be for the benefit of, and shall be enforceable by, each of the Company D&O Indemnified Persons and their respective heirs and representatives.

(d) For the benefit of the Company’s directors and officers, the Company, in coordination with Pubco and Purchaser, shall be permitted prior to the Second Closing Date to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Second Closing Date for events occurring prior to the Second Closing Date (the “Company D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, Pubco and the Company shall maintain the Company D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and Pubco and the Company shall timely pay or cause to be paid all premiums with respect to the Company D&O Tail Insurance.

9.14 Trust Account Proceeds. The Parties agree that after the Second Closing, the funds in the Trust Account, after taking into account payments for the Redemption and any proceeds received by Pubco or Purchaser from any PIPE Investment shall first be used to pay (i) Purchaser’s accrued Expenses, including Purchaser Transaction Expenses and deferred Expenses of the IPO and (ii) any loans owed by Purchaser to the Purchaser Representative for Expenses (including deferred Expenses), other administrative costs and expenses incurred by or on behalf of Purchaser. Such amounts, as well as any Expenses that are required or permitted to be paid by delivery of Pubco Securities, will be paid at the Second Closing. Any remaining cash will be used for Pubco’s working capital and general corporate purposes. Prior to the Second Closing, none of the funds held in the Trust Account may be released except as explicitly permitted by the Trust Agreement.

9.15 Commitment Agreements. Purchaser and Pubco shall each use its reasonable best efforts to satisfy the conditions of the investors’ closing obligations contained in the Commitment Agreements, and consummate the transactions contemplated thereby. Purchaser and Pubco shall not terminate, amend or waive in any manner adverse to the Company, Purchaser or Pubco, the Commitment Agreements without the Company’s and Purchaser’s prior written consent (as applicable) (not to be unreasonably withheld, delayed or conditioned) and Purchaser and Pubco

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shall, except with the Company’s or Purchaser’s prior written consent (as applicable) (not to be unreasonably withheld, delayed or conditioned with respect to any Commitment Agreement if the condition set forth in Section 12.2(c) will otherwise be satisfied without the closing under such Commitment Agreement), use its best efforts to enforce each of the Commitment Agreements in accordance with its terms. In the event that there is an actual or threatened material breach or default by an investor under a Commitment Agreement, or Purchaser reasonably believes in good faith that such investor otherwise is not willing or able to consummate the transactions contemplated thereby upon the satisfaction of the conditions of such investor’s closing obligations thereunder, then notwithstanding anything to the contrary herein, except with the Company’s prior written consent, or if Purchaser has evidence reasonably satisfactory to the Company that the condition set forth in Section 12.2(c) will otherwise be satisfied based on the deadline for the Redemption having passed, Purchaser and Pubco shall be required to use their respective reasonable best efforts to enter into and consummate replacement agreements for the PIPE Investment, which agreements shall become Commitment Agreements for purposes of this Agreement and included as part of the PIPE Investment, and Purchaser, Pubco and the Company shall, and shall cause their respective Representatives to, reasonably cooperate with Purchaser, Pubco and their respective Representatives in connection with such replacement PIPE Investment and use their respective commercially reasonable efforts to cause such replacement PIPE Investment to occur (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by Purchaser).

9.16 Registration of the Exchange Shares.

(a) Pubco agrees that, within thirty (30) calendar days following the Second Closing Date (such deadline, the “Filing Deadline”), Pubco will submit to or file with the SEC a registration statement for a shelf registration on Form S-1 or Form S-3 (if Pubco is then eligible to use a Form S-3 shelf registration) (the “Resale Shelf Registration Statement”), in each case, covering the resale of the Exchange Shares held by the Norway Merger Sub 1 Shareholders (determined as of two (2) Business Days prior to such submission or filing) (the “Registrable Shares”) and Pubco shall use its commercially reasonable efforts to have the Resale Shelf Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 90th calendar day following the filing date thereof if the SEC notifies Pubco that it will “review” the Resale Shelf Registration Statement and (ii) the 10th Business Day after the date Pubco is notified (orally or in writing, whichever is earlier) by the SEC that the Resale Shelf Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Deadline”); provided, however, that Pubco’s obligations to include the Registrable Shares in the Resale Shelf Registration Statement are contingent upon the applicable Norway Merger Sub 1 Shareholder (which, for the avoidance of doubt for this Section 9.16, shall exclude Pubco) furnishing in writing to Pubco such information regarding the shareholder, Exchange Shares held by such shareholder and the intended method of disposition of the Registrable Shares (which shall be limited to non-underwritten public offerings) as shall be required under applicable securities laws to effect the registration of the Registrable Shares, and such shareholder shall execute such documents as are required under applicable securities laws in connection with such registration, including providing that Pubco shall be entitled to postpone and suspend the effectiveness or use of the Resale Shelf Registration Statement, if applicable, as permitted hereunder; provided that such shareholder shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Registrable Shares (other than the Lock-Up Agreements). Pubco shall provide Shareholder Representative reasonable access to all relevant Pubco documents, records, and other information requested by Shareholder Representative in connection with the transactions contemplated under this Section 9.16, and shall provide Shareholder Representative adequate opportunity to ask questions of, and receive answers from, Pubco’s officers, employees, agents, accountants, and representatives concerning Pubco’s business, operations, financial condition, assets, liabilities, and all other matters relevant to its holding of the Exchange Shares. For as long as the applicable Norway Merger Sub 1 Shareholder holds Exchange Shares, Pubco will use commercially reasonable efforts to file all reports for so long as the condition in Rule 144(c)(1) (or Rule 144(i)(2), if applicable) is required to be satisfied, and provide all customary and reasonable cooperation, necessary to enable the undersigned to resell such shares pursuant to Rule 144 of the Securities Act (in each case, when Rule 144 of the Securities Act becomes available to the shareholders). Each of the Parties further acknowledges and agrees that the Shareholder Representative shall have the authority, on behalf of such Shareholders, to enforce the terms of the foregoing provision, without any further actions being taken by any such shareholders. Pubco shall take any and all reasonable actions necessary to ensure that the issuance of the Exchange Shares pursuant to this Section 9.16(a) complies with the requirements of Regulation S, including, without limitation, to the extent reasonable and necessary or required by applicable Governmental Authorities, amending its organizational documents

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to comply with the terms of 17 CFR § 230.903(b)(3)(iii)(B)(3)-(4), and if after taking such actions, such compliance is not possible, the Parties shall mutually agree an alternative method for the issuance of the Exchange Shares in compliance with the Securities Act.

(b) Pubco agrees to indemnify, to the extent permitted by law, the Norway Merger Sub 1 Shareholders (to the extent a seller under the Resale Shelf Registration Statement), its directors and officers and each person who controls such shareholder (within the meaning of the Securities Act), to the extent permitted by law, against all losses, claims, damages, liabilities and reasonable and documented out of pocket expenses (including reasonable and documented attorneys’ fees of one law firm) caused by any untrue or alleged untrue statement of material fact contained in any Resale Shelf Registration Statement, prospectus included in any Resale Shelf Registration Statement (“Prospectus”) or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to Pubco by or on behalf of any such Norway Merger Sub 1 Shareholder expressly for use therein.

9.17 Delisting and Deregistration. The Parties shall take all actions necessary or reasonably requested by another Party to cause the Purchaser Units, Purchaser Class A Ordinary Shares and Purchaser Warrants to be delisted from the NYSE (or be succeeded by the Pubco Securities) and to terminate its registration with the SEC pursuant to Sections 12(b), 12(g) and 15(d) of the Exchange Act (or be succeeded by Pubco) as of the First Closing Date.

9.18 Pubco NYSE Listing. The Purchaser and Pubco shall use commercially reasonable efforts to cause the Pubco Ordinary Shares to be approved for listing on the NYSE by no later than the First Closing Date, and to remain listed as a public company on the NYSE through the Second Closing Date.

9.19 Equity Plans.

(a) The Company shall amend the Company Equity Plan and take all other necessary actions, effective as of immediately prior to the Second Closing, in order to (i) cancel the remaining unallocated share reserve under the Company Equity Plan and provide that shares in respect of Company Options that for any reason become re-eligible for future issuance, shall be cancelled, and (ii) provide that no new Company Options will be granted under the Company Equity Plan.

(b) In connection with the Transactions, Pubco shall adopt, prior to or effective upon the Second Closing, a new Equity Incentive Plan in the form attached as Exhibit F hereto (the “Pubco Equity Plan”), which will provide that the total awards under such Pubco Equity Plan will be a number of Pubco Ordinary Shares equal to ten percent (10%) of the aggregate number of Pubco Ordinary Shares issued and outstanding immediately after the Second Closing.

9.20 Company Shareholder Approval.

(a) The Company shall take all action necessary under applicable Law and its Organizational Documents to, as soon as possible after the date hereof, call, give notice of, convene and hold a special meeting of the Shareholders to pass resolutions (the “Company Special Meeting”) approving (A) the adoption and approval of the Norway Plan of Demerger and the Norway Plan of Merger in accordance with the Company’s Organizational Documents and the Norwegian Companies Act and (B) such other matters as the Company and Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions (the approvals described in foregoing clauses (A) and (B), collectively, the “Company Shareholder Approval Matters”). The Company, acting through its board of directors, shall include in the materials distributed to the Shareholders in connection with the Company Shareholder Approval Matters a recommendation of its board of directors that the Shareholders vote in favor of the adoption of Company Shareholder Approval Matters.

(b) Neither the Company’s board of directors nor any committee or agent or representative thereof shall (i) withdraw (or modify in any manner adverse to the Purchaser), or propose publicly to withdraw (or modify in any manner adverse to the Purchaser), the Company board’s recommendation that the Shareholders vote in favor of the adoption of the Norway Plan of Merger (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Alternative Transaction, (iii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, or allow the Company to execute or enter into, any agreement related to an Alternative Transaction, (iv) enter into any agreement, letter of intent, or agreement in

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principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, (v) fail to recommend against any Alternative Transaction, (vi) fail to re-affirm the aforementioned Company board recommendation at the written request of the Purchaser within five (5) Business Days of such request or (vii) resolve or agree in writing to do any of the foregoing (any of the actions listed in sub-clauses (i) through (vii) of this sentence, a “Company Change of Recommendation”).

9.21 Merger Subs’ and Pubco Shareholder Approvals.

(a) Each Merger Sub and Pubco shall take all action necessary under applicable Law and its Organizational Documents to, as soon as possible after the date hereof, (i) call, give notice of, convene and hold a special meeting of its shareholders to pass resolutions or (ii) request its shareholders to pass written resolutions, in each case approving (A) the adoption and approval of this Agreement and the Mergers and other transactions contemplated hereby (as applicable) by their shareholders in accordance with their respective Organizational Documents and the Norwegian Companies Act, the Luxembourg Companies Act or the Cayman Companies Act (as applicable) and (B) such other matters as the Company and Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions (the approvals described in foregoing clauses (A) and (B), in respect of Norway Merger Sub 1, the “Norway Merger Sub 1 Shareholder Approval Matters”, in respect of Norway Merger Sub 2, the “Norway Merger Sub 2 Shareholder Approval Matters” and in respect of Cayman Merger Sub, the “Cayman Merger Sub Shareholder Approval Matters” and, collectively, the “Merger Subs’ Shareholder Approval Matters”) and, in respect of Pubco (the “Pubco Shareholder Approval Matters”).

(b) Purchaser Representative shall vote in favor of the Pubco Shareholder Approval Matters.

(c) Pubco shall vote in favor of the Cayman Merger Sub Shareholder Approval Matters.

(d) Purchaser shall vote in favor of the Norway Merger Sub 1 Shareholder Approval Matters, provided that Purchaser shall not be required to do so until after the Required Purchaser Shareholder Approval is obtained.

(e) Norway Merger Sub 1 shall vote in favor of the Norway Merger Sub 2 Shareholder Approval Matters.

9.22 Section 16 of the Exchange Act. Prior to the First Closing, the board of directors of Pubco, or an appropriate committee of nonemployee directors thereof, shall adopt a resolution consistent with the interpretative guidance of the SEC so that the acquisition of Pubco Securities pursuant to this Agreement by any officer or director of the Purchaser or Company who is expected to become a “covered person” of Pubco for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) shall be an exempt transaction for purposes of Section 16.

9.23 Transfer Taxes. Pubco shall be liable for and agrees to pay any and all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any associated penalties and interest) (“Transfer Taxes”) incurred in connection with or arising out of the transactions contemplated by this Agreement. The parties shall cooperate in the execution and delivery of any and all instruments and certificates with respect to such Transfer Taxes and the applicable party Surviving Corporation shall file all necessary Tax Returns and other documentation with respect to any such Transfer Taxes.

9.24 Registration Rights Agreement. Pubco, the Company, the Major Shareholders and Purchaser Representative will enter into the Registration Rights Agreement substantially in the form attached hereto as Exhibit G.

9.25 Resignations. Purchaser shall use its commercially reasonable best efforts to procure that all of the officers and directors of Purchaser shall resign from all of their positions at Purchaser prior to or effective upon the Second Closing.

9.26 Termination of Existing Registration Rights Agreement. The Purchaser and the Purchaser Representative shall terminate the Existing Registration Rights Agreement effective as of the Second Closing.

9.27 First Amended Pubco Articles. Prior to the First Closing, the Purchaser Representative shall use its reasonable best efforts to adopt the First Amended Pubco Articles as of the First Closing.

9.28 Net Tangible Assets. The Purchaser shall use reasonable best efforts to maintain net tangible assets of at least $5,000,001 (including after giving effect to any Redemption).

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9.29 Company Disclosure Schedules. Up until the third Business Day prior to the First Closing, the Company may supplement or amend the Company Disclosure Schedules and deliver such supplemented or amended Company Disclosure Schedules to Purchaser with respect to any fact, occurrence, event, effect, change, circumstance or development that occurs after the date of this Agreement. If any such supplement or amendment gives Purchaser a right to terminate this Agreement pursuant to Section 13.1(e) (determined solely by reference to the condition precedent set out in Section 12.3(a) as far as it relates to the representations and warranties made as of the First Closing or Second Closing, but specifically excluding the representations and warranties set out in Sections 7.3(a) and Section 7.4). and Purchaser elects to waive or fails to timely exercise its right to terminate this Agreement and consummates the transactions contemplated hereunder, then such supplement or amendment will be deemed to have amended the Company Disclosure Schedules, to have modified the relevant representations and warranties contained in Article VIII (but only as of the First Closing or Second Closing, and not as of the date hereof) and to have cured any misrepresentation or any inaccuracy or breach of any such representation or warranty that otherwise might have existed hereunder by reason of such fact, occurrence, event, effect, change, circumstance or development (and the Company will have no liability to Indemnitees with respect to such fact, occurrence, event, effect, change, circumstance or development), as it relates to the representations and warranties made as of the First Closing or Second Closing. If any such supplement or amendment does not give Purchaser a right to terminate this Agreement pursuant to Article XIII, then Indemnitees will still be entitled to seek indemnification for any Losses related to such supplement or amendment in accordance with the terms and provisions of this Agreement. For the avoidance of doubt, nothing in this Section 9.30 (or in any such supplemented, updated or amended Company Disclosure Schedule) affects representations and warranties made as of the date of this Agreement.

9.30 Norway Demerger. Prior to the First Closing, the Company shall do everything within its control to effect the Norway Demerger in accordance with the Norway Demerger Plan.

9.31 No Leakage. From the date hereof to the Second Closing Date, the Company and the Major Shareholders shall not permit the occurrence of any Leakage (other than Permitted Leakage).

9.32 Employment Agreements. As soon as reasonably practicable following the date hereof, the Company and Pubco (as applicable) shall enter into employment agreements with the applicable directors and officers of the Company or Pubco (as applicable) in accordance with the term sheets attached hereto as Exhibit J.

Article X
SURVIVAL

10.1 Survival.

(a) All representations and warranties of the Company and the Major Shareholders contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents and instruments furnished pursuant to this Agreement on or after the date hereof) shall survive the Closings through and until the applicable Expiration Date (other than the Fundamental Representations which shall survive the Second Closing for six (6) years after the Second Closing). No claim for indemnification hereunder may be made after the Expiration Date; provided, that there shall be no time limitation with respect to any Fraud Claims, and provided further, that if an Indemnitee delivers to the Indemnitor a Claim Notice in accordance with Section 10.4(b), with respect to a claim for any Loss incurred as a result of a breach of any representation, warranty or covenant before the Expiration Date in accordance with this Section 10.1(a), then the relevant representations, warranties or covenant shall survive solely as to such claim, until the claim has been finally resolved. All covenants, obligations and agreements (in each case, including any indemnification obligations with respect thereto) of the Company, any Major Shareholder or the Shareholder Representative contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents and instruments furnished by the Company and the Major Shareholders pursuant to this Agreement on or after the date hereof) (x) that are required to be performed prior to or at the applicable Closing, shall survive until the first anniversary of the applicable Closing Date, and (y) that are required to the performed after the applicable Closing, shall survive the applicable Closing and continue until fully performed in accordance with their terms; provided that the covenants, obligations and agreements contained in Section 9.7 (Notification of Certain Matters) shall not survive the Closings and no claim for indemnification hereunder may be made with respect to Section 9.7 (Notification of Certain Matters).

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(b) The representations and warranties of the Purchaser and Pubco contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Purchaser, Pubco and the Merger Subs pursuant to this Agreement shall not survive the Closings, and from and after the Second Closing, the Purchaser, the Purchaser Representative, and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or Action be brought against the Purchaser, the Purchaser Representative or their respective Representatives with respect thereto. The covenants and agreements made by the Purchaser, Pubco and the Merger Subs and/or the Purchaser Representative in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closings, except for those covenants and agreements contained herein and therein that by their terms apply or are contemplated to be performed in whole or in part after the Closings (which such covenants shall survive the Closings and continue until fully performed in accordance with their terms). Purchaser Representative shall not have any liability whatsoever and all Parties waive any and all claims against Purchaser Representative, and Pubco shall indemnify and hold harmless Purchaser Representative for any actions, responsibilities, obligations or statements of Pubco pursuant to, with respect to or in connection with this Agreement or the transactions contemplated hereby.

10.2 Indemnification. Subject to the terms and conditions of this Article X, from and after the Second Closing, the Major Shareholders and their respective successors and assigns (each, with respect to any claim made pursuant to this Agreement, an “Indemnitor”) will severally, based on their Major Shareholder Pro Rata Percentage (with respect to the Escrow Shares) and their Shareholder Pro Rata Percentage otherwise, and, in each case, not jointly, indemnify, defend and hold harmless Pubco and its officers, directors, managers, employees, successors and permitted assigns (only in their capacities as such), but, for clarity, excluding any shareholders of Pubco (each, with respect to any claim made pursuant to this Agreement, an “Indemnitee”), from and against any and all losses, liabilities, damages (including consequential damages to the extent awarded by an applicable court), diminution in value (to the extent awarded by the applicable court), Taxes, interest, penalties, Liens, amounts paid in settlement (subject to compliance with Section 10.4), costs and expenses (including reasonable court costs and reasonable attorneys’ fees and expenses but excluding any exemplary, punitive or special damages unless actually paid to a Person that is not an Indemnitee) (any of the foregoing, including those resulting from Actions or Orders, a “Loss”) paid, suffered or incurred by, or imposed upon, any Indemnitee to the extent arising in whole or in part out of or resulting directly or indirectly from (whether or not involving a Third Party Claim): (A) the breach of any representation or warranty made by the Company set forth in this Agreement or in any certificate executed and delivered by the Company pursuant to this Agreement; (B) the breach of any covenant, obligation or agreement on the part of the Company set forth in this Agreement, or in any certificate delivered by the Company pursuant to this Agreement on or after the date hereof, in each case to the extent obligated to be performed prior to Closing, or (C) (i) the breach of any representation or warranty made by a Major Shareholder in this Agreement or in any certificate executed and delivered by a Major Shareholder pursuant to this Agreement or (ii) the breach of any covenant, obligation or agreement on the part of a Major Shareholder set forth in this Agreement or in any certificate delivered by a Major Shareholder pursuant to this Agreement on or after the date hereof (provided that no Major Shareholder shall be liable under this Section 10.2(C) for a breach by another Major Shareholder).

10.3 Limitations and General Indemnification Provisions.

(a) Except as otherwise expressly provided in this Article X, the Indemnitees will not be entitled to receive any indemnification payments under Section 10.2 unless and until the aggregate amount of Losses incurred by the Indemnitees for which they are otherwise entitled to indemnification under this Article X exceeds the value of $2,000,000 (the “Basket”), in which case the Indemnitors shall be obligated to the Indemnitees for the amount of all Losses of the Indemnitees from the first dollar of Losses of the Indemnitees, subject to the other limitations herein; provided, however, that the Basket shall not apply to (i) indemnification claims for breaches of any Special Representations or (ii) Fraud Claims.

(b) The maximum aggregate amount of indemnification payments which each Indemnitor shall be obligated to pay under Section 10.2 (other than in respect of (i) Fraud Claims or (ii) any indemnification claims for breaches of any Special Representations) shall not exceed an amount equal to the number of Pubco Ordinary Shares constituting ten percent (10%) of the sum of (x) Exchange Shares received by such Indemnitor at Second Closing, plus (y) any Escrow Shares withheld from such Indemnitor at Second Closing in accordance with Section 3.1.

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(c) The maximum aggregate amount of indemnification payments which each Indemnitor shall be obligated to pay under Section 10.2 (other than in respect of (i) Fraud Claims or (ii) any indemnification claims for breaches of any Fundamental Representations) shall not exceed an amount equal to the number of Pubco Ordinary Shares constituting twenty-five percent (25%) of the sum of (x) Exchange Shares received by such Indemnitor at Second Closing, plus (y) any Escrow Shares withheld from such Indemnitor at Second Closing in accordance with Section 3.1.

(d) The maximum aggregate amount of indemnification payments which each Indemnitor shall be obligated to pay under Section 10.2 (other than in respect of Fraud Claims) shall not exceed an amount equal to the number of Pubco Ordinary Shares constituting one hundred percent (100%) of the sum of (x) Exchange Shares received by such Indemnitor at Second Closing, plus (y) any Escrow Shares withheld from such Indemnitor at Second Closing in accordance with Section 3.1.

(e) For the avoidance of doubt, to the extent recovery is sought in respect of any indemnifiable Losses in excess of the Escrow Shares, each Major Shareholder shall only be liable for its Shareholder Pro Rata Percentage of any such Loss.

(f) In no event will any Indemnitee be entitled to any recovery for any Loss more than once.

(g) Solely for purposes of determining the amount of Losses under this Article X (and, for the avoidance of doubt, not for purposes of determining whether there has been a breach giving rise to the indemnification claim), all of the representations, warranties and covenants set forth in this Agreement (including the disclosure schedules hereto) or any Ancillary Document that are qualified by materiality, Material Adverse Effect or words of similar import or effect will be deemed to have been made without any such qualification.

(h) After becoming aware of any event or occurrence that would reasonably be expected to give rise to an indemnification right under this Article X, each Indemnitee shall use their reasonable best efforts, to the extent required by applicable Law, to mitigate all Losses arising therefrom; provided, however, that in no event shall any Indemnitee be required to mitigate any Losses directly or indirectly resulting from (i) any actions taken at the written direction of the Purchaser, (ii) any change in applicable Laws (including for the avoidance of doubt, any change in the applicable Tax rate applicable to the Company), or (iii) any Losses as having been reflected or accrued in the Company Financials.

(i) In no event shall any Indemnitee be obligated to provide indemnification under Section 10.2 to the extent any such Losses are related to, attributable to or arise from any facts, circumstances, events or matters of which Purchaser or its Representatives had knowledge prior to the execution of this Agreement

10.4 Indemnification Procedures.

(a) The Purchaser Representative shall have the sole right and sole ability to act on behalf of the Indemnitees with respect to any indemnification claims made pursuant to this Article X, including bringing and settling any indemnification claims hereunder and receiving any notices on behalf of the Indemnitees. The Shareholder Representative shall have the sole right and ability to act on behalf of the Indemnitors with respect to any indemnification claims made pursuant to this Article X, including defending and settling any indemnification claims hereunder and receiving any notices on behalf of the Indemnitors.

(b) In order to make a claim for indemnification hereunder, the Purchaser Representative must, on behalf of an Indemnitee provide written notice (a “Claim Notice”) of such claim to the Shareholder Representative on behalf of the Indemnitors, which Claim Notice shall include (i) a reasonable description of the facts and circumstances which relate to the subject matter of such indemnification claim to the extent then known and (ii) the amount of Losses suffered by the Indemnitee in connection with the claim to the extent known or reasonably estimable (provided, that the Purchaser Representative may thereafter adjust the amount of Losses with respect to the claim by providing a revised Claim Notice to the Shareholder Representative and the Escrow Agent); provided, that the copy of any Claim Notice provided to the Escrow Agent shall be redacted for any confidential or proprietary information of the Indemnitor or the Indemnitee described in clause (i).

(c) In the case of any claim for indemnification under this Article X arising from a claim of any Person who is not a Party (including any Governmental Authority) (a “Third Party Claim”), the Shareholder Representative will have the right, but not the obligation, to assume the defense, at its own expense and by counsel of its own

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choosing, of such Third Party Claim and any Third Party Claims related to the same or a substantially similar set of facts. If the Shareholder Representative so undertakes to defend any such Third Party Claim, it shall notify the Purchaser Representative of its intention to do so, and the Indemnitees shall reasonably cooperate with the Shareholder Representative and its counsel in the defense against, and settlement of, any such Third Party Claim; provided, however, that the Shareholder Representative shall be expressly authorized to settle any such Third Party Claim in its sole discretion unless such settlement involves (i) any injunctive relief against or any finding or admission of any violation of Law or wrongdoing by the Indemnitee, (ii) any money damages which will be borne by the Indemnitees or (iii) a claim of a criminal nature that could reasonably be expected to lead to criminal proceedings against the Indemnitee. Subject to the foregoing, the Indemnitees shall have the right to employ separate legal counsel and to participate in but not control the defense of such Third Party Claim at its own cost and expense. In any event, the Indemnitees shall cause its legal counsel to cooperate with the Shareholder Representative and its legal counsel. No Indemnitee may settle any Third Party Claim without the written consent of the Shareholder Representative (not to be unreasonably withheld, conditioned or delayed). If the Shareholder Representative does not assume the defense of a Third Party Claim, it shall nevertheless be entitled to participate in the defense of such proceeding at its own cost and expense, and the Indemnitees shall reasonably cooperate with the Shareholder Representative and its counsel in the defense against, and settlement of, any such Third Party Claim.

(d) The Purchaser Representative on behalf of the Indemnitee may not compromise or settle any Third Party Claim without consulting the Shareholder Representative.

10.5 Indemnification Payments. Any indemnification claims against the Indemnitors shall first be applied against the Escrow Shares (based on their relevant Major Shareholder Pro Rata Percentage) before any Indemnitor shall be required to make any out-of-pocket payment for indemnification, and after the Escrow Shares are exhausted, each Indemnitor’s obligation pursuant to Section 10.3 shall be determined by reference to the Shareholder Pro Rata Percentage, provided that the Indemnitors shall be entitled to use Pubco Ordinary Shares to settle some or all of its indemnification obligations. Any indemnification obligation of an Indemnitor under this Article X will be paid within ten (10) Business Days after the final non-appealable determination of such obligation in accordance with this Agreement (and the Purchaser Representative and the Shareholder Representative will provide or cause to be provided to the Escrow Agent any written instructions or other information or documents required by the Escrow Agent to do so). Notwithstanding anything to the contrary contained herein, any indemnification payments will be made to Pubco or its successors. With respect to any indemnification payment, the value of each Escrow Share or any other Pubco Ordinary Shares for purposes of determining the indemnification payment to be made by delivery of Escrow Shares or Pubco Ordinary Shares shall be the Pubco Share Price as of the date that the indemnification claim is finally determined in accordance with this Article X. Any Escrow Shares or any other Pubco Ordinary Shares received by Pubco as an indemnification payment shall be promptly cancelled by Pubco after its receipt thereof.

10.6 Exclusive Remedy. From and after the Second Closing, except with respect to (i) claims relating to the Exchange Shares, which shall be exclusively governed by Article II, (ii) claims relating to Leakage, which shall be governed exclusively by Article XI, (iii) claims seeking injunctions, specific performance or other equitable relief, (iv) Fraud Claims or (v) claims under the Ancillary Documents, indemnification pursuant to this Article X shall be the sole and exclusive remedy for the Parties with respect to matters arising under this Agreement of any kind or nature (whether or not arising from a Third Party Claim) with respect to any misrepresentation or breach of any warranty, or breach of any covenant contained in this Agreement or in any certificate or instrument delivered pursuant to this Agreement or otherwise relating to such subject matter of this Agreement, including the negotiation and discussion thereof, and the Indemnitees shall not otherwise be entitled, whether under law or in equity, to seek contribution, cost recovery, Losses or any other recourse or remedy from any Shareholder personally (excluding pursuant to the Escrow Account).

Article XI
LEAKAGE; legal costS adjustments

11.1 Leakage.

(a) As of the date hereof, no Leakage (other than Permitted Leakages) has occurred since the Locked Box Date. If at any time prior to the Second Closing, the Company becomes aware of the occurrence of any Leakage during the Locked Box Period, the Company shall promptly notify the Purchaser of the occurrence of such Leakage, the Major Shareholder to whom such Leakage is attributable, and the amount thereof and other reasonable details of such Leakage (the “Agreed Leakage Amount”). In respect of any Agreed Leakage Amount, the Major Shareholder

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shall, within two Business Days of the Second Closing, return the applicable number of Exchange Shares to Pubco to settle all of its payment obligations in respect of the Agreed Leakage Amount. The value of each Exchange Share for purposes of determining the payment in accordance with Section 11.1(a) shall be the Redemption Price.

(b) In the case of any Leakage or any portion of any Leakage which occurs during the Locked Box Period, but for which the number of Exchange Shares has not been returned to Pubco pursuant to Section 11.1(a), Purchaser Representative may demand on behalf of and for the benefit of Pubco, and the Major Shareholders must pay an amount equal to, on a dollar for dollar basis, the amount of the Leakage from the Major Shareholder(s) to whom such Leakage is attributable.

(c) For the avoidance of doubt, the fact that an Agreed Leakage Amount has been determined pursuant to Section 11.1(a) in respect of any Leakage shall not preclude the Purchaser Representative from recovering any further amounts payable under Section 11.1 in respect of such Leakage which was not taken into account in the Agreed Leakage Amount.

(d) Any claims in respect of Leakage against a Major Shareholder in accordance with Section 11.1(b) shall first be applied against the Escrow Shares before any Major Shareholder shall be required to make any out-of-pocket payment in respect of such Leakage. The Major Shareholders shall be entitled to use Pubco Ordinary Shares to settle some or all of its out-of-pocket payment obligations in respect of Leakage. With respect to payment in respect of Leakage, the value of each Escrow Share or any other Pubco Ordinary Shares for purposes of determining the payment in accordance with Section 11.1(b) shall be the Redemption Price.

(e) Any Exchange Shares, Escrow Shares or any other Pubco Ordinary Shares received by Pubco in respect of Leakage shall be promptly cancelled by Pubco after its receipt thereof.

(f) To the extent a Major Shareholder does not make payment in respect of Leakage in accordance with Section 11.1(a) within 2 Business Days, or Section 11.1(b) within 15 days, of being notified by the Purchaser Representative thereof, Pubco shall be entitled to a cancel a number of Pubco Ordinary Shares held by such Major Shareholder equal to the Leakage (based on the Redemption Price).

(g) No Major Shareholder shall be liable to make a payment under Section 11.1(b) unless Purchaser Representative has notified the Shareholder Representative in writing of the Leakage, stating in reasonable detail the nature of the breach and, if practicable, the amount claimed, on or before the date falling twelve (12) months after the Second Closing.

11.2 Legal Cost Adjustment.

(a) Three Business Days prior to the First Closing, the Company shall provide the Purchaser with a schedule, prepared in good faith, setting out the Transaction Legal Costs. The Purchaser shall have an opportunity to review and comment on such schedule, and the Purchaser and Company shall discuss in good faith any changes to such schedule, provided that if the Purchaser and Company are unable to agree to any adjustments two Business Days prior to the First Closing, then the amounts set forth in the schedule as delivered by the Company shall be for purposes of calculating Transaction Legal Costs and any adjustments to the Equity Consideration to be made as of the Second Closing.

(b) To the extent that the Transaction Legal Costs are within the Legal Expenses Collar, there shall be no adjustment to the Equity Consideration. To the extent that there is any Legal Cost Adjustment, the Legal Cost Adjustment shall be added to or deducted from the Equity Consideration, as applicable.

(c) The Purchaser Representative may pursue claims post-Closings against the Major Shareholders for any Transaction Legal Costs not agreed pre-Second Closing to the extent they are outside of the Legal Expenses Collar, but only to the extent of such Major Shareholder’s Shareholder Pro Rata Percentage thereof.

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Article XII
CLOSINGs CONDITIONS

12.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions shall be subject to the satisfaction or written waiver (where permissible) by the Company, Purchaser and Purchaser Representative of the following conditions as of the First Closing Date.

(a) Required Purchaser Shareholder Approval. The Purchaser Shareholder Approval Matters shall have been approved by the requisite vote of the Purchaser Shareholders entitled to vote thereon at the Purchaser Special Meeting in accordance with Purchaser’s Organizational Documents and applicable Law (the “Required Purchaser Shareholder Approval”).

(b) Required Company Shareholder Approval. The Company Shareholder Approval Matters shall have been approved by the requisite vote of the Shareholders entitled to vote thereon at the Company Special Meeting in accordance with the Company’s Organizational Documents and applicable Law (the “Required Company Shareholder Approval”).

(c) No Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(d) No Litigation. There shall not be any pending Action brought by a Governmental Authority seeking to enjoin the consummation of the Transactions.

(e) Net Tangible Assets Test. Upon the First Closing, after giving effect to the Redemption, the Purchaser shall have net tangible assets of at least $5,000,001.

(f) Appointment to the Board. The members of the Post-Closing Pubco Board shall have been elected or appointed to take effect as of the Second Closing consistent with the requirements of Section 9.12.

(g) Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the First Closing.

(h) NYSE Listing. The Pubco Ordinary Shares and Pubco Public Warrants shall be approved for listing on the NYSE, subject only to notice of issuance.

(i) Demerger Plan. The Norway Demerger shall have been effected in accordance with the Norway Demerger Plan.

(j) Valid Issuance. The issuance of each of the Exchange Shares, and Pubco Ordinary Shares underlying the Pubco Options, Pubco Warrants and Pubco EDGE Warrants granted to the Norway Merger Sub 1 Shareholders, and the holders of Company Options, Company Warrants and Company EDGE Warrants, respectively, shall be either exempt from registration, or registered, in each case permitting the issuance of such Exchange Shares in compliance with applicable securities laws of any state of the United States or the securities laws of any Governmental Authority.

12.2 Conditions to Obligations of the Company and the Major Shareholders. In addition to the conditions specified in Section 12.1, the obligations of the Company and Major Shareholders to consummate the Transactions are subject to the satisfaction or written waiver (by the Company and Pubco) of the following conditions as of the First Closing Date:

(a) Representations and Warranties. All of the representations and warranties of Purchaser and Pubco set forth in this Agreement and in any certificate delivered by or on behalf of Purchaser, Pubco and the Merger Subs pursuant hereto (without giving effect to any qualifications or limitations as to materiality) shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the First Closing Date as if made on the First Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct in all material respects as of such date) and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality), individually or in the aggregate, have not had and would not reasonably be expected to have a materially adverse

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effect on, or with respect to, each of the Purchaser, Pubco or the Merger Subs provided that this Section 12.2(a)(ii) shall not apply to the representations and warranties of the Purchaser contained in Section 5.5(a) and 6.5(a), which representations and warranties shall have been true and correct in all material respects.

(b) Agreements and Covenants. Purchaser, Pubco and the Merger Subs shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the First Closing Date.

(c) Minimum Cash Condition. As of the First Closing, after giving effect to the completion of the Redemption, the commitments in respect of the PIPE Investment and the Funding Commitment Letter, but without giving effect to the payment of Purchaser’s Expenses, any liabilities described in clause (ii) of Section 9.14 and assuming that (A) all funds are drawn under the Funding Commitment Letter, (B) the funds drawn under the Funding Commitment letter are held by the Purchaser and (C) none of the funds drawn under the Funding Commitment Letter have been used as of the First Closing, Purchaser and Pubco shall collectively have at least 400 million U.S. Dollars ($400,000,000) in the aggregate in cash and cash equivalents, including funds in the Trust Account and any proceeds from any of the Funding Commitment Letter or other PIPE Investment (including any funds in respect of the PIPE Investment which are deposited into an escrow account on or prior to First Closing which shall be released to Pubco on the Second Closing in accordance with the applicable Commitment Agreement).

(d) Closing Deliveries.

(i) Officer Certificate. Purchaser shall have delivered to the Company and Pubco a certificate, dated the First Closing Date, signed by a director of Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 12.2(a), 12.2(b) (in respect of Purchaser and the Norway Merger Subs) and 12.2(c). Pubco shall have delivered to the Company a certificate, dated the First Closing Date, signed by an executive officer or director of Pubco in such capacity, certifying as to the satisfaction of the conditions specified in Sections 12.2(a), 12.2(b) (in respect of Pubco and the Cayman Merger Sub) and 12.2(c).

(ii) Registration Rights Agreement. The Company and Pubco shall have received a copy of a Registration Rights Agreement, by and among Pubco, the Purchaser Representative and the Major Shareholders, in substantially the form attached as Exhibit G hereto (the “Registration Rights Agreement”), duly executed by the Purchaser Representative.

(iii) Escrow Agreement. The Company and Pubco shall have received a copy of the Escrow Agreement, duly executed by the Purchaser Representative.

(iv) First Amended Pubco Articles. Prior to the First Closing, the Purchaser Representative shall have adopted the amended and restated articles of association of Pubco in the form attached as Exhibit H hereto (the “First Amended Pubco Articles”).

(e) Trust Funds. Purchaser shall have made appropriate arrangements to have the funds in the Trust Account paid in accordance with Section 9.14.

12.3 Conditions to Obligations of Purchaser. In addition to the conditions specified in Section 12.1, the obligations of Purchaser to consummate the Transactions are subject to the satisfaction or written waiver (by Purchaser and Purchaser Representative) of the following conditions as of the First Closing:

(a) Representations and Warranties. All of the representations and warranties of the Company and the Major Shareholders set forth in this Agreement and in any certificate delivered by or on behalf of the Company and the Major Shareholders pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the First Closing Date as if made on the First Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Target Companies, taken as a whole (provided that this Section 12.3(a)(ii) shall not apply to the representations and warranties of the Company contained in Sections 7.3(a) and 7.4, which representations and warranties shall have been true and correct in all material respects).

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(b) Agreements and Covenants. The Company and the Major Shareholders shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by them on or prior to the First Closing Date.

(c) No Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred with respect to the Target Companies, taken as a whole, and be continuing.

(d) Closing Deliveries.

(i) Officer Certificate. Purchaser shall have received a certificate from the Company, dated as the First Closing Date, signed by an executive officer or director of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 12.3(a), 12.3(b) and 12.3(c) (in respect of the Company).

(ii) Shareholder Representative Certificate. Purchaser shall have received a certificate from the Shareholder Representative, dated as the First Closing Date, certifying as to the satisfaction of the conditions specified in Sections 12.3(a) and 12.3(b) (in respect to the Major Shareholders).

(i) Registration Rights Agreement. Purchaser shall have received a copy of the Registration Rights Agreement, duly executed by Pubco, the Purchaser Representative and the Major Shareholders;

(ii) Escrow Agreement. Purchaser shall have received a copy of the Escrow Agreement, duly executed by Pubco, the Shareholder Representative and the Escrow Agent.

(iii) Termination of Company Shareholders’ Agreement. At or prior to the First Closing, Shareholders’ Agreement shall be terminated with effect from the Second Closing.

12.4 Second Closing. Upon completion of the First Closing, the Second Closing shall be unconditional other than the Registration Statement remaining effective.

12.5 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article XII to be satisfied if such failure was primarily caused by the failure of such Party or its Affiliates (including, with respect to the Purchaser, Pubco or the Merger Subs, or with respect to the Company, any Target Company or the Major Shareholders) to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article XIII
TERMINATION AND EXPENSES

13.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the First Closing as follows:

(a) by mutual written consent of Purchaser and the Company;

(b) by written notice by Purchaser or the Company if the First Closing shall not have occurred by July 31, 2021 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 13.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates (including, with respect to the Purchaser, Pubco or the Merger Subs, or with respect to the Company, the Major Shareholders) of any representation, warranty, covenant or obligation under this Agreement was the primary cause of the failure of the First Closing to occur on or before the Outside Date;

(c) by written notice by either Purchaser or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 13.1(c) shall not be available to a Party if the failure by such Party or its Affiliates (including, with respect to the Purchaser, Pubco, or the Merger Subs, or with respect to the Company, the Major Shareholders) to comply with any provision of this Agreement has been the primary cause of such action by such Governmental Authority;

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(d) by written notice by the Company to Purchaser, if (i) there has been a breach by Purchaser, Pubco or the Merger Subs of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Purchaser, Pubco or the Merger Subs shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 12.2(a) or Section 12.2(b) to be satisfied (treating the First Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to Purchaser by the Company or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 13.1(d) if at such time the Company or the Major Shareholders is in material uncured breach of this Agreement;

(e) by written notice by Purchaser to the Company, if (i) there has been a breach by the Company or the Major Shareholders of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 12.3(a) or Section 12.3(b) to be satisfied (treating the First Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company by Purchaser or (B) the Outside Date; provided, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 13.1(e) if at such time Purchaser, Pubco or any of the Merger Subs is in material uncured breach of this Agreement;

(f) by written notice by either the Company or the Purchaser if the Purchaser Special Meeting is held (including any adjournment or postponement thereof) and has concluded, Purchaser Shareholders have duly voted, and the Required Purchaser Shareholder Approval was not obtained;

(g) by written notice by the Purchaser to the Company if the Company Special Meeting is held (including any adjournment or postponement thereof) and has concluded, the Shareholders have duly voted, and the Required Company Shareholder Approval was not obtained;

(h) by the Company if Purchaser makes any Purchaser Change of Recommendation; provided that with respect to any particular Purchaser Change of Recommendation, the right to terminate under this Section 13.1(h) shall expire on the 10th day following the occurrence of such Purchaser Change of Recommendation; or

(i) by the Purchaser if the Company makes any Company Change of Recommendation; provided that with respect to any particular Company Change of Recommendation, the right to terminate under this Section 13.1(i) shall expire on the 10th day following the occurrence of such Company Change of Recommendation.

13.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 13.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 13.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 13.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 9.11, 13.3, Article XIV, Article XV and this Section 13.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 14.1). Without limiting the foregoing, and except as provided in Section 13.3 and this Section 13.2 (but subject to Section 14.1, and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 15.6), the Parties’ sole right prior to the First Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 13.1.

13.3 Fees and Expenses. Subject to Section 14.1, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses. As used in this Agreement, “Expenses” shall mean all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution

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or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement. With respect to Purchaser, Expenses shall include any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO upon consummation of a Business Combination and any Purchaser Transaction Expenses.

Article XIV
WAIVERS AND RELEASES

14.1 Waiver of Claims Against Trust.

(a) Reference is made to the IPO Prospectus. The Company and the Major Shareholders hereby represent and warrant that they have read the IPO Prospectus and understand that Purchaser has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by Purchaser’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Purchaser’s public shareholders (including overallotment shares acquired by Purchaser’s underwriters) (the “Public Shareholders”) and that, except as otherwise described in the IPO Prospectus, Purchaser may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their Purchaser Ordinary Shares in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) or in connection with an amendment to Purchaser’s Organizational Documents to extend Purchaser’s deadline to consummate a Business Combination, (b) to the Public Shareholders if Purchaser fails to consummate a Business Combination within twenty-four (24) months after the closing of the IPO (or prior to any other deadline to consummate a Business Combination established pursuant to an amendment to Purchaser’s Organizational Documents), subject to an amendment to Purchaser’s Organizational Documents to extend Purchaser’s deadline to consummate a Business Combination, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any franchise or income taxes, and (d) to Purchaser after or concurrently with the consummation of a Business Combination. For and in consideration of Purchaser entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company and the Major Shareholders hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company and the Major Shareholders nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Purchaser or any of its Representatives, on the one hand, and the Company, the Major Shareholders or any of their respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Each of the Company and the Major Shareholders on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Purchaser or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Purchaser or its Affiliates). The Company and the Major Shareholders each agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Purchaser and its Affiliates to induce Purchaser to enter in this Agreement, and each of the Company and the Major Shareholders further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent that the Company, the Major Shareholders or any of their respective Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Purchaser or its Representatives, each of the Company and the Major Shareholders hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. This Section 14.1(a) shall survive termination of this Agreement for any reason and continue indefinitely.

(b) Nothing in Section 14.1(a) shall serve to limit or prohibit the Company and the Major Shareholders’ right to pursue a claim against Purchaser for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the Transactions (including

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a claim for Purchaser to specifically perform its obligations under this Agreement) and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against Purchaser’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).

14.2 No Recourse. Except as expressly set forth in this Agreement, notwithstanding any rights of a Party at law or in equity, in the event of any default or breach by another Party under this Agreement, such Party’s remedies shall be restricted to enforcement of its rights against the property and assets of (i) the Company, (ii) Purchaser, (iii) Pubco and (iv) the Major Shareholders (the “Liable Parties”), and no liability whatsoever shall attach to, be imposed on or otherwise be incurred by, any former, current or future director, officer, employee, agent, general or limited partner, manager, member, shareholder, stockholder or Affiliate of a Party (other than the Liable Parties), any stockholder, or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, shareholder, stockholder or Affiliate (other than a Liable Party) of any of the foregoing (the “Non-Liable Parties”), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, for any obligations or Liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby. Without limiting the generality of the foregoing, each Party hereto agrees that it shall, and shall cause its Affiliates to, not file, or threaten to file, any claim, suit, action or proceeding in violation of this Section 14.2. Notwithstanding the foregoing, nothing herein will relinquish the rights of a Party to specifically enforce the terms of this Agreement in accordance with Section 15.6 hereof. Nothing in this Section 14.2 shall limit the liability of a Non-Liable Party in the case of fraud or willful and intentional breach of this Agreement or any Ancillary Document.

Article XV
MISCELLANEOUS

15.1 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by e-mail when sent (except where the sender receives a failed delivery message), (iii) by facsimile, with affirmative confirmation of receipt, (iv) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (v) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Purchaser, Pubco or the Merger Subs at or prior to the Second Closing, to:

Alussa Energy Acquisition Corp.
PO Box 500, 71 Fort Street
Grand Cayman KY1-1106
Attention:	Daniel Barcelo
Email:	Daniel@alussaenergy.com
with a copy (which will not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom (UK) LLP
40 Bank Street
London, United Kingdom E14 5DS
Attention:	Danny Tricot
Denis Klimentchenko
Email:	danny.tricot@skadden.com
denis.klimentchenko@skadden.com

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If to the Purchaser Representative, to:

Alussa Energy Sponsor LLC
PO Box 500, 71 Fort Street
Grand Cayman KY1-1106
Attention:	Daniel Barcelo
Email:	Daniel@alussaenergy.com

with a copy (which will not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom (UK) LLP
40 Bank Street
London, United Kingdom E14 5DS
Attention:	Danny Tricot
Denis Klimentchenko
Email:	danny.tricot@skadden.com
denis.klimentchenko@skadden.com

If to the Company at or prior to the Second Closing, to:

Freyr AS
Nytorget 1
8622 Mo i Rana, Norway
Attention:	Chief Legal Officer
Email:	contract-notifications@freyrbattery.com

with a copy (which will not constitute notice) to:

Wilson, Sonsini, Goodrich & Rosati
28 State Street, 37th Floor
Boston, MA 02109-1700, United States
Attention:	Mark Solakian and Mark Baudler
Email:	msolakian@wsgr.com and MBaudler@wsgr.com

and

Advokatfirmaet BAHR AS
Tjuvholmen allé 16
0252 Oslo, Norway
Attention:	John Christian Thaulow and Svein Gerhard Simonnaes
Email:	jct@bahr.no and sgs@bahr.no

If to the Shareholder Representative, to:

ATS AS
Kleivveien 19B
1356 Bekkestua, Norway
Attention:	Torstein Sjøtveit
Email:	torstein.sjotveit@freyrbattery.com

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with a copy (which will not constitute notice) to:

Wilson, Sonsini, Goodrich & Rosati
28 State Street, 37th Floor
Boston, MA 02109-1700, United States
Attention:	Mark Solakian and Mark Baudler
Email:	msolakian@wsgr.com and MBaudler@wsgr.com

and

Advokatfirmaet BAHR AS
Tjuvholmen allé 16
0252 Oslo, Norway
Attention:	John Christian Thaulow and Svein Gerhard Simonnaes
Email:	jct@bahr.no and sgs@bahr.no

15.2 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of, prior to the Second Closing, Purchaser, Pubco, the Company and Shareholder Representative, and after the Second Closing, the Purchaser Representative and the Shareholder Representative, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

15.3 Third Parties. Except for the rights of the D&O Indemnified Persons set forth in Section 9.14, the Persons set forth in Section 9.16 (other than those Persons who are Parties to this Agreement), the Persons set forth in Section 10.2 (other than those Persons who are Parties to this Agreement) and the Persons set forth in Section 14.2 (other than those Persons who are Parties to this Agreement), which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

15.4 Arbitration. Any and all disputes, controversies or claims arising out of, relating to, or in connection with this Agreement or the breach, termination or validity hereof, or the transactions contemplated hereby (a “Dispute”) shall be finally resolved by arbitration under the Rules of Arbitration of the ICC (the “ICC Rules”). To the extent that the ICC Rules and this Agreement are in conflict, the terms of this Agreement shall control. The seat of arbitration shall be in New York County, State of New York. The language of the arbitration shall be English. The tribunal shall consist of three arbitrators. The parties to the Dispute shall each be entitled to nominate one arbitrator, provided that where there are multiple claimants or multiple respondents, the multiple claimants jointly and the multiple respondents jointly shall nominate an arbitrator. The third arbitrator, who shall be the presiding arbitrator on the tribunal, shall be nominated by the agreement of the two party-nominated arbitrators or, if they fail to agree on a nomination within fifteen (15) days of the nomination date of the second arbitrator, the third arbitrator shall be promptly selected and appointed by the ICC. The arbitrators shall decide the Dispute in accordance with the substantive law of the state of New York. The proceedings shall be streamlined and efficient. An arbitration award rendered by the tribunal shall be final and binding on the parties to the Dispute. Judgment on the award may be entered in any court having jurisdiction thereof.

15.5 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York (save to the extent necessary to give effect to the Mergers or Demerger, which shall be governed by the laws of the Cayman Islands, Norway or Luxembourg (as applicable)) without regard to the conflict of laws principles thereof.

15.6 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have no adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction, restraining order or other equitable relief to prevent breaches of this Agreement and to

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seek to enforce specifically the terms and provisions hereof, including the obligation to effect the Closings, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

15.7 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

15.8 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by (i) prior to the Second Closing Date, the Company, Pubco, the Merger Subs, Purchaser, Purchaser Representative and Shareholder Representative and (ii) after the Second Closing Date, by Pubco, Purchaser Representative and Shareholder Representative.

15.9 Waiver. Each of Purchaser, Purchaser Representative, Pubco and the Company on behalf of itself and its Affiliates, and the Shareholder Representative on behalf of itself and, if applicable, the Major Shareholders, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliate hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliate contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliate with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby (including by the Purchaser Representative or the Shareholder Representative in lieu of such Party to the extent provided in this Agreement). Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement by Pubco or Purchaser shall also require the prior written consent of the Purchaser Representative.

15.10 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits, annexes and schedules attached hereto, which exhibits, annexes and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein (it being understood that the Letter of Intent between Purchaser and the Company is hereby terminated in its entirety and shall be of no further force and effect, except with respect to Clause 3 (Waiver against Trust) set forth therein).

15.11 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and words in the singular form, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP, based on the accounting principles used by the applicable Person; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any agreement, instrument, insurance policy, Law or

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Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (i) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule”, “Annex” and “Exhibit” are intended to refer to Sections, Articles, Schedules, Annexes and Exhibits to this Agreement; and (j) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement or any Ancillary Document to a Person’s (i) directors shall include any member of such Person’s governing body, (ii) officers shall include any Person filling a substantially similar position for such Person or (iii) shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. When reference is made to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity.

15.12 Counterparts. This Agreement and each other document executed in connection with the transactions contemplated hereby may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery by email or facsimile to counsel for the other Party of a counterpart executed by a Party shall be deemed to meet the aforementioned requirements.

15.13 Purchaser Representative

(a) Each of Purchaser and, solely with respect to subsections (i), (ii), (iii) (vi) and (vii) of this Section 15.13, Pubco, on behalf of itself and its Subsidiaries, successors and assigns, by execution and delivery of this Agreement, hereby irrevocably appoints Alussa Energy Sponsor LLC in the capacity as the Purchaser Representative, as each such Person’s agent, attorney-in-fact and representative, with full power of substitution to act in the name, place and stead of such Person and to act on behalf of such Person from and after the Second Closing in connection with: (i) making on behalf of such Person and taking all actions on their behalf relating to any Leakage; (ii) taking any action in respect of indemnification as contemplated under Article X, (iii), acting on behalf of such Person under the Escrow Agreement; (iv) terminating, amending or waiving on behalf of such Person any provision of this Agreement or any Ancillary Documents to which the Purchaser Representative is a party or otherwise has rights in such capacity; (v) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under this Agreement or any Ancillary Documents to which the Purchaser Representative is a party or otherwise has rights in such capacity; (vi) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Purchaser Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Purchaser Representative and to rely on their advice and counsel; (vii) incurring and paying reasonable out-of-pocket costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other reasonable out-of-pocket fees and expenses allocable or in any way relating to such transaction; and (viii) otherwise enforcing the rights and obligations of any such Persons under this Agreement and the Ancillary Documents to which the Purchaser Representative is a party or otherwise has rights in such capacity, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person; provided, that the Parties acknowledge that the Purchaser Representative is specifically so authorized and directed to act on behalf of, and for the benefit of, the holders of Pubco Securities from and after the Second Closing (other than the Indemnitors and their respective successors and assigns). All decisions and actions by the Purchaser Representative shall be binding upon Pubco and Purchaser and their respective Subsidiaries, successors and assigns, and neither Pubco, Purchaser nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 15.13 are irrevocable and coupled with an interest. The Purchaser Representative hereby accepts its appointment and authorization as the Purchaser Representative under this Agreement.

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(b) The Purchaser Representative shall not be liable for any act done or omitted under this Agreement or any Ancillary Document as the Purchaser Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. Pubco and Purchaser shall jointly and severally indemnify, defend and hold harmless the Purchaser Representative from and against any and all losses, Actions, Orders, Liabilities, damages, amounts paid in settlement, costs and expenses (including reasonable expenses of investigation and court costs and reasonable attorney’s fees and expenses) incurred without gross negligence, bad faith or willful misconduct on the part of the Purchaser Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Purchaser Representative’s duties under this Agreement or any Ancillary Document, including the reasonable fees and expenses of any legal counsel retained by the Purchaser Representative. In no event shall the Purchaser Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Purchaser Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Purchaser Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Purchaser Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of Purchaser, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other out-of-pocket expenses, as the Purchaser Representative may deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Purchaser Representative under this Section 15.13 shall survive the Closings and continue indefinitely. With respect to any claim or cause of action arising out of, or related to any act or omission by the Purchaser Representative based upon, arising out of, or related to this Agreement, this Agreement may only be enforced against the Purchaser Representative, and not any of the officers, directors, securityholders, employees or Affiliates of the Purchaser Representative (the “Purchaser Representative Related Parties”). No Purchaser Representative Related Party shall have any liability for any obligations or liabilities of the Purchaser Representative, including but not limited to, for any claim based on, in respect of, or by reason of, any failure by the Purchaser Representative of the transactions contemplated by this Agreement to be consummated or any breach or failure of the Purchaser Representative to perform hereunder.

(c) The Person serving as the Purchaser Representative may resign upon ten (10) days’ prior written notice to Pubco, Purchaser and the Shareholder Representative, provided, that the Purchaser Representative appoints in writing a replacement Purchaser Representative and such replacement accepts such appointment. Each successor Purchaser Representative shall have all of the power, authority, rights, obligations and privileges conferred by this Agreement upon the original Purchaser Representative, and the term “Purchaser Representative” as used herein shall be deemed to include any such successor Purchaser Representatives.

15.14 Shareholder Representative.

(a) The Major Shareholders hereby irrevocably constitute and appoint ATS AS in the capacity as the Shareholder Representative under this Agreement and the Ancillary Documents to which the Shareholder Representative is a party or otherwise has rights in such capacity (the “Shareholder Representative Documents”), as the true and lawful agent and attorney-in-fact of such Major Shareholder with full powers of substitution to act in the name, place and stead thereof with respect to the performance on behalf of such Major Shareholder under the terms and provisions of the under the terms and provisions of the Shareholder Representative Documents, as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of such Major Shareholder, if any, as the Shareholder Representative will deem necessary or appropriate in connection with any of the transactions contemplated by the Shareholder Representative Documents.

(b) Any other Person, including the Purchaser Representative, Pubco, Merger Subs, Purchaser and the Company may conclusively and absolutely rely, without inquiry, upon any actions of the Shareholder Representative as the acts of the Major Shareholders under the Shareholder Representative Documents. The Purchaser Representative, Pubco, Merger Subs, Purchaser and the Company shall be entitled to rely conclusively on the instructions and decisions of the Shareholder Representative as to (i) any payment instructions provided by the Shareholder Representative or (ii) any other actions required or permitted to be taken by the Shareholder Representative hereunder, and, in accordance with the Major Shareholder Irrevocable Undertakings, no Major Shareholder will have any cause of action against the Purchaser Representative, Pubco, Merger Subs, Purchaser, or the Company for any action taken by any of them in reliance upon the instructions or decisions of the Shareholder Representative. All notices or other communications

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required to be made or delivered to a Major Shareholder under any Shareholder Representative Document shall be made to the Shareholder Representative for the benefit of such Major Shareholder, and any notices so made shall discharge in full all notice requirements of the other parties hereto or thereto to such Major Shareholder with respect thereto. All notices or other communications required to be made or delivered by a Major Shareholder shall be made by the Shareholder Representative (except for a notice under Section 15.14(c) of the replacement of the Shareholder Representative).

(c) If the Shareholder Representative shall die, become disabled, resign or otherwise be unable or unwilling to fulfill his, her or its responsibilities as representative and agent of the Major Shareholders, then in accordance with the Major Shareholder Irrevocable Undertaking, the Major Shareholders shall, within ten (10) days after such death, disability, dissolution, resignation or other event, appoint a successor Shareholder Representative (by vote or written consent of the Major Shareholders holding in the aggregate in excess of fifty percent (50%) of the Exchange Shares held by all Major Shareholders), and promptly thereafter notify the Purchaser Representative, Purchaser and Pubco in writing of the identity of such successor. Any such successor so appointed shall become the “Shareholder Representative” for purposes of this Agreement and the other Shareholder Representative Documents.

(d) The Shareholder Representative shall not be liable for any act done or omitted under this Agreement or any Ancillary Document as the Shareholder Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. Each of the Major Shareholders shall jointly and severally indemnify, defend and hold harmless the Shareholder Representative from and against any and all losses, Actions, Orders, Liabilities, damages, amounts paid in settlement, costs and expenses (including reasonable expenses of investigation and court costs and reasonable attorney’s fees and expenses) incurred without gross negligence, bad faith or willful misconduct on the part of the Shareholder Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Shareholder Representative’s duties under this Agreement or any Ancillary Document, including the reasonable fees and expenses of any legal counsel retained by the Shareholder Representative. In no event shall the Shareholder Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Shareholder Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Shareholder Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Shareholder Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of the Major Shareholders, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other out-of-pocket expenses, as the Shareholder Representative may deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Shareholder Representative under this Section 15.14(d) shall survive the Closings and continue indefinitely. With respect to any claim or cause of action arising out of, or related to any act or omission by the Shareholder Representative based upon, arising out of, or related to this Agreement, this Agreement may only be enforced against the Shareholder Representative, and not any of the officers, directors, securityholders, employees or Affiliates of the Shareholder Representative (the “Shareholder Representative Related Parties”). No Shareholder Representative Related Party shall have any liability for any obligations or liabilities of the Shareholder Representative, including but not limited to, for any claim based on, in respect of, or by reason of, any failure by the Shareholder Representative of the transactions contemplated by this Agreement to be consummated or any breach or failure of the Shareholder Representative to perform hereunder.

15.15 Legal Representation.

(a) The Parties agree that, notwithstanding the fact that each of Skadden, EGS and Appleby may have, prior to the Closings, individually or jointly represented Purchaser and/or the Purchaser Representative (as applicable) in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented Purchaser, the Purchaser Representative and/or their respective Affiliates in connection with matters other than the transaction that is the subject of this Agreement, Skadden, EGS and Appleby will be permitted in the future, after the Closings, to represent the Purchaser Representative or its respective Affiliates in connection with matters in which such Persons are adverse to the Company, Pubco, Purchaser or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. The Company, Pubco, Purchaser and the Merger Subs, who are or have the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby

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agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with Skadden and/or EGS’s and/or Appleby’s future representation of one or more of the Purchaser Representative or its respective Affiliates in which the interests of such Person are adverse to the interests of Pubco, the Merger Subs, Purchaser and/or the Company or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by EGS or Appleby of the Purchaser Representative, Purchaser or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Purchaser Representative shall be deemed the client of Skadden and/or EGS with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closings and the privilege and the expectation of client confidence relating thereto shall belong solely to the Purchaser Representative, shall be controlled by the Purchaser Representative and shall not pass to or be claimed by Pubco or Purchaser; provided, further, that nothing contained herein shall be deemed to be a waiver by Pubco, Purchaser or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any Person who is not a Party.

(b) The Parties agree that, notwithstanding the fact that each of WSGR and BAHR may have, prior to the Closings, individually or jointly represented the Company and/or the Major Shareholders (as applicable) in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented Company, the Major Shareholders and/or their respective Affiliates in connection with matters other than the transaction that is the subject of this Agreement, WSGR and BAHR will be permitted in the future, after the Closings, to represent the Shareholder Representative, the Major Shareholders, Pubco or their respective Affiliates in connection with matters in which such Persons are adverse to the Company, Pubco, Purchaser or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. The Company, Pubco and the Merger Subs, who are or have the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with WSGR’s and/or BAHR’s future representation of one or more of the Shareholder Representative, the Major Shareholders, Pubco or their respective Affiliates in which the interests of such Person are adverse to the interests of Pubco, the Merger Subs, Purchaser and/or the Company or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by WSGR or BAHR of the Company, the Major Shareholders or their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Shareholder Representative shall be deemed the client of WSGR and/or BAHR with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closings and the privilege and the expectation of client confidence relating thereto shall belong solely to the Shareholder Representative, shall be controlled by the Shareholder Representative and shall not pass to or be claimed by Pubco or Purchaser; provided, further, that nothing contained herein shall be deemed to be a waiver by Pubco, Purchaser or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any Person who is not a Party.

15.16 No Liability. The Parties acknowledge that certain directors and officers of the Company may serve as directors and officers of the Norway Merger Subs between the date hereof and the Second Closing. Neither Purchaser nor any of the Norway Merger Subs shall be liable to any Person for any action taken or inaction by such directors and officers of the Company in their capacity as directors and officers of the Norway Merger Subs, except where instructed to take such action or inaction by the Purchaser.

Article XVI
DEFINITIONS

16.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Accounting Principles” means in accordance with GAAP as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the First Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Target Companies in the preparation of the latest audited Company Financials.

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“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, Purchaser Representative shall be deemed to be an Affiliate of Purchaser prior to the Closings.

“Aggregate Fully Diluted Company Shares” means, without duplication, (a) the aggregate number of shares of Company Shares that are (i) issued and outstanding immediately prior to the Norway Effective Time, (ii) issuable upon, or subject to, the settlement of Company Options, Company Warrants and EDGE Warrants then outstanding (whether or not then vested or exercisable and assuming that one Company Share is issued with respect to each one Company Option, Company Warrant and EDGE Warrant), minus (b) any treasury shares of the Company outstanding immediately prior to the Norway Effective Time, minus (c) any Company Shares held by Pubco immediately prior to the Norway Effective Time (including, for the avoidance of doubt, the Company Preferred Shares and the Company Preferred Linked Warrants).

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, including the Pubco Equity Plan, the Lock-Up Agreements, the Registration Rights Agreement, the Commitment Agreements, the Purchaser Shareholder Irrevocable Undertakings, the Major Shareholder Irrevocable Undertakings, the Preferred Share Acquisition Agreement and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement, including the Escrow Agreement.

“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Antitrust Laws” means Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Appleby” means Appleby (Cayman) Ltd.

“Base Consideration” means $410,550,000.

“Benefit Plans” of any Person means any and all deferred compensation, compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York, Luxembourg, Oslo, Norway or the Cayman Islands are authorized to close for business.

“Cayman Certificate of Merger” means the certificate of merger issued by the Cayman Registrar as prima facie evidence of compliance with all requirements of the Cayman Companies Act in respect of the Cayman Merger.

“Cayman Companies Act” means the Companies Act (2021 Revision), as amended of the Cayman Islands.

“Cayman Dissent Rights” means the right of each Purchaser Shareholder to dissent in respect of the Cayman Merger pursuant to Section 238 of the Cayman Companies Act.

“Cayman Merger Filing Documents” means the Cayman Plan of Merger together with such other documents as may be required in accordance with the applicable provisions of the Cayman Companies Act or by any other law to

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make the Cayman Merger effective, including (i) in respect of the Purchaser (a) the approval of the Cayman Merger by a majority of at least two-thirds of the votes of those Purchaser Shareholders entitled to vote and voting (in person or by proxy) at a duly convened and quorate meeting of the Purchaser Shareholders, (b) the approval of the Cayman Merger by the board of directors of the Purchaser, (c) the declaration and undertaking by a director of the Purchaser in connection with the Cayman Merger in accordance with Section 233 of the Companies Act, and (d) a certificate of good standing of the Purchaser dated as at a recent date; and (ii) in respect of Cayman Merger Sub, (a) the approval of the Cayman Merger by Pubco as the sole shareholder of Cayman Merger Sub, (b) the approval of the Cayman Merger by the board of directors of Cayman Merger Sub, (c) the declaration and undertaking by a director of Cayman Merger Sub in connection with the Cayman Merger in accordance with Section 233 of the Companies Act, and (d) a certificate of good standing of Cayman Merger Sub dated as at a recent date.

“Cayman Merger Sub Shares” means the ordinary shares, par value $1.00 per share, of Cayman Merger Sub.

“Cayman Registrar” means the Registrar of Companies of the Cayman Islands.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Commitment Agreements” means the subscription agreements between the Purchaser, Pubco and the investors thereto, pursuant to which such investors will collectively have committed to purchase a number of Pubco Ordinary Shares at the Second Closing so that the Purchaser and Pubco collectively will have available to them at least $600 million in gross proceeds at the Second Closing.

“Company Business Plan” means the document set out in folder 9.1 of the Data Room.

“Company Convertible Securities” means, collectively, any options, warrants or rights to subscribe for or purchase any capital shares of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital shares of the Company.

“Company Equity Plan” means the Company Incentive Stock Option Plan.

“Company Fallback Option” means an option to purchase Company Shares granted pursuant to the Company Equity Plan, subject to the Second Closing not occurring.

“Company Option” means an option to purchase Company Shares that was granted pursuant to the Company Equity Plan, other than any Company Fallback Option.

“Company Permits” means the permits necessary to lawfully conduct in all material respects the Company’s business as presently conducted or as contemplated to be conducted and to own, lease and operate the Company’s assets and properties

“Company Preferred Shares” means the preferred shares, par value NOK 0.01 per share (prior to the Norway Demerger), of the Company.

“Company Preferred Shares Linked Warrants” means the warrants linked to the Company Preferred Shares, conferring, in the aggregate, a right to subscribe Company Shares, par value NOK 0.01 per share (prior to the Norway Demerger), for a subscription price of NOK 0.01 (prior to the Norway Demerger) each.

“Company Securities” means, collectively, the Company Shares, the Company Preferred Shares, the Company Options, the Company Warrants and the EDGE Warrants and any other Company Convertible Securities.

“Company Shareholders’ Agreement” means the Shareholders’ Agreement, dated December 9, 2019, between EDGE Global LLC, Teknovekst Invest AS, Vanir Invest I AS and ATS AS concerning the Company.

“Company Shares” means the 209,196,827 shares which are not Company Preferred Shares, par value NOK0.01 per share (prior to the Norway Demerger), of the Company in issue as at the time of the entering into of this Agreement and any additional shares issued as a result of the exercise prior to the First Closing of any Company Options, Company Warrants or EDGE Warrants.

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“Company Transaction Expenses” means Expenses incurred by the Company or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement, but excluding Transaction Legal Costs.

“Company Warrants” means the warrants to purchase Company Shares that were granted pursuant to the agreements set forth in Schedule 2.8(d). For the avoidance of doubt, Company Warrants shall exclude the EDGE Warrants.

“Consent” means any consent, approval, notice of no objection, expiration of applicable waiting period, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses, franchises, leases and other agreements of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“Cross-Border Merger Resolutions” means the resolutions of the sole shareholder of Pubco approving the Cross-Border Merger.

“Data Protection Laws” means all applicable Laws in any jurisdiction relating to privacy or the processing or protection of personal data, including (without limitation) the GDPR.

“Data Room” means the online data room as of the date of this Agreement that was established by the Company and its Representatives.

“Dissenting Purchaser Ordinary Shares” means Purchaser Ordinary Shares that are (i) issued and outstanding immediately prior to the Cayman Effective Time and (ii) held by Purchaser Shareholders who have validly exercised their rights to dissent from the Cayman Merger in accordance with Section 238 of the Cayman Companies Act (and not waived, withdrawn, lost or failed to perfect such rights), in which case such Dissenting Purchaser Ordinary Shares shall be entitled to be paid the fair value of such Dissenting Purchaser Ordinary Shares and such other rights as are granted by the Cayman Companies Act.

“Dissenting Purchaser Shareholders” means holders of Dissenting Purchaser Ordinary Shares.

“EDGE Warrants” means the warrants to purchase Company Shares that were granted pursuant to the terms of the EDGE Warrants set forth in the Company’s shareholders’ resolutions passed July 8, 2020 and October 6, 2020, respectively.

“EGS” means Ellenoff Grossman & Schole (LLP).

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, Actions, Orders, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or

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pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“Equity Consideration” means the Base Consideration, plus or minus any Legal Cost Adjustment (as applicable).

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Continental Stock Transfer & Trust Company, in its capacity as the escrow agent under the Escrow Agreement or any other escrow agent agreed to by Purchaser and the Company prior to the First Closing (or any successor escrow agent).

“Escrow Property” means, at any given time, the securities and other property held by the Escrow Agent in the Escrow Account in accordance with the terms and conditions of this Agreement and the Escrow Agreement, including the Escrow Shares and any earnings, dividends or distributions paid or payable on the Escrow Shares, giving effect to any disbursements or payments from the Escrow Account.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the quotient obtained by dividing (a) the amount of the Equity Consideration divided by the lower of (i) the Redemption Price and (ii) the PIPE Price, by (b) the number of Aggregate Fully Diluted Company Shares. For the avoidance of doubt, assuming no Legal Cost Adjustment applies and assuming the PIPE Price is lower than the Redemption Price, the Exchange Ratio is currently expected to be 0.179031.

“Existing Registration Rights Agreement” means the Registration Rights Agreement, dated as of November 25, 2019, by and among Purchaser and Purchaser Representative.

“Expenses” shall have the meaning given to such term in Section 13.3 of this Agreement.

“Expiration Date” means, (i) with respect to the representations and warranties of the Company and Major Shareholders contained in this Agreement (other than the Fundamental Representations and the representations and warranties of the Company contained in Sections 7.13(a)-(d) and 7.14) the date which is twelve (12) months after the Second Closing Date and (ii) with respect to the representations and warranties of the Company contained in Sections 7.13(a)-(d) and 7.14, the date that is thirty (30) days after the expiration of the applicable statute of limitations.

“Final Amended Pubco Articles” means the articles of association of Pubco in the form attached hereto as Exhibit I.

“Foreign Plan” means any plan, fund (including any superannuation fund) or other similar program or arrangement established or maintained outside the United States by the Company or any one or more of its Subsidiaries primarily for the benefit of employees of the Company or such Subsidiaries residing outside the United States, which plan, fund or other similar program or arrangement provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Founder Shares” means an aggregate of 7,187,500 of Purchaser Class B Ordinary Shares which were originally issued to the Purchaser Representative prior to the IPO.

“Fraud Claim” means any claim based on willful misconduct or fraud (defined to include scienter) against the Person who committed such fraud.

“Fundamental Representations” means the representations and warranties of (i) the Company contained in Sections 7.1, 7.2, 7.3(a) and 7.4 and (ii) the Major Shareholders contained in Sections 8.1, 8.2 and 8.3.

“Funding Commitment Letter” means the funding commitment letter, dated October 23, 2020, between, among others, Encompass Capital Master Fund LP, BEMAP Master Fund Ltd and the Company, as amended and supplemented by (i) that certain Side Letter dated November 19, 2020 and (ii) that certain Side Letter dated as of the date hereof.

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“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“GDPR” means the General Data Protection Regulation 2016/679, including any predecessor, successor or implementing legislation in respect of the foregoing, and any amendments or re-enactments of the foregoing.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, regulatory body or other similar regulatory or dispute-resolving panel or body.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“ICC” means the International Chamber of Commerce or any successor organization conducting arbitrations.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP (a applicable to such Person), (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of banker’s acceptances issued or created, (g) net obligations under interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (i) all obligations secured by a Lien on any property of such Person; (j) all obligation described in clauses (a) through (j) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Insider Letter” means the letter agreement dated November 25, 2019, between among others, the Purchaser Representative and the Purchaser.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intellectual property.

“Internet Assets” means any and all domain name registrations, web sites and web addresses and applications for registration therefor.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“IPO” means the initial public offering of Purchaser Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of Purchaser, dated as of November 25, 2019, and filed with the SEC on November 27, 2019 (File Nos. 333-234440 and 333-235258).

“IT Systems” means any information technology and information technology equipment, including any system, network, hardware, computer, software (including in source code and object code and including any system software, operational software, application software, interface or firmware), router, hub, server, database and website used by each Target Company.

“Knowledge” means, with respect to (i) the Company, the actual knowledge of Tom Jensen, Torstein Sjøtveit, Peter Matrai, Steffen Foreid and Are Brautaset, after reasonable inquiry, or (ii) any other Party, (A) if an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry, or (B) if a natural person, the actual knowledge of such Person after reasonable inquiry.

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“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Leakage” means without duplication (save where such recipient or their Affiliates are the Company or a Target Company): (a) any dividend or distribution declared, paid, or made (whether actual or deemed and in cash or in kind) or any payments in lieu of any dividend declared, made or paid by the Company or any Target Company, directly or indirectly, to any Shareholder or any of their Affiliates; (b) any securities being redeemed, purchased or repaid, or any other return of capital (whether by reduction of capital or otherwise and whether in cash or in kind and whether loan or share capital) by the Company or a Target Company, directly or indirectly, to or for the benefit of any Shareholder or any of their Affiliates; (c) any consultant, advisory, management, monitoring, service, shareholder or other fees, charges or compensation of a similar nature paid to a Shareholder or any of their Affiliates; (d) any amount owed to the Company or any Target Company by a Shareholder or any of their Affiliates, which amount is waived or forgiven; (e) any assets or rights transferred to, or liabilities assumed, guaranteed, indemnified, increased or incurred by the Company or any Target Company, directly or indirectly, for the benefit of any Shareholder or any of their Affiliates, excluding ordinary course compensation for employees and consultants of the Target Companies; (f) the purchase by the Company or any Target Company, directly or indirectly, of any assets from any Shareholder or any of their Affiliates that are not on arms’ length terms; (g) any Transaction bonuses other than Permitted Transaction Bonuses; (h) any agreement or arrangement made or entered into by the Company or any Target Company to do or give effect to any matter referred to in paragraphs; (a) through (g) (inclusive) above; or (i) without duplication, any Tax payable on any of the payments, matters, transactions or circumstances referred to in paragraphs (a) through (h) above, but in each case, excluding any Permitted Leakage.

“Legal Cost Adjustment” means: (i) to the extent Transaction Legal Costs are greater than $4,500,000, a number equal to the Transaction Legal Costs less $4,500,000 (which number shall be deducted from the Base Consideration in arriving at the Equity Consideration) or (ii) to the extent Transaction Legal Costs are lower than $2,500,000, a number equal to the Transaction Legal Costs less $2,500,000 (which dollar amount shall be added to the Base Consideration in arriving at the Equity Consideration).

“Legal Expenses Collar” means a dollar range from and including $2,500,000 to and including $4,500,000.

“Letter of Intent” means the non-binding letter of intent, dated October 8, 2020, between the Purchaser and the Company.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any claim, mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Locked Box Date” means September 30, 2020.

“Locked Box Period” means the period starting on (and including) the Locked Box Date and ending on (and including) the Second Closing Date.

“Luxembourg Companies Act” means the Law of August 10, 1915 on commercial companies, as amended.

“Major Shareholder Pro Rata Percentage” means, with respect to each Major Shareholder, a percentage equal to the (i) the number of shares held by such Major Shareholder immediately prior to the Second Closing, divided, by (ii) the aggregate number of shares held by all such Major Shareholders prior to the Second Closing.

“Major Shareholders” means the shareholders of the Company listed on Schedule 8.3.

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“Material Adverse Effect” means any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations or financial condition of the Company and the Target Companies, taken as a whole, or (b) the ability of the Company or any of its Subsidiaries to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that any facts, events, occurrences, changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, facts, events, occurrences, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions globally or in the countries or regions in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) any proposal, enactment or change in interpretation of, or other change in, applicable Law, GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) any outbreak or any development, change, worsening or escalation of hostilities (whether or not armed), acts of war (whether or not declared), sabotage or terrorism; (v) any Act of God, hurricane, tornado, flood, volcano, earthquake or other natural or manmade disaster, including any effects of the COVID-19 epidemic; and (vi) changes attributable to the public announcement or pendency of the transactions contemplated hereby (vii) any failure in and of itself to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (vii) shall not prevent a determination that any change, event, or occurrence underlying such failure has resulted in a Material Adverse Effect or (viii) any action required by the terms of this Agreement or the transaction contemplated hereby or otherwise consented to in writing by Purchaser; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) – (v) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries and geographic locations in which such Person or any of its Subsidiaries primarily conducts its businesses.

“NOK” means Norwegian kroner, the lawful means of payment in Norway.

“Norway Merger Sub 1 Approval Matters” shall have the meaning ascribed to such term in Section 9.21.

“Norway Merger Sub 1 Preferred Shares” means the preferred shares, par value NOK 0.01 per share, of the Company.

“Norway Merger Sub 1 Preferred Shares Linked Warrants” means the 92,500,000 warrants linked to the Company Preferred Shares, conferring, in the aggregate, a right to subscribe to up to 92,500,000 Norway Merger Sub 1 Shares, par value NOK 0.01 per share, for a subscription price of NOK 0.01 each.

“Norway Merger Sub 1 Shares” means the common shares, par value NOK 0.01 per share, of Norway Merger Sub 1.

“Norway Merger Sub 1 Shareholders” means the holders of Norway Merger Sub 1 Shares.

“Norway Merger Sub 2 Shares” means the common shares, par value NOK 0.01 per share, of Norway Merger Sub 2.

“Norway Merger Sub 2 Approval Matters” shall have the meaning ascribed to such term in Section 9.21 of the Norway Plan of Merger.

“Norwegian Companies Act” means the Norwegian Private Limited Companies Act of 1997.

“NYSE” means the New York Stock Exchange.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

Annex A-72

“Organizational Documents” means, with respect to any Person, its certificate of incorporation and bylaws, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Leakage” means, without duplication, (a) any payments expressly provided for under the terms of this Agreement and any Ancillary Document; (b) any Company Transaction Expenses incurred, paid or agreed to be paid or payable; (c) any payment and/or accrual made in the ordinary course in respect of the salary, bonus, pensions, contributions, life insurance payments, medical insurance, expense reimbursements and vacation days accrued and due to any officer, employee, director or consultant of any Target Company and, where such Person has a Contract or similar arrangement of employment, directorship, services or other consultancy with such Target Company, under and in accordance with such Contract or arrangement; (d) Permitted Transaction Bonuses; and (e) any Leakage in relation to, or arising from, any payment made or agreed to be made or liability incurred in respect of any matter undertaken at the specific written request or with the consent of the Purchaser after the date hereof.

“Permitted Liens” means (a) Liens which result from all statutory or other liens for Taxes or assessments and are not yet due and payable or delinquent or the validity of which is being contested in good faith by appropriate proceedings along with the posting of any security or bond required under applicable Law in connection with such contest, (b) Liens imposed by applicable Law, (c) Liens arising in connection with any cashiers’, landlords’, workers’, mechanics’, carriers’, repairers’ or other similar lien imposed by law and arising out of obligations incurred in the ordinary course of business consistent with past practice, (d) Liens that are expressly listed as exceptions in insurance policies, covenants, conditions, restrictions, encroachments, liens, easements, rights of way, licenses, grants, building or use restrictions, exceptions, reservations, limitations or other imperfections of title with respect of such asset which, individually or in the aggregate, does not materially detract from the value of, or materially interfere with the present occupancy or use of, such asset and the continuation of the present occupancy or use of such asset, (e) purchase money liens or liens securing rental payments under capital lease arrangements, or (f) Liens arising under this Agreement or any Ancillary Document.

“Permitted Transaction Bonuses” means Transaction bonuses of up to $5,000,000, which may be granted by the Company in its sole discretion.

“Person” means a natural person, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), company, limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“PIPE Investment” means the purchase and sale of Pubco Ordinary Shares pursuant to the Commitment Agreements.

“PIPE Price” means $10.00 per Pubco Ordinary Share.

“Pubco Articles” means the current articles of association of Pubco, as amended and in effect under the Luxembourg Companies Act.

“Pubco Ordinary Shares” means the ordinary shares, par value $0.01 per share, of Pubco, along with any equity securities paid as dividends or distributions after the Closings with respect to such shares or into which such shares are exchanged or converted after the Closings.

Annex A-73

“Pubco Private Warrant” means each one whole warrant entitling the holder thereof to purchase one (1) Pubco Ordinary Share at a purchase price of $11.50 per share.

“Pubco Public Warrant” means each one whole warrant entitling the holder thereof to purchase one (1) Pubco Ordinary Share at a purchase price of $11.50 per share.

“Pubco Securities” means the Pubco Ordinary Shares and the Pubco Warrants, collectively.

“Pubco Share Price” means an amount equal to the VWAP of the Pubco Ordinary Shares over the ten (10) Trading Days ending at the close of business on the principal securities exchange or securities market on which the Pubco Ordinary Shares are then traded immediately prior to the date of determination, as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like after the date of this Agreement.

“Pubco Warrants” means Pubco Private Warrants and Pubco Public Warrants, collectively.

“Purchaser Articles” means the memorandum and articles of association of Purchaser, as amended and in effect.

“Purchaser Class A Ordinary Shares” means the Class A ordinary shares par value $0.0001 each, of Purchaser.

“Purchaser Class B Ordinary Shares” means the Class B ordinary shares par value $0.0001 each, of Purchaser.

“Purchaser Ordinary Shares” means the Purchaser Class A Ordinary Shares and Purchaser Class B Ordinary Shares.

“Purchaser Preferred Shares” means the preference shares of par value $0.0001 each of Purchaser.

“Purchaser Private Warrants” means the warrants issued in a private placement to the Purchaser Representative by Purchaser at the time of the consummation of the IPO, entitling the holder thereof to purchase one (1) Purchaser Class A Ordinary Share per warrant at a purchase price of $11.50 per share. For the avoidance of doubt, Purchaser Public Warrants shall include any additional whole warrants issued after the date of this Agreement.

“Purchaser Public Shares” means a Purchaser Class A Ordinary Share issued as part of the Units.

“Purchaser Public Warrant” means each whole warrant (other than the Purchaser Private Warrants), entitling the holder thereof to purchase one (1) Purchaser Class A Ordinary Share at a purchase price of $11.50 per share.

“Purchaser Securities” means the Purchaser Units, the Purchaser Ordinary Shares and the Purchaser Warrants, collectively.

“Purchaser Shareholder” means, from time to time, each holder of Purchaser Ordinary Shares.

“Purchaser Shareholder Approval Matters” means together: (i) the approval of the Transactions by a simple majority of the votes of those Purchaser Shareholders entitled to vote and voting (in person or by proxy) at a duly convened and quorate meeting of the Purchaser Shareholders, (ii) the approval of the Cayman Merger by a majority of at least two-thirds of the votes of those Purchaser Shareholders entitled to vote and voting (in person or by proxy) at a duly convened and quorate meeting of the Purchaser Shareholders and (iii) the approval of such other matters as the Company, Pubco and Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions.

“Purchaser Units” means the units issued in the IPO (including overallotment units acquired by Purchaser’s underwriter) consisting of one (1) Purchaser Class A Ordinary Share and one-half (1/2) of one (1) Purchaser Public Warrant.

“Purchaser Warrants” means Purchaser Private Warrants and Purchaser Public Warrants, collectively.

“Redemption Price” means an amount equal to the price at which each Purchaser Ordinary Share is redeemed pursuant to the Redemption (as equitably adjusted for share splits, share dividends, combinations, recapitalizations and the like).

Annex A-74

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Relevant EU Directive” means directive 2017/1132/EU of the European Parliament and of the Council of 14 June 2017 relating to certain aspects of company law.

“Relevant NOK/USD Exchange Rate” means 8.44 NOK per USD.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Required Cayman Merger Sub Shareholder Approval” means the Cayman Merger Sub Shareholder Approval Matters shall have been approved by Pubco, as the sole shareholder of Cayman Merger Sub, in accordance with Cayman Merger Sub’s Organizational Documents and applicable Law.

“Required Pubco Shareholder Approval” means the Pubco Shareholder Approval Matters have been approved by the Purchaser Representative, as shareholder of Pubco, in accordance with Pubco’s Organizational Documents and applicable Law.

“RESA” means the Luxembourg Recueil Electronique des Sociétés et Associations, the Luxembourg legal gazette.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Shareholder Pro Rata Percentage” means, with respect to each Shareholder (other than the Transferors), a percentage equal to the (i) the number of Exchange Shares to which such Shareholder is entitled pursuant to this Agreement, divided by (ii) the number of Exchange Shares to which all Shareholders are entitled pursuant to this Agreement (in each case, disregarding the escrow mechanics set forth in Section 3.1).

“Shareholders” means the holders of Company Shares.

“Skadden” means Skadden, Arps, Slate, Meagher & Flom LLP.

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“Special Representations” means the Fundamental Representations and the representations and warranties of the Company contained in Sections 7.13(a)-(d) and 7.14.

“Purchaser Representative” means Alussa Energy Sponsor LLC.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of capital shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the

Annex A-75

managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Target Company” means each of the Company and its direct and indirect Subsidiaries.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges in the nature of a tax, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“Trade Secrets” means any trade secrets, and any confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trading Day” means any day on which Pubco Ordinary Shares are actually traded on the principal securities exchange or securities market on which the Pubco Ordinary Shares are then traded.

“Transaction Legal Costs” means legal Expenses (including, but not limited to, the fees of the Company’s legal advisors) incurred up to the Second Closing by the Company or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document and all other matters related to the consummation of the Transactions.

“Trust Account” means the trust account established by Purchaser with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of November 25, 2019, as it may be amended, by and between Purchaser and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, or, if not reported therein, in another authoritative source mutually selected by Purchaser Representative and Shareholder Representative.

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Annex A-76

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

ALUSSA ENERGY ACQUISITION CORP.
By:	/s/ Daniel Barcelo
Name: Daniel Barcelo
Title: Director

Date: January 29, 2021

Annex A-77

ALUSSA ENERGY SPONSOR LLC
By:	/s/ Daniel Barcelo
Name: Daniel Barcelo
Title: Managing Member

Date: January 29, 2021

Annex A-78

FREYR AS
By:	/s/ Tom Einar Jensen
Name: Tom Einar Jensen
Title: CEO

Date: January 29, 2021

Annex A-79

ATS AS (as Shareholder Representative)
By:	/s/ Torstein Dale Sjøtveit
Name: Torstein Dale Sjøtveit
Title: Director

Date: January 29, 2021
Annex A-80

NORWAY SUB 1 AS
By:	/s/ Steffen Føreid
Name: Steffen Føreid
Title: Chairman

Date: January 29, 2021

Annex A-81

NORWAY SUB 2 AS
By:	/s/ Steffen Føreid
Name: Steffen Føreid
Title: Chairman

Date: January 29, 2021

Annex A-82

ADAMA CHARLIE SUB
By:	/s/ Daniel Barcelo
Name: Daniel Barcelo
Title: Director

Date: January 29, 2021

Annex A-83

FREYR BATTERY
By:	/s/ Maurice Dijols
Name: Maurice Dijols
Title: Sole Director

Date: January 29, 2021

Annex A-84

ATS AS (as a Major Shareholder)
By:	/s/ Torstein Dale Sjøtveit
Name: Torstein Dale Sjøtveit
Title: Director

Date: January 29, 2021

Annex A-85

EDGE GLOBAL LLC
By:	/s/ Peter Matrai
Name: Peter Matrai
Title: Co-Founder and Partner

Date: January 29, 2021

Annex A-86

EDGE GLOBAL LLC
By:	/s/ Tom Einar Jensen
Name: Tom Einar Jensen
Title: Co-Founder and Partner

Date: January 29, 2021

Annex A-87

VANIR I INVEST AS
By:	/s/ Tore Ivar Slettemoen
Name: Tore Ivar Slettemoen
Title: Chairman

Date: January 29, 2021

Annex A-88

TEKNOVEKST INVEST AS
By:	/s/ Tore Ivar Slettemoen
Name: Tore Ivar Slettemoen
Title: Chairman

Date: January 29, 2021

Annex A-89

Annex B

FREYR Battery

Société Anonyme

Article 1.     Form, Name

There exists among the shareholders and all those who may become owners of the Shares hereafter a company in the form of a société anonyme, under the name of “FREYR Battery” (the “Company”).

Article 2.     Duration

The Company is established for an undetermined duration.

Article 3.     Registered office

3.1              The Company has its registered office in the City of Luxembourg, Grand-Duchy of Luxembourg.

3.2              Within the same municipality, the registered office may be transferred by means of a decision of the Board of Directors. It may be transferred to any other municipality in the Grand Duchy of Luxembourg by means of a decision of the Board of Directors (in which case the Board of Directors shall have the power to amend these Articles accordingly) or a resolution of the General Meeting, adopted in the manner required for an amendment of these Articles.

3.3              The Company may have offices and branches, both in Luxembourg and abroad.

3.4             In the event that the Board of Directors determines that extraordinary political, economic or social developments have occurred or are imminent that would interfere with the normal activities of the Company at its registered office, or with the ease of communications between such office and persons abroad, the registered office may be temporarily transferred abroad until the complete cessation of these abnormal circumstances; such temporary measures shall have no effect on the nationality of the Company which, notwithstanding the temporary transfer of its registered office, will remain a Luxembourg company.

Article 4.     Purpose, Object

4.1              The object of the Company is the holding of participations, in any form whatsoever, in Luxembourg and foreign companies, or other entities or enterprises, the acquisition by purchase, subscription, or in any other manner as well as the transfer by sale, exchange or otherwise of stock, bonds, debentures, notes and other securities or rights of any kind including interests in partnerships, and the holding, acquisition, disposal, investment in any manner (in), development, licensing or sub licensing of, any patents or other intellectual property rights of any nature or origin as well as the ownership, administration, development and management of its portfolio. The Company may carry out its business through branches in Luxembourg or abroad.

4.2            The Company may borrow in any form and proceed to a private or public issue of shares, bonds, convertible bonds and debentures or any other securities or instruments it deems fit.

4.3             In a general fashion it may grant assistance (by way of loans, advances, guarantees or securities or otherwise) to companies or other enterprises in which the Company has an interest or which form part of the group of companies to which the Company belongs or any entity as the Company may deem fit, take any controlling, management, administrative and/or supervisory measures and carry out any operation which it may deem useful in the accomplishment and development of its purposes.

4.4             The Company may perform all commercial, technical and financial or other operations, connected directly or indirectly in all areas in order to facilitate the accomplishment of its purpose.

4.5              Finally, the Company may conduct, or be involved in any way in, directly or indirectly, the development, financing, construction and operation of batteries and/or battery cells, as well as the production of any materials required for battery cell manufacturing, and sales of batteries and/or battery cells into markets including but without limitation, electric mobility, energy storage systems as well as marine and aviation applications and any related or connected activity.

Annex B-1

Article 5.     Share capital

5.1              Issued Share Capital

The Company has an issued share capital of forty thousand US Dollars (USD 40,000) represented by (i) a total of forty thousand (40,000) fully paid redeemable Shares without nominal value (the “Initial Shares”) with such rights and obligations as set forth in the present Articles and (ii) a total of zero (0 fully paid ordinary shares without nominal value (the “Ordinary Shares”) with such rights and obligations as set forth in the present Articles.

5.2              Authorised Share Capital

5.2.1            The authorised share capital of the Company (including the issued share capital other than the Initial Shares) is set at two hundred forty-five million US Dollars (USD 245,000,000) to be represented by two hundred forty-five million (245,000,000) Ordinary Shares.

5.2.2            The authorised un-issued share capital (and any authorisation granted to the Board of Directors in relation thereto) shall be valid for a period ending on the date which falls five years after the publication in the RESA of the extraordinary general meeting of shareholders of the Company held on 20 May 2021.

5.2.3            The Board of Directors, or any delegate(s) duly appointed by the Board of Directors, may from time to time, during the period referred to in Article 5.2.2, issue Ordinary Shares (or any rights, securities or other entitlement to Ordinary Shares (including but not limited to convertible bonds or notes, warrants and options)) as it determines within the limits of the authorised un-issued share capital against contributions in cash, contributions in kind or by way of incorporation of available reserves and as dividends or other distributions whether in lieu of cash dividend or other distribution payments or otherwise, at such times and on such terms and conditions, including the issue price, and to such person(s) as the Board of Directors or its delegate(s) may in its or their discretion resolve, without reserving any preferential or pre-emptive subscription rights to existing Shareholders (including in case of issue of shares by way of incorporation of reserves). The Board of Directors is authorised during the period referred to in Article 5.2.2. to waive, suppress or limit any preferential or pre-emptive subscription rights of existing Shareholders to the extent the Board of Directors deems such waiver, suppression or limitation advisable for any issue or issues of Ordinary Shares (or any rights, securities or other entitlement to Ordinary Shares) within the authorised (un-issued) Share capital.

In addition, the Board of Directors may allocate, within the limits of the authorised share capital, existing Shares or new Shares, including free of charge, to directors, officers and staff members of the Company or of companies or other entities in which the Company holds directly or indirectly at least 10 per cent of the capital or voting rights. The authorisation granted in this clause shall by operation of law, operate as a waiver by existing Shareholders of their preferential subscription right for the benefit of the recipients of such Shares allotted free of charge. The Board of Directors may determine the terms and conditions of such allocation, which may comprise a period after which the allocation is final and a minimum holding period during which the recipients must retain the Shares.

5.2.4           Upon an issue of Ordinary Shares within the authorised share capital the Board of Directors shall cause Article 5.1 to be amended accordingly.

5.3              The issued and/or authorised unissued capital of the Company may be increased, reduced, amended or extended one or several times by a resolution of the General Meeting of Shareholders adopted in compliance with the quorum and majority rules applicable to the amendment of these Articles.

5.4              The Company may not issue fractional Shares and no fractions of Shares shall exist at any time. The Board of Directors shall however be authorised at its discretion to provide for the payment of cash or the issuance of scrip in lieu of any fraction of a Share.

5.5              The Company or its subsidiaries may proceed to the purchase or repurchase of its own Shares and may hold Shares in treasury, each time subject to the conditions and within the limits laid down by law and it may proceed to the cancellation of all or part of the Shares held in treasury and the Board of Directors is authorised to record such cancellation and if it deems fit the corresponding reduction of share capital in the Articles.

Annex B-2

5.6              Any share premium paid on the issue of Shares shall be freely distributable in accordance with the provisions of these Articles.

5.7              Redemption of Initial Shares

5.7.1          The Initial Shares are redeemable at any time by the Company pursuant to these Articles upon a decision of the Board of Directors or any delegate(s) duly appointed by the Board of Directors subject to the Company retaining at least the minimum share capital provided for by law. The Initial Shares shall be redeemed at a price equal to their par value. Initial Shares so redeemed shall be cancelled and the share capital of the Company may be reduced accordingly. The Board of Directors shall record such cancellation in the present Articles and remove the entirety of this Article 5.7 and any other reference to the Initial Shares from these Articles.

5.7.2           Following the redemption of the Initial Shares, their holder(s) shall cease to be shareholders in the Company with respect to the Initial Shares, except for the right to payment of the redemption price referred to in Article 5.7.1, and shall have no further right against the Company under the Initial Shares.

5.7.3           Payment of the redemption price shall be made by the Company to the bank account indicated by the Shareholder(s) concerned. In the event the Shareholder(s) concerned does/do not indicate a bank account to which the redemption price due to it shall be transferred, the Company may either deposit such amount to an account opened for such purpose or send a cheque for such amount to the last address of such Shareholder(s) appearing in the register of Shares or known to the Company, each time at the sole risk and cost of the relevant Shareholder(s).

Article 6.     Shares

6.1              Shares of the Company are in registered form only.

6.2              A register of Shares will be kept by the Company. Ownership of registered Shares will be established by inscription in the said register or in the event separate registrars have been appointed pursuant to Article 6.3, such separate register. Without prejudice to the conditions for transfer by book entry in the case provided for in Article 6.6 or as the case may be, applicable law, a transfer of registered Shares shall be carried out by means of a declaration of transfer entered in the relevant register, dated and signed by the transferor and the transferee or by their duly authorised representatives. The Company may accept and enter in the relevant register a transfer on the basis of correspondence or other documents recording the agreement between the transferor and the transferee.

6.3              The Company may appoint registrars in different jurisdictions who will each maintain a separate register for the registered Shares entered therein and the holders of Shares may elect to be entered in one of the registers and to be transferred from time to time from one register to another register. The Board of Directors may however impose transfer restrictions for Shares that are registered, listed, quoted, dealt in, or have been placed in certain jurisdictions in compliance with the requirements applicable therein. The transfer to the register kept at the Company’s registered office may always be requested.

6.4              Subject to the provisions of Article 6.6, the Company may consider the person in whose name the registered Shares are registered in the register(s) of Shareholders as the full owner of such registered Shares. Each holder of registered Shares shall provide a postal address to which all notices or announcements from the Company may be sent. In the event a holder does not provide such address, the Company may permit a notice to this effect to be entered into the register(s) of Shareholders and such holder’s address will be deemed to be at the registered office of the Company or such other address as may be so entered by the Company from time to time, until a different address shall be provided to the Company by such holder. The holder may, at any time, change his address as entered in the register(s) of Shareholders by means of written notification to the Company or the relevant register. A holder of registered Shares may also elect in writing to receive all notices or announcements of the Company via e-mail in which case the holder shall also provide the Company with an e-mail address. In such case, all notices or announcements may be validly made to such e-mail address. A holder may cancel such election by sending a notice to this effect to the Company. Such election or cancellation shall be effective at the latest five (5) Luxembourg bank business days after receipt by the Company of the relevant notice.

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6.5              The Board of Directors may decide that no entry shall be made in the register(s) of Shareholders and no notice of a transfer shall be recognised by the Company or a registrar during the period starting on the fifth (5) business day before the date of a General Meeting and ending at the close of that General Meeting, unless the Board of Directors sets a shorter time limit or unless otherwise mandatorily required by law.

6.6              Where Shares are recorded in the register(s) of Shareholders on behalf of one or more persons in the name of a securities settlement system or the operator of such a system or in the name of a professional securities depositary or any other depositary (such systems, professionals or other depositaries being referred to hereinafter as “Depositaries”) or of a sub-depositary designated by one or more Depositaries, the Company — subject to having received from the Depositary with whom those Shares are kept in account a certificate or confirmation in proper form — will permit those persons to exercise the rights attached to those Shares, including admission to and (to the extent the relevant Shares carry voting rights) voting at General Meetings. The Board of Directors may determine the formal requirements with which such certificates must comply. Notwithstanding the foregoing, the Company may make dividend payments and any other payments in cash, Shares or other securities only to the Depositary or sub-depositary recorded in the register(s) or in accordance with its instructions, and such payment will effect full discharge of the Company’s obligations.

6.7              All communications and notices to be given to a registered Shareholder shall be deemed validly made to the latest postal address or, if applicable, e-mail address communicated by the Shareholder to the Company.

Article 7.     Voting of shares

Each Share shall carry one vote unless otherwise provided for by these Articles or by law.

Article 8.     Management of the Company — Board of Directors

8.1              The Company shall be managed by a Board of Directors which is vested with the broadest powers to manage the business of the Company and to authorise and/or perform all acts of disposal, management and administration falling within the purposes of the Company.

8.2              All powers not expressly reserved by the law or by the Articles to the General Meeting shall be within the competence of the Board of Directors.

8.3              Except as otherwise provided herein or by law, the Board of Directors of the Company is authorised to take such action (by resolution or otherwise) and to adopt such provisions as shall be necessary, appropriate, convenient or deemed fit to implement the purpose of the Company.

Article 9.     Composition of the Board of Directors

9.1              The Company shall be managed by a Board of Directors composed of no less than eight (8) Directors who may but do not need to be Shareholders of the Company.

9.2              The Directors are appointed by the General Meeting of Shareholders for a period not exceeding six (6) years and until their successors are elected; provided however that any one or more of the Directors may be removed with or without cause (ad nutum) by the General Meeting of Shareholders by a simple majority of the votes cast at a General Meeting of Shareholders. The Directors shall be eligible for re-election indefinitely.

9.3              In the event of a vacancy in the office of a Director because of death, retirement, resignation, dismissal, removal or otherwise, the remaining Directors appointed by a General Meeting may fill such vacancy by simple majority vote and appoint a successor to act until the next General Meeting of Shareholders.

9.4               (A) Unless otherwise determined by the Board of Directors, candidates for election to the Board must provide to the Company, (i) a written completed questionnaire with respect to the background and qualification of such person (which questionnaire shall be provided by the Company upon written request), (ii) such information as the Company may request including without limitation as may be required, necessary or appropriate pursuant to any laws or regulation applicable to the Company (including any rules, policies or regulation of any securities market where Shares of the Company are listed or trading) and (iii) the written representation and undertaking that such person is in compliance, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading and other policies and guidelines of the Company or

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under applicable law that are applicable to Directors. (B) Any candidate to be considered must comply as to his/her qualification and affiliations with any laws, regulations, rules or policies applicable to the Company (including any rules, policies or regulation of any securities market where Shares of the Company are listed or admitted to trading).

9.5              Any proposal by Shareholder(s) (the “Nominating Shareholder(s)”), of candidate(s) for election to the Board of Directors by the General Meeting (a “Proposal”) must be (i) made by one or more Shareholders who together hold at least [ten percent (10%) of the subscribed share capital of the Company and (ii) received by the Company in writing pursuant to the provisions set forth hereafter, unless otherwise expressly provided by mandatory law:

9.5.1            Notice of Candidates — Timing

Any Proposal must be made to the Company by timely written notice by the Nominating Shareholder(s) (the “Notice of Candidates”). To be timely, the Notice of Candidates must be received at the registered office of the Company by the following dates prior to the relevant General Meeting where the election of members to the Board is on the agenda:

(i)               in the case of a Proposal for election to the Board at an annual General Meeting, not less than ninety (90) days and no more than one hundred and twenty (120) days prior to the one (1) year anniversary of the first mailing of the notice relating to the preceding year’s annual General Meeting; provided that, in the event the date of such annual General Meeting is advanced by more than thirty (30) days prior to, or delayed by more than thirty (30) days after, the one (1) year anniversary of the previous year’s annual General Meeting, the Notice of Candidates must be received in writing by the Company not earlier than the close of business (local time, CET) on the one hundred and twentieth (120th) day prior to such annual General Meeting and not later than the close of business (CET) on the later of the ninetieth (90th) day prior to such annual General Meeting and the tenth (10th) day following the day on which the first public announcement of such (advanced or delayed) annual General Meeting is made;

(ii)             in the case of a Proposal for election to the Board at a General Meeting other than the annual General Meeting (it being understood that such Proposal is only admissible if the election of members to the Board is referenced as an agenda item of such General Meeting), the Notice of Candidates in writing must be received by the Company not earlier than the close of business (local time, CET) on the one hundred and twentieth (120th) day prior to such General Meeting and not later than the close of business (CET) on the later of the ninetieth (90th) day prior to such General Meeting and the tenth (10th) day following the day on which the first public announcement of such General Meeting is made.

(iii)             An adjournment, postponement or deferral, or announcement of an adjournment, postponement or deferral, of an annual or other General Meeting will not commence a new time period (or extend any time period) for the receipt of a Notice of Candidates by the Company.

9.5.2           The Notice of Candidates must at least include the following information or evidence:

(i)               the name and record address of each Nominating Shareholder;

(ii)              a representation that each Nominating Shareholder is a holder of Shares of the Company and intends to appear in person or by proxy at the General Meeting to make the Proposal, and the evidence of such Nominating Shareholder’s holding of Shares;

(iii)             the written consent of the candidate contained therein to being named as a candidate for the election to the Board and in any announcement, proxy statement or other document, and to serve as a Director of the Company if elected;

(iv)             the information under Article 9.4 as to the candidate named therein and evidence that the candidate named therein complies with the provisions of Article 9.4(B); and the written representation by the Nominating Shareholder(s) and by the candidate contained therein that such information and evidence is true, correct and up to date;

(v)              the written undertaking by the candidate to promptly provide such further information and/or evidence as may be required by the Company pursuant to Article 9.4;

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(vi)             the written undertaking by the Nominating Shareholder(s) to provide the Company promptly with any information or evidence reasonably requested by the Company in order for the Company to comply with any laws, regulations, rules or policies applicable to the Company (including any rules, policies or regulation of any securities market where Shares of the Company are listed or trading).

9.5.3            If the Nominating Shareholder(s) (or a qualified representative thereof) does not appear at the applicable General Meeting to make the Proposal, such Proposal shall be disregarded, notwithstanding that proxies in respect thereof may have been received by the Company.

Article 10.     Chairman

10.1            The Board of Directors shall, to the extent required by law and otherwise may, appoint the chairman of the Board of Directors amongst its members. The chairman shall preside over all meetings of the Board of Directors and of Shareholders. In the absence of the chairman a chairman ad hoc elected by the Board shall chair the relevant meeting.

10.2            In case of a tie, neither the chairman nor any other Board member shall have a casting (tie breaking) vote.

Article 11.     Board Proceedings

11.1            The Board of Directors shall meet upon call by (or on behalf of) the chairman or any two (2) Directors.

11.2            Notice of any meeting of the Board of Directors must be given by letter, telephone, facsimile transmission or e-mail to each Director at least seven (7) days before the meeting, except in the case of an emergency. No convening notice shall be required for meetings held pursuant to a schedule previously approved by the Board and communicated to all Board members. A meeting of the Board may also be validly held without convening notice to the extent the Directors present or represented do not object and those Directors not present or represented (other than conflicted Directors) have waived the convening notice in writing, fax, email or otherwise.

11.3            Any Director may act at any meeting of the Board of Directors by appointing in writing by letter or by cable, telegram, facsimile transmission or e-mail another Director as his proxy. A Director may not represent more than one of the Directors.

11.4            The duly convened meeting of the Board of Directors shall be duly constituted and may validly deliberate if a majority of all Directors in office (and entitled to vote) is present or represented.  Resolutions put to the vote shall be passed only if approved by a simple majority of affirmative votes of the Directors present or represented (and entitled to vote).

11.5            Meetings of the Board of Directors may be validly held at any time and in all circumstances by means of telephonic conference call, videoconference or any other means which allow the identification of the relevant Director and which permit the participants to communicate with each other. A Director attending in such manner shall be deemed present at the meeting for as long as he is connected.

11.6            The Board of Directors may also in all circumstances with unanimous consent of those Directors entitled to vote pass resolutions by circular means and written resolutions signed by all members of the Board of Directors entitled to vote will be as valid and effective as if passed at a meeting duly convened and held. Such signatures may appear on a single document or multiple copies of an identical resolution and may be evidenced by letters, cables, facsimile transmission or e-mail.

11.7            The minutes of any meeting of the Board of Directors (or copies or extracts of such minutes which may be produced in judicial proceedings or otherwise) shall be signed by the chairman of the Board, the chairman (ad hoc) of the relevant meeting or by any two (2) Directors or as resolved at the relevant Board meeting or any subsequent Board meeting. Minutes or resolutions of the Board (or copies or extracts thereof) may further be certified by the secretary of the Board.

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Article 12.     Delegation of power, committees, secretary

12.1            The Board may delegate the daily management of the business of the Company, as well as the power to represent the Company in its day to day business, to individual Directors or other officers or agents of the Company (with power to sub-delegate). In addition the Board of Directors may delegate the daily management of the business of the Company, as well as the power to represent the Company in its day to day business to an executive or other committee as it deems fit. The Board of Directors shall determine the conditions of appointment and dismissal as well as the remuneration and powers of any such person or persons so appointed.

12.2            The Board of Directors shall establish an audit and risk committee, a compensation committee and a nomination committee for which it shall appoint the members, determine the powers and authorities as well as the procedures and such other rules as may be applicable thereto. The compensation committee and the nomination committee may (but do not need to) constitute a single committee, it being understood that the nomination committee shall report to the Board of Directors as well as the General Meeting. In addition thereto, the Board of Directors may (but shall not be obliged to unless required by law) establish one or more additional committees for which it shall, if one or more of such committees are set up, appoint the members, determine the purpose, powers and authorities as well as the procedures and such other rules as may be applicable thereto. Each committee shall include such number of members who are Independent Directors, and shall be chaired by an Independent Director, as and if required by the rules, policies or regulations of any securities market on which the Shares of the Company are listed or trading and which are applicable to the Company.

12.3            The Board of Directors may appoint a secretary of the Company who may but does not need to be a member of the Board of Directors and determine his/her responsibilities, powers and authorities.

Article 13.     Binding Signature

The Company will be bound by the joint signatures of any two (2) Directors or by the sole or joint signatures of any persons to whom such signatory power shall have been delegated by the Board of Directors. For the avoidance of doubt, for acts regarding the daily management of the Company, the Company will be bound by the sole signature of its Chief Executive Officer or any person or persons to whom such signatory power is delegated by the Board of Directors (with or without power of substitution).

Article 14.     Liability of the Directors

14.1            The Directors are not held personally liable for the indebtedness or other obligations of the Company. As agents of the Company, they are responsible for the performance of their duties.

14.2            Subject to the exceptions and limitations listed below, every person who is, or has been, a director or officer of the Company or a direct or indirect Subsidiary of the Company shall be indemnified by the Company to the fullest extent permitted by law against liability and against all expenses reasonably incurred or paid by him in connection with any claim, action, suit or proceeding which he or she becomes involved as a party or otherwise by virtue of his or her being or having been such director or officer and against amounts paid or incurred by him or her in the settlement thereof. The words “claim”, “action”, “suit” or “proceeding” shall apply to all claims, actions, suits or proceedings (civil, criminal or otherwise including appeals) actual or threatened and the words “liability” and “expenses” shall include without limitation attorneys’ fees, costs, judgments, amounts paid in settlement and other liabilities.

14.3            No indemnification shall be provided to any director or officer of the Company or a direct or indirect Subsidiary of the Company:

14.3.1         Against any liability to the Company or its Shareholders by reason of wilful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office;

14.3.2         With respect to any matter as to which he/she shall have been finally adjudicated to have acted in bad faith and not in the interest of the Company (or as the case may be the relevant subsidiary); or

14.3.3         In the event of a settlement, unless the settlement has been approved by a court of competent jurisdiction or by the Board.

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14.4            The Company may, to the fullest extent permitted by law, purchase and maintain insurance or furnish similar protection or make other arrangements, including, but not limited to, providing a trust fund, letter of credit, or surety bond on behalf of a director or officer of the Company or a direct or indirect Subsidiary of the Company against any liability asserted against him/her or incurred by or on behalf of him/her in his/her capacity as a director or officer of the Company or a direct or indirect Subsidiary of the Company.

14.5            The right of indemnification herein provided shall be severable, shall not affect any other rights to which any director or officer of the Company or a direct or indirect Subsidiary of the Company may now or hereafter be entitled, shall continue as to a person who has ceased to be such director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person. The right to indemnification provided herein is not exclusive and nothing contained herein shall affect any rights to indemnification to which corporate personnel, including directors and officers, may be entitled by contract or otherwise under law.

14.6            Expenses in connection with the preparation and representation of a defence of any claim, action, suit or proceeding of the character described in this Article shall be advanced by the Company prior to final disposition thereof upon receipt of any undertaking by or on behalf of the officer or director, to repay such amount if it is ultimately determined that he/she is not entitled to indemnification under this Article.

Article 15.     Conflicts of Interest

15.1            No contract or other transaction between the Company and any other company or firm shall be affected or invalidated by the fact that any one or more of the Directors or officers of the Company is financially interested in, or is a director, associate, officer, agent, adviser or employee of such other company or firm. Any Director or officer who serves as a director, officer or employee or otherwise of any company or firm with which the Company shall contract or otherwise engage in business shall not, by reason of such affiliation with such other company or firm only, be prevented from considering and voting or acting upon any matters with respect to such contract or other business.

15.2            In the case of a conflict of interest of a Director, such Director shall indicate such conflict of interest to the Board and shall not deliberate or vote on the relevant matter. Any conflict of interest arising at Board level shall be reported to the next General Meeting of Shareholders before any resolution is put to vote.

Article 16.     Meetings of the Shareholders of the Company

16.1            Any regularly constituted General Meeting shall represent the entire body of Shareholders. It shall have the broadest powers to order, carry out or ratify acts relating to all the operations of the Company.

16.2            The annual General Meeting shall be held, in accordance with Luxembourg law, in Luxembourg at the address of the registered office of the Company or at such other place in Luxembourg as may be specified in the convening notice of the meeting within six (6) months of the end of the previous financial year.

16.3            The annual General Meeting may be held abroad if, in the absolute and final judgment of the Board, exceptional circumstances so require.

16.4            Other General Meetings may be held at such place and time as may be specified in the respective convening notices of the meeting. Shareholders taking part in a meeting by conference call, through video conference or by any other means of communication allowing for their identification, allowing all persons taking part in the meeting to hear one another on a continuous basis and allowing for an effective participation of all such persons in the meeting, are deemed to be present for the computation of the quorums and votes, subject to such means of communication being made available at the place of the meeting.

16.5            General Meetings shall be convened in accordance with the provisions of law. If all of the Shareholders are present or represented at a general meeting of Shareholders, the General Meeting may be held without prior notice or publication.

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16.6            Proposals from Shareholders for any General Meeting, excluding Proposals pursuant to Article 9.5 and including, as to in particular without limitation regarding agenda items, resolutions or any other business, may only be made in compliance with the Company Law and these Articles and will only be accepted by the Company if required by the Company Law and these Articles.

16.7            The Board of Directors may determine a date preceding the General Meeting as the record date for admission to, and voting any Shares at, the General Meeting (the “GM Record Date”). If a GM Record Date is determined for the admission to and voting at a General Meeting only those persons holding Shares on the GM Record Date may attend and vote at the General Meeting (and only with respect to those Shares held by them on the GM Record Date).

16.8            Where, in accordance with the provisions of Article 6.6 of the present Articles, Shares are recorded in the register(s) of Shareholders in the name of a Depositary or sub-depositary of the former, the certificates provided for in Article 6.6 must be received by the Company (or its agents as set forth in the convening notice) no later than the day determined by the Board. Such certificates must (unless otherwise required by applicable law) certify, in case a GM Record Date has been determined, that the Shares were held for the relevant person on the GM Record Date.

16.9            Proxies for a General Meeting must be received by the Company (or its agents) by the deadline determined by the Board, provided that the Board of Directors may, if it deems so advisable amend these periods of time for all Shareholders and admit Shareholders (or their proxies) who have provided the appropriate documents to the Company (or its agents as aforesaid) to the General Meeting, irrespective of these time limits.

16.10          The Board of Directors shall adopt all other regulations and rules concerning the attendance to the General Meeting, and availability of access cards, proxy forms and/or voting forms in order to enable Shareholders to exercise their right to vote.

16.11          Any Shareholder may be represented at a General Meeting by appointing as his or her proxy another person, who need not be a Shareholder.

16.12          The Board of Directors may suspend the voting rights of Shareholders who are in default of their obligations under the Articles or their deed of subscription or commitment.

16.13          Holders of notes or bonds or other securities issued by the Company (if any) shall not, unless compulsorily otherwise provided for by law, be entitled to assist or attend General Meetings or receive notice thereof.

Article 17.     Quorum and majority, and amendment of the Articles

17.1            At any General Meeting of Shareholders other than a General Meeting convened for the purpose of amending the Company’s Articles of Incorporation or voting on resolutions whose adoption is subject to the quorum and majority requirements for amendments of the Articles of Incorporation, no presence quorum is required and resolutions shall be adopted, irrespective of the number of Shares represented, by a simple majority of votes validly cast.

17.2            At any extraordinary General Meeting of Shareholders for the purpose of amending the Company’s Articles of Incorporation or voting on resolutions whose adoption is subject to the quorum and majority requirements for amendments of the Articles of Incorporation, the quorum shall be at least one half of the issued Shares of the Company (other than Shares held by or on behalf of the Company or a direct Subsidiary). If such quorum is not present, a second General Meeting may be convened at which there shall be no quorum requirement (subject to the provisions of Article 17.3). Resolutions amending the Company’s Articles of Incorporation or whose adoption is subject to the quorum and majority requirements for amendments of the Articles of Incorporation shall only be validly passed by a two thirds (2/3) majority of the votes validly cast at any such General Meeting, save as otherwise provided by law or the Articles (including in particular Article 17.3).

17.3            Any resolutions for the amendment of Articles 9.4, 9.5 and the present Article 17.3 (and any cross references thereto) shall only be validly passed by the favourable vote of a three quarters (3/4) majority of the Shares in issue and entitled to vote.

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Article 18.     Accounting Year

The accounting year of the Company shall begin on first of January and shall terminate on the thirty-first of December of each year.

Article 19.     Independent Auditor(s)

19.1            The annual accounts and consolidated accounts shall be audited, and the consistency of the management report with those accounts verified, by one or more independent auditors (réviseurs d’entreprises agréés) appointed by the General Meeting for a period not exceeding three (3) years.

19.2            The independent auditor(s) may be re-elected.

19.3            They shall record the result of their audit in the reports required by law.

Article 20.     Distributions

20.1            From the annual net profits of the Company, five per cent (5%) shall be allocated to a non distributable reserve as required by law. This allocation shall cease to be required as soon as, and as long as, such reserve amounts to ten per cent (10%) of the issued share capital of the Company.

20.2            The General Meeting of Shareholders shall determine how the annual results of the Company will be disposed of in accordance with the provisions of the present Articles. The General Meeting of Shareholders may resolve to distribute any distributable net profits, reserves and/or share premium.

20.3            Interim distributions (including for the avoidance of doubt, interim dividends) may be declared and paid (including by way of staggered payments) by the Board of Directors (including out of any share premium or other capital or other reserves) subject to observing the terms and conditions provided by law either by way of a cash distribution or by way of an in kind distribution (including Shares).

20.4            The distributions declared may be paid in United States Dollars (USD) or any other currency selected by the Board of Directors and may be paid at such places and times as may be determined by the Board of Directors (subject to the resolutions of the General Meeting of Shareholders). The Board of Directors may make a final determination of the rate of exchange applicable to translate distributions of funds into the currency of their payment. Distributions may be made in specie (including by way of Shares).

20.5            In the event it is decided by the General Meeting or the Board (in the case of interim distributions declared by the Board or otherwise), that a distribution be paid in Shares or other securities of the Company, the Board of Directors may exclude from such offer such Shareholders it deems necessary or advisable due to legal or practical problems in any territory or for any other reasons as the Board may determine.

20.6            A distribution declared but not paid (and not claimed) on a Share after five years cannot thereafter be claimed by the holder of such Share and shall be forfeited by the holder of such Share, and revert to the Company. No interest will be paid on distributions declared and unclaimed which are held by the Company on behalf of holders of Shares.

Article 21.     Liquidation

In the event of the dissolution of the Company for whatever reason or at whatever time, the liquidation will be performed by liquidators or by the Board of Directors then in office who will be endowed with the powers provided by articles 1100-4 et seq. of the Company Law. Once all debts, charges and liquidation expenses have been met, any balance resulting shall be paid to the holders of Shares in the Company in accordance with the provisions of these Articles.

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Article 22.     Definitions

Articles or Articles of Incorporation	Means the present articles of incorporation of the Company as amended from time to time;
Board or Board of Directors	Means the Board of Directors (conseil d’administration) of the Company;
Company Law	Means the law of 10th August 1915 on commercial companies as amended (and any replacement law thereof);
Director	Means a member of the Board of Directors;
Independent Director

Means a Director that qualifies as independent under the rules of the New York Stock Exchange and/or under the rules, policies or regulation of any other securities market where Shares of the Company are listed or trading and which are applicable to the Company;

General Meeting	Means the general meeting of Shareholders;
RESA	Means the Luxembourg electronic legal gazette (Recueil des Sociétés et Associations);
Shareholder	Means a duly registered holder of Shares of the Company;
Shares	Means the Initial Shares, the Ordinary Shares and any other shares (actions) of the Company; and
Subsidiary

Means a company of the type referred to in Article 430-23 (1) of the Company Law in which the Company directly or indirectly holds a majority of the voting rights or on which it can directly or indirectly exercise a dominant influence.

Article 23.     Applicable law

23.1            For all matters not governed by the Articles, the parties refer to the provisions of the Company Law.

23.2            All disputes which may arise during the duration of the Company or upon its liquidation between Shareholders, between Shareholders and the Company, between Shareholders and Directors or liquidators, between Directors and liquidators, between Directors or between liquidators of the Company on account of company matters shall be subject to the jurisdiction of the competent courts of the registered office. To this end, any Shareholder, Director or liquidator shall be bound to have an address for service in the district of the court for the registered office and all summonses or service shall be duly made to that address for service, regardless of their actual domicile; if no address for service is given, summonses or service shall be validly made at the Company’s registered office.

23.3            The foregoing provisions do not affect the Company’s right to bring proceedings against the Shareholders, Directors or liquidators of the Company in any other court having jurisdiction on some other ground and to carry out any summonses or service by other means apt to enable the defendant to defend itself.

23.4            Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the Unites States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933 and the Securities Exchange Act of 1934.

Transitory Provisions

Article 24.     Introduction

24.1            Notwithstanding any other provision of the Articles, these transitory provisions shall apply during the period commencing on the effectiveness of these Articles (the “Articles Effectiveness Date”) which shall be the date of completion of the Cayman Merger and terminate upon the first to occur thereafter of the consummation of any Business Combination and the distribution of the Fund pursuant to this Article. In the event of a conflict between these transitory provisions and the Articles, these transitory provisions shall prevail.

24.2            Upon the consummation of the Cross-Border Merger (as defined below), these transitory provisions reflected in Articles 24 to 27 shall no longer apply and be cancelled and be removed from these Articles.

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Article 25.     Business combination

25.1            Definitions:

25.1.1        “Business Combination” means a merger, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities (the target business), which Business Combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80 per cent of the assets held in the Fund (excluding the deferred underwriting commissions and taxes payable on the income earned on the Fund) at the time of the agreement to enter into a Business Combination which time may be before the date of the Articles Effectiveness Date.

25.1.2         “Cayman Merger” means the tripartite Cayman law governed merger pursuant to which Alussa Energy Acquisition Corp (“Alussa”), a Cayman Islands exempted company will merge with and into Adama Charlie Sub, a fully owned subsidiary of the Company, with Alussa continuing as the surviving entity and the Company issuing the consideration contemplated thereby.

25.1.3         “Fund” means the trust account established outside of Luxembourg by Alussa (which as from the Articles Effectiveness Date shall be a wholly-owned subsidiary of the Company), upon the consummation of Alussa’s initial public offering (“IPO”) and into which a certain amount of the net proceeds of the IPO, together with the proceeds of a private placement of warrants simultaneously with the closing date of the IPO, have been deposited.

25.2            At a General Meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that a majority of the votes validly cast approve such Business Combinations (subject to a higher majority required by Company Law), the Company shall be authorised to consummate such Business Combination.

25.3            Except if Company Law provides otherwise, a Director may vote in respect of any Business Combination in which such Director has a conflict of interest with respect to the evaluation of such Business Combination. Such Director must disclose such interest or conflict to the other Directors.

25.4            Should the Company fail to complete the Cross-Border Merger contemplated by the draft common terms of merger dated 17 February 2021 and published in the RESA under number RESA_2021_039 on 19 February 2021 (the “Cross-Border Merger”), then any one or more Business Combinations it alternatively completes must have an aggregate fair market value of at least 80 per cent of the assets held in the Fund (net of taxes payable on the income earned on the Fund and excluding the amount of deferred underwriting discounts held in the Fund) at the time of the Company’s signing a definitive agreement in connection with such Business Combinations.

25.5            The Company may enter into a Business Combination with a target business that is affiliated with the Directors or executive officers of the Company. In the event the Company seeks to complete an initial Business Combination with a target that is affiliated with its executive officers or Directors, the Board of Directors, or a committee of Independent Directors, will obtain an opinion from an independent investment banking firm or another valuation or appraisal firm that regularly renders fairness opinions on the type of target business the Company is seeking to acquire that such an initial Business Combination is fair to the Company from a financial point of view. This Article does not apply to the Cross-Border Merger.

Article 26.     Board of Directors

Until the consummation of the Cross-Border Merger, the first sentence of Article 9.1 of the Articles shall read as follows: The Company shall be managed by a Board of Directors composed of no less than three (3) Directors who may but do not need to be Shareholders of the Company. Notwithstanding the previous sentence, as long as the Company has a sole shareholder, the Company may be managed by one director and all provisions in the present Articles referring to the Board of Directors shall be deemed to refer to the sole Director who shall have all such powers as provided for by law and as set forth in the present Articles with respect to the Board of Directors.

Article 27.     Meetings of the Shareholders of the Company

As long as the Company has a sole shareholder, such sole shareholder assumes all powers conferred to the General Meeting, and all references to the General Meeting in Article 16 shall read as references to the sole shareholder. The decisions taken by the sole shareholder are documented by way of minutes.

Annex B-12

Annex C

Dated ____________________2021
(1) Alussa Energy Acquisition Corp. (2) Adama Charlie Sub (3) FREYR Battery

PLAN OF MERGER

Appleby (Cayman) Ltd.
71 Fort Street
PO Box 190
Grand Cayman KY1-1104
Cayman Islands
Ref: 445844.0002

CONTENTS

Clause		Annex Page No.
1.	Definitions and Interpretation	C-1
2.	Merger	C-3
3.	Merger Consideration	C-4
4.	Dissenting Shareholders	C-4
5.	Excluded Shareholders	C-4
6.	Articles of Association	C-4
7.	Directors	C-4
8.	Details of the Constituent Companies	C-4
9.	Directors and Director’s Interests in the Merger	C-5
10.	Secured Creditors	C-5
11.	Approvals	C-5
12.	Notices	C-5
13.	Variation	C-5
14.	Counterparts	C-5
15.	Governing Law and Jurisdiction	C-6
16.	Process Service Agent	C-6
Schedule 1		C-7
SIGNATORIES		C-8

Annex C-i

THIS PLAN OF MERGER is dated ____________________2021

PARTIES

(1)       ALUSSA ENERGY ACQUISITION CORP., an exempted company incorporated under the laws of the Cayman Islands with registered number 352262 and having its registered office at the offices of Appleby Global Services (Cayman) Limited, 71 Fort Street, PO Box 500, Grand Cayman, Cayman Islands (the Surviving Company);

(2)       ADAMA CHARLIE SUB, an exempted company incorporated under the laws of the Cayman Islands with registered number 370475 and having its registered office at the offices of Appleby Global Services (Cayman) Limited, 71 Fort Street, PO Box 500, Grand Cayman, Cayman Islands (the Terminating Company); and

(3)       FREYR BATTERY, a corporation in the form of a public limited liability company (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg, with registered office at 412 F, route d’Esch, L-2086 Luxembourg, registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés) under number B251199 (Pubco).

BACKGROUND

(A)      The board of directors of the Surviving Company and the sole director of the Terminating Company have each approved the merger of the Terminating Company into the Surviving Company (the Merger), upon the terms of this Plan of Merger and pursuant to the provisions of Part XVI of the Companies Act (2021 Revision) of the Cayman Islands (as amended) (the Companies Act).

(B)      In accordance with Section 233(6) of the Companies Act, the shareholders of each of the Surviving Company and the Terminating Company have approved and adopted this Plan of Merger on the terms and subject to the conditions set forth herein and otherwise in accordance with the Companies Act.

(C)      Each of the Surviving Company, the Terminating Company and Pubco wishes to enter into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Act.

AGREED TERMS

1.        Definitions and Interpretation

1.1      In this Plan of Merger (including the recitals hereto) the following words and expressions shall have the following meanings, unless the context requires otherwise:

(a)       Alussa Class A Ordinary Share: a Class A ordinary share of a par value of US$0.0001 of the Surviving Company in issue and outstanding immediately prior to the Effective Date, and Alussa Class A Ordinary Shares means all such Class A ordinary shares collectively;

(b)       Alussa Class B Ordinary Share: a Class B ordinary of a par value of US$0.0001 of the Surviving Company in issue and outstanding immediately prior to the Effective Date, and Alussa Class B Ordinary Shares means all such Class B ordinary shares collectively;

(c)       Alussa Ordinary Shares: the Alussa Class A Ordinary Shares and Alussa Class B Ordinary Shares collectively;

(d)       Alussa Preference Share: a preference share of a par value of US$0.0001 of the Surviving Company in issue and outstanding immediately prior to the Effective Date, if any, and Alussa Preference Shares means all such preference shares, if any, collectively;

(e)       Alussa Shareholder: from time to time, each person registered on the Register of Members as a holder of Alussa Ordinary Shares;

(f)        Articles: the memorandum and articles of association of the Surviving Company in the form scheduled hereto at Schedule 1;

Annex C-1

(g)       Business Combination Agreement: the business combination agreement between, among others, the Surviving Company, the Terminating Company and Pubco dated ____________2021;

(h)       Business Day: any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York, Luxembourg, Oslo, Norway or the Cayman Islands are authorised to close for business;

(i)        Cayman Merger Sub Ordinary Share: an ordinary share of a par value of US$1.00 of the Terminating Company in issue and outstanding immediately prior to the Effective Date, and Cayman Merger Sub Ordinary Shares means all such ordinary shares collectively;

(j)        Cayman Registrar: the Registrar of Companies in the Cayman Islands;

(k)       Companies: together the Surviving Company and the Terminating Company, and each a Company;

(l)        Dissenting Shareholders: holders of Dissenting Shares;

(m)      Dissenting Shares: Alussa Ordinary Shares that are (i) issued and outstanding immediately prior to the Effective Date; and (ii) held by Alussa Shareholders who have validly exercised their rights to dissent from the Merger in accordance with Section 238 of the Companies Act (and not waived, withdrawn, lost or failed to validly exercise such rights), in which case such Dissenting Shares shall be entitled to be paid the fair value of such Dissenting Shares and such other rights as are granted by the Companies Act;

(n)       Effective Date: the date on which the Cayman Registrar registers this Plan of Merger;

(o)       Eligible Shareholder: an Alussa Shareholder that is not an Excluded Shareholder or a Dissenting Shareholder;

(p)       Excluded Shareholder: any and all of: (i) the Surviving Company to the extent it holds any Alussa Ordinary Shares as treasury shares and (ii) each person, if any, registered on the Register of Members as a holder of Alussa Preference Shares;

(q)       Merger Consideration: one Pubco Ordinary Share per Alussa Ordinary Share;

(r)        Pubco Articles: the articles of association of Pubco, as amended from time to time;

(s)       Pubco Ordinary Share: an ordinary share with no nominal value of Pubco;

(t)        Register of Members: the register of members of the Surviving Company as maintained in accordance with the provisions of the Companies Act.

1.2      In this Plan of Merger, unless the context requires otherwise:

(a)       a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be amended, modified or re-enacted;

(b)       a clause or a Schedule is a reference to a clause of or a Schedule to this Plan of Merger;

(c)       headings and titles are for convenience only and do not affect the interpretation of this Plan of Merger;

(d)       references to US$ and cents means the lawful currency of the United States of America and reference to any amount in such currency shall be deemed to include reference to an equivalent amount in any other currency;

(e)       references to times of day are to Cayman Islands time unless otherwise stated;

(f)        references to any other deed, agreement or document in this Plan of Merger is a reference to such deed, agreement or document as amended, supplemented, varied, replaced or novated (other than in breach of the provisions of this Plan of Merger);

Annex C-2

(g)       a variation includes any variation, amendment, accession, novation, restatement, modification, assignment, transfer, supplement, extension, deletion or replacement however effected and “vary” and “varied” shall be construed accordingly;

(h)       a reference to any Cayman Islands legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than the Cayman Islands be treated as a reference to any analogous term in that jurisdiction;

(i)        references to the singular shall include the plural and vice versa and references to the masculine shall include the feminine or neuter and vice versa;

(j)        references to a person includes any individual, firm, company, corporation, partnership, association, organisation, government, state, agency, trust or other entity (in each case whether or not having separate legal personality) and that person’s personal representatives, successors, permitted transferees and permitted assigns and persons deriving title under or through it, in whole or in part, and any person which replaces any party to any document in its respective role thereunder, whether by assuming the rights and obligations of the party being replaced or whether by executing a document in or substantially in the form of the document it replaces;

(k)       references to assets include property, rights and assets of every description; and

(l)        the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word other or including shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things.

2.        Merger

2.1      The Merger shall become effective on the Effective Date, with the result that, among other things:

(a)       the Terminating Company shall merge with and into the Surviving Company and the Surviving Company shall be the company that, from and including the Effective Date, continues to have a separate legal identity with the identical legal personality as it had prior to the Effective Date, without any change, modification or variance;

(b)       the corporate identity, rights, privileges, immunities, powers, objects and purposes of the Surviving Company shall continue unimpaired by the Merger;

(c)       the tax status and elections of the Surviving Company shall continue;

(d)       the separate corporate existence of the Terminating Company shall cease and the Terminating Company shall be struck off by the Cayman Registrar;

(e)       the rights, the property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Surviving Company and the Terminating Company, shall vest in the Surviving Company and the Surviving Company shall become liable for and subject, in the same manner as the Terminating Company, to all mortgages, charges or security interests, and all contracts, obligations, claims, debts, and liabilities of the Terminating Company;

(f)        in respect of Alussa Ordinary Shares held by Eligible Shareholders, each Alussa Ordinary Share shall automatically be converted into the right to receive the Merger Consideration and no action shall be required to be taken and no instructions need be given in order for Eligible Shareholders to receive the Merger Consideration;

(g)       each Alussa Ordinary Share shall be automatically cancelled by operation of law as a result of the Merger;

(h)       each Alussa Preference Share, if any, shall be automatically cancelled by operation of law as a result of the Merger;

Annex C-3

(i)        each Cayman Merger Sub Ordinary Share shall be converted into the right to receive one Class A ordinary share of a par value of US$0.0001 of the Surviving Company which, from the Effective Date, shall constitute the only outstanding shares of the Surviving Company and no action shall be required to be taken and no instructions need be given in order for Pubco to receive such Class A ordinary shares; and

(j)        each Cayman Merger Sub Ordinary Share shall be automatically cancelled by operation of law as a result of the Merger.

3.        Merger Consideration

Pubco undertakes and agrees (it being acknowledged that Pubco will be the sole shareholder of the Surviving Company after the Merger) in consideration of the Merger to issue and pay the Merger Consideration for each Alussa Ordinary Share held by each Eligible Shareholder.

4.        Dissenting Shareholders

The Surviving Company undertakes and agrees in respect of Dissenting Shareholders to pay the fair value of each Dissenting Share in accordance with the provisions of Section 238 of the Companies Act.

5.        Excluded Shareholders

Excluded Shareholders shall not be entitled to the Merger Consideration nor any other form of consideration in respect of the Merger.

6.        Articles of Association

On the Effective Date, the Articles of the Surviving Company shall continue to be the Articles of the Surviving Company, as the surviving company, until thereafter amended in accordance with the terms thereof and the Companies Act.

7.        Directors

The directors of the Surviving Company immediately prior to the Effective Date shall continue to be the directors of the Surviving Company as the surviving company, each to hold office in accordance with the Articles and in accordance with the terms of any applicable law.

8.        Details of the Constituent Companies

8.1      The constituent companies (as defined in the Companies Act) to this Plan of Merger are the Surviving Company and the Terminating Company.

8.2      The surviving company (as defined in the Companies Act) is the Surviving Company.

8.3      As at the Effective Date, the registered office of the Surviving Company is Appleby Global Services (Cayman) Limited, 71 Fort Street, PO Box 500, Grand Cayman, Cayman Islands.

8.4      As at the Effective Date, the registered office of the Terminating Company is Appleby Global Services (Cayman) Limited, 71 Fort Street, PO Box 500, Grand Cayman, Cayman Islands.

8.5      Immediately prior to and as at the Effective Date, the authorised share capital of the Surviving Company is US$22,200.00 divided into 200,000,000 Class A ordinary shares of a par value of US$0.0001 each, 20,000,000 Class B ordinary shares of a par value of US$0.0001 each and 2,000,000 preference shares of a par value of US$0.0001 each.

8.6      Immediately prior to the Effective Date, the entire issued and fully paid up share capital of the Surviving Company is 28,750,000 Class A ordinary shares of a par value of US$0.0001 each and 7,187,500 Class B ordinary shares of a par value of US$0.0001 each.

8.7      Immediately prior to and as at the Effective Date, the authorised share capital of the Terminating Company is US$50,000.00 divided into 50,000 ordinary shares of a par value of US$1.00 each.

Annex C-4

8.8      Immediately prior to the Effective Date, the entire issued and fully paid up share capital of the Surviving Company is 1 ordinary share of a par value of US$1.00.

8.9      The rights and restrictions attaching to the shares in the Surviving Company are set out in the Articles.

8.10    The rights and restrictions attaching to the Pubco Ordinary Shares are set out in the Pubco Articles.

9.        Directors and Director’s Interests in the Merger

9.1      The names and addresses of the directors of the Surviving Company are as follows:

(a)       Daniel Barcelo of 454 Manhattan Ave, 2C, New York, NY 10026, United States of America;

(b)       German Cura of 2200 West Loop South, Houston, Texas, 77027, United States of America;

(c)       James Musselman of 8401 N Central Expressway, Suite 400, Dallas, Texas 75220, United States of America;

(d)       John Wu of 2 Walsh Lane, Greenwich, CT 06830, United States of America;

(e)       Maurice Dijols of 12 Campden Hill Court, Campden Hill Road, London, W8 7HX, United Kingdom;

(f)        William Anderson of PO Box 2779, Trinity, Texas 75862, United States of America; and

(g)       Abdel Fattah Zaki Badwi of 1111 Riverdale Ave SW, Calgary, T2S 0Y9, Canada.

9.2      No amounts or benefits have been paid, or are or will become payable, to any director of either of the Companies consequent upon the Merger.

10.      Secured Creditors

10.1    The Surviving Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

10.2    The Terminating Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

11.      Approvals

11.1    This Plan of Merger has been approved by the board of directors of the Surviving Company and the sole director of the Terminating Company in accordance with section 233(3) of the Companies Act.

11.2    This Plan of Merger has been approved by the shareholders of the Terminating Company and the shareholders of the Surviving Company in accordance with Section 233(6) of the Companies Act.

12.      Notices

Any communication in connection with this Plan of Merger must be in writing and shall be given in accordance with Section 15.1 of the Business Combination Agreement.

13.      Variation

At any time prior to the Effective Date, this Plan of Merger may be amended by the board of directors of each party to: (i) change the Effective Date of the Merger, provided that the new effective date complies with section 234 of the Companies Act; and (ii) effect any change of an administrative nature as the board of directors of each party may determine or as the Cayman Registrar may direct in writing to a party hereto.

14.      Counterparts

This Plan of Merger may be executed in any number of counterparts (but shall not be effective until each party has executed at least one counterpart), all of which taken together shall constitute one and the same instrument. Any party may enter into this Plan of Merger by executing any such counterpart. Delivery of an executed counterpart of this Plan of Merger by e-mail (PDF) or facsimile shall be effective as delivery of a manually executed counterpart of this Plan of Merger.

Annex C-5

15.      Governing Law and Jurisdiction

15.1    This Plan of Merger and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of the Cayman Islands.

15.2    Each of the parties agrees that the courts of the Cayman Islands shall have jurisdiction to hear and determine any action or proceeding arising out of or in connection with this Plan of Merger and any non-contractual obligations arising out of or in connection with it and for that purpose each party irrevocably submits to the jurisdiction of the courts of the Cayman Islands and agrees that the process by which any such action or proceeding is begun may be served on it by being delivered in accordance with the notice provisions of this Plan of Merger.

16.      Process Service Agent

Pubco agrees that the process by which any proceedings are commenced in the Cayman Islands pursuant to Clause 15 (Governing Law and Jurisdiction) may be served on it by being delivered to a process service agent that has a place of business in the Cayman Islands (the Process Service Agent) and hereby appoints the Surviving Company of Appleby Global Services (Cayman) Limited, 71 Fort Street, PO Box 500, Grand Cayman, Cayman Islands, as the initial Process Service Agent. If the Process Service Agent ceases to act for Pubco or have a place of business in the Cayman Islands for any reason whatsoever, Pubco shall appoint a new Process Service Agent and shall notify each other party of such new Process Service Agent’s appointment and of its place of business in the Cayman Islands.

IN WITNESS WHEREOF the parties have duly executed this Plan of Merger as a deed on the date stated at the beginning of it.

Annex C-6

Schedule 1
ARTICLES

Annex C-7

SIGNATORIES

EXECUTED AS A DEED by ALUSSA ENERGY ACQUISITION CORP. in the presence of:	)
)
)
		Name:	Daniel Barcelo
		Title:	Director

Witness signature
Name:
Address:
Occupation:
EXECUTED AS A DEED by ADAMA CHARLIE SUB in the presence of:	)
)
)
		Name:	Daniel Barcelo
		Title:	Director

Witness signature
Name:
Address:
Occupation:
EXECUTED AS A DEED by FREYR BATTERY in the presence of:	)
)
)
		Name:	Maurice Dijols
		Title:	Sole director

Witness signature
Name:
Address:
Occupation:

[Signature Page to Plan of Merger]

Annex C-8

Annex D

FREYR Battery

2021 EQUITY INCENTIVE PLAN

1.     Purposes of the Plan. The purposes of this Plan are (a) to attract and retain the best available personnel to ensure the Company’s success and accomplish the Company’s goals; (b) to incentivize Employees, Directors and Independent Contractors with long-term equity-based compensation to align their interests with the Company’s shareholders; and (c) to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights and Stock Bonuses.

2.     Definitions. As used herein, the following definitions will apply:

(a)     “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

(b)     “Affiliate” means a Parent, a Subsidiary or any corporation or other entity that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company.

(c)     “Applicable Laws” means all applicable laws, rules, regulations and requirements, including, but not limited to, all applicable U.S. federal or state laws, rules and regulations, the rules and regulations of any stock exchange or quotation system on which the Shares is listed or quoted, and the applicable laws, rules and regulations of any other country or jurisdiction where Awards are, or will be, granted under the Plan or Participants reside or provide services to the Company or any Affiliate, as such laws, rules, and regulations shall be in effect from time to time.

(d)     “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units or Stock Bonuses.

(e)     “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(f)     “Board” means the Board of Directors of the Company.

(g)     “Cause” means, with respect to the termination of a Participant’s status as a Service Provider, except as otherwise defined in an Award Agreement, (i) in the case where there is no employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate of the Company and the Participant at the time of the grant of the Award (or where there is such an agreement but it does not define “cause” (or words of like import) or where it only applies upon the occurrence of a change in control and one has not yet taken place): (A) any material breach by Participant of any material written agreement between Participant and the Company; (B) any failure by Participant to comply with the Company’s material written policies or rules as they may be in effect from time to time; (C) neglect or persistent unsatisfactory performance of Participant’s duties; (D) Participant’s repeated failure to follow reasonable and lawful instructions from the Board or Chief Executive Officer; (E) Participant’s indictment for, conviction of, or plea of guilty or nolo contendre to, any felony or a crime involving moral turpitude; (F) Participant’s commission of or participation in an act of fraud, embezzlement, misappropriation, misconduct or breach of fiduciary duty against the Company or any of its Subsidiaries; (G) Participant’s commission of or participation in an act that results in material damage to the Company’s business, property or reputation; or (H) Participant’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (ii) in the case where there is an employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award that defines “cause” (or words of like import), “cause” as defined under such agreement; provided, however, that with regard to any agreement under which the definition of “cause” only applies on occurrence of a change in control, such definition of “cause” shall not apply until a change in control actually takes place and then

Annex D-1

apply only with regard to a termination thereafter. For purposes of clarity, a termination without “Cause” does not include any termination that occurs solely as a result of Participant’s death or Disability. The determination as to whether a Participant’s status as a Service Provider for purposes of the Plan has been terminated for Cause shall be made in good faith by the Company and shall be final and binding on the Participant. The foregoing definition does not in any way limit the Company’s ability (or that of any Affiliate or any successor thereto, as appropriate) to terminate a Participant’s employment or consulting relationship at any time, subject to Applicable Laws.

(h)     “Change in Control” except as may otherwise be provided in an Award Agreement or other applicable agreement, means the occurrence of any of the following:

(i)     The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if the Company’s shareholders immediately prior to such merger, consolidation or reorganization cease to directly or indirectly own immediately after such merger, consolidation or reorganization at least a majority of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or reorganization;

(ii)     The consummation of the sale, transfer or other disposition of all or substantially all of the Company’s assets (other than (x) to a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company, (y) to a corporation or other entity owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the Shares of the Company or (z) to a continuing or surviving entity described in Section 2(h)(i) in connection with a merger, consolidation or reorganization which does not result in a Change in Control under Section 2(h)(i));

(iii)     A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

(iv)     The consummation of any transaction as a result of which any Person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this Section 2(h), the term “Person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act but shall exclude:

(1)     a trustee or other fiduciary holding securities under an employee benefit plan of the Company or an Affiliate;

(2)     a corporation or other entity owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the Shares of the Company;

(3)     the Company; and

(4)     a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company.

A transaction shall not constitute a Change in Control if its sole purpose is to change the jurisdiction of the Company’s registered office or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s voting securities immediately before such transactions. In addition, if any Person (as defined above) is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered to cause a Change in Control. If required for compliance with Section 409A of the Code, in no event will a Change in Control be deemed to have occurred if such transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).

Annex D-2

(i)     “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(j)     “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 4 hereof.

(k)      “Company” means FREYR Battery, a corporation in the form of a public limited liability company (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg, with registered office at 412F, route d’Esch, L-2086 Luxembourg, Grand Duchy of Luxembourg, [registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés) under number B[●]/in the process of being registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés)], or any successor thereto.

(l)     “Determination Date” means any time when the achievement of the Performance Goals associated with the applicable Performance Period remains substantially uncertain; provided, however, that without limiting the foregoing, that if the Determination Date occurs on or before the date on which 25% of the Performance Period has elapsed, the achievement of such Performance Goals shall be deemed to be substantially uncertain.

(m)     “Director” means a member of the Board.

(n)     “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code in the case of Incentive Stock Options, and for all other Awards, means as determined pursuant to the terms of the long-term disability plan maintained by the Company; provided however, that if the Participant resides outside of the United States, “Disability” shall have such meaning as is required by Applicable Laws.

(o)     “Effective Date” means [●].

(p)     “Employee” means any person, including Officers and Directors, employed by the Company or any Affiliate of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(q)     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(r)     “Exchange Program” means a program under which outstanding Awards are amended to provide for a lower exercise price or surrendered or cancelled in exchange for (i) Awards with a lower exercise price, (ii) a different type of Award or awards under a different equity incentive plan, (iii) cash, or (iv) a combination of (i), (ii) and/or (iii). Notwithstanding the preceding, the term Exchange Program does not include (i) any action described in Section 14 or any action taken in connection with a Change in Control transaction nor (ii) any transfer or other disposition permitted under Section 13. For the purpose of clarity, each of the actions described in the prior sentence, none of which constitute an Exchange Program, may be undertaken (or authorized) by the Administrator in its sole discretion without approval by the Company’s shareholders, subject only to there being sufficient authorised and unissued and not otherwise committed share capital that has not expired.

(s)     “Fair Market Value” means, as of any date, the value of Shares determined as follows:

(i)     If the Shares are listed on any established stock exchange or a national market system, its Fair Market Value will be the closing sales price for such shares (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in such source as the Administrator deems reliable;

(ii)     If the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Shares on the day of determination, as reported in such source as the Administrator deems reliable; or

(iii)     In the absence of an established market for the Shares, the Fair Market Value will be determined in good faith by the Administrator in compliance with Applicable Laws and regulations and in a manner that complies with Section 409A of the Code.

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(t)     “Fiscal Year” means the fiscal year of the Company.

(u)     “Incentive Stock Option” means an Option that by its terms qualifies and is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(v)     “Independent Contractor” means any person, including an advisor, consultant or agent, engaged by the Company or an Affiliate to render services to such entity or who renders, or has rendered, services to the Company, or any Affiliate and is compensated for such services.

(w)     “Inside Director” means a Director who is an Employee.

(x)     “Insider” means an officer or director of the Company or any other person whose transactions in Shares are subject to Section 16 of the Exchange Act.

(y)     “Luxembourg Company Law” means the law of 10 August 1915 on commercial companies, as amended.

(z)     “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(aa)     “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(bb)     “Option” means a stock option granted pursuant to the Plan.

(cc)     “Outside Director” means a Director who is not an Employee.

(dd)     “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

(ee)     “Participant” means the holder of an outstanding Award.

(ff)     “Performance Goal” means a formula or standard determined by the Administrator with respect to each Performance Period, which may include any of the following criteria (or any other criteria determined by the Administrator in its sole discretion), with any adjustment(s) to such criteria established by the Administrator: (1) sales or non-sales revenue; (2) return on revenues; (3) operating income; (4) income or earnings including operating income; (5) income or earnings before or after taxes, interest, depreciation and/or amortization; (6) income or earnings from continuing operations; (7) net income; (8) pre-tax income or after-tax income; (9) net income excluding amortization of intangible assets, depreciation and impairment of goodwill and intangible assets and/or excluding charges attributable to the adoption of new accounting pronouncements; (10) raising of financing or fundraising; (11) project financing; (12) revenue backlog; (13) gross margin; (14) operating margin or profit margin; (15) capital expenditures, cost targets, reductions and savings and expense management; (16) return on assets (gross or net), return on investment, return on capital, or return on shareholder equity; (17) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (18) performance warranty and/or guarantee claims; (19) stock price or total shareholder return; (20) earnings or book value per share (basic or diluted); (21) economic value created; (22) pre-tax profit or after-tax profit; (23) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration or market share, completion of strategic agreements such as licenses, joint ventures, acquisitions, and the like, geographic business expansion, objective customer satisfaction or information technology goals, intellectual property asset metrics; (24) objective goals relating to divestitures, joint ventures, mergers, acquisitions and similar transactions; (25) objective goals relating to staff management, results from staff attitude and/or opinion surveys, staff satisfaction scores, staff safety, staff accident and/or injury rates, compliance, headcount, performance management, completion of critical staff training initiatives; (26) objective goals relating to projects, including project completion, timing and/or achievement of milestones, project budget, technical progress against work plans; and (27) enterprise resource planning. Awards issued to Participants may take into account other criteria (including subjective criteria). Performance Goals may differ from Participant to Participant, Performance Period to Performance Period and from Award to Award. Any criteria used may be measured, as applicable, (i) in absolute terms, (ii) in relative terms (including, but not limited to, any increase (or decrease)

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over the passage of time and/or any measurement against other companies or financial or business or stock index metrics particular to the Company), (iii) on a per share and/or share per capita basis, (iv) against the performance of the Company as a whole or against any Affiliate(s), or a particular segment(s), a business unit(s) or a product(s) of the Company or individual project company, (v) on a pre-tax or after-tax basis, (vi) on a GAAP or non-GAAP basis, and/or (vii) using an actual foreign exchange rate or on a foreign exchange neutral basis.

(gg)     “Performance Period” means the time period during which the Performance Goals or other vesting provisions must be satisfied for Awards. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Administrator.

(hh)     “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock is subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(ii)     “Plan” means this 2021 Equity Incentive Plan.

(jj)     “Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 7 of the Plan.

(kk)     “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 8. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(ll)     “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(mm)     “Section 16(b)” means Section 16(b) of the Exchange Act.

(nn)     “Service Provider” means an Employee, Director or Independent Contractor.

(oo)     “Share” means a share of the Company, as adjusted in accordance with Section 15 of the Plan.

(pp)     “Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 9 is designated as a Stock Appreciation Right.

(qq)     “Stock Bonus Award” means an Award granted pursuant to Section 10 of the Plan.

(rr)     “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

(ss)     “Tax-Related Items” means income tax, social insurance or other social contributions, national insurance, social security, payroll tax, fringe benefits tax, payment on account or other tax-related items.

3.     Share Subject to the Plan.

(a)     Share Subject to the Plan. Subject to the provisions of Section 14 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is [•]1 Shares. The Shares may be authorized, but unissued, or reacquired. Notwithstanding the foregoing, subject to the provisions of Section 14 below, in no event shall the maximum aggregate number of Shares that may be issued under the Plan pursuant to Incentive Stock Options exceed the number set forth in this Section 3(a) plus, to the extent allowable under Section 422 of the Code and the regulations promulgated thereunder, any Shares that become available again for issuance pursuant to Sections 3(b).

____________

1        Note to Draft: The shares reserved for issuance hereunder shall be equal to 10% of the outstanding ordinary shares of Pubco as of the closing.

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(b)     Lapsed Awards. Subject to Applicable Laws, if all or any part of an Award expires, lapses or is terminated, exchanged for or settled in cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, in any case, in a manner that results in the Company acquiring Shares covered by the Award at a price not greater than the price (as adjusted pursuant to Section 14(a)) paid by the Participant for such Shares or not issuing any Shares covered by the Award, the unissued Shares covered by the Award will, as applicable, become or again be available for Award grants under the Plan.  The payment of dividend equivalents in cash in conjunction with any outstanding Awards shall not count against the share limit set forth in Section 3(a).   Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 3(a) and shall not be available for future grants of Awards: (i) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof; and (ii) Shares purchased on the open market with the cash proceeds from the exercise of Options; and (iii) Shares delivered (either by actual delivery or attestation) to the Company by a Participant to satisfy the applicable exercise or purchase price of an Award and/or to satisfy any applicable tax withholding obligation with respect to an Award (including Shares retained by the Company from the Award being exercised or purchased and/or creating the tax obligation); provided, that, each of the foregoing actions in subclauses (i) through (iii) is permitted under Applicable Law.

(c)     Assumption or Substitution of Awards by the Company. The Administrator, from time to time, may determine to substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either: (a) assuming such award under this Plan or (b) granting an Award under this Plan in substitution of such other company’s award. Such assumption or substitution will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under this Plan if the other company had applied the rules of this Plan to such grant. In the event the Administrator elects to assume an award granted by another company, subject to the requirements of Section 409A of the Code, the purchase price or the exercise price, as the case may be, and the number and nature of Shares issuable upon exercise or settlement of any such Award will be adjusted appropriately. In the event the Administrator elects to grant a new Option in substitution rather than assuming an existing option, such new Option may be granted with a similarly adjusted exercise price. Any awards that are assumed or substituted under this Plan shall not reduce the number of Shares authorized for grant under the Plan or authorized for grant to a Participant in any fiscal year.

4.     Administration of the Plan.

(a)     Procedure.

(i)     Multiple Administrative Bodies. Subject to compliance with Applicable Law, different Committees with respect to different groups of Service Providers may administer the Plan.

(ii)     Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iii)     Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws and will have the powers specifically delegated to it by the Board.

(b)     Powers of the Administrator. Subject to the provisions of the Plan and the maximum number of Shares for which issuance authority is delegated to the Administrator by the general shareholders meeting, the Administrator will have the authority, in its discretion:

(i)     to determine the Fair Market Value in accordance with Section 2(t)(iii);

(ii)     to select the Service Providers to whom Awards may be granted hereunder;

(iii)     to determine the number of Shares to be covered by each Award granted hereunder;

(iv)     to approve forms of Award Agreements for use under the Plan;

(v)     to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder; such terms and conditions include, but are not limited to, the exercise price, the time or

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times when Awards may be exercised (which may be based on Performance Goals), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

(vi)     to institute and determine the terms and conditions of an Exchange Program; provided however, that the Administrator shall not implement an Exchange Program without the approval of the holders of a majority of the Shares that are present in person or by proxy and entitled to vote at any annual or special meeting of the Company’s shareholders subject to any higher requirements as to quorum or majority provided by Luxembourg Company Law.;

(vii)     to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(viii)     correct any defect, supply any omission or reconcile any inconsistency in this Plan, any Award or any Award Agreement;

(ix)     to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations established for the purpose of satisfying non-U.S. Applicable Laws, for qualifying for favorable tax treatment under applicable non-U.S. Applicable Laws or facilitating compliance with non-U.S. Applicable Laws (sub-plans may be created for any of these purposes);

(x)     to modify or amend each Award (subject to Section 21 of the Plan), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards, to accelerate vesting and to extend the maximum term of an Option (subject to Section 6(b) of the Plan regarding Incentive Stock Options);

(xi)     adjust Performance Goals to take into account changes in Applicable Laws or in accounting or tax rules, or such other extraordinary, unforeseeable, nonrecurring or infrequently occurring events or circumstances as the Administrator deems necessary or appropriate to avoid windfalls or hardships;

(xii)     to allow Participants to satisfy tax withholding obligations in such manner as prescribed in Section 15 of the Plan;

(xiii)     to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xiv)     to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award; and

(xv)     to make all other determinations deemed necessary or advisable for administering the Plan.

(c)     Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards. Any dispute regarding the interpretation of the Plan or any Award Agreement shall be submitted by the Participant to the Company for review. Subject to compliance with Applicable Law, any officer of the Company designated by the Board, including but not limited to Insiders, shall have the authority to review and resolve disputes with respect to Awards held by Participants who are not Insiders, and such resolution shall be final and binding on the Company and the Participant. Only the Committee shall have the authority to review and resolve disputes with respect to Awards held by Participants who are Insiders, and such resolution subject to complying with the authority given to the Board to issue Shares by the general meeting of shareholders and the delegation given by the Board to the Administrator shall be final and binding on the Company and the Participant.

(d)     Delegation. To the extent permitted by Applicable Laws, the Board or Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under the Plan to one or more Directors or officers of the Company. To the extent permitted by Applicable Laws, the Board or Committee may delegate to one or more officers of the Company who may be (but are not required to be) Insiders (“Delegation Officers”), the authority to do any of the following (i) designate Employees who are not Insiders to be recipients of Awards, (ii) determine the number of Shares to be subject to such Awards granted to such designated Employees, and (iii) take any and all actions on behalf of the Board or Committee other than any actions that affect the amount or form of compensation of Insiders or have material tax, accounting, financial, human resource

Annex D-7

or legal consequences to the Company or its Affiliates; provided, however, that the Board or Committee resolutions regarding any delegation with respect to (i) and (ii) will specify the total number of Shares that may be subject to the Awards granted by such Delegation Officer and that such Delegation Officer may not grant an Award to himself or herself. Any Awards will be granted on the form of Award Agreement most recently approved for use by the Board or Committee, unless otherwise provided in the resolutions approving the delegation authority.

(e)     Administration of Awards Subject to Performance Goals. The Administrator will, in its sole discretion, determine the Performance Goals, if any, applicable to any Award (including any adjustment(s) thereto that will be applied in determining the achievement of such Performance Goals) on or prior to the Determination Date. The Performance Goals may differ from Participant to Participant and from Award to Award. The Administrator shall determine and approve the extent to which such Performance Goals have been timely achieved and the extent to which the Shares subject to such Award have thereby been earned.

(f)     Section 16 of the Exchange Act. Awards granted to Participants who are Insiders must be approved by two or more “non-employee directors” of the Board (as defined in the regulations promulgated under Section 16 of the Exchange Act).

5.     Award Eligibility. Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and Stock Bonuses may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6.     Stock Options.

(a)     Limitations. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Affiliate) exceeds one hundred thousand dollars ($100,000), such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the date the Option with respect to such Shares is granted. With respect to the Administrator’s authority in Section 4(b)(x), if, at the time of any such extension, the exercise price per Share of the Option is less than the Fair Market Value of a Share, the extension shall, unless otherwise determined by the Administrator, be limited to the earlier of (1) the maximum term of the Option as set by its original terms, or (2) ten (10) years from the grant date. Unless otherwise determined by the Administrator, any extension of the term of an Option pursuant to this Section 6(a) shall comply with Section 409A of the Code to the extent necessary to avoid taxation thereunder.

(b)     Term of Option. The term of each Option will be stated in the Award Agreement. In the case of an Incentive Stock Option, the term will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement as determined by Applicable Law. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Affiliate, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(c)     Option Exercise Price and Consideration.

(i)     Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:

(1)     In the case of an Incentive Stock Option

(A)     granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Affiliate, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant.

Annex D-8

(B)     granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(2)     In the case of a Nonstatutory Stock Option, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(3)     Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant as determined by the Administrator in its sole and absolute discretion.

(ii)     Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised. An Option may become exercisable upon completion of a specified period of service with the Company or an Affiliate and/or based on the achievement of Performance Goals during a Performance Period as set out in advance in the Participant’s Award Agreement. If an Option is exercisable based on the satisfaction of Performance Goals, then the Administrator will: (x) determine the nature, length and starting date of any Performance Period for such Option; (y) select the Performance Goals to be used to measure the performance; and (z) determine what additional vesting conditions, if any, should apply.

(iii)     Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration for both types of Options may, subject to Applicable Laws, consist entirely of: (1) cash; (2) wire transfer of immediately available funds, (3) other (already issued and paid for) Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines (i) in its sole discretion and (ii) not be incompatible with Applicable Laws and in particular the provisions of Luxembourg Company Law regarding the repurchase by the Company of its own shares; (4) consideration received by the Company under a broker-assisted (or other) cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (5) by net exercise; (6) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (8) any combination of the foregoing methods of payment.

(d)     Exercise of Option.

(i)     Procedure for Exercise; Rights as a Shareholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (i) a notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with full payment of any applicable taxes or other amounts required to be withheld or deducted with respect to the Option). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the shareholders register of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised, or in the Administrator’s sole discretion, an amount in cash equal to the value of such Shares on the exercise date. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 14 of the Plan.

(ii)     Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death, Disability or Cause, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such

Annex D-9

Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii)     Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iv)     Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the Option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(v)     Termination for Cause. If a Participant ceases to be a Service Provider as a result of being terminated for Cause, any outstanding Option (including any vested portion thereof) held by such Participant shall immediately terminate in its entirety upon the Participant being first notified of his or her termination for Cause and the Participant will be prohibited from exercising his or her Option from and after the date of such termination. All the Participant’s rights under any Option, including the right to exercise the Option, may be suspended pending an investigation of whether Participant will be terminated for Cause.

(e)     Tolling Expiration. If the exercise of an Option would violate an applicable Federal, state, local, or foreign law, or result in liability under Section 16(b), then the Option will terminate on the earlier of (i) the expiration of the term of the Option set forth in the Award Agreement, or (ii) the tenth (10th) day after the last day on which such exercise would violate such applicable Federal, state, local, or foreign law or result in liability under 16(b).

7.     Restricted Stock.

(a)     Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b)     Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company or a direct or indirect fully owned subsidiary of the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed. These restrictions may lapse upon the completion of a specified period of service with the Company or an Affiliate and/or based on the achievement of Performance Goals during a Performance Period as set out in advance in the Participant’s Award Agreement. If the unvested Shares of Restricted Stock are being earned upon the satisfaction of Performance Goals, then the Administrator will: (x) determine the nature, length and starting date of any Performance Period for each unvested Share; (y) select the Performance Goals to be used to measure the performance; and (z) determine what additional vesting conditions, if any, should apply.

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(c)     Transferability. Except as provided in this Section 7 or the Award Agreement, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d)     Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(e)     Removal of Restrictions. Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f)     Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g)     Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions, including, without limitation, restrictions on transferability and forfeitability, as the Shares of Restricted Stock with respect to which they were paid.

(h)     Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will be cancelled and returned without consideration as treasury Shares to the Company and again will become available for grant under the Plan.

8.     Restricted Stock Units.

(a)     Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator subject to Applicable Laws. After the Administrator determines that it will grant Restricted Stock Units under the Plan, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions (if any) related to the grant, including the number of Restricted Stock Units.

(b)     Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. A Restricted Stock Unit Award may vest upon completion of a specified period of service with the Company or an Affiliate and/or based on the achievement of Performance Goals during a Performance Period as set out in advance in the Participant’s Award Agreement. If Restricted Stock Units vest based upon satisfaction of Performance Goals, then the Administrator will: (x) determine the nature, length and starting date of any Performance Period for the Restricted Stock Units; (y) select the Performance Goals to be used to measure the performance; and (z) determine what additional vesting conditions, if any, should apply.

(c)     Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(d)     Dividend Equivalents. The Administrator may, in its sole discretion, award dividend equivalents in connection with the grant of Restricted Stock Units that may be settled in cash, in Shares of equivalent value, or in some combination thereof.

(e)     Form and Timing of Payment. Payment of earned Restricted Stock Units will be made upon the date(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may only settle earned Restricted Stock Units in cash, Shares, or a combination of both.

(f)     Cancellation. On the date set forth in the Award Agreement, all Shares reserved for payment under any unvested, unlapsed unearned Restricted Stock Units will become available for other purposes.

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9.     Stock Appreciation Rights.

(a)     Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b)     Number of Shares. The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Service Provider subject to the number of shares to be issued pursuant to exercise of Stock Appreciation Rights does not exceed the maximum number of Shares the issuance of which was delegated to the Administrator by the Board of Directors.

(c)     Exercise Price and Other Terms. The per share exercise price for the Shares to be issued pursuant to exercise of a Stock Appreciation Right will be determined by the Administrator and may, as determined by the Administrator in its sole discretion, be less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. The Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan.

(d)     Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine. A Stock Appreciation Right may become exercisable upon completion of a specified period of service with the Company or an Affiliate and/or based on the achievement of Performance Goals during a Performance Period as set out in advance in the Participant’s Award Agreement. If a Stock Appreciation Right is exercisable based on the satisfaction of Performance Goals, then the Administrator will: (x) determine the nature, length and starting date of any Performance Period for such Stock Appreciation Right; (y) select the Performance Goals to be used to measure the performance; and (z) determine what additional vesting conditions, if any, should apply.

(e)     Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 6(b) relating to the term, Section 6(d) relating to exercise, and Section 6(e) relating to tolling the expiration date, also will apply to Stock Appreciation Rights.

(f)     Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i)     The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii)     The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

10.     Stock Bonus Awards.

(a)     Awards of Stock Bonuses. A Stock Bonus Award is an award of Shares to an eligible person without a purchase price that is not subject to any restrictions. All Stock Bonus Awards may but are not required to be made pursuant to an Award Agreement.

(b)     Terms of Stock Bonus Awards. The Administrator will determine the number of Shares to be awarded to the Participant under a Stock Bonus Award.

(c)     Form of Payment to Participant. Payment may be made in the form of cash, whole Shares, or a combination thereof, based on the Fair Market Value of the Shares subject to the Stock Bonus Award on the date of payment, as determined in the sole discretion of the Administrator.

11.     Leaves of Absence/Transfer Between Locations. The Administrator shall have the discretion to determine at any time whether and to what extent the vesting of Awards shall be suspended during any leave of absence; provided, however, that in the absence of such determination, vesting of Awards shall continue during any paid leave and shall be suspended during any unpaid leave (unless otherwise required by Applicable Laws). A Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Participant’s employer or (ii) transfers between locations of the Company or between the Company or any Affiliate. If an Employee is holding an Incentive

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Stock Option and such leave exceeds three (3) months then, for purposes of Incentive Stock Option status only, such Employee’s service as an Employee shall be deemed terminated on the first (1st) day following such three (3) month period and the Incentive Stock Option shall thereafter automatically treated for tax purposes as a Nonstatutory Stock Option in accordance with Applicable Laws, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to a written Company policy.

12.     Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company or any Affiliates is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from full-time to part-time or takes an extended leave of absence) after the date of grant of any Award, the Committee or the Administrator, in that party’s sole discretion, may (x) make a corresponding reduction in the number of Shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (y) in lieu of or in combination with such a reduction, extend the vesting schedule applicable to such Award (in accordance with Section 409A of the Code, as applicable). In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so amended.

13.     Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate provided, however, that in no event may any Award be transferred for consideration to a third-party financial institution.

14.     Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a)     Adjustments. In the event of a stock split, reverse stock split, stock dividend, combination, consolidation, recapitalization (including a recapitalization through a large nonrecurring cash dividend) or reclassification of the Shares, subdivision of the Shares, a rights offering, a reorganization, merger, spin-off, split-up, repurchase, or exchange of Shares or other securities of the Company or other significant corporate transaction, or other change affecting the Shares occurs, the Administrator, in order to prevent dilution, diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will, in such manner as it may deem equitable, adjust the number, kind and class of securities that may be delivered under the Plan and/or the number, class, kind and price of securities covered by each outstanding Award. Notwithstanding the forgoing, all adjustments under this Section 14 shall be made in a manner that does not result in taxation under Section 409A of the Code.

(b)     Dissolution or Liquidation. In the event of the proposed winding up, dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised or settled, an Award will terminate immediately prior to the consummation of such proposed action.

(c)     Corporate Transaction. In the event of (i) a transfer of all or substantially all of the Company’s assets, (ii) a merger, consolidation or other capital reorganization or business combination transaction of the Company with or into another corporation, entity or person, (iii) the consummation of a transaction, or series of related transactions, in which any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of more than 50% of the Company’s then outstanding capital stock, or (iv) a Change in Control (each, a “Corporate Transaction”), each outstanding Award (vested or unvested) will be treated as the Administrator determines, which determination may be made without the consent of any Participant and need not treat all outstanding Awards (or portion thereof) in an identical manner. Such determination, without the consent of any Participant, may provide (without limitation) for one or more of the following in the event of a Corporate Transaction: (A) the continuation of such outstanding Awards by the Company (if the Company is the surviving corporation); (B) the assumption of such outstanding Awards by the surviving corporation or its parent; (C) the substitution by the surviving corporation or its parent of new options or other equity awards for such Awards; (D) the cancellation of such Awards in exchange for a payment to the Participants equal to the excess of (1) the Fair Market Value of the Shares subject to such Awards as of the closing date of such Corporate Transaction over (2) the exercise price or purchase price paid or to be paid (if any) for the Shares subject to the Awards; provided further, that at the discretion of the Administrator, such payment may be subject to the same conditions that apply to the consideration that will be paid to holders of Shares in connection with the transaction; provided, however, that any payout in connection with a terminated award shall comply with Section 409A of the Code

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to the extent necessary to avoid taxation thereunder; (E) the full or partial acceleration of exercisability or vesting and accelerated expiration of an outstanding Award and lapse of the Company’s right to repurchase or re-acquire Shares acquired under an Award or lapse of forfeiture rights with respect to Shares acquired under an Award; (F) the opportunity for Participants to exercise their Options prior to the occurrence of the Corporate Transaction and the termination (for no consideration) upon the consummation of such Corporate Transaction of any Options not exercised prior thereto; or (G) the cancellation of outstanding Awards in exchange for no consideration.

(d)     Change in Control. An Award may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control as may be provided in the Award Agreement for such Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant, but in the absence of such provision, no such acceleration will occur.

15.     Tax.

(a)     Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or prior to any time the Award or Shares are subject to taxation or other Tax-Related Items, the Company and/or the Participant’s employer will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any Tax-Related Items or other items that are required to be withheld or deducted or otherwise applicable with respect to such Award.

(b)     Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such withholding or deduction obligations or any other Tax-Related Items, in whole or in part by (without limitation) (a) paying cash, (b) electing to have the Company withhold otherwise deliverable cash or Shares, or (c) delivering to the Company already-owned Shares; provided that, unless specifically permitted by the Company, any proceeds derived from a cashless exercise must be an approved broker-assisted cashless exercise or the cash or Shares withheld or delivered must be limited to avoid financial accounting charges under applicable accounting guidance or Shares must have been previously held for the minimum duration required to avoid financial accounting charges under applicable accounting guidance. The Fair Market Value of the Shares to be withheld or delivered will be determined based on such methodology that the Company deems to be reasonable and in accordance with Applicable Laws.

(c)     Compliance With Section 409A of the Code. To the extent applicable, awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A of the Code such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A of the Code. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Section 409A of the Code (or an exemption therefrom) and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A of the Code the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A of the Code (or an exemption therefrom), such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A of the Code. In no event will the Company be responsible for or reimburse a Participant for any taxes or other penalties incurred as a result of applicable of Section 409A of the Code.

16.     No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company or any Affiliate, nor will they interfere in any way with the Participant’s right or the Company’s or any Affiliate’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

17.     Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

18.     Corporate Records Control. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action constituting the grant contain terms (e.g., exercise price, vesting schedule or number of Shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the papering of the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.

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19.     Clawback/Recovery. The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and/or benefits with respect to an Award will be subject to reduction, cancellation, forfeiture, and/or recoupment upon the occurrence of certain specified events, in addition to any applicable vesting, performance or other conditions and restrictions of an Award. Notwithstanding any provisions to the contrary under this Plan, an Award granted under the Plan shall be subject to the Company’s clawback policy as may be established and/or amended from time to time. The Administrator may require a Participant to forfeit or return to and/or reimburse the Company for all or a portion of the Award and/or Shares issued under the Award, any amounts paid under the Award, and any payments or proceeds paid or provided upon disposition of the Shares issued under the Award, pursuant to the terms of such Company policy or as necessary or appropriate to comply with Applicable Laws.

20.     Term of Plan. Subject to Section 24 of the Plan, the Plan will become effective as of the Effective Date. The Plan will continue in effect for a term of ten (10) years measured from the earlier of the date the Board approves this Plan or the approval of this Plan by the Company’s shareholder, unless terminated earlier under Section 21 of the Plan.

21.     Amendment and Termination of the Plan.

(a)     Amendment and Termination. The Board of Directors may at any time amend, alter, suspend or terminate the Plan.

(b)     Shareholder Approval. The Company will seek to obtain shareholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c)     Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will materially impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

22.     Conditions Upon Issuance of Shares.

(a)     Legal Compliance. Shares will not be issued pursuant to the exercise or vesting (as applicable) of an Award unless the exercise or vesting of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b)     Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

23.     Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

24.     Shareholder Approval. The Plan will be subject to approval by the shareholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such shareholder approval will be obtained in the manner and to the degree required under Applicable Laws.

25.     Governing Law. The Plan and all Awards hereunder shall be construed in accordance with and governed by the laws of the State of Delaware, but without regard to its conflict of law provisions provided that all matters regarding the issuance of new shares, the repurchase and holding by the Company and the cancellation of existing shares and the corporate authorization of the Board of Directors and generally all matters pertaining to corporate action are covered by Luxembourg Law.

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Annex E

EXECUTION VERSION

LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of January __, 2021 by and between (i) Alussa Energy Acquisition Corp., an exempted company incorporated under the laws of the Cayman Islands (together with its successors, the “Purchaser”), (ii) FREYR Battery, a public limited liability company (société anonyme) under the laws of Luxembourg (“Pubco”), (iii) Alussa Energy Sponsor LLC, a limited liability company formed under the laws of Delaware (the “Purchaser Representative”) and (iv) the undersigned (the “Holder”). The Purchaser, Pubco, Purchaser Representative and the Holder are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”. Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Business Combination Agreement (as defined below).

WHEREAS, as of the date hereof, the Holder is a holder of ordinary shares of, and options and/or warrants which may be exercisable into ordinary shares of, FREYR AS, a company organized under the laws of Norway (“FREYR”).

WHEREAS, the Purchaser, Purchaser Representative, Pubco, Holder and FREYR, among others, entered into the business combination agreement, dated on or around the date hereof (the “Business Combination Agreement”), pursuant to which the parties thereto will consummate a series of transactions, including the exchange of ordinary shares, options and warrants of FREYR into ordinary shares of Pubco (the “Ordinary Shares”), options of Pubco (the “Options”) and warrants of Pubco (the “Warrants”).

WHEREAS, following completion of the transactions contemplated by the Business Combination Agreement (the “Transactions”), the Holder will hold Ordinary Shares, Options and/or Warrants.

WHEREAS, pursuant to the Business Combination Agreement, and in view of the valuable consideration to be received by the Holder thereunder, the Purchaser, Purchaser Representative, Pubco and the Holder desire to enter into this Agreement, pursuant to which the Ordinary Shares, Options and/or Warrants to be received by the Holder pursuant to the Business Combination Agreement and Ordinary Shares issued or issuable upon the exercise of Options and Warrants (including, for the avoidance of doubt, Escrow Shares) (together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Restricted Securities”) shall become subject to limitations on disposition as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.     Lock-Up Provisions.

(a)     The Holder hereby agrees not to Transfer any Ordinary Shares (including Ordinary Shares issued or issuable upon the exercise or conversion of the Options or Warrants), Options and Warrants that are held by the Holder during the period commencing from the Second Closing and ending on the earlier of (a) one (1) year after the Second Closing Date, (b) a date subsequent to the Second Closing Date, if the last sale price of the Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Second Closing Date and (c) a date after the Second Closing Date on which Pubco completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of Pubco’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property (the “ Lock-Up Period”).

(b)     Notwithstanding the provisions set forth in Section 1(a), Transfers of the Ordinary Shares (including Ordinary Shares issued or issuable upon the exercise or conversion of the Options or Warrants), Options and Warrants that are held by the Holder (that have complied with this Section 1(b)), are permitted (i) to any affiliates of the Holder; (ii) in the case of an individual, transfers by gift to a member of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (iii) in the case of an individual, transfers by virtue of laws of descent and distribution upon death of the individual; (iv) to the extent Holder or Holder’s advisors reasonably believe are relevant to cover any direct or indirect tax obligations that may accrue to the Holder or the Holder’s direct or indirect owners relating to the Transactions or the Shares (and, for the avoidance of doubt, Holder shall be provided a reasonable amount of

Annex E-1

discretion in making this assessment and not be required to provide any evidence of such reasonable belief prior to effecting any such Transfer in reliance on this subclause (iv) and, if the other parties hereto challenge Holder’s reliance on this subclause (iv), such other parties will have to challenge the Transfer within two weeks of becoming aware of the Transfer and must demonstrate that the Holder acted in bad faith in determining that such Transfer is permitted by this subclause (iv)); and (v) in the case of an individual, transfers pursuant to a qualified domestic relations order; provided, however, that these permitted transferees (other than transferees in respect of Section 1(b)(iv)) must enter into a written agreement agreeing to be bound by the restrictions herein.

(c)     The Holder further acknowledges and agrees that it shall not be permitted to conduct any Transfer (including those Transfers permitted under Section 1(b)) with respect to any Escrow Shares until both the Lock-Up Period has expired and such Escrow Shares have been disbursed to such Holder from the Escrow Account in accordance with the terms and conditions of the Business Combination Agreement and the Escrow Agreement.

(d)     If any Transfer is made or attempted contrary to the provisions of this Agreement, such Transfer shall be null and void ab initio, and Pubco shall refuse to recognize any such transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 1, Pubco may impose stop-transfer instructions with respect to the Restricted Securities of the Holder (and any permitted transferees and assigns thereof) until the end of the Lock-Up Period or the release of the Escrow Shares, as applicable.

(e)     During the Lock-Up Period (and with respect to any Escrow Shares, if longer, during the period when such Escrow Shares are held in the Escrow Account), each book entry evidencing any Restricted Securities shall include appropriate restrictions to reflect the fact that the Restricted Securities are subject to the restrictions on Transfer set forth in this Agreement.

(f)     For the avoidance of any doubt, the Holder shall retain all of its rights as a shareholder of Pubco with respect to the Restricted Securities during the Lock-Up Period and until the release of the Escrow Shares, as applicable, including the right to vote any Restricted Securities.

(g)     For the purposes of this Section 1, “Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

2.     Miscellaneous.

(a)     Effective Date. Section 1 of this Agreement shall become effective upon the Second Closing Date, subject to the consummation of the transactions contemplated by the Business Combination Agreement on the Second Closing Date.

(b)     Termination of the Business Combination Agreement. Notwithstanding anything to the contrary contained herein, in the event that the Business Combination Agreement is terminated in accordance with its terms prior to the Second Closing, this Agreement and all rights and obligations of the Parties hereunder shall automatically terminate and be of no further force or effect.

(c)     Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns. Except as otherwise provided in this Agreement, this Agreement and all obligations of the Parties are personal to the Parties and may not be transferred or delegated by the Parties at any time.

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(d)     Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

(e)     Governing Law; Jurisdiction. This Agreement and any dispute or controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of law principles thereof. All actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York, New York (or in any appellate courts thereof) (the “Specified Courts”). Each Party hereto hereby (i) submits to the exclusive jurisdiction of any Specified Court for the purpose of any action arising out of or relating to this Agreement brought by any party hereto and (ii) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 2(h). Nothing in this Section 2(e) shall affect the right of any party to serve legal process in any other manner permitted by applicable law.

(f)     WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 2(f).

(g)     Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

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(h)     Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by e-mail, (iii) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Purchaser (prior to the Second Closing), to: Alussa Energy Acquisition Corp. PO Box 500, 71 Fort Street Grand Cayman KY1-1106 Attention: Daniel Barcelo Email: Daniel@alussaenergy.com

With copies to (which shall not constitute notice):

the Purchaser Representative

and

Skadden, Arps, Slate, Meagher & Flom (UK) LLP
40 Bank Street
London, United Kingdom E14 5DS
Attention:     Danny Tricot
Denis Klimentchenko
Email: danny.tricot@skadden.com
denis.klimentchenko@skadden.com

If to Purchaser Representative, to: Alussa Energy Sponsor LLC PO Box 500, 71 Fort Street Grand Cayman KY1-1106 Attention: Daniel Barcelo Email: Daniel@alussaenergy.com

With copies to (which shall not constitute notice):

and

Skadden, Arps, Slate, Meagher & Flom (UK) LLP
40 Bank Street
London, United Kingdom E14 5DS
Attention:     Danny Tricot
Denis Klimentchenko
Email: danny.tricot@skadden.com
denis.klimentchenko@skadden.com

If to Pubco, to: FREYR Battery 412 F, route d’Esch L-2086 Luxembourg Email: contract-notifications@freyrbattery.com
If to the Holder, to: the address set forth under the Holder’s name on the signature page hereto.

(i)     Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Purchaser, Purchaser Representative, Pubco and the Holder. No failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(j)     Authorization on Behalf of the Purchaser. The Parties acknowledge and agree that notwithstanding anything to the contrary contained in this Agreement, any and all determinations, actions or other authorizations under this Agreement on behalf of the Purchaser after the Second Closing, including enforcing the Purchaser’s rights and remedies under this Agreement, or providing any waivers with respect to the provisions hereof, shall solely be made, taken and authorized by the Purchaser Representative.

(k)     Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision

Annex E-4

is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(l)     Specific Performance. The Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by the Holder, money damages will be inadequate and the Purchaser, Purchaser Representative and Pubco will have no adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Holder in accordance with their specific terms or were otherwise breached. Accordingly, the Purchaser, Purchaser Representative and Pubco shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by the Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

(m)     Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the Parties is expressly canceled; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the Parties under the Business Combination Agreement or any Ancillary Document. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of the Purchaser, Purchaser Representative and Pubco or any of the obligations of the Holder under any other agreement between the Holder and the Purchaser, Purchaser Representative or Pubco or any certificate or instrument executed by the Holder in favor of the Purchaser, Purchaser Representative or Pubco, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of the Purchaser, Purchaser Representative or Pubco or any of the obligations of the Holder under this Agreement.

(n)     Further Assurances. From time to time, at another Party’s request and without further consideration (but at the requesting Party’s reasonable cost and expense), each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(o)     Counterparts; Facsimile.  This Agreement may also be executed and delivered by facsimile signature or by email in portable document format in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

Annex E-5

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

Purchaser:
ALUSSA ENERGY ACQUISITION CORP.
By:
Name:
Title:
Pubco:
FREYR BATTERY
By:
Name:
Title:
Purchaser Representative:
ALUSSA ENERGY SPONSOR LLC
By:
Name:
Title:

Annex E-6

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

Holder:
Name of Holder:	____________________________________
By:	_______________________________________________
Address for Notice:
Address:

Facsimile No.:
Telephone No.:
Email:

[Signature Page to Lock-Up Agreement]

Annex E-7

Annex F

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [•], 2021, is made and entered into by and among (i) FREYR Battery, a company organized under the laws of Luxembourg (the “Company”), (ii) Alussa Energy Sponsor LLC, a Delaware limited liability company (the “Sponsor”), (iii) certain shareholders of FREYR AS (“FREYR”), a company incorporated under the laws of Norway, set forth on Schedule 1 hereto (the “FREYR Holders”) and (iv) the undersigned parties listed on the signature page hereto (each such party, together with the Sponsor, the FREYR Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “Holder” and collectively the “Holders”).

RECITALS

WHEREAS, Alussa Energy Acquisition Corp. (“Alussa Energy”) and the Sponsor are party to that certain registration rights agreement, dated November 25, 2019 (the “Original RRA”);

WHEREAS, the Company has entered into that certain business combination agreement, dated as of [•], 2021 (the “Business Combination Agreement”), by and between, among others, Alussa Energy, the Sponsor and FREYR;

WHEREAS, pursuant to the Business Combination Agreement, the parties thereto will consummate a series of transactions, pursuant to which, among others, (i) ordinary shares of FREYR held by shareholders of FREYR, including the FREYR Holders, will be converted into ordinary shares of the Company, par value $0.01 per share (“Ordinary Shares”), (ii) 7,187,500 class B ordinary shares of Alussa Energy held by the Sponsor will be converted into 7,187,500 Ordinary Shares (the “Founder Shares”), (iii) private placement warrants of Alussa Energy held by the Sponsor will be converted into warrants of the Company (the “Private Placement Warrants”). and (iv) [[•] working capital warrants of Alussa Energy held by the Sponsor will be converted into [•] warrants of the Company (the “Working Capital Warrants”)]1.

WHEREAS, certain investors (the “PIPE Shareholders”) committed, or have an option, to purchase Ordinary Shares (the “PIPE Shares”) in a transaction exempt from registration under the Securities Act pursuant to the respective subscription agreements, each dated on or about [•], 2021, entered into by and between the Company, Alussa and each of the PIPE Shareholders (each, a “Subscription Agreement” and, collectively, the “Subscription Agreements”);

WHEREAS, the Company and the Holders desire to enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article I

DEFINITIONS

1.1     Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

____________

1          Note: to be included to the extent working capital warrants are issued between signing and closing

Annex F-1

“Agreement” shall have the meaning given in the Preamble.

“Alussa Energy” shall have the meaning given in the Recitals.

“Board” shall mean the Board of Directors of the Company.

“Business Combination” shall have the meaning given in the Recitals.

“Business Combination Agreement” shall have the meaning given in the Recitals.

“Commission” shall mean the Securities and Exchange Commission.

“Company” shall have the meaning given in the Preamble.

“Demand Registration” shall have the meaning given in subsection 2.1.1.

“Demanding Holder” shall have the meaning given in subsection 2.1.1.

“Effectiveness Deadline” shall have the meaning given in subsection 2.1.6.

“Encompass Holders” shall have the meaning given in subsection 5.6.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form S-1” shall have the meaning given in subsection 2.1.1.

“Form S-3” shall have the meaning given in subsection 2.3.

“Founder Shares” shall have the meaning given in the Recitals.

“FREYR” shall have the meaning given in the Preamble.

“FREYR Holders” shall have the meaning given in the Preamble.

“FREYR Shareholder Lock-Up Agreements” shall mean the lock-up agreements, dated on or about [•], 2021, between the Company, Alussa Energy, the Sponsor and the applicable FREYR Holder, and each a “FREYR Shareholder Lock-Up Agreement”.

“Holders” shall have the meaning given in the Preamble.

“Lock-Up Agreements” shall mean the FREYR Shareholder Lock-Up Agreements and the Sponsor Lock-Up Agreement, and each, a “Lock-Up Agreement”.

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus in the light of the circumstances under which they were made not misleading.

“Ordinary Shares” shall have the meaning given in the Recitals.

“Ordinary Shares Lock-up Period” shall mean, with respect to the Founder Shares and the Ordinary Shares held by the FREYR Holders, the lock-up period set forth in the applicable Lock-Up Agreement.

“Original RRA” shall have the meaning given in the Recitals.

“Permitted Transferees” shall mean a person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the Ordinary Shares Lock-up Period or Private Placement Lock-up Period, as the case may be, under the applicable Lock-Up Agreement, this Agreement, and any other applicable agreement between such Holder and the Company, and to any transferee thereafter.

“Piggyback Registration” shall have the meaning given in subsection 2.2.1.

“PIPE Shareholders” shall have the meaning given in the Recitals.

Annex F-2

“PIPE Shares” shall have the meaning given in the Recitals.

“Private Placement Lock-up Period” shall mean, with respect to Private Placement Warrants, the lock-up period set forth in the Sponsor Lock-Up Agreement.

“Private Placement Warrants” shall have the meaning given in the Recitals.

“Pro Rata” shall have the meaning given in subsection 2.1.4.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any outstanding Ordinary Shares or any other equity security (including warrants to purchase Ordinary Shares and the Ordinary Shares issued or issuable upon the exercise of any other equity security) of the Company held by a Holder immediately following the Second Closing, (b) any Private Placement Warrants (including any Ordinary Shares issued or issuable upon the exercise of any such Private Placement Warrants), (c) any Working Capital Warrants (including the Ordinary Shares issued or issuable upon the exercise of any such Working Capital Warrants), (d) any outstanding Ordinary Shares or any other equity security (including the Ordinary Shares issued or issuable upon the exercise of any other equity security) of the Company held by a Holder as of the date of this Agreement and (e) any other equity security of the Company issued or issuable with respect to any such Ordinary Shares by way of a share dividend or share split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but with no volume or other restrictions or limitations); or (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(a)     all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Ordinary Shares are then listed;

(b)     fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(c)     printing, messenger, telephone and delivery expenses;

(d)     reasonable fees and disbursements of counsel for the Company;

(e)     reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(f)     reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration.

Annex F-3

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in subsection 2.1.1.

“Resale Shelf Registration Statement” shall have the meaning given in subsection 2.1.6.

“Second Closing” shall have the meaning given in the Business Combination Agreement.

“Second Closing Date” shall have the meaning given in the Business Combination Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Sponsor” shall have the meaning given in the Preamble.

“Sponsor Lock-Up Agreement” shall mean the lock-up agreement, dated [•], 2021, between the Company and the Sponsor.

“Subscription Agreement” shall have the meaning given in the Recitals.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Working Capital Warrants” shall have the meaning given in the Recital hereto.

Article II

REGISTRATIONS

2.1          Demand Registration.

2.1.1     Request for Registration. Subject to the provisions of subsection 2.1.4 and Section 2.4 hereof, at any time and from time to time on or after the Second Closing Date, any Holder of Registrable Securities (the “Demanding Holder”) may make a written demand for Registration under the Securities Act of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, within ten (10) days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall effect, as soon thereafter as practicable, but not more than forty five (45) days immediately after the Company’s receipt of the Demand Registration, the Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration. Under no circumstances shall the Company be obligated to effect more than an aggregate of three (3) Registrations pursuant to a Demand Registration under this subsection 2.1.1 with respect to any or all Registrable Securities; provided, however, that a Registration shall not be counted for such purposes unless a Form S-1 or any similar long-form registration statement that may be available at such time (“Form S-1”) has become effective and all of the Registrable Securities requested by the Requesting Holders to be registered on behalf of the Requesting Holders in such Form S-1 Registration have been sold, in accordance with Section 3.1 of this Agreement.

Annex F-4

2.1.2     Effective Registration. Notwithstanding the provisions of subsection 2.1.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days, of such election; and provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.

2.1.3     Underwritten Offering. Subject to the provisions of subsection 2.1.4 and Section 2.4 hereof, if a majority-in-interest of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.1.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Demanding Holders initiating the Demand Registration.

2.1.4     Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Registration pursuant to a Demand Registration, in good faith, advises the Company, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Ordinary Shares or other equity securities that the Company desires to sell and the Ordinary Shares, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other shareholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Holders (Pro Rata, based on the respective number of Registrable Securities that each Holder has so requested) exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the Ordinary Shares or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.1.5     Demand Registration Withdrawal. A majority-in-interest of the Demanding Holders initiating a Demand Registration or a majority-in-interest of the Requesting Holders (if any), pursuant to a Registration under subsection 2.1.1 shall have the right to withdraw from a Registration pursuant to such Demand Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration prior to the effectiveness of the Registration Statement filed with

Annex F-5

the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration prior to its withdrawal under this subsection 2.1.5.

2.1.6     Shelf Registration. The Company agrees that, within thirty (30) calendar days following the Second Closing Date, the Company will submit to or file with the Commission a registration statement for a shelf registration on Form S-1 or Form S-3 (if the Company is then eligible to use a Form S-3 shelf registration) (the “Resale Shelf Registration Statement”), in each case, covering the resale of the Registrable Shares and the Company shall use its commercially reasonable efforts to have the Resale Shelf Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 90th calendar day following the filing date thereof if the Commission notifies the Company that it will “review” the Resale Shelf Registration Statement and (ii) the 10th business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Resale Shelf Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Deadline”); provided, however, that the Company obligations to include the Registrable Shares in the Resale Shelf Registration Statement are contingent upon the applicable Holder furnishing in writing to the Company such information regarding the Holder, the Registrable Shares held by such Holder and the intended method of disposition of the Registrable Shares (which shall be limited to non-underwritten public offerings) as shall be reasonably necessary and requested by the Company to effect the registration of the Registrable Shares, and such Holder shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling shareholder in similar situations, including providing that the Company shall be entitled to postpone and suspend the effectiveness or use of the Resale Shelf Registration Statement, if applicable, during any customary blackout or similar period or as permitted hereunder; provided that such Holder shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Registrable Shares (other than the Lock-Up Agreements).

2.2          Piggyback Registration.

2.2.1     Piggyback Rights. If, at any time on or after the Second Closing Date, the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of shareholders of the Company (or by the Company and by the shareholders of the Company including, without limitation, pursuant to Section 2.1 hereof), other than a Registration Statement (i) filed in connection with any employee share option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing shareholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.2.2     Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of the Ordinary Shares that the Company desires to sell, taken together with (i) the Ordinary Shares, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder (ii) the Registrable Securities as to which registration has been

Annex F-6

requested pursuant to Section 2.2 hereof, and (iii) the Ordinary Shares, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other shareholders of the Company, exceeds the Maximum Number of Securities, then:

(a)     If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Ordinary Shares, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other shareholders of the Company, which can be sold without exceeding the Maximum Number of Securities;

(b)     If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the Ordinary Shares or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1, pro rata based on the number of Registrable Securities that each Holder has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Registration, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Ordinary Shares or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.2.3     Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.

2.2.4     Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof.

2.3          Registrations on Form S-3. The Holders of Registrable Securities may at any time, and from time to time, request in writing that the Company, pursuant to Rule 415 under the Securities Act (or any successor rule promulgated thereafter by the Commission), register the resale of any or all of their Registrable Securities on Form S-3 or any similar short form registration statement that may be available at such time (“Form S-3”); provided, however, that the Company shall not be obligated to effect such request through an Underwritten Offering. Within five (5) days of the Company’s receipt of a written request from a Holder or Holders of Registrable Securities for a Registration on Form S-3, the Company shall promptly give written notice of the proposed Registration on Form S-3 to all other Holders of Registrable Securities, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in such Registration on Form S-3 shall so notify the Company, in writing, within ten (10) days after the receipt by the Holder of the notice from the Company. As soon as practicable thereafter, but not more than twelve (12) days after the Company’s initial receipt of such written request for a Registration on Form

Annex F-7

S-3, the Company shall register all or such portion of such Holder’s Registrable Securities as are specified in such written request, together with all or such portion of Registrable Securities of any other Holder or Holders joining in such request as are specified in the written notification given by such Holder or Holders; provided, however, that the Company shall not be obligated to effect any such Registration pursuant to Section 2.3 hereof if (i) a Form S-3 is not available for such offering; or (ii) the Holders of Registrable Securities, together with the Holders of any other equity securities of the Company entitled to inclusion in such Registration, propose to sell the Registrable Securities and such other equity securities (if any) at any aggregate price to the public of less than $10,000,000.

2.4     Restrictions on Registration Rights. If (A) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.1.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, the Company shall have the right to defer such filing for a period of not more than thirty (30) days.

Article III

COMPANY PROCEDURES

3.1          General Procedures. If at any time after the Second Closing Date the Company is required to effect the Registration of Registrable Securities, the Company shall use its best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1     prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have ceased to be Registrable Securities;

3.1.2     prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be requested by the Holders or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3     prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4     prior to any public offering of Registrable Securities, use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other

Annex F-8

acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5     cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6     provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7     advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8     at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities or its counsel;

3.1.9     notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10     permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriters, if any, and any attorney or accountant retained by such Holders, or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representative, or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11     obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration which the participating Holders may rely on, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12     on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders;

3.1.13     in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.14     make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

Annex F-9

3.1.15     if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $50,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.16     otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

3.2          Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3          Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company, (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements, other customary documents as may be reasonably required under the terms of such underwriting arrangements and (iii) any other documents as required under applicable securities laws.

3.4          Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than thirty (30) days, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

3.5          Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of the Ordinary Shares held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

Article IV

INDEMNIFICATION AND CONTRIBUTION

4.1          Indemnification.

4.1.1     The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary

Annex F-10

Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2     In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3     Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4     The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5     If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to

Annex F-11

correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

Article V

MISCELLANEOUS

5.1          Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail, or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail, telecopy, telegram or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: 412 F, route d’Esch L-2086 Luxembourg or contract-notifications@freyrbattery.com, and, if to any Holder, at such Holder’s address or contact information as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2          Assignment; No Third Party Beneficiaries.

5.2.1     This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2     Prior to the expiration of the Ordinary Shares Lock-up Period or the Private Placement Lock-up Period, as the case may be, no Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee but only if such Permitted Transferee agrees to become bound by the transfer restrictions set forth in this Agreement. After the expiration of the Ordinary Shares Lock-up Period or the Private Placement Lock-up Period, as the case may be, the Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, to any transferee.

5.2.3     This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.4     This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

5.2.5     No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

Annex F-12

5.3          Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.4          Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (I) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION AND (II) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.

5.5          Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.6          Other Registration Rights. The Company represents and warrants that no person, other than (a) the PIPE Shareholders who have registration rights with respect to their PIPE Shares pursuant to their respective Subscription Agreements, (b) Encompass Capital Master Fund LP and BEMAP Master Fund LP (together, the “Encompass Holders”), who have registration rights pursuant to the preferred share acquisition agreement, dated [•], 2021, between and among, the Encompass Holders, FREYR, Alussa Energy and the Company, pursuant to which agreement they will acquire Ordinary Shares, (c) shareholders of FREYR immediately prior to the transactions contemplated to occur on the Second Closing Date who have registration rights pursuant to the Business Combination Agreement and (d) a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.7          Term. This Agreement shall terminate upon the earlier of (i) the tenth anniversary of the date of this Agreement or (ii) the date as of which (A) all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)) or (B) the Holders of all Registrable Securities are permitted to sell the Registrable Securities under Rule 144 (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale. The provisions of Section 3.5 and Article IV shall survive any termination.

5.8          Termination of Original RRA. Alussa Energy and the Sponsor agree that the Original RRA shall terminate on the Second Closing Date.

[SIGNATURE PAGES FOLLOW]

Annex F-13

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:
FREYR BATTERY
By:
Name:
Title:
ALUSSA ENERGY SPONSOR LLC
By:
Name: Daniel Barcelo
Title: Managing Member

[SIG BLOCKS TO COME FOR ALL FREYR HOLDERS]

[Signature Page to Registration Rights Agreement]

Annex F-14

Schedule I

[List of FREYR Major Shareholders with registration rights under RRA to come]

Annex F-15

Annex G

CONFIDENTIAL

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into on January ___, 2021, by and between Alussa Energy Acquisition Corp, a Cayman Islands exempted company (“Alussa”), FREYR Battery, a corporation in the form of a public limited liability company (société anonyme) incorporated under the laws of Luxembourg, with registered office at 412F, route d’Esch, L-2086 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés) (the “Company”) and the undersigned subscriber (the “Investor”).

WHEREAS, this Subscription Agreement is being entered into in connection with the Business Combination Agreement, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, including any exhibits and schedules thereto, the “Transaction Agreement”), between, among others, Alussa, the Company, FREYR AS, a limited liability company incorporated under the laws of Norway (“FREYR”), Norway Sub 1 AS, a limited liability company incorporated under the laws of Norway (“Norway Merger Sub 1”), Norway Sub 2 AS, a limited liability company incorporated under the laws of Norway (“Norway Merger Sub 2”), Adama Charlie, an exempted company incorporated under the laws of the Cayman Islands (“Cayman Merger Sub”) and the other parties thereto, pursuant to which, among other things, (i) Alussa will merge with and into Cayman Merger Sub, with Alussa as the surviving company of such merger, (ii) FREYR will transfer its wind farm business to Sjonfjellet Vindpark Holding AS, a corporation to be incorporated under the laws of Norway by way of a demerger resulting in such business becoming held by its shareholders through such company, (iii) FREYR will merge with and into Norway Merger Sub 2, with Norway Merger Sub 2 as the surviving company of such merger and (iv) Norway Merger Sub 1 will merge with and into the Company, with the Company as the surviving company of such merger, and after giving effect to all the transactions, the surviving companies of the transactions contemplated by (i), (ii) and (iii) will be wholly-owned subsidiaries of the Company, with the exception of Sjonfjellet Vindpark Holding AS, which will be a separate stand-alone entity, on the terms and subject to the conditions therein (the “Transaction”);

WHEREAS, in connection with the Transaction, the Company is seeking commitments from interested investors to purchase, prior to the closing of the Transaction, the Company’s ordinary shares, par value $0.01 per share (the “Shares”), in a private placement for a purchase price of $10.00 per share (the “Per Share Subscription Price”);

WHEREAS, the aggregate purchase price to be paid by the Investor for the subscribed Shares (as set forth on the signature page hereto) is referred to herein as the “Subscription Amount;” and

WHEREAS, substantially concurrently with the execution of this Subscription Agreement, the Company and Alussa are entering into separate subscription agreements (collectively, the “Other Subscription Agreements”) with certain investors (other than the Investor) with an aggregate purchase price of $600,000,000 (inclusive of the Subscription Amount) (the “PIPE Investment”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth herein, and intending to be legally bound hereby, each of the Investor, the Company and Alussa acknowledges and agrees as follows:

1.     Subscription. The Investor hereby irrevocably subscribes for and agrees to purchase from the Company, and the Company hereby agrees, upon the substantially concurrent consummation of the Transaction, to irrevocably issue and sell to the Investor, the number of Shares set forth on the signature page of this Subscription Agreement at the Per Share Subscription Price and on the terms and subject to the conditions provided for herein.

2.     Closing.

(a)     The closing of the subscription of the Shares contemplated hereby (the “Closing”) shall occur on the same date as, but immediately prior to the consummation of those transactions contemplated to occur on the Second Closing Date (as defined in the Transaction Agreement) pursuant to the Transaction Agreement (the “Closing Date”).

(b)     At least seven (7) business days before the anticipated Closing Date, the Company shall deliver written notice to the Investor (the “Closing Notice”) specifying: (i) the anticipated Closing Date, (ii) that the Company reasonably expects all conditions to closing of the Transaction to be satisfied or waived prior to or on the anticipated

Annex G-1

Closing Date and (iii) the wire instructions for delivery of the Subscription Amount to the Company. No later than three (3) business days prior to the Closing Date set forth in the Closing Notice, the Investor shall deliver the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account(s) specified by the Company in the Closing Notice, such Subscription Amount to be held by the Company in trust for the benefit of the Investor until Closing (with the Investor being treated as the beneficial owner of the Subscription Amount until Closing). Upon satisfaction (or, if applicable, waiver) of the conditions set forth in Section 3 of this Subscription Agreement, (i) at Closing, the Company shall issue the Shares to the Investor and subsequently cause the Shares to be registered in book entry form, free and clear of any liens or other restrictions whatsoever (other than those arising under state or federal securities laws or as set forth herein), in the name of Investor (or its nominee in accordance with its delivery instructions), and (ii) as promptly as practicable after the Closing (but in no event more than two (2) business days thereafter), the Company shall deliver, or cause to be delivered, evidence from the Company’s transfer agent (the “Transfer Agent”) of the issuance to Investor of the Shares on and as of the Closing Date. Upon delivery of the Shares to the Investor (or its nominee, if applicable), in accordance with this Section 2(b), the Subscription Amount shall cease to be held by the Company in trust for the benefit of the Investor and shall be owned absolutely by the Company.

(c)     In the event the Closing Date does not occur within three (3) business days after the anticipated Closing Date specified in the Closing Notice, the Company shall promptly (but not later than two (2) business days thereafter) return the Subscription Amount to the Investor by wire transfer of U.S. dollars in immediately available funds to the account specified by the Investor, and any book entries for the Shares shall be deemed cancelled; provided that, unless this Subscription Agreement has been terminated pursuant to Section 8 hereof, such return of funds shall not terminate this Subscription Agreement or relieve the Investor of its obligation to purchase the Shares at the Closing in accordance with this Subscription Agreement.

(d)     Prior to or at the Closing, Investor shall deliver to the Company a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8.

(e)     For purposes of this Subscription Agreement, “business day” shall mean a day, other than a Saturday, Sunday or other day on which commercial banks in New York, New York, Oslo, Norway, the Cayman Islands or Luxembourg are authorized or required by law to close.

3.     Closing Conditions.

(a)     The obligation of the parties hereto to consummate the purchase and sale of the Shares pursuant to this Subscription Agreement is subject to the following conditions: (i) there shall not be in force any injunction or order enjoining or prohibiting, or any proceeding seeking to enjoin or prohibit, the issuance and sale of the Shares under this Subscription Agreement and (ii) all conditions precedent to the consummation of the Transaction set forth in the Transaction Agreement shall have been satisfied or waived (other than those conditions which, by their nature, are to be satisfied at the applicable closing date under the Transaction Agreement, but subject to the satisfaction or waiver of such conditions as of the closing of the Transaction) and the closing of the Transaction shall occur substantially concurrently with the Closing.

(b)     The obligation of the Company to consummate the sale of the Shares pursuant to this Subscription Agreement is also subject to the satisfaction or waiver by the Company and Alussa of the following additional conditions that, on the Closing Date:

(i)     all representations and warranties of the Investor contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true in all respects) at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true in all respects) as of such date); and

(ii)     the Investor shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to Closing.

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(c)     The obligation of the Investor to consummate the purchase of the Shares pursuant to this Subscription Agreement is also subject to the satisfaction or waiver by the Investor of the following additional conditions that, on the Closing Date:

(i)     all representations and warranties of the Company and Alussa contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined herein), which representations and warranties shall be true in all respects) at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true in all respects) as of such date);

(ii)     the Company and Alussa shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by the Company and Alussa at or prior to Closing;

(iii)     (A) the Transaction Agreement (as the same exists on the date of this Subscription Agreement) shall not have been modified, waived or amended to materially adversely affect the Investor (in its capacity as such), and (B) Section 12.2(c) of the Transaction Agreement (as the same exists on the date of this Subscription Agreement) shall not have been modified, waived or amended in any material respect, in each case of clauses (A) and (B), without having received Investor’s prior written consent;

(iv)     the Company shall not have entered into any Other Subscription Agreement with a lower Per Share Subscription Price or, other than with respect to (A) the Other Subscription Agreement entered into with Spring Creek Capital, LLC (a subsidiary of Koch Industries, Inc.) or (B) certain settlement arrangements owing to regulatory constraints, other terms (economic or otherwise) substantively more favorable to such other subscriber or investor than as set forth in this Subscription Agreement; and

(v)     the Shares shall have been approved for listing on the NYSE (as defined below) effective upon the closing of the Transaction (“Transaction Closing”).

(d)     The Company shall use reasonable efforts to ensure the satisfaction of the conditions set out in: (i) Section 3(c) of this Subscription Agreement, and (ii) the Transaction Agreement. The Investor shall use reasonable efforts to ensure the satisfaction of the conditions set out in Section 3(b) of this Subscription Agreement.

4.      Further Assurances. At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as is reasonably deemed to be necessary in order to consummate the subscription as contemplated by this Subscription Agreement; provided, that in no event shall the Investor be required hereunder to execute and deliver any lock-up or similar market standoff agreement or any other agreement restricting the transfer of the Shares issued pursuant to this Subscription Agreement.

5.     Company and Alussa Representations and Warranties. With respect to Sections 5(a), (c), (d), (e), (g), (h), (i), (j), (k), (l), (m) and (o), each of Alussa and the Company jointly and severally represent and warrant to the Investor as of the date hereof and as of the Closing Date, and with respect to the remainder of this Section 5, the Company represents and warrants to the Investor, as of the date hereof and as of the Closing Date, that:

(a)     The Company is a corporation in the form of a public limited liability company (société anonyme) duly incorporated and validly existing under the laws of Luxembourg. The Company has all power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as presently and anticipated to be conducted and to enter into, deliver and perform its obligations under this Subscription Agreement. Alussa has been incorporated and is validly existing as a corporation under the laws of the Cayman Islands, with corporate power and authority to own, lease and operate its properties and conduct its business as presently and anticipated to be conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

(b)     As of the Closing, the Shares will be duly authorized and, when issued and delivered to the Investor against full payment therefor in accordance with the terms of this Subscription Agreement, the Shares will be validly issued, fully paid, non-assessable and free and clear of any liens or other restrictions whatsoever (other than those arising under state or federal securities laws or as set forth herein), will rank pari passu in all respects with all other

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ordinary shares of the Company and will not have been issued in violation of or subject to any preemptive or similar rights created under the Company’s articles of association (as in effect at such time of issuance) or similar constitutive agreements, or under the laws of Luxembourg.

(c)     Each of this Subscription Agreement, the Other Subscription Agreements, and the Transaction Agreement (the “Transaction Documents”) has been duly authorized, executed and delivered by each of Alussa and the Company and, assuming that each such Transaction Document constitutes a valid and binding obligation of the other parties thereto, is enforceable against each of the Company and Alussa in accordance with its respective terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, or (ii) principles of equity, whether considered at law or equity.

(d)     The execution and delivery by the Company and Alussa of the Transaction Documents and the performance by the Company and Alussa of their respective obligations under the Transaction Documents, including the issuance and sale by the Company of the Shares pursuant to this Subscription Agreement and the consummation of the transactions contemplated herein and therein, do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company or Alussa or any of their respective subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company or Alussa or any of their respective subsidiaries is a party or by which the Company or Alussa or any of their respective subsidiaries is bound or to which any of the property or assets of the Company or Alussa is subject that does or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition or results of operations of the Company or Alussa or their respective subsidiaries, taken as a whole (a “Material Adverse Effect”), or impair the validity of the Shares or the legal authority of the Company or Alussa to comply in all material respects with their respective obligations under the Transaction Documents or impair or delay the ability of the Company or Alussa to timely perform their respective obligations under the Transaction Documents; (ii) result in any violation of any provision of the organizational documents of the Company or Alussa; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or Alussa or any of their respective properties that would reasonably be expected to have a Material Adverse Effect or impair the validity of the Shares or the legal authority of the Company or Alussa to comply in all material respects with its obligations under the Transaction Documents or impair or delay the ability of the Company or Alussa to timely perform their respective obligations under the Transaction Documents.

(e)     Assuming the accuracy of the Investor’s representations and warranties set forth in Section 6 of this Subscription Agreement, neither the Company nor Alussa is required to obtain any material consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the issuance of the Shares pursuant to this Subscription Agreement, other than (i) filings with the U.S. Securities and Exchange Commission (the “SEC”), (ii) filings required by applicable state or federal securities laws, (iii) the filings required in accordance with Section 12 of this Subscription Agreement; (iv) those required by the New York Stock Exchange (“NYSE”), and (v) those required to consummate the Transaction as provided under the Transaction Agreement.

(f)     Assuming the accuracy of the Investor’s representations and warranties set forth in Section 6 of this Subscription Agreement, no registration under the Securities Act of 1933, as amended (the “Securities Act”), is required for the offer and sale of the Shares by the Company to the Investor.

(g)     Neither the Company nor Alussa nor any person acting on their respective behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Shares in violation of the Securities Act.

(h)     Neither the Company nor Alussa nor any person acting on their respective behalf is under any obligation to pay any broker’s fee or finder’s fee or commission in connection with the sale of the Shares other than to the Placement Agents (as defined below).

(i)     Neither the Company nor Alussa nor any person acting on their respective behalf has taken any action, directly or indirectly, including making any offer or sale of any Company security or solicited any offers to buy any security in violation of the Securities Act or under circumstances that would cause the offer and sale of the

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Shares by the Company to the Investor contemplated hereby to fail to be entitled to the exemption from the registration requirements of the Securities Act (other than offers or sales of securities under an employee benefit plan as defined in Rule 405 under the Securities Act).

(j)     Except for such matters as have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of Alussa or the Company, threatened against Alussa, the Company or FREYR, or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against Alussa, the Company or FREYR. Each of the Company, Alussa and FREYR has not received any written communication from a governmental authority that alleges that the Company, Alussa or FREYR is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(k)     Other than the Other Subscription Agreements and the Preferred Share Acquisition Agreement (as defined in the Transaction Agreement), and other than with respect to (A) the Other Subscription Agreement entered into with Spring Creek Capital, LLC (a subsidiary of Koch Industries, Inc.) and (B) certain settlement arrangements owing to regulatory constraints, neither Alussa nor the Company has entered into any side letter or similar agreement with any investor or subscriber in connection with such investor or subscriber’s direct or indirect investment in the Company, and such Other Subscription Agreements and Preferred Share Acquisition Agreement have not been amended in any material respect following the date of this Subscription Agreement and reflect the same Per Share Subscription Price and terms that are no more favorable to such investor or subscriber thereunder than the terms of this Subscription Agreement.

(l)     As of their respective dates, all SEC Documents (as defined below) complied or will comply, in all material respects, with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder. A copy of each form, report, statement, schedule, prospectus, proxy, registration statement and other document, if any, filed by Alussa or the Company with the SEC since Alussa’s initial registration of its Class A ordinary shares under the Exchange Act (the “SEC Documents”) is available to the undersigned via the SEC’s EDGAR system. None of the SEC Documents contained, when filed or, if amended, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of Alussa and the Company has timely filed each report, statement, schedule, prospectus, and registration statement that Alussa or the Company (as applicable) was required to file with the SEC since Alussa’s initial registration of the Class A ordinary shares under the Exchange Act. The financial statements of Alussa and the Company included in the SEC Documents comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing and fairly present in all material respects the financial condition of Alussa and the Company (as applicable) as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. There are no material outstanding or unresolved comments in comment letters from the staff of the Division of Corporation Finance of the SEC with respect to any of the SEC Documents. The description of the business and financial information of FREYR set forth in the investor presentation dated December 4, 2020 (as updated on January 26, 2021) made available to Investor by Alussa and FREYR prior to the execution of this Subscription Agreement (the “Investor Presentation”) shall be consistent and complete in all material respects with the description of the business and financial information of FREYR described or included in the proxy statement to be filed in connection with the approval of the Transaction Agreement by the applicable shareholders. The Investor Presentation shall not have not been amended in any material respect following the date of this Subscription Agreement.

(m)     As of the date of this Subscription Agreement, and immediately prior to the First Closing Date (as defined in the Transaction Agreement), the authorized capital stock of Alussa consists of 200,000,000 Class A ordinary shares, $0.0001 par value, 20,000,000 Class B ordinary shares, $0.0001 par value, and 2,000,000 shares of undesignated preferred stock, $0.0001 par value. As of the date of this Subscription Agreement and for the period up to the exercise in full of any warrants issued by Alussa, the Company will have a sufficient number of authorized shares available to be issued upon exercise of such warrants. As of the date of this Subscription Agreement, the authorized capital stock of the Company consists of 40,000 fully paid redeemable shares with no nominal value, and such shares are duly authorized and validly issued, and are not subject to preemptive rights or encumbrances. As of the date of

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this Subscription Agreement, and immediately prior to Closing, except as set forth above and pursuant to (i) the Other Subscription Agreements, (ii) the Transaction Agreement and (iii) the Preferred Share Acquisition Agreement, there are no outstanding (1) shares, equity interests or voting securities of the Company, (2) securities of the Company convertible into or exchangeable for shares or other equity interests or voting securities of the Company, (3) options, warrants or other rights (including preemptive rights) or agreements, arrangements or commitments of any character, whether or not contingent, of the Company to acquire from any individual, entity or other person, and no obligation of the Company to issue, any shares or other equity interests or voting securities of the Company (collectively, the “Equity Interests”) or securities convertible into or exchangeable or exercisable for Equity Interests. As of the date of this Subscription Agreement, other than Cayman Merger Sub, the Company has no subsidiaries and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any securities of the Company, other than (A) as set forth in the SEC Documents and (B) as contemplated by the Transaction Agreement. Except as disclosed in the SEC Documents and other than expenses incurred in connection with the transactions contemplated by the Transaction Documents, the Company had no outstanding indebtedness and will not have any outstanding long-term indebtedness as of immediately prior to the Closing.

(n)     Upon consummation of the Transaction, the issued and outstanding ordinary shares of the Company will be registered pursuant to Section 12(b) of the Exchange Act and will be listed for trading on the NYSE.

(o)     Neither the Company nor Alussa is, and immediately after receipt of payment for the Shares the Company will not be, subject to registration as an “investment company” under the Investment Company Act of 1940, as amended.

(p)     The issued and outstanding Class A ordinary shares of Alussa are registered pursuant to Section 12(b) of the Exchange Act and are listed on the NYSE under the symbol “ALUS”. There is no suit, action, proceeding, or investigation pending, or to the knowledge of Alussa, threatened against Alussa by the NYSE or the SEC with respect to any intention by such entity to deregister the Class A ordinary shares of Alussa or prohibit or terminate the listing of such shares on the NYSE. Alussa has taken no action that is designed to terminate the registration of Alussa under the Exchange Act. Prior to the First Closing Date, no suspension of the qualification of Alussa’s Class A ordinary shares for offering or sale or trading on the NYSE, or initiation or threatening of any proceedings for any of such purposes, shall have occurred.

(q)     Each of Alussa and the Company is in compliance with all applicable laws, except where such non-compliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date hereof, neither Alussa nor the Company has received any written communication from a governmental authority that alleges that the Company or Alussa, as applicable, is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(r)     As of the Closing Date, the Company will be a “foreign private issuer” (as defined in Rule 405) under the Securities Act.

(s)     The Company is classified as a Subchapter C corporation for U.S. federal income tax purposes.

6.     Investor Representations, Warranties and Acknowledgements. The Investor, (I) with respect to Section 6(a), the first two sentences of Section 6(e) and Sections 6(g), (h), (j), (k), (l), (m), (p) and (q), represents and warrants to the Company and Alussa, and (II) with respect to the remainder of this Section 6, acknowledges, in each case of the foregoing clauses (I) and (II), as of the date hereof and as of the Closing Date, that:

(a)     The Investor (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3), (7) or (8) under the Securities Act), in each case, satisfying the applicable requirements set forth in Schedule A, (ii) if resident in a member state of the European Economic Area, is a “qualified investor” within the meaning of Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market (the “EU Prospectus Regulation”), (iii) if resident in the United Kingdom, is a “qualified investor” within the meaning of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “UK Prospectus Regulation”), (iv) is

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acquiring the Shares only for its own account and not for the account of others, or if the Investor is subscribing for the Shares as a fiduciary or agent for one or more investor accounts, the Investor has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information set forth on Schedule A). The Investor is not an entity formed for the specific purpose of acquiring the Shares and is an “institutional account” as defined by FINRA Rule 4512(c).

(b)     The Investor acknowledges and agrees that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act or any “offer of securities to the public” within the meaning of the EU Prospectus Regulation or the UK Prospectus Regulation, that the Shares have not been registered under the Securities Act and that the Company is not required to register the Shares except as set forth in Section 7 of this Subscription Agreement. The Investor acknowledges and agrees that the Shares may not be offered, resold, transferred, pledged or otherwise disposed of by the Investor absent an effective registration statement under the Securities Act except (i) to the Company or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and, in each case, in accordance with any applicable securities laws of the states of the United States and other applicable jurisdictions, and that any certificates representing the Shares shall contain a restrictive legend to such effect. The Investor acknowledges and agrees that the Shares will be subject to these securities law transfer restrictions and, as a result of these transfer restrictions, the Investor may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. The Investor acknowledges and agrees that the Shares will not immediately be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act, and that the provisions of Rule 144(i) will apply to the Shares. The Investor acknowledges and agrees that it has been advised to consult legal, tax and accounting advisors prior to making any offer, resale, transfer, pledge or disposition of any of the Shares.

(c)     The Investor acknowledges and agrees the Shares are issued to the Investor by the Company. The Investor further acknowledges that there have been no representations, warranties, covenants and agreements made to the Investor by or on behalf of the Company, Alussa, FREYR, Norway Merger Sub 1, Norway Merger Sub 2, Cayman Merger Sub, or any of Credit Suisse Securities (USA) LLC, BTIG, LLC, Pareto Securities AS, SpareBank 1 Markets AS or Clarksons Platou Securities, Inc. (with their respective affiliates, each a “Placement Agent” and, collectively, the “Placement Agents”), any of their respective affiliates or any control persons, officers, directors, employees, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the Company and Alussa expressly set forth in Section 5 of this Subscription Agreement. The Investor acknowledges that certain information provided by the Company, FREYR or Alussa was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections.

(d)     The Investor acknowledges and agrees that the Investor has received such information as the Investor deems necessary in order to make an investment decision with respect to the Shares, including, with respect to the Company, Alussa, the Transaction and the business of FREYR and its subsidiaries. Without limiting the generality of the foregoing, the Investor acknowledges that it has had the opportunity to review Alussa’s filings with the SEC. The Investor acknowledges and agrees that the Investor and the Investor’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as the Investor and such Investor’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares.

(e)     The Investor became aware of this offering of the Shares solely by means of direct contact between the Investor and the Company, Alussa or a representative of the Company or Alussa, or by means of contact from the Placement Agents, and the Shares were offered to the Investor solely by direct contact between the Investor and the Company, Alussa or a representative of the Company or Alussa (other than the Placement Agents). The Investor did not become aware of this offering of the Shares, nor were the Shares offered to the Investor, by any other means. The Investor acknowledges that its Shares (i) were not offered to it by any form of general solicitation or general advertising and (ii) are not being offered to it in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including,

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without limitation, the Company, Alussa, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, agents or representatives of any of the foregoing), other than the representations and warranties of the Company or Alussa contained in Section 5 of this Subscription Agreement in making its investment or decision to invest in the Company.

(f)     The Investor acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares, including those set forth in Alussa’s filings with the SEC and the Investor Presentation. The Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and the Investor has sought such accounting, legal and tax advice as the Investor has considered necessary to make an informed investment decision. The Investor acknowledges that Investor shall be responsible for any of the Investor’s tax liabilities that may arise as a result of the transactions contemplated by this Subscription Agreement, and that neither the Company nor Alussa has provided any tax advice or any other representation or guarantee regarding the tax consequences of the transactions contemplated by the Subscription Agreement.

(g)     Alone, or together with any professional advisor(s), the Investor has adequately analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for the Investor and that the Investor is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Investor’s investment in the Company. The Investor acknowledges specifically that a possibility of total loss exists.

(h)     In making its decision to purchase the Shares, the Investor has relied solely upon independent investigation made by the Investor, the Investor Presentation and the representations and warranties made by Alussa and the Company in Section 5. Without limiting the generality of the foregoing, the Investor has not relied on any statements of the Placement Agents or any of their respective affiliates or any control persons, officers, directors, employees, agents or representatives of any of the foregoing concerning the Company, Alussa, FREYR, the Transaction, the Transaction Agreement, this Subscription Agreement or the transactions contemplated hereby or thereby, the Shares or the offer and sale of the Shares.

(i)     The Investor acknowledges and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of this investment.

(j)     The Investor, if not a natural person, has been duly formed or incorporated and is validly existing and is in good standing under the laws of its jurisdiction of formation or incorporation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.

(k)     The execution, delivery and performance by the Investor of this Subscription Agreement are within the powers of the Investor, have been duly authorized and will not constitute or result in a breach or default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the Investor is a party or by which the Investor is bound that would reasonably be expected to have a material adverse effect on the legal authority of Investor to comply in all material respects with the terms of this Subscription Agreement, and will not violate any provisions of the Investor’s organizational documents, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature of the Investor on this Subscription Agreement is genuine, and the signatory has been duly authorized to execute this Subscription Agreement, and, assuming that this Subscription Agreement constitutes the valid and binding agreement of the Company and Alussa, this Subscription Agreement constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

(l)     Neither the Investor nor any of its officers, directors, managers, managing members, general partners or any other person acting in a similar capacity or carrying out a similar function, is (i) a person named on the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List, the Sectoral Sanctions Identification List, or any other similar list of sanctioned persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), or any similar list of sanctioned persons administered by the United Kingdom, the European Union or any individual European Union member state (collectively, “Sanctions Lists”); (ii) directly or indirectly owned or controlled by, or acting on behalf of, one or more persons on a Sanctions List; (iii) organized, incorporated, established, located, resident or born in, or a citizen, national, or the government, including any political

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subdivision, agency, or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, Venezuela, the Crimea region of Ukraine, or any other country or territory embargoed by the United States, the United Kingdom, the European Union or any individual European Union member state; (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515; or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (collectively, a “Prohibited Investor”). The Investor represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that the Investor maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Investor maintains policies and procedures reasonably designed to ensure compliance with sanctions and export control laws in each of the jurisdictions in which the Investor operates. Investor maintains policies and procedures reasonably designed to ensure that the funds held by the Investor and used to purchase the Shares were legally derived, and further represents that the funds held by the Investor and used to purchase the shares were legally derived.

(m)     If the Investor is or is acting on behalf of (i) an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) a plan, an individual retirement account or other arrangement that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), (iii) an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement described in clauses (i) and (ii) (each, an “ERISA Plan”), or (iv) an employee benefit plan that is a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA), a non-U.S. plan (as described in Section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing clauses (i), (ii) or (iii) but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws,” and together with ERISA Plans, “Plans”), the Investor represents and warrants that (A) neither the Company nor, to the Investor’s knowledge, any of its affiliates has provided investment advice or has otherwise acted as the Plan’s fiduciary, with respect to its decision to acquire and hold the Shares, and, to the Investor’s knowledge, none of the parties to the Transaction is or shall at any time be the Plan’s fiduciary with respect to any decision in connection with the Investor’s investment in the Shares; and (B) its purchase of the Shares will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or any applicable Similar Law.

(n)     Other than the Investor Presentation, the Investor acknowledges that it has been informed that no disclosure or offering document has been prepared by the Company, Alussa or any of their respective affiliates or representatives in connection with the offer and sale of the Shares.

(o)     The Investor acknowledges that it has been informed that none of the Placement Agents, nor any of their respective affiliates, nor any control persons, officers, directors, employees, agents or representatives of any of the foregoing has made or makes any representation or warranty, whether express or implied, of any kind or character and have not provided any advice or recommendation with respect to the Company, Alussa, FREYR or its subsidiaries or any of their respective businesses, or the Shares or the accuracy, completeness or adequacy of any information supplied to the Investor by the Company.

(p)     In connection with the issue and purchase of the Shares, none of the Placement Agents has acted as the Investor’s financial advisor or fiduciary.

(q)     The Investor has or has commitments to have and, when required to deliver payment to the Company pursuant to Section 2 above, will have, sufficient funds to pay the Subscription Amount and consummate the purchase and sale of the Shares pursuant to this Subscription Agreement.

7.     Registration Rights.

(a)     The Company agrees that, within thirty (30) calendar days following the Closing Date (such deadline, the “Filing Deadline”), the Company will submit to or file with the SEC a registration statement for a shelf registration on Form S-1 or Form S-3 (if the Company is then eligible to use a Form S-3 shelf registration) (the “Registration Statement”), in each case, covering the resale of all of the Shares acquired by the Investor pursuant to this Subscription Agreement (determined as of two (2) business days prior to such submission or filing) (the “Registrable Shares”) and the Company shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 90th calendar day following the Closing Date and (ii) the 10th business day after the date the Company is notified (orally or in writing, whichever is earlier) by the

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SEC that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Deadline”); provided, however, that the Company’s obligations to include the Registrable Shares in the Registration Statement are contingent upon Investor furnishing in writing to the Company such information regarding Investor, the securities of the Company held by Investor and the intended method of disposition of the Registrable Shares (which shall be limited to non-underwritten public offerings) as shall be reasonably necessary and requested by the Company to effect the registration of the Registrable Shares, and Investor shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling shareholder in similar situations, including providing that the Company shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement, if applicable, during any customary blackout or similar period or as permitted hereunder; provided that Investor shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Registrable Shares. For as long as the Investor holds Shares, the Company will use commercially reasonable efforts to file all reports for so long as the condition in Rule 144(c)(1) (or Rule 144(i)(2), if applicable) is required to be satisfied, and provide all customary and reasonable cooperation, necessary to enable the undersigned to resell the Shares pursuant to Rule 144 of the Securities Act (in each case, when Rule 144 of the Securities Act becomes available to the Investor). Any failure by the Company to file the Registration Statement by the Filing Deadline or to effect such Registration Statement by the Effectiveness Deadline shall not otherwise relieve the Company of its obligations to file or effect the Registration Statement as set forth above in this Section 7. In no event shall the Investor or any affiliate of the Investor be identified as a statutory underwriter in the Registration Statement; except that, if the Investor or any affiliate of the Investor is required by the SEC to be identified as a statutory underwriter in the Registration Statement, the Company will provide reasonable advance notice to the Investor of such requirement and the Investor may, in its sole discretion, elect not to include all or a portion of its Shares in the Registration Statement (and such election shall not be considered a breach of this Agreement by the Company). Notwithstanding the foregoing, if the SEC prevents the Company from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Shares by the applicable shareholders or otherwise, the Company shall give the Investor prompt written notice thereof and such Registration Statement shall register (by amendment or otherwise) for resale such number of Shares which is equal to the maximum number of Shares as is permitted by the SEC. In such event, the number of Shares to be registered for each selling shareholders named in the Registration Statement shall be reduced pro rata among all such selling shareholders. In the event the Company amends the Registration Statement in accordance with the foregoing, the Company will use its commercially reasonable efforts to file with the SEC, as promptly as allowed by the SEC, one or more registration statements to register the resale of those Registrable Shares that were not registered on the initial Registration Statement, as so amended. All fees and expenses (i) incident to the performance of, or compliance with, this Section 7, or (ii) related to any threatened or actual litigation against the Investor in connection with any alleged breach of the Subscription Agreement or U.S. securities laws, in each case by the Company, shall be borne by the Company.

(b)     At its expense the Company shall:

(i)     except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which the Company determines to obtain, continuously effective with respect to Investor, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of the following: (A) Investor ceases to hold any Registrable Shares, (B) the date all Registrable Shares held by Investor may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), and (C) three years from the date of effectiveness of the Registration Statement;

(ii)     advise Investor, as expeditiously as possible:

(1)     when a Registration Statement or any amendment thereto has been filed with the SEC or has become effective;

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(2)     after the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(3)     of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(4)     subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

Notwithstanding anything to the contrary set forth herein, the Company shall not, when so advising Investor of such events, provide Investor with any material, nonpublic information regarding the Company other than to the extent that providing notice to Investor of the occurrence of the events listed in (1) through (4) above might constitute material, nonpublic information regarding the Company;

(iii)     use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

(iv)     upon the occurrence of any event contemplated in Section 7(b)(ii)(4) above, except for such times as the Company is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, the Company shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(v)     use its commercially reasonable efforts to cause all Registrable Shares to be listed on the NYSE;

(vi)     allow the Investor to review and consent to disclosure specifically regarding the Investor in the Registration Statement on reasonable advance notice (which consent shall not be unreasonably withheld);

(vii)     if the SEC shall at any time object to the inclusion of Registrable Shares in the Registration Statement, give prompt notice to the Investor and its counsel and give them fair and reasonable time (but, in any event, at least three (3) business days) to respond and discuss with the Company, prior to answering the SEC or agreeing to the exclusion of such Registrable Shares from the Registration Statement; and

(viii)     otherwise, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Investor, consistent with the terms of this Agreement, in connection with the registration of the Registrable Shares.

(c)     Notwithstanding anything to the contrary in this Subscription Agreement, the Company shall be entitled to delay the filing or effectiveness of, or suspend the use of, the Registration Statement if it reasonably determines that (i) in order for the Registration Statement not to contain a material misstatement or omission, an amendment thereto would be needed; (ii) the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event the Company’s board of directors reasonably believes would require additional disclosure by the Company in the Registration Statement of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Company’s board of directors to cause the Registration Statement to fail to comply with applicable disclosure requirements, or (iii) in the reasonable judgment of the majority of the Company’s board of directors, such filing or effectiveness or use of

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such Registration Statement, would be seriously detrimental to the Company and the majority of the Company board of directors concludes as a result that it is essential to defer such filing (each such circumstance, a “Suspension Event”); provided, however, that the Company may not delay or suspend the Registration Statement on more than two (2) occasions or for more than sixty (60) consecutive calendar days, or more than ninety (90) total calendar days, in each case during any twelve-month period. The Company shall not, when so advising Investor of such Suspension Event, provide Investor with any material, nonpublic information regarding the Company other than to the extent that providing notice to Investor of the occurrence of the Suspension Event might constitute material, nonpublic information regarding the Company. Upon receipt of any written notice from the Company of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein (in light of the circumstances under which they were made, in the case of the prospectus) not misleading, Investor agrees that it will immediately discontinue offers and sales of the Registrable Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until Investor receives copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales. If so directed by the Company, Investor will deliver to the Company or, in Investor’s sole discretion destroy, all copies of the prospectus covering the Registrable Shares in Investor’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Registrable Shares shall not apply (A) to the extent Investor is required to retain a copy of such prospectus (1) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (2) in accordance with a bona fide pre-existing document retention policy or (B) to copies stored electronically on archival servers as a result of automatic data back-up.

(d)     Indemnification.

(i)     The Company shall, notwithstanding any termination of this Subscription Agreement, indemnify, defend and hold harmless, to the extent permitted by law Investor, its directors, officers, members, stockholders, partners, agents, brokers, investment advisors and employees, and each person who controls Investor (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the directors, officers, members, stockholders, partners, agents, brokers, investment advisors and employees of each such controlling person, to the fullest extent permitted by law, from and against all losses, claims, damages, liabilities, costs and expenses (including, without limitation, reasonable and documented outside attorneys’ fees) (collectively, “Losses”) that arise out of, are based upon, or caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus included in any Registration Statement (“Prospectus”) or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading, except insofar as the same are based upon, or caused by, or contained in any information or affidavit so furnished in writing to the Company by or on behalf of such Investor expressly for use therein.

(ii)     In connection with any Registration Statement in which an Investor is participating, such Investor shall furnish (or cause to be furnished) to the Company in writing such necessary information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and each person or entity who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading, but only to the extent that such untrue statement or omission is contained (or not contained in, in the case of an omission) in any information or affidavit so furnished in writing by on behalf of such Investor expressly for use therein; provided, however, that the liability of each such Investor shall be several and not joint with any other investor and shall be limited to the net proceeds received by such Investor from the sale of Registrable Shares giving rise to such indemnification obligation.

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(iii)     Any person or entity entitled to indemnification herein shall (A) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (B) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(iv)     The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, member, stockholder, agent, employee or controlling person of such indemnified party and shall survive the transfer of securities.

(v)     If the indemnification provided under this Section 7(d) from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any Losses, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations; provided, however, the liability of the Investor shall be limited to the net proceeds received by such Investor from the sale of Registrable Shares giving rise to such indemnification obligation. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses referred to above shall be deemed to include, subject to the limitations set forth in Sections 7(c)(i), (ii) and (iii) above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 7(d)(v) from any person or entity who was not guilty of such fraudulent misrepresentation.

8.     Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (i) such date and time as the Transaction Agreement is terminated in accordance with its terms, (ii) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement, (iii) if the conditions to Closing set forth in Section 3 of this Subscription Agreement are not satisfied, or are not capable of being satisfied, or waived on or prior to the Closing Date and, as a result thereof, the transactions contemplated by this Subscription Agreement will not be or are not consummated at the Closing Date and (iv) July 31, 2021; provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such willful breach. The Company shall notify the Investor of the termination of the Transaction Agreement promptly after the termination of such agreement. Upon the termination of this Subscription Agreement in accordance with this Section 8, any monies paid by the Investor to the Company in connection herewith shall be promptly (and in any event within one business day after such termination) returned to the Investor.

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9.     Trust Account Waiver. The Investor acknowledges that Alussa is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving Alussa and one or more businesses or assets. The Investor further acknowledges that, as described in Alussa’s prospectus relating to its initial public offering dated November 25, 2019 (the “IPO Prospectus”) available at www.sec.gov, substantially all of Alussa’s assets consist of the cash proceeds of Alussa’s initial public offering and private placement of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of Alussa, its public shareholders and the underwriters of Alussa’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to Alussa to pay its tax obligations, if any, the cash in the Trust Account may be disbursed only for the purposes set forth in the IPO Prospectus. For and in consideration of Alussa entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, the Investor hereby irrevocably waives any and all right, title and interest, or any claim of any kind it has or may have in the future, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account, as a result of, or arising out of, this Subscription Agreement; provided however, that nothing in this Section 9 shall be deemed to limit Investor’s right to distributions from the Trust Account in accordance with Alussa’s amended and restated certificate of incorporation in respect of Class A ordinary shares of Alussa acquired by any means other than pursuant to this Subscription Agreement.

10.     Miscellaneous.

(a)     Neither this Subscription Agreement nor any rights that may accrue to the Investor hereunder (other than the Shares acquired hereunder, if any, and the rights under Section 7, which shall inure to the benefit of any transferee of Registrable Shares) may be transferred or assigned without the Company’s and Alussa’s written consent, other than an assignment to any affiliate of the Investor or any fund or account managed by the same investment manager as the Investor or an affiliate thereof, subject to, if such transfer or assignment is prior to the Closing, such transferee or assignee, as applicable, executing a joinder to this Subscription Agreement or a separate subscription agreement in substantially the same form as this Subscription Agreement, including with respect to the Subscription Amount and other terms and conditions; provided, that, in the case of any such transfer or assignment, the initial party to this Subscription Agreement shall remain bound by its obligations under this Subscription Agreement in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of Shares contemplated hereby. Neither this Subscription Agreement nor any rights that may accrue to the Company or Alussa hereunder or any of the Company or Alussa’s obligations may be transferred or assigned.

(b)     The Company and Alussa may request from the Investor such additional information as is necessary for the Company to comply with public disclosure requirements of applicable securities laws or any filing requirements pursuant to the rules of any stock exchange or the Financial Industry Regulatory Authority, and the Investor shall provide such information as may reasonably be requested. The Investor acknowledges that the Company may file a copy of the form of this Subscription Agreement with the SEC as an exhibit to a current or periodic report or a registration statement of the Company.

(c)     The Company shall use commercially reasonable efforts, if requested by the Investor, to (i) cause the removal of any restrictive legend set forth on the Shares and (ii) issue Shares without any such legend in certificated or book-entry form or by electronic delivery through The Depository Trust Company, at the Investor’s option, provided that in each case (a) such Shares are registered for resale under the Securities Act and the Investor has sold or proposes to sell such Shares pursuant to such registration, (b) the Investor has sold or transferred, or proposes to sell or transfer, Shares pursuant to Rule 144 and (c) the Company, its counsel or the Transfer Agent have received customary representations and other documentation from the Investor that is reasonably necessary to establish that restrictive legends are no longer required as reasonably requested by the Company, its counsel or the Transfer Agent.

(d)     The Investor acknowledges that the Company, Alussa, the Placement Agents (as third party beneficiaries with rights of enforcement) and others will rely on the acknowledgments, understandings, agreements, representations and warranties of the Investor contained in this Subscription Agreement. Each of the Company and Alussa acknowledges that the Investor will rely on the acknowledgments, understandings, agreements, representations and warranties of the Company and Alussa contained in this Subscription Agreement. Prior to the Closing, the Investor agrees to promptly notify the Company, Alussa and the Placement Agents if any of the acknowledgments, understandings, agreements, representations and warranties of the Investor set forth herein are no longer accurate. Prior to the Closing, each of the Company and Alussa agrees to promptly notify the Investor if any of the acknowledgments, understandings, agreements, representations and warranties of the Company or Alussa set forth herein are no longer accurate.

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(e)     The Company, Alussa, the Placement Agents and the Investor are each entitled to rely upon this Subscription Agreement and each is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

(f)     All of the representations and warranties contained in this Subscription Agreement shall survive the Closing. All of the covenants and agreements made by each party hereto in this Subscription Agreement shall survive the Closing.

(g)     The obligations of the Investor under this Subscription Agreement are several and not joint with the obligations of any Other Investor under the Other Subscription Agreements, and the Investor shall not be responsible in any way for the performance of any Other Investor.

(h)     This Subscription Agreement may not be modified, waived or terminated (other than pursuant to the terms of Section 8 above) except by an instrument in writing, signed by each of the parties hereto. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties and third party beneficiaries hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

(i)     This Subscription Agreement (including the schedule hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. Except as set forth in Sections 7(d), 10(c) and 10(d) with respect to the persons referenced therein, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns.

(j)     Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

(k)     If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

(l)     This Subscription Agreement may be executed in one or more counterparts (including by electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

(m)     The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement, without posting a bond or undertaking and without proof of damages, to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.

(n)     This Subscription Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York without regard to the conflict of laws principles thereof.

(o)     THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND THE SUPREME COURT OF THE STATE OF NEW YORK SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SUBSCRIPTION AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS SUBSCRIPTION AGREEMENT (UNLESS OTHERWISE PROVIDED THEREIN) AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR

Annex G-15

ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS SUBSCRIPTION AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN THIS SECTION 10(o) OF THIS SUBSCRIPTION AGREEMENT OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(p)     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SUBSCRIPTION AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SUBSCRIPTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10(p).

11.     Non-Reliance and Exculpation. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by the Placement Agents and any of their affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing in making its investment or decision to invest in the Company. The Investor acknowledges and agrees that none of the Placement Agents, their respective affiliates or any control persons, officers, directors employees, partners, agents or representatives of any of the foregoing shall be liable to the Investor, or to any other investor, pursuant to this Subscription Agreement or any other subscription agreement related to the private placement of the Shares, the negotiation hereof or thereof or the subject matter hereof or thereof, or the transactions contemplated hereby or thereby, for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares.

12.     Press Releases. Alussa shall, by 9:00 a.m., New York City time, on the first (1st) business day immediately following the date of this Subscription Agreement, issue one or more press releases or furnish or file with the SEC a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing, to the extent not previously publicly disclosed, the PIPE Investment, all material terms of the Transaction and any other material, non-public information that the Company and Alussa have provided to the Investor at any time prior to the filing of the Disclosure Document. From and after the disclosure of the Disclosure Document, to the knowledge of the Company and Alussa, the Investors shall not be in possession of any material, non-public information received from the Company, Alussa or any of their respective officers, directors or employees. All press releases or other public communications relating to the transactions contemplated hereby between the Company, Alussa and the Investor, and the method of the release for publication thereof, shall be subject to the prior approval of (i) Alussa, (ii) the Company and (iii) to the extent such press release or public communication references the Investor or its affiliates or investment advisers by name, the Investor. The restrictions in this Section 12 shall not apply to the extent a public announcement is required by applicable securities law, any governmental authority or stock exchange rule; provided, that in such an event, the applicable party shall, to the extent practicable, (A) consult with the other parties in advance as to any applicable announcement’s form, content and timing, (B) provide Investor advance notice and opportunity to review and comment on such disclosure and such commercially reasonable comments shall be incorporated therein and (C) limit the extent of such disclosure.

Annex G-16

13.     Confidentiality. Except as expressly authorized for use hereunder or as required to be disclosed by public disclosure requirements of applicable securities laws or any filing requirements pursuant to the rules of any stock exchange or the Financial Industry Regulatory Authority, without the prior written consent of Investor, each of the Company, Alussa, the Placement Agents and their respective directors, officers, agents, employees or representatives shall maintain and keep confidential all information provided by the Investor (whether oral or written) in connection with this Subscription Agreement.

14.     Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered by FedEx or other nationally or internationally recognized overnight delivery service, or (iii) when delivered by email (in each case in this clause (iii), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

If to the Investor, to the address provided on the Investor’s signature page hereto.

If to Alussa or the Company, to:

Alussa Energy Acquisition Corp.
PO Box 500, 71 Fort Street
Grand Cayman KY1-1106
Cayman Islands
Attention: Daniel Barcelo
Email:      daniel@alussaenergy.com

with copies to (which shall not constitute notice), to:

Skadden, Arps, Slate, Meagher & Flom (UK) LLP
40 Bank Street
London, United Kingdom E14 5DS
Attention: Danny Tricot

         Denis Klimentchenko

Email: danny.tricot@skadden.com

         denis.klimentchenko@skadden.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

[SIGNATURE PAGES FOLLOW]

Annex G-17

IN WITNESS WHEREOF, the Investor has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

Name of Investor:	State/Country of Formation or Domicile:
By:
Name:
Title:
Name in which Shares are to be registered (if different):	Date: ________, 2021
Investor’s EIN:
Business Address-Street:	Mailing Address-Street (if different):
City, State, Zip:	City, State, Zip:
Attn:	Attn:
Telephone No.:	Telephone No.:
Facsimile No.:	Facsimile No.:
Number of Shares subscribed for:
Aggregate Subscription Amount: $	Price Per Share: $10.00

You must pay the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Closing Notice.

[Signature Page to Subscription Agreement]

Annex G-18

IN WITNESS WHEREOF, FREYR Battery and Alussa Energy Acquisition Corp. have accepted this Subscription Agreement as of the date set forth below.

FREYR BATTERY
By:
Name:
Title:
ALUSSA ENERGY ACQUISITION CORP.
By:
Name:
Title:

Date: January ______ , 2021

[Signature Page to Subscription Agreement]

Annex G-19

SCHEDULE A

ELIGIBILITY REPRESENTATIONS OF THE INVESTOR

A.      QUALIFIED INSTITUTIONAL BUYER STATUS
(Please check the applicable subparagraphs):

☐      We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act).

B.      INSTITUTIONAL ACCREDITED INVESTOR STATUS
(Please check the applicable subparagraphs):

☐      We are an “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act) or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act, and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. The Investor has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to the Investor and under which the Investor accordingly qualifies as an “accredited investor.”

☐      Any bank, registered broker or dealer, insurance company, investment adviser registered pursuant to Section 203 of the Investment Advisers Act of 1940 or state laws, investment adviser relying on exemption from registration under Section 203(l) or (m) of the Investment Advisers Act of 1940, registered investment company, business development company, small business investment company, or rural business investment company;

☐      Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐      Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐      Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, similar business trust, partnership, or limited liability company, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐      Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person; or

☐      Any entity in which all of the equity owners are accredited investors meeting one or more of the above tests.

This page should be completed by the Investor
and constitutes a part of the Subscription Agreement.

[Schedule A to Subscription Agreement]

Annex G-20

Annex H

Execution Version

Dated [•] January 2021

(1) Alussa Energy Acquisition Corp. (2) FREYR AS (3) [•]

VOTING AND SUPPORT AGREEMENT

Cayman office

71 Fort Street

PO Box 190

Grand Cayman KY1-1104

Cayman Islands

445844.0002

CONTENTS

Clause		Annex Page No.
1.	Definitions and Interpretation	H-1
2.	Voting; Grant and Appointment of Proxy	H-3
3.	Representations and Warranties	H-4
4.	Covenants	H-5
5.	Restrictions on Disposals	H-6
6.	Specific Performance	H-6
7.	Termination	H-6
8.	Entire Agreement	H-7
9.	Amendment and Variation	H-7
10.	No Assignment	H-7
11.	Waiver	H-7
12.	Severance	H-7
13.	Notices	H-7
14.	Waiver of Immunity	H-8
15.	Appointment of Process Agent	H-8
16.	Counterparts	H-8
17.	Governing Law and Jurisdiction	H-8
Schedule 1 SHARES		H-10
Schedule 2 WARRANTS		H-11
SIGNATORIES		H-12

Annex H-i

THIS AGREEMENT is dated 2021

PARTIES

(1)    ALUSSA ENERGY ACQUISITION CORP., an exempted company incorporated under the laws of the Cayman Islands (Company);

(2)    FREYR AS, a limited liability company incorporated under the laws of Norway (FREYR);

(3)    [•], a limited partnership organised under the laws of [•] (Shareholder).

BACKGROUND

(A)    WHEREAS, the Company desires and intends to effect a business combination transaction in accordance with the terms of that certain Business Combination Agreement to be entered into on or around the date hereof by and among, amongst others, the Company, FREYR, FREYR Battery, a corporation in the form of a public limited liability company under the laws of Luxembourg (Pubco), Norway Sub 1 AS, a private limited liability company under the laws of Norway (Norway Merger Sub 1), Norway Sub 2 AS, a private limited liability company under the laws of Norway (Norway Merger Sub 2) and Adama Charlie Sub, an exempted company incorporated under the laws of the Cayman Islands (Cayman Merger Sub) (as may be amended, supplemented or otherwise modified, the Business Combination Agreement) whereby (a) the Company will merge with and into Cayman Merger Sub, with the Company continuing as the surviving entity (the Cayman Merger), (b) FREYR will merge with and into Norway Merger Sub 2, with Norway Merger Sub 2 continuing as the surviving entity (the Norway Merger) and (c) Norway Merger Sub 1 will merge with and into Pubco, with Pubco continuing as the surviving entity (the Cross-Border Merger and, together with the Cayman Merger and the Norway Merger, the Mergers and, together with the other transactions contemplated by the Business Combination Agreement and ancillary documents referred to therein, the Transaction).

(B)    WHEREAS, as of the date hereof, the Shareholder is the owner of record and the beneficial owner of the Class A ordinary shares par value $0.0001 each of the Company set forth next to Shareholder’s name on Schedule I hereto (the Shares and, together with any other Shares acquired (whether beneficially or of record) by the Shareholder after the date hereof and prior to the earlier of the Cayman Effective Time (as defined herein) and the termination of all of the Shareholder’s obligations under this agreement, including any Shares acquired by means of purchase, dividend or distribution, or issued upon the exercise of any warrants or the conversion of any convertible securities or otherwise, being collectively referred to herein as the Subject Shares).

(C)    WHEREAS, as a condition to the completion of the Transaction under the Business Combination Agreement, the shareholders of the Company must approve the Resolutions (as defined herein) at a special meeting of the shareholders of the Company.

(D)    WHEREAS, in connection with the consummation of the Transaction and as a material inducement to the willingness of the Company and FREYR to enter into the Business Combination Agreement, the Shareholder has agreed to enter into this agreement and to undertake to vote the Subject Shares as set forth herein.

(E)    NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

AGREED TERMS

1.      Definitions and Interpretation

1.1    The following words and expressions shall have the following meanings, unless the context requires otherwise:

Alternative Transaction: a transaction (other than the Transaction) concerning a Business Combination involving the Company.

Annex H-1

Business Combination: a merger, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities.

Cayman Effective Time: has the meaning given to it in the Business Combination Agreement.

Cayman Plan of Merger: the plan of merger in the form approved by the board of directors of the Company and to be filed with the Registrar of Companies of the Cayman Islands in accordance with the Companies Law.

Companies Law: the Companies Act (2021 Revision), as amended, of the Cayman Islands.

Derivative Transaction: any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction) or combination of any such transactions, in each case involving any Subject Shares and which (a) has, or would reasonably be expected to have, the effect of reducing or limiting the Shareholder’s economic interest in the Subject Shares and/or (b) grants a third party the right to vote or direct the voting of the Subject Shares.

Governmental Authority: any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, regulatory body or other similar regulatory or dispute-resolving panel or body.

Resolutions: together: (i) the approval of the Business Combination Agreement and the Transaction, (ii) the approval of the Cayman Merger and the Cayman Plan of Merger; and (iii) the approval of the adoption of a new amended and restated memorandum and articles of association of the Company in the form approved by the board of directors of the Company in connection with the consummation of the Transaction (the New Memorandum and Articles).

SEC: the United States Securities and Exchange Commission.

Securities Act: the United States Securities Act of 1933, as amended.

Transfer: with respect to any security, to sell (constructively or otherwise), offer, lend, gift, transfer, assign, tender in any tender or exchange offer, pledge, grant, encumber, hypothecate or similarly dispose of by merger, testamentary disposition, operation of law or otherwise, or the taking of any other action which would result in another person obtaining any beneficial ownership, or agree or commit to do any of the foregoing, and Transferred shall have a correlative meaning.

1.2    In this agreement, unless the context requires otherwise, a reference to

(a)     any statute or statutory provision includes a reference to that statute or statutory provision as from time to time amended, extended, re-enacted or consolidated and all statutory instruments or orders made pursuant to it;

(b)    an authorisation includes an authorisation, consent, approval, resolution, exemption, filing, notarisation, registration and licence;

(c)     a clause is a reference to a clause to this agreement;

(d)    a reference to any party shall include that party’s personal representatives, successors and permitted assigns;

(e)     a person includes any individual, firm, company, corporation, partnership, association, organisation, government, state, agency, trust or other entity (in each case whether or not having separate legal personality) and that person’s personal representatives, successors, permitted transferees and permitted assigns; and

(f)     words denoting the singular include the plural and vice versa and words importing any gender include every gender.

Annex H-2

1.3    In this agreement all obligations, covenants, agreements, undertakings, representations and warranties on the part of two or more persons are entered into, given or made by such persons jointly and severally and shall be construed accordingly.

1.4    The index to and the headings in this agreement are for convenience only and shall not affect the construction or interpretation of this agreement.

2.      Voting; Grant and Appointment of Proxy

2.1    From and after the date hereof until the earlier of (a) the Cayman Effective Time and (b) the termination of the Business Combination Agreement in accordance with its terms (such earlier time, the Expiration Time), the Shareholder irrevocably and unconditionally hereby agrees that at any meeting (whether annual or special and each adjourned or postponed meeting) of the shareholders of the Company, however called, or in connection with any written resolution of the shareholders of the Company, the Shareholder shall:

(a)     attend such meeting (in person or by proxy) or otherwise cause the Subject Shares to be counted as present thereat for purposes of determining whether a quorum is present; and

(b)    vote or cause to be voted (including by proxy or written resolution, if applicable) all of the Subject Shares:

(i)     for approval of the Resolutions;

(ii)    for approval of such other matters as the Company and FREYR shall hereafter mutually determine to be necessary or appropriate in order to effect the Transaction, provided that such matters are consistent with the terms of the Business Combination Agreement;

(iii)   for approval of any adjournment or postponement of any meeting of the shareholders of the Company as may be requested by the chairman of the meeting;

(iv)   against any Alternative Transaction, without regard to the terms of such Alternative Transaction, or any other transaction, proposal, agreement or action made in opposition to approval of the Business Combination Agreement and the Transaction or in competition or inconsistent with the Transaction;

(v)    against any other action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect the Transaction or any of the other transactions or matters contemplated by the Business Combination Agreement or this agreement or the performance by Shareholder of its obligations under this agreement, including, without limitation: (A) any extraordinary corporate transaction, such as a scheme of arrangement, merger, consolidation or other business combination involving the Company (other than the Cayman Merger and the Transaction); (B) a sale, lease or transfer of a material amount of assets of the Company or a reorganisation, recapitalization or liquidation of the Company (other than the Transaction); (C) an election of new members to the board of directors of the Company, other than nominees to the board of directors of the Company who are serving as directors of the Company on the date of this agreement or as otherwise provided in the Business Combination Agreement; or (D) any material change in the present capitalisation or dividend policy of the Company or any amendment or other change to the Company’s memorandum or articles of association (other than the adoption of the New Memorandum and Articles); and

(vi)   against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Business Combination Agreement, or of the Shareholder contained in this agreement.

2.2    The Shareholder hereby irrevocably appoints each director and officer of the Company (acting individually) as its proxy and attorney-in-fact (with full power of substitution), to vote or cause to be voted (including by proxy or written resolution, if applicable) the Subject Shares in accordance with clause 2.1 at any annual or special meeting of the shareholders of the Company, however called, including any adjournment or postponement thereof, at which any of the matters described in clause 2.1 is to be considered. The Shareholder represents that

Annex H-3

all proxies, powers of attorney, instructions or other requests given by the Shareholder prior to the execution of this agreement in respect of the voting of the Subject Shares, if any, are not irrevocable and the Shareholder hereby revokes (or causes to be revoked) any and all previous proxies, powers of attorney, instructions or other requests with respect to the Subject Shares. The Shareholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy.

2.3    The Shareholder affirms that the irrevocable proxy and power of attorney set forth in clause 2.2 is given in connection with the execution of the Business Combination Agreement, and that such irrevocable proxy and power of attorney is given to secure the performance of the duties of the Shareholder under this agreement. The Shareholder further affirms that the irrevocable proxy and power of attorney is coupled with an interest and, except as set forth in clause 2.2, is intended to be irrevocable prior to the Expiration Time. If for any reason the proxy and power of attorney granted herein is not irrevocable, then the Shareholder agrees to vote the Subject Shares in accordance with clause 2.1 above.

2.4    The Shareholder acknowledges receipt and review of a copy of the Business Combination Agreement.

3.      Representations and Warranties

3.1    The Shareholder represents and warrants to the Company and FREYR as follows:

(a)     as of the date hereof, the Shareholder has beneficial ownership (as defined in Rule 13d-3 under the US Securities Exchange Act of 1934) over the type and number of the Shares set forth next to the Shareholder’s name on Schedule I hereto, is the lawful owner of such Shares, has the sole power to vote or cause to be voted such Shares, and has good and valid title to such Shares, free and clear of any and all pledges, mortgages, encumbrances, charges, proxies, voting agreements, liens, adverse claims, options, security interests and demands of any nature or kind whatsoever, other than those imposed by this agreement, the Business Combination Agreement or applicable securities laws, as in effect on the date hereof. There are no claims for finder’s fees or brokerage commission or other like payments in connection with this agreement or the transactions contemplated hereby payable by the Shareholder pursuant to arrangements made by the Shareholder. Except for the Shares and other securities of the Company set forth next to the Shareholder’s name on Schedule I and Schedule 2 hereto, as of the date of this agreement, the Shareholder is not a beneficial owner or record holder of any: (i) equity securities of the Company, (ii) securities of the Company having the right to vote on any matters on which the holders of equity securities of the Company may vote or which are convertible into or exchangeable for, at any time, equity securities of the Company or (iii) options, warrants or other rights to acquire from the Company, any equity securities or securities convertible into or exchangeable for equity securities of the Company;

(b)    the Shareholder has full legal right, power, capacity and authority to execute and deliver this agreement, to perform the Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby;

(c)     the Shareholder has made its own independent decision to enter into this agreement based upon its own judgment and upon advice from such independent advisers as the Shareholder has deemed necessary;

(d)    this agreement has been duly executed and delivered by the Shareholder and the execution, delivery and performance of this agreement by the Shareholder and the consummation of the transactions contemplated hereby have been duly authorised by all necessary action on the part of the Shareholder and no other actions or proceedings on the part of the Shareholder are necessary to authorise this agreement or to consummate the transactions contemplated hereby;

(e)     this agreement constitutes the valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms;

(f)     the execution and delivery of this agreement by the Shareholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, (i) conflict with or violate any law or agreement binding upon the Shareholder or the Subject Shares, (ii) require any authorisation, consent or approval of, or filing with, any Governmental Authority (other than filings that may be required to be made by the Shareholder with the SEC), or (iii) result in any breach of, or constitute

Annex H-4

a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien on any property or asset of the Shareholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Shareholder is a party or by which such Shareholder or any of its Shares are bound;

(g)    except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various states of the United States, as applicable, the Shareholder owns, beneficially and of record, or controls all of the Subject Shares, and all of the Subject Shares are free and clear of any proxy, voting restriction, adverse claim or other lien (other than any restrictions created by this agreement), and has sole voting power and power of disposition with respect to the Subject Shares, with no restrictions on the Shareholder’s rights of voting or disposition pertaining thereto, and no person other than the Shareholder has any right to direct or approve the voting or disposition of any of the Subject Shares;

(h)    the Shareholder has not Transferred any Subject Shares pursuant to any Derivative Transaction; and

(i)     as of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Shareholder, threatened against the Shareholder or any of the Shareholder’s properties or assets (including, but not limited to, the Shares) that could reasonably be expected to prevent, materially delay or impair the ability of the Shareholder to perform its obligations under this agreement or consummate any of the Transactions.

3.2    The Shareholder understands and acknowledges that the Company and FREYR are entering into the Business Combination Agreement in reliance on the representations, warranties, covenants and other agreements of the Shareholder set forth in this agreement and would not enter into the Business Combination Agreement if the Shareholder did not enter into this agreement.

4.      Covenants

4.1    The Shareholder hereby agrees:

(a)     prior to the Expiration Time, not to take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have or could have the effect of preventing, impeding or interfering with or adversely affecting the performance by the Shareholder of its obligations under this agreement;

(b)    prior to the Expiration Time, to not permit to exist any lien of any nature whatsoever on the Subject Shares (other than those imposed by this agreement, the Business Combination Agreement or applicable securities laws);

(c)     to promptly notify the Company of the number of any new Shares acquired by the Shareholder after the date hereof and prior to the Expiration Time;

(d)    to permit the Company, FREYR or Pubco to publish and disclose in any proxy statement, shareholder meeting circular, press release or any filing with the SEC, the Shareholder’s identity and ownership of Subject Shares or other equity securities of the Company and the nature of the Shareholder’s commitments, arrangements and understandings under this agreement. Prior to filing any such disclosure naming the Shareholder, the Company, FREYR or Pubco (as applicable) shall use reasonable efforts to provide the Shareholder with an opportunity to review and comment on such disclosure referring to the Shareholder, and shall use reasonable efforts to incorporate such comments. The Shareholder also agrees to promptly provide any information reasonably requested by the Company for any regulatory application or filing made or approval sought in connection with the Transaction (including filings with the SEC); and

(e)     that, upon the request of the Company and FREYR, the Shareholder shall, in its capacity as a shareholder of the Company, execute and deliver any additional documents, consents or instruments and take such further actions as may reasonably be deemed by the Company or FREYR to be necessary or desirable to carry out the provisions of this agreement, provided that the request for the execution of such additional documents, consents, instruments or for the taking of such further actions are consistent with the terms of the Business Combination Agreement.

Annex H-5

4.2    The Shareholder hereby irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Cayman Merger that the Shareholder may have with respect to the Subject Shares (including without limitation any rights under Section 238 of the Companies Law) prior to the Expiration Time.

5.      Restrictions on Disposals

Except as provided for in the Business Combination Agreement or with the prior written approval of the Company and Freyr, the Shareholder hereby agrees that, from the date hereof until the Expiration Time, the Shareholder shall not, directly or indirectly:

(a)     redeem any Subject Shares;

(b)    Transfer, either voluntarily or involuntarily, or enter into any contract, option or other arrangement or understanding with respect to the Transfer of any Subject Shares, including, without limitation, pursuant to any Derivative Transaction; provided that the Shareholder may Transfer any Subject Shares to (i) an affiliate of Shareholder, (ii) if Shareholder is a natural person, to a member of Shareholder’s immediate family, or (iii) to any trust, the beneficiaries of which include only the persons named in the preceding clause (ii), to the extent that any such person under clause (i), (ii) or (iii) agrees in writing to be bound by and subject to the terms of this Agreement in connection with such Transfer as a Shareholder hereunder; provided further that Shareholder shall provide the Company and FREYR notice of any such Transfer prior to effecting such Transfer; provided, further that if the price of the Subject Shares (as may be adjusted for any stock split, stock dividend or other changes in the Subject Shares) is equal to or greater than $20 per share following the execution of the Business Combination Agreement, then, for so long as the trading price of such Subject Shares exceeds $20 per share, the Shareholder may Transfer such Subject Shares to a third party; provided further that in the event any such Transfer results in the Shareholder (together with its respective Affiliates) holding less than 5% of the voting equity securities of the Company, Shareholder shall be released from the obligations set forth under clause 2 hereunder (while, for clarity, continuing to be bound by the other rights and obligations set forth in this agreement);

(c)     deposit any Subject Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this agreement;

(d)    convert or exchange, or take any action which would result in the conversion or exchange, of any Subject Shares; or

(e)     agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a) to (d).

6.      Specific Performance

The Shareholder acknowledges that monetary damages would not be an adequate remedy in the event that any covenant or agreement in this agreement is not performed in accordance with its terms, and it is therefore agreed that, in addition to and without limiting any other remedy or right the Company or FREYR may have, the Company and FREYR will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. The Shareholder agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy. All rights, powers, and remedies provided under this agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by the Company or FREYR shall not preclude the simultaneous or later exercise of any other such right, power or remedy by it.

7.      Termination

This agreement shall terminate and be of no further force or effect upon the earlier to occur of (a) the Cayman Effective Time and (b) the date of termination of the Business Combination Agreement in accordance with its terms. Notwithstanding the preceding sentence, this clause 7 and clauses 8 to 17 shall survive any termination of this agreement. Nothing in this clause 7 shall relieve or otherwise limit any party’s liability for any breach of this agreement prior to termination or any wilful breach of this agreement.

Annex H-6

8.      Entire Agreement

This agreement and the documents referred to herein constitute the entire agreement between the parties and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter.

9.      Amendment and Variation

No variation, release, discharge, supplement, modification, amendment or restatement of this agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

10.    No Assignment

Except as otherwise contemplated by this agreement, no party may assign any rights, or transfer any obligations, whether voluntarily or otherwise, under this agreement, without the prior written agreement of the parties. Any purported assignment or transfer in violation of this clause is void.

11.    Waiver

11.1  A waiver of any right or remedy under this agreement or by law is only effective if given in writing and shall not be deemed a waiver of any subsequent breach or default.

11.2  A failure or delay by a party to exercise any right or remedy provided under this agreement or by law shall not constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict any further exercise of that or any other right or remedy. No single or partial exercise of any right or remedy provided under this agreement or by law shall prevent or restrict the further exercise of that or any other right or remedy.

11.3  A party that waives a right or remedy provided under this agreement or by law in relation to one party, or takes or fails to take any action against that party, does not affect its rights in relation to any other party.

12.    Severance

12.1  If at any time any provision or part-provision of this agreement is or becomes invalid, illegal or unenforceable in any respect, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this clause shall not affect the validity and enforceability of the rest of this agreement.

12.2  If any provision or part-provision of this agreement is invalid, illegal or unenforceable, the parties shall negotiate in good faith to amend such provision so that, as amended, it is legal, valid and enforceable, and, to the greatest extent possible, achieves the intended commercial result of the original provision.

13.    Notices

13.1  Any communication in connection with this agreement must be in writing (in the English language) and, unless otherwise stated, may be given in person, by post or by email. All communications hereunder shall be delivered to the address or email address set forth on the signature pages hereto under each party’s name, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

13.2  Except as provided below, any communication in connection with this agreement will be deemed to be given as follows:

(a)     if delivered in person, at the time of delivery;

(b)    if posted, three days after being deposited in the post, postage prepaid, in a correctly addressed envelope; and

(c)     if by email, when sent (except where the sender receives a failed delivery message).

13.3  To prove service, it is sufficient to prove that the notice was transmitted by email to the email address of the party or, in the case of post, that the envelope containing the notice was properly addressed and posted.

Annex H-7

13.4  This clause does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.

14.    Waiver of Immunity

To the extent that any party may, in any jurisdiction, claim for itself or its assets or revenues immunity from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and to the extent that in any such jurisdiction there may be attributed to itself, its assets or revenues such immunity (whether or not claimed), the parties irrevocably agree not to claim, and irrevocably waive, such immunity to the full extent permitted by the laws of such jurisdiction.

15.    RESERVED

16.    Counterparts

This agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute a duplicate original, but all counterparts shall together constitute the one agreement.

17.    Governing Law and Jurisdiction

17.1  This agreement shall be governed and construed in all respects by Cayman Islands law.

17.2  Any dispute arising under or in connection with this agreement shall be subject to the non-exclusive jurisdiction of the Cayman Islands courts to which the parties to this agreement hereby submit and each party hereby waives any objection to proceedings in such courts on the grounds of venue or on the grounds that the proceedings have been brought in an inconvenient forum.

[Signature pages follow after Schedule]

Annex H-8

IN WITNESS WHEREOF the parties have duly executed this agreement as a deed on the date stated at the beginning of it.

Annex H-9

Schedule 1    SHARES

Name of Shareholder	Number and Class of Shares
[•]	[•] Class A ordinary shares par value $0.0001 each

Annex H-10

Schedule 2    WARRANTS

Name of Shareholder	Number of Warrants
[•]	[•] whole warrants, each warrant entitling the holder thereof to purchase one (1) Class A ordinary share of par value $0.0001 each at a purchase price of $11.50 per share

Annex H-11

SIGNATORIES

EXECUTED AND DELIVERED AS A DEED by ALUSSA ENERGY ACQUISITION CORP.	)
)
)
Name:
Title:
Address: c/o Appleby Global Services (Cayman) Limited, 71 Fort Street, PO Box 500, KY1–1106 Grand Cayman, Cayman Islands
		Email:	[•]
EXECUTED AND DELIVERED AS A DEED by FREYR A/S in the presence of:	)
)
)
Name:
Title:
		Address:	[•]
		Email:	[•]

Witness signature
Name:
Address:
EXECUTED AND DELIVERED AS A DEED	)
by [•]	)
By [•]	)
		Name:	Larry Kassman
		Title:	Chief Financial Officer
		Address:	[•]
		Email:	[•]

Annex H-12

Annex I

EXECUTION VERSION

January __, 2021

_______________(“Shareholder”)

Shareholder Irrevocable Voting Undertaking

Ladies and Gentlemen:

Reference is made to the Business Combination Agreement (the “BCA”), dated as of the date hereof, by and among, inter alia, (i) Alussa Energy Acquisition Corp (“Purchaser”), (ii) FREYR AS (the “Company”) and (iii) the Major Shareholders (as defined in the BCA). The transactions contemplated by the BCA are referred to as the “Transaction”. Capitalized terms used herein without definition shall have the meaning ascribed thereto in the BCA.

As a condition to the consummation of the Transaction, the shareholders of the Company (the “Shareholders”) must approve the Company Shareholder Approval Matters.

The Shareholder owns, as of the date hereof ordinary shares in the Company set out on the signature page hereto (the “Existing Shares”). “Existing Shares” shall also include any ordinary shares of the Company over which the Shareholder owns or otherwise has the power to vote or direct the voting of. “Company Shares” shall refer to (i) the Existing Shares and (ii) any additional ordinary shares of the Company which the Shareholder or any of its controlled entities acquires, or acquires the power to vote or direct the voting of, after the date of this undertaking.

As a condition to the willingness of the Purchaser to enter into the BCA, the Shareholder hereby irrevocably undertakes to the Purchaser and the Company as follows:

1.      Shareholder Vote; Grant and Appointment of Proxy.

a)      At any meeting or written resolutions of the Shareholders held prior to or on the earlier of (x) the Second Closing and (y) termination of the BCA, as the case may be, concerning the Company Shareholder Approval Matters or any matter relating to the Transaction, or where such may arise for consideration, and at every adjournment or postponement thereof, or in any action proposed to be taken by the consent of the Shareholders prior to the Second Closing concerning the Company Shareholder Approval Matters or any matter relating to the Transaction, the Shareholder irrevocably and unconditionally undertakes to appear (in person or by proxy) to cast votes in respect of the Company Shares:

i.       in favor of the adoption or approval of the Company Shareholder Approval Matters;

ii.      in favor of the adoption or approval of such matters as the Company and Purchaser shall hereafter mutually determine to be necessary or appropriate to effect the Transaction, provided that such matters are consistent with the terms of the BCA;

iii.     in favor of any adjournment or postponement of any meeting of the Shareholders as may be requested by the chairman of the meeting;

iv.      against any other action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect the Transaction or any of the other matters contemplated by the BCA or this undertaking or the performance by Shareholder of its obligations under this undertaking, including, without limitation: (A) any extraordinary corporate transaction, such as a scheme of arrangement, merger, consolidation or other business combination involving the Company (other than the matters contemplated by the BCA); (B) a sale, lease or transfer of a material amount of assets of the Company or a reorganization, recapitalization or liquidation of the Company (other than the matters contemplated by the BCA); (C) an election of new members to the board of directors of the Company, other than

Annex I-1

nominees to the board of directors of the Company who are serving as directors of the Company on the date of this undertaking or as otherwise provided in the BCA; or (D) the adoption or approval of any amendment, supplement, or restatement of the Company’s Organizational Documents to the extent such amendment, supplement or restatement would prevent, interfere with, impair or delay the consummation of the Transaction; and

v.       against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the BCA, or of the Shareholder contained in this undertaking.

b)      The Shareholder hereby irrevocably appoints each director and officer of the Company (acting individually) as its proxy and attorney-in-fact (with full power of substitution), to vote or cause to be voted (including by proxy or written resolution, if applicable) the Company Shares in accordance with clause 1.1(a) at any annual or special meeting of the Shareholders, however called, including any adjournment or postponement thereof, at which any of the matters described in clause 1.1(a) is to be considered. The Shareholder represents that all proxies, powers of attorney, instructions or other requests given by the Shareholder prior to the execution of this undertaking in respect of the voting of the Company Shares, if any, are not irrevocable and the Shareholder hereby revokes (or will cause to be revoked) any and all previous proxies, powers of attorney, instructions or other requests with respect to the Company Shares. The Shareholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy.

c)      The Shareholder affirms that the irrevocable proxy and power of attorney set forth in clause 1.1(b) is given in connection with the execution of the BCA, and that such irrevocable proxy and power of attorney is given to secure the performance of the duties of the Shareholder under this undertaking. The Shareholder further affirms that the irrevocable proxy and power of attorney is coupled with an interest and is intended to be irrevocable prior to the termination of this undertaking. If for any reason the proxy and power of attorney granted herein is not irrevocable, then the Shareholder agrees to vote the Company Shares in accordance with clause 1.1(a) above.

2.      Covenants

a)      The Shareholder shall not directly or indirectly sell, pledge, permit to exist any lien of any nature whatsoever over, lend, grant an option to purchase, grant or enter into any voting agreement or proxy or otherwise dispose of or offer or agree to do any of the foregoing with respect to any of the Company Shares, any voting rights to the Company Shares or any securities convertible into or exercisable or exchangeable for shares of the Company, provided, however, that this shall not prohibit the entering into or completion of an agreement to (i) dispose of any security issued by Norway Merger Sub 1 to any Major Shareholder, Encompass Capital Master Fund LP, BEMAP Master Fund LP or Encompass Capital E L Master Fund L.P. in exchange for the acquisition of any security issued by SVPH or (ii) dispose of any security issued by SVPH in exchange for the acquisition of any security issued by Norway Merger Sub 1.

b)      The Shareholder shall not take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have or could have the effect of preventing, impeding or interfering with or adversely affecting the performance by the Shareholder of its obligations under this undertaking.

c)      The Shareholder shall promptly notify the Company and Purchaser of the number of any ordinary shares of the Company acquired by the Shareholder after the date hereof and prior to the termination of this undertaking.

d)      The Shareholder agrees to promptly provide any information reasonably requested by the Company, the Purchaser or any of their respective affiliates for any regulatory application or filing made or approval sought in connection with the Transaction (including filings with the United States Securities and Exchange Commission (the “SEC”)), and to permit the Company, FREYR or Pubco

Annex I-2

to publish and disclose in any proxy statement, shareholder meeting circular, press release or any filing with the SEC, the Shareholder’s identity and ownership of Company Shares or other equity securities of the Company and the nature of the Shareholder’s commitments, arrangements and understandings under this undertaking.

e)      The Shareholder shall, upon the request of the Company and Purchaser, execute and deliver any additional documents, consents or instruments and take such further actions as may be reasonably deemed by the Company and Purchaser to be necessary or desirable to carry out the provisions of this undertaking.

3.      Representations and Warranties

a)      The Shareholder hereby represents to the Company and Purchaser as follows:

i.       that it has full corporate power and authority to execute and deliver this undertaking and to perform its obligations hereunder and that this undertaking has been duly executed and delivered by it and constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms;

ii.      that it has received and reviewed a copy of the BCA, and made its own independent decision to enter into this undertaking based upon its judgment and upon advice from such independent advisors as the Shareholder has deemed necessary;

iii.     that the execution and delivery of this undertaking by the Shareholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any law or agreement binding upon the Shareholder or the Existing Shares, nor require any authorization, consent or approval of, or filing with, any governmental authority, nor result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien on any property or asset of such Shareholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Shareholder is a party or by which such Shareholder or any of the Existing Shares are bound;

iv.      that it owns, beneficially and of record, or controls all of the Existing Shares, and all of the Existing Shares are free and clear of any proxy, voting restriction, adverse claim, pledge, mortgage, encumbrance, charge, option, security interest, other lien or demand of any nature or any kind (other than any restrictions created by this undertaking, by the BCA and by applicable securities laws), and has sole voting power and power of disposition with respect to the Existing Shares, with no restrictions on the Shareholder’s rights of voting or disposition pertaining thereto, and no person other than the Shareholder has any right to direct or approve the voting or disposition of any of the Existing Shares;

v.       that there are no claims for finder’s fees or brokerage commission or other like payments in connection with this undertaking, the BCA, the Transaction or the transactions contemplated hereby payable by Shareholder pursuant to arrangements made by Shareholder;

vi.     that there is no action, suit, investigation or proceeding pending against, or, to the knowledge of Shareholder, threatened against Shareholder or any of Shareholder’s properties or assets (including, but not limited to, the Existing Shares) that could reasonably be expected to prevent, materially delay or impair the ability of Shareholder to perform its obligations under this undertaking or consummate any of the transactions contemplated hereby;

vii.    that except for the Existing Shares and other securities of the Company set forth next to Shareholder’s name on Schedule I hereto, as of the date of this undertaking, the Shareholder is not a beneficial owner or record holder of any: (i) equity securities of the Company, (ii) securities of the Company having the right to vote on any matters on which the holders of equity securities of the Company may vote or which are convertible into or exchangeable

Annex I-3

for, at any time, equity securities of the Company or (iii) options, warrants or other rights to acquire from the Company, any equity securities or securities convertible into or exchangeable for equity securities of the Company.

b)      The Shareholder understands that the Company and Purchaser are entering into the BCA in reliance on the representations, warranties, covenants and other agreements of the Shareholder set forth in this undertaking and would not enter into the BCA if the Shareholder did not enter into this undertaking.

4.      Miscellaneous

a)      This undertaking shall terminate and be of no further effect upon the earlier to occur of (a) the Second Closing and (y) termination of the BCA. Notwithstanding the preceding sentence, clause 4 shall survive any termination of this undertaking. Nothing in this clause 4(a) shall relieve or otherwise limit any party’s liability for any breach of this undertaking prior to or termination or any willful breach of this undertaking.

b)      All claims or causes of action that may be based upon, arise out of or relate to this undertaking, or the negotiation, execution or performance of this undertaking, may be made only against the Shareholder and no person who is not a party hereto shall have any rights to enforce its terms.

c)      This undertaking shall be governed by and construed in all respects in accordance with the laws of Norway. No rule of Law which would result in the application of any other Law on this undertaking shall apply.

d)      Any claim arising out of or in connection with this undertaking shall be subject to the exclusive jurisdiction of the courts of Norway. Oslo shall be the exclusive venue for bringing suit. Injunctive relief and enforcement action in respect of any ruling by the courts of Norway may be sought in any competent court.

e)      The parties hereto agree that irreparable damage would occur if any provision of this undertaking were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this undertaking or to enforce specifically the performance of the terms and provisions hereof. Such remedies will not be the exclusive remedies for any such breach but will be in addition to all other remedies available to the party.

f)      The Shareholder consents to the disclosure of the existence and terms of this undertaking in any public announcement, filing with the SEC or other disclosure that is made or issued by either the Company, the Purchaser or any of their respective affiliates in connection with the Transaction.

g)      Neither this undertaking nor any of the rights or obligations hereunder may be assigned by the parties hereto without the prior written consent of the other parties. Any attempted assignment in violation of this clause 4(g) shall be null and void. Subject to the preceding two sentences, this undertaking will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns.

h)      All notices and other communications to be given to any party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or three (3) days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or by e-mail transmission, and shall be directed to the address set forth below (or at such other address as such party shall designate by like notice):

If to Purchaser:

Alussa Energy Acquisition Corp.
PO Box 500, 71 Fort Street
Grand Cayman KY1-1106, Cayman Islands
Attention: Daniel Barcelo
Email: Daniel@alussaenergy.com

Annex I-4

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom (UK) LLP
40 Bank Street
London, United Kingdom E14 5DS
Attention: Danny Tricot

Denis Klimentchenko

Email:      danny.tricot@skadden.com

denis.klimentchenko@skadden.com

If to the Company:

Freyr AS
Nytorget 1
8622 Mo i Rana, Norway
Attention: Chief Legal Officer
Email: contract-notifications@freyrbattery.com

with a copy (which shall not constitute notice) to

Wilson, Sonsini, Goodrich & Rosati
28 State Street, 37th Floor
Boston, MA 02109-1700, United States
Attention: Mark Solakian and Mark Baudler
Email: msolakian@wsgr.com and MBaudler@wsgr.com

and

Advokatfirmaet BAHR AS
Tjuvholmen allé 16
0252 Oslo, Norway
Attention: John Christian Thaulow and Svein Gerhard Simonnaes
Email: jct@bahr.no and sgs@bahr.no

If to the Shareholder:

Address: [•]

Attention: [•]

Email: [•]

i)       Any provision of this undertaking may be amended or waived if, and only if, such amendment or waiver is in writing and signed (a) in the case of an amendment, by the Purchaser, the Company and the Shareholder, and (b) in the case of a waiver, by the party or parties against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

j)       This undertaking may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This undertaking shall become effective from the date of this undertaking. No provision of this undertaking is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto, and their respective successors and assigns.

[Signature page follows]

Annex I-5

IN WITNESS WHEREOF, the parties hereto have caused this undertaking to be duly executed by their respective authorized officers as of the day and year first above written.

Name of shareholder:
Number of Existing Shares:
By:
Name:
Title:
Alussa Energy Acquisition Corp.
By:
Name:
Title:
FREYR AS
By:
Name:
Title:

[Signature page to Major Shareholder Irrevocable Voting Undertaking]

Annex I-6

Annex J

EXECUTION VERSION

PREFERRED SHARE ACQUISITION AGREEMENT

This PREFERRED SHARE ACQUISITION AGREEMENT (this “Agreement”) is entered into on January ___, 2021, by and between (i) Alussa Energy Acquisition Corp, a Cayman Islands exempted company (“Alussa”), (ii) FREYR Battery, a corporation in the form of a public limited liability company (société anonyme) incorporated under the laws of Luxembourg, registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés) (the “Company”), (iii) Norway Sub 1 AS, a corporation incorporated under the laws of Norway (“Norway Merger Sub 1”), (iv) Encompass Capital Master Fund LP (“Encompass Capital Master Fund”), a Cayman Islands company, BEMAP Master Fund Ltd., a Cayman Islands company (“BEMAP”), and Encompass Capital E L Master Fund L.P. (“Encompass Capital E L Master Fund”, and together with Encompass Capital Master Fund and BEMAP, the “Encompass Investors”, and each, an “Encompass Investor”).

WHEREAS, this Agreement is being entered into in connection with the Business Combination Agreement, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, including any exhibits and schedules thereto, the “Transaction Agreement”), between, among others, Alussa, the Company, FREYR AS, a corporation incorporated under the laws of Norway (“FREYR”), Norway Merger Sub 1, Norway Sub 2 AS, a limited liability company incorporated under the laws of Norway (“Norway Merger Sub 2”), Adama Charlie Sub, an exempted company incorporated under the laws of the Cayman Islands (“Cayman Merger Sub”) and the other parties thereto, pursuant to which, among other things, (i) Alussa will merge with and into Cayman Merger Sub, with Alussa as the surviving company of such merger, (ii) FREYR will transfer its wind farm business to Sjonfjellet Vindpark Holding AS (“SVHAS”), a corporation to be incorporated under the laws of Norway by way of a demerger resulting in such business becoming held by its shareholders through such company, (iii) FREYR will merge with and into Norway Merger Sub 2, with Norway Merger Sub 2 as the surviving company of such merger and (iv) Norway Merger Sub 1 will merge with and into the Company, with the Company as the surviving company of such merger, and after giving effect to all the transactions, the surviving companies of the transactions contemplated by (i), (ii) and (iii) will be wholly-owned subsidiaries of the Company, with the exception of SVHAS, which will be a separate stand-alone entity, on the terms and subject to the conditions therein (the “Transaction”);

WHEREAS, in connection with the Transaction, the Company is seeking commitments from interested investors to purchase, prior to the closing of the Transaction, the Company’s ordinary shares, par value $0.01 per share (the “PIPE Shares”), in a private placement for a purchase price of $10.00 per share (the “Per Share Subscription Price”);

WHEREAS, in connection with such private placement, each Encompass Investor has entered into a subscription agreement (the “Encompass Subscription Agreement”) with the Company and Alussa pursuant to which it agreed to subscribe for PIPE Shares for an aggregate purchase price of $5,250,000 (the “Subscription Amount”);

WHEREAS, substantially concurrently with the execution of this Agreement and the Encompass Subscription Agreement, the Company and Alussa are entering into separate subscription agreements (collectively, the “Other Subscription Agreements”) with certain investors (other than the Encompass Investors) with an aggregate purchase price of $600,000,000 (inclusive of the Subscription Amount) (the “PIPE Investment”).

WHEREAS, Encompass Capital Master Fund and BEMAP are the holders of 7,500,000 convertible preferred shares of FREYR (the “First Tranche FREYR Preferred Shares”) and 92,500,000 warrants to subscribe for common shares of FREYR (the “First Tranche FREYR Warrants”); and each Encompass Investor has agreed with FREYR, pursuant to the funding commitment letter, dated October 23, 2020, as amended by that certain Side Letter dated November 19, 2020, that certain Side Letter dated the date hereof and as otherwise amended or supplemented from time to time, between the Encompass Investors and FREYR (the “Funding Commitment Letter”), to subscribe for additional convertible preferred shares of FREYR, aggregating to 7,500,000 convertible preferred shares (assuming such issuance occurs, the “Second Tranche FREYR Preferred Shares”, and, together with the First Tranche FREYR Preferred Shares the “FREYR Preferred Shares”), and subject to an acquisition by the Encompass Investors of the Second Tranche FREYR Preferred Shares, FREYR and the Encompass Investors have agreed to cancel the First Tranche FREYR Warrants and issue 92,500,000 new warrants to the Encompass Investors (assuming such issuance occurs, the “FREYR Warrants”). For purposes of this Agreement, “FREYR Preferred Shares” shall also include any

Annex J-1

additional convertible preferred shares of FREYR or, if applicable, ordinary shares of FREYR issued by FREYR as a result of the conversion of FREYR Preferred Shares or FREYR Warrants, which any of the Encompass Investors may acquire between the date of this Agreement and Closing (as defined below) pursuant to the Funding Commitment Letter. For purposes of this Agreement, “FREYR Warrants” shall also include, (i) if applicable, any additional or substitute warrants to subscribe for common shares of FREYR which any of the Encompass Investors may acquire between the date of this Agreement and Closing; and (ii) if the Second Tranche FREYR Preferred Shares are never issued and, accordingly, the First Tranche FREYR Warrants never cancelled, then “FREYR Warrants” shall refer to the First Tranche FREYR Warrants and any additional or substitute warrants referred to in limb (i) above.

WHEREAS, in connection with the Transaction, each FREYR Preferred Share and each FREYR Warrant issued and outstanding immediately before the Norway Effective Time (as defined in the Transaction Agreement) will be automatically converted into one convertible preferred share of Norway Merger Sub 1 (each, a “Preferred Share”) and one warrant to subscribe for one common share of Norway Merger Sub 1 (each a “Warrant”).

WHEREAS, the Encompass Investors and the Company wish to consummate a transaction pursuant to which all of the Preferred Shares and Warrants held by the Encompass Investors or their Affiliates will be contributed in kind to the Company against such number of newly issued ordinary shares of the Company, par value $0.01 per share as provided in Clause 1(a) below (such newly issued ordinary shares, the “Shares”).

WHEREAS, in accordance with the Transaction Agreement, upon completion of the Cross-Border Merger (as defined in the Transaction Agreement), the Warrants shall be cancelled.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth herein, and intending to be legally bound hereby, each of the Encompass Investors, the Company, Alussa and Norway Merger Sub 1 acknowledges and agrees as follows:

1.      Transactions.

(a)     Each of the Encompass Investors hereby agrees, severally and not jointly, to contribute in kind to the Company, and the Company agrees to acquire from each of the Encompass Investors, all of the Preferred Shares and Warrants held by each such Encompass Investor or any of their Affiliates at Closing, in exchange for a number of Shares in the aggregate equal to the Base Consideration divided by the Per Share Subscription Price, on the terms and subject to the conditions provided for herein. “Base Consideration” shall equal $7,447,500, provided that if any of the Encompass Investors, individually or in the aggregate, acquires the Second Tranche FREYR Preferred Shares, then “Base Consideration” shall equal $14,895,000.

(b)    The Encompass Investors, Norway Merger Sub 1 and Pubco acknowledge and agree that, upon completion of the Cross-Border Merger, all of the Warrants contributed by the Encompass Investors and their Affiliates to the Company shall be cancelled.

2.      Closing.

(a)     The closing of the contribution of the Preferred Shares and Warrants contemplated hereby (the “Closing”) shall occur on the same date as, but immediately following the consummation of the Norway Merger (as defined in the Transaction Agreement) and immediately prior to the Cross-Border Merger (as defined in the Transaction Agreement) (the “Closing Date”).

(b)    At least seven (7) business days before the anticipated Closing Date, the Company shall deliver written notice to each Encompass Investor (if applicable) (the “Closing Notice”) specifying: (i) the anticipated Closing Date and (ii) that the Company reasonably expects all conditions to closing of the Transaction to be satisfied or waived prior to or on the anticipated Closing Date. Upon satisfaction (or, if applicable, waiver) of the conditions set forth in Section 3, (i) at or prior to Closing, (A) each Encompass Investor shall perform its obligations under Schedule B, Part 1 appended hereto, and (B) the Company shall perform its obligations under Schedule B, Part 2 appended hereto and shall issue the Shares to the Encompass Investors and subsequently cause the Shares to be registered in book entry form, free and clear of any liens or other restrictions whatsoever (other than those arising under state or federal securities laws or as set forth herein), in the name of each such Encompass Investor (or its nominee in accordance with its delivery instructions), and (ii) as promptly as practicable after the Closing (but in no event more than two (2) business days

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thereafter), the Company shall deliver, or cause to be delivered, evidence from the Company’s transfer agent (the “Transfer Agent”) of the issuance to each such Encompass Investor of its appropriate number of the Shares on and as of the Closing Date.

(c)     Prior to or at the Closing, each Encompass Investor shall deliver to the Company a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8.

(d)    For purposes of this Agreement, “business day” shall mean a day, other than a Saturday, Sunday or other day on which commercial banks in New York, New York, Oslo, Norway, the Cayman Islands or Luxembourg are authorized or required by law to close.

3.      Closing Conditions.

(a)     The obligation of the parties hereto to consummate the transactions contemplated pursuant to this Agreement is subject to the following conditions: (i) there shall not be in force any injunction or order enjoining or prohibiting, or any proceeding seeking to enjoin or prohibit, the transactions contemplated pursuant to this Agreement and (ii) all conditions precedent to the consummation of the Transaction set forth in the Transaction Agreement shall have been satisfied or waived (other than those conditions which, by their nature, are to be satisfied at the applicable closing date under the Transaction Agreement, but subject to the satisfaction or waiver of such conditions as of the closing of the Transaction) and the closing of the Transaction shall occur substantially concurrently with the Closing.

(b)     The obligation of the Company to consummate the transactions with each Encompass Investor contemplated pursuant to this Agreement is also subject to the satisfaction or waiver by the Company and Alussa of the following additional conditions that, on the Closing Date:

(i)         all representations and warranties of such Encompass Investor contained in this Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true in all respects) at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true in all respects) as of such date); and

(ii)        such Encompass Investor shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by it at or prior to Closing.

(c)     The obligation of each Encompass Investor to consummate the transactions contemplated pursuant to this Agreement is also subject to the satisfaction or waiver by each such Encompass Investor of the following additional conditions that, on the Closing Date:

(i)         all representations and warranties of the Company and Alussa contained in this Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined herein), which representations and warranties shall be true in all respects) at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true in all respects) as of such date);

(ii)        the Company and Alussa shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company and Alussa at or prior to Closing;

(iii)       (A) the Transaction Agreement (as the same exists on the date of this Agreement) shall not have been modified, waived or amended to materially adversely affect any Encompass Investor (in its capacity as such), and (B) Section 12.2(c) of the Transaction Agreement (as the same exists on the date of this Agreement) shall not have been modified, waived or amended in any material respect, in each case of clauses (A) and (B), without having received the Encompass Investors’ prior written consent;

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(iv)       the Company shall not have entered into any Other Subscription Agreement with a lower Per Share Subscription Price or, other than with respect to (A) the Other Subscription Agreement entered into with Spring Creek Capital, LLC (a subsidiary of Koch Industries, Inc.) or (B) certain settlement arrangements owing to regulatory constraints, other terms (economic or otherwise) substantively more favorable to such other subscriber or investor than as set forth in this Agreement; and

(v)        the Shares shall have been approved for listing on the NYSE (as defined below) effective upon the closing of the Transaction (“Transaction Closing”).

(d)    The Company shall use reasonable efforts to ensure the satisfaction of the conditions set out in: (i) Section 3(c) of this Agreement, and (ii) the Transaction Agreement. Each Encompass Investor shall use reasonable efforts to ensure the satisfaction of the conditions set out in Section 3(b) of this Agreement.

4.      Further Assurances. At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as is reasonably deemed to be necessary in order to consummate the transactions contemplated by this Agreement; provided, that in no event shall any Encompass Investor be required hereunder to execute and deliver any lock-up or similar market standoff agreement or any other agreement restricting the transfer of the Shares issued pursuant to this Agreement.

5.      Company and Alussa Representations and Warranties. With respect to Sections 5(a), (c), (d), (e), (g), (h), (i), (j), (k), (l), (m) and (o), each of Alussa and the Company jointly and severally represent and warrant to the Encompass Investors as of the date hereof and as of the Closing Date, and with respect to the remainder of this Section 5, the Company represents and warrants to the Encompass Investors, as of the date hereof and as of the Closing Date, that:

(a)     The Company is a corporation in the form of a public limited liability company (société anonyme) duly incorporated and validly existing under the laws of Luxembourg. The Company has all power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as presently and anticipated to be conducted and to enter into, deliver and perform its obligations under this Agreement. Alussa has been incorporated and is validly existing as a corporation under the laws of the Cayman Islands, with corporate power and authority to own, lease and operate its properties and conduct its business as presently and anticipated to be conducted and to enter into, deliver and perform its obligations under this Agreement.

(b)    As of the Closing, the Shares will be duly authorized and, when issued and delivered to the Encompass Investors in accordance with the terms of this Agreement, the Shares will be validly issued, fully paid, non-assessable and free and clear of any liens or other restrictions whatsoever (other than those arising under state or federal securities laws or as set forth herein), will rank pari passu in all respects with all other ordinary shares of the Company and will not have been issued in violation of or subject to any preemptive or similar rights created under the Company’s articles of association (as in effect at such time of issuance) or similar constitutive agreements, or under the laws of Luxembourg.

(c)     Each of this Agreement, the Other Subscription Agreements, and the Transaction Agreement (the “Transaction Documents”) has been duly authorized, executed and delivered by each of Alussa and the Company and, assuming that each such Transaction Document constitutes a valid and binding obligation of the other parties thereto, is enforceable against each of the Company and Alussa in accordance with its respective terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, or (ii) principles of equity, whether considered at law or equity.

(d)    The execution and delivery by the Company and Alussa of the Transaction Documents and the performance by the Company and Alussa of their respective obligations under the Transaction Documents, including the issuance and sale by the Company of the Shares pursuant to this Agreement and the consummation of the transactions contemplated herein and therein, do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company or Alussa or any of their respective subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company or Alussa or any of their respective subsidiaries is a party or by which the Company

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or Alussa or any of their respective subsidiaries is bound or to which any of the property or assets of the Company or Alussa is subject that does or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition or results of operations of the Company or Alussa or their respective subsidiaries, taken as a whole (a “Material Adverse Effect”), or impair the validity of the Shares or the legal authority of the Company or Alussa to comply in all material respects with their respective obligations under the Transaction Documents or impair or delay the ability of the Company or Alussa to timely perform their respective obligations under the Transaction Documents; (ii) result in any violation of any provision of the organizational documents of the Company or Alussa; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or Alussa or any of their respective properties that would reasonably be expected to have a Material Adverse Effect or impair the validity of the Shares or the legal authority of the Company or Alussa to comply in all material respects with its obligations under the Transaction Documents or impair or delay the ability of the Company or Alussa to timely perform their respective obligations under the Transaction Documents.

(e)     Assuming the accuracy of the Encompass Investors’ representations and warranties set forth in Section 6 of this Agreement, neither the Company nor Alussa is required to obtain any material consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the issuance of the Shares pursuant to this Agreement, other than (i) filings with the U.S. Securities and Exchange Commission (the “SEC”), (ii) filings required by applicable state or federal securities laws, (iii) the filings required in accordance with Section 12 of this Agreement; (iv) those required by the New York Stock Exchange (“NYSE”), and (v) those required to consummate the Transaction as provided under the Transaction Agreement.

(f)     Assuming the accuracy of the Encompass Investors’ representations and warranties set forth in Section 6 of this Agreement, no registration under the Securities Act of 1933, as amended (the “Securities Act”), is required for the offer and sale of any of the Shares by the Company to any of the Encompass Investors.

(g)    Neither the Company nor Alussa nor any person acting on their respective behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Shares in violation of the Securities Act.

(h)    Neither the Company nor Alussa nor any person acting on their respective behalf is under any obligation to pay any broker’s fee or finder’s fee or commission in connection with the sale of the Shares other than to the Placement Agents (as defined below).

(i)     Neither the Company nor Alussa nor any person acting on their respective behalf has taken any action, directly or indirectly, including making any offer or sale of any Company security or solicited any offers to buy any security in violation of the Securities Act or under circumstances that would cause the offer and sale of the Shares by the Company to any of the Encompass Investors contemplated hereby to fail to be entitled to the exemption from the registration requirements of the Securities Act (other than offers or sales of securities under an employee benefit plan as defined in Rule 405 under the Securities Act).

(j)     Except for such matters as have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of Alussa or the Company, threatened against Alussa, the Company or FREYR, or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against Alussa, the Company or FREYR. Each of the Company, Alussa and FREYR has not received any written communication from a governmental authority that alleges that the Company, Alussa or FREYR is not in compliance with or in default or violation of any applicable law, except where such non-compliance, default or violation would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(k)    Other than the Other Subscription Agreements and other than with respect to (A) the Other Subscription Agreement entered into with Spring Creek Capital, LLC (a subsidiary of Koch Industries, Inc.) and (B) certain settlement arrangements owing to regulatory constraints, neither Alussa nor the Company has entered into any side letter or similar agreement with any investor or subscriber in connection with such investor or subscriber’s

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direct or indirect investment in the Company, and such Other Subscription Agreements have not been amended in any material respect following the date of this Agreement and reflect the same Per Share Subscription Price and terms that are no more favorable to such investor or subscriber thereunder than the terms of this Agreement.

(l)     As of their respective dates, all SEC Documents (as defined below) complied or will comply, in all material respects, with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder. A copy of each form, report, statement, schedule, prospectus, proxy, registration statement and other document, if any, filed by Alussa or the Company with the SEC since Alussa’s initial registration of its Class A ordinary shares under the Exchange Act (the “SEC Documents”) is available to the undersigned via the SEC’s EDGAR system. None of the SEC Documents contained, when filed or, if amended, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of Alussa and the Company has timely filed each report, statement, schedule, prospectus, and registration statement that Alussa or the Company (as applicable) was required to file with the SEC since Alussa’s initial registration of the Class A ordinary shares under the Exchange Act. The financial statements of Alussa and the Company included in the SEC Documents comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing and fairly present in all material respects the financial condition of Alussa and the Company (as applicable) as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. There are no material outstanding or unresolved comments in comment letters from the staff of the Division of Corporation Finance of the SEC with respect to any of the SEC Documents. The description of the business and financial information of FREYR set forth in the investor presentation dated December 4, 2020 (as updated on January 26, 2021) made available to Investor by Alussa and FREYR prior to the execution of this Agreement (the “Investor Presentation”) shall be consistent and complete in all material respects with the description of the business and financial information of FREYR described or included in the proxy statement to be filed in connection with the approval of the Transaction Agreement by the applicable shareholders. The Investor Presentation shall not have not been amended in any material respect following the date of this Agreement.

(m)   As of the date of this Agreement, and immediately prior to the First Closing Date (as defined in the Transaction Agreement), the authorized capital stock of Alussa consists of 200,000,000 Class A ordinary shares, $0.0001 par value, 20,000,000 Class B ordinary shares, $0.0001 par value, and 2,000,000 shares of undesignated preferred stock, $0.0001 par value. As of the date of this Agreement and for the period up to the exercise in full of any warrants issued by Alussa, the Company will have a sufficient number of authorized shares available to be issued upon exercise of such warrants. As of the date of this Agreement, the authorized capital stock of the Company consists of 40,000 fully paid redeemable shares with no nominal value, and such shares are duly authorized and validly issued, and are not subject to preemptive rights or encumbrances. As of the date of this Agreement, and immediately prior to Closing, except as set forth above and pursuant to (i) the Other Subscription Agreements and (ii) the Transaction Agreement, there are no outstanding (1) shares, equity interests or voting securities of the Company, (2) securities of the Company convertible into or exchangeable for shares or other equity interests or voting securities of the Company, (3) options, warrants or other rights (including preemptive rights) or agreements, arrangements or commitments of any character, whether or not contingent, of the Company to acquire from any individual, entity or other person, and no obligation of the Company to issue, any shares or other equity interests or voting securities of the Company (collectively, the “Equity Interests”) or securities convertible into or exchangeable or exercisable for Equity Interests. As of the date of this Agreement, other than Cayman Merger Sub, the Company has no subsidiaries and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any securities of the Company, other than (A) as set forth in the SEC Documents and (B) as contemplated by the Transaction Agreement. Except as disclosed in the SEC Documents and other than expenses incurred in connection with the transactions contemplated by the Transaction Documents, the Company had no outstanding indebtedness and will not have any outstanding long-term indebtedness as of immediately prior to the Closing.

(n)    Upon consummation of the Transaction, the issued and outstanding ordinary shares of the Company will be registered pursuant to Section 12(b) of the Exchange Act and will be listed for trading on the NYSE.

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(o)    Neither the Company nor Alussa is, and immediately after receipt of payment for the Shares the Company will not be, subject to registration as an “investment company” under the Investment Company Act of 1940, as amended.

(p)    The issued and outstanding Class A ordinary shares of Alussa are registered pursuant to Section 12(b) of the Exchange Act and are listed on the NYSE under the symbol “ALUS”. There is no suit, action, proceeding, or investigation pending, or to the knowledge of Alussa, threatened against Alussa by the NYSE or the SEC with respect to any intention by such entity to deregister the Class A ordinary shares of Alussa or prohibit or terminate the listing of such shares on the NYSE. Alussa has taken no action that is designed to terminate the registration of Alussa under the Exchange Act. Prior to the First Closing Date, no suspension of the qualification of Alussa’s Class A ordinary shares for offering or sale or trading on the NYSE, or initiation or threatening of any proceedings for any of such purposes, shall have occurred.

(q)    Each of Alussa and the Company is in compliance with all applicable laws, except where such non-compliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date hereof, neither Alussa nor the Company has received any written communication from a governmental authority that alleges that the Company or Alussa, as applicable, is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(r)     As of the Closing Date, the Company will be a “foreign private issuer” (as defined in Rule 405) under the Securities Act.

(s)     The Company is classified as a Subchapter C corporation for U.S. federal income tax purposes.

6.      Encompass Investors Representations, Warranties and Acknowledgements. Each Encompass Investor, (I) with respect to Section 6(a), the first two sentences of Section 6(e) and Sections 6(g), (h), (j), (k), (l), (m), (p) and (q), represents and warrants to the Company and Alussa, and (II) with respect to the remainder of this Section 6, acknowledges, in each case of the foregoing clauses (I) and (II), as of the date hereof and as of the Closing Date, provided that representations and warranties concerning the Second Tranche FREYR Preferred Shares and the FREYR Warrants issued together with the issuance of the Second Tranche FREYR Preferred Shares are given as of the date of issuance and as of the Closing Date), that:

(a)     Each Encompass Investor (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3), (7) or (8) under the Securities Act), in each case, satisfying the applicable requirements set forth on Schedule A, (ii), if resident in a member state of the European Economic Area, is a “qualified investor” within the meaning of Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market (the “EU Prospectus Regulation”), (iii) if resident in the United Kingdom, is a “qualified investor” within the meaning of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “UK Prospectus Regulation”), (iv) is acquiring the Shares only for its own account and not for the account of others, or if an Encompass Investor is acquiring the Shares as a fiduciary or agent for one or more investor accounts, such Encompass Investor has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (v) is not acquiring the Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information set forth on Schedule A). Each Encompass Investor is not an entity formed for the specific purpose of acquiring the Shares and is an “institutional account” as defined by FINRA Rule 4512(c).

(b)    Each Encompass Investor acknowledges and agrees that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act or any “offer of securities to the public” within the meaning of the EU Prospectus Regulation or the UK Prospectus Regulation, that the Shares have not been registered under the Securities Act and that the Company is not required to register the Shares except as set forth in Section 7 of this Agreement. Each Encompass Investor acknowledges and agrees that the Shares may not be offered, resold, transferred, pledged or otherwise disposed of by the Encompass Investors absent an effective registration

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statement under the Securities Act except (i) to the Company or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and, in each case, in accordance with any applicable securities laws of the states of the United States and other applicable jurisdictions, and that any certificates representing the Shares shall contain a restrictive legend to such effect. Each Encompass Investor acknowledges and agrees that the Shares will be subject to these securities law transfer restrictions and, as a result of these transfer restrictions, each Encompass Investor may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. Each Encompass Investor acknowledges and agrees that the Shares will not immediately be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act, and that the provisions of Rule 144(i) will apply to the Shares. Each Encompass Investor acknowledges and agrees that it has been advised to consult legal, tax and accounting advisors prior to making any offer, resale, transfer, pledge or disposition of any of the Shares.

(c)     Each Encompass Investor acknowledges and agrees the Shares are issued to such Encompass Investor by the Company. Each Encompass Investor further acknowledges that there have been no representations, warranties, covenants and agreements made to such Encompass Investor by or on behalf of the Company, Alussa, FREYR, Norway Merger Sub 1, Norway Merger Sub 2, Cayman Merger Sub, or any of Credit Suisse Securities (USA) LLC, BTIG, LLC, Pareto Securities AS, SpareBank 1 Markets AS or Clarksons Platou Securities, Inc. (with their respective affiliates, each a “Placement Agent” and, collectively, the “the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the Company and Alussa expressly set forth in Section 5 of this Agreement and those representations, warranties, covenants and agreements made with or to such Encompass Investor pursuant to the Ancillary Transaction Agreements. Each Encompass Investor acknowledges that certain information provided by the Company, FREYR or Alussa was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. For purposes of this Agreement, “Ancillary Transaction Agreements” shall mean the Funding Commitment Letter and the Encompass Subscription Agreement.

(d)    Each Encompass Investor acknowledges and agrees that it has received such information as it deems necessary in order to make an investment decision with respect to the Shares, including, with respect to the Company, Alussa, the Transaction and the business of FREYR and its subsidiaries. Without limiting the generality of the foregoing, each Encompass Investor acknowledges that it has had the opportunity to review Alussa’s filings with the SEC. Each Encompass Investor acknowledges and agrees that such Encompass Investor and such Encompass Investor’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as such Encompass Investor and its professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares.

(e)     Each Encompass Investor became aware of this offering of the Shares solely by means of direct contact between such Encompass Investor and the Company, Alussa or a representative of the Company or Alussa, or by means of contact from the Placement Agents, and the Shares were offered to the Encompass Investors solely by direct contact between such Encompass Investor and the Company, Alussa or a representative of the Company or Alussa. Each Encompass Investor did not become aware of this offering of the Shares, nor were the Shares offered to such Encompass Investor, by any other means. Each Encompass Investor acknowledges that its Shares (i) were not offered to it by any form of general solicitation or general advertising and (ii) are not being offered to it in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. Each Encompass Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Company, Alussa, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, agents or representatives of any of the foregoing), other than the representations and warranties of the Company or Alussa contained in Section 5 of this Agreement and those contained in the Ancillary Transaction Agreements, in making its investment or decision to invest in the Company.

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(f)     Each Encompass Investor acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares, including those set forth in Alussa’s filings with the SEC and the Investor Presentation. Each Encompass Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and each Encompass Investor has sought such accounting, legal and tax advice as such Encompass Investor has considered necessary to make an informed investment decision. Each Encompass Investor acknowledges that it shall be responsible for any of its tax liabilities that may arise as a result of the transactions contemplated by this Agreement, and that neither the Company nor Alussa has provided any tax advice or any other representation or guarantee regarding the tax consequences of the transactions contemplated by the Agreement.

(g)    Alone, or together with any professional advisor(s), each Encompass Investor has adequately analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for such Encompass Investor and that it is able at this time and in the foreseeable future to bear the economic risk of a total loss of such Encompass Investor’s investment in the Company. Each Encompass Investor acknowledges specifically that a possibility of total loss exists.

(h)    In making its decision to acquire the Shares, each Encompass Investor has relied solely upon independent investigation made by such Encompass Investor, the Investor Presentation and the representations and warranties made by Alussa and the Company in Section 5 and as applicable, the Ancillary Transaction Agreements. Without limiting the generality of the foregoing, each Encompass Investor has not relied on any statements by or on behalf of the Placement Agents or any of their respective affiliates or any control persons, officers, directors, employees, agents or representatives of any of the foregoing concerning the Company, Alussa, FREYR, the Transaction, the Transaction Agreement, this Agreement or the transactions contemplated hereby or thereby, the Shares or the offer and sale of the Shares other than the representations and warranties of the Company contained in Section 5 of this Agreement and those contained in the Ancillary Transaction Agreements.

(i)     Each Encompass Investor acknowledges and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of this investment.

(j)     Each Encompass Investor has been duly formed or incorporated and is validly existing and is in good standing under the laws of its jurisdiction of formation or incorporation, with power and authority to enter into, deliver and perform its obligations under this Agreement.

(k)    The execution, delivery and performance by each Encompass Investor of this Agreement are within the powers of such Encompass Investor, have been duly authorized and will not constitute or result in a breach or default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which such Encompass Investor is a party or by which such Encompass Investor is bound that would reasonably be expected to have a material adverse effect on the legal authority of such Encompass Investor to comply in all material respects with the terms of this Agreement, and will not violate any provisions of such Encompass Investor’s organizational documents, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature of each Encompass Investor on this Agreement is genuine, and the signatory has been duly authorized to execute this Agreement, and, assuming that this Agreement constitutes the valid and binding agreement of the Company, Norway Merger Sub 1 and Alussa, this Agreement constitutes a legal, valid and binding obligation of such Encompass Investor, enforceable against such Encompass Investor in accordance with its terms except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

(l)     None of the Encompass Investors nor any of their respective officers, directors, managers, managing members, general partners or any other person acting in a similar capacity or carrying out a similar function, is (i) a person named on the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List, the Sectoral Sanctions Identification List, or any other similar list of sanctioned persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), or any similar list of sanctioned persons administered by the United Kingdom, the European Union or any individual European Union member state (collectively, “Sanctions Lists”); (ii) directly or indirectly owned or controlled by, or acting on behalf of, one or more persons on a Sanctions

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List; (iii) organized, incorporated, established, located, resident or born in, or a citizen, national, or the government, including any political subdivision, agency, or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, Venezuela, the Crimea region of Ukraine, or any other country or territory embargoed by the United States, the United Kingdom, the European Union or any individual European Union member state; (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515; or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (collectively, a “Prohibited Investor”). Each Encompass Investor represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that it maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Each Encompass Investor maintains policies and procedures reasonably designed to ensure compliance with sanctions and export control laws in each of the jurisdictions in which it operates. Each Encompass Investor maintains policies and procedures reasonably designed to ensure that the funds held by such Encompass Investor are legally derived.

(m)   If the applicable Encompass Investor is or is acting on behalf of (i) an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) a plan, an individual retirement account or other arrangement that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), (iii) an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement described in clauses (i) and (ii) (each, an “ERISA Plan”), or (iv) an employee benefit plan that is a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA), a non-U.S. plan (as described in Section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing clauses (i), (ii) or (iii) but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws,” and together with ERISA Plans, “Plans”), such Encompass Investor represents and warrants that (A) neither the Company nor, to each Encompass Investor’s knowledge, any of its affiliates has provided investment advice or has otherwise acted as the Plan’s fiduciary, with respect to its decision to acquire and hold the Shares, and, to each Encompass Investor’s knowledge, none of the parties to the Transaction is or shall at any time be the Plan’s fiduciary with respect to any decision in connection with the Investor’s investment in the Shares; and (B) its purchase of the Shares will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or any applicable Similar Law.

(n)    Other than the Investor Presentation, each Encompass Investor acknowledges that it has been informed that no disclosure or offering document has been prepared by the Company, Alussa or any of their respective affiliates or representatives in connection with the offer and sale of the Shares.

(o)    Each Encompass Investor acknowledges that it has been informed that none of the Placement Agents, nor any of their respective affiliates, nor any control persons, officers, directors, employees, agents or representatives of any of the foregoing has made or makes any representation or warranty, whether express or implied, of any kind or character and have not provided any advice or recommendation with respect to the Company, Alussa, FREYR or its subsidiaries or any of their respective businesses, or the Shares or the accuracy, completeness or adequacy of any information supplied to such Encompass Investor by the Company.

(p)    In connection with the issue and acquisition of the Shares, none of the Placement Agents have acted as any Encompass Investor’s financial advisor or fiduciary.

(q)    Subject to the merger involving Norway Merger Sub 1, each Encompass Investor owns good and valid title to its respective FREYR Preferred Shares and FREYR Warrants (free and clear of any and all liens) or Preferred Shares and Warrants, as applicable, and there are no proxies, voting rights, shareholders’ agreements or other agreements to which an Encompass Investor is a party or by which such Encompass Investor is bound, with respect to the voting or transfer of any of such Encompass Investor’s FREYR Preferred Shares and FREYR Warrants (other than this Agreement and the Transaction Agreement).

Annex J-10

7.      Registration Rights.

(a)     The Company agrees that, within thirty (30) calendar days following the Closing Date (such deadline, the “Filing Deadline”), the Company will submit to or file with the SEC a registration statement for a shelf registration on Form S-1 or Form S-3 (if the Company is then eligible to use a Form S-3 shelf registration) (the “Registration Statement”), in each case, covering the resale of all of the Shares acquired by the Encompass Investors pursuant to this Agreement (determined as of two (2) business days prior to such submission or filing) (the “Registrable Shares”) and the Company shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 90th calendar day following the Closing Date and (ii) the 10th business day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Deadline”); provided, however, that the Company’s obligations to include the Registrable Shares in the Registration Statement are contingent upon the applicable Encompass Investor furnishing in writing to the Company such information regarding such Encompass Investor, the securities of the Company held by such Encompass Investor and the intended method of disposition of the Registrable Shares (which shall be limited to non-underwritten public offerings) as shall be reasonably necessary and requested by the Company to effect the registration of the Registrable Shares, and each Encompass Investor shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling shareholder in similar situations, including providing that the Company shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement, if applicable, during any customary blackout or similar period or as permitted hereunder; provided that each Encompass Investor shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Registrable Shares. For as long as any Encompass Investor holds Shares, the Company will use commercially reasonable efforts to file all reports for so long as the condition in Rule 144(c)(1) (or Rule 144(i)(2), if applicable) is required to be satisfied, and provide all customary and reasonable cooperation, necessary to enable the undersigned to resell the Shares pursuant to Rule 144 of the Securities Act (in each case, when Rule 144 of the Securities Act becomes available to the Encompass Investors). Any failure by the Company to file the Registration Statement by the Filing Deadline or to effect such Registration Statement by the Effectiveness Deadline shall not otherwise relieve the Company of its obligations to file or effect the Registration Statement as set forth above in this Section 7. In no event shall the Encompass Investors or any affiliate of the Encompass Investors be identified as a statutory underwriter in the Registration Statement; except that, if the Encompass Investors or any affiliate of the Encompass Investors is required by the SEC to be identified as a statutory underwriter in the Registration Statement, the Company will provide reasonable advance notice to the Encompass Investors of such requirement and the Encompass Investors may, in its sole discretion, elect not to include all or a portion of its Shares in the Registration Statement (and such election shall not be considered a breach of this Agreement by the Company). Notwithstanding the foregoing, if the SEC prevents the Company from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Shares by the applicable shareholders or otherwise, the Company shall give each of the Encompass Investors prompt written notice thereof and such Registration Statement shall register (by amendment or otherwise) for resale such number of Shares which is equal to the maximum number of Shares as is permitted by the SEC. In such event, the number of Shares to be registered for each selling shareholders named in the Registration Statement shall be reduced pro rata among all such selling shareholders. In the event the Company amends the Registration Statement in accordance with the foregoing, the Company will use its commercially reasonable efforts to file with the SEC, as promptly as allowed by the SEC, one or more registration statements to register the resale of those Registrable Shares that were not registered on the initial Registration Statement, as so amended. All fees and expenses (i) incident to the performance of, or compliance with, this Section 7, or (ii) related to any threatened or actual litigation against any of the Encompass Investors in connection with any alleged breach of the Subscription Agreement or U.S. securities laws, in each case by the Company, shall be borne by the Company.

(b)    At its expense the Company shall:

(i)     except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which the Company determines to obtain, continuously effective with respect to each Encompass Investor, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of the following: (A) the Encompass Investors cease to hold any Registrable

Annex J-11

Shares, (B) the date all Registrable Shares held by the Encompass Investors may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), and (C) three years from the date of effectiveness of the Registration Statement;

(ii)   advise each of the Encompass Investors, as expeditiously as possible:

(1)    when a Registration Statement or any amendment thereto has been filed with the SEC or has become effective;

(2)    after the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(3)    of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(4)    subject to the provisions in this Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

Notwithstanding anything to the contrary set forth herein, the Company shall not, when so advising the Encompass Investors of such events, provide each of the Encompass Investors with any material, nonpublic information regarding the Company other than to the extent that providing notice to the Encompass Investors of the occurrence of the events listed in (1) through (4) above might constitute material, nonpublic information regarding the Company;

(iii)  use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

(iv)   upon the occurrence of any event contemplated in Section 7(b)(ii)(4) above, except for such times as the Company is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, the Company shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(v)    use its commercially reasonable efforts to cause all Registrable Shares to be listed on the NYSE;

(vi)  allow each Encompass Investor to review and consent to disclosure specifically regarding such Encompass Investor in the Registration Statement on reasonable advance notice (which consent shall not be unreasonably withheld);

(vii) if the SEC shall at any time object to the inclusion of Registrable Shares in the Registration Statement, give prompt notice to the Investor and its counsel and give them fair and reasonable time (but, in any event, at least three (3) business days) to respond and discuss with the Company, prior to answering the SEC or agreeing to the exclusion of such Registrable Shares from the Registration Statement; and

(viii)otherwise, cooperate reasonably with, and take such customary actions as may reasonably be requested by such Encompass Investor, consistent with the terms of this Agreement, in connection with the registration of the Registrable Shares.

(c)     Notwithstanding anything to the contrary in this Agreement, the Company shall be entitled to delay the filing or effectiveness of, or suspend the use of, the Registration Statement if it reasonably determines that (i) in order for the Registration Statement not to contain a material misstatement or omission, an amendment thereto

Annex J-12

would be needed; (ii) the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event the Company’s board of directors reasonably believes would require additional disclosure by the Company in the Registration Statement of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Company’s board of directors to cause the Registration Statement to fail to comply with applicable disclosure requirements, or (iii) in the reasonable judgment of the majority of the Company’s board of directors, such filing or effectiveness or use of such Registration Statement, would be seriously detrimental to the Company and the majority of the Company board of directors concludes as a result that it is essential to defer such filing (each such circumstance, a “Suspension Event”); provided, however, that the Company may not delay or suspend the Registration Statement on more than two (2) occasions or for more than sixty (60) consecutive calendar days, or more than ninety (90) total calendar days in each case during any twelve-month period. The Company shall not, when so advising any of the Encompass Investors of such Suspension Event, provide the Encompass Investors with any material, nonpublic information regarding the Company other than to the extent that providing notice to any of the Encompass Investors of the occurrence of the Suspension Event might constitute material, nonpublic information regarding the Company. Upon receipt of any written notice from the Company of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein (in light of the circumstances under which they were made, in the case of the prospectus) not misleading, each Encompass Investor agrees that it will immediately discontinue offers and sales of the Registrable Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until such Encompass Investor receives copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales. If so directed by the Company, each Encompass Investor will deliver to the Company or, in each Encompass Investor’s sole discretion destroy, all copies of the prospectus covering the Registrable Shares in such Encompass Investor’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Registrable Shares shall not apply (A) to the extent such Encompass Investor is required to retain a copy of such prospectus (1) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (2) in accordance with a bona fide pre-existing document retention policy or (B) to copies stored electronically on archival servers as a result of automatic data back-up.

(d)    Indemnification.

(i)    The Company shall, notwithstanding any termination of this Agreement, indemnify, defend and hold harmless, to the extent permitted by law, each Encompass Investor, its directors, officers, members, stockholders, partners, agents, brokers, investment advisors and employees, and each person who controls such Encompass Investor (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the directors, officers, members, stockholders, partners, agents, brokers, investment advisors and employees of each such controlling person, to the fullest extent permitted by law, from and against all losses, claims, damages, liabilities, costs and expenses (including, without limitation, reasonable and documented outside attorneys’ fees) (collectively, “Losses”) that arise out of, are based upon, or caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus included in any Registration Statement (“Prospectus”) or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading, except insofar as the same are based upon, or caused by, or contained in any information or affidavit so furnished in writing to the Company by or on behalf of such Encompass Investor expressly for use therein.

(ii)   In connection with any Registration Statement in which an Encompass Investor is participating, such Encompass Investor shall furnish (or cause to be furnished) to the Company in writing such necessary information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and each person or entity who controls the Company (within the meaning of the

Annex J-13

Securities Act) against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading, but only to the extent that such untrue statement or omission is contained (or not contained in, in the case of an omission) in any information or affidavit so furnished in writing by on behalf of such Encompass Investor expressly for use therein; provided, however, that the liability of each such Encompass Investor shall be several and not joint with any other investor and shall be limited to the net proceeds received by such Encompass Investor from the sale of Registrable Shares giving rise to such indemnification obligation.

(iii)  Any person or entity entitled to indemnification herein shall (A) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (B) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(iv)   The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, member, stockholder, agent, employee or controlling person of such indemnified party and shall survive the transfer of securities.

(v)    If the indemnification provided under this Section 7(d) from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any Losses, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations; provided, however, the liability of an Encompass Investor shall be limited to the net proceeds received by such Encompass Investor from the sale of Registrable Shares giving rise to such indemnification obligation. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses referred to above shall be deemed to include, subject to the limitations set forth in Sections 7(d)(i), (ii) and (iii) above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 7(d)(v) from any person or entity who was not guilty of such fraudulent misrepresentation.

Annex J-14

8.      Termination. This Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (i) such date and time as the Transaction Agreement is terminated in accordance with its terms, (ii) upon the mutual written agreement of each of the parties hereto to terminate this Agreement, (iii) if the conditions to Closing set forth in Section 3 of this Agreement are not satisfied, or are not capable of being satisfied, or waived on or prior to the Closing Date and, as a result thereof, the transactions contemplated by this Agreement will not be or are not consummated at the Closing Date and (iv) July 31, 2021; provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such willful breach. The Company shall notify the Encompass Investors of the termination of the Transaction Agreement promptly after the termination of such agreement.

9.      Trust Account Waiver. Each Encompass Investor acknowledges that Alussa is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving Alussa and one or more businesses or assets. Each Encompass Investor further acknowledges that, as described in Alussa’s prospectus relating to its initial public offering dated November 25, 2019 (the “Prospectus”) available at www.sec.gov, substantially all of Alussa’s assets consist of the cash proceeds of Alussa’s initial public offering and private placement of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of Alussa, its public shareholders and the underwriters of Alussa’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to Alussa to pay its tax obligations, if any, the cash in the Trust Account may be disbursed only for the purposes set forth in the Prospectus. For and in consideration of Alussa entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, each Encompass Investor hereby irrevocably waives any and all right, title and interest, or any claim of any kind it has or may have in the future, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account, as a result of, or arising out of, this Agreement; provided however, that nothing in this Section 9 shall be deemed to limit any Encompass Investor’s right to distributions from the Trust Account in accordance with Alussa’s amended and restated certificate of incorporation in respect of Class A ordinary shares of Alussa acquired by any means other than pursuant to this Agreement.

10.    Miscellaneous.

(a)     Neither this Agreement nor any rights that may accrue to any of the Encompass Investors hereunder (other than the Shares acquired hereunder, if any, and the rights under Section 7, which shall inure to the benefit of any transferee of Registrable Shares) may be transferred or assigned without the Company’s and Alussa’s written consent, other than an assignment to any affiliate of any Encompass Investor or any fund or account managed by the same investment manager as any Encompass Investor or an affiliate thereof, subject to, if such transfer or assignment is prior to the Closing, such transferee or assignee, as applicable, executing a joinder to this Agreement or a separate subscription agreement in substantially the same form as this Agreement, including with respect to the terms and conditions; provided that, in the case of any such transfer or assignment, the initial party to this Agreement shall remain bound by its obligations under this Agreement in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the transactions contemplated by this Agreement. Neither this Agreement nor any rights that may accrue to the Company or Alussa hereunder or any of the Company or Alussa’s obligations may be transferred or assigned.

(b)    The Company and Alussa may request from each of the Encompass Investors such additional information as is necessary for the Company to comply with public disclosure requirements of applicable securities laws or any filing requirements pursuant to the rules of any stock exchange or the Financial Industry Regulatory Authority, and the appropriate Encompass Investor shall provide such information as may reasonably be requested. Each Encompass Investor acknowledges that the Company may file a copy of the form of this Agreement with the SEC as an exhibit to a current or periodic report or a registration statement of the Company.

(c)     The Company shall use commercially reasonable efforts, if requested by the Investor, to (i) cause the removal of any restrictive legend set forth on the Shares and (ii) issue Shares without any such legend in certificated or book-entry form or by electronic delivery through The Depository Trust Company, at the Investor’s option, provided that in each case (a) such Shares are registered for resale under the Securities Act and the Investor has sold or proposes to sell such Shares pursuant to such registration, (b) the Investor has sold or transferred, or proposes to sell or

Annex J-15

transfer, Shares pursuant to Rule 144 and (c) the Company, its counsel or the Transfer Agent have received customary representations and other documentation from the Investor that is reasonably necessary to establish that restrictive legends are no longer required as reasonably requested by the Company, its counsel or the Transfer Agent.

(d)    Each Encompass Investor acknowledges that the Company, Alussa, the Placement Agents (as third-party beneficiaries with rights of enforcement) and others will rely on the acknowledgments, understandings, agreements, representations and warranties of the Encompass Investors contained in this Agreement. Each of the Company and Alussa acknowledges that the Encompass Investor will rely on the acknowledgments, understandings, agreements, representations and warranties of the Company and Alussa contained in this Agreement. Prior to the Closing, each Encompass Investor agrees to promptly notify the Company, Alussa and the Placement Agents if any of the acknowledgments, understandings, agreements, representations and warranties of such Encompass Investor set forth herein are no longer accurate. Prior to the Closing, each of the Company and Alussa agrees to promptly notify the Encompass Investors if any of the acknowledgments, understandings, agreements, representations and warranties of the Company or Alussa set forth herein are no longer accurate.

(e)     The Company, Alussa, the Placement Agents and the Encompass Investors are each entitled to rely upon this Agreement and each is irrevocably authorized to produce this Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

(f)     All of the representations and warranties contained in this Agreement shall survive the Closing. All of the covenants and agreements made by each party hereto in this Agreement shall survive the Closing.

(g)    The obligations of each Encompass Investor under this Agreement are several and not joint with the obligations of any other Encompass Investor under this Agreement or the Encompass Subscription Agreement, or of any Other Investor under the Other Subscription Agreements. No Encompass Investor shall be responsible in any way for the performance of any other Encompass Investor or any Other Investor.

(h)    This Agreement may not be modified, waived or terminated (other than pursuant to the terms of Section 8 above) except by an instrument in writing, signed by each of the parties hereto. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties and third-party beneficiaries hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

(i)     This Agreement (including the schedule hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. Except as set forth in Sections 7(d), 10(c) and 10(d) with respect to the persons referenced therein, this Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns.

(j)     Except as otherwise provided herein, this Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

(k)    If any provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

(l)      This Agreement may be executed in one or more counterparts (including by electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

(m)   The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches

Annex J-16

of this Agreement, without posting a bond or undertaking and without proof of damages, to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.

(n)    This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York without regard to the conflict of laws principles thereof.

(o)    THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND THE SUPREME COURT OF THE STATE OF NEW YORK SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT (UNLESS OTHERWISE PROVIDED THEREIN) AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN THIS SECTION 10(o) OF THIS AGREEMENT OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(p)     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10(p).

11.    Non-Reliance and Exculpation. Each Encompass Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by the Placement Agents and any of their affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the statements, representations and warranties of the Company expressly contained in Section 5 of this Agreement and those contained in the Ancillary Transaction Agreements, in making its investment or decision to invest in the Company. Each Encompass Investor acknowledges and agrees that none of the Placement Agents, their respective affiliates or any control persons, officers, directors employees, partners, agents or representatives of any of the foregoing shall be liable to the Encompass Investors pursuant to this Agreement or any other agreement related to the private placement of the Shares, the negotiation hereof or thereof or the subject matter hereof or thereof, or the transactions contemplated hereby or thereby, for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares.

12.    Press Releases. Alussa shall, by 9:00 a.m., New York City time on the first (1st) business day immediately following the date of this Agreement, issue one or more press releases or furnish or file with the SEC a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing, to the extent not previously publicly disclosed, the PIPE Investment, all material terms of the Transaction and any other material, non-public information that the Company

Annex J-17

and Alussa have provided to the Encompass Investors at any time prior to the filing of the Disclosure Document. From and after the disclosure of the Disclosure Document, to the knowledge of the Company and Alussa, the Encompass Investors shall not be in possession of any material, non-public information received from the Company, Alussa or any of their respective officers, directors or employees. All press releases or other public communications relating to the transactions contemplated hereby between the Company, Alussa and the Encompass Investors, and the method of the release for publication thereof, shall be subject to the prior approval of (i) Alussa, (ii) the Company and (iii) to the extent such press release or public communication references any of the Encompass Investors or any of their affiliates or investment advisers by name, the Encompass Investors. The restrictions in this Section 12 shall not apply to the extent a public announcement is required by applicable securities law, any governmental authority or stock exchange rule; provided, that in such an event, the applicable party shall, to the extent practicable, (A) consult with the other parties in advance as to any applicable announcement’s form, content and timing (B) provide the Encompass Investors advance notice and opportunity to review and comment on such disclosure and such commercially reasonable comments shall be incorporated therein and (C) limit the extent of such disclosure.

13.    Confidentiality. Except as expressly authorized for use hereunder or as required to be disclosed by public disclosure requirements of applicable securities laws or any filing requirements pursuant to the rules of any stock exchange or the Financial Industry Regulatory Authority, without the prior written consent of Investor, each of the Company, Alussa, the Placement Agents and their respective directors, officers, agents, employees or representatives shall maintain and keep confidential all information provided by each Encompass Investor (whether oral or written) in connection with this Agreement.

14.    Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered by FedEx or other nationally or internationally recognized overnight delivery service, or (iii) when delivered by email (in each case in this clause (iii), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

If to the Encompass Investors, to the address provided on the Encompass Investors’ signature pages hereto.

If to Norway Merger Sub 1, Alussa or the Company, to:

Alussa Energy Acquisition Corp.
PO Box 500, 71 Fort Street
Grand Cayman KY1-1106

Cayman Islands
Attention: Daniel Barcelo
Email:      daniel@alussaenergy.com

with copies to (which shall not constitute notice), to:

Skadden, Arps, Slate, Meagher & Flom (UK) LLP
40 Bank Street
London, United Kingdom E14 5DS
Attention:   Danny Tricot

           Denis Klimentchenko

Email:         danny.tricot@skadden.com

           denis.klimentchenko@skadden.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

[SIGNATURE PAGES FOLLOW]

Annex J-18

IN WITNESS WHEREOF, the Encompass Investors have executed or caused this Agreement to be executed by its duly authorized representative as of the date set forth below.

Encompass Capital Master Fund LP:	State/Country of Formation or Domicile:

By:
Name:
Title:

Name in which Shares are to be registered (if different):	Date: ________, 2021

Investor’s EIN:

Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:

Attn:	Attn:

Telephone No.:	Telephone No.:
Facsimile No.:	Facsimile No.:

[Signature Page to Preferred Share Purchase Agreement]

Annex J-19

BEMAP Master Fund Ltd.,:	State/Country of Formation or Domicile:

Name in which Shares are to be registered (if different):	Date: ________, 2021

Investor’s EIN:

Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:

Attn:

Telephone No.:	Telephone No.:
Facsimile No.:	Facsimile No.:

[Signature Page to Preferred Share Purchase Agreement]

Annex J-20

Encompass Capital E L Master Fund L.P.:	State/Country of Formation or Domicile:

By:
Name:
Title:

Name in which Shares are to be registered (if different):	Date: ________, 2021

Investor’s EIN:

Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:

Attn:	Attn:

Telephone No.:	Telephone No.:
Facsimile No.:	Facsimile No.:

[Signature Page to Preferred Share Purchase Agreement]

Annex J-21

IN WITNESS WHEREOF, FREYR Battery, Alussa Energy Acquisition Corp. and Norway Sub 1 AS have accepted this Agreement as of the date set forth below.

FREYR Battery
By:
Name:
Title:
Alussa Energy Acquisition Corp.
By:
Name:
Title:
Norway Sub 1 AS
By:
Name:
Title:

Date: January __, 2021

[Signature Page to Preferred Share Purchase Agreement]

Annex J-22

SCHEDULE A-1

ELIGIBILITY REPRESENTATIONS OF Encompass Capital Master Fund LP

A.	QUALIFIED INSTITUTIONAL BUYER STATUS (Please check the applicable subparagraphs):
☐	We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act).
B.	INSTITUTIONAL ACCREDITED INVESTOR STATUS (Please check the applicable subparagraphs):
☐

We are an “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act) or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act, and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Encompass Capital Master Fund LP has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to Encompass Capital Master Fund LP and under which Encompass Capital Master Fund LP accordingly qualifies as an “accredited investor.”

☐

Any bank, registered broker or dealer, insurance company, investment adviser registered pursuant to Section 203 of the Investment Advisers Act of 1940 or state laws, investment adviser relying on exemption from registration under Section 203(l) or (m) of the Investment Advisers Act of 1940, registered investment company, business development company, small business investment company, or rural business investment company;

☐

Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐

Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐

Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, similar business trust, partnership, or limited liability company, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐	Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person; or
☐	Any entity in which all of the equity owners are accredited investors meeting one or more of the above tests.

This page should be completed by Encompass Capital Master Fund LP and constitutes a part of the Agreement.

[Schedule to Preferred Share Purchase Agreement]

Annex J-23

SCHEDULE A-2

ELIGIBILITY REPRESENTATIONS OF BEMAP Master Fund Ltd.

A.	QUALIFIED INSTITUTIONAL BUYER STATUS (Please check the applicable subparagraphs):
☐	We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act).
B.	INSTITUTIONAL ACCREDITED INVESTOR STATUS (Please check the applicable subparagraphs):
☐

We are an “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act) or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act, and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. BEMAP Master Fund Ltd. has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to BEMAP Master Fund Ltd. and under which BEMAP Master Fund Ltd. accordingly qualifies as an “accredited investor.”

☐

Any bank, registered broker or dealer, insurance company, investment adviser registered pursuant to Section 203 of the Investment Advisers Act of 1940 or state laws, investment adviser relying on exemption from registration under Section 203(l) or (m) of the Investment Advisers Act of 1940, registered investment company, business development company, small business investment company, or rural business investment company;

☐

Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐

Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐

Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, similar business trust, partnership, or limited liability company, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐	Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person; or
☐	Any entity in which all of the equity owners are accredited investors meeting one or more of the above tests.

This page should be completed by BEMAP Master Fund Ltd. and constitutes a part of the Agreement.

[Schedule to Preferred Share Purchase Agreement]

Annex J-24

SCHEDULE A-3

ELIGIBILITY REPRESENTATIONS OF Encompass Capital E L Master Fund L.P.

A.	QUALIFIED INSTITUTIONAL BUYER STATUS (Please check the applicable subparagraphs):
☐	We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act).
B.	INSTITUTIONAL ACCREDITED INVESTOR STATUS (Please check the applicable subparagraphs):
☐

We are an “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act) or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act, and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Encompass Capital E L Master Fund L.P. has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to Encompass Capital E L Master Fund L.P. and under which Encompass Capital E L Master Fund L.P. accordingly qualifies as an “accredited investor.”

☐

Any bank, registered broker or dealer, insurance company, investment adviser registered pursuant to Section 203 of the Investment Advisers Act of 1940 or state laws, investment adviser relying on exemption from registration under Section 203(l) or (m) of the Investment Advisers Act of 1940, registered investment company, business development company, small business investment company, or rural business investment company;

☐

Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐

Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐

Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, similar business trust, partnership, or limited liability company, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐	Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person; or
☐	Any entity in which all of the equity owners are accredited investors meeting one or more of the above tests.

This page should be completed by Encompass Capital E L Master Fund L.P. and constitutes a part of the Agreement.

[Schedule to Preferred Share Purchase Agreement]

Annex J-25

SCHEDULE B

Closing Obligations

PART 1

OBLIGATIONS OF ENCOMPASS INVESTORS

1.      The Encompass Investors and any of their Affiliates holding Preferred Shares and Warrants, shall each have delivered a duly signed and dated Contribution Agreement substantially in the form attached to Schedule C.

2.      The Encompass Investors shall contribute the Preferred Shares and Warrants to the Company in accordance with the terms of Schedule C.

3.      Following execution of the Agreement and no later than upon receipt of the Closing Notice, each Encompass Investor and each of their Affiliates (if applicable) contributing Preferred Shares and Warrants to the Company shall, in order to ensure compliance with the requirements of know-your-customer and anti-money laundering and countering terrorist financing obligations under the applicable laws and regulations, provide the Company with copies of such documents (if any) as are required by law..

PART 2

OBLIGATIONS OF THE COMPANY

1.      The Company shall countersign each Contribution Agreement delivered by Encompass Investors or any each of their Affiliates holding Preferred Shares and Warrants.

2.      The Company shall have obtained the report of a statutory auditor (réviseur d’entreprises) required by law.

3.      The Company shall upon satisfaction of the obligations set out in Part 1 (and Part 2) issue the Shares by entering such Shares in the register of shares of the Company in the name of Custodian for DTC/VPS/Transfer Agent (as applicable) and instruct Custodian for DTC/UPC/Trust (as applicable) to credit the Shares to the Encompass Investors or their Affiliates.

[Schedule to Preferred Share Purchase Agreement]

Annex J-26

Schedule C

This CONTRIBUTION AND SUBSCRIPTION AGREEMENT (the “Agreement”) is made on ______________ 2021

BY AND Between:

(1)	[ENCOMPASS INVESTOR/AFFILIATE] (the “Contributor”);

AND

(2)

FREYR Battery, a corporation in the form of a public limited liability company (société anonyme) incorporated under the laws of Luxembourg, with registered office at [•], registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés) under number B[•] (the “Company”);

together, the “Parties”.

RECITALS:

(A).	Reference is made to the preferred share acquisition agreement, dated [•], 2021, between, among others, the Company and the Contributor (the “Preferred Share Acquisition Agreement”).
(B).

The Contributor wishes to contribute to the Company [ ] preferred shares (the “Preferred Shares”) and [•] preferred share-linked warrants (“Preferred Share-Linked Warrants”) held by it in Norway Sub 1 AS, a corporation incorporated under the laws of Norway against the issuance by the Company of [ ] new ordinary shares in the Company (the “New Shares”) [with a [nominal] value of USD [0.01] each] for an aggregate subscription price equal to [•] Preferred Shares and [•] Preferred Share-Linked Warrants (the “Contribution Amount”).

(C).	The Company is willing to accept and receive the Contribution (as defined below) by the Contributor and to issue the New Shares.
(D).	The Parties wish to enter into this Agreement to provide for the Contribution to the Company in accordance with the terms and conditions of the present Agreement.

NOW IT IS HEREBY AGREED AS FOLLOWS:

Section 1. Contribution and transfer to the Company

1.1

The Contributor hereby agrees to contribute and transfer the Preferred Shares and Preferred Share Linked Warrants to the Company (the “Contribution”) with effect as at the Closing Date (as defined below).

1.2	The Company acknowledges and accepts the Contribution.

Section 2. Consideration

2.1

The Preferred Shares and Preferred Share Linked Warrants have been valued by the Company and such valuation is the subject of a valuation report dated [on the date hereof/[ ] 2021], prepared by [EY], a statutory auditor, at a value of USD [ ] per Preferred Share and USD [•] per Preferred Share Linked Warrants.

2.2	The Parties agree that as consideration for the Contribution, the Company shall issue the New Shares to the Contributor.

Section 3. Completion

Completion of the Contribution and the New Shares issue shall take place on the Closing Date (as defined in the Preferred Share Acquisition Agreement).

[Schedule to Preferred Share Purchase Agreement]

Annex J-27

IN WITNESS THEREOF the Parties hereto have executed this Agreement in one or multiple original counterparts, all of which together evidence the same agreement, on the day and year first written above.

For and on behalf of [Encompass Investor/Affiliate], as Contributor	For and on behalf of FREYR Battery, as Company

Name :	Name :
Title :	Title :

[Schedule to Preferred Share Purchase Agreement]

Annex J-28

ANNEX K

FOR THE EXTRAORDINARY GENERAL MEETING OF ALUSSA ENERGY ACQUISITION CORP. (“ALUSSA”) THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Daniel Barcelo and James Musselman (collectively, the “Proxies”), and each of them independently, with full power of substitution, as proxies to vote all of the ordinary shares of Alussa that the undersigned is entitled to vote (the “Shares”) at the extraordinary general meeting of shareholders of Alussa to be held at 10:00 a.m. Eastern time, on , 2021, virtually via live webcast at https://www.cstproxy.com/alussaenergy/2021, and any adjournment or postponement thereof. Such Shares shall be voted as indicated with respect to the resolutions listed below and, unless such authority is withheld on the reverse side hereof, the Proxies’ discretion on such other matters as may properly come before the extraordinary general meeting or any adjournment or postponement thereof. The undersigned acknowledges receipt of the accompanying proxy statement/prospectus and revokes all prior proxies for said meeting. THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF YOU RETURN A SIGNED AND DATED PROXY CARD, BUT NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL RESOLUTIONS. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY. Please refer to the notice of extraordinary general meeting of shareholders and accompanying proxy statement/prospectus for further information on completing the proxy. (Continued and to be marked, dated and signed on reverse side) SEE REVERSE SIDE P R O X Y C A R D Important Notice Regarding the Availability of Proxy Materials for the Extraordinary General Meeting of Alussa Energy Acquisition Corp. to be held at 10:00 a.m. Eastern time, on , 2021, virtually via live webcast at https://www.cstproxy.com/alussaenergy/2021. The notice of extraordinary general meeting of shareholders and accompanying proxy statement/prospectus are available at: https://www.cstproxy.com/alussaenergy/2021

Annex K-1

ALUSSA ENERGY ACQUISITION CORP. — THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL RESOLUTIONS. Please mark vote as indicated in this example Resolution 1 – The Business Combination Resolution RESOLVED THAT, subject to and conditional upon the passing of resolutions 2 and 3 and as an ordinary resolution, that the entry into the Business Combination Agreement, dated as of January 29, 2021, attached to the accompanying proxy statement/prospectus as Annex A (the “Business Combination Agreement”), by and among Alussa Energy Acquisition Corp. (“Company”), Alussa Energy Sponsor LLC (“Sponsor”), FREYR Battery, a corporation in the form of a public limited liability company (société anonyme) incorporated under the laws of Luxembourg, with registered office at 412F, route d’Esch, L-2086 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés) under number B 251199 (“Pubco”), FREYR AS, a company organized under the laws of Norway (“FREYR”), ATS AS (“Shareholder Representative”), Norway Sub 1 AS (“Norway Merger Sub 1”), Norway Sub 2 AS (“Norway Merger Sub 2”), Adama Charlie Sub (“Cayman Merger Sub”) and the shareholders of FREYR named therein (the “Major Shareholders”) and the transactions contemplated thereby (the transactions contemplated by the Business Combination Agreement collectively, the “Business Combination”) be and are approved and adopted in all respects on behalf of the Company and that the directors and officers of the Company, or persons authorized by the directors of the Company, be and are authorized and directed to execute all documents and take all necessary or desirable actions in order to effect such Business Combination. FOR AGAINST ABSTAIN Resolution 2 – The Merger Resolution RESOLVED THAT, subject to and conditional upon the passing of resolutions 1 and 3 and as a special resolution, the plan of merger (substantially in the form attached to the accompanying proxy statement/prospectus, as Annex C) be and is authorized, approved and adopted in all respects on behalf of the Company. FOR AGAINST ABSTAIN Resolution 3 – The Share Issuance Resolution RESOLVED THAT, subject to and conditional upon the passing of resolutions 1 and 2 and as an ordinary resolution, for the purposes of complying with applicable NYSE Listed Company Manual rules, the issuance of more than 20% of Pubco’s issued and outstanding ordinary shares, and 20% or more of the voting power of Pubco’s ordinary shares, in financing transactions in connection with the proposed Business Combination be and is approved in all respects. FOR AGAINST ABSTAIN Resolution 4 – The Incentive Plan Resolution RESOLVED THAT, as an ordinary resolution and conditioned upon the passing of resolutions 1, 2 and 3, the adoption by Pubco of its 2021 equity incentive plan (substantially in the form attached to the accompanying proxy statement/prospectus, as Annex D) be and is authorized, approved and adopted in all respects. FOR AGAINST ABSTAIN Resolution 5 – The Adjournment Resolution RESOLVED THAT, as an ordinary resolution, this meeting stands adjourned sine die to a later date or dates to be determined by the chairman of the meeting for consideration of the business left unfinished at this meeting. FOR AGAINST ABSTAIN Date: , 2021 (Signature) (Signature if held Jointly) (Signature if held Jointly) Signature should agree with name printed hereon. If shares are held in the name of more than one person, EACH joint owner should sign. Corporate representatives, executors, administrators, guardians and attorneys should indicate the capacity in which they sign and include the power of attorney or any other authority under which the proxy is signed. A vote to abstain will not be treated as a vote on the relevant resolution. PLEASE SIGN, DATE AND RETURN THE PROXY IN THE ENVELOPE ENCLOSED TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY. THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE ABOVE SIGNED SHAREHOLDER(S). IF YOU RETURN A SIGNED AND DATED PROXY BUT NO DIRECTION IS MADE, YOUR ORDINARY SHARES WILL BE VOTED “FOR” EACH OF THE RESOLUTIONS SET FORTH ABOVE. (Signature) (Signature if held Jointly) (Signature if held Jointly) Signature should agree with name printed hereon. If shares are held in the name of more than one person, EACH joint owner should sign. Corporate representatives, executors, administrators, guardians and attorneys should indicate the capacity in which they sign and include the power of attorney or any other authority under which the proxy is signed. A vote to abstain will not be treated as a vote on the relevant resolution. PLEASE SIGN, DATE AND RETURN THE PROXY IN THE ENVELOPE ENCLOSED TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY. THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE ABOVE SIGNED SHAREHOLDER(S). IF YOU RETURN A SIGNED AND DATED PROXY BUT NO DIRECTION IS MADE, YOUR ORDINARY SHARES WILL BE VOTED “FOR” EACH OF THE RESOLUTIONS SET FORTH ABOVE.

Annex K-2

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a Cayman Islands company’s memorandum and articles of association may provide for indemnification of its officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against fraud or willful default or the consequences of committing a crime. Pubco’s amended and restated articles of association will provide for indemnification of its officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, or willful default.

Pubco has or will maintain insurance on behalf of its directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statement Schedules

Exhibit No.	Description
1.1(1)***	Underwriting Agreement, dated November 25, 2019, by and between Alussa and BTIG, LLC.
2.1***

Business Combination Agreement, dated as of January 29, 2021, by and among Alussa, Alussa Energy Sponsor LLC, FREYR Battery, FREYR AS, ATS AS, Norway Sub 1 AS, Norway Sub 2 AS, Adama Charlie Sub and the major shareholders of FREYR (included as Annex A to the proxy statement/prospectus).

2.2***	Plan of Merger (included as Annex C to the proxy statement/prospectus).
3.1(1)***	Amended and Restated Memorandum and Articles of Association of Alussa Energy Acquisition Corp.
3.2***	Form of Final Amended Articles of Pubco (included as Annex B to the proxy statement/prospectus).
4.1***	Form of Warrant Agreement between Alussa Energy Acquisition Corp., FREYR Battery and Continental Stock Transfer & Trust Company.
4.2(2)***	Specimen Unit Certificate of Alussa Energy Acquisition Corp.
4.3(3)***	Specimen Class A Ordinary Share Certificate of Alussa Energy Acquisition Corp.
4.4(4)***	Specimen Warrant Certificate of Alussa Energy Acquisition Corp.
5.1***	Opinion of Elvinger Hoss Prussen, société anonyme with respect to the legality of the Pubco Ordinary Shares.
5.2***	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP with respect to the legality of the Pubco Warrants
8.1***	Tax Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
10.1#***	Engagement Agreement, dated March 1, 2019, by and between FREYR AS and EDGE Global LLC.
10.2#***	Amendment to the March 2019 Engagement Agreement, dated July 1, 2020, by and between FREYR AS and EDGE Global LLC.
10.3†***	License and Services Agreement, entered into on December 15, 2020, between 24M Technologies, Inc. and FREYR AS.
10.4†***	First Amendment to License and Services Agreement, entered into on January 18, 2021, by and between 24M Technologies, Inc. and FREYR AS.
10.5***	Letter of Intent between FREYR and Mo Industripark AS, dated 20 November 2020 regarding rental of building and first right of refusal for certain areas.
10.6#***	Employment Agreement entered into on May 18, 2021 between FREYR AS (in its capacity as Norway Sub 2 AS, a subsidiary of FREYR Battery) and Einar Kilde.
10.7#***	Employment Agreement entered into on May 18, 2021 between FREYR AS (in its capacity as Norway Sub 2 AS, a subsidiary of FREYR Battery) and Steffen Føreid.

Exhibit No.	Description
10.8#***	Employment Agreement entered into on May 18, 2021 between FREYR AS (in its capacity as Norway Sub 2 AS, a subsidiary of FREYR Battery) and Tove Nilsen Ljungquist.
10.9#***	Employment Agreement entered into on May 18, 2021 between FREYR AS (in its capacity as Norway Sub 2 AS, a subsidiary of FREYR Battery) and Ryuta Kawaguchi.
10.10#***	Employment Agreement entered into on May 18, 2021 between FREYR AS (in its capacity as Norway Sub 2 AS, a subsidiary of FREYR Battery) and Are Brautaset.
10.11#***	Employment Agreement entered into on May 26, 2021 between FREYR AS (in its capacity as Norway Sub 2 AS, a subsidiary of FREYR Battery) and Jan Arve Haugan.
10.12#***	Employment Agreement entered into on May 18, 2021 between FREYR AS (in its capacity as Norway Sub 2 AS, a subsidiary of FREYR Battery) and Hege Marie Norheim.
10.13#***	Employment Agreement entered into on May 14, 2021 between FREYR Battery and Gery Bonduelle.
10.14#***	Consultancy Agreement entered into on May 14, 2021 between FREYR Battery and Peter Matrai.
10.15#***	Employment Agreement entered into on April 15, 2021 between FREYR AS and Kunwoo Lee.
10.16#***	FREYR AS Incentive Stock Option Plan, dated November 9, 2019.
10.17#***	Option agreement by and between FREYR and EDGE Global LLC, dated May 15, 2019.
10.18#***	Option agreement by and between FREYR and Steffen Føreid, dated July 24, 2020.
10.19#***	Option agreement by and between FREYR and Tove Nilsen Ljungquist, dated September 30, 2020.
10.20#***	Option agreement by and between FREYR and Jan Arve Haugan, dated December 31, 2020.
10.21#***	Form of 2021 Equity Incentive Plan of Pubco (included as Annex D to the proxy statement/prospectus).
10.22***	Investment Agreement by and between FREYR AS and Sumisho Metalex Corporation, dated December 4, 2020.
10.23(5)***	Loan Note, dated as of February 9, 2021, between Alussa Energy Acquisition Corp. and Alussa Energy Sponsor LLC.
10.24(6)***	Promissory Note, dated as of June 14, 2019 issued to Alussa Energy Sponsor LLC.
10.25(1)***	Letter Agreement, dated November 25, 2019, by and among Alussa Energy Acquisition Corp., its officers, directors, Encompass Capital Advisors LLC and Alussa Energy Sponsor LLC.
10.26(1)***	Administrative Services Agreement, dated November 25, 2019, by and between Alussa Energy Acquisition Corp. and Alussa Energy Sponsor LLC.
10.27(1)***	Investment Management Trust Agreement, November 25, 2019, by and between Alussa Energy Acquisition Corp. and Continental Stock Transfer & Trust Company, as trustee.
10.28(1)***	Registration Rights Agreement, dated November 25, 2019, by and among Alussa Energy Acquisition Corp. and certain security holders.
10.29(1)***	Private Placement Warrants Purchase Agreement, dated November 25, 2019, by and between Alussa Energy Acquisition Corp. and Alussa Energy Sponsor LLC.
10.30(1)***	Warrant Agreement, dated November 25, 2019, by and between Alussa Energy Acquisition Corp. and Continental Stock Transfer & Trust Company, as warrant agent.
10.31(7)***	Securities Subscription Agreement, dated June 14, 2019, between Alussa Energy Acquisition Corp. and Alussa Energy Sponsor LLC.
10.32(8)***	Form of Indemnity Agreement.
21.1***	Subsidiaries of the Registrant.
23.1**	Consent of PricewaterhouseCoopers AS (with respect to FREYR AS).
23.2**	Consent of PricewaterhouseCoopers AS (with respect to FREYR Battery).
23.3**	Consent of Marcum LLP.
23.4***	Consent of Elvinger Hoss Prussen, société anonyme (included in Exhibit 5.1).
23.5***	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.2).
24.1***	Power of Attorney (included on the signature page to this Registration Statement on Form S-4).
99.1***	Consent of Torstein Dale Sjøtveit to be named as a director.
99.2***	Consent of Peter Matrai to be named as a director.
99.3***	Consent of Olaug Svarva to be named as a director.
99.4***	Consent of Daniel Barcelo to be named as a director.
99.5***	Consent of German Curá to be named as a director.

Exhibit No.	Description
99.6***	Consent of Monica Tiúba to be named as a director.
99.7***	Consent of Jeremy Bezdek to be named as a director.
99.8***	Consent of Mimi Berdal to be named as a director.
99.9***	Form of Proxy Card for Alussa Energy Acquisition Corp. Extraordinary General Meeting (included as Annex K to the proxy statement/prospectus).

____________

#         Indicates management contract or compensatory plan or arrangement

†        Portions of this exhibit have been omitted in accordance with Item 601 of Regulation S-K.

**      Filed herewith.

***    Previously filed.

(1)      Incorporated by reference to Alussa Energy Acquisition Corp.’s Current Report on Form 8-K filed on November 29, 2019.

(2)      Incorporated by reference to Exhibit 4.1 filed with Amendment No. 2 to the Form S-1 filed by Alussa Energy Acquisition Corp. on November 19, 2019.

(3)      Incorporated by reference to Exhibit 4.2 filed with Amendment No. 2 to the Form S-1 filed by Alussa Energy Acquisition Corp. on November 19, 2019.

(4)      Incorporated by reference to Exhibit 4.3 filed with Amendment No. 2 to the Form S-1 filed by Alussa Energy Acquisition Corp. on November 19, 2019.

(5)      Incorporated by reference to Alussa Energy Acquisition Corp.’s Current Report on Form 8-K filed on February 9, 2021.

(6)      Incorporated by reference to Exhibit 10.1 filed with the Form S-1 filed by Alussa Energy Acquisition Corp. on November 1, 2019.

(7)      Incorporated by reference to Exhibit 10.5 filed with the Form S-1 filed by Alussa Energy Acquisition Corp. on November 1, 2019.

(8)      Incorporated by reference to Exhibit 10.7 filed with Amendment No. 2 to the Form S-1 filed by Alussa Energy Acquisition Corp. on November 19, 2019.

Item 22. Undertakings

The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)     To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(6)    That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)    That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)    To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

(9)    To supply by means of a post-effective amendment all information concerning this transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

(10)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Paris, France, on the 9th day of June, 2021.

FREYR Battery
By:	/s/ Maurice Dijols
Maurice Dijols
Sole Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Maurice Dijols, and each of them singly, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ Maurice Dijols	Sole Director	June 9, 2021
Maurice Dijols	(Principal Executive Officer and Principal Financial Officer and Principal Accounting Officer)

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this registration statement, solely in its capacity as the duly authorized representative of FREYR Battery in the City of Newark, Delaware, on the 9th day of June, 2021.

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Authorized Representative